UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Dear Stockholder:	[●], 2017

We cordially invite you to attend a special meeting of the stockholders of Yahoo! Inc., which we refer to as Yahoo or the Company, which will be held at [●], located at [●], on [●], 2017, at [●] [[a]/[p]].m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to authorize the proposed sale, which we refer to as the sale transaction, of Yahoo’s operating business to Verizon Communications Inc., which we refer to as Verizon, pursuant to the terms of the Stock Purchase Agreement, dated as of July 23, 2016, as amended as of February 20, 2017, between Verizon and Yahoo, which we refer to as the Stock Purchase Agreement. Specifically, under the Stock Purchase Agreement, we have agreed to sell to Verizon all of the outstanding shares of Yahoo Holdings, Inc., a wholly-owned subsidiary of Yahoo, which we refer to as Yahoo Holdings, and prior to the sale of Yahoo Holdings to cause Yahoo Holdings to sell to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to Yahoo’s operating business, following the transfer to Yahoo Holdings of all of the assets and liabilities relating to our operating business, other than specified excluded assets and retained liabilities, as set forth in the Reorganization Agreement, dated as of July 23, 2016, as amended as of February 20, 2017, between Yahoo and Yahoo Holdings, which, together with the Stock Purchase Agreement, we refer to as the sale transaction agreements. The purchase price that Verizon will pay or cause to be paid in the sale transaction is $4,475,800,000 in cash, subject to certain adjustments.

Upon completion of the sale transaction, our remaining assets will consist solely of the excluded assets, which include cash and marketable debt securities, our shares in Alibaba Group Holding Limited, our shares in Yahoo Japan Corporation, certain other minority equity investments, and Excalibur IP, LLC (a subsidiary of ours that owns a portfolio of non-core patent assets), and our remaining liabilities will consist solely of the retained liabilities, which include our 0.00% Convertible Senior Notes due 2018, securityholder litigation, 50 percent of certain post-closing cash liabilities related to certain data security incidents and other data breaches incurred by the Company, and certain director and officer indemnification obligations. Following the closing, the Company will continue to be a Delaware corporation publicly traded on the NASDAQ Global Select Market, but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because our assets will then consist primarily of our equity investments, short-term debt investments, and cash, upon the closing we will be required to register as an investment company under the Investment Company Act of 1940. Importantly, the completion of the proposed sale transaction will not affect your shares of Yahoo common stock, which will continue to represent shares of common stock of the Company after it has registered as an investment company.

Based upon, among other considerations, a recommendation by an independent committee of our Board of Directors called the Strategic Review Committee, our Board of Directors has (i) determined that the sale transaction agreements and the sale transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the sale transaction agreements and the sale transaction, and (iii) directed that the sale transaction be submitted for consideration by the stockholders at the special meeting. Our Board of Directors recommends that stockholders vote “FOR” the sale transaction.

Following the completion of the sale transaction, the Company will amend the indemnification and exculpation provisions of its certificate of incorporation in order to comply with the Investment Company Act of 1940. Approval of the proposal to authorize the sale transaction will also constitute stockholder approval of this amendment.

The enclosed proxy statement additionally requests stockholder approval of (i) on a non-binding, advisory basis, executive compensation described in the enclosed proxy statement that may be paid or become payable as a result of the proposed sale transaction and (ii) the grant of authority to our Board of Directors to postpone or adjourn the special meeting for up to 10 business days to solicit additional proxies for the purpose of obtaining stockholder approval of the sale transaction, if our Board of Directors determines in good faith that such postponement or adjournment is necessary or advisable to obtain stockholder approval of the sale transaction or to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which our Board of Directors has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the special meeting. Our Board of Directors recommends that stockholders vote “FOR” these additional proposals.

We encourage you to read the enclosed proxy statement and the annexes and exhibits to the proxy statement, including Annex 1, which contains information about the Company after it registers as an investment company, carefully in their entirety.

Your vote is important, regardless of the number of shares you own. We cannot complete the sale transaction unless it is approved by the holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, you are urged to submit your proxy as soon as possible electronically over the Internet, by telephone, or, if you received a printed copy of the proxy materials, by marking, signing, and dating the enclosed proxy card and returning it in the envelope provided today. No postage need be affixed if the proxy card is mailed in the United States. Submitting a proxy will not limit your right to attend the special meeting.

Thank you for your continued support.

Very truly yours,

Marissa A. Mayer

Chief Executive Officer and President

Eric K. Brandt

Chairman of the Board of Directors

The attached proxy statement is dated [●], 2017 and is first being mailed on or about [●], 2017 to Yahoo stockholders of record as of the close of business on [●], 2017.

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

www.yahoo.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2017

TIME: [●] [[a]/[p]].m. (local time) on [●], [●], 2017

PLACE: [●]

ITEMS OF BUSINESS:

•	To consider and vote on a proposal (the “Sale Proposal”) to (a) authorize the sale to Verizon Communications Inc. (“Verizon”), pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of July 23, 2016, as amended as of February 20, 2017 (the “Stock Purchase Agreement”), between Yahoo! Inc. (“Yahoo,” “the Company,” “we,” or “us”) and Verizon, of all of the outstanding shares of Yahoo Holdings, Inc. (“Yahoo Holdings”), a Delaware corporation and a wholly-owned subsidiary of Yahoo, and prior to the sale of Yahoo Holdings, the sale (the “Foreign Sale Transaction”) by Yahoo Holdings to a foreign subsidiary of Verizon of all of the equity interests in a foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to Yahoo’s operating business (the “Business”), following the transfer to Yahoo Holdings of all of the assets and liabilities relating to the Business, other than specified excluded assets and retained liabilities, as set forth in the Reorganization Agreement, dated as of July 23, 2016, as amended as of February 20, 2017 (the “Reorganization Agreement” and, together with the Stock Purchase Agreement, the “Sale Transaction Agreements”), between Yahoo and Yahoo Holdings (the transfers pursuant to the Reorganization Agreement, together with the sale of all of the outstanding shares of Yahoo Holdings to Verizon and the Foreign Sale Transaction, the “Sale Transaction”) and (b) adopt an amendment to the Company’s certificate of incorporation following completion of the Sale Transaction to provide that the exculpation and indemnification provisions of Articles XI and XII of the certificate of incorporation are subject to the limitations of the Investment Company Act of 1940 with respect to actions taken while the Company is registered as an investment company under the Investment Company Act of 1940;

•	To consider and vote on a non-binding, advisory proposal (the “Compensation Proposal”) to approve the compensation that may be paid or become payable to Yahoo’s named executive officers in connection with the completion of the Sale Transaction, as described in the accompanying proxy statement; and

•	To consider and vote on a proposal (the “Adjournment Proposal”) to authorize the Board of Directors of Yahoo (the “Board”) to postpone or adjourn the special meeting (i) for up to 10 business days to solicit additional proxies for the purpose of obtaining stockholder approval of the Sale Proposal, if the Board determines in good faith such postponement or adjournment is necessary or advisable to obtain stockholder approval, or (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Board has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the special meeting.

The proxy statement accompanying this notice, including its annexes and exhibits, contains additional information with respect to the business to be transacted at the special meeting of Yahoo stockholders, which we refer to as the special meeting. We urge you to read the proxy statement, including the documents incorporated by reference, and its annexes and exhibits carefully and in their entirety.

BOARD RECOMMENDATION:

Based upon, among other considerations, a recommendation by a special committee of the Board called the Strategic Review Committee, comprised entirely of independent directors, the Board has (i) determined that the Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the Sale Transaction Agreements and the Sale Transaction and (iii) directed that the Sale Transaction be submitted for consideration by the stockholders at the special meeting.

The Board recommends that Yahoo stockholders vote “FOR” each of the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal.

WHO MAY VOTE:

Stockholders of record as of the close of business on [●], 2017, which we refer to as the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, [●] shares of Yahoo common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the Sale Transaction without the approval of the Sale Proposal. Approval of the Sale Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Yahoo common stock entitled to vote thereon. Approval of the Adjournment Proposal and the Compensation Proposal each requires the affirmative vote of the holders of a majority of the outstanding shares of Yahoo common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. However, the stockholder vote regarding the Compensation Proposal is an advisory vote, and therefore is not binding on us, the Board, our compensation committee, or Verizon. Since the compensation and benefits that may be paid or provided in connection with the Sale Transaction are based on the terms of the Sale Transaction Agreements or contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if our stockholders do not approve, by non-binding, advisory vote, the Compensation Proposal.

Whether or not you plan to attend the special meeting, please submit your voting instructions by calling the toll-free telephone number or by using the Internet as described on the enclosed proxy card (or, if you received the proxy statement by electronic mail, as described in that email). If you received this proxy statement by physical mail, you may also vote by completing, signing, and dating the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If your shares are held in street name through a broker, bank, or other nominee, please follow the instructions furnished by your broker, bank, or other nominee.

By Order of the Board of Directors,

Arthur Chong

General Counsel and Secretary

Sunnyvale, California

[●], 2017

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than that date (or, in the case of incorporated documents, their respective dates). Our mailing of this proxy statement to Yahoo stockholders will not create any implication to the contrary.

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SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. To understand the sale transaction described below more fully and for a complete description of the legal terms of the sale transaction, you should read this entire proxy statement, the annexes and exhibits to this proxy statement, and the documents incorporated by reference into this proxy statement, carefully before voting. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find Additional Information.” We have included page references in this summary to direct you to a more complete description of the topics presented in this summary.

Information About the Parties to the Sale Transaction (See page 36)

Yahoo! Inc. (See page 38)

Yahoo! Inc. (“Yahoo,” the “Company,” “we,” or “us”) is a guide to digital information discovery, focused on informing, connecting, and entertaining our users through our search, communications, and digital content products. By creating highly personalized experiences, Yahoo helps users discover the information that matters most to them around the world—on mobile or desktop.

Yahoo creates value for advertisers with a streamlined, simple advertising technology that leverages Yahoo’s data, content, and technology to connect advertisers with their target audiences. Advertisers can build their businesses through advertising to targeted audiences on our online properties and services and a distribution network of third-party entities who integrate our advertising offerings into their websites or other offerings. Our revenue is generated principally from search and display advertising.

We are proud of our rich history that has evolved with the Internet, beginning in 1994 when our founders, Jerry Yang and David Filo, then graduate students at Stanford University, created Jerry and Dave’s Guide to the World Wide Web, a simple directory of websites to help people navigate the Internet. Yahoo was incorporated in 1995 and is a Delaware corporation. We completed our initial public offering on April 12, 1996, and our stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “YHOO.” Yahoo is a global company headquartered in Sunnyvale, California.

Additional information about Yahoo and its subsidiaries is included in documents incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Yahoo Holdings, Inc. (See page 38)

Yahoo Holdings, Inc. (“Yahoo Holdings”) was formed by Yahoo in connection with the sale transaction described below. Prior to completion of such sale transaction, Yahoo will transfer to Yahoo Holdings all of the assets and liabilities of Yahoo’s operating business (the “Business”) (other than specified excluded assets and retained liabilities described more fully in the section of this proxy statement entitled “—The Sale Transaction—The Sale Transaction Overview”).

Verizon Communications Inc. (See page 38)

Verizon Communications Inc. (“Verizon”), headquartered in New York City, New York, has a diverse workforce of 160,900 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network, with 114.2 million retail connections nationwide. Verizon also provides communications and entertainment services over mobile broadband and the nation’s premier all-fiber network, and delivers integrated business solutions to customers worldwide.

The Sale Transaction (See page 65)

The Sale Transaction Overview

Yahoo and Verizon have entered into the Stock Purchase Agreement, dated as of July 23, 2016 (the “Original Stock Purchase Agreement”), as amended by the Amendment to Stock Purchase Agreement, dated as of February 20, 2017 (the “Stock Purchase Agreement Amendment” and, together with the Original Stock Purchase Agreement, the “Stock Purchase Agreement”), pursuant to which Yahoo has agreed to sell, and Verizon has agreed to purchase, all of the outstanding shares of Yahoo Holdings and, prior to the sale of Yahoo Holdings, to cause Yahoo Holdings to sell (the “Foreign Sale Transaction”) to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings (“Foreign SaleCo”) that will hold certain foreign subsidiaries relating to the Business. Immediately prior to the completion of the transactions contemplated by the Stock Purchase Agreement, Yahoo Holdings will own the Business (other than specified excluded assets and retained liabilities as described more fully in the following paragraph). The purchase price that Verizon will pay or cause to be paid in connection with the Sale Transaction (as defined in the following paragraph) is $4,475,800,000 in cash, subject to adjustments as provided for in the Stock Purchase Agreement (the “Cash Consideration”).

In connection with the execution of the Stock Purchase Agreement, Yahoo and Yahoo Holdings have entered into the Reorganization Agreement, dated as of July 23, 2016 (the “Original Reorganization Agreement”), as amended by the Amendment to Reorganization Agreement, dated as of February 20, 2017 (the “Reorganization Agreement Amendment” and, together with the Original Reorganization Agreement, the “Reorganization Agreement”), pursuant to which Yahoo will transfer to Yahoo Holdings prior to the completion of the transactions contemplated by the Stock Purchase Agreement all of the assets and liabilities of the Business, other than specified excluded assets, which include Yahoo’s cash and marketable debt securities as of the closing, Yahoo’s shares in Alibaba Group Holding Limited (“Alibaba”) (held directly and indirectly), Yahoo’s shares in Yahoo Japan Corporation (“Yahoo Japan”), certain other minority equity investments, and all of the equity of Excalibur IP, LLC (“Excalibur”), which owns a portfolio of patent assets that are not core to Yahoo’s operating business (the “Excalibur IP Assets”), and specified retained liabilities, which include any outstanding 0.00% Convertible Senior Notes due 2018 issued by Yahoo (the “Convertible Notes”), securityholder litigation, 50 percent of certain post-closing cash liabilities related to the Data Breaches (as defined in the paragraph immediately below), and certain director and officer indemnification obligations. We refer to such transfer, together with the sale of all of the outstanding shares of Yahoo Holdings to Verizon and the Foreign Sale Transaction, as the “Sale Transaction.”

As used in this proxy statement, “Data Breaches” means (a) the Security Incidents (as defined in the section of this proxy statement entitled “Proposal 1—Background—Sale Transaction Agreement Amendments”) and certain other matters related to Yahoo’s data security disclosed by Yahoo to Verizon prior to February 20, 2017, in each case including any related matters that may arise from Yahoo’s ongoing investigations thereof and any use or transfer of data obtained as a result of any of the foregoing matters (the matters described in this clause (a), the “User Security Matters”) and (b) any other security breaches sustained by or perpetrated against Yahoo (whether known or unknown) through February 20, 2017 that, in the case of this clause (b), involve any actor that sponsored or perpetrated any User Security Matter.

On February 20, 2017, concurrently with the execution of the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, Yahoo, Yahoo Holdings and Verizon entered into a Settlement and Release Agreement (the “Settlement and Release Agreement”), pursuant to which, among other things, Verizon released certain claims, subject to certain exceptions, that it (and its affiliates and representatives) may have against Yahoo (or its affiliates and representatives) related to the Data Breaches.

Throughout this proxy statement, we refer to the Original Stock Purchase Agreement and the Original Reorganization Agreement, together, as the “Original Sale Transaction Agreements,” we refer to the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, together, as the “Sale Transaction Agreement Amendments,” and we refer to the Stock Purchase Agreement and the Reorganization Agreement, together, as the “Sale Transaction Agreements.”

Copies of the Original Stock Purchase Agreement and the Stock Purchase Agreement Amendment are attached as Exhibits A-1 and A-2, respectively, to this proxy statement. Copies of the Original Reorganization Agreement and the Reorganization Agreement Amendment are attached as Exhibits B-1 and B-2, respectively, to this proxy statement. A copy of the Settlement and Release Agreement is attached as Exhibit C to this proxy statement. Yahoo encourages you to read such documents in their entirety because they are the principal documents governing the Sale Transaction. For more information on the Sale Transaction Agreements, see the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements.”

Upon completion of the Sale Transaction, Verizon will also receive, pursuant to an Amended and Restated Patent License Agreement between Yahoo and Excalibur, which will be assigned by Yahoo to Yahoo Holdings in connection with the transactions contemplated by the Reorganization Agreement (the “Excalibur License Agreement”), dated the date of the Original Sale Transaction Agreements, for its benefit and that of its current and certain of its future affiliates, a non-exclusive, worldwide, perpetual, royalty-free license to the Excalibur IP Assets, which are not being transferred to Yahoo Holdings with the Business.

The Company After the Completion of the Sale Transaction

Upon completion of the Sale Transaction, the Company’s remaining assets will consist solely of the assets excluded from the Sale Transaction, which include its cash and marketable debt securities, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets), and the Company’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, which include the Convertible Notes, securityholder litigation, 50 percent of certain cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations.

Following the completion of the Sale Transaction, the Company will continue to be a Delaware corporation publicly traded on Nasdaq, but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because the Company’s assets will then consist primarily of our equity investments, short-term debt investments, and cash, the Company will be required to register as an investment company under the Investment Company Act of 1940 (the “1940 Act”). An investment company is a company that is engaged primarily in the business of investing, reinvesting, or trading in securities. Investment companies are regulated by and subject to certain restrictions and requirements under the 1940 Act to which the Company is not currently subject. These restrictions and requirements relate to, among other things, transactions involving affiliates, the composition of the Company’s board of directors, the Company’s capital structure, compliance policies and procedures, valuation of assets, and the maintenance of investment policies. The principal business of the Company after the Sale Transaction will be to hold investments in Alibaba and Yahoo Japan stock, although the Company will also own certain minority investments, marketable debt securities, and all of the equity interests in Excalibur, a wholly-owned subsidiary of the Company that owns the Excalibur IP Assets. The Company currently intends to seek to sell its minority investments over time, to liquidate marketable debt securities not needed for cash management purposes and, after completion of the Sale Transaction, to sell or license some or all of the Excalibur IP Assets. Please refer to the section of Annex 1 of this proxy statement entitled “Investment Objective and Policies” for a more detailed description of the Company’s business after completion of the Sale Transaction. Throughout this proxy statement, we refer to the Company after its registration as an investment company as the “Fund.”

Following the completion of the Sale Transaction, the Company will amend the indemnification and exculpation provisions of its certificate of incorporation (the “Existing Charter”) in order to comply with the 1940 Act. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—Amendment to Yahoo’s Amended and Restated Certificate of Incorporation.”

The completion of the Sale Transaction will not affect your shares of Yahoo common stock, which will continue to represent shares of common stock of the Fund, which will change its name to “Altaba Inc.” after it has registered as an investment company. Yahoo stockholders will not receive any shares of Verizon common stock and will not retain any continuing interest in the Business following completion of the Sale Transaction, other than in connection with the substitution of cash-settled Verizon restricted stock unit awards (each, a “Verizon RSU award”) for unvested Yahoo restricted stock unit awards (each, a “Yahoo RSU award”) held by employees of Yahoo Holdings immediately prior to the closing of the Sale Transaction (the “RSU Substitution”). See the section of this proxy statement entitled “—The Stock Purchase Agreement—Treatment of Certain Yahoo Equity.”

Although Yahoo has no current intention of selling, prior to the closing of the Sale Transaction, any of the assets that are not included in the Sale Transaction, Yahoo reserves the right to sell any such assets prior to the closing of the Sale Transaction. There is no assurance that the Fund’s assets held immediately after the completion of the Sale Transaction (the “Initial Assets”) will consist of all of the assets described above. For additional information about the Fund’s Initial Assets, please refer to the section of Annex 1 to this proxy statement entitled “— Pro Forma Schedule of Investments.” There is also no assurance as to the value of the consideration Yahoo might receive in the event of any such disposition. Additionally, Yahoo and its Board of Directors (the “Board”) reserve the right to distribute any of its cash to investors prior to the closing of the Sale Transaction through repurchases of its common stock or outstanding debt securities or distributions.

The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to other Retained Liabilities (as defined in the section of this proxy statement entitled “The Sale Transaction Agreements—The Reorganization Agreement—Retained Liabilities”), and whether the income from the Fund’s investments is sufficient to cover its expenses.

We have included disclosures relating to the Fund in Annex 1 to this proxy statement, entitled “Description of the Fund Following the Sale Transaction.” Annex 1 includes a description of the Fund, including its manner of operation and anticipated operating expenses, regulation, risks, pro forma financials, and other relevant information. You should read Annex 1 carefully as it contains important information about your interest in the Fund following the completion of the Sale Transaction.

The structure of the Company currently and immediately after the Sale Transaction is illustrated below:

Current Structure*

*	This chart is as of the date of this proxy statement.
**	The Business will be transferred to Yahoo Holdings prior to the closing of the transactions contemplated by the Reorganization Agreement.
***	Approximately 24 percent of Yahoo’s shares in Alibaba are held directly by Yahoo and approximately 76 percent are held indirectly through Altaba Holdings Hong Kong Limited (“Altaba HK”).

Structure Immediately Following the Sale Transaction

*	Approximately 24 percent of the Fund’s shares in Alibaba will be held directly by the Fund and approximately 76 percent will be held indirectly through Altaba HK.

Reasons for the Sale Transaction and Recommendation of the Board (See pages 60 and 64)

A special committee of the Board consisting entirely of independent directors, named the Strategic Review Committee, recommended to the Board that the Board approve the Sale Transaction Agreements and the Sale Transaction.

After careful consideration, the Board, based upon, among other considerations, the recommendation of the Strategic Review Committee, (i) determined that the Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the Sale Transaction Agreements and the Sale Transaction, (iii) recommended, subject to the terms of the Stock Purchase Agreement, that the stockholders of Yahoo adopt a resolution authorizing the Sale Transaction, and (iv) directed that the Sale Transaction be submitted for consideration by the stockholders of Yahoo at the special meeting of Yahoo stockholders, which we refer to as the special meeting. For factors considered by the Board in reaching its decision to approve the Sale Transaction Agreements and the Sale Transaction, see the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Reasons for the Sale Transaction.”

The Board recommends that you vote “FOR” the proposal to authorize the Sale Transaction and adopt the Charter Amendment (the “Sale Proposal”).

Opinions of the Financial Advisors (See page 89)

At a special meeting of the Board held on February 20, 2017, each of Goldman, Sachs & Co. (“Goldman Sachs”), J.P. Morgan Securities LLC (“J.P. Morgan”), and PJT Partners LP (“PJT Partners”), the financial advisors to the Strategic Review Committee, rendered their respective opinions to the Strategic Review Committee and the Board, as of the date of such opinions and based upon and subject to the factors set forth therein, as to the fairness, from a financial point of view, to Yahoo of the Cash Consideration, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, as set forth below:

Goldman Sachs

At the February 20, 2017 Board meeting, Goldman Sachs rendered its oral opinion to the Strategic Review Committee and the Board, subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of Goldman Sachs, dated February 20, 2017, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit E to this proxy statement and is incorporated herein by reference. The summary of the opinion of Goldman Sachs set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Strategic Review Committee and the Board in connection with their consideration of the Sale Transaction. The issuance of Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs. The Goldman Sachs opinion does not constitute a recommendation to any Yahoo stockholder as to how such stockholder should vote with respect to the Sale Transaction or any other matter.

J.P. Morgan

At the February 20, 2017 Board meeting, J.P. Morgan rendered its oral opinion to the Strategic Review Committee and the Board, subsequently confirmed by delivery of a written opinion dated February 20, 2017, that, as of such date, and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of J.P. Morgan, dated February 20, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit F to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Strategic Review Committee and the Board (in their capacities as such) in connection with and for the purposes of their evaluation of the Sale Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The J.P. Morgan opinion does not constitute a recommendation to any Yahoo stockholder as to how such stockholder should vote with respect to the Sale Transaction or any other matter.

PJT Partners

At the February 20, 2017 Board meeting, PJT Partners rendered its oral opinion to the Strategic Review Committee and the Board, subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in PJT Partners’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of PJT Partners, dated February 20, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit G to this proxy statement and is incorporated herein by reference. The summary of the opinion of PJT Partners set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. PJT Partners provided its opinion to the Strategic Review Committee and the Board (in their capacities as such) in connection with and for purposes of their evaluation of the Sale Transaction only and PJT Partners’ opinion is not a recommendation as to any action the Strategic Review Committee or the Board should take with respect to the Sale Transaction or any aspect thereof. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. The opinion does not constitute a recommendation to any Yahoo stockholder as to how any such stockholder should vote or act with respect to the Sale Transaction or any other matter.

The Stock Purchase Agreement

Purchase Price (See page 68)

Pursuant to the Stock Purchase Agreement, Verizon will pay or cause to be paid to Yahoo, in exchange for all of the outstanding shares of Yahoo Holdings and the shares of Foreign SaleCo transferred in the Foreign Sale Transaction, the Cash Consideration, which is an aggregate cash purchase price equal to $4,475,800,000 (the “Base Purchase Price”), subject to adjustments as provided for in the Stock Purchase Agreement. The Base Purchase Price will be subject to an adjustment for the net working capital of Yahoo Holdings and the other subsidiaries of Yahoo (subject to exceptions) as of the opening of business on the date of the closing. Additionally, the Base Purchase Price will be subject to adjustments for the cash and debt of Yahoo Holdings and its subsidiaries (subject to exceptions) as of the opening of business on the date of the closing, certain transaction expenses, and certain changes in the aggregate value of outstanding unvested Yahoo RSU awards between the execution of the Original Stock Purchase Agreement and the closing.

Treatment of Certain Yahoo Equity (See page 72)

Restricted Stock Unit Awards. Pursuant to the RSU Substitution, each Yahoo RSU award that is held by an employee of Yahoo Holdings (or a subsidiary thereof) immediately prior to the closing, who will automatically become an employee of Verizon (or a subsidiary thereof) immediately following the closing, and that is outstanding and unvested immediately prior to the closing will be replaced with a cash-settled Verizon RSU award, with the number of shares of Verizon common stock subject to the Verizon RSU award adjusted to reflect the relative value of Yahoo and Verizon shares; however, Verizon may determine to settle Verizon RSU awards held by non-U.S. employees in shares of Verizon common stock in limited circumstances. The Verizon RSU awards will generally be subject to the same vesting and other terms and conditions as the corresponding Yahoo RSU awards.

Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately following the closing will not be replaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. The Fund will retain all liabilities and obligations with respect to Yahoo RSU awards held by non-employee directors and individuals who are employees of the Fund as of immediately following the closing.

Stock Options. Each Yahoo stock option outstanding immediately prior to the closing will, if not already vested, become fully vested and exercisable, effective as of the closing, and all Yahoo stock options will remain outstanding in accordance with their terms.

The Fund will retain all liabilities and obligations with respect to all Yahoo stock options.

Conditions to Completion of the Sale Transaction (See page 69)

Conditions to Each Party’s Obligations. Yahoo and Verizon’s obligations to complete the Sale Transaction are subject to the satisfaction of certain conditions, including, among other things:

•	adoption of a resolution approving the Sale Proposal by the holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting (the “Stockholder Approval”);

•	approvals, expirations, or terminations of waiting periods (including any extensions) required under the antitrust laws of certain jurisdictions, including the United States and the European Union, without the imposition of a Burdensome Condition (as defined in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Efforts”), unless Verizon expressly agreed in writing to such Burdensome Condition in connection with obtaining such approval, expiration, or termination (each of which approval, expiration, or termination has been obtained or has occurred (see the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Regulatory Matters”));

•	the absence of any order restraining, enjoining, or otherwise prohibiting the completion of the Sale Transaction;

•	the closing of the transactions contemplated by the Reorganization Agreement; and

•	the Excalibur License Agreement remaining in full force and effect.

Conditions to Yahoo’s Obligations. Yahoo’s obligations to effect the Sale Transaction are subject to the satisfaction or waiver of additional conditions, including, among other things:

•	the accuracy of Verizon’s representations and warranties; and

•	Verizon’s compliance in all material respects with its covenants and agreements.

Conditions to Verizon’s Obligations. Verizon’s obligations to effect the Sale Transaction are subject to the satisfaction or waiver of additional conditions, including, among other things, other than as waived in respect of the User Security Matters pursuant to the Stock Purchase Agreement:

•	the accuracy of Yahoo’s representations and warranties; and

•	Yahoo’s compliance in all material respects with its covenants and agreements.

Yahoo cannot be certain when, or if, the conditions to the Sale Transaction will be satisfied or waived, or that the Sale Transaction will be completed.

No Solicitation; Superior Proposal; Termination Fee (See page 72)

From the execution of the Original Stock Purchase Agreement until the earlier of the closing or the termination of the Stock Purchase Agreement, Yahoo will not (and will cause its subsidiaries and their respective directors, officers, and employees not to, and use Yahoo’s reasonable best efforts to cause its and their respective other representatives not to), initiate, solicit, discuss, or negotiate any third party proposals to acquire the Business (including through the acquisition of Yahoo), but may respond to unsolicited proposals under certain circumstances. However, subject to certain other restrictions applicable to Yahoo and the Business prior to the closing (including those described under the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Conduct of Business by Yahoo and the Business Subsidiaries Prior to the Closing”), Yahoo is not restricted from soliciting or taking any action or engaging in any other activity with respect to, and will not be obligated to pay the Termination Fee (as defined in the following paragraph) to Verizon for, any third party proposal (i) to acquire 25 percent or less of Yahoo’s stock or consolidated assets (excluding in both the numerator and denominator for purposes of calculating such percentage of consolidated assets any Excluded Assets (as defined in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Reorganization Agreement—Excluded Assets”)), (ii) to acquire more than 25 percent of Yahoo’s stock if the proposal would not reasonably be expected to conflict with, delay, impede, or prohibit the completion of the Sale Transaction and is conditioned on the proposed purchaser voting all of Yahoo’s stock owned by it in favor of the Sale Transaction, or (iii) solely with respect to Excluded Assets if the proposal would not reasonably be expected to conflict with, delay, impede, or prohibit the completion of the Sale Transaction.

In some instances, including, among others, if Yahoo terminates the Stock Purchase Agreement in order to accept a Superior Proposal (as defined in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—No Solicitation; Superior Proposal; Termination Fee—Superior Proposal; Adverse Recommendation Changes”) or Verizon terminates the Stock Purchase Agreement because the Board changes or withdraws its recommendation of the Sale Transaction (including in response to a Superior Proposal), Yahoo is obligated to pay a $134,274,000 termination fee to Verizon (the “Termination Fee”).

In addition, if Verizon terminates the Stock Purchase Agreement due to a breach by Yahoo of the Stock Purchase Agreement that would cause a failure of the conditions to the closing to be satisfied (and such breach is not timely cured), Yahoo is required to reimburse Verizon’s expenses in an amount up to $15,000,000 (which is creditable toward the Termination Fee).

Termination of the Stock Purchase Agreement (See page 75)

The Stock Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written agreement of Yahoo and Verizon;

•	by either Yahoo or Verizon, if

•	the closing has not occurred before July 24, 2017 (the “Outside Date”);

•	any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting or making illegal the completion of the Sale Transaction, and such order or other action has become final and non-appealable; or

•	the Stockholder Approval is not obtained;

•	by Yahoo, if

•	Verizon has breached its representations, warranties, or covenants to a degree that would result in the failure of a condition to the closing, and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after Yahoo’s notice of such breach; or

•	prior to receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal (so long as Yahoo pays the Termination Fee to Verizon simultaneously with or prior to such termination); or

•	by Verizon, if

•	Yahoo has breached its representations, warranties, or covenants (other than as waived in respect of the User Security Matters pursuant to the Stock Purchase Agreement Amendment) to a degree that would result in the failure of a condition to the closing, and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after Verizon’s notice of such breach; or

•	prior to receipt of the Stockholder Approval, the Board has made an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—No Solicitation; Superior Proposal; Termination Fee—Superior Proposal; Adverse Recommendation Changes”).

Representations and Warranties; Certain Covenants and Agreements (See page 76)

Each of Yahoo and Verizon has made customary representations, warranties, and covenants in the Stock Purchase Agreement. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement.”

The Reorganization Agreement

In connection with the execution of the Stock Purchase Agreement, Yahoo and Yahoo Holdings have entered into the Reorganization Agreement, pursuant to which Yahoo will, prior to the completion of the Sale Transaction, transfer all of the assets and liabilities of its Business, other than the excluded assets and retained liabilities described below, to Yahoo Holdings.

Transferred Assets (See page 84)

Yahoo will transfer all of the assets of the Business, other than those assets specifically excluded from the Sale Transaction, to Yahoo Holdings.

Excluded Assets (See page 85)

Assets that will be retained by the Fund and will not be transferred to Yahoo Holdings include, among others, Yahoo’s cash and marketable debt securities as of the closing (other than cash and cash equivalents held in escrow or similar arrangements in connection with certain historic acquisitions by Yahoo), Yahoo’s shares in Alibaba (held directly and indirectly), Yahoo’s shares in Yahoo Japan, certain other minority equity investments, and all of the equity of Excalibur. Additionally, Yahoo has the right to specify certain other assets as “excluded assets” prior to the closing that may be required for the Fund’s operations after the completion of the Sale Transaction.

Assumed Liabilities (See page 85)

Yahoo Holdings will assume all of the liabilities of the Business, other than specified liabilities to be retained by the Fund.

Retained Liabilities (See page 85)

Liabilities that will be retained by the Fund and will not be transferred to Yahoo Holdings include, among others, liabilities related to those assets excluded from the Sale Transaction, including the Convertible Notes and the indenture governing the Convertible Notes, liabilities relating to securityholder litigation, certain director and officer indemnification obligations, certain employee and employment plan liabilities, litigation or liabilities relating to Yahoo’s SEC or Nasdaq reporting, accounting, or compliance obligations as a public company, and 50 percent of certain post-closing cash liabilities related to the Data Breaches.

Termination (See page 87)

The Reorganization Agreement automatically terminates upon termination of the Stock Purchase Agreement and may be terminated at any time prior to the closing of the transactions contemplated by the Reorganization Agreement by mutual written agreement of Yahoo, Yahoo Holdings, and Verizon.

Settlement and Release Agreement (See page 88)

On February 20, 2017, concurrently with the execution of the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, Yahoo, Yahoo Holdings and Verizon entered into the Settlement and Release Agreement, pursuant to which, among other things, Verizon released certain claims, subject to certain exceptions, it (and its affiliates and representatives) may have against Yahoo (or its affiliates and representatives) related to the Data Breaches.

The Excalibur License Agreement (See page 88)

Concurrently with the execution of the Original Sale Transaction Agreements, Yahoo and Excalibur entered into the Excalibur License Agreement in order to provide that Excalibur’s grant to Yahoo of a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up license under the Excalibur IP Assets will extend, effective upon the closing of the Sale Transaction, to Verizon and its current and certain of its future affiliates. The Excalibur License Agreement will be assigned by Yahoo to Yahoo Holdings upon the closing of the transactions contemplated by the Reorganization Agreement.

Amendment to Yahoo’s Amended and Restated Certificate of Incorporation (See Page 88)

Following the completion of the Sale Transaction, in order to comply with the 1940 Act, the Company will amend the Existing Charter to provide that the exculpation and indemnification provisions of Articles XI and XII of the Existing Charter are subject to the limitations of the 1940 Act with respect to actions taken while the Company is registered as an investment company under the 1940 Act (the “Charter Amendment”). The proposed certificate of incorporation of the Fund, after giving effect to the Charter Amendment and the change of name of the Company to “Altaba Inc.”, is attached as Exhibit D to this proxy statement.

Regulatory Matters (See page 110)

The Sale Transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), which provides that certain transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and until certain waiting period requirements have been satisfied. Each of Verizon and Yahoo filed a Pre-merger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the Sale Transaction on August 12, 2016. The waiting period expired at 11:59 p.m., Eastern Time, on September 12, 2016.

Yahoo and Verizon derive revenues in other jurisdictions where acquisition control filings or clearances are or may be required or advisable. In addition to the expiration of the applicable waiting period under the HSR Act, the Sale Transaction is conditioned upon antitrust approval from certain jurisdictions, including the European Union. These antitrust approvals were obtained in December 2016.

U.S. Federal Income Tax Consequences of the Sale Transaction (See page 116)

The Sale Transaction will generally be taxable to Yahoo for U.S. federal income tax purposes but not to its stockholders. For a summary of certain U.S. federal income tax considerations for stockholders of the Fund following the Sale Transaction, see the section in Annex 1 to this proxy statement entitled “U.S. Federal Income Tax Considerations.”

Interests of Our Directors and Executive Officers in the Sale Transaction (See page 110)

In considering the recommendation of the Board with respect to the proposal to authorize the Sale Transaction, Yahoo stockholders should be aware that certain directors and executive officers of Yahoo have interests in the Sale Transaction that may be different from or in addition to the interests of Yahoo stockholders generally.

These interests include, among others, the fact that, upon the closing of the Sale Transaction, Yahoo RSU awards held as of immediately prior to the closing by employees of Yahoo Holdings (or a subsidiary thereof), who will automatically become employees of Verizon (or a subsidiary thereof) immediately following the closing, generally will be replaced with cash-settled Verizon RSU awards, with the number of shares subject to the Verizon RSU award adjusted to reflect the relative values of Yahoo and Verizon shares. Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately following the closing will not be replaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. Yahoo stock options outstanding immediately prior to the closing will, if not already vested, become fully vested and all Yahoo stock options will remain outstanding in accordance with their terms.

In addition, executive officers may become entitled to severance payments and benefits in the event their employment with Verizon terminates for certain qualifying reasons following the closing.

On March 10, 2017, Thomas J. McInerney, the Chairman of the Strategic Review Committee, entered into an agreement with the Company, effective upon the closing of the Sale Transaction, pursuant to which Mr. McInerney will become the Chief Executive Officer of the Fund upon the closing of the Sale Transaction and, in such capacity, will receive compensation from the Fund. See the section of Annex 1 of this proxy statement entitled “Management of the Fund—Compensation of Officers and Directors.”

The Sale Transaction Agreements were negotiated under the direction of the Strategic Review Committee, which consisted entirely of independent directors, and which was aware of such interests in recommending that the Board approve the Sale Transaction Agreements and the Sale Transaction. The Board was also aware of these interests and considered them, among other matters, in approving the Sale Transaction Agreements and the Sale Transaction and recommending that the Sale Proposal be approved by Yahoo stockholders.

For a more detailed description of these interests, see the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Interests of Our Directors and Executive Officers in the Sale Transaction.”

No Appraisal Rights (See page 117)

Neither Delaware law nor the Existing Charter provides Yahoo stockholders with appraisal or dissenters’ rights in connection with the Sale Transaction.

The Special Meeting of Stockholders

Date, Time, Place, and Purpose (See page 27)

The special meeting will be held at [●], located at [●], on [●], 2017 at [●] [a.]/[p.]m., local time for the following purposes:

1.	to consider and vote on the Sale Proposal;

2.	to consider and vote on a non-binding, advisory proposal (the “Compensation Proposal”) to approve the compensation that may be paid or become payable to Yahoo’s named executive officers in connection with the completion of the Sale Transaction; and

3.	to consider and vote on a proposal (the “Adjournment Proposal”) to authorize the Board to postpone or adjourn the special meeting (i) for up to 10 business days to solicit additional proxies for the purpose of obtaining stockholder approval of the Sale Proposal, if the Board determines in good faith such postponement or adjournment is necessary or advisable to obtain stockholder approval or (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Board has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the special meeting.

Record Date and Quorum (See pages 28 and 29)

The record date for determining the stockholders entitled to receive notice of and to vote at the special meeting is the close of business on [●], 2017. Beneficial owners as of that date are welcome to attend the special meeting and may vote their shares at the meeting if they obtain, and bring with them to the meeting, a valid legal proxy from the broker, bank, or other nominee that holds their shares to vote the shares at the meeting.

Business may be conducted at the special meeting only if a quorum is present or represented at the meeting, which means that holders of a majority of the outstanding shares of Yahoo common stock entitled to vote on the subject matters of the special meeting must be present in person or represented by proxy at the special meeting. Abstentions will be counted in determining whether a quorum is present.

Required Vote (See pages 118, 122, and 123)

Proposal No. 1: The Sale Proposal

Pursuant to the terms of the Stock Purchase Agreement, Yahoo is required to obtain approval of the Sale Transaction by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting, and such stockholder approval is a condition to the completion of the Sale Transaction. In addition, Yahoo entered into a settlement agreement with Starboard Value LP (the “Starboard Settlement Agreement”), dated April 26, 2016, pursuant to which Yahoo is required to submit the Sale Proposal to Yahoo stockholders for approval. Additionally, pursuant to Delaware law, Yahoo is required to obtain approval of the Charter Amendment by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting.

Proposal No. 2: The Compensation Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter is required to approve the Compensation Proposal. The stockholder vote regarding the Compensation Proposal is an advisory vote, and therefore is not binding on us, the Board, our compensation committee, or Verizon. Since the compensation and benefits that may be paid or provided in connection with the Sale Transaction are based on the terms of the Sale Transaction Agreements or contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if our stockholders do not approve, by non-binding, advisory vote, the Compensation Proposal.

Proposal No. 3: The Adjournment Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter is required to approve the Adjournment Proposal.

Board Recommendations (See pages 64, 122, and 123)

The Board recommends that you vote “FOR” each of the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE SALE TRANSACTION

The following are some questions that you, as a stockholder of Yahoo, may have regarding the Sale Transaction and the other matters being considered at the special meeting as well as answers to those questions. Yahoo urges you to read carefully the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Sale Transaction and the other matters being considered at the special meeting. Additional important information is also contained in the annexes and exhibits to, and the documents incorporated by reference into, this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection the special meeting, which will take place on [●], 2017. As a stockholder of Yahoo as of the close of business on [●], 2017, you are invited to attend the special meeting and you are entitled to, and requested to, vote your shares on the proposals described in this proxy statement.

Q:	What proposals will be voted on at the special meeting?

A:	Stockholders will vote on the following three proposals at the special meeting:

•	the Sale Proposal;

•	the Compensation Proposal; and

•	the Adjournment Proposal.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at [●], located at [●], on [●], 2017, at [●] [[a]/[p]].m., local time.

Q:	What vote is required to approve each of the proposals?

A:	Pursuant to the terms of the Stock Purchase Agreement, Yahoo is required to obtain approval of the Sale Transaction by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting, and such stockholder approval is a condition to the completion of the Sale Transaction. In addition, pursuant to the terms of the Starboard Settlement Agreement, Yahoo is required to submit the Sale Proposal to Yahoo stockholders for approval. Additionally, pursuant to Delaware law, Yahoo is required to obtain approval of the Charter Amendment by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting.

Approval of the Compensation Proposal and approval of the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the Company’s stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Note, however, that the vote on the Compensation Proposal will be advisory only and will not be binding. Since the compensation and benefits that may be paid or provided in connection with the Sale Transaction are based on the terms of the Sale Transaction Agreements or contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect our obligation to make these payments.

Q:	Why do I need to vote?

A:

Your vote is needed to ensure that a quorum is present and sufficient votes are obtained at the special meeting so that the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal can be acted upon. We cannot complete the Sale Transaction or the Charter Amendment unless the Sale Proposal is approved by the holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon. Your immediate response on the enclosed proxy card (or your submission of voting instructions by telephone or Internet) will help prevent the need for any further solicitations for a stockholder vote. Your vote is very important to us regardless of the number of shares you own.

As discussed in “—What effect do abstentions and failures to vote have on the proposals?” below, failure to instruct your broker or nominee to vote will have the same effect as votes “AGAINST” the Sale Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:	How does the Board recommend I vote on these proposals?

A:	After careful consideration, the Board approved the Sale Transaction Agreements and the Sale Transaction and determined that Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders. The Board recommends that you vote your shares “FOR” each of the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal.

Q:	What is the deadline for voting my shares if I do not attend the special meeting?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern Time on [●], 2017 in order for your shares to be voted at the special meeting. If you are a stockholder of record, you also have the option of completing, signing, dating, and returning the enclosed proxy card so that it is received by the Company before the polls close at the special meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the broker, bank, or other nominee that holds your shares.

Q:	How many shares must be present or represented to conduct business at the special meeting?

A:	Business may be conducted at the special meeting only if a quorum is present or represented at the special meeting, which means that holders of a majority of the outstanding shares of Yahoo common stock entitled to vote on the subject matters of the special meeting must be present in person or represented by proxy at the special meeting. Abstentions are counted to determine whether a quorum is present. See the section of this proxy statement entitled “—What effect do abstentions and failures to vote have on the proposals?” below for more information.

Q:	What effect do abstentions and failures to vote have on the proposals?

A:	Abstentions. Abstentions are counted to determine whether a quorum is present. Abstentions have the same effect as votes “AGAINST” the Sale Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Failures to Vote. If you are a stockholder of record and you fail to vote, it will have the same effect as voting “AGAINST” the Sale Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

If you hold your shares in “street name,” it is critical that you cast your vote by instructing your bank, broker, or other nominee on how to vote if you want your vote to be counted at the special meeting. Brokers are not permitted to exercise discretionary authority regarding any of the proposals to be voted on at the special meeting. If you are a beneficial owner of Yahoo stock and you fail to instruct your broker, bank, or other nominee how to vote, it will have the same effect as votes “AGAINST” the Sale Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Yahoo does not expect any broker non-votes at the special meeting. A broker non-vote occurs on an item when (i) a broker, bank, or other nominee has discretionary authority to vote on at least one routine proposal at a meeting, but under stock exchange rules is not permitted to vote on other non-routine proposals without instructions from the beneficial owner of the shares and (ii) that beneficial owner fails to provide such instructions. Because none of the proposals to be voted on at our special meeting are routine matters, Yahoo does not expect any broker non-votes at this special meeting.

Q:	How will my shares be voted if I submit a proxy card without providing specific voting instructions?

A:	If you submit a signed proxy card without giving specific voting instructions on one or more matters listed in the notice for the special meeting, your shares will be voted as recommended by the Board on such matters. If you hold shares in “street name” and you submit a signed voting instruction form to your broker, bank, or other nominee without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares generally will be voted as recommended by our Board on such matters.

Q:	What is the difference between a “stockholder of record” and a “beneficial owner”?

A:	Whether you are a “stockholder of record” or a “beneficial owner” with respect to your shares of Yahoo common stock depends on how you hold your shares:

•	Stockholders of record. If you hold shares directly in your name with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and a complete set of these proxy materials has been sent directly to you by Yahoo.

•	Beneficial owners. Most stockholders of Yahoo hold their shares through a broker, bank, or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares and a complete set of these proxy materials will be forwarded to you by your broker, bank, or other nominee.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if (1) you were a stockholder of record or a beneficial owner as of the close of business on the record date, [●], 2017; (2) you are a duly authorized representative of an institutional holder as described below; or (3) you hold a valid legal proxy to vote shares of the Company’s common stock at the special meeting.

All attendees will be asked to present a government-issued photo identification, such as a driver’s license or passport, and must meet the following requirements for admission:

•	Stockholders of record. If you are a stockholder of record, the name on your photo ID will be verified against the [●], 2017 list of stockholders of record prior to your being admitted to the special meeting.

•	Beneficial owners. If you are a beneficial owner, you will need to provide proof of your beneficial ownership of Yahoo stock on the record date, such as a brokerage account statement showing that you owned Yahoo stock on [●], 2017, a copy of the proxy card provided by your broker, bank, or other nominee, or other similar evidence that you owned Yahoo stock on the record date. The name on your photo ID and your proof of ownership must match. Please note, if you are a beneficial owner of shares and you wish to vote your shares in person at the annual meeting, you must also obtain a legal proxy from the broker, bank, or other nominee that holds your shares, giving you the right to vote your shares at the meeting.

•

Authorized representatives. Corporations and other stockholders that are not natural persons (“institutions”) may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of limited liability companies and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a stockholder of record, representatives of institutions must also provide proof of the institution’s beneficial ownership of Yahoo stock on the record date as described above. We encourage our institutional stockholders to register their representatives in advance by sending a written request, along with the documentation described above, to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale CA 94089, or by fax to (408) 349-3400. Please allow sufficient time for Yahoo to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s photo ID must match the authorized name.

•	Legal proxy holders. If you hold a valid legal proxy to vote shares of the Company’s common stock at the special meeting, you must bring it with you, and the name on your photo ID and legal proxy must match.

If you do not provide a government-issued photo ID and comply with the other procedures outlined above, you will not be admitted to the special meeting. Note that cameras, sound or video recording equipment, smartphones or other similar equipment, electronic devices, large bags, briefcases, or packages may not be allowed (or their use may be restricted) in the special meeting room.

Q:	How can I vote my shares without attending the special meeting?

A:	You may direct how your shares are voted without attending the special meeting in one of the following ways:

•	Internet. You can vote your shares via the Internet by following the instructions on the website identified on your proxy card (or, if you received this proxy statement by electronic mail, as described in that email). You will need the control number provided on your proxy card (or email) to access the voting website.

•	Telephone. You can vote your shares by telephone if you call the phone voting number appearing on your proxy card. You will need the control number provided on your proxy card to vote by telephone.

•	Mail. If you received this proxy statement by physical mail, you can vote your shares by completing, signing, dating, and returning in the enclosed envelope the proxy card you received.

Q:	Are proxy materials for the special meeting available online?

A:	Yes. This proxy statement is available online at our investor relations website, investor.yahoo.net.

Q:	Who will bear the cost of soliciting votes for the special meeting?

A:	The solicitation of proxies will be conducted by mail, and Yahoo will bear the costs. Yahoo has retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies and provide related services, for a fee estimated to be approximately $25,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. These costs will include the expense of preparing and mailing proxy solicitation materials for the special meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the special meeting to beneficial owners of Yahoo common stock. Proxies may also be solicited by some of our directors, officers, and employees, personally or by telephone, facsimile, or other means of communication. We also may incur other expenses in connection with the solicitation of proxies for the special meeting.

Q:	Who is the inspector of election?

A:	The Board has appointed a representative of Computershare Trust Company, N.A. to act as the inspector of election at the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results are expected to be announced at the special meeting. In addition, within four business days following certification of the final voting results, Yahoo intends to file the final voting results of the special meeting with the SEC on Form 8-K.

THE SALE PROPOSAL

Q:	What are the material terms of the Sale Transaction?

A:	Pursuant to the terms of the Sale Transaction Agreements, Verizon will acquire the Business. Specifically, under the Stock Purchase Agreement, we have agreed to sell to Verizon all of the shares of Yahoo Holdings and to effect the Foreign Sale Transaction, following the transfer to Yahoo Holdings of all of the assets and liabilities relating to the Business, other than specified excluded assets and retained liabilities, as set forth in the Reorganization Agreement. The Cash Consideration that Verizon will pay or cause to be paid in connection the Sale Transaction is $4,475,800,000, subject to certain adjustments. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction.”

Q:	What are the effects of the Sale Transaction?

A:	If the Sale Proposal is authorized by the holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon, and the other conditions to the completion of the Sale Transaction as set forth in the Sale Transaction Agreements are satisfied or waived, we will sell all of the outstanding shares of Yahoo Holdings to Verizon and effect the Foreign Sale Transaction, following the transfer of the Business to Yahoo Holdings, other than specified excluded assets and retained liabilities.

Following the completion of the Sale Transaction, Yahoo will effect the Charter Amendment and will change its name to “Altaba Inc.” and be a publicly traded, non-diversified, closed-end management investment company registered under the 1940 Act. After the closing, the Fund will trade on Nasdaq under the ticker symbol “AABA.” Importantly, however, the completion of the Sale Transaction will not affect your shares of Yahoo common stock, which will continue to represent shares of common stock of the Fund after it has registered as an investment company. Yahoo stockholders will not receive any shares of Verizon common stock and will not retain any continuing interest in the Business following completion of the Sale Transaction, other than in connection with the RSU Substitution. Following completion of the Sale Transaction, the Fund’s remaining assets will consist solely of the assets excluded from the Sale Transaction, including its cash and marketable debt securities, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets), and the Fund’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, including the Convertible Notes, securityholder litigation, 50 percent of certain cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations. Following the completion of the Sale Transaction, the Business will be owned and operated by Verizon, and the Fund will have no interest in, and will receive no income from, the Business.

Q:	What is an investment company?

A:

An “investment company” is a company with a principal business of investing in securities. Following the Sale Transaction, the Fund’s principal business will be owning shares in Alibaba (held directly and indirectly), shares in Yahoo Japan, and ownership of certain other investments. The Fund may seek to monetize its shares in Alibaba, Yahoo Japan, and its other investments, although there can be no assurance it will do so. The Fund has no current intention of selling its shares in Alibaba or Yahoo Japan in response to changes in the market price of those shares, but reserves the right to do so in the future at any time and without prior notice to its stockholders. The Fund will consider the tax consequences of any sale of its investments. See Annex 1 to this proxy statement, entitled “Description of the Fund Following the Sale Transaction,” for additional information about the Fund’s business after the Sale Transaction.

Q:	What are the effects of registering under the 1940 Act?

A:	Following the completion of the Sale Transaction, the Company will become a publicly traded, non-diversified, closed-end management investment company and register under the 1940 Act. As an investment company registered under the 1940 Act, the Fund will be subject to substantial regulation with respect to its capital structure, management, operations, transactions, and portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters. The 1940 Act will limit the Fund’s ability to use leverage, enter into transactions with affiliated persons (as defined under the 1940 Act), make certain types of investments, and use equity compensation plans to attract officers and employees to manage the Fund and directors to oversee the Fund. The Fund will continue to have a board of directors that will oversee its officers and employees responsible for the Fund’s day to day operations. The Board will be subject to the independence requirements of the 1940 Act. As a non-diversified investment company, the Fund’s portfolio of assets will not be subject to any diversification requirements under the 1940 Act. The Fund expects that its portfolio of assets will be highly concentrated in Alibaba shares and Yahoo Japan shares immediately after the Sale Transaction. Additionally, the 1940 Act contains various stockholder voting rights. For example, the 1940 Act provides that a registered investment company may not change the nature of its business so as to cease to be an investment company, change from a closed-end fund to an open-end fund, or deviate from fundamental investment policies unless approved by “a majority of its outstanding voting securities,” which is defined in the 1940 Act as the lesser of a majority of the outstanding voting securities or 67 percent or more of the securities voting if holders of a majority of the outstanding voting securities are present in person or represented by proxy. Stockholders will also be entitled to certain voting rights such as electing directors, approving any investment advisory contracts, and terminating the retention of the Fund’s independent public accountant. Moreover, the Fund will be required to send stockholder reports to stockholders semi-annually and to publicly file with the SEC reports of its portfolio holdings after both the first and third fiscal quarters each year. The Fund will no longer be required to file the periodic reports required of operating companies under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as quarterly reports on Form 10-Q, annual reports on Form 10-K, or current reports on Form 8-K. As a closed-end management investment company, the Fund’s shares of common stock will continue to trade on Nasdaq and will not be redeemable by stockholders. As a registered investment company, the Fund will calculate the net asset value of its portfolio on a quarterly basis. The Fund’s per share stock price following the Sale Transaction may trade at a discount (i.e., lower) or premium (i.e., higher) to the Fund’s net asset value per share. Shares of closed-end management investment companies frequently trade at a discount from net asset value, which is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities. The 1940 Act will also substantially limit the ability of the Fund to issue and sell its common stock at a price below net asset value per share. For risks relating to the Fund following the Sale Transaction, see the section in Annex 1 to this proxy statement entitled “Risk Factors.”

Though the Company will become an investment company following the completion of the Sale Transaction, the Fund will differ from most investment companies. The Fund will be internally managed by its officers and employees, instead of managed by an external investment adviser, except that Yahoo currently anticipates that the Fund will hire one or more external investment advisers to manage the Fund’s cash, cash equivalents and marketable debt securities (the “Marketable Debt Securities Portfolio”), which would have had an aggregate value of approximately $12 billion immediately after the Sale Transaction if the Sale Transaction had closed on December 31, 2016. The Fund will seek to track the combined investment return of the Alibaba Shares and the Yahoo Japan Shares it owns after the Sale Transaction is completed. The Fund currently does not intend to sell its Alibaba Shares or Yahoo Japan Shares in response to changes in the market price of those shares, though it reserves the right to do so. The Fund may, however, sell all or a portion of such shares to return capital to its stockholders or to seek to reduce any discount or increase any premium from net asset value at which the Fund’s common stock may trade if the Board believes the benefit to stockholders would outweigh the cost, including any taxes payable by the Fund, of doing so. The Fund also may sell such shares to satisfy its obligations to creditors or to pay expenses. The Board currently believes that it is more likely that capital may be returned from a sale of Yahoo Japan Shares than Alibaba Shares, though no assurance can be given in this regard or that any such shares will be sold to return capital. The Fund does not currently anticipate making new investments other than the purchase of short-term investment grade debt securities for ordinary course cash management purposes or to protect or enhance the value of an Initial Asset. Unlike most registered investment companies, the Fund will not qualify for pass-through tax status under Subchapter M of the Code and thus will be taxed as a regular C corporation. As a result, the net asset value of the Fund’s common stock will be impacted by the deferred tax liability applicable to any of its assets. (See the section in Annex 1 to this proxy statement entitled “U.S. Federal Income Tax Considerations.”)

Q:	Why is the Charter Amendment proposed as a part of the Sale Proposal?

A:	The Charter Amendment is proposed so that the Company’s certificate of incorporation will, following the Company’s registration as an investment company under the 1940 Act, comply with Section 17(h) of the 1940 Act, which provides that the organizational documents of an investment company shall not contain any provision that protects a director or officer against any liability to the investment company or its stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties as director or officer.

Q:	What amendments to the Existing Charter are contemplated pursuant to the Charter Amendment?

A:	Following the completion of the Sale Transaction, in order to comply with the 1940 Act, the Company will amend the Existing Charter to provide that the exculpation and indemnification provisions of Articles XI and XII of the Existing Charter are subject to the limitations of the 1940 Act with respect to actions taken while the Company is registered as an investment company under the 1940 Act.

Q:	How will the Charter Amendment be approved?

A:	The Charter Amendment will be approved automatically if Yahoo obtains approval of the Sale Proposal by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting.

Q:	Will Yahoo cease to exist if the Sale Transaction is completed?

A:	No. Following the completion of the Sale Transaction, the Company will continue to exist (although it will no longer own or operate the Business or own the rights to the Yahoo name), will change its name to “Altaba Inc.” and will be a publicly traded, non-diversified, closed-end management investment company registered under the 1940 Act, and its shares will trade on Nasdaq under the ticker symbol “AABA.” Following the completion of the Sale Transaction, the Business will be owned and operated by Verizon, and the Fund will have no interest in, and receive no income from, the Business.

Q:	What will happen to my shares in Yahoo if the Sale Transaction is completed?

A:

Nothing. The completion of the Sale Transaction will not affect your shares of Yahoo common stock, which will continue to represent shares of common stock of the Fund, which will change its name to “Altaba Inc.”

after it has registered as an investment company. You will continue to hold those shares you held immediately prior to the Sale Transaction. They will trade on Nasdaq under the ticker symbol “AABA.” Yahoo stockholders will not receive any shares of Verizon common stock and will not retain any continuing interest in the Business following completion of the Sale Transaction, other than in connection with the RSU Substitution.

Q:	What will happen to my Yahoo equity awards in connection with the Sale Transaction?

A:	Pursuant to the RSU Substitution, if you are an employee of Yahoo Holdings (or a subsidiary thereof) as of immediately prior to the closing, such that you will automatically become an employee of Verizon (or a subsidiary thereof) immediately following the closing, and you hold any Yahoo RSU awards that are outstanding and unvested immediately prior to the closing, you generally will receive in substitution for such award a cash-settled Verizon RSU award, with the number of shares subject to the Verizon RSU award equal to the number of shares of Yahoo common stock subject to the corresponding Yahoo RSU award immediately prior to the closing multiplied by the ratio of the average trading price of Yahoo common stock during the three-day period preceding the day before the closing date over the average trading price of Verizon common stock during the three-day period immediately following the closing date. Verizon may determine, however, that some non-U.S. employees’ replacement Verizon RSU awards will be stock-settled (rather than cash-settled) in limited circumstances. Yahoo RSU awards subject to performance-based vesting will similarly be replaced with cash-settled performance-based Verizon RSU awards, with both the annual target number of shares and the annual maximum number of shares adjusted according to the above ratio; however, shares allocated to the performance year in which the closing occurs will be replaced based on target performance only (and the replacement Verizon RSU awards for that year will not be performance-based) and shares allocated to future performance years will be subject to such performance-based vesting criteria as may be established by Verizon. Your Verizon RSU award will otherwise be subject to the same vesting and other terms and conditions as your corresponding Yahoo RSU award. Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately after the closing will not be relaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. If you hold a Yahoo stock option that is outstanding immediately prior to the closing, it will, if not already vested, become fully vested and exercisable, effective as of the closing, and will remain outstanding in accordance with its terms. The Fund, following the closing, will retain all liabilities and obligations with respect to all Yahoo stock options and all Yahoo RSU awards held by non-employee directors and individuals who are employees of the Fund immediately following the closing.

Q:	Will any of the proceeds from the Sale Transaction be distributed to me as a stockholder?

A:	All of the proceeds from the Sale Transaction will be paid to the Company. The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to other Retained Liabilities (as defined in the section of this proxy statement entitled “The Sale Transaction Agreements—The Reorganization Agreement—Retained Liabilities), and whether the income from the Fund’s investments is sufficient to cover its expenses.

Q:	When will the Sale Transaction be completed?

A:	We are working toward completing the Sale Transaction as quickly as possible and currently expect the completion of the Sale Transaction to occur in the second quarter of 2017. However, the exact timing of the completion of the Sale Transaction cannot be predicted because the Sale Transaction is subject to conditions, including approval of the Sale Proposal by our stockholders.

Q:	What happens if the Sale Proposal is not approved by Yahoo stockholders?

A:	Pursuant to the terms of the Stock Purchase Agreement, if we fail to obtain a stockholder vote in favor of the Sale Proposal or any other conditions to the closing of the Sale Transaction as set forth in the Stock Purchase Agreement are not satisfied or waived, the Sale Transaction will not occur, and, under certain circumstances, we may be required to pay the Termination Fee ($134,274,000) or up to $15,000,000 in expense reimbursements to Verizon (which is creditable toward the Termination Fee), depending on the circumstances surrounding the termination. In such event, the Board would have to evaluate the alternatives available to Yahoo, including a possible reverse spin-off by Yahoo of its operating business. Additionally, if the Sale Proposal is not approved, the Charter Amendment will not be effected.

Q:	Are there any risks to the Sale Transaction?

A:	Yes. Please read carefully the section of this proxy statement entitled “Risk Factors.”

Q:	Do any of Yahoo’s directors or executive officers have interests in the Sale Transaction that may differ from those of Yahoo stockholders generally?

A:	In considering the recommendation of the Board with respect to the Sale Proposal, you should be aware that certain of our directors and executive officers may have interests in the Sale Transaction that are different from or in addition to your interests as a stockholder. The Sale Transaction Agreements were negotiated under the direction of the Strategic Review Committee, which consisted entirely of independent directors and which was aware of such interests in recommending that the Board approve the Sale Transaction Agreements and the Sale Transaction. The Board was also aware of these interests and considered them, among other matters, in approving the Sale Transaction Agreements and the Sale Transaction and recommending that the Sale Proposal be approved by Yahoo stockholders. For a description of the interests of our directors and executive officers in the Sale Transaction, see the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Interests of Our Directors and Executive Officers in the Sale Transaction.”

Q:	Will I be subject to any taxes as a result of the Sale Transaction?

A:	No. The Sale Transaction will generally be taxable to Yahoo for U.S. federal income tax purposes but not to its stockholders.

Q:	Will I be entitled to appraisal rights if I oppose the Sale Transaction?

A:	No. You will not be entitled to appraisal or dissenters’ rights in connection with the Sale Transaction.

Q:	What are the U.S. federal income tax consequences of the Sale Transaction to Yahoo stockholders?

A:	The Sale Transaction will generally be taxable to Yahoo for U.S. federal income tax purposes but not to its stockholders. For a summary of certain U.S. federal income tax considerations for stockholders of the Fund following the Sale Transaction, see the section in Annex 1 to this proxy statement entitled “U.S. Federal Income Tax Considerations.”

OTHER QUESTIONS

Q:	What happens if the Compensation Proposal is not approved?

A:	The final vote on the Compensation Proposal will not be binding on us, the Board, our compensation committee, or Verizon and is advisory in nature. Since the compensation and benefits that may be paid or provided in connection with the Sale Transaction are based on the terms of the Sale Transaction Agreements or contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect our or Verizon’s obligation to make these payments, and these payments may still be made even if our stockholders do not approve, by non-binding, advisory vote, the Compensation Proposal.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	If your shares are registered differently or are held in more than one account, you will receive a set of proxy materials for each account. To ensure that all of your shares are voted, please submit your proxy for each account for which you have received a set of proxy materials.

Q:	Who can help with my other questions?

A:	If you have any questions about the Sale Transaction, the Sale Transaction Agreements, or the proposals set forth in this proxy statement, need assistance in submitting your proxy or voting your shares of Yahoo common stock, or need additional copies of this proxy statement or your proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York, 10022

Stockholders May Call Toll-free: (877) 456-3402

Banks & Brokers May Call Collect: (212) 750-5833

Email: info@innisfreema.com (material requests only)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements concerning the Sale Transaction, Yahoo’s expected financial performance, Yahoo’s strategic and operational plans, and the Fund. These statements can, in some cases, be identified by the use of terms such as “may,” “will,” “should,” “could,” “would,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” or “continue,” the negative of such terms, or other comparable terminology. Risks and uncertainties may cause actual results to differ materially from the results predicted and reported results should not be considered as an indication of future performance. There is no assurance that the Sale Transaction will be completed in a timely manner or at all. In addition, the anticipated benefits of the Sale Transaction may not be realized. Potential risks and uncertainties related to the Sale Transaction include, among others:

•	the inability to complete the Sale Transaction in a timely manner or at all, due to the inability to obtain or delays in obtaining the approval of our stockholders, the necessary regulatory approvals, or satisfaction of other conditions to the closing of the Sale Transaction;

•	the existence or occurrence of any event, change, or other circumstance that could give rise to the termination of the Stock Purchase Agreement, which, in addition to other adverse consequences, could result in Yahoo incurring substantial fees, including, in certain circumstances, the payment of the Termination Fee;

•	potential adverse effects on our relationships with existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners;

•	the implementation of the Sale Transaction will require significant time, attention, and resources of our senior management and others within the Company, potentially diverting their attention from the conduct of our business;

•	risks related to Yahoo’s ability to retain or recruit key talent;

•	costs, fees, expenses, and charges related to or triggered by the Sale Transaction;

•	the net proceeds that Yahoo will receive from Verizon is subject to uncertainties as a result of the purchase price adjustments in the Stock Purchase Agreement;

•	restrictions on the conduct of our business, including the ability to make certain acquisitions and divestitures, enter into certain contracts, and incur certain indebtedness and expenditures until the earlier of the completion of the Sale Transaction or the termination of the Stock Purchase Agreement;

•	potential adverse effects on our business, properties, or operations caused by us implementing the Sale Transaction or forgoing opportunities that Yahoo might otherwise pursue absent the pending Sale Transaction; and

•	the initiation or outcome of any legal or regulatory proceedings that have been or may be instituted against us and our directors and/or officers relating to the Sale Transaction as well as certain liabilities arising out of governmental or third party investigations, litigation or claims related to certain data security incidents for which the Company will retain liability following the closing.

All of these risks and uncertainties could potentially have an adverse impact on our business and financial performance, and could cause our stock price to decline.

Forward-looking statements concerning the Fund may include information such as the Fund’s plans, strategies, and goals and the Fund’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information and the fact that, following the closing of the Sale Transaction, the Company will be required to register and be regulated as an investment company under the 1940 Act, which will result in, among other things, the Company having to comply with the regulations thereunder, certain stockholders potentially being prohibited from holding or acquiring shares of the Company, and the Company likely being removed from the Standard and Poor’s 500 Index and other indices which could have an adverse impact the Company’s share price following the Sale Transaction.

More information about other potential factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov.

THE SPECIAL MEETING

General

This section contains information about the special meeting of stockholders of Yahoo! Inc. (“Yahoo,” the “Company,” “we,” or “us”) that has been called to consider and vote on the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal (each as defined in “—Purpose” below), which we refer to as the special meeting. This proxy statement is being furnished to Yahoo stockholders in connection with the solicitation of proxies by the Board of Directors of Yahoo for use at the special meeting and for any postponements or adjournments of the special meeting. This proxy statement provides Yahoo stockholders with information about the special meeting and should be read carefully in its entirety.

Time, Place, and Date

The special meeting will be held at [●], located at [●], on [●], 2017, at [●] [[a]/[p]].m., local time.

Purpose

At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals:

1.	To consider and vote on a proposal (the “Sale Proposal”) to (a) authorize the sale to Verizon Communications Inc. (“Verizon”), pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of July 23, 2016 (the “Original Stock Purchase Agreement”), as amended by the Amendment to Stock Purchase Agreement, dated as of February 20, 2017 (the “Stock Purchase Agreement Amendment” and, together with the Original Stock Purchase Agreement, the “Stock Purchase Agreement”), between Yahoo and Verizon, of all of the outstanding shares of Yahoo Holdings, Inc. (“Yahoo Holdings”), a Delaware corporation and a wholly-owned subsidiary of Yahoo, and prior to the sale of Yahoo Holdings, the sale by Yahoo Holdings (the “Foreign Sale Transaction”) to a foreign subsidiary of Verizon of all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings (“Foreign SaleCo”) that will hold certain foreign subsidiaries relating to Yahoo’s operating business (the “Business”), following the transfer to Yahoo Holdings of all of the assets and liabilities relating to the Business, other than specified excluded assets and retained liabilities, as set forth in the Reorganization Agreement dated as of July 23, 2016 (the “Original Reorganization Agreement”), as amended by the Amendment to Reorganization Agreement, dated as of February 20, 2017 (the “Reorganization Agreement Amendment” and, together with the Original Reorganization Agreement, the “Reorganization Agreement”), between Yahoo and Yahoo Holdings (the transfers pursuant to the Reorganization Agreement, together with the sale of all of the outstanding shares of Yahoo Holdings to Verizon and the Foreign Sale Transaction, the “Sale Transaction”) and (b) adopt an amendment to the Company’s certificate of incorporation (the “Existing Charter”) following completion of the Sale Transaction to provide that the exculpation and indemnification provisions of Articles XI and XII of the Existing Charter are subject to the limitations of the Investment Company Act of 1940 (the “1940 Act”) with respect to actions taken while the Company is registered as an investment company under the 1940 Act (the “Charter Amendment”);

2.	To consider and vote on a non-binding, advisory proposal (the “Compensation Proposal”) to approve the compensation that may be paid or become payable to Yahoo’s named executive officers in connection with the completion of the Sale Transaction, as described in this proxy statement; and

3.

To consider and vote on a proposal (the “Adjournment Proposal”) to authorize the Board to postpone or adjourn the special meeting (i) for up to 10 business days to solicit additional proxies for the purpose of obtaining stockholder approval of the Sale Proposal, if the Board determines in good faith such postponement or adjournment is necessary or advisable to obtain stockholder approval, or (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Board has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the special meeting.

Throughout this proxy statement, we refer to the Original Stock Purchase Agreement and the Original Reorganization Agreement, together, as the “Original Sale Transaction Agreements,” we refer to the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, together, as the “Sale Transaction Agreement Amendments,” and we refer to the Stock Purchase Agreement and the Reorganization Agreement, together, as the “Sale Transaction Agreements.”

Quorum

Business may be conducted at the special meeting only if a quorum is present or represented by proxy at the meeting, which means that holders of a majority of the outstanding shares of Yahoo common stock entitled to vote must be present in person or represented by proxy at the special meeting. Abstentions are counted to determine whether a quorum is present. See the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Sale Transaction—The Special Meeting—What effect do abstentions and failures to vote have on the proposals?” for more information.

If a quorum is not present at the scheduled time of the special meeting, the chairperson of the special meeting is authorized by our bylaws to adjourn the meeting without the vote of the stockholders.

Required Vote

Proposal No. 1: The Sale Proposal

Pursuant to the terms of the Stock Purchase Agreement, Yahoo is required to obtain approval of the Sale Transaction by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting, and such stockholder approval is a condition to the completion of the Sale Transaction. In addition, Yahoo entered into a settlement agreement with Starboard Value LP (“Starboard”), dated April 26, 2016 (the “Starboard Settlement Agreement”), pursuant to which Yahoo is required to submit the Sale Proposal to Yahoo stockholders for approval. Additionally, pursuant to Delaware law, Yahoo is required to obtain approval of the Charter Amendment by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting.

Proposal No. 2: The Compensation Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter is required to approve the Compensation Proposal. The stockholder vote regarding the Compensation Proposal is an advisory vote, and therefore is not binding on us, the Board, our compensation committee, or Verizon. Since the compensation and benefits that may be paid or provided in connection with the Sale Transaction generally are based on the terms of the Sale Transaction Agreements or contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments, and these payments may still be made even if our stockholders do not approve, by non-binding, advisory vote, the Compensation Proposal.

Proposal No. 3: The Adjournment Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter is required to approve the Adjournment Proposal.

Vote and Recommendation

You are urged to vote by proxy even if you plan to attend the special meeting. The Board recommends that Yahoo stockholders vote “FOR” each of the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal.

As of the record date for the special meeting, our directors and executive officers beneficially owned approximately [●] percent of the total voting power of the outstanding shares of Yahoo common stock.

Record Date; Who May Vote

Stockholders of record as of the close of business on [●], 2017, which we refer to as the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, [●] shares of Yahoo common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Votes You Have

At the special meeting, you will have one vote for each share of our common stock you own as of the close of business on [●], 2017.

Number of Holders

As of the record date, there were approximately [●] record holders of our common stock (which amount does not include the number of stockholders whose shares are held of record by banks, brokers, or other nominees, but instead includes all such institutions as one holder).

Voting Procedures for Record Holders

There are four ways to vote:

•	In Person at the Special Meeting. If you attend the special meeting and plan to vote in person, we will provide you with a meeting ballot at the special meeting. If your shares are registered directly in your name, you are considered the stockholder of record, and you have the right to vote in person at the special meeting. If your shares are held in the name of your bank, broker, or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the special meeting, you will need to bring to the special meeting a legal proxy from your bank, broker or other nominee authorizing you to vote those shares.

•	Internet. You can vote your shares via the Internet by following the instructions on the website identified on your proxy card (or, if you received this proxy statement by electronic mail, as described in that email). You will need the control number provided on your proxy card (or email) to access the voting website.

•	Telephone. You can vote your shares by telephone if you call the phone voting number appearing on your proxy card. You will need the control number provided on your proxy card to vote by telephone.

•	Mail. If you received this proxy statement by physical mail, you can vote your shares by completing, signing, dating, and returning in the enclosed envelope the proxy card you received.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting. If a proxy is signed and returned by a record holder without indicating any voting instructions, the shares of Yahoo common stock represented by the proxy will be voted “FOR” the approval of the Sale Proposal, the approval of the Compensation Proposal, and the approval of the Adjournment Proposal.

If you submit a proxy card on which you indicate that you abstain from voting, it will have the same effect as a vote “AGAINST” the aforementioned proposals.

If you fail to respond, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have the same effect as a vote “AGAINST” the Sale Proposal, but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

Voting Procedures for Shares Held in “Street Name”

If you are a beneficial owner holding shares in “street name,” you should follow the directions your broker provides you regarding how to vote your shares or when granting or revoking a proxy.

A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on non-routine items absent instructions from the beneficial owner of such shares. Each of the proposals to be considered and voted on at the special meeting (namely, the Sale Proposal, the Compensation Proposal, and the Adjournment Proposal) are considered “non-routine” items. Consequently, if you hold shares in “street name” and you do not submit any voting instructions to your broker, your broker will not vote your shares on any of the proposals. If this occurs, it will have the same effect as a vote “AGAINST” the Sale Proposal, but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

If your shares are held in “street name,” you may not vote your shares in person at the special meeting unless you obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote those shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the special meeting.

Revoking a Proxy

You may change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may change your vote or revoke your proxy in any one of three ways:

•	You may submit an authorized proxy bearing a later date using one of the alternatives described above under “—Voting Procedures for Record Holders.”

•	You may timely deliver to Yahoo (Attention: Corporate Secretary), at the address provided on the notice of the special meeting enclosed with this proxy statement, a written notice of revocation of your proxy.

•	You may attend the special meeting and vote in person. Attendance at the special meeting in and of itself, without voting in person at the special meeting, will not cause your previously granted proxy to be revoked.

For shares you hold in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or by obtaining a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the special meeting.

Tabulation of Votes

The Board has appointed Computershare Trust Company, N.A. to serve as the inspector of election for the special meeting. The inspector of election will, among other matters, determine the number of shares of Yahoo common stock represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots, and certify the results of voting on all proposals submitted to Yahoo stockholders.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Yahoo. We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in the solicitation of proxies and provide related services, for a fee estimated to be approximately $25,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. In addition to the mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

RISK FACTORS

Before deciding whether to vote for the proposals discussed in this proxy statement, you should carefully read and consider the following risk factors associated with the Sale Transaction and ownership of the Company’s common stock following the Sale Transaction. You should also carefully read and consider the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” as well as the information set forth under the caption “Risk Factors” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2016, which is available on the United States Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Risks Related to the Sale Transaction

The amount of net proceeds that Yahoo will receive is subject to uncertainties.

Pursuant to the Stock Purchase Agreement, the amount of net proceeds that Yahoo will receive from Verizon is subject to uncertainties by virtue of the purchase price adjustments set forth in the Stock Purchase Agreement. Verizon will pay or cause to be paid to Yahoo, in exchange for all of the outstanding shares of Yahoo Holdings and the shares of Foreign SaleCo transferred in the Foreign Sale Transaction, an aggregate base cash purchase price equal to $4,475,800,000, less any applicable withholding taxes. This base purchase price will be subject to an adjustment based on the net working capital, cash, and debt of Yahoo Holdings and the other subsidiaries of Yahoo (subject to exceptions) as of the opening of business on the date of the closing, certain transaction expenses, and certain changes in the aggregate value of outstanding unvested Yahoo restricted stock unit awards (each, a “Yahoo RSU award”) between the execution of the Original Stock Purchase Agreement and the closing. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Purchase Price.”

The Sale Transaction will require significant management resources.

The implementation of the Sale Transaction will require significant time, attention, and resources of our senior management and others within Yahoo, potentially diverting their attention from the conduct of Yahoo’s business.

Yahoo will incur significant transaction costs in connection with the Sale Transaction.

Yahoo has incurred, and expects to incur, significant non-recurring costs associated with the Sale Transaction. These costs and expenses include financial advisory, legal, accounting, consulting, and other advisory fees and expenses, reorganization and restructuring costs, severance and employee benefits-related expenses, public company filing fees and other regulatory expenses, printing expenses, and other related charges. Through the date of this proxy statement, Yahoo has incurred aggregate transaction costs of approximately $[●] in connection with the Sale Transaction. Based on information available as of the date of this proxy statement, Yahoo anticipates incurring additional transaction costs of approximately $[●] in connection with the Sale Transaction, most of which are contingent upon the completion of the Sale Transaction. Some of these costs are payable by Yahoo regardless of whether the Sale Transaction is completed.

Yahoo will be subject to business uncertainties while the Sale Transaction is pending.

Uncertainties about the completion or effect of the Sale Transaction may affect the relationships between Yahoo and its existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners, and may have an adverse effect on Yahoo. These uncertainties may cause Yahoo’s advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners to seek to change existing business relationships with Yahoo, to forego new relationships, or to enter into alternative agreements with Yahoo’s competitors because business partners may perceive that such new relationships are likely to be more stable. If Yahoo fails to complete the Sale Transaction, the failure to maintain existing business relationships, including pursuant to a termination or modification of such relationship, or to enter into new business relationships could adversely affect Yahoo’s business, revenues, results of operations, and financial condition, as well as the market price of its common stock. Additionally, Yahoo may be required to obtain consent from certain of these business partners in connection with the Sale Transaction. There is no assurance that such consents will be obtained, and the pursuit of such consents may disrupt Yahoo’s ability to achieve the anticipated benefits of the Sale Transaction.

In addition, Yahoo is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. Current and prospective employees of Yahoo may experience uncertainty about their roles within Yahoo prior to and following the completion of the Sale Transaction, which may have an adverse effect on the ability of Yahoo to attract or retain key management personnel or other key employees. If key employees depart because of issues related to this uncertainty or a desire not to remain with Yahoo, Yahoo’s business could be negatively impacted. Accordingly, no assurance can be given that Yahoo will be able to attract or retain key management personnel and other key employees to the same extent that Yahoo has previously been able to attract or retain key management personnel or other key employees.

Yahoo cannot participate in a superior proposal for the Business unless Yahoo pays the termination fee to Verizon.

The Stock Purchase Agreement requires Yahoo to pay Verizon a termination fee equal to $134,274,000 (the “Termination Fee”), if, subject to certain requirements set forth in the Stock Purchase Agreement, the Stock Purchase Agreement is terminated prior to the closing by Verizon as a result of the Board changing its recommendation with respect to the Sale Transaction or by Yahoo in order to accept an unsolicited acquisition proposal that the Board determines to be a superior proposal. These provisions may discourage a third party from submitting a strategic proposal to Yahoo during the pendency of the proposed Sale Transaction as well as afterward, should the Sale Transaction not be completed, that might result in greater value to Yahoo than the Sale Transaction. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—No Solicitation; Superior Proposal; Termination Fee.”

Yahoo will be subject to certain other contractual restrictions while the Sale Transaction is pending.

The Stock Purchase Agreement restricts Yahoo from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, and taking other specified actions until the earlier of the completion of the Sale Transaction or the termination of the Stock Purchase Agreement. These restrictions may prevent Yahoo from pursuing attractive business opportunities that may arise prior to the completion of the Sale Transaction and could have the effect of delaying or preventing other strategic transactions. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Conduct of Business by Yahoo and the Business Subsidiaries Prior to the Closing.”

Yahoo could suffer adverse effects that could be exacerbated by any delays in completion of the Sale Transaction.

Adverse effects arising from the pendency of the Sale Transaction could be exacerbated by any delays in completion of the Sale Transaction or termination of the Sale Transaction Agreements.

Yahoo’s directors and executive officers may have interests in the Sale Transaction that are different from or in addition to those of Yahoo stockholders generally.

Our directors and executive officers negotiated the terms of the Sale Transaction Agreements. A special committee of the Board consisting entirely of independent directors (which was authorized by the Board to consider and evaluate possible strategic transactions involving a sale, merger, investment, or other similar transactions related to the Business, which we refer to as the Strategic Review Committee), and the Board recommended that Yahoo stockholders vote in favor of the proposals set forth in this proxy statement. These directors and executive officers may have interests in the Sale Transaction that are different from or in addition to those of Yahoo stockholders generally. These interests include, among others, the fact that, upon the closing of the Sale Transaction, Yahoo RSU awards held as of immediately prior to the closing by employees of Yahoo Holdings (or a subsidiary thereof), who will automatically become employees of Verizon (or a subsidiary thereof) immediately following the closing, generally will be replaced with cash-settled Verizon restricted stock unit awards (each, a “Verizon RSU award”). Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately following the closing will not be replaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. In addition, all Yahoo stock options outstanding immediately prior to the closing will, if not already vested, become fully vested, effective as of the closing, and all Yahoo stock options will remain outstanding in accordance with their terms. The Fund, following the closing, will retain all liabilities and obligations with respect to all Yahoo stock options and all Yahoo RSU awards held by non-employee directors and individuals who are employees of the Fund immediately following the closing. In addition, executive officers may become entitled to severance payments and benefits in the event their employment with Verizon terminates for certain qualifying reasons following the closing. On March 10, 2017, Thomas J. McInerney, the Chairman of the Strategic Review Committee, entered into an agreement with the Company, effective upon the closing of the Sale Transaction, pursuant to which Mr. McInerney will become the Chief Executive Officer of the Fund upon the closing of the Sale Transaction and, in such capacity, will receive compensation from the Fund. See the section of Annex 1 of this proxy statement entitled “Management of the Fund—Compensation of Officers and Directors.” The Strategic Review Committee and the Board were aware of these interests when they determined that the Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo stockholders and recommended that Yahoo stockholders approve the Sale Proposal. Yahoo stockholders should be aware of these interests when they consider the recommendations of the Board that they vote in favor of the Sale Proposal. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Interests of Our Directors and Executive Officers in the Sale Transaction.”

Certain litigation has been initiated related to the Sale Transaction, and Yahoo may be exposed to additional litigation related to the Sale Transaction from our securityholders or from third parties.

Transactions such as the Sale Transaction are often subject to lawsuits by securityholders. See the section of this proxy statement entitled “Legal Proceedings” for a description of certain pending litigation related to the Sale Transaction. Yahoo may become subject to additional litigation related to entering into or failing to complete the Sale Transaction, including direct actions by Yahoo securityholders against the directors and/or officers of Yahoo for alleged breaches of fiduciary duty or derivative actions brought by Yahoo stockholders in the name of Yahoo. Notwithstanding completion of the Sale Transaction, any liabilities arising out of actions by Yahoo securityholders will be retained by Yahoo. Additionally, Yahoo may become subject to additional litigation by third parties related to the Sale Transaction, including actions brought by persons with other business relationships with Yahoo. Lawsuits by securityholders and/or third parties could result in substantial costs and divert our Board’s and our management’s attention from other business concerns.

The opinions of the Strategic Review Committee’s financial advisors will not be updated to reflect changes in circumstances between the date such opinions were delivered and the completion of the Sale Transaction.

Yahoo has not obtained updated opinions from the financial advisors to the Strategic Review Committee as of the date of this proxy statement, and Yahoo does not anticipate asking the Strategic Review Committee’s financial advisors to update their opinions. Changes in the operations and prospects of Yahoo, general market and economic conditions, and other factors that may be beyond Yahoo’s control, and on which the Strategic Review Committee’s financial advisors’ opinions were, in part, based, may significantly alter the information contained in such opinions by the time the Sale Transaction is completed. The opinions do not speak as of the time the Sale Transaction will be completed or as of any date other than the date of such opinions. The Board’s recommendation, however, is as of the date of this proxy statement. For a description of the opinions that the Strategic Review Committee received from its financial advisors, see the sections of this proxy statement entitled “Proposal 1—The Sale Transaction—Opinions of the Financial Advisors—Opinion of Goldman Sachs,” “Proposal 1—The Sale Transaction—Opinions of the Financial Advisors—Opinion of J.P. Morgan,” and “Proposal 1—The Sale Transaction—Opinions of the Financial Advisors—Opinion of PJT Partners.”

Holders of Yahoo common stock will not have appraisal or dissenters’ rights in connection with the Sale Transaction.

Neither Delaware law nor the Existing Charter provides Yahoo stockholders with appraisal or dissenters’ rights in connection with the Sale Transaction.

Risks Related to Failure to Complete the Sale Transaction

The Stock Purchase Agreement may be terminated in accordance with its terms and the Sale Transaction may not be completed.

The completion of the Sale Transaction is subject to the satisfaction or waiver of a number of conditions. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Conditions to the Completion of the Sale Transaction.” These conditions to the closing may not be fulfilled and, accordingly, the Sale Transaction may not be completed. In addition, if the Sale Transaction is not completed by July 24, 2017, either Yahoo or Verizon may choose not to proceed with the Sale Transaction, and the parties can mutually decide to terminate the Stock Purchase Agreement at any time prior to the completion of the Sale Transaction, before or after the required Yahoo stockholder approval. In addition, each of Yahoo and Verizon may elect to terminate the Stock Purchase Agreement in certain other circumstances. If the Stock Purchase Agreement is terminated, Yahoo may incur substantial fees in connection with termination of the Stock Purchase Agreement (including, in certain circumstances, the payment of the Termination Fee) and will not recognize the anticipated benefits of the Sale Transaction. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—Termination of the Stock Purchase Agreement.”

Termination of the Stock Purchase Agreement could negatively impact Yahoo.

If the Stock Purchase Agreement is terminated in accordance with its terms and the Sale Transaction is not completed, the ongoing business of Yahoo may be adversely affected by a variety of factors. Yahoo’s business may be impacted by having foregone other strategic opportunities during the pendency of the Sale Transaction, the failure to obtain the anticipated benefits of completing the Sale Transaction, changes to existing business relationships caused by uncertainties pending the Sale Transaction, payment of certain costs relating to the Sale Transaction, and the attention, time, and resources of our senior management and other employees devoted to the Sale Transaction, diverting their attention from the conduct of our business. In addition, if the Stock Purchase Agreement is terminated under certain circumstances, Yahoo may be required to pay the Termination Fee or up to $15,000,000 in expense reimbursements to Verizon (which is creditable toward the Termination Fee), depending on the circumstances surrounding the termination. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Stock Purchase Agreement—No Solicitation; Superior Proposal; Termination Fee.” Yahoo may also be negatively impacted if the Stock Purchase Agreement is terminated and the Board is unable to execute an alternative strategic transaction, including, for example, a reverse spin-off transaction, offering equivalent or more attractive benefits than the benefits to be provided in the Sale Transaction.

Prior to the completion of the Sale Transaction, Yahoo may dispose of assets that are currently contemplated to be held by the Fund immediately after the closing.

Under the terms of the Stock Purchase Agreement, Yahoo is generally permitted to seek to sell, and to sell, any of the assets that are excluded from the Sale Transaction without the consent of Verizon and without paying any termination fee or other amount to Verizon. Although Yahoo has no current intention of selling, prior to the closing of the Sale Transaction, any of the assets that are not included in the Sale Transaction, Yahoo reserves the right to sell any such assets prior to the closing of the Sale Transaction. There is no assurance that the Fund’s assets held immediately after the completion of the Sale Transaction (the “Initial Assets”) will consist of all of the assets described above. For additional information about the Fund’s Initial Assets, please refer to the section in Annex 1 to this proxy statement entitled “—Pro Forma Schedule of Investments.” There is also no assurance as to the value of the consideration Yahoo might receive in the event of any such disposition. Additionally, Yahoo and the Board reserve the right to distribute any of its cash to investors prior to the closing of the Sale Transaction through repurchases of its common stock or outstanding debt securities or distributions.

Failure to complete the Sale Transaction could cause Yahoo’s stock price to decline.

The failure to complete the Sale Transaction may create doubt as to the value of the Business and about Yahoo’s ability to effectively implement its current business strategies and/or a strategic transaction, which may result in a decline in Yahoo’s stock price.

Risks Related to the Fund

Following the completion of the Sale Transaction, Yahoo’s remaining assets will consist solely of the assets excluded from the Sale Transaction, including, among others, Yahoo’s cash and marketable debt securities, Yahoo’s shares in Alibaba (held directly and indirectly), Yahoo’s shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur IP, LLC (“Excalibur”), which owns a portfolio of patent assets that are not core to Yahoo’s operating business (the “Excalibur IP Assets”), and Yahoo’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, including, among others, Yahoo’s 0.00% Convertible Senior Notes due in 2018 (the “Convertible Notes”), securityholder litigation, 50 percent of certain post-closing cash liabilities related to the Data Breaches (as defined in the section of this proxy statement entitled “Proposal 1—Sale Transaction Overview—The Sale Transaction”), and certain director and officer indemnification obligations. Because Yahoo’s assets will then consist primarily of Yahoo’s equity investments, short-term debt investments, and cash, Yahoo, which will change its name upon the closing to “Altaba Inc.,” will be required to register as an investment company under the 1940 Act. Throughout this proxy statement, we refer to Yahoo after its registration as an investment company as the “Fund.”

Following the closing of the Sale Transaction, the Fund’s share price will be materially impacted by the value of the Fund’s investment assets.

Following the closing of the Sale Transaction, the market price of the Fund’s shares will be materially impacted by the value of the Fund’s investment assets. It is anticipated that, as of the closing, these investment assets would include its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets). These investment assets may decline in value.

Following the Sale Transaction, the Fund will be subject to regulation under the 1940 Act.

Following completion of the Sale Transaction, the Fund will register, and be regulated, as an investment company under the 1940 Act. For information regarding the regulation of the Fund under the 1940 Act, see the section in Annex 1 to this proxy statement entitled “Regulation under the 1940 Act.” Annex 1 includes a description of the Fund, including its investment objective and policies, anticipated operating expenses, regulation, risks, pro forma financials, and other relevant information. You should read Annex 1 carefully so that you understand the risks relating to your investment in the Fund following the completion of the Sale Transaction.

Certain stockholders may be prohibited from holding or acquiring shares of a registered investment company.

The Fund will operate as a registered investment company regulated under the 1940 Act following the completion of the Sale Transaction. A stockholder may be prohibited from holding or acquiring shares of a registered investment company pursuant to the 1940 Act, other laws and regulations, or other investment policies that may be applicable to the stockholder. You should consult with your own professional advisors as to the legal, tax, financial, or other matters relevant to the suitability of an investment in the Fund following the Sale Transaction.

The 1940 Act generally prohibits any investment company and any company controlled by an investment company from acquiring in the aggregate more than three percent of the total outstanding voting stock of a registered investment company. In addition, a registered investment company and any company controlled by an investment company may not, in the aggregate, invest more than five percent of its total assets in the securities issued by any one registered investment company or more than 10 percent of its total assets in all other investment companies. In addition, the investment objectives and policies of some investment companies may prohibit them from owning securities in the Fund. For example, an index fund that invests in Yahoo common stock because it is included on an index tracked by the index fund may not be permitted to own shares of the Fund following the Sale Transaction. As a result, the Fund may be more likely to trade at a discount to its net asset value and its market price may be more volatile shortly after the Sale Transaction is completed.

It is likely that the Fund will be removed from the S&P 500 stock index and other indices following the completion of the Sale Transaction, which could have an adverse impact on the Fund’s share price.

Our shares currently are a component of the Standard & Poor’s 500 Index (“S&P 500”) and other indices. We believe it is likely that the S&P 500 would remove the Fund’s shares as a component of the S&P 500 following the completion of the Sale Transaction because, pursuant to the S&P 500 eligibility requirements, closed-end funds are ineligible to be included on the S&P 500. Although we cannot be certain as to when the S&P 500 would take this action, it may be effective immediately following the completion of the Sale Transaction. If the Fund’s common stock is not included as a component of the S&P 500 or other indices or no longer meets the investment criteria of such index funds, institutional investors that are required to track the performance of the S&P 500 or such other indices or index funds that track those indices would be required to sell their Fund common stock immediately, which could adversely affect the price of the Fund’s common stock.

The Fund will have discretion in the use of the net proceeds from the Sale Transaction.

If the Sale Transaction is completed, the purchase price will be paid directly to the Company. The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to other Retained Liabilities (as defined in the section of this proxy statement entitled “The Sale Transaction Agreements — The Reorganization Agreement — Retained Liabilities”), and whether the income from the Fund’s investments is sufficient to cover its expenses.

For additional risks relating to the Fund following the closing, see the section in Annex 1 to this proxy statement entitled “Risk Factors.”

PROPOSAL 1—THE SALE TRANSACTION

Information About the Parties to the Sale Transaction

Yahoo

Yahoo is a guide to digital information discovery, focused on informing, connecting, and entertaining our users through our search, communications, and digital content products. By creating highly personalized experiences, Yahoo helps users discover the information that matters most to them around the world—on mobile or desktop.

Yahoo creates value for advertisers with a streamlined, simple advertising technology that leverages Yahoo’s data, content, and technology to connect advertisers with their target audiences. Advertisers can build their businesses through advertising to targeted audiences on our online properties and services and a distribution network of third-party entities who integrate our advertising offerings into their websites or other offerings. Our revenue is generated principally from search and display advertising.

We are proud of our rich history that has evolved with the Internet, beginning in 1994 when our founders, Jerry Yang and David Filo, then graduate students at Stanford University, created Jerry and Dave’s Guide to the World Wide Web, a simple directory of websites to help people navigate the Internet. Yahoo was incorporated in 1995 and is a Delaware corporation. We completed our initial public offering on April 12, 1996, and our stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “YHOO.” Yahoo is a global company headquartered in Sunnyvale, California.

Yahoo Holdings

Yahoo Holdings was formed by Yahoo in connection with the Sale Transaction. Prior to completion of the Sale Transaction, Yahoo will transfer to Yahoo Holdings all of the assets and liabilities relating to the Business, other than specified excluded assets, including its cash and marketable debt securities, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity of Excalibur (which owns the Excalibur IP Assets), and specified retained liabilities, including the Convertible Notes, securityholder litigation, 50 percent of certain cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations.

Verizon

Verizon, headquartered in New York City, New York, has a diverse workforce of 160,900 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network, with 114.2 million retail connections nationwide. Verizon also provides communications and entertainment services over mobile broadband and the nation’s premier all-fiber network, and delivers integrated business solutions to customers worldwide.

Background of the Sale Transaction

The following chronology summarizes certain key events and contacts that led to the execution of the Stock Purchase Agreement. It does not purport to catalogue every conversation among the Board, the Strategic Review Committee, members of Yahoo’s management or their respective representatives, and other parties.

Equity Interests in Alibaba and Yahoo Japan

In April 1996, Yahoo signed a joint venture agreement with SoftBank Group Corp. (“SoftBank”), as amended in September 1997 and June 2015, pursuant to which Yahoo Japan was formed. Yahoo Japan, which is incorporated in Japan, provides a wide range of online services to Internet users in Japan, from search and information listing to community and e-commerce. As of June 30, 2016, Yahoo owned approximately 36 percent of the outstanding shares of Yahoo Japan, which are listed on the Tokyo Stock Exchange.

On October 23, 2005, Yahoo acquired approximately 46 percent of the outstanding common stock of Alibaba, which represented approximately 40 percent on a fully diluted basis, in exchange for $1.0 billion in cash, the contribution of Yahoo’s China-based businesses, and direct transaction costs of $8 million. Alibaba, which is incorporated in the Cayman Islands, is an online and mobile commerce company. Alibaba’s businesses are comprised of core commerce, cloud computing, mobile media and entertainment, and other innovation initiatives. Alibaba’s core commerce business is comprised of marketplaces operating in three areas: retail commerce in the People’s Republic of China; wholesale commerce in the People’s Republic of China; and international and cross-border commerce. On September 18, 2012, pursuant to the terms of a repurchase agreement between Alibaba and Yahoo, Alibaba repurchased 523 million of the 1,047 million ordinary shares of Alibaba owned by Yahoo for approximately $7.1 billion in total consideration. Approximately $6.3 billion of the consideration was received in cash and $800 million was received in Alibaba Preference Shares, which Alibaba redeemed for cash on May 16, 2013. On September 24, 2014, Alibaba closed its initial public offering of American Depositary Shares, each of which represents one ordinary share of Alibaba (“Alibaba ADS” and, together with ordinary shares of Alibaba, “Alibaba Shares”). Pursuant to the terms of the repurchase agreement, Yahoo sold 140 million Alibaba Shares in the initial public offering and Yahoo received approximately $9.4 billion in cash (net of underwriting discounts, commissions, and fees of approximately $115 million). Following completion of the sale in Alibaba’s initial public offering, Yahoo retained 383,565,416 Alibaba ordinary shares, representing approximately 15 percent of Alibaba’s outstanding ordinary shares.

For a number of years prior to the execution of the Sale Transaction Agreements, in furtherance of its continuing efforts to maximize stockholder value, the Board explored, together with Yahoo’s management and assistance from a number of internationally recognized investment banks, law firms, and accounting firms, various alternatives with respect its equity stakes in Alibaba and Yahoo Japan, including both tax-efficient and taxable options for monetizing such equity interests. Based on the relative market prices of Alibaba, Yahoo Japan, and Yahoo, as well as Yahoo’s net cash balance, the Board believed that the market was significantly undervaluing Yahoo. The Board believed at that time that separating Yahoo’s equity stakes in Alibaba and Yahoo Japan from its core operating business would create value by, among other things: providing the investor community with greater clarity and focus with respect to the value of Yahoo’s operating business; enabling the management of Yahoo to focus exclusively on its operating business; enhancing Yahoo’s ability to attract, retain, and incentivize management and employees by creating equity-based compensation that more accurately and efficiently reflects the performance of Yahoo’s operating business; and enhancing Yahoo’s ability to pursue strategic acquisitions by creating a more efficient equity currency.

Proposed Spin-Off of Remaining Holdings in Alibaba

As part of Yahoo’s exploration of ways to efficiently separate its equity interests in Alibaba from its operating business, on January 27, 2015, Yahoo announced a plan for a spin-off, which we sometimes refer to as the Aabaco spin-off, of all of Yahoo’s remaining holdings in Alibaba into a newly formed independent registered investment company called Aabaco Holdings, Inc. (“Aabaco”). Under the Aabaco spin-off, the stock of Aabaco was to be distributed pro rata to Yahoo stockholders, resulting in Aabaco becoming a separate publicly traded registered investment company. Upon completion of the transaction, Aabaco would have owned, directly or indirectly, all of Yahoo’s remaining 384 million Alibaba Shares and a 100 percent ownership interest in Aabaco Small Business, LLC, a newly formed entity which would own Yahoo Small Business, an existing operating business of Yahoo that would also have been transferred to Aabaco as part of the transaction. The transaction was initially to be subject to certain conditions, including final approval by the Board, receipt of a favorable ruling from the Internal Revenue Service (the “IRS”) regarding certain aspects of the transaction, and a legal opinion from Yahoo’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), with respect to the tax-free treatment of the transaction under U.S. federal tax laws and regulations.

In September 2015, the IRS notified a representative of Skadden that it had determined, in the exercise of its discretion, not to grant the ruling requested with respect to certain aspects of the transaction, although the IRS also did not rule adversely on the request. Later that month, the IRS issued a formal “no-rule” policy (i.e., a policy of generally not granting a private letter ruling) with respect to certain transactions similar to the Aabaco spin-off and, in a notice released on the same day, indicated that the IRS and U.S. Department of the Treasury were studying the possibility of promulgating new guidance with respect to similar transactions in the future.

The Board, which had met and discussed the progress of the Aabaco spin-off numerous times following the initial announcement of the plan, held a meeting on December 2 and 3, 2015 at Yahoo’s Sunnyvale headquarters to consider recent developments with respect to the Aabaco spin-off and whether to proceed with the transaction. At the meeting, a representative of Skadden confirmed that Skadden expected to be able to deliver a legal opinion as to the tax-free nature of the transaction. Representatives of Goldman, Sachs & Co. (“Goldman Sachs”), J.P. Morgan Securities LLC (“J.P. Morgan”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), which were acting as financial advisors to Yahoo with respect to the Aabaco spin-off, discussed with the Board the market’s perception of the tax risk of the Aabaco spin-off, which would likely have impaired the trading price of Aabaco shares until resolved. The financial advisors and Skadden also reviewed potential alternatives to the Aabaco spin-off for separating the Alibaba stake and possibly the Yahoo Japan stake from Yahoo’s operating business, including a reverse spin-off by Yahoo of its operating business, whereby the operating business would be spun off in a new company and the existing entity would retain its stakes in Alibaba and Yahoo Japan, which would be more complicated to execute than the Aabaco spin-off but would result in significantly lower tax liability than the Aabaco spin-off if both transactions were treated as taxable. After discussion, the Board determined to suspend work on the Aabaco spin-off and to evaluate alternative transaction structures to separate the Alibaba stake, focusing specifically on a spin-off of Yahoo’s core operating business, which we sometimes refer to as the reverse spin-off.

On December 9, 2015, Yahoo issued a press release announcing the Board’s decision to suspend work on the Aabaco spin-off and to evaluate alternative transaction structures to separate the Alibaba stake, focusing specifically on the reverse spin-off.

Strategic Alternatives Process

Following the December 9, 2015 announcement, Yahoo’s management and advisors continued to evaluate alternative transactions that would separate Yahoo’s stakes in Alibaba and Yahoo Japan from its operating business.

On January 15, 2016, the Board held a telephonic meeting with members of management and representatives of Goldman Sachs, J.P. Morgan, BofA Merrill Lynch, Skadden, and Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), legal counsel to the Board, participating for portions of the meeting. Prior to these advisors joining the meeting, members of management presented and the Board approved a strategic operating plan, an earlier version of which had been discussed at the Board’s December 2, 3, and 17, 2015 meetings, designed to simplify Yahoo’s operating business, narrowing its focus on areas of strength to better fuel growth, drive revenue, and increase efficiency. In addition, representatives of Yahoo’s financial advisors and Skadden presented the Board with potential strategic alternatives intended to achieve Yahoo’s objectives of maximizing stockholder value and execution certainty while minimizing time to execution and transaction complexity. The Board and Yahoo’s advisors discussed, among other factors, the feasibility, potential tax implications, and likely timing of these potential alternatives, focusing primarily on a reverse spin-off of Yahoo’s operating business and a sale of that business to a third party, including certain variations of these primary alternatives.

Following the January 15 Board meeting and prior to the engagement of the Financial Advisors by the Strategic Review Committee, BofA Merrill Lynch was not requested to, and did not, provide any further financial advice to Yahoo or the Board and its engagement by Yahoo subsequently expired. BofA Merrill Lynch was engaged by Verizon in March 2016 in connection with Verizon’s participation in the strategic alternatives process described below.

On January 31, 2016, the Board met telephonically, with members of management and representatives of Goldman Sachs, J.P. Morgan, Skadden, and Wilson Sonsini participating. At the meeting, the Board, members of management and the advisors present at the meeting discussed the strategic alternatives of the reverse spin-off and a sale of Yahoo’s operating business. The Board also authorized the formation of a special committee of the Board, named the Strategic Review Committee, to be composed of certain independent members of the Board, to consider and evaluate possible strategic transactions involving Yahoo’s operating business and all matters pertaining thereto on Yahoo’s behalf. The Strategic Review Committee was initially composed of Maynard G. Webb, Jr., who served as Chairman, H. Lee Scott, Jr., and Thomas J. McInerney. The Board resolved that it would not approve or recommend to Yahoo’s stockholders for approval any strategic transaction related to Yahoo’s operating business without a prior favorable recommendation of such transaction by the Strategic Review Committee. The Strategic Review Committee was further authorized to retain, at Yahoo’s expense, such outside counsel, financial advisors, and other outside advisors as the Strategic Review Committee deemed appropriate to assist in its prescribed duties.

Following the Board meeting, the Strategic Review Committee retained Cravath, Swaine & Moore LLP (“Cravath”) as its legal counsel.

On February 2, 2016, concurrently with its announcement of its quarterly and annual financial results for the periods ended December 31, 2015, Yahoo issued a press release announcing its strategic operating plan, which included exploring certain non-strategic asset divestitures. In that press release, Yahoo also indicated that, in addition to continuing to work on a reverse spin-off transaction, the Board would also explore other strategic alternatives for separating Yahoo’s operating business from its Alibaba Shares.

In the days following the February 2, 2016 announcement, Goldman Sachs and J.P. Morgan, as well as members of the Board and Yahoo’s management team, received general indications of interest in investments in or acquisitions of all or part of Yahoo’s operating business from numerous parties, including a senior executive of Verizon approaching Mr. Webb to express Verizon’s interest in a potential transaction with Yahoo. In addition, after Marissa A. Mayer, Yahoo’s Chief Executive Officer and President, acting with approval of the Strategic Review Committee, had contacted representatives of both Yahoo Japan and SoftBank, the controlling shareholder of Yahoo Japan, to inform them that Yahoo was exploring strategic alternatives, a senior executive of SoftBank approached Ms. Mayer to request a meeting to discuss a potential transaction involving Yahoo and Yahoo Japan, subject to Yahoo committing to a 30-day exclusivity period. The Strategic Review Committee was kept informed of each of these indications of interest.

On February 4, 2016, the Strategic Review Committee held a telephonic meeting. Representatives of Cravath reviewed with the members of the Strategic Review Committee their fiduciary duties and other relevant legal considerations, as well as the scope of the authority delegated to the Strategic Review Committee by the Board. The Strategic Review Committee identified a number of investment banks as potential financial advisors to assist it in carrying out its responsibilities. Because the parties potentially interested in acquiring Yahoo’s operating business included financial sponsors, the Strategic Review Committee also advised members of management not to engage in any discussions with interested parties about terms of employment, co-investment, or rollover of equity unless first discussed and authorized by the Strategic Review Committee.

On February 10, February 11, February 12, and February 15, 2016, the Strategic Review Committee held telephonic meetings, with representatives of Cravath participating, during which the Strategic Review Committee considered whether to engage one or more of the investment banks (including Goldman Sachs and J.P. Morgan) that the Strategic Review Committee had identified as potential financial advisors at its February 4, 2016 meeting and subsequently interviewed. The Strategic Review Committee considered the capabilities and experience of the various candidates that it met and reviewed the disclosures provided by the investment banks regarding certain relationships they had with potential bidders for Yahoo or its assets, Yahoo and other parties with whom Yahoo had significant relationships. After considering the information provided by the investment banks in their disclosures and during their interviews, the Strategic Review Committee decided to engage Goldman Sachs and J.P. Morgan, each of which was familiar with Yahoo based on its prior work for Yahoo, including with respect to the suspended Aabaco spin-off and the potential reverse spin-off, and PJT Partners LP (“PJT Partners”), which had not previously worked with Yahoo, as its financial advisors. Goldman Sachs, J.P. Morgan, and PJT Partners are referred to as the “Financial Advisors.”

On February 12, 2016, the Board met and discussed the progress of the Strategic Review Committee, including its selection of financial and legal advisors.

Outreach to Potential Bidders

After engaging each of the Financial Advisors, the Strategic Review Committee directed the Financial Advisors to begin reaching out to potential interested parties, including those parties that had contacted representatives of Yahoo, Goldman Sachs, and J.P. Morgan about a potential transaction following the February 2, 2016 earnings announcement, to evaluate their interest in a potential transaction involving Yahoo or its assets.

On February 19, 2016, the Strategic Review Committee updated the Board on its progress. Mr. Webb informed the Board that the Strategic Review Committee had met numerous times and explained its recent activities, including the engagement of, and commencement of work with, the Financial Advisors. He also outlined the outreach process, including work underway by management to prepare a management presentation and potential timing for meetings with interested parties.

Also on February 19, 2016, Yahoo issued a press release announcing the formation of the Strategic Review Committee and that the Strategic Review Committee had engaged the Financial Advisors and Cravath as the Strategic Review Committee’s financial advisors and legal counsel, respectively.

Over the next several weeks, the Financial Advisors communicated with a total of 51 parties to evaluate their interest in a potential transaction. Between February 19 and April 6, 2016, a total of 32 parties signed confidentiality agreements with Yahoo, including 10 strategic parties and 22 financial sponsors. All of these potential bidders received access to a virtual data room, which initially included a management presentation (which included three years of forecasted financial information for Yahoo which had previously been reviewed by the Board) and publicly available documents but was later updated with customary due diligence materials and was further updated regularly throughout the strategic alternatives process in response to due diligence questions and requests from potential bidders.

The Strategic Review Committee discussed the ongoing outreach process with representatives of the Financial Advisors and Cravath at telephonic meetings held on February 25 and March 3, 2016.

On February 25, 2016, Mr. Webb and Ms. Mayer met with representatives of SoftBank. At the February 25 meeting, Mr. Webb and Ms. Mayer received a letter from Yahoo Japan to the Board, dated February 25, 2016, setting forth the material terms of a non-binding proposal for a merger of equals transaction between Yahoo and Yahoo Japan. Yahoo Japan’s proposal, which was subject to due diligence, negotiation of final documentation, and approval by Yahoo Japan’s board of directors, contemplated that Yahoo’s existing stockholders would receive a 50 percent stake in the combined entity and approximately $14.0 billion in cash, reflecting an equity value for Yahoo of $29.05 per fully diluted Yahoo share. Yahoo Japan’s proposal also contemplated a commitment by Alibaba to purchase approximately 50 percent of Yahoo’s stake in Alibaba in six equal annual installments over a six-year period commencing one year after the closing of the transaction. The letter was not signed or acknowledged in writing by Alibaba. The letter conditioned further discussions regarding the proposal on Yahoo’s entry into a 30-day exclusivity agreement on or before March 1, 2016.

On February 26 and February 29, 2016, the Strategic Review Committee held telephonic meetings, with representatives of Cravath and, for certain portions, certain representatives of one of the Financial Advisors and Ms. Mayer participating, to discuss the non-binding proposal set forth in Yahoo Japan’s letter. The Strategic Review Committee subsequently received advice with respect to the Yahoo Japan proposal from each of the Financial Advisors. The Strategic Review Committee considered, among other things, the fact that Yahoo

Japan’s proposal offered no premium for Yahoo’s shares and that the contemplated repurchase by Alibaba of a portion of its shares would be fully taxable. Members of the Strategic Review Committee also discussed Yahoo Japan’s proposal, and the Strategic Review Committee’s views with respect to such proposal, with each other member of the Board. After careful consideration, the Strategic Review Committee concluded that the terms described in Yahoo Japan’s letter were not compelling and that Yahoo should not enter into the proposed exclusivity agreement, but the Strategic Review Committee would be open to continuing a dialogue with SoftBank and Yahoo Japan about a potential transaction on more attractive terms. After the Strategic Review Committee’s position was communicated orally to SoftBank by a representative of one of the Financial Advisors, SoftBank and Yahoo Japan each declined to enter into a confidentiality agreement in connection with the strategic alternatives process and did not thereafter participate in such process.

On March 8, 2016, Mr. Scott resigned from the Strategic Review Committee given his other responsibilities, including as Chairman of Yahoo’s Nominating and Corporate Governance Committee. At a Board meeting on the same day, Catherine J. Friedman and Eric K. Brandt were appointed as independent directors of Yahoo to fill vacancies created by the recent resignations of two independent directors. The Board also appointed Mr. Brandt to replace Mr. Scott on the Strategic Review Committee.

On March 9 and March 14, 2016, the Strategic Review Committee held telephonic meetings and discussed with its advisors the status of the strategic alternatives process. At the March 14 meeting, the Strategic Review Committee also discussed potential approaches to the Excalibur IP Assets in relation to the strategic alternatives process with a view to most effectively monetizing those assets. The Strategic Review Committee subsequently decided to pursue a separate sale process for the Excalibur IP Assets and to permit bidders for Yahoo’s operating business to participate in the Excalibur IP Assets process as well.

On March 14, 2016, the Board met telephonically, with members of management and representatives of Wilson Sonsini and Cravath participating, to discuss with members of the Strategic Review Committee the proposed management presentation and forecasted financial information to be included in the presentation.

Between March 18 and April 1, 2016, seven potential interested parties, including Verizon, each attended separate half-day in-person management presentations at Skadden’s Palo Alto offices. These potential interested parties were previously selected by the Strategic Review Committee and its advisors as the initial group to receive management presentations based on, among other things, the level of interest they had shown in the process and their perceived viability as potential buyers. The presentations were given by Yahoo’s management team, including, among others, Ms. Mayer, Ken Goldman (Chief Financial Officer), Ronald S. Bell (then General Counsel and Secretary), and Ian Weingarten (Senior Vice President, Corporate Development and Partnerships).

On March 22, 2016, the Strategic Review Committee held a telephonic meeting and reviewed with representatives of Cravath drafts of the engagement letters negotiated with each of the Financial Advisors. Each of the Financial Advisors executed engagement letters with Yahoo, dated March 23, 2016, with respect to its role as a financial advisor to the Strategic Review Committee.

On March 22, 2016, the Board met telephonically, with members of management and a representative of Wilson Sonsini participating, to discuss with members of the Strategic Review Committee the management presentations that were recently made to potential bidders.

During the period from March 23 through April 6, 2016, at the direction of the Strategic Review Committee, the Financial Advisors sent process letters to potential bidders that had executed confidentiality agreements. These process letters set forth guidelines for the submission of a preliminary non-binding indication of interest in the acquisition of or strategic investment in one or more of Yahoo’s assets and established April 11, 2016 as the deadline to submit such preliminary non-binding indications of interest. The process letters noted, among other things, that Yahoo was open to considering proposals for Yahoo’s operating business or its principal non-operating assets, as well as for the whole company.

On March 24 and March 31, 2016, the Strategic Review Committee held telephonic meetings, with representatives of the Financial Advisors and Cravath participating, to discuss, among other things, the in-person management presentations to date and the response of the initial group of potential bidders that attended such presentations. The Strategic Review Committee subsequently decided, in consultation with Yahoo’s management, that, given the number of additional interested parties and taking into account management’s time, an audio recording of the management presentation would be made available to the interested parties that were not invited to attend in-person management presentations.

On March 24, 2016, Yahoo received notice from Starboard of its intention to nominate nine persons, including Tor R. Braham, Eddy W. Hartenstein, Richard S. Hill, and Jeffrey C. Smith, for election to Yahoo’s Board at its 2016 annual meeting of stockholders and to solicit proxies from stockholders in support of its nominees.

Indications of Interest

From April 1 through April 8, 2016, a total of 19 interested parties that had signed confidentiality agreements with Yahoo attended audio recorded management presentations at the offices of Cravath, in New York, Skadden, in New York or Palo Alto, or certain of the Financial Advisors’ offices. All potential bidders who attended either an in-person or audio recorded management presentation were invited to participate in individualized follow-up question-and-answer sessions with Yahoo’s management team, including Ms. Mayer and Mr. Goldman.

Beginning on April 4, 2016, and on most weekdays thereafter until Yahoo and Verizon entered into the Stock Purchase Agreement, the Strategic Review Committee held a standing daily call with members of Yahoo’s management team, including Ms. Mayer, Mr. Goldman, Mr. Bell, and Mr. Weingarten, and with representatives of the Financial Advisors, Cravath, Skadden, and Wilson Sonsini.

On April 5 and April 7, 2016, the Strategic Review Committee held telephonic meetings, with representatives of the Financial Advisors and Cravath, and, for the April 7 meeting, Skadden participating, and discussed, among other things, feedback from potential bidders and the process for the Strategic Review Committee’s review of the initial indications of interest. The Strategic Review Committee decided to extend the due date for preliminary indications of interest to April 18, 2016. At the April 7 meeting, a representative of Skadden also presented potential structures for separating Yahoo’s operating business from its other assets in connection with a potential transaction. Although the Strategic Review Committee was primarily focusing on the auction process at this time, it was noted that much of the work relating to the potential separation structures would also apply to a reverse spin-off if the Board chose to pursue such a transaction.

Throughout April until April 18, 2016, the potential bidders continued to engage in extensive due diligence discussions with Yahoo’s management team, with the assistance of the Financial Advisors, and to request and receive due diligence updates to the virtual data room.

On April 11, 2016, a strategic party referred to as “Strategic Party A” submitted a preliminary non-binding proposal providing for a $1.0 billion to $2.0 billion strategic investment in Yahoo, after which Yahoo’s operating business would be spun off. After consideration of the proposal and discussion with its advisors, the Strategic Review Committee determined not to pursue it at that time, pending completion of the sale process.

At a Board meeting held at Yahoo’s Sunnyvale headquarters on April 13 and April 14, 2016, members of the Strategic Review Committee and representatives of the Financial Advisors updated the Board on the status of the strategic alternatives process. The Board also discussed with Skadden and Cravath the proposed transaction structure of a sale of Yahoo’s operating business.

On April 18, 2016, 14 parties (in addition to Strategic Party A), including three strategic bidders and 11 financial sponsor bidders, submitted preliminary non-binding indications of interest with respect to a transaction with Yahoo. Ten of these proposals contemplated an acquisition of Yahoo’s operating business on a cash-free, debt-free basis (alone or in conjunction with certain of Yahoo’s other assets) for enterprise values as follows:

•	proposals that assumed that both the Excalibur IP Assets and a parcel of owned real estate located in Santa Clara, California (the “Excluded Real Estate”) would be included in the transaction from a financial sponsor referred to as “Sponsor A” ($7.5 to $8.0 billion) and from Verizon ($3.75 billion);

•	proposals that assumed that the Excalibur IP Assets (but not the Excluded Real Estate) would be included in the transaction from a strategic party referred to as “Strategic Party B” ($4.5 billion), and a financial party that owns a strategic asset referred to as “Sponsor B” ($5.0 to $5.5 billion); and

•	proposals that assumed that neither the Excalibur IP Assets nor the Excluded Real Estate would be included in the transaction from financial sponsors referred to as “Sponsor C” and “Sponsor D,” which were working together with the prior consent of the Strategic Review Committee ($5.5 billion), and five other financial sponsors, which are referred to as “Sponsor E,” “Sponsor F,” “Sponsor G,” “Sponsor H,” and “Sponsor I,” respectively ($6.0 billion, $5.0 billion, $5.7 billion, $5.0 to $6.0 billion, and $4.51 billion, respectively).

The remaining four indications of interest included:

•	a proposal from a financial sponsor that owned a controlling interest in an Internet company for a Reverse Morris Trust transaction in which Yahoo’s operating business would be spun off and then merged with the smaller Internet company owned by the financial sponsor, the terms of which were based on an indicated enterprise value of $4.379 billion for Yahoo’s operating business;

•	an oral offer from a bidding group consisting of two financial sponsors to acquire Yahoo’s operating business for $2.0 billion;

•	a proposal to acquire Yahoo’s operating business for $3.0 to $4.0 billion from a group of private equity bidders that had declined to enter into a confidentiality agreement and therefore had not participated in the first-round due diligence process; and

•	an indication of interest from a financial sponsor that did not specify an enterprise value or value range and offered to support a third-party transaction.

None of the initial indications of interest received in the process contemplated an acquisition of Yahoo in its entirety.

Between April 18 and April 21, 2016, at the direction of the Strategic Review Committee, representatives of the Financial Advisors contacted the potential bidders, including Verizon, that had submitted proposals contemplating an acquisition of Yahoo’s operating business on a cash-free, debt-free basis to clarify the terms of, and to obtain additional information with respect to, their proposals.

Between April 19 and April 21, 2016, each of the Financial Advisors provided the Strategic Review Committee with updated disclosures regarding certain of its relationships with the potential bidders.

On April 20 and April 21, 2016, the Strategic Review Committee held telephonic meetings, with representatives of the Financial Advisors and Cravath participating, to review and evaluate the first-round proposals and to discuss which bidders would be invited to the next round of the strategic alternatives process. Representatives of Cravath reviewed with members of the Strategic Review Committee their fiduciary duties and other relevant legal considerations. Representatives of the Financial Advisors presented to the Strategic Review Committee their preliminary financial analyses of the initial indications of interest and described their discussions with each potential bidder, including their views on each bidder’s financial capacity to close a transaction, industry experience, level of engagement in the process, and other factors affecting whether to invite such bidder into the next round of the process. The Strategic Review Committee also determined not to pursue any of the initial indications of interest contemplating alternative transaction structures, which involved additional complexities and contingencies, concluding that pursuing a sale of Yahoo’s entire operating business through a competitive auction process offered a better chance of maximizing value for Yahoo stockholders and noting the potential to revisit such proposed alternative structures in the future.

Following the Strategic Review Committee meeting on April 20, 2016, the Strategic Review Committee and representatives of the Financial Advisors and Cravath participated in a call with members of Yahoo’s management team to discuss the first-round proposals and the Strategic Review Committee’s analysis of these proposals and to obtain management’s input.

On April 21, 2016, Yahoo entered into a purchase agreement to sell the Excluded Real Estate. Yahoo completed the sale of the Excluded Real Estate for total proceeds of $246 million, net of closing costs of $4 million, on June 16, 2016.

On April 22, 2016, the Board held a telephonic meeting, with members of management and representatives of the Financial Advisors, Cravath, Skadden, and Wilson Sonsini participating, during which members of the Strategic Review Committee and representatives of its advisors discussed with the other directors the first-round proposals and the Financial Advisors presented preliminary financial analyses of Yahoo and its assets.

Later on April 22, 2016, the Strategic Review Committee had a meeting, with representatives of the Financial Advisors, Cravath, and Skadden participating. The Strategic Review Committee decided to invite into the next round of the process nine bidders that had submitted initial indications of interest: Verizon, Strategic Party B, the Sponsor C / Sponsor D bidding group, Sponsor A, Sponsor B, a bidding group consisting of Sponsor E and Sponsor F, which, at the recommendation of the Strategic Review Committee to enable them to submit a more competitive bid, were working together, Sponsor G, Sponsor H, and Sponsor I. On behalf of the Strategic Review Committee, the Financial Advisors invited these bidders into the next round of the strategic alternatives process.

From April 23 until July 18, 2016, numerous due diligence meetings and calls were held among representatives of Yahoo and its advisors, the potential bidders, including Verizon, and their advisors, and the Strategic Review Committee’s advisors. During this period, additional documents were posted to the virtual data room, including in response to potential bidders’ due diligence requests.

On April 26, 2016, Yahoo entered into the Starboard Settlement Agreement with Starboard and certain of Starboard’s affiliates to settle the proxy contest pertaining to the election of directors at Yahoo’s 2016 annual meeting. Pursuant to the Starboard Settlement Agreement, the Board appointed Messrs. Braham, Hartenstein, Hill, and Smith to the Board effective April 26, 2016, and Yahoo agreed to nominate the Starboard designees for election to the Board at the 2016 annual meeting. Also pursuant to the Starboard Settlement Agreement, Mr. Smith was appointed to the Strategic Review Committee in place of Mr. Webb, and Mr. McInerney became chair of the Strategic Review Committee. However, as provided by the Starboard Settlement Agreement, Mr. Webb was invited to continue to attend, and participate in, all Strategic Review Committee meetings. Thereafter, Mr. Webb attended most meetings of the Strategic Review Committee. The Starboard Settlement Agreement also required Yahoo to submit to a stockholder vote any decision recommended by the Strategic Review Committee and approved by the Board to sell Yahoo’s operating business or any similar transaction.

Between April 28 and May 17, 2016, representatives of each of the remaining potential bidders, including Verizon, and their advisors participated in meetings with Yahoo’s management, including Ms. Mayer, Mr. Goldman, Mr. Bell, Lisa Utzschneider (Chief Revenue Officer), and Mr. Weingarten, at its Sunnyvale headquarters as part of their due diligence. Also during this period, certain bidders, including Verizon, requested and subsequently participated in calls and meetings with representatives of Yahoo, Skadden, and Cravath to discuss issues related to legal and financial considerations with respect to the transaction, including considerations relating to Yahoo’s capitalization structure.

On May 2, 2016, at Verizon’s request, Mr. Webb met with Lowell McAdam, Chairman and Chief Executive Officer of Verizon. During the meeting Mr. McAdam discussed Verizon’s interest in a potential transaction involving Yahoo’s operating business. Mr. Webb suggested that Verizon raise any specific issues with the Strategic Review Committee and its advisors.

On May 5, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors, Cravath, and Skadden participating, during which the representatives of Skadden and Cravath reviewed with the Strategic Review Committee the key proposed terms of the initial drafts of the purchase agreement and reorganization agreement prepared by Skadden in consultation with Cravath.

On May 11, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors and Cravath participating, during which the representatives of Cravath reviewed with the Strategic Review Committee revised drafts of the purchase agreement and reorganization agreement prepared by Skadden, and the Strategic Review Committee discussed the timeline for the next round of the process, including a potential interim bid date of June 6, 2016.

On May 12, 2016, after the Strategic Review Committee interviewed several prospective intellectual property advisors and discussed them with members of Yahoo’s intellectual property team and Mr. Bell. Yahoo, on behalf of the Strategic Review Committee, entered into an engagement letter with Black Stone IP, LLC as an advisor in connection with a possible transaction to monetize the Excalibur IP Assets, either with a buyer of Yahoo’s operating business or another third party.

Also on May 12, 2016, initial drafts of the purchase agreement and the reorganization agreement were made available to potential bidders through the virtual data room. To minimize the liabilities that would be retained by Yahoo post-closing, the initial draft purchase agreement was structured similar to a typical purchase agreement in a public company acquisition, with no post-closing indemnity by Yahoo and limited closing conditions. In addition, the initial draft purchase agreement provided, in the case of a strategic buyer, that Yahoo’s unvested employee equity awards would be assumed or substituted for comparable buyer equity awards, and, in the case of a financial sponsor buyer, that these awards would be accelerated at closing. The draft purchase agreement also provided that Yahoo would be required to pay the buyer a termination fee equal to 2.5 percent of the base purchase price if, among other reasons, the purchase agreement was terminated by the purchaser after the Board changed its recommendation for the transaction or by Yahoo to accept a superior proposal (the “Yahoo termination fee”), and, in the case of a financial sponsor buyer, that Yahoo would be entitled to a reverse termination fee equal to 7.5 percent of the base purchase price if the buyer did not consummate the transaction as a result of its debt financing not being available (the “reverse termination fee”), and to specific performance if the buyer’s debt financing was available.

Interim Proposals

On May 13, 2016, the Financial Advisors provided each of the nine remaining bidders with a process letter setting forth the process and guidelines for the submission of interim non-binding proposals for the acquisition of Yahoo’s operating business and establishing June 6, 2016 as the due date for interim proposals. The process letter instructed bidders to submit as part of their interim proposals a list of the key issues they had identified in the draft transaction agreements. Bidders were instructed to assume that the transaction would exclude the Excalibur IP Assets and that any sale of the Excalibur IP Assets would be subject to a royalty-free license to the Excalibur IP Assets solely for the benefit of Yahoo’s operating business.

On May 19, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors and Cravath participating, to discuss the feedback received from bidders and to receive an update on the ongoing due diligence process.

Between May 20 and May 30, 2016, representatives of Cravath, Skadden, and the Financial Advisors participated in calls with representatives of certain of the remaining bidders, including Verizon, and their respective legal counsel, to discuss their approach to the ongoing strategic alternatives process and the transaction agreements. The representatives of the Strategic Review Committee’s advisors and Skadden stressed that, in addition to focusing on value, the Strategic Review Committee was seeking proposals that would provide high certainty of closing and leave the post-closing entity with limited liabilities unrelated to the assets retained by Yahoo.

During the week of May 23, 2016, with the approval of the Strategic Review Committee, representatives of each of Verizon and Strategic Party B met separately with Yahoo’s management team, including Ms. Mayer, Mr. Goldman, Mr. Bell, and Mr. Weingarten, at its Sunnyvale headquarters to discuss potential revenue and cost synergies as part of their due diligence investigation.

On May 24, May 26, and May 27, 2016, the Strategic Review Committee held telephonic meetings, with representatives of the Financial Advisors and Cravath participating, to discuss the progress of the strategic alternatives process and feedback received from the bidders.

On May 31, 2016, the Board held a meeting, with members of management and representatives of the Financial Advisors, Cravath, Skadden, and Wilson Sonsini participating, at which the Board received an update on the strategic alternatives process, including the key terms of the initial drafts of the purchase agreement and reorganization agreement, the status of the bidders’ due diligence, and the proposed schedule for the remainder of the strategic alternatives process. They also described the status of a process to potentially sell the Excalibur IP Assets.

Also on May 31, 2016, Yahoo and Excalibur entered into a patent assignment, pursuant to which, among other things, Yahoo assigned to Excalibur all right, title, and interest to the Excalibur IP Assets. Concurrently, Yahoo and Excalibur entered into a patent license agreement, pursuant to which, among other things, Excalibur granted to Yahoo and certain affiliates a non-exclusive license under the Excalibur IP Assets solely for the Yahoo operating business.

Between May 23, 2016 and June 2, 2016, representatives of Sponsor G, Sponsor H, and Sponsor I communicated to representatives of the Financial Advisors that they were withdrawing from the process.

On June 2, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors and Cravath participating, to discuss the process for review of the second-round bids due on June 6, 2016.

On June 3, at Sponsor B’s request, Mr. Webb met with representatives of Sponsor B. During the meeting the representatives of Sponsor B discussed Sponsor B’s interest in a potential transaction involving Yahoo’s operating business. Mr. Webb suggested that Sponsor B raise any specific issues with the Strategic Review Committee and its advisors.

On June 6, 2016, Yahoo received non-binding interim proposals to acquire Yahoo’s operating business, including lists of the key issues identified in the draft transaction agreements, from each of Verizon, Strategic Party B, the Sponsor C / Sponsor D bidding group, Sponsor A, Sponsor B, and the Sponsor E / Sponsor F bidding group. The six interim proposals included the following base purchase prices and key terms, among others:

•	Verizon proposed a $3.85 billion base purchase price. Its proposal contemplated that (i) the Excalibur IP Assets would be excluded from the acquired assets, but a royalty-free license to the Excalibur IP Assets would be granted for the benefit of Verizon and its current and future affiliates, (ii) Verizon would substitute cash-settled restricted stock units having equivalent value for unvested Yahoo RSU awards, but Yahoo would bear 50 percent of the cost of the Yahoo RSU awards and Verizon would not assume or grant options in substitution for any Yahoo options, (iii) Yahoo would indemnify Verizon for breaches of representations and warranties under the purchase agreement, and (iv) the Yahoo termination fee would be 4 percent of the base purchase price.

•	Strategic Party B proposed a $3.75 billion base purchase price. Its proposal contemplated that (i) the Excalibur IP Assets would be included in the acquired assets, (ii) Strategic Party B would issue Strategic Party B restricted stock units and options having equivalent value for unvested Yahoo RSU awards and unvested Yahoo options, respectively, (iii) Yahoo would indemnify the buyer for breaches of representations and warranties under the purchase agreement, and (iv) the Yahoo termination fee would be five percent of the base purchase price.

•	Sponsor A proposed a $5.0 billion base purchase price if the Excalibur IP Assets and certain minority investments were included in the acquired assets or a $4.7 billion base purchase price if the Excalibur IP Assets and certain minority investments were excluded from the acquired assets. Its proposal contemplated that (i) the cost of Yahoo equity awards would generally be retained by Yahoo, (ii) there would be no indemnification for breaches of representations and warranties under the purchase agreement, (iii) the Yahoo termination fee would be 3.5 percent of the base purchase price, and (iv) the reverse termination fee would be 5 percent of the base purchase price, with Yahoo being entitled to specific performance if the debt financing was available.

•	Sponsor B proposed a base purchase price of $4.0 billion to $4.5 billion. Its proposal contemplated that (i) the Excalibur IP Assets would be included in the acquired assets, (ii) the cost of Yahoo equity awards would generally be retained by Yahoo, (iii) there would be no indemnification for breaches of representations and warranties under the purchase agreement, and (iv) the sole termination remedies would be liquidated damages in amounts to be negotiated, with no provision for specific performance.

•	The Sponsor C / Sponsor D bidding group proposed a $2.75 billion base purchase price. This proposal contemplated that (i) the Excalibur IP Assets would be excluded from the acquired assets and (ii) Yahoo would retain the cost of equity awards. The Sponsor C / Sponsor D bidding group did not submit a list of key issues identified in the draft transaction agreements.

•	The Sponsor E / Sponsor F bidding group proposed a $5.25 billion base purchase price. This proposal contemplated that (i) the Excalibur IP Assets would be excluded from the acquired assets, (ii) the cost of Yahoo equity awards would generally be retained by Yahoo, (iii) there would be no indemnification for breaches of representations and warranties under the purchase agreement, but the buyer would purchase representation and warranty insurance at Yahoo’s cost, and (iv) Yahoo would be entitled to specific performance if the debt financing was available and the buyer failed to consummate the closing when required; otherwise, a reverse termination fee of an unspecified amount would be the remedy.

Between June 6 and June 8, 2016, representatives of the Financial Advisors had numerous discussions with the six bidders who submitted second-round proposals to clarify the terms of and obtain additional information with respect to their proposals, including the reasons for any significant changes from the valuations they had provided in their initial indications of interest.

On June 8, 2016, the Strategic Review Committee met, with representatives of the Financial Advisors and Cravath participating, to review the interim proposals, including the bidders’ issues lists and the additional feedback received from the bidders, and to discuss next steps. Representatives of the Financial Advisors provided an overview of the second round of the strategic alternatives process and provided their preliminary financial analyses of the interim proposals. Representatives of Cravath reviewed with the Strategic Review Committee the transaction agreement issues lists submitted by the bidders. The Strategic Review Committee preliminarily decided that, because the price offered by the Sponsor C / Sponsor D bidding group was significantly lower than the prices indicated in the other bidders’ proposals, and representatives of the Sponsor C / Sponsor D bidding group had indicated that they did not expect further due diligence or partnering opportunities would meaningfully change their valuation, the Sponsor C / Sponsor D bidding group would not be invited to the next round of the strategic alternatives process.

On June 9, 2016, the Strategic Review Committee and representatives of the Financial Advisors and Cravath participated in a conference call with Mr. Webb, certain members of Yahoo management, including Ms. Mayer and Mr. Bell, and representatives of Skadden and Wilson Sonsini to review the interim proposals.

On June 10, 2016, the Board held a telephonic meeting, including certain members of management, to discuss the interim proposals and other matters discussed at the Strategic Review Committee’s June 8, 2016 meeting. Representatives of the Financial Advisors, Cravath, and Skadden provided the Board with an overview of the interim proposals and the Financial Advisors presented their analyses of each of the bids. Following the Board meeting, and taking into account the Board’s discussion and direction, the Strategic Review Committee decided to invite to the next round of the strategic alternatives process each of the remaining five bidders: Verizon, Strategic Party B, Sponsor A, Sponsor B, and the Sponsor E / Sponsor F bidding group. At the Strategic Review Committee’s direction, the Financial Advisors communicated the Strategic Review Committee’s decision to the bidders and began to arrange calls to provide the bidders and their advisors with feedback on their transaction agreements issues lists.

On June 12 and 13, 2016, Yahoo uploaded revised transaction agreements and draft disclosure schedules, respectively, to the virtual data room, reflecting the corporate structure of Yahoo Holdings.

On June 13, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors and Cravath participating, to discuss the bidders’ ongoing due diligence requests and discuss certain issues relating to the transaction agreements.

Between June 13 and June 19, 2016, representatives of Skadden and Cravath held conference calls with representatives of each of the remaining bidders, including their legal advisors, during which the representatives of Skadden and Cravath provided feedback to each of the bidders on the transaction agreement issues lists they had submitted with their interim bids. The Strategic Review Committee’s advisors also advised the bidders that mark-ups of the transaction agreements would be due on June 20, 2016, and, for financial bidders, near-final drafts of debt commitment letters would be due on June 30, 2016.

On June 16, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors and Cravath participating, at which the Financial Advisors updated the Strategic Review Committee on, among other things, the feedback received from each of the bidders regarding remaining due diligence items and their expected timing for completion of their due diligence review. The Strategic Review Committee expressed a desire for bidders to be guided to submit final mark-ups of the transaction agreements that would enable Yahoo to be in a position to enter into definitive transaction agreements with the winning bidder as soon as possible after final bids were received.

Initial Mark-Ups

Between June 20 and June 24, 2016, each of the remaining five bidders submitted initial mark-ups of the transaction agreements. Verizon’s mark-up of the purchase agreement improved certain of the terms previously indicated in the issues list it submitted on June 6, 2016. In particular, Verizon’s mark-ups did not contemplate indemnification for breaches of representations, warranties, and pre-closing covenants under the purchase agreement (although it did include indemnification for pre-closing taxes) and provided that Verizon would assume the full cost of unvested Yahoo RSU awards. The mark-ups submitted by Strategic Party B, Sponsor A, Sponsor B, and Sponsor F were generally consistent with the key issues lists previously submitted by those bidders.

On June 24, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Financial Advisors, Cravath, and Skadden participating, to discuss issues raised by the transaction agreement mark-ups the bidders had submitted. The Strategic Review Committee also discussed the timeline for the remainder of the sale process.

Interim Mark-Ups and Final Proposals

On June 21, 2016, principals of Sponsor E and Sponsor F informed Mr. McInerney and representatives of one of the Financial Advisors that Sponsor E intended to withdraw from the auction process, but that Sponsor F continued to be interested in acquiring Yahoo’s operating business and wished to remain in the process. In the following days, members of the Strategic Review Committee and representatives of the Financial Advisors had numerous discussions with principals of Sponsor F to discuss whether it was feasible for Sponsor F to obtain equity financing without Sponsor E’s participation. Based on these discussions, the Strategic Review Committee ultimately determined to permit Sponsor F to remain in the process.

Between June 26 and July 1, 2016, representatives of Skadden, Cravath, and the Financial Advisors participated in conference calls with representatives of each of the five remaining bidders to provide them with initial feedback on their mark-ups of the transaction agreements submitted the previous week, as well as to obtain clarification from the bidders with respect to certain of their changes to the initial drafts.

On June 27, 2016, at the direction of the Strategic Review Committee, representatives of the Financial Advisors distributed to the five remaining bidders a process letter setting out the process and guidelines for the submission of final acquisition proposals and establishing July 18, 2016 as the final bid deadline. The process letter provided for submission of interim mark-ups of the transaction agreements on July 6, 2016, and, based on feedback to be provided by Skadden and Cravath on such interim mark-ups, the submission of final mark-ups of the transaction agreements on July 14, 2016. The process letter further requested that the bidders submit executed debt and equity financing commitment letters (if applicable) with their final proposals, and noted that the Strategic Review Committee would attach considerable importance to the certainty of the financing commitments in its evaluation of the final proposals.

On June 27, 2016, at Verizon’s request, members of the Strategic Review Committee, together with a representative of one of the Financial Advisors, met with Mr. McAdam and other members of Verizon’s management team to discuss Verizon’s participation in the sale process and Verizon’s interest in a potential transaction involving Yahoo’s operating business.

On June 29, 2016, the Board held a meeting at Yahoo’s Sunnyvale headquarters, with members of management and representatives of the Financial Advisors, Cravath, Skadden, and Wilson Sonsini present, to discuss, among other things, the strategic alternatives process. At the meeting, members of the Strategic Review Committee reviewed the interim proposals received from the five continuing bidders, and the Financial Advisors presented the Board with a comparison of the financial aspects of the bids, as well as their preliminary financial analysis with respect to Yahoo’s operating business, including the relative advantages and disadvantages, as well as the expected timing, of a reverse spin-off compared to a sale of Yahoo’s operating business. The representatives of Cravath and Skadden reviewed with the Board potential issues raised by the bidders’ mark-ups of the transaction agreements. A representative of Wilson Sonsini reviewed the Board’s fiduciary duties and other legal considerations. The Board also expanded the Strategic Review Committee’s authority, by authorizing it to consider, evaluate, and make recommendations to the Board regarding the potential monetization of the Excalibur IP Assets, consideration of a reverse spin-off, capitalization and initial investment objectives of Yahoo following a sale of its operating business or a reverse spin-off, the disposition of the Alibaba Shares and the Yahoo Japan Shares, and the repatriation of cash to Yahoo’s stockholders.

Yahoo held its annual stockholders meeting on June 30, 2016. At the annual meeting, Yahoo’s stockholders elected each of Yahoo’s director nominees to the Board.

On July 1, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of its advisors and Skadden participating, to review the discussions held with the bidders regarding their initial transaction agreement mark-ups, as well as the status of the bidders’ due diligence review and the financial sponsor bidders’ progress in securing equity and debt financing commitments.

On July 6, 2016, Yahoo received interim mark-ups of the transaction agreements from Verizon, Strategic Party B, Sponsor A, and Sponsor F. In its interim transaction agreement mark-ups, Verizon further improved the terms of its bid by, among other things, eliminating the pre-closing tax indemnity (with certain exceptions) and lowering the Yahoo termination fee from 4.0 percent to 3.5 percent. The transaction agreement mark-ups from Strategic Party B, Sponsor A, and Sponsor F that submitted interim mark-ups at that time were generally less favorable to Yahoo than Verizon’s mark-ups on non-price terms, including indemnification, closing conditions, the Yahoo termination fee, and, where applicable, the reverse termination fee.

On July 7 and July 11, 2016, representatives of Skadden and Cravath held telephonic meetings with representatives of each of the four bidders that had submitted interim mark-ups on July 6, 2016 to clarify certain terms of, and provide feedback on, their interim mark-ups, consistent with the guidance provided by the Strategic Review Committee.

On July 7, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of its advisors participating, to discuss the status of the sale process and the discussions with each of the five remaining bidders and to receive an update from Cravath on the most significant issues raised by the interim mark-ups of the transaction agreements received so far. At the meeting, the Strategic Review Committee discussed Sponsor F’s request to have discussions with David Filo, a director and co-founder of Yahoo, its Chief Yahoo, and its largest individual stockholder, regarding the possibility of Mr. Filo providing equity financing in a bid by Sponsor F. Following discussion, in order to enable Sponsor F to present the best possible bid, the Strategic Review Committee decided that it would permit the bidder to have discussions with Mr. Filo regarding his potential participation in a bid by Sponsor F, so long as Mr. Filo was willing to enter into such discussion and, if so, that he recuse himself from all further Board discussions regarding the sale process and not receive any further information about the bidding process for as long as Mr. Filo contemplated such participation. On behalf of the Strategic Review Committee, a representative of Wilson Sonsini discussed with Mr. Filo whether he would be willing to have discussions with Sponsor F on these terms. Mr. Filo indicated that he would be willing to discuss a potential equity participation in a bid by Sponsor F or, if requested, by another financial sponsor bidder if it would help to facilitate maximizing stockholder value in the strategic alternatives process. The Strategic Review Committee also determined that if any other bidders requested to have discussions with Mr. Filo going forward, the Strategic Review Committee would evaluate those requests on a case-by-case basis. Throughout the week of July 11, 2016, the Strategic Review Committee had numerous discussions with representatives of Cravath, Wilson Sonsini, and the Financial Advisors regarding Mr. Filo’s potential equity participation in a bid by Sponsor F. Mr. Filo agreed to the restrictions on his access to discussions and information proposed by the Strategic Review Committee.

On July 10, 2016, the Strategic Review Committee had a conference call with representatives of the Financial Advisors, Cravath, and Skadden to review issues raised by the interim mark-ups of the transaction agreements submitted by the bidders. At the meeting, the Strategic Review Committee provided Skadden and Cravath with guidance with respect to the feedback they would deliver to the bidders in accordance with the process outlined in the process letter.

On July 11, 2016, Sponsor B submitted its interim mark-ups of the transaction agreements, which did not contain significant improvements compared to Sponsor B’s prior mark-ups. The next day, principals of Sponsor B met with Mr. Webb to discuss its interest in pursuing a potential acquisition of Yahoo’s operating business.

On July 14, 2016, representatives of Skadden and Cravath held a conference call with representatives of Sponsor B to provide them with feedback on their interim mark-ups of the transaction agreements.

Also on July 14, 2016, Verizon, Strategic Party B, Sponsor A, and Sponsor F submitted revised, final mark-ups of the transaction agreements.

On July 18 and 19, 2016, all five bidders submitted to the Strategic Review Committee their final acquisition proposals, and Sponsor B also provided revised mark-ups of the transaction agreements and executed equity and debt financing commitment letters. Sponsor A and Sponsor F did not submit executed financing commitments. The final proposals included the following terms, among others:

•	Verizon increased its base purchase price to $4.8258 billion. Its final proposal (i) continued to exclude the Excalibur IP Assets from the acquired assets and narrowed the scope of the royalty-free license to the Excalibur IP Assets that would be granted for the benefit of Verizon and its current and certain future affiliates, (ii) continued to provide generally for the substitution of cash-settled Verizon restricted stock units for unvested Yahoo RSU awards and no assumption or substitution of any Yahoo options, (iii) continued to provide for no indemnification for breaches of representations and warranties under the purchase agreement, and (iv) lowered the Yahoo termination fee to 3.0 percent of the base purchase price.

•	Strategic Party B lowered its base purchase price to $2.9 billion. Its proposal (i) excluded the Excalibur IP Assets from the acquired assets, but provided that Strategic Party B and its controlled affiliates would be granted a full license to the Excalibur IP Assets, (ii) continued to provide for the substitution of Strategic Party B restricted stock units and options for unvested Yahoo RSU awards and unvested Yahoo options, (iii) continued to provide that Yahoo would indemnify the buyer for, among other things, breaches of representations and warranties, and (iv) revised the Yahoo termination fee to 3 percent of the base purchase price, subject to escalation by 1/30 of 0.5 percent each day (i.e., 0.5 percent per month) if the stockholder meeting was not held within six months following the announcement of a transaction.

•	Sponsor A reduced its base purchase price to $4.0 billion. Its proposal provided (i) that the Excalibur IP Assets would be excluded from the acquired assets, (ii) that the cost of equity awards would generally be retained by Yahoo, (iii) that Yahoo would bear severance costs of terminating a certain number of employees (which Sponsor A estimated to be $200 million to $300 million), (iv) for indemnification for breaches of representations and warranties under the purchase agreement regarding the business in the reorganization agreement, and (v) a Yahoo termination fee and a reverse termination fee of 3.25 percent and 5.5 percent, respectively, of the base purchase price. Sponsor A also proposed an alternative transaction, pursuant to which the majority of the assets of Yahoo’s operating business would be separated from a liquidating trust holding the remainder of the operating assets, including all of Yahoo’s physical assets, as well as certain legacy liabilities, and the liquidating trust would be acquired by Sponsor A through a combination of equity and vendor financing provided by Yahoo, though no purchase price for the liquidating trust was specified.

•	Sponsor B proposed a $4.05 billion base purchase price. Its proposal provided (i) that the Excalibur IP Assets would be included in acquired assets, (ii) that the cost of equity awards would generally be retained by Yahoo, (iii) that Yahoo would implement an employee reduction plan prior to the closing and a portion of the related severance would be borne by Yahoo, (iv) for no indemnification for breaches of representations and warranties under the purchase agreement, (v) a Yahoo termination fee and a reverse termination fee each equal to 4.0 percent of the base purchase price, and (vi) that a reverse termination fee would be the exclusive termination remedy of Yahoo, meaning that Yahoo would not have the right to cause the buyer to close if its debt financing was available.

•	Sponsor F reduced its base purchase price to $4.35 billion. Its proposal provided (i) that the Excalibur IP Assets would be excluded from the acquired assets, (ii) that the cost of equity awards would generally be retained by Yahoo, (iii) for no indemnification for breaches of representations and warranties under the purchase agreement, and (iv) a Yahoo termination fee and a reverse termination fee equal to 3.75 percent and 7.5 percent, respectively, of the base purchase price.

On July 18 and July 19, 2016, the Strategic Review Committee had multiple conference calls with its advisors to discuss the final proposals. The Strategic Review Committee considered that (i) Verizon’s bid offered the highest base purchase price, (ii) Verizon had submitted the transaction agreement mark-ups that were most responsive to the Strategic Review Committee’s concerns regarding value, certainty of closing, and leaving the post-closing entity with limited liabilities unrelated to the assets retained by Yahoo, (iii) Verizon had sufficient funds to finance the transaction, whereas the financing of the financial sponsor bidders was less certain, and (iv) Verizon had substantially completed its due diligence review, whereas the financial sponsors needed additional time to complete their due diligence review. In light of these and other factors, the Strategic Review Committee recommended that Yahoo should proceed to negotiate definitive transaction agreements with Verizon on an expedited basis. The Strategic Review Committee also determined, after reviewing proposals received to date for the Excalibur IP Assets, to recommend to the Board that Yahoo should retain the Excalibur IP Assets at that time.

Also on July 18 and July 19, 2016, the Financial Advisors contacted each of the other four bidders to obtain additional information with respect to their proposals, and to discuss whether they could enhance their prices for Yahoo’s operating business.

Later in the evening on July 19, 2016, the Board, with members of management, representatives of the Strategic Review Committee’s advisors, Skadden, and Wilson Sonsini present, convened to discuss the final proposals received by the Strategic Review Committee. As previously arranged, Mr. Filo did not participate in this Board meeting or any other subsequent Board meetings relating to the proposed transaction and was not given access to materials for the meeting, including the final proposals. At the meeting, representatives of the Financial Advisors reviewed with the Board each of the final proposals. Representatives of Skadden and Cravath then reviewed with the Board the key issues raised by the final mark-ups of the transaction agreements submitted by the bidders. After discussion, considering the factors differentiating Verizon’s bid described above, the Board determined that Yahoo should proceed to negotiate definitive transaction agreements with Verizon on an expedited basis.

Skadden distributed revised versions of the transaction agreements to Verizon and Wachtell, Lipton, Rosen & Katz (“Wachtell”), Verizon’s legal counsel, early on the morning of July 20, 2016. Yahoo Holdings was also formed on July 20, 2016. Beginning later on July 20, 2016, and through the evening of July 22, 2016, Skadden and Wachtell exchanged revised drafts of the transaction agreements, and representatives of Skadden, in consultation with representatives of Cravath, and representatives of Wachtell negotiated the terms of the transaction agreements. Also during this time, the parties negotiated the terms of the Excalibur License Agreement.

In the evening of July 20, 2016, members of the Board, with members of management and representatives of the Strategic Review Committee’s advisors, Skadden, and Wilson Sonsini present, received a telephonic update on the status of the negotiations with Verizon and its advisors.

Also on July 21, 2016, the Strategic Review Committee held a telephonic meeting, with representatives of the Strategic Review Committee’s advisors participating, to discuss the status of discussions with Verizon. Representatives of Cravath reviewed with the Strategic Review Committee the material open items in the transaction agreements and the Strategic Review Committee provided feedback on certain of those matters.

In the afternoon on July 22, 2016, the Strategic Review Committee, together with representatives of its advisors, held a telephonic meeting. Representatives of Cravath reviewed with the Strategic Review Committee its fiduciary duties and other relevant legal considerations in connection with recommending a potential transaction to the Board. The representatives of Cravath also reviewed with the Strategic Review Committee the terms of the proposed transaction agreements to be entered into with Verizon and provided the Strategic Review Committee with an update on the status of negotiations. Representatives of the Financial Advisors then each reviewed with the Strategic Review Committee their financial analyses of Yahoo and its operating business. The Strategic Review Committee also discussed with its advisors a communication received by Mr. Webb from the principal of Sponsor B reiterating Sponsor B’s interest in an acquisition.

After the Strategic Review Committee’s meeting, on July 22, 2016, members of the Strategic Review Committee had a call with a principal of Sponsor B, during which the principal indicated that the Strategic

Review Committee should expect to receive the revised proposal within the next few hours, but did not disclose any specific monetary terms of the revised proposal. Later that evening, just prior to the scheduled start of a Board meeting, the Strategic Review Committee received from Sponsor B a revised proposal to acquire Yahoo’s operating business for an enterprise value of $4.8 billion contingent on, among other things, Yahoo retaining the cost of its equity awards and Yahoo and Sponsor B agreeing on a key employee reduction plan to be executed prior to closing, on the allocation between Yahoo and Sponsor B of the severance costs related to the reduction plan, as well as several other contract concessions.

In the evening of July 22, 2016, the Board held a telephonic meeting, with members of management and representatives of the Strategic Review Committee’s advisors, Skadden, and Wilson Sonsini participating. All of the members of the Board were in attendance, except for Mr. Filo. A representative of Wilson Sonsini reviewed with the directors their fiduciary duties, as well as the scope of the authority delegated by the Board to the Strategic Review Committee. A representative of Skadden then reviewed with the Board the terms and conditions of the proposed transaction with Verizon contained in the purchase agreement and related transaction agreements. Representatives of Skadden and Cravath also updated the Board on the status of the negotiations. The Board then discussed with the Strategic Review Committee’s advisors, Skadden, and Wilson Sonsini Sponsor B’s revised proposal. The Board considered, among other things, that the price offered in Sponsor B’s revised proposal was lower than the price offered by Verizon and that Sponsor B’s proposal did not assume the Yahoo RSU awards, the certainty of the Verizon bid, the risk of losing the Verizon bid if Yahoo were to delay signing and pursue further discussions with Sponsor B, and the fact that Sponsor B’s offer was subject to confirmatory due diligence and the negotiation of definitive transaction agreements. The Board concluded that the risks of delaying signing a transaction with Verizon for an inferior offer from Sponsor B outweighed any potential benefit of pursuing further negotiations and noted that, in the proposed transaction with Verizon, the Board retained a customary “fiduciary out” to pursue an unsolicited potentially superior proposal that emerged after signing the transaction agreements. Representatives of J.P. Morgan and Goldman Sachs then described certain hedge and warrant transactions relating to the Convertible Notes, with respect to which J.P. Morgan and Goldman Sachs are counterparties to the Company, noting that these interests had been disclosed to, discussed with, and considered by the Strategic Review Committee and the Board in connection with their respective engagements as financial advisors to the Strategic Review Committee. They also discussed with the Board the potential impact of the proposed Sale Transaction on the hedge and warrant transactions, including the value that Goldman Sachs and J.P. Morgan could potentially receive under various assumptions as a result of their interest in the hedge and warrant transactions, based on theoretical models. Representatives of the Financial Advisors then jointly reviewed with the Board their joint financial analysis of the purchase price to be paid by Verizon to Yahoo in connection with the Sale Transaction (the “Original Cash Consideration”), which is $4,825,800,000 in cash, subject to adjustments as provided for in the purchase agreement, together with the general substitution of cash-settled Verizon RSU awards for unvested Yahoo RSU awards held by employees of Yahoo Holdings immediately prior to the closing of the Sale Transaction (the “RSU Substitution”). At this meeting, each of the Financial Advisors then rendered its oral opinion to the Strategic Review Committee and the Board, each of which were subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in such Financial Advisor’s written opinion, the Original Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the purchase agreement, was fair, from a financial point of view, to Yahoo.

The Board meeting was then recessed and the Strategic Review Committee held an executive session, during which the Strategic Review Committee unanimously recommended to the Board that the Board approve the purchase agreement and the reorganization agreement negotiated with Verizon and the transactions contemplated by those agreements. The Board meeting was reconvened immediately thereafter and, after receiving the recommendation of the Strategic Review Committee, the Board, by unanimous vote of all directors present at the meeting (which excluded Mr. Filo), (i) determined that the Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the Sale Transaction Agreements and the Sale Transaction, (iii) recommended, subject to the terms of the Stock Purchase Agreement, that the Yahoo stockholders adopt a resolution authorizing the Sale Transaction, and (iv) directed that the Sale Transaction be submitted for consideration by the stockholders at the special meeting.

Following the meeting, until early morning on July 23, 2016, representatives of Skadden, in consultation with Cravath, Weil, Gotshal & Manges LLP (which acted as intellectual property counsel to Yahoo), and Wachtell finalized the terms of the Original Sale Transaction Agreements, and on the morning of July 23, 2016, Yahoo and Verizon executed the Original Stock Purchase Agreement, Yahoo and Yahoo Holdings executed the Original Reorganization Agreement, and Yahoo and Excalibur executed the Excalibur License Agreement.

On July 25, 2016, Yahoo and Verizon issued a joint press release announcing the transaction and the execution of the Original Sale Transaction Agreements.

Sale Transaction Agreement Amendments

On September 22, 2016, Yahoo publicly disclosed that a copy of certain user account information for approximately 500 million user accounts was stolen from Yahoo’s network in late 2014 (the “2014 Security Incident”), and that it believed the user account information was stolen by a state-sponsored actor. Yahoo disclosed that the account information included names, email addresses, telephone numbers, dates of birth, hashed passwords and, in some cases, encrypted or unencrypted security questions and answers. Yahoo’s forensic investigation indicated that the stolen information did not include unprotected passwords, payment card data, or bank account information. In a statement issued on the same day, Verizon stated that it had limited information and understanding of the impact of the 2014 Security Incident and would evaluate it as the investigation continued through the lens of overall Verizon interests, including consumers, customers, shareholders and related communities.

The Board formed an independent committee (the “Independent Committee”) to investigate the 2014 Security Incident and related matters, including the scope of knowledge within the Company in 2014 of access to Yahoo’s network by the state-sponsored actor responsible for the theft and related incidents, and Yahoo’s internal and external reporting processes and remediation efforts related to the 2014 Security Incident and related incidents.

On October 5, 2016, the Board met at Yahoo’s Sunnyvale headquarters, with members of management and representatives of Skadden and Wilson Sonsini present, to discuss, among other things, the 2014 Security Incident and related matters. A representative of Wilson Sonsini reviewed with the directors their fiduciary duties. The Board also reviewed with Skadden the implications of the 2014 Security Incident under the Original Sale Transaction Agreements. Also at the October 5 Board meeting, the Board increased the size of the Strategic Review Committee to five directors and appointed Mr. Braham and Ms. Friedman as additional members of the committee.

Throughout October and November 2016, each of the Strategic Review Committee and the Board met periodically to discuss the pending sale of the Business to Verizon in light of the 2014 Security Incident and related matters, and the Independent Committee, with the assistance of independent legal counsel and a forensic expert, continued to investigate the 2014 Security Incident and related matters.

On October 24, 2016, the Board held a telephonic meeting, with members of management and representatives of Cravath, Skadden and Wilson Sonsini participating for relevant portions of the meeting, to discuss potential implications of the 2014 Security Incident for the pending sale of the Business to Verizon and potential claims Verizon could assert in connection with the 2014 Security Incident, including under the Original Sale Transaction Agreements. The Board also discussed potential legal risks and claims and related costs that might result from the 2014 Security Incident, including, among other things, the possibility of user class-action lawsuits and regulatory actions. In response to the risks to the pending Sale Transaction posed by the 2014 Security Incident, the Board authorized the Strategic Review Committee to engage in discussions with Verizon regarding a possible agreement under which Yahoo would retain liability for a portion of certain costs and expenses arising from the 2014 Security Incident.

On November 1, 2016, Messrs. McInerney and Smith, accompanied by a representative of Cravath, met with Mr. McAdam, Marni Walden, Verizon’s Executive Vice President and President of Product Innovation and New Businesses, and Craig Silliman, Verizon’s General Counsel and Executive Vice President – Public Policy, to discuss potential resolutions of possible claims including under the Original Sale Transaction Agreements, in connection with the 2014 Security Incident and related matters.

On November 3, 2016, the Board held a telephonic meeting at which, among other things, the directors discussed the 2014 Security Incident. Messrs. McInerney and Smith briefed the Board on their meeting with representatives of Verizon and possible next steps were discussed.

On November 5, 2016, Mr. McInerney had a further conversation with Mr. McAdam and later that day briefed the Strategic Review Committee on his discussion with Mr. McAdam. On November 7, 2016, the Board held a telephonic meeting and received a briefing on communications with representatives of Verizon.

On November 8, 2016, Mr. McInerney and Mr. McAdam spoke by telephone regarding possible modifications to the Sale Transaction and reached a preliminary understanding, subject to negotiation of mutually acceptable documentation and approval by the Board and Verizon’s board of directors, on the key elements of a potential resolution of issues relating to the 2014 Security Incident. Under the terms discussed, Yahoo and Verizon would split evenly certain liabilities arising out of the 2014 Security Incident and potentially other data breaches in consideration for Verizon’s waiver and release of certain possible claims, including, among other things, rights to refuse to close the Sale Transaction or to terminate the Original Stock Purchase Agreement as a result of the 2014 Security Incident and related matters.

On November 9, 2016, Yahoo disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 that its outside forensic experts were investigating the creation of forged cookies that could allow an intruder to access users’ accounts without a password (the “Cookie Forging Activity”). Yahoo also disclosed in such Quarterly Report that it was investigating with the assistance of outside forensic experts certain data files provided to Yahoo by law enforcement which a third party claimed contained Yahoo user account data.

Between November 9 and November 13, 2016, representatives of Cravath had multiple conversations with representatives of Verizon and Wachtell regarding the terms of potential amendments to the Original Sale Transaction Agreements and a settlement of potential claims.

On November 14, 2016, representatives of Wachtell sent to representatives of Cravath drafts of amendments to the Original Sale Transaction Agreements. On November 18, 2016, representatives of Cravath sent comments on the documents provided by Wachtell, as well as a draft settlement and release agreement to be entered into between Yahoo and Verizon. Between November 14 and December 2, 2016, representatives of the Strategic Review Committee, Yahoo management, Verizon, Cravath and Wachtell had multiple conference calls regarding, and exchanged multiple revised drafts of, these documents. Also during this period, the Board met periodically and received updates from the Strategic Review Committee regarding the status of ongoing negotiations with Verizon regarding the draft amendments to the Original Sale Transaction Agreements and settlement and release agreement.

On December 2, 2016, representatives of Yahoo updated representatives of Verizon on Yahoo’s investigation of the data files provided by law enforcement. Shortly thereafter, the representatives of Verizon advised the representatives of Yahoo that Verizon would defer reaching any conclusions regarding a potential settlement with Yahoo until Yahoo had made further progress in the investigation and had completed any necessary user notification requirements.

On December 6 and 7, 2016, the Board met at Yahoo’s Sunnyvale headquarters, with representatives of management, Cravath, Skadden and Wilson Sonsini present for relevant portions of the meeting. At the meeting, among other things, the Board received an update on the status of the Independent Committee’s investigation and discussed Verizon’s decision to defer reaching any conclusions regarding a potential settlement with Yahoo.

On December 14, 2016, Yahoo publicly disclosed that, based on its outside forensic experts’ analysis of data files provided to it in November 2016 by law enforcement, Yahoo believed an unauthorized third party had stolen data associated with more than one billion user accounts in August 2013 (the “2013 Security Incident” and, collectively with the 2014 Security Incident and the Cookie Forging Activity, the “Security Incidents”). Yahoo disclosed that it had not been able to identify the intrusion associated with this theft, and that Yahoo believed this incident was likely distinct from the 2014 Security Incident. Yahoo also disclosed that the stolen information did not include passwords in clear text, payment card data, or bank account information. In a public statement made on the same day, Verizon stated that it would evaluate the situation as Yahoo continued its investigation and would review the impact of the new development before reaching any final conclusions.

Throughout the months of December 2016 and January 2017, the Independent Committee, with the assistance of independent counsel and a forensic expert, continued its investigation. In addition, the Strategic Review Committee continued to meet periodically to, among other things, receive updates from Yahoo’s management regarding the impact of the Security Incidents and related matters. The Board also continued to meet periodically to discuss, among other things, the status of communications with Verizon, the Security Incidents and the findings of the Independent Committee’s investigation.

Also during this period, Yahoo’s management analyzed the impact of the Security Incidents and related matters on the Business and provided the Board and the Strategic Review Committee with periodic updates with respect to the results thereof. Verizon was provided with periodic updates with respect to these matters in January and February 2017.

On January 9, 2017, Yahoo announced that immediately following the closing, the size of the Board will be reduced to five directors, that Mr. Braham, Mr. Brandt, Ms. Friedman, Mr. McInerney and Mr. Smith will continue to serve as directors of the Fund following the Closing, with Mr. Brandt serving as Chairman of the Board, and that each of Mr. Filo, Mr. Hartenstein, Mr. Hill, Ms. Mayer, Jane E. Shaw and Mr. Webb had indicated that he or she intends to resign from the Board effective upon the closing of the Sale Transaction. (Mr. Smith subsequently also indicated that he intends to resign from the Board effective upon the closing of the Sale Transaction.) Also on that date, to facilitate the transition of Yahoo to an investment company following the closing of the Sale Transaction, Mr. Brandt became Chairman of the Board and Mr. Webb became Chairman Emeritus of the Board.

On February 1, 2017, Mr. McInerney and a representative of Cravath participated in a conference call with Mr. McAdam and other representatives of Verizon to discuss the status of Verizon’s evaluation of the impact of the Security Incidents on the Business. During the call, the representatives of Verizon indicated that Verizon needed to review additional information in order to complete its assessment and that it could take several months for Verizon to finalize such review. Mr. McAdam proposed that the parties could proceed in one of three ways: Verizon could complete its evaluation of the impact of the Security Incidents on the Business over the next several months, after which Verizon would decide how to proceed and whether to assert any legal rights against Yahoo; Yahoo could agree to, among other things, a purchase price reduction in return for Verizon’s release of potential rights and claims in respect of the data security incidents; or the parties could mutually agree to terminate the Sale Transaction. Mr. McInerney asked Mr. McAdam the magnitude of the purchase price reduction being requested and Mr. McAdam noted that Verizon was still formulating a view but that a purchase price reduction as high as $925 million could be appropriate.

Later in the day on February 1, 2017, the Strategic Review Committee held a telephonic meeting, with representatives of Cravath participating, to discuss Verizon’s proposal. The Board held a telephonic meeting on February 2, 2017, with members of management and representatives of Cravath, Skadden and Wilson Sonsini present, at which Mr. McInerney reviewed with the Board the alternatives proposed by Verizon.

The Strategic Review Committee met again telephonically on February 3, 2017, with representatives of Cravath and the Financial Advisors participating. The Strategic Review Committee discussed, among other things: the alternatives raised by Verizon, including the proposed reduction in the purchase price; the parties’

rights and obligations under the Original Sale Transaction Agreements and potential legal bases on which Verizon could seek to refuse to close the Sale Transaction and the merits of such potential claims; the expected timeline of potential litigation in the event Verizon refused to close the Sale Transaction and the costs, risks and uncertainties associated with such litigation; and Yahoo’s potential alternatives to the Sale Transaction if the Original Sale Transaction Agreements were to be terminated, including, among other things, a spin-off of the Business. The Strategic Review Committee also discussed, with input from the Financial Advisors, the prospect that proposals received in the original sale process would continue to be available in the event the Sale Transaction were to be terminated.

On February 6, 2017, the Board held a meeting at Wilson Sonsini’s Palo Alto offices, with the Financial Advisors, Cravath, Skadden, Wilson Sonsini and the Independent Committee’s independent legal counsel participating in person or telephonically in the relevant portions of the meeting, to discuss, among other things, the Security Incidents, potential claims that could be raised by Verizon and the merits of such potential claims, the timing, costs and risks associated with any litigation with Verizon regarding such potential claims, the status of the negotiations with Verizon, including the purchase price reduction proposed by Verizon, and potential options available to Yahoo and the risks and uncertainties inherent in each. The representatives of the Financial Advisors presented certain preliminary financial analyses, and the Board discussed, among other things, with input from the Financial Advisors and legal counsel, whether it was feasible for Yahoo to pursue alternative transactions, including a reverse spin-off of the Business, in the event that the Original Sale Transaction Agreements were to be terminated. Following discussion, the Board authorized the Strategic Review Committee to continue discussions with Verizon regarding a potential resolution relating to the Security Incidents and related matters and to seek to negotiate more favorable terms.

On February 9, 2017, Mr. McInerney and Mr. McAdam met at Verizon’s offices in New York City. At such meeting, Mr. McInerney informed Mr. McAdam that the Board was unwilling to agree to a purchase price reduction at the high end of the range previously discussed. After further discussion, Mr. McAdam and Mr. McInerney each agreed to review with their respective boards of directors a proposal that included a purchase price reduction in the amount of $350 million.

Later in the afternoon on February 9, 2017, the Strategic Review Committee held a meeting at which Mr. McInerney briefed the other members of the Strategic Review Committee on his conversation with Mr. McAdam. In the evening of February 9, 2017, the Board held a telephonic meeting, with representatives of Cravath, Skadden and Wilson Sonsini participating, to, among other things, receive an update from Mr. McInerney regarding his discussions with Verizon. Following discussion of, among other things, the Security Incidents, alternatives proposed by Verizon, including the proposed purchase price reduction, and potential options available to Yahoo and the risks and uncertainties inherent in each, including the risk of an adverse outcome and the potential delay associated with a litigation process, the Board determined that Yahoo should seek to finalize a potential resolution with Verizon on the basis of Verizon’s revised proposal.

Also in the evening of February 9, 2017, following the Board meeting, representatives of Yahoo indicated to representatives of Verizon that Yahoo was prepared to proceed on the basis of the proposal discussed by Mr. McInerney and Mr. McAdam. Thereafter, representatives of Wachtell sent representatives of Cravath revised drafts of the proposed amendments to the Original Sale Transaction Agreements and the settlement and release agreement, reflecting, among other things, a reduction in the cash consideration to be paid by Verizon in connection with the Sale Transaction to $4,475,800,000, subject to adjustment as provided in the Original Stock Purchase Agreement (the “Cash Consideration”). Between February 9, 2017 and the execution of the Sale Transaction Agreement Amendments on February 20, 2017, representatives of Yahoo, Verizon, Cravath and Wachtell had multiple telephone conferences to negotiate the terms, and exchanged additional revised drafts, of the amendments to the Original Sale Transaction Agreements and the settlement and release agreement.

On February 13, 2017, the Board held a telephonic meeting, with representatives of management, Cravath, Skadden and Wilson Sonsini participating. At the meeting, the Board, among other things, reviewed updated forecasted financial information for the years 2017 and 2018 and forecasted financial information for the year

2019, in each case prepared by Yahoo’s management for purposes of the Financial Advisors’ financial analyses and fairness opinions. The Board approved the forecasted financial information for use by the Financial Advisors in performing their financial analyses in connection with their rendering of fairness opinions with respect to the Sale Transaction.

The Strategic Review Committee met telephonically, with representatives of Cravath participating, on February 14, 2017, to discuss the status of the negotiations with Verizon, including the open issues in the amendments to the Original Sale Transaction Agreements and the settlement and release agreement, and related matters. On February 15, 2017, Mr. McInerney and Mr. Silliman further discussed the terms of the draft documents.

On February 19, 2017, the Board held a telephonic meeting, with members of management and representatives of Cravath, Skadden, Wilson Sonsini and the Financial Advisors participating in the relevant portions of the meeting. At the meeting, among other things, a representative of Cravath reviewed with the Board the terms and conditions of the proposed amendments to the Original Sale Transaction Agreements and the settlement and release agreement and updated the Board on the status of the negotiations. Representatives of the Financial Advisors reviewed with the Board their financial analyses of the revised consideration proposed to be paid by Verizon to Yahoo. The Board deferred taking any action with respect to the amendments and agreement pending resolution of all remaining open issues.

In the morning of February 20, 2017, Mr. McInerney and Mr. Silliman discussed the remaining open issues in the drafts of the amendments to the Original Sale Transaction Agreements and the settlement and release agreement and, over the course of the day, representatives of the Strategic Review Committee, Verizon, Cravath and Wachtell finalized the terms of the Sale Transaction Agreement Amendments and the Settlement and Release Agreement.

Later on February 20, 2017, the Board held a telephonic meeting, with members of management and representatives of Cravath, Skadden, Wilson Sonsini and the Financial Advisors participating in the relevant portions of the meeting. A representative of Wilson Sonsini reviewed with the directors their fiduciary duties. Each of the Financial Advisors then rendered its oral opinion to the Strategic Review Committee and the Board, each of which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in such Financial Advisor’s written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo. The Strategic Review Committee then recommended to the Board that the Board approve the Sale Transaction Agreement Amendments and the Settlement and Release Agreement and the transactions contemplated thereby. After receiving the recommendation of the Strategic Review Committee, the Board, by unanimous vote of all directors voting (with Mr. Filo abstaining), (i) determined that the Sale Transaction Agreements, as amended by the Sale Transaction Agreement Amendments, and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the Sale Transaction Agreement Amendments, the Settlement and Release Agreement, and the Sale Transaction, (iii) recommended, subject to the terms of the Stock Purchase Agreement, as amended by the Sale Transaction Agreement Amendments, that the Yahoo stockholders adopt a resolution authorizing the Sale Transaction, and (iv) directed that the Sale Transaction be submitted for consideration by the stockholders.

Following the meeting, Yahoo and Verizon executed the Sale Transaction Agreement Amendments. On February 21, 2017, Yahoo and Verizon issued a joint press release announcing the execution of the Sale Transaction Agreement Amendments and the Settlement and Release Agreement.

Reasons for the Sale Transaction

The Strategic Review Committee recommended to the Board that the Board approve the Sale Transaction Agreements and the Sale Transaction. In arriving at its recommendation, the Strategic Review Committee consulted with its outside legal and financial advisors and the Company’s senior management team, reviewed a significant amount of information, and considered a number of factors.

After careful consideration, the Board, based upon, among other considerations, the recommendation of the Strategic Review Committee, (i) determined that the Sale Transaction Agreements and the Sale Transaction are expedient and for the best interests of Yahoo and its stockholders, (ii) approved the Sale Transaction Agreements and the Sale Transaction, (iii) recommended, subject to the terms of the Stock Purchase Agreement, that the stockholders of Yahoo approve the Sale Transaction, and (iv) directed that the Sale Transaction be submitted for consideration by the stockholders of Yahoo at the special meeting. In arriving at its determination, the Board consulted with the Company’s senior management team, as well as with outside legal and financial advisors to the Board, the Strategic Review Committee, and the Company, reviewed a significant amount of information and considered a number of factors. These factors included, but were not limited to, the following factors which each of the Strategic Review Committee and the Board viewed as supporting its respective determination:

•	the financial analyses reviewed and discussed with the Strategic Review Committee and the Board by representatives of each of the Financial Advisors, including that the Cash Consideration, together with the value to Yahoo of the RSU Substitution, generally exceeded or was within the range of standalone enterprise values of the Business implied by such financial analyses, which is described in the section of this proxy statement entitled “—Opinions of the Financial Advisors—Summary of the Financial Analyses of the Financial Advisors”;

•	the oral opinion of Goldman Sachs rendered to the Strategic Review Committee and the Board on February 20, 2017, which was subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo, as more fully described in the sections of this proxy statement entitled “—Opinions of the Financial Advisors—Opinion of Goldman Sachs” and “—Opinions of the Financial Advisors—Summary of the Financial Analyses of the Financial Advisors”;

•	the oral opinion of J.P. Morgan rendered to the Strategic Review Committee and the Board on February 20, 2017, which was subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo, as more fully described in the sections of this proxy statement entitled “—Opinions of the Financial Advisors—Opinion of J.P. Morgan” and “—Opinions of the Financial Advisors—Summary of the Financial Analyses of the Financial Advisors”;

•	the oral opinion of PJT Partners rendered to the Strategic Review Committee and the Board on February 20, 2017, which was subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in PJT Partners’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo, as more fully described in the sections of this proxy statement entitled “—Opinions of the Financial Advisors—Opinion of PJT Partners” and “—Opinion of the Financial Advisors—Summary of the Financial Analyses of the Financial Advisors”;

•	the fact that the Strategic Review Committee conducted a thorough and diligent sale process, including communicating with over 50 potential bidders regarding the potential sale of the Business, executing non-disclosure agreements with 32 of these potential bidders, and receiving indications of interest from 15 of these potential bidders;

•	the fact that at the conclusion of the sale process Verizon’s proposal was more favorable than the other acquisition proposals submitted for the Business and the Strategic Review Committee’s and the

Board’s belief that Verizon’s proposal was more favorable than the expected value of pursuing a reverse spin-off or retaining the Business and continuing to operate it in conjunction with its ownership of its shares in Alibaba (held directly and indirectly) and Yahoo Japan;

•	the Strategic Review Committee’s and the Board’s belief that the purchase price to be paid to Yahoo in connection with the Sale Transaction represents the full valuation of the Business, including Yahoo Holdings and the assets to be transferred to it, and the liabilities to be assumed by it, pursuant to the Reorganization Agreement;

•	the Strategic Review Committee’s and the Board’s belief that stockholder value is more likely to be increased by effecting the Sale Transaction than it would if Yahoo pursued other alternatives, including a reverse spin-off or retaining the Business and continuing to operate it in conjunction with its ownership of its shares in Alibaba (held directly and indirectly) and Yahoo Japan;

•	the Strategic Review Committee’s and the Board’s view that following the execution of the Sale Transaction Agreement Amendments, the Sale Transaction has a high likelihood of being completed in a timely manner given the commitment of both parties to complete the Sale Transaction pursuant to their respective obligations under the Stock Purchase Agreement, the limited nature of the closing conditions under the Stock Purchase Agreement, and the fact that Verizon’s obligation to complete the Sale Transaction is not conditioned on Verizon obtaining financing (coupled with the financial resources of Verizon, which had a market capitalization of approximately $200 billion on the date the Strategic Review Committee made its recommendation and the Board made its determination); and

•	in connection with the Strategic Review Committee’s and the Board’s consideration of the Sale Transaction Agreement Amendments:

•	the potential cost, duration and impact on the Business of potential litigation with Verizon arising out of potential claims that Verizon could have sought to assert with respect to the Original Sale Transaction Agreements as a result of the Security Incidents;

•	the estimated timetable to complete the Sale Transaction compared with any potential alternative; and

•	the fact that Verizon agreed to waive certain closing conditions and termination rights under the Stock Purchase Agreement and to waive and release certain claims relating to the Data Breaches pursuant to the Settlement and Release Agreement;

•	the Strategic Review Committee’s and the Board’s view that the following terms and conditions of the Stock Purchase Agreement were favorable to the Company:

•	that Yahoo will receive cash consideration in connection with the Sale Transaction, and, in particular, the certainty of value and liquidity of such cash consideration;

•	the ability of the Board, subject to the Stock Purchase Agreement, to evaluate competing acquisition proposals that the Company may receive, and the Company’s ability, subject to certain provisions of the Stock Purchase Agreement, to terminate the Stock Purchase Agreement (and pay the Termination Fee upon certain circumstances) if the Board determines that such a competing acquisition proposal is more favorable from a financial point of view to Yahoo and its stockholders than the Sale Transaction and is reasonably likely to be completed on the terms proposed;

•

subject to other restrictions applicable to Yahoo and the Business prior to the closing (including those described under the section of this proxy statement entitled “—The Sale Transaction Agreements—The Stock Purchase Agreement—Conduct of Business by Yahoo and the Business Subsidiaries Prior to the Closing”), the ability of the Board, without the payment of a fee, to solicit and agree to (i) proposals for 25 percent or less of Yahoo’s stock or consolidated assets (excluding in both the numerator and denominator for purposes of calculating such percentage of consolidated assets any Excluded Assets (as defined in the section of this proxy statement entitled “—The Sale Transaction Agreements—The Reorganization Agreement—Excluded Assets”)), (ii) proposals to acquire more than 25 percent of Yahoo’s stock if the proposal would not reasonably be expected to conflict with, delay, impede or prohibit the completion of the Sale Transaction and is conditioned on the proposed purchaser voting all of Yahoo’s stock owned by it in favor of the Sale Transaction (a “Permitted Whole-Co Transaction”), and (iii) proposals solely with respect Excluded Assets that would not reasonably be expected to conflict with, delay, impede, or prohibit the completion of the Sale Transaction;

•	the non-survival of the representations, warranties, and covenants (other than post-closing covenants and certain obligations with respect to the User Security Matters (as defined in the section of this proxy statement entitled “Proposal 1—Sale Transaction Overview—The Sale Transaction”)) and agreements in the Stock Purchase Agreement; and

•	the RSU Substitution, pursuant to which Verizon RSU awards will be generally cash-settled and otherwise will be subject to the same vesting and other terms and conditions as the Yahoo RSU awards;

•	the fact that Yahoo will retain the Excalibur IP Assets and will be able to seek to monetize the Excalibur IP Assets before or after completion of the Sale Transaction;

•	the fact that Yahoo stockholders (other than those stockholders who may be prohibited by the 1940 Act, other applicable laws and regulations, or other investment policies from holding interests in the Fund) will continue to own shares in the Fund which will own, among other things, shares in Alibaba (held directly and indirectly) and shares in Yahoo Japan, which, as of February 20, 2017, had an aggregate market value in excess of $48 billion; and

•	the Board’s and the Strategic Review Committee’s knowledge of Yahoo’s business, operations, financial condition, earnings, and prospects.

The Strategic Review Committee and the Board also considered potential uncertainties, drawbacks, and risks relating to the Sale Transaction, including the following potential risks and potentially negative factors, but determined that these potential risks and potentially negative factors were outweighed by the expected benefits of the Sale Transaction:

•	the lack of availability of appraisal rights under Delaware law for Yahoo stockholders;

•	the restrictions on the Company’s operation of its business between the date of the Original Stock Purchase Agreement and the completion of the Sale Transaction;

•	the risks relating to Yahoo’s ability to retain or recruit key management personnel or other key employees;

•	the risks and costs to the Company if the Sale Transaction does not close, including the diversion of management and employee attention, potential disruption in Yahoo’s customer and distributor relationships, other potential operational and performance uncertainties, and the continued impact, including increased legal complications, of Yahoo’s shares in Alibaba (held directly and indirectly) and Yahoo Japan not being separated from the Business;

•	the possibility that certain of Yahoo’s directors and executive officers may have interests with respect to the Sale Transaction that are different from or in addition to their interests as Yahoo stockholders generally (see the section of this proxy statement entitled “—Interests of Our Directors and Executive Officers in the Sale Transaction”);

•

the fact that, under the terms of the Stock Purchase Agreement, Yahoo must pay Verizon the Termination Fee if the Stock Purchase Agreement is terminated in certain circumstances, although the Strategic Review Committee and the Board were of the view that the amount of the Termination Fee

($134,274,000) was reasonable in the context of termination and similar fees payable in other transactions and in light of the overall terms of the Stock Purchase Agreement, and that the Termination Fee would not preclude another party from making a competing acquisition proposal (see the section of this proxy statement entitled “—The Sale Transaction Agreements—The Stock Purchase Agreement—No Solicitation; Superior Proposal; Termination Fee”);

•	the fact that, under the terms of the Stock Purchase Agreement, Yahoo must reimburse Verizon’s expenses in an amount up to $15,000,000 (which is creditable toward the Termination Fee) if Verizon terminates the Stock Purchase Agreement due to a breach by Yahoo of the Stock Purchase Agreement that would cause a failure of the conditions to the closing to be satisfied (and such breach is not timely cured);

•	in connection with the Strategic Review Committee’s and the Board’s consideration of the Sale Transaction Agreement Amendments:

•	the difficulty of estimating the potential impact of putative class actions filed against Yahoo and the Board, investigations by the SEC and other governmental authorities, and other potential actions relating to or that may arise as a result of the Data Breaches; and

•	the fact that the cash consideration payable in the Sale Transaction was reduced and that the Company will share certain liabilities relating to the Data Breaches that would have been assumed by Yahoo Holdings under the Original Sale Transaction Agreements;

•	the fact that a terminated sale of the Business could delay a future sale to a third party or another strategic transaction, including, for example, a reverse spin-off;

•	the fact that the Sale Transaction will generally be taxable to Yahoo for U.S. federal income tax purposes;

•	the fact that the Company will be required to register and be regulated under the 1940 Act as a publicly traded, non-diversified, closed-end management investment company;

•	the fact that, because the Fund will be a registered investment company, certain current Yahoo stockholders may be prohibited by the 1940 Act or other applicable laws and regulations from holding shares of the Fund; and

•	the other factors described under “Risk Factors.”

The foregoing discussion of the factors considered by the Strategic Review Committee and the Board is not intended to be exhaustive, but rather includes material factors considered by the Strategic Review Committee and the Board. The Strategic Review Committee also considered other factors in deciding to recommend the Sale Transaction for approval to the Board, and the Board also considered other factors in deciding to approve and recommend that Yahoo stockholders authorize the Sale Transaction. In reaching its decision and recommendation to the Board the Strategic Review Committee did not, and in reaching its decision and recommendation to Yahoo stockholders the Board did not, quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

This explanation of the Strategic Review Committee’s and the Board’s reasons for the Sale Transaction and other information presented in this section is forward-looking in nature and should be read in light of the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Board

The Board recommends that stockholders vote “FOR” the Sale Proposal.

Sale Transaction Overview

This proxy statement highlights selected information related to the Sale Transaction. This proxy statement therefore may not contain all of the information that is important to you. To understand the Sale Transaction more fully and for a complete description of the legal terms of the Sale Transaction, you should read this entire proxy statement, the annexes and exhibits to this proxy statement, and the documents we incorporate by reference into this proxy statement carefully before voting. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

The Sale Transaction

Yahoo and Verizon have entered into the Stock Purchase Agreement, pursuant to which Yahoo has agreed to sell, and Verizon has agreed to purchase, all of the outstanding shares of Yahoo Holdings and pursuant to which Yahoo and Verizon will effect the Foreign Sale Transaction. Immediately prior to the completion of the Sale Transaction, Yahoo Holdings will own the Business, other than specified excluded assets and retained liabilities as described more fully in the following paragraph. The purchase price that Verizon will pay or cause to be paid in connection with the Sale Transaction is $4,475,800,000 in cash, subject to adjustments as provided in the Stock Purchase Agreement.

In connection with the execution of the Stock Purchase Agreement, Yahoo and Yahoo Holdings have entered into the Reorganization Agreement pursuant to which Yahoo will transfer to Yahoo Holdings prior to the completion of the transactions contemplated by the Stock Purchase Agreement all of the assets and liabilities of the Business, other than specified excluded assets, which include its cash and marketable debt securities as of the closing, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity of Excalibur (which owns the Excalibur IP Assets), and specified retained liabilities, which include the Convertible Notes, securityholder litigation, 50 percent of certain post-closing cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations.

As used in this proxy statement, “Data Breaches” means (a) the Security Incidents and certain other matters related to Yahoo’s data security disclosed by Yahoo to Verizon prior to February 20, 2017, in each case including any related matters that may arise from Yahoo’s ongoing investigations thereof and any use or transfer of data obtained as a result of any of the foregoing matters (the matters described in this clause (a), the “User Security Matters”) and (b) any other security breaches sustained by or perpetrated against Yahoo (whether known or unknown) through February 20, 2017 that, in the case of this clause (b), involve any actor that sponsored or perpetrated any User Security Matter.

On February 20, 2017, concurrently with the execution of the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, Yahoo, Yahoo Holdings and Verizon entered into a Settlement and Release Agreement (the “Settlement and Release Agreement”), pursuant to which, among other things, Verizon released certain claims, subject to certain exceptions, it (and its affiliates and representatives) may have against Yahoo (or its affiliates and representatives) related to the Data Breaches.

Upon completion of the Sale Transaction, Verizon will also receive, pursuant to an Amended and Restated Patent License Agreement between Yahoo and Excalibur, which will be assigned by Yahoo to Yahoo Holdings in connection with the transactions contemplated by the Reorganization Agreement (the “Excalibur License Agreement”), dated the date of the Original Sale Transaction Agreements, for its benefit and that of its current and certain of its future affiliates, a non-exclusive, worldwide, perpetual, royalty-free license to the Excalibur IP Assets, which are not being transferred to Yahoo Holdings with the Business.

The Company After the Completion of the Sale Transaction

Upon the completion of the Sale Transaction, the Company’s remaining assets will consist solely of the assets excluded from the Sale Transaction, which include, among others, its cash and marketable debt securities as of the closing, its shares in Alibaba (held directly and indirectly), its shares in Yahoo Japan, certain other minority equity investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets), and the Company’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, which include, among others, the Convertible Notes, securityholder litigation, 50 percent of certain cash liabilities related to the Data Breaches, and certain director and officer indemnification obligations. Following the completion of the Sale Transaction, the Business will be owned and operated by Verizon, and the Company will have no interest in, and receive no income from, the Business.

Following the completion of the Sale Transaction, the Company will continue to be a Delaware corporation publicly traded on Nasdaq but will be renamed “Altaba Inc.” and trade under the ticker symbol “AABA.” Because the Company’s assets will then consist primarily of its equity investments, short-term debt investments, and cash, the Company will be required to register as an investment company under the 1940 Act.

Following the completion of the Sale Transaction, in order to comply with the 1940 Act, the Company will amend the Existing Charter to provide that the exculpation and indemnification provisions of Articles XI and XII of the Existing Charter are subject to the limitations of the 1940 Act with respect to actions taken while the Company is registered as an investment company under the 1940 Act. See the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—Amendment to Yahoo’s Amended and Restated Certificate of Incorporation” for additional information.

The completion of the Sale Transaction will not affect your shares of Yahoo common stock, which will continue to represent shares of common stock of the Fund after it has registered as an investment company. Yahoo stockholders will not receive any shares of Verizon common stock and will not retain any continuing interest in the Business following completion of the Sale Transaction, other than in connection with the RSU Substitution. See the section of this proxy statement entitled “The Sale Transaction Agreements—The Stock Purchase Agreement—Treatment of Certain Yahoo Equity.”

Although Yahoo has no current intention of selling, prior to the closing of the Sale Transaction, any of the assets that are not included in the Sale Transaction, Yahoo reserves the right to sell any such assets prior to the closing of the Sale Transaction. There is no assurance that the Fund’s Initial Assets will consist of all of the assets described above. There is also no assurance as to the value of the consideration Yahoo might receive in the event of any such disposition. Additionally, Yahoo and the Board reserve the right to distribute any of its cash to investors prior to the closing of the Sale Transaction through repurchases of its common stock or outstanding debt securities or distributions.

The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to other Retained Liabilities (as defined in the section of this proxy statement entitled “The Sale Transaction Agreements—The Reorganization Agreement—Retained Liabilities), and whether the income from the Fund’s investments is sufficient to cover its expenses.

We have included disclosures relating to the Fund in Annex 1 to this proxy statement, entitled “Description of the Fund Following the Sale Transaction.” Annex 1 includes a description of the Fund, including its manner of operation and anticipated operating expenses, regulation, risks, pro forma financials, and other relevant information. You should read Annex 1 carefully as it contains important information about your interest in the Fund following the completion of the Sale Transaction.

The structure of the Company currently and immediately after the Sale Transaction is illustrated below:

Current Structure*

*	This chart is as of the date of this proxy statement.
**	The Business will be transferred to Yahoo Holdings prior to the closing of the transactions contemplated by the Reorganization Agreement.
***	Approximately 24 percent of Yahoo’s shares in Alibaba are held directly by Yahoo and approximately 76 percent are held indirectly through Altaba Holdings Hong Kong Limited (“Altaba HK”).

Structure Immediately Following the Sale Transaction

*	Approximately 24 percent of the Fund’s shares in Alibaba will be held directly by the Fund and approximately 76 percent will be held indirectly through Altaba HK.

The Sale Transaction Agreements

The Stock Purchase Agreement and the Reorganization Agreement are attached as exhibits to this proxy statement to provide stockholders with information regarding their terms. The Sale Transaction Agreements contain representations and warranties by each of the parties to the Sale Transaction Agreements. These representations and warranties (i) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Sale Transaction Agreements by confidential disclosure schedules that were delivered to the other party thereto in connection with the signing of the Sale Transaction Agreements, such disclosure schedules containing information that modifies, qualifies, and creates exceptions to the representations, warranties, and covenants set forth in the Sale Transaction Agreements, (iii) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders, and (iv) were made only as of the date of the applicable Original Sale Transaction Agreement or such other date or dates as may be specified in such Sale Transaction Agreement. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Original Sale Transaction Agreements, and may or may not be fully reflected in public disclosures by Yahoo or Verizon. Accordingly, you should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Yahoo or Verizon.

The summaries of the Sale Transaction Agreements and the Settlement and Release Agreement contained in this proxy statement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Sale Transaction Agreements. Copies of the Original Stock Purchase Agreement and the Stock Purchase Agreement Amendment are attached as Exhibits A-1 and A-2, respectively, to this proxy statement. Copies of the Original Reorganization Agreement and the Reorganization Agreement Amendment are attached as Exhibits B-1 and B-2, respectively, to this proxy statement. A copy of the Settlement and Release Agreement is attached as Exhibit C to this proxy statement.

This section is not intended to provide you with any other factual information about Yahoo. Such information can be found elsewhere in this proxy statement and in the public filings Yahoo makes with the SEC, as described in the section of this proxy statement entitled “Where You Can Find Additional Information.”

The Stock Purchase Agreement

Purchase Price

Pursuant to the Stock Purchase Agreement, Verizon will pay or cause to be paid to Yahoo, in exchange for all of the outstanding shares of Yahoo Holdings and the shares of Foreign SaleCo transferred in the Foreign Sale Transaction, an aggregate cash purchase price equal to $4,475,800,000, less any applicable withholding taxes and subject to the following adjustments:

•	plus or minus the amount by which the net working capital of Yahoo Holdings and the other subsidiaries of Yahoo (other than Altaba HK, Excalibur, and certain other minority investments) (collectively, the “Business Subsidiaries”) as of the opening of business on the date of closing exceeds or is less than, respectively, the target working capital (being negative $56,000,000);

•	plus all domestic cash, cash equivalents, and marketable securities with remaining maturities of less than 12 months, and up to $250,000,000 of foreign cash, cash equivalents, and marketable securities with remaining maturities of less than 12 months, of the Business Subsidiaries as of the opening of business on the date of closing, other than cash and cash equivalents held in escrow or similar arrangements in connection with certain historic acquisitions by Yahoo (the “Acquisition Holdback Cash”);

•	minus the amount of all debt of the Business Subsidiaries as of the opening of business on the date of closing;

•	minus the amount of all transaction expenses incurred by the Business Subsidiaries in connection with the Sale Transaction that remain unpaid at the closing (including certain severance costs); and

•	plus or minus 60 percent of the decrease or increase, respectively, in the aggregate value between the execution of the Original Stock Purchase Agreement and the closing of any outstanding unvested Yahoo RSU awards held by employees of Yahoo Holdings (and its subsidiaries).

Closing Date

Subject to the satisfaction or waiver of the conditions contained in the Stock Purchase Agreement (see the section of this proxy statement entitled “—Conditions to Completion of the Sale Transaction”), the closing will take place at 10:00 a.m., local time, on the third business day following the satisfaction or waiver of all of the conditions contained in the Stock Purchase Agreement (other than conditions that by their terms cannot be satisfied until the closing, but subject to the satisfaction or waiver of such conditions). We currently expect the closing to occur in the second quarter of 2017.

Conditions to Completion of the Sale Transaction

Conditions to Each Party’s Obligations

Yahoo’s and Verizon’s obligations to complete the Sale Transaction are subject to the satisfaction of the following conditions:

•	adoption of a resolution approving a proposal to authorize the Sale Transaction by the holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting (the “Stockholder Approval”);

•	approvals, or expirations or terminations (including any extensions) of waiting periods, required under the antitrust laws of certain jurisdictions, including the United States and the European Union, without the imposition of a Burdensome Condition (as defined below), unless Verizon expressly agreed in writing to such Burdensome Condition in connection with obtaining such approval, expiration, or termination;

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced, or entered any order which is then in effect and has the effect of restraining, enjoining, or otherwise prohibiting the completion of the Sale Transaction;

•	the closing of the transactions contemplated by the Reorganization Agreement in accordance with the terms and conditions thereof in all respects (or, so long as not and not reasonably expected to be adverse (other than in a de minimis respect) to the Business Subsidiaries, the Business, Verizon or any of its subsidiaries (in a manner related to the Sale Transaction, including from a tax perspective), or the Sale Transaction, in all material respects); and

•	the Excalibur License Agreement remaining in full force and effect.

Conditions to Yahoo’s Obligations

Yahoo’s obligations to complete the Sale Transaction are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Verizon contained in the Stock Purchase Agreement:

•	regarding Verizon’s organization, corporate authority, and the absence of any undisclosed broker’s fees, in each case being true and correct in all material respects both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only); and

•

other than the representations and warranties in respect of the matters described in the bullet above, without giving any effect to any materiality, material adverse effect, or similar qualifications set forth in the Stock Purchase Agreement, being true and correct both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only), except for failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Verizon to carry out its obligations under, and to complete the transactions contemplated by, the Stock Purchase Agreement;

•	Verizon’s compliance in all material respects with its covenants and agreements contained in the Stock Purchase Agreement to be complied with on or before the closing; and

•	Yahoo’s receipt from Verizon of a certificate signed on behalf of Verizon by an officer of Verizon, stating that the above conditions to Yahoo’s obligations to complete the Sale Transaction have been satisfied.

Conditions to Verizon’s Obligations

Verizon’s obligations to complete the Sale Transaction are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Yahoo contained in the Stock Purchase Agreement:

•	regarding Yahoo’s and the Business Subsidiaries’ organization and corporate authority; obligations with respect to issuing or selling any equity in, or other securities of, any Business Subsidiary (other than Yahoo Holdings and Foreign SaleCo (as defined in the section of this proxy statement entitled “—Foreign Sale Transaction”)) and the existence of any voting agreements related to equity of Yahoo or any Business Subsidiary (other than Yahoo Holdings and Foreign SaleCo); Yahoo RSU awards and certain information related thereto; and the absence of any undisclosed broker’s fees, in each case being true and correct in all material respects both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only);

•	regarding capitalization of Yahoo and Yahoo Holdings and title to Yahoo Holdings’ shares; obligations with respect to issuing or selling any equity in, or other securities of, Yahoo Holdings or Foreign SaleCo and the existence of any voting agreements related to equity of Yahoo Holdings or Foreign SaleCo; certain voting rights of any indebtedness of Yahoo or any Business Subsidiary; and the property of Excalibur, in each case being true and correct in all but de minimis respects both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only);

•	regarding the absence since December 31, 2015 of any Business Material Adverse Effect (as defined below), being true and correct in all respects both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (disregarding the User Security Matters and any losses arising therefrom (the “Excluded Matters”), other than a breach of Yahoo’s representation regarding certain user engagement data); and

•	other than the representations and warranties in respect of the matters described in the three bullets above, without giving any effect to any materiality, “Business Material Adverse Effect,” or similar qualifications set forth in the Stock Purchase Agreement, being true and correct both at and as of the signing date of the Original Stock Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only), except for failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect (disregarding the Excluded Matters, other than to the extent resulting from a breach of Yahoo’s representation regarding certain user engagement data);

•	Yahoo’s compliance in all material respects with its covenants and agreements contained in the Stock Purchase Agreement to be complied with on or before the closing (disregarding the Excluded Matters); and

•	Verizon’s receipt from Yahoo of a certificate signed on behalf of Yahoo by an officer of Yahoo, stating that the above conditions to Verizon’s obligations to complete the Sale Transaction have been satisfied.

For purposes of the Stock Purchase Agreement and as used in this proxy statement, “Business Material Adverse Effect” means any circumstance, event, development, effect, change, or occurrence that, individually or in the aggregate:

•	would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Yahoo to complete the Sale Transaction; or

•	has had, or would or would reasonably be expected to have, a material adverse effect on the business, assets, properties, results of operation, or financial condition of the Business, taken as a whole; however, the following are excluded in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of this clause:

•	changes in general economic, financial market, or U.S. or global political conditions (except to the extent the Business is disproportionately affected compared to similarly situated businesses);

•	general changes or developments in any of the industries or markets in which Yahoo (to the extent related to the Business) and the Business Subsidiaries operate (except to the extent the Business is disproportionately affected compared to similarly situated businesses);

•	changes in any applicable laws or applicable accounting regulations or principles, including generally accepted accounting principles in the United States (“GAAP”), or official or judicial interpretations thereof (except to the extent the Business is disproportionately affected compared to similarly situated businesses);

•	any change in the price or trading volume of Yahoo’s securities (but the underlying cause of any such change shall not be excluded from determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur);

•	any failure by Yahoo to meet published analyst estimates or expectations of Yahoo’s revenues, earnings, or other financial performance or results of operations for any period (but the underlying cause of any such failure shall not be excluded from determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur);

•	any failure by Yahoo to meet its internal or published projections, budgets, plans, or forecasts of its revenues, earnings, or other financial performance or results of operations (but the underlying cause of any such failure shall not be excluded from determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur);

•	any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters or other force majeure events (except to the extent the Business is disproportionately affected compared to similarly situated businesses);

•	(A) the announcement, consummation, or existence of the Stock Purchase Agreement and the Sale Transaction, including the threat of or the initiation of any stockholder litigation with respect to the Stock Purchase Agreement, or any termination of, reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of Yahoo (related to the Business) and the Business Subsidiaries, in each case due to the announcement and performance of the Stock Purchase Agreement or the identity of the parties thereto or (B) the monetization of the Excalibur IP Assets (but this clause will not apply with respect to any representation or warranty contained in the Stock Purchase Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Stock Purchase Agreement or the completion of the Sale Transaction or the performance of obligations under the Stock Purchase Agreement or the monetization of the Excalibur IP Assets);

•	any specific action taken by Yahoo, or which Yahoo causes to be taken by any of the Business Subsidiaries, in each case expressly required by the Stock Purchase Agreement;

•	any specific action taken (or omitted to be taken) at the written request of, or expressly consented to in writing by, Verizon; or

•	any of the Excluded Matters (other than a breach of Yahoo’s representation regarding certain user engagement data).

Treatment of Certain Yahoo Equity

Restricted Stock Units

Pursuant to the RSU Substitution, each Yahoo RSU award that is held as of immediately prior to the closing by an employee of Yahoo Holdings (or a subsidiary thereof), who will automatically become an employee of Verizon (or a subsidiary thereof) immediately following the closing, and that is outstanding and unvested immediately prior to the closing, will be replaced with a cash-settled Verizon RSU award, with the number of shares of Verizon common stock subject to the Verizon RSU award equal to the number of shares of Yahoo common stock subject to the corresponding Yahoo RSU award immediately prior to the closing multiplied by the ratio of the average trading price of Yahoo common stock during the three-day period preceding the day before the closing date over the average trading price of Verizon common stock during the three-day period immediately following the closing date; however, Verizon may determine to settle Verizon RSU awards held by non-U.S. employees in shares of Verizon common stock in limited circumstances. Yahoo RSU awards subject to performance-based vesting will similarly be replaced with performance-based cash-settled Verizon RSU awards, with both the annual target number of shares and the annual maximum number of shares adjusted according to the above ratio; however, shares allocated to the performance year in which the closing occurs will be replaced based on target performance only (and the replacement Verizon RSU awards for that year will not be performance-based) and shares allocated to future performance years will be subject to such performance-based vesting criteria as may be established by Verizon. The Verizon RSU awards will otherwise be subject to the same vesting and other terms and conditions as the corresponding Yahoo RSU Awards.

Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately following the closing will not be replaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. The Fund will retain all liabilities and obligations with respect to Yahoo RSU awards held by non-employee directors and individuals who are employees of the Fund immediately following the closing.

Stock Options

Each Yahoo stock option outstanding immediately prior to the closing will, if not already vested, become fully vested and exercisable, effective as of the closing, and all Yahoo stock options will remain outstanding in accordance with their terms. The Fund will retain all liabilities and obligations with respect to all Yahoo stock options.

Acquisition Holdback Stock

Following the closing, Yahoo will remain responsible for delivering Yahoo common stock to settle holdback arrangements in connection with certain historic acquisitions by Yahoo (such shares of Yahoo, the “Acquisition Holdback Stock”).

No Solicitation; Superior Proposal; Termination Fee

No Solicitation

Pursuant to the Stock Purchase Agreement, Yahoo has agreed that, from the execution of the Original Stock Purchase Agreement, Yahoo will (and will cause its subsidiaries and their respective directors, officers, and employees to, and use reasonable best efforts to cause its and their respective other representatives to), except as otherwise permitted by the Stock Purchase Agreement:

•	immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to a Competing Proposal (as defined below) or any inquiry, discussion, offer, or request that would reasonably be expected to lead to a Competing Proposal;

•	request the prompt return from, or destruction by, all such third parties of all confidential information previously provided by Yahoo, its subsidiaries, or their representatives; and

•	terminate access to any physical or electronic data rooms relating to a possible Competing Proposal.

Pursuant to the Stock Purchase Agreement, Yahoo has agreed that, from the execution of the Original Stock Purchase Agreement until the earlier of the closing or the termination of the Stock Purchase Agreement, Yahoo will not (and will cause its subsidiaries and their respective directors, officers, and employees not to, and use reasonable best efforts to cause its and their respective other representatives not to), directly or indirectly, except as otherwise permitted by the Stock Purchase Agreement:

•	initiate, solicit, or knowingly facilitate or encourage a Competing Proposal or any inquiries regarding, or submission of proposals or offers constituting or reasonably expected to lead to, a Competing Proposal;

•	engage or participate in any negotiations or discussions with, or furnish any material non-public information to, any third party related to a Competing Proposal or any inquiry reasonably expected to lead to a Competing Proposal;

•	approve, enter into, or recommend any Competing Proposal or other agreement providing for or constituting a Competing Proposal; or

•	resolve, agree, or publicly propose to do any of the foregoing.

In the event that the Board determines in good faith (after consultation with outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, Yahoo is permitted to grant a waiver of or terminate any “stand-still” obligation of a third party to allow such third party to submit a Competing Proposal (and must also waive or terminate any “standstill” obligation applicable to Verizon and its affiliates pursuant to its confidentiality agreement with Yahoo).

For purposes of the Stock Purchase Agreement and as used in this proxy statement, a “Competing Proposal” means any bona fide proposal or offer made by any third party to purchase, directly or indirectly, (i) beneficial ownership of more than 25 percent of any class of equity of Yahoo (other than a Permitted Whole-Co Transaction) or (ii) assets or businesses of Yahoo and the Business Subsidiaries constituting more than 25 percent of the consolidated assets of Yahoo (excluding in both the numerator and denominator for purposes of calculating such percentage of consolidated assets any Excluded Assets). Any proposal solely with respect to Excluded Assets will not constitute a “Competing Proposal” so long as such proposal does not, and would not reasonably be expected to, conflict with, impede, delay, or prohibit the completion of the Sale Transaction.

Superior Proposal; Adverse Recommendation Changes

Pursuant to the Stock Purchase Agreement, Yahoo has agreed that, from the execution of the Original Stock Purchase Agreement and prior to the date the Stockholder Approval is obtained, if Yahoo receives a written Competing Proposal that did not result from a material breach of the non-solicitation provisions contained in the Stock Purchase Agreement, (i) Yahoo may contact such third party to obtain clarification of the terms thereof and (ii) Yahoo and the Board (including any duly authorized committee) and its representatives may engage in negotiations with, or furnish any information or access to, such third party and its representatives, affiliates, and prospective financing sources if the Board determines in good faith, after consultation with financial advisors and outside legal counsel, that the proposal constitutes a Superior Proposal (as defined below) and failure to take such action could reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Additionally, unless otherwise provided in the Stock Purchase Agreement, the Board is not permitted to (i) withdraw, modify, or qualify (or propose publicly to withdraw, modify, or qualify), in a manner adverse to Verizon, the Seller Recommendation (as defined below); (ii) endorse, recommend, declare advisable, or approve or propose publicly to endorse, recommend, declare advisable, or approve, any Competing Proposal; (iii) fail to include in this proxy statement the Seller Recommendation; or (iv) fail to recommend against any Competing Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such tender offer or exchange offer (any action described in clauses (i) through (iv) above, an “Adverse Recommendation Change”).

Yahoo is required to notify Verizon within 48 hours of the receipt of any Competing Proposal, and disclose to Verizon the identity of the third party making the Competing Proposal and the material terms thereof (including by providing unredacted copies of any written materials). Yahoo is also required to notify Verizon within 48 hours of any material developments regarding such Competing Proposal (including by providing unredacted copies of any written materials).

Yahoo is required to provide Verizon with four business days’ notice of its intention to (i) make an Adverse Recommendation Change in response to a Competing Proposal or a material intervening event (other than a Competing Proposal) that was not known or reasonably foreseeable to the Board at the time of the execution of the Original Stock Purchase Agreement (an “Intervening Event”) or (ii) terminate the Stock Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal. During such four business day period (plus two additional business days for each material change to the facts or circumstances relating to the Intervening Event or material modification to a Competing Proposal), Yahoo is required to negotiate with Verizon to revise the terms of the Sale Transaction so that the Competing Proposal would no longer constitute a Superior Proposal or to remedy the effects of an Intervening Event (Verizon’s “matching right”).

Following the conclusion of Verizon’s matching right, after taking into account any revisions to the terms of the Stock Purchase Agreement and/or the Sale Transaction to which Verizon would agree, the Board may (i) make an Adverse Recommendation Change in response to a Competing Proposal that the Board has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal in circumstances not involving a material breach of the non-solicitation provisions contained in the Stock Purchase Agreement or in response to an Intervening Event or (ii) terminate the Stock Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal in circumstances not involving a material breach of the non-solicitation provisions contained in the Stock Purchase Agreement, but in the case of either clause (i) or clause (ii) only if the Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law. Verizon may also terminate the Stock Purchase Agreement in response to an Adverse Recommendation Change. In the event of any such termination, Yahoo must pay the Termination Fee to Verizon.

For purposes of the Stock Purchase Agreement and as used in this proxy statement, a “Superior Proposal” means a Competing Proposal (with all references to 25 percent in the definition of Competing Proposal being replaced with 65 percent) made by a third party on terms that the Board determines in good faith, after consultation with Yahoo’s financial and legal advisors, and considering such factors the Board deems appropriate, are more favorable from a financial point of view to Yahoo and its stockholders than the Sale Transaction (including any revisions to the terms of the Stock Purchase Agreement and the Sale Transaction committed to by Verizon to Yahoo in writing in response to such Competing Proposal) and that the Board determines is reasonably likely to be completed on the terms proposed.

Termination Fee; Expense Reimbursement

Yahoo is required to pay Verizon the Termination Fee in the event that:

•	Yahoo terminates the Stock Purchase Agreement, prior to receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal;

•	Verizon terminates the Stock Purchase Agreement, prior to receipt of the Stockholder Approval, because an Adverse Recommendation Change has occurred; or

•	following the termination of the Stock Purchase Agreement because (i) the Outside Date (as defined below) has been reached, (ii) Yahoo has breached the Stock Purchase Agreement to a degree that would cause a failure of the conditions to the closing (and such breach is not timely cured), or (iii) the Stockholder Approval has not been obtained, and, in any such case (A) a Competing Proposal has been made and (B) within 12 months of termination of the Stock Purchase Agreement, Yahoo enters into a definitive agreement for, or consummates, any Competing Proposal (with all references to 25 percent in the definition of Competing Proposal being replaced with 50 percent).

As discussed more fully in “—No Solicitation” above, subject to certain other restrictions applicable to Yahoo and the Business prior to the closing (including those described under the section of this proxy statement entitled “—Conduct of Business by Yahoo and the Business Subsidiaries Prior to the Closing”), Yahoo is not restricted from soliciting or taking any action or other activity with respect to, and will not be obligated to pay the Termination Fee to Verizon for, any third party proposal (i) to acquire 25 percent or less of Yahoo’s stock or consolidated assets (excluding in both the numerator and denominator for purposes of calculating such percentage of consolidated assets any Excluded Assets), (ii) that constitutes a Permitted Whole-Co Transaction, or (iii) solely with respect to Excluded Assets if the proposal would not reasonably be expected to conflict with, delay, impede, or prohibit the completion of the Sale Transaction.

If Verizon terminates the Stock Purchase Agreement due to a breach by Yahoo of the Stock Purchase Agreement that would cause a failure of the conditions to the closing to be satisfied (and such breach is not timely cured), Yahoo is required to reimburse Verizon’s expenses in an amount up to $15,000,000 (which is creditable toward the Termination Fee).

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written agreement of Yahoo and Verizon;

•	by either Yahoo or Verizon, if:

•	the closing has not occurred before July 24, 2017 (the “Outside Date”);

•	any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting or making illegal the completion of the Sale Transaction, and such order or other action has become final and non-appealable; or

•	the Stockholder Approval is not obtained;

•	by Yahoo, if:

•	Verizon has breached its representations, warranties, or covenants to a degree that would result in the failure of a condition to the closing, and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after Yahoo’s notice of such breach; or

•	prior to receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal (so long as Yahoo pays the Termination Fee to Verizon simultaneously with or prior to such termination); or

•	by Verizon, if:

•	Yahoo has breached its representations, warranties, or covenants to a degree that would result in the failure of a condition to the closing (disregarding the Excluded Matters, other than a breach of Yahoo’s representation regarding certain user engagement data), and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after Verizon’s notice of such breach; or

•	prior to receipt of the Stockholder Approval, the Board has made an Adverse Recommendation Change.

Representations and Warranties

The Stock Purchase Agreement contains a number of representations and warranties made by Yahoo. Such representations and warranties are subject to qualifications and exceptions set forth in the Stock Purchase Agreement or in the confidential disclosure schedule provided by Yahoo to Verizon pursuant to the Stock Purchase Agreement, and relate to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters;

•	authorization, execution, delivery, and enforceability of the Sale Transaction Agreements;

•	capitalization and title;

•	Business Subsidiaries;

•	conflicts or violations under organizational documents, contracts, or law;

•	governmental consents and approvals;

•	documents filed with or furnished to the SEC, including financial statements;

•	undisclosed liabilities;

•	disclosure controls and procedures;

•	material litigation and material orders;

•	compliance with applicable laws;

•	taxes;

•	employee benefits;

•	employee and employment matters;

•	real property;

•	intellectual property;

•	environmental matters;

•	absence of certain material changes or events;

•	material contracts;

•	rights and obligations with respect to the Business;

•	Yahoo stockholder approval requirements to complete the Sale Transaction;

•	information contained in this proxy statement;

•	state takeover statutes;

•	brokerage or finders’ fees with respect to the Sale Transaction;

•	insurance; and

•	user engagement data.

The Stock Purchase Agreement also contains a number of representations and warranties made by Verizon. Such representations and warranties are subject to qualifications and exceptions set forth in the Stock Purchase Agreement and relate to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters;

•	authorization, execution, delivery, and enforceability of the Stock Purchase Agreement;

•	conflicts or violations under organizational documents, contracts, or law;

•	governmental consents and approvals;

•	material litigation and material orders;

•	investment purpose;

•	information contained in this proxy statement;

•	brokerage or finders’ fees with respect to the Sale Transaction;

•	availability of funds to complete the Sale Transaction; and

•	investigation and analysis of the business, assets, condition, operations, and prospects of Yahoo, Yahoo Holdings, and the Business.

Conduct of Business by Yahoo and the Business Subsidiaries Prior to the Closing

Under the Stock Purchase Agreement, Yahoo has agreed that, subject to exceptions set forth in the Stock Purchase Agreement (with notable examples thereof set forth below), between the execution of the Original Stock Purchase Agreement and the closing, Yahoo (to the extent related to the Business, unless the act or omission in question would or would reasonably be expected to be adverse (other than in a de minimis respect) to the Business Subsidiaries, the Business, Verizon or any of Verizon’s subsidiaries (in a manner relating to the Sale Transaction including from a tax perspective or otherwise), or the Sale Transaction) will, and will cause the Business Subsidiaries to, carry on the Business in all material respects in the ordinary course and use reasonable best efforts to preserve intact the Business’ organization, goodwill, and material third-party Business relationships. Yahoo also agreed that, subject to exceptions set forth in the Stock Purchase Agreement (with notable examples thereof set forth below), Yahoo will not, and will cause the Business Subsidiaries not to, take the following actions (or announce, authorize, or enter into any commitment to do so):

•	amend a Business Subsidiary’s organizational documents;

•	split, combine, subdivide, reclassify, purchase, or redeem or acquire, issue, sell, pledge, dispose, encumber, or grant any shares of a Business Subsidiary’s capital stock or securities convertible into or exchangeable for any such shares of capital stock;

•	issue, sell, pledge, dispose, encumber, or grant any shares of Yahoo’s capital stock or securities convertible into or exchangeable for any such shares of capital stock, other than in a public offering where, to Yahoo’s knowledge, no third party acquires beneficial ownership of more than five percent of Yahoo’s equity unless the acquirer expressly permits the completion of the Sale Transaction and agrees to vote for the Sale Transaction;

•	issue, grant, acquire, purchase, redeem, or repurchase any equity-based award tied to Yahoo’s common stock (subject to exceptions for the exercise, settlement, or forfeiture of, or tax withholding with respect to, existing Yahoo RSU awards, options, and Acquisition Holdback Stock, among others);

•	declare, set aside, authorize, make or pay any non-cash dividend or other distribution with respect to Yahoo’s or any Business Subsidiary’s stock, other than to another Business Subsidiary or if payable in cash, Excluded Assets, or equity of Yahoo;

•	acquire (by merger, lease, acquisition, or otherwise), directly or indirectly, any assets, securities, properties, interests, or businesses, other than any of the following:

•	supplies, equipment, bandwidth, or other assets to be used in the ordinary course;

•	pursuant to pre-existing contracts;

•	leases or subleases entered into in the ordinary course by Yahoo or a Business Subsidiary as a tenant or subtenant with total expenditures of no more than $10 million over the life of such lease or sublease; and

•	acquisitions for no more than $25 million individually or $50 million in the aggregate (but any proposed acquisition over $10 million individually requires consultation with Verizon);

•	sell, license, lease, or otherwise transfer, or incur a lien or other encumbrance on, any assets, securities, properties, interests, or businesses, other than any of the following:

•	inventory or obsolete equipment in the ordinary course;

•	sales for no more than $15 million individually or $30 million in the aggregate (but any proposed sale over $10 million individually requires consultation with Verizon);

•	pursuant to pre-existing contracts;

•	capital stock of Yahoo Japan, subject to certain restrictions (see the section of this proxy statement entitled “—Yahoo Japan”);

•	certain permitted encumbrances; and

•	non-exclusive licenses or sublicenses or covenants not to sue with respect to any intellectual property owned by Yahoo or the Business Subsidiaries or other ordinary course intellectual property of the Business;

•	change any financial accounting methods, except as required by GAAP;

•	unless required pursuant to a current benefit plan or applicable law or pursuant to any action for which Verizon and the Business Subsidiaries would not be liable (e.g., actions with respect to employees not transferring to Verizon) and subject to certain exceptions:

•	increase compensation, severance, or other benefits payable or to become payable to any employee, officer, director, or independent contractor;

•	pay or award, or agree to pay or award, any bonus or other incentives (including equity-based compensation);

•	adopt, enter into, or establish any benefit plan (other than employment agreements or offer letters without signing or retention bonuses, severance benefits, or change in control payments);

•	amend, modify, or terminate any benefit plan, employment agreement, individual consulting agreement, collective bargaining agreement, bonus or other incentive compensation plan, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan, or other similar plan, other than amendments in the ordinary course of business consistent with past practice that would not materially increase related annual costs;

•	amend any outstanding equity-based awards;

•	take any action to accelerate the vesting or payment of, or fund, any compensation (including equity-based) or benefits under any benefit plan (other than exceptions with respect to Acquisition Holdback Stock);

•	make or forgive any loans to directors, officers, or employees; and

•	hire any employee, officer, or independent contractor with an annual cash compensation over $225,000 (other than to fill a vacancy arising in the ordinary course of business consistent with past practice so long as the cash compensation is no more than 110 percent of the annual cash compensation of the applicable employee, officer, or independent contractor whose employment or service has terminated);

•	incur, assume, endorse, guarantee, or otherwise become liable with respect to, or modify in any material respects the terms of, any indebtedness for borrowed money, or offer, issue, or sell any debt securities or rights to acquire any debt securities, except for indebtedness solely among wholly-owned Business Subsidiaries in the ordinary course or for no more than $50 million in the aggregate;

•	redeem, repurchase, prepay, defease, guarantee, cancel, or otherwise acquire for value any indebtedness;

•	make any loans, advances (other than ordinary course accounts receivable), or capital contributions to or investments in another person (other than to another Business Subsidiary) of more than $25 million in the aggregate;

•	terminate, modify, waive, or amend the Excalibur License Agreement;

•	terminate, modify, or amend in any material respect any Material Contract (as defined in the Stock Purchase Agreement) or material lease in a manner adverse to the Business, other than terminations in connection with expiration or (in the case of a Material Contract) automatic renewal (however, automatic renewals are not permitted if they are for a term of greater than two years or involve a Material Contract of certain types as specified in the Stock Purchase Agreement);

•	enter into any contract that would have been a Material Contract or material lease if entered into prior to the execution of the Original Stock Purchase Agreement (replacing any $25 million threshold in the definition of Material Contract with $10 million and disregarding the exception for revenue sharing agreements for certain expenditure contracts);

•	waive in any material respect any material term of, or waive any material default under, any Material Contract, or material lease;

•	enter into any contract that contains a change of control, anti-assignment, or similar provision that would require the consent or waiver of, or payment to, the applicable counterparty in connection with the Sale Transaction;

•	make, change, adopt, or revoke any material tax election, method of tax accounting, or tax accounting period;

•	amend any material tax return;

•	except in the ordinary course of business consistent with past practice, extend or waive the application of any statute of limitations for any material claim, assessment, or collection relating to taxes;

•	settle or compromise any material claim or material assessment relating to taxes or any refund of material taxes in excess of any accrual or reserve reflected in Yahoo’s financial statements in respect of such claim, or assessment, except to the extent such settlement or compromise would or would reasonably be expected to have an adverse effect on, or increase the tax liability of, Verizon or any of its affiliates (including the Business Subsidiaries after the closing) or the Business, the Transferred Assets (as defined in the section of this proxy statement entitled “—The Reorganization Agreement—Transferred Assets”), and/or the Assumed Liabilities (as defined in the section of this proxy statement entitled “—The Reorganization Agreement—Assumed Liabilities”), in each case after the closing;

•	enter into any closing agreement with, or submit any request for rulings to, any governmental authority;

•	except as required by applicable law, file any material tax return in a manner, or reflecting a position, materially inconsistent with past practices (to the extent applicable) of Yahoo or its relevant subsidiary, as applicable, if the filing of such tax return would or would reasonably be expected to have an adverse effect on, or increase the tax liability of, Verizon or any of its affiliates (including the Business Subsidiaries after the closing) or the Business, the Transferred Assets, and/or the Assumed Liabilities, in each case, after the closing;

•	make any entity classification election for U.S. federal income tax purposes with respect to Yahoo Holdings or any Business Subsidiary, other than as required in connection with the Foreign Sale Transaction;

•	incur any capital expenditures, other than those in a capital expenditures plan previously agreed with Verizon and other capital expenditures of not more than $75 million in the aggregate (any material deviation from such pre-agreed capital expenditures plan requires consultation with Verizon);

•	adopt or enter into a plan for Yahoo’s or any Business Subsidiary’s complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than with respect to certain subsidiaries that have no assets or operations, so long as such subsidiaries continue to have no more than de minimis assets or operations);

•	commence, settle, pay, discharge, or satisfy any litigation, other than stockholder litigation, routine immaterial matters in the ordinary course, or litigation involving only payments of monetary damages not more than $17.5 million individually or $40 million in the aggregate (excluding amounts paid pursuant to third party indemnification or covered by an insurance policy (to the extent such amounts are actually received)) and that does not impose non-monetary restrictions on the Business in any material respect;

•	sell, assign, divest, transfer, exclusively license, or dispose of any material application, registration, or issuance included in the registered owned intellectual property owned by the Business;

•	intentionally permit to lapse, cancel, or abandon any material application, registration, or issuance included in the registered intellectual property owned by the Business;

•	make any material change to its privacy or data security policies, unless required by law or in the ordinary course in all material respects; or

•	enter into any new line of business materially different from existing lines of business.

The general conduct requirements and specific restrictions on the operations set forth above are not applicable to the following:

•	certain actions reasonably necessary for Yahoo’s post-closing operations for which the related assets or liabilities will not be transferred to Verizon in connection with the transaction and which would not reasonably be expected to delay the Sale Transaction;

•	actions taken to comply with applicable law;

•	actions otherwise specifically required under the Stock Purchase Agreement;

•	the transactions expressly contemplated by the Reorganization Agreement;

•	a tender offer and/or consent solicitation with respect to the Convertible Notes (see the section of this proxy statement entitled “—Convertible Notes”);

•	a sale of any of the Excalibur IP Assets;

•	a Permitted Whole-Co Transaction in and of itself; and

•	any action consented to in writing by Verizon.

Proxy Statement; Special Meeting

Verizon and Yahoo have agreed to certain obligations with respect to this proxy statement:

•	subject to Yahoo’s timely receipt from Verizon of certain information and cooperation related to this proxy statement (as described more fully below), Yahoo was required to prepare and file the preliminary version of this proxy statement with the SEC as promptly as reasonably practicable following the date of the Original Stock Purchase Agreement;

•	Verizon is required to provide Yahoo with any information that may be reasonably requested by Yahoo in connection with this proxy statement and otherwise assist Yahoo in connection with the preparation of this proxy statement and the resolution of SEC comments related to this proxy statement;

•	Verizon is required to cause the information in this proxy statement relating to Verizon and its affiliates not to be untrue or misleading;

•	subject to the Board’s ability to make an Adverse Recommendation Change, the Board is required to include its recommendation to Yahoo stockholders that they adopt a resolution authorizing the Sale Transaction (the “Seller Recommendation”) in this proxy statement;

•	Yahoo is required to promptly notify Verizon upon receipt of any comments or requests from the SEC, provide Verizon with copies of all correspondence between Yahoo and its representatives and the SEC, and provide Verizon with a reasonable opportunity to review and comment on any response from Yahoo to the SEC, which comments Yahoo is required to consider in good faith (other than with respect to a Superior Proposal or an Adverse Recommendation Change);

•	Yahoo is required to use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to this proxy statement, have this proxy statement cleared by the SEC as soon as reasonably practicable after filing it, and cause this proxy statement to be mailed to Yahoo stockholders as promptly as practicable thereafter; and

•	Yahoo is required to promptly inform Verizon in the event that, prior to the closing, any event or circumstance relating to Yahoo or the Business Subsidiaries or their respective officers or directors is discovered by Yahoo which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to this proxy statement.

In accordance with Yahoo’s organizational documents, applicable law, and the rules and regulations of Nasdaq, Yahoo has agreed to, as promptly as practicable, establish a record date for, duly call, give notice of, convene, and hold a special meeting of Yahoo stockholders for the purpose of obtaining the Stockholder Approval and, if Yahoo deems necessary or advisable, stockholder approval for actions reasonably necessary to comply with the requirements of the 1940 Act following the Fund’s registration as a registered investment company at or after the closing. Yahoo may postpone or adjourn the special meeting (i) for up to 10 business days to solicit additional proxies for the purpose of obtaining the Stockholder Approval, if Yahoo determines in good faith that such a postponement or adjournment is necessary or advisable to obtain the Stockholder Approval and (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure necessary under applicable law for review by Yahoo stockholders prior to the special meeting.

Efforts

Yahoo and Verizon have agreed to use their respective reasonable best efforts to complete the Sale Transaction, cause the conditions to the closing to be satisfied, and obtain or deliver all required or necessary governmental and third party consents, including in connection with obtaining antitrust approvals for the Sale Transaction. Verizon is required to take all necessary actions to avoid or eliminate all impediments under applicable antitrust laws, but is not required (nor is Yahoo permitted without Verizon’s consent) to make divestitures or take other actions that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Verizon or the Business (in each case measured on a scale relative to the Business) (a “Burdensome Condition”). These antitrust approvals were obtained in December 2016.

Change of Name

Yahoo is required to file appropriate documentation to change as promptly as practicable after the closing, and in any event (i) within five business days of the closing, the corporate names of Yahoo and the subsidiaries retained by Yahoo and (ii) within 60 days after the closing, any “doing business as” names, trade names, or other corporate identifiers of Yahoo and the subsidiaries retained by Yahoo, in each case to a name that does not contain any of the Business’s names and marks, including, among others, “Yahoo” and “Yahoo!”.

Post-Closing Employee Matters

For a 12-month period after the closing, Verizon will provide each employee of the Business that transfers to Verizon at the closing:

•	base salary or base wage rates and annual cash bonus opportunities that are no less favorable than those provided prior to the closing;

•	equity incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of AOL; and

•	401(k), medical, and other welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of AOL.

In addition, for a 12-month period after the closing, Verizon will provide each employee of the Business who transfers to Verizon at the closing with severance payments and benefits that are no less favorable than the severance payments and benefits for which such employee would have been eligible under Yahoo’s severance plans, policies, and agreements immediately following the closing.

Each employee will receive service credit for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and level of severance benefits, for his or her service with Yahoo and its Business Subsidiaries under analogous plans that are maintained by Verizon or its subsidiaries as of the closing and in which such employee is eligible to participate.

Verizon will use commercially reasonable efforts to (1) waive any pre-existing condition exclusions, evidence of insurability requirements, and waiting periods under the benefit plans it maintains to the extent waived or not included under the analogous Yahoo benefit plan and (2) provide credit for any co-payments, deductibles, and other out-of-pocket expenses that were paid prior to the closing under the analogous Yahoo benefit plan.

Foreign Sale Transaction

On December 20, 2016, Verizon requested, pursuant to the Reorganization Agreement, that Yahoo cause the equity interests in certain Business Subsidiaries conducting foreign operations of the Business to be transferred to Foreign SaleCo. Therefore, pursuant to the Stock Purchase Agreement, immediately prior to Yahoo transferring all of the outstanding shares of Yahoo Holdings to Verizon, Yahoo Holdings will transfer all of the outstanding shares of Foreign SaleCo to a foreign subsidiary of Verizon in exchange for an amount of cash equal to the portion of the base purchase price attributable to such shares and distribute such cash to Yahoo.

Survival

The representations, warranties, covenants, and agreements of any person in the Stock Purchase Agreement (and any certificate delivered pursuant thereto) generally terminate at the closing or upon the termination of the Stock Purchase Agreement (except for certain expense reimbursement and indemnification obligations of the parties relating to financing cooperation and the Convertible Notes), other than any covenants or agreements of the parties which contemplate performance or survival post-closing or post-termination of the Stock Purchase Agreement and certain obligations of Yahoo with respect to the User Security Matters.

Amendments

The Stock Purchase Agreement may not be amended unless in writing signed by Yahoo and Verizon. Subject to applicable law, either Yahoo or Verizon may (1) extend the time for the performance of obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Stock Purchase Agreement or any document delivered pursuant to the Stock Purchase Agreement, and (3) waive compliance by the other party with any of the agreements or conditions contained in the Stock Purchase Agreement.

Specific Performance

Yahoo and Verizon agree that irreparable damage would occur if any of the provisions of the Stock Purchase Agreement were not performed in accordance with their specific terms and therefore each party will be entitled to specific performance of the terms of the Stock Purchase Agreement in addition to any other remedy to which it is entitled at law or in equity.

Transaction Litigation

Yahoo will control the defense of any litigation brought by Yahoo stockholders against Yahoo and/or its directors relating to the Sale Transaction. Yahoo must promptly provide Verizon with copies of related proceedings and correspondence, give Verizon the opportunity to consult with Yahoo regarding the defense or settlement of such litigation, and not compromise or settle such litigation without Verizon’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), unless such settlement would not affect Verizon or the Business in any material respect post-closing, including settlements for solely monetary damages to be paid by Yahoo or entirely from Yahoo’s insurance.

Convertible Notes

Under the Stock Purchase Agreement, the parties acknowledge and agree that, except as may be required pursuant to the Stock Purchase Agreement as described below, the Convertible Notes will not be assumed by Yahoo Holdings or Verizon and will constitute Retained Liabilities (as defined in the section of this proxy statement entitled “—The Reorganization Agreement—Retained Liabilities”). Yahoo may, in its reasonable discretion, conduct a tender offer and/or consent solicitation to amend the indenture (the “Indenture”), dated as of November 26, 2013, between Yahoo and the Bank of New York Mellon Trust Company, N.A., as trustee, so long as Yahoo keeps Verizon reasonably informed regarding such tender offer and/or consent solicitation.

If a court determines in a final non-appealable judgment or a judgment Yahoo determines not to appeal that the Sale Transaction constitutes a sale, conveyance, transfer, or lease of all or substantially all of Yahoo’s properties and assets to another person, Yahoo and Yahoo Holdings will, among other things, enter into a supplemental indenture which satisfies the requirements of the Indenture, including causing Yahoo Holdings to assume all of Yahoo’s obligations under the Indenture and the Convertible Notes. The obligations to take such actions will be null and void if the Indenture is amended to permit the Sale Transaction without assumption of the Convertible Notes by Yahoo Holdings, Verizon, or any of their affiliates or if a court determines that the Sale Transaction is not a sale, conveyance, transfer, or lease of all or substantially all of Yahoo’s properties and assets. Under the terms of the Stock Purchase Agreement, any payment due by Verizon under the Convertible Notes at maturity or on conversion (including if in Fund shares) will be provided by the Fund, including in the form of a purchase price reduction, and the Fund will indemnify Verizon for any losses or liabilities resulting from the Convertible Notes.

Yahoo Japan

Yahoo and its subsidiaries may not, without Verizon’s consent, to the extent within Yahoo’s control, and except as may result in a violation by Yahoo or any of its directors, officers, or employees of applicable law (including fiduciary duties):

•	prior to the closing of the Sale Transaction amend or waive any provision of, or grant any consent under, the license agreement between Yahoo Japan and Yahoo (the “Yahoo Japan License Agreement”) or any other agreement with Yahoo Japan that constitutes a Transferred Asset;

•	amend or waive any provision of, or grant any consent under, Yahoo’s joint venture agreement with SoftBank relating to Yahoo Japan or any other agreement with Yahoo Japan or SoftBank relating directly to Yahoo Japan that constitutes an Excluded Asset if such amendment, waiver, or consent would reasonably be expected to cause the termination of, or give Yahoo Japan the right to terminate, the Yahoo Japan License Agreement; or

•	sell its shares in Yahoo Japan or consent to an acquisition of Yahoo Japan or all or substantially all of Yahoo Japan’s assets if such action would reasonably be expected to cause the termination of, or give Yahoo Japan the right to terminate, the Yahoo Japan License Agreement.

Yahoo and its subsidiaries may not implement or effect any of the transfers under the Reorganization Agreement in a manner that would cause a breach or default under, cause the termination of, or give Yahoo Japan the right to terminate the Yahoo Japan License Agreement.

User Security Matters

Yahoo and Verizon have agreed that the Excluded Matters shall be disregarded when determining whether the conditions to Verizon’s obligations to complete the Sale Transaction related to (i) other than with respect to its representation regarding certain user engagement data, the accuracy of certain of Yahoo’s representations and warranties in the Stock Purchase Agreement (including its representation relating to the absence of a Business Material Adverse Effect), and (ii) Yahoo’s compliance in all material respects with its covenants in the Stock Purchase Agreement have been satisfied, and Verizon has waived any rights to not close the Sale Transaction or to terminate (or exercise other rights or remedies under) the Stock Purchase Agreement on the basis of any such Excluded Matter.

Governing Law

The Stock Purchase Agreement is governed by the laws of the State of Delaware, without regard to any conflict of law principles.

The Reorganization Agreement

Transferred Assets

Yahoo will transfer all of the assets of Yahoo, other than the Excluded Assets, to Yahoo Holdings (the “Transferred Assets”), including:

•	shares owned directly by Yahoo in any entity other than Alibaba, Altaba HK, Yahoo Japan, Excalibur, and certain other minority investments;

•	the Yahoo Japan License Agreement;

•	domestic and foreign benefit plan assets;

•	the Excalibur License Agreement;

•	Yahoo’s rights with respect to the Acquisition Holdback Cash; and

•	claims and defenses related to the Transferred Assets.

Excluded Assets

Assets to be retained by the Fund, and which will not be transferred to Yahoo Holdings (the “Excluded Assets”), include the following:

•	other than any Acquisition Holdback Cash, cash and marketable securities of Yahoo (and not of the Business Subsidiaries);

•	shares owned directly by Yahoo in Alibaba, Altaba HK, Yahoo Japan, Excalibur, and certain other minority investments and certain related agreements (including Yahoo’s joint venture agreement and consulting agreement with Yahoo Japan);

•	Yahoo’s rights with respect to the Acquisition Holdback Stock;

•	claims and defenses related to the other Excluded Assets; and

•	the Indenture.

Additionally, Yahoo has the right to specify as “Excluded Assets” prior to the closing newly acquired assets that (i) are not used, held for use, intended to be used in, otherwise necessary to operate or related to the Business and (ii) are reasonably necessary to facilitate the Fund’s operations after the completion of the Sale Transaction.

Assumed Liabilities

Yahoo Holdings will assume all of the liabilities of Yahoo, other than the Retained Liabilities (the “Assumed Liabilities”), including:

•	liabilities to the extent resulting from or related to the Business or the Transferred Assets, whether arising prior to, on, or after the closing;

•	liabilities related to current and former employees and benefit plans of Yahoo and its subsidiaries relating to the Business, whether arising prior to, on, or after the closing, other than the retained employee liabilities (as described below); and

•	liabilities arising out of litigation related to the Transferred Assets and the Assumed Liabilities, other than the retained securityholder litigation (as described below).

Retained Liabilities

Liabilities to be retained by the Fund (and which will not be assumed to Yahoo Holdings), referred to as “Retained Liabilities,” include the following:

•	liabilities to the extent resulting from or related to the Excluded Assets, including Yahoo’s maintenance, status, and function as a publicly traded company;

•	liabilities relating to the Indenture and the Convertible Notes and related hedge and warrant transactions;

•	any securityholder litigation;

•	D&O indemnification obligations relating to current and former directors and officers of Yahoo or the Business Subsidiaries, or any other person, resulting from Excluded Assets and other Retained Liabilities and, with respect to current and former directors, officers, or employees of Yahoo, in their respective capacities with Yahoo;

•	any obligation to deliver shares of the Fund’s common stock in connection with (1) all Yahoo stock options, (2) any Yahoo RSU awards that vest upon or prior to the closing, and (3) any Acquisition Holdback Stock;

•	liabilities relating to a limited number of employees who may stay with the Fund, whether arising or accruing prior to, on, or after the closing;

•	litigation or liabilities relating to or arising out of Yahoo’s SEC or Nasdaq reporting, accounting, or compliance obligations as a public company; and

•	cash liabilities resulting from any third-party action or imposed by any governmental authority to the extent resulting from any Data Breaches (collectively, the “User Security Liabilities”).

With respect to the User Security Liabilities, Yahoo Holdings and Yahoo will each be responsible for 50 percent of any such liabilities arising after the closing, and Yahoo will be responsible for 100 percent of any such liabilities that are finally determined and entered or stipulated against Yahoo or any of its subsidiaries prior to the closing.

Consideration

In consideration for the Transferred Assets, Yahoo Holdings will, effective as of the closing of the transactions contemplated by the Reorganization Agreement, assume and agree to satisfy the Assumed Liabilities.

Closing Date

Subject to the satisfaction or waiver of the conditions contained in the Reorganization Agreement (see the section of this proxy statement entitled “—Conditions to Completion of the Reorganization”) and unless otherwise agreed between Yahoo and Yahoo Holdings pursuant to the terms of the Reorganization Agreement, the closing will take place at 10:00 a.m., local time, immediately prior to the completion of the Sale Transaction pursuant to the terms of the Stock Purchase Agreement (see the sections of this proxy statement entitled “—The Stock Purchase Agreement—Closing Date” and “—The Stock Purchase Agreement—Conditions to Completion of the Sale Transaction”). We currently expect the Sale Transaction to close in the second quarter of 2017.

Tax Matters

In general, the Reorganization Agreement will govern the respective rights, responsibilities, and obligations of Yahoo and Yahoo Holdings with respect to taxes and tax benefits, the preparation and filing of tax returns, the control of tax contests and audits, and certain other tax matters.

Pursuant to the Reorganization Agreement, Yahoo Holdings will generally bear, and indemnify Yahoo and each of its affiliates against, both pre-closing and post-closing taxes attributable to (1) the Business, the Transferred Assets, and the Assumed Liabilities and (2) former operations of Yahoo and its affiliates. Yahoo will generally bear, and indemnify Yahoo Holdings and each of its affiliates against, (1) both pre-closing and post-closing taxes attributable to the Excluded Assets and the Retained Liabilities and (2) any taxes (including transfer taxes) incurred in connection with the Sale Transaction (except that Yahoo and Yahoo Holdings will each be responsible for 50 percent of all taxes imposed on or borne by Yahoo and any of its subsidiaries to the extent such taxes result solely from, and would not have been imposed but for, any of the pre-closing transfers to Yahoo of the equity interests in the Business Subsidiaries to be sold separately to a foreign subsidiary of Verizon pursuant to the Foreign Sale Transaction or the contribution of such equity interests to Foreign SaleCo).

Each of Yahoo and Yahoo Holdings will generally be entitled to any refunds of taxes for which such party is responsible under the Reorganization Agreement. If Yahoo or Yahoo Holdings realizes a tax benefit as a result of an adjustment with respect to taxes for which the other party is responsible under the Reorganization Agreement, the party that realizes the tax benefit will be required to pay the amount of the tax benefit to the other party.

To the extent certain tax attributes attributable to the Excluded Assets and the Retained Liabilities are utilized to reduce taxes for which Yahoo Holdings is responsible under the Reorganization Agreement, Yahoo

Holdings will generally be required to pay Yahoo for the resulting tax benefit. To the extent certain tax attributes attributable to the Business, the Transferred Assets, and the Assumed Liabilities are utilized to reduce taxes for which Yahoo is responsible under the Reorganization Agreement, Yahoo will generally be required to pay Yahoo Holdings for the resulting tax benefit. However, any tax attributes of Yahoo and its affiliates (including the Business Subsidiaries) existing immediately before the Sale Transaction will be utilized first to offset any taxable income or gain recognized by Yahoo in connection with the Sale Transaction, and Yahoo will not be required to make any payments to Yahoo Holdings in respect of such tax attributes.

Following the Sale Transaction, Yahoo Holdings will generally be responsible for preparing (1) all tax returns that include both Yahoo (or any of its affiliates after the Sale Transaction) and any of the Business Subsidiaries, including the U.S. federal income tax return of Yahoo for the year of the Sale Transaction, and (2) all other tax returns required to be filed by or with respect to the Business Subsidiaries. Except for tax returns required to be prepared by Yahoo Holdings, Yahoo will generally be responsible for preparing all tax returns required to be filed by or with respect to Yahoo (or any of its affiliates after the Sale Transaction). The non-preparing party will have certain review and comment rights with respect to tax returns that reflect taxes for which such party is responsible under the Reorganization Agreement.

Each of Yahoo and Yahoo Holdings will generally have the right to control all tax proceedings, including tax audits, for which such party is reasonably expected to bear the greater tax liability (taking into account the parties’ indemnification obligations under the Reorganization Agreement). To the extent a tax proceeding controlled by Yahoo or Yahoo Holdings could reasonably be expected to materially affect the amount of taxes for which the other party is responsible under the Reorganization Agreement, the non-controlling party will have certain participation and consent rights in connection with the conduct and settlement of such tax proceeding.

Pursuant to the Reorganization Agreement and the Stock Purchase Agreement, Yahoo and Verizon will, and will cause their relevant affiliates to, make joint elections under Section 338(h)(10) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with respect to the acquisition of any Business Subsidiaries selected by Verizon with respect to which such election is available under applicable law (except for specified Business Subsidiaries).

Conditions to Completion of the Transactions Contemplated by the Reorganization Agreement

Yahoo and Yahoo Holdings’ obligations under the Reorganization Agreement are subject to the prior or substantially concurrent satisfaction or waiver of each of the conditions to the completion of the Sale Transaction set forth in the Stock Purchase Agreement (other than the condition contained in the Stock Purchase Agreement that the transactions contemplated by the Reorganization Agreement have been completed and conditions that cannot by their terms be satisfied until the completion of the Sale Transaction, which conditions Yahoo and Yahoo Holdings are reasonably satisfied will be satisfied or waived at the completion of the Sale Transaction). See the section of this proxy statement entitled “—The Stock Purchase Agreement—Conditions to Completion of the Sale Transaction.”

Transition Services

In the event that Yahoo or Verizon identifies any services provided by Yahoo to the Business, or by the Business to Yahoo, in the six months prior to the closing date of the transactions contemplated by the Reorganization Agreement, that are necessary for the operations of the Fund or the Business following the closing of the transactions contemplated by the Reorganization Agreement, then Yahoo or Verizon may request, and will use commercially reasonable efforts to negotiate and agree upon, a customary post-closing transition services agreement.

Termination and Amendment of the Reorganization Agreement

The Reorganization Agreement automatically terminates upon termination of the Stock Purchase Agreement and may be terminated at any time prior to the closing of the transactions contemplated by the Reorganization

Agreement by mutual written agreement of Yahoo, Yahoo Holdings, and Verizon. The Reorganization Agreement may not be amended unless in writing signed by Yahoo and Yahoo Holdings, subject to Verizon’s right to consent to such amendment in the event that such amendment would be adverse to the Business, Verizon or any of its subsidiaries, or the Sale Transaction (unless the adverse impact is reasonably expected to be de minimis, in which case only good faith consultation with Verizon is required).

Specific Performance

Yahoo and Yahoo Holdings agree that irreparable damage would occur if any of the provisions of the Reorganization Agreement were not performed in accordance with their specific terms and therefore each party will be entitled to specific performance of the terms of the Reorganization Agreement in addition to any other remedy to which it is entitled at law or in equity.

Settlement and Release Agreement

On February 20, 2017, concurrently with the execution of the Sale Transaction Agreement Amendments, Yahoo, Yahoo Holdings, and Verizon entered into the Settlement and Release Agreement, pursuant to which Verizon (on its own behalf and on behalf of its affiliates and representatives) released any claims it may have against Yahoo (or its affiliates and representatives) arising out of or relating to the Data Breaches. The waiver and release provided for by the Settlement and Release Agreement does not include (i) obligations under the Settlement and Release Agreement or under the provisions of the Stock Purchase Agreement governing the User Security Matters or certain access rights of Verizon relating to certain user engagement data, (ii) indemnification or other obligations with respect to the User Security Liabilities under the Reorganization Agreement, or (iii) any claims under the Stock Purchase Agreement that any Data Breaches (other than Excluded Matters) constitute a Business Material Adverse Effect, or any rights Verizon may have not to close the Sale Transaction or to terminate (or exercise other rights or remedies under) the Stock Purchase Agreement as a result of any Data Breaches (other than Excluded Matters).

The Excalibur License Agreement

Concurrently with the execution of the Original Sale Transaction Agreements, Yahoo and Excalibur entered into the Excalibur License Agreement. The Excalibur License Agreement supersedes and replaces a prior patent license agreement between Yahoo and Excalibur, pursuant to which Excalibur had granted Yahoo and certain other affiliates of Yahoo a non-exclusive license under the Excalibur IP Assets, which had been assigned by Yahoo to Excalibur.

The Excalibur License Agreement supersedes the prior patent license agreement between Yahoo and Excalibur in order to provide that Excalibur’s grant to Yahoo of a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up license under the Excalibur IP Assets will extend, effective upon the closing of the Sale Transaction, to Verizon and its current and certain of its future affiliates. The Excalibur License Agreement will be assigned by Yahoo to Yahoo Holdings upon the closing of the transactions contemplated by the Reorganization Agreement.

Amendment to Yahoo’s Amended and Restated Certificate of Incorporation

The Existing Charter limits the liability of the Company’s directors for monetary damages to the extent permitted under Delaware law. The Existing Charter also authorizes the Company to indemnify its agents to the extent permitted by applicable law, subject only to the limits created by applicable Delaware law. The 1940 Act contains additional restrictions on exculpation and indemnification for certain disabling conduct of a director or officer of an investment company. In particular, Section 17(h) of the 1940 Act provides that the organizational documents of an investment company shall not contain any provision that protects a director or officer against any liability to the Fund or its stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties as director or officer. Following the completion of the Sale Transaction, in order to comply with the 1940 Act, the Company will amend the Existing Charter to provide that the exculpation and indemnification provisions of Articles XI and XII of the Existing Charter are subject to the limitations of the 1940 Act with respect to actions taken while the Company is registered as an investment company under the 1940 Act. The proposed certificate of incorporation of the Fund, after giving effect to the Charter Amendment and the change of name of the Company to “Altaba Inc.”, is attached as Exhibit D to this proxy statement.

The Charter Amendment will be approved automatically if Yahoo obtains approval of the Sale Proposal by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting. If the Sale Proposal is not so approved, the Charter Amendment will not be effected.

After careful consideration, the Board has declared that the Charter Amendment is advisable. The Board recommends that you vote in favor of the Charter Amendment by voting “FOR” the Sale Proposal.

Opinions of the Financial Advisors

Pursuant to separate engagement letters, each dated March 23, 2016, the Company retained Goldman Sachs, J.P. Morgan, and PJT Partners as financial advisors to the Strategic Review Committee in connection with its consideration of strategic alternatives. Each of the engagement letters between Yahoo and the Financial Advisors provides for a transaction fee of $15,000,000 payable to the applicable Financial Advisor in connection with the Sale Transaction, $5,000,000 of which was payable to each Financial Advisor upon the earlier of the public announcement of the Sale Transaction and the delivery by such Financial Advisor of its opinion, and the remainder of which is contingent upon the closing of the Sale Transaction. The initial $5,000,000 payment was made to each of the Financial Advisors upon their delivery of their respective opinions to the Strategic Review Committee and the Board in July 2016 in connection with the execution of the Original Sale Transaction Agreements. In addition, at the sole discretion of the Strategic Review Committee, a discretionary fee of up to $2,500,000 may be payable to each of the Financial Advisors. Yahoo has agreed to reimburse each Financial Advisor for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify each Financial Advisor against certain liabilities arising out of such Financial Advisor’s engagement.

At a special meeting of the Board held on February 20, 2017, Goldman Sachs, J.P. Morgan, and PJT Partners rendered their respective opinions to the Strategic Review Committee and to the Board, as of the dates of such opinions and based upon and subject to the factors set forth therein, as to the fairness, from a financial point of view, to Yahoo of the Cash Consideration, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, as described in more detail below:

Opinion of Goldman Sachs

At the February 20, 2017 Board meeting, Goldman Sachs rendered its oral opinion to the Strategic Review Committee and the Board, subsequently confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of Goldman Sachs, dated February 20, 2017, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit E to this proxy statement and is incorporated by reference herein. The summary of the opinion of Goldman Sachs set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Strategic Review Committee and the Board in connection with their consideration of the Sale Transaction.

The issuance of Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs. The opinion does not constitute a recommendation to any Yahoo stockholder as to how such stockholder should vote with respect to the Sale Transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Sale Transaction Agreements and the Settlement and Release Agreement;

•	the preliminary proxy statement of the Company with respect to the Sale Transaction contemplated by the Original Stock Purchase Agreement filed on Schedule 14A with the SEC on September 9, 2016;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company;

•	certain historical financial information relating to Yahoo’s operating business prepared by the management of the Company;

•	certain internal financial analyses and forecasts for Yahoo’s operating business prepared by the management of the Company for use by Goldman Sachs in performing its financial analysis in connection with its opinion delivered to the Strategic Review Committee and the Board in connection with the execution of the Original Sale Transaction Agreements; and

•	certain updated internal financial analyses and forecasts for Yahoo’s operating business prepared by the management of the Company, defined as the “Forecasts” and summarized in the section of this proxy statement entitled “—Certain Financial Forecasts,” as approved for Goldman Sachs’ use by Yahoo.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of Yahoo’s operating business, including regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches; compared certain financial information for Yahoo’s operating business and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the digital media industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Strategic Review Committee and the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Strategic Review Committee and the Board that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Strategic Review Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative, or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, including Yahoo Holdings or Yahoo’s operating business and, except for being furnished with appraisals of certain real estate assets of the Company, Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Sale Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Sale Transaction in any way meaningful to its analysis. Goldman Sachs assumed that the Sale Transaction will be consummated on the terms set forth in the Stock Purchase Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Sale Transaction, including its decision to enter into the Stock Purchase Agreement Amendment, the Reorganization Agreement Amendment or the Settlement and Release Agreement, or the relative merits of the Sale Transaction as compared to any other strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the Company, as of the date thereof, of the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Sale Transaction Agreements, the Settlement and Release Agreement or the Sale Transaction or any term or aspect of any other agreement or instrument contemplated by the Sale Transaction Agreements or the Settlement and Release Agreement or entered into or amended in connection with the Sale Transaction, the Indenture, any indemnification or other ongoing obligations of the Company, including in respect of the User Security Matters and Data Breaches or any expenses related thereto, any allocation of the consideration (including between the Cash Consideration and the RSU Substitution), the fairness of the Sale Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company or Yahoo Holdings, or any class of such persons, in connection with the Sale Transaction, whether relative to the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of the Company’s common stock will trade at any time or as to the impact of the Sale Transaction on the solvency or viability of the Company, Yahoo Holdings, or Verizon or the ability of the Company, Yahoo Holdings, or Verizon to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising, or reaffirming its opinion based on circumstances, developments, or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Strategic Review Committee and the Board in connection with their consideration of the Sale Transaction and its opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Sale Transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The terms of the Sale Transaction were determined through arm’s-length negotiations between the Company and Verizon and were recommended by the Strategic Review Committee for approval by, and were approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Strategic Review Committee, or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Sale Transaction.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold, or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments of the Company, Verizon, any of their respective affiliates, and third parties or any currency or commodity that may be involved in the Sale Transaction. Goldman Sachs has acted as financial advisor to the Strategic Review Committee in connection with, and has participated in certain of the negotiations leading to, the Sale Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Verizon and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a lead dealer manager with respect to 18 private offers to exchange specified series of debt securities of Verizon for new debt securities of Verizon and cash in February 2017; as joint bookrunner with respect to a public offering by Verizon of $400,000,000 of Floating Rate notes due 2019, $1,000,000,000 of 1.375% Notes due 2019, $1,000,000,000 of 1.750% Notes due 2021, $2,250,000,000 of 2.625% Notes due 2026, and $1,500,000,000 of 4.125% Notes due 2046 in August 2016; as a lead dealer manager and a lead solicitation agent with respect to three cash tender offers on behalf of Verizon and certain of its subsidiaries in April 2016; as financial advisor to AOL in connection with its acquisition of Millennial Media in October 2015; as a lead dealer manager with respect to seven private offers to exchange specified series of debt securities of Verizon and one of its subsidiaries for new debt securities of Verizon and cash in March 2015; as a co-lead underwriter with respect to a public offering by Verizon of 2.625% Notes due 2031 (aggregate principal amount of €1,000,000,000) and 1.625% Notes due 2024 (aggregate principal amount of €1,400,000,000) in December 2014; and as a dealer in respect of Verizon’s commercial paper program commencing in 2006. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Verizon, Yahoo Holdings and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation. During the two year period ended February 20, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Verizon and/or its affiliates of approximately $27.2 million and to Yahoo and/or its affiliates of approximately $9.5 million.

In addition, Goldman Sachs, acting as principal, is a counterparty to the Company with respect to convertible note hedge transactions entered into in connection with the Company’s sale of its Convertible Notes (aggregate principal amount of approximately $1.4 billion) and with respect to issuer warrant transactions entered into contemporaneously with such Convertible Note hedge transactions. Assuming that the note hedge and warrant transactions are not otherwise terminated pursuant to their terms, the issuer warrant transactions may be adjusted by Goldman Sachs, as calculation agent, if Goldman Sachs determines that an event has occurred that gives it the right to make an adjustment and an adjustment is necessary to preserve the fair value of the issuer warrant transactions to Goldman Sachs in light of the effect of the announcement and/or completion of the Sale Transaction on the theoretical value of the Company’s shares or such issuer warrant transactions. Such adjustments may compensate Goldman Sachs for any diminution in the value of the issuer warrant transactions to it that would otherwise result from the announcement and/or completion of the Sale Transaction.

In connection with such Convertible Note hedge and issuer warrant transactions, Goldman Sachs has exposure to market fluctuations in the price of the Company’s common stock. Goldman Sachs’ ordinary practice is to hedge its net market exposure to the price of the common stock underlying private derivative transactions with issuers of such common stock such as the Convertible Note hedge and issuer warrant transactions. In connection with such transactions, Goldman Sachs and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling the Company’s common stock and the entering into or unwinding various derivative transactions with respect to the Company’s common stock) that are generally intended to substantially neutralize Goldman Sachs’ risk exposure as a result of the Convertible Note hedge and issuer warrant transactions. At the close of business on April 6, 2017, Goldman Sachs’ hedge positions in respect of the Convertible Note hedge and issuer warrant transactions included approximately 1.7 million shares of Yahoo common stock, as well as other derivatives referencing Yahoo securities. Goldman Sachs is expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of the Company’s common stock resulting from the Convertible Note hedge and issuer warrant transactions.

Such hedging activity has been, and will be, at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the contractual benefit to Goldman Sachs under the Convertible Note hedge and issuer warrant transactions. The amount of any such gain or loss will not be known until the Convertible Note hedge and issuer warrant transactions have been fully exercised, expired, or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities. Goldman Sachs informed the Company that a portion of the amount of any such gain or loss, including any termination payment, may be shared with Goldman Sachs’ Investment Banking Division.

Whether the Sale Transaction results in adjustments, exercises, and/or terminations of the Convertible Note hedge and issuer warrant transactions and the amount of payments or deliveries to be made upon ultimate exercise, expiration, or termination of the Convertible Note hedge and issuer warrant transactions will depend on a number of factors, including how the Sale Transaction is treated under the Convertible Note hedge and issuer warrant transactions as documented. As such factors change, and as Goldman Sachs has hedged its position under such transactions, the completion of the Sale Transaction could result in ultimate payments to or from Goldman Sachs that are greater than, equal to, or less than the amount of the payments that would have been received or paid by Goldman Sachs upon exercise, expiration, or termination of the Convertible Note hedge and issuer warrant transactions in the absence of the Sale Transaction.

In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking these hedging and other market transactions. Notwithstanding the foregoing, as a result of preparation of disclosures to the Company of Goldman Sachs’ Investment Banking Division’s economic interests in the Convertible Note hedge and issuer warrant transactions, persons in Goldman Sachs’ Investment Banking Division may have received or may receive input into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the Convertible Note hedge and issuer warrant transactions.

Prior to the determinations by the Strategic Review Committee and the Board with respect to approval of the Sale Transaction, Goldman Sachs also provided the Company and the Board with certain estimates and analyses concerning the impact of the Sale Transaction on the Convertible Note hedge and issuer warrant transactions, based on theoretical models and various assumptions concerning the terms of the Sale Transaction and market conditions and other information available at the time. Such estimates and analyses were prepared by the Investment Banking Division of Goldman Sachs without consultation with the derivatives trading personnel responsible for Goldman Sachs’s position as principal in the Convertible Note hedge and issuer warrant transactions.

The Strategic Review Committee selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Sale Transaction, as well as its and its familiarity and prior experience with the Company, including with respect to the Aabaco spin-off.

Opinion of J.P. Morgan

At the February 20, 2017 Board meeting, J.P. Morgan rendered its oral opinion to the Strategic Review Committee and the Board that, as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo. J.P. Morgan confirmed its February 20, 2017 oral opinion by delivering its written opinion to the Strategic Review Committee and the Board, dated February 20, 2017, that, as of such date, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of J.P. Morgan dated February 20, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit F to this proxy statement and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Strategic Review Committee and the Board (in their capacities as such) in connection with and for the purposes of their evaluation of the Sale Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Yahoo stockholder as to how such stockholder should vote with respect to the Sale Transaction or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed the Original Sale Transaction Agreements and drafts of the Sale Transaction Agreement Amendments and the Settlement and Release Agreement, each dated February 18, 2017;

•	reviewed certain publicly available business and financial information concerning Yahoo’s operating business and the industries in which it operates;

•	compared the proposed financial terms of the Sale Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Yahoo’s operating business with publicly available information concerning certain other public companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to Yahoo’s operating business for use by J.P. Morgan in performing its financial analysis in connection with its opinion delivered to the Strategic Review Committee and the Board in connection with the execution of the Original Sale Transaction Agreements;

•	reviewed the Forecasts, as more fully described in the section of this proxy statement entitled “—Certain Financial Forecasts”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Sale Transaction, and the past and current business operations of Yahoo’s operating business, the financial condition and future prospects and operations of Yahoo’s operating business, including making inquiries of certain members of the management of the Company regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or, with the exception of being provided with appraisals of certain real estate assets (which J.P. Morgan did not use in giving its opinion), was not provided with, any valuation or appraisal of any assets or liabilities, nor has J.P. Morgan evaluated the solvency of the Company, Yahoo Holdings, or Verizon under any state or federal laws relating to bankruptcy, insolvency, or similar matters.

In relying on financial analyses and Forecasts provided to the Financial Advisors or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Yahoo’s operating business to which such analyses or Forecasts relate. J.P. Morgan expressed no view as to such analyses or Forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Sale Transaction and the other transactions contemplated by the Sale Transaction Agreements will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of the

Company and will be consummated as described in the Sale Transaction Agreements and that the Sale Transaction Agreement Amendments and the Settlement and Release Agreement will not differ in any material respects from the drafts thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Verizon in the Sale Transaction Agreements are and will be true and correct in all respects material to its analysis, that the Company will have no exposure under any indemnification obligations contained within the Sale Transaction Agreements, including in respect of the User Security Matters and Data Breaches, in any amount material to its analysis, and that the adjustments to the cash consideration as provided in the Stock Purchase Agreement based on the value of the Yahoo RSU awards outstanding on the business day immediately preceding the closing of the Sale Transaction and the amounts of Yahoo Holdings’ working capital, cash, indebtedness, and transaction expenses as set forth in the Stock Purchase Agreement will not result in any adjustment to the consideration that is material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, or tax expert and has relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory, or other consents and approvals necessary for the completion of the Sale Transaction will be obtained without any adverse effect on the Company, Yahoo Holdings or Yahoo’s operating business, or on the contemplated benefits of the Sale Transaction.

J.P. Morgan’s opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Sale Transaction to the holders of any class of securities, creditors or other constituencies of the Company or Yahoo Holdings or as to the underlying decision by the Company to engage in the Sale Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Sale Transaction, or any class of such persons relative to the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, or with respect to the fairness of any such compensation.

The terms of the Sale Transaction Agreements were determined through arm’s-length negotiations between the Company and Verizon and were recommended by the Strategic Review Committee for approval by, and were approved by the Board, and the decision to enter into the Sale Transaction Agreements was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Strategic Review Committee and the Board in their evaluation of the Sale Transaction and should not be viewed as determinative of the views of the Strategic Review Committee, the Board, or the Company’s management with respect to the Sale Transaction or the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Strategic Review Committee in connection with its consideration of strategic alternatives on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity and prior experience with the Company and the industries in which it operates.

During the two year period ended February 20, 2017, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Verizon, for which J.P. Morgan and its affiliates have received compensation for services to Verizon and/or its affiliates of approximately $32 million and to Yahoo and/or its affiliates of approximately $12 million. Such services during such period have included acting as financial advisor to the Company in connection with its strategic planning in 2015 and have included acting as a joint bookrunner on Verizon’s bond offering in October 2016, and acting as financial advisor to Verizon in connection with its sale of a portfolio of cellphone towers to American Tower in February 2015.

In addition, as J.P. Morgan previously advised the Strategic Review Committee and the Company, one of J.P. Morgan’s affiliates (x) sold to the Company convertible note hedge options relating to the Company’s common stock in connection with the Company’s sale of the Convertible Notes and (y) purchased from the Company warrants relating to the Company’s common stock contemporaneously with the sale of such convertible note hedge options. J.P. Morgan’s affiliate entered into these transactions, and is acting thereunder, as principal for its own account and not as an advisor to the Company. Assuming that the note hedge and warrant transactions are not otherwise terminated pursuant to their terms, the warrants may be adjusted by J.P. Morgan’s affiliate, as calculation agent, if J.P. Morgan’s affiliate determines that an event has occurred that gives it the right to make an adjustment and an adjustment is necessary to preserve the fair value of the issuer warrant transactions to such affiliate in light of the effect of the announcement and/or completion of the Sale Transaction on the theoretical value of the Company’s shares or such issuer warrant transactions. Such adjustments may compensate J.P. Morgan’s affiliate for any diminution in the value of the issuer warrant transactions to it that would otherwise result from the announcement and/or completion of the Sale Transaction.

In connection with such convertible note hedge options and warrants, J.P. Morgan’s affiliate has exposure to market fluctuations in the price of the Company’s common stock. Such affiliate’s ordinary practice is to hedge its net market exposure to the price of the common stock underlying private derivative transactions with issuers of such common stock such as the Convertible Note hedge and issuer warrant transactions. In connection with such transactions, J.P. Morgan and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling the Company’s common stock and the entering into or unwinding various derivative transactions with respect to the Company’s common stock) that are generally intended to substantially neutralize J.P. Morgan’s affiliate’s risk exposure as a result of the Convertible Note hedge options and issuer warrants. J.P. Morgan and its affiliates are expected to continue to engage in hedging activities in accordance with applicable law to mitigate their exposure to market fluctuations in the price of the Company’s common stock resulting from the Convertible Note hedge options and issuer warrants.

Such hedging activity has been, and will be, at J.P. Morgan’s own risk and may result in a gain or loss to J.P. Morgan and its affiliates that may be greater than or less than the contractual benefit to J.P. Morgan and its affiliates under the Convertible Note hedge options and issuer warrants. The amount of any such gain or loss will not be known until such transactions have been fully exercised, expired, or terminated in accordance with their terms and J.P. Morgan and its affiliates have completed all of their unwind activities. J.P. Morgan informed the Company that a portion of the amount of any such gain or loss, including any termination payment, may be shared with J.P. Morgan’s Investment Banking Division.

Whether the Sale Transaction results in adjustments, exercises, and/or terminations of the Convertible Note hedge and issuer warrant transactions and the amount of payments or deliveries to be made upon ultimate exercise, expiration, or termination of the Convertible Note hedge options and issuer warrants will depend on a number of factors, including how the Sale Transaction is treated under the Convertible Note hedge and issuer warrant transactions as documented. As such factors change, and as J.P. Morgan’s affiliate has hedged its position under such transactions, the completion of the Sale Transaction could result in ultimate payments to or from J.P. Morgan’s affiliate that are greater than, equal to, or less than the amount of the payments that would have been received or paid by J.P. Morgan’s affiliate upon exercise, expiration, or termination of such Convertible Note hedge and issuer warrant transactions in the absence of the Sale Transaction.

In accordance with industry practice, J.P. Morgan maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by investment banking personnel to the personnel who are undertaking these hedging and other market transactions.

Prior to the Company’s entry into the Stock Purchase Agreement, J.P. Morgan also provided the Company and the Board with certain estimates and analyses concerning the impact of the proposed transaction on the Convertible Note hedge options and issuer warrants, based on theoretical models and various assumptions concerning the terms of the proposed transaction and market conditions and other information available at the time. Such estimates and analyses were prepared by investment banking personnel without consultation with the derivatives trading personnel responsible for J.P. Morgan’s affiliate’s position as principal in the Convertible Note hedge options and issuer warrants.

In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Verizon, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than one percent of the outstanding common stock of each of the Company and Verizon. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and is affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Verizon for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of PJT Partners

At the February 20, 2017 Board meeting, PJT Partners rendered to the Strategic Review Committee and the Board its oral opinion, which was confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in PJT Partners’ written opinion, the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Yahoo.

The full text of the written opinion of PJT Partners, dated February 20, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit G to this proxy statement and is incorporated by reference herein. The summary of the opinion of PJT Partners set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Yahoo stockholders are urged to read the opinion in its entirety. PJT Partners provided its opinion to the Strategic Review Committee and the Board (in their capacities as such) in connection with and for purposes of their evaluation of the Sale Transaction only and PJT Partners’ opinion is not a recommendation as to any action the Strategic Review Committee or the Board should take with respect to the Sale Transaction or any aspect thereof. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. The opinion does not constitute a recommendation to any Yahoo stockholder as to how any such stockholder should vote or act with respect to the Sale Transaction or any other matter.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business and financial condition of Yahoo’s operating business and the industries in which it operates;

•	reviewed certain internal information concerning the business and financial condition of Yahoo’s operating business prepared and furnished to PJT Partners by the management of the Company;

•	reviewed certain internal financial analyses, estimates and forecasts relating to the Business prepared by the management of the Company;

•	held discussions with the management of the Company concerning, among other things, Yahoo’s operating business, the operating and regulatory environment of Yahoo’s operating business, and the financial condition, prospects, and strategic objectives of Yahoo’s operating business, including making inquiries of certain members of the management of the Company regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches (in each case, as defined in the Reorganization Agreement);

•	compared the financial and operating performance of Yahoo’s operating business with publicly available similar information for certain other public companies that PJT Partners deemed to be relevant, and reviewed the stock market information for certain other public companies that PJT Partners deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combination transactions that PJT Partners deemed to be relevant;

•	reviewed (i) the Original Sale Transaction Agreements and (ii) drafts of the Sale Transaction Agreement Amendments and the Settlement and Release Agreement, each dated February 18, 2017; and

•	performed such other financial studies, analyses, and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Strategic Review Committee and the Board, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. For purposes of PJT Partners’ opinion delivered on July 22, 2016, in connection with the Original Stock Purchase Agreement, the Financial Advisors were provided by the management of the Company with certain internal financial analyses, estimate and forecasts and certain terminal year assumptions relating to Yahoo’s operating business, which the Financial Advisors were directed to use by the Strategic Review Committee. In connection with preparing PJT Partners’ opinion delivered on February 20, 2017, the Financial Advisors were provided by the management of the Company with the Forecasts and certain terminal year assumptions relating to Yahoo’s operating business, which the Financial Advisors were directed to use by the Board. PJT Partners assumed with the consent of the Strategic Review Committee and the Board that such Forecasts and the assumptions underlying such Forecasts, and all other financial analyses, estimates and forecasts provided to the Financial Advisors by the management of the Company, have been reasonably prepared in accordance with industry practice and represent management’s best currently available estimates and judgments as to the business and operations and future financial performance of Yahoo’s operating business. PJT Partners assumed no responsibility for and expressed no opinion as to the Forecasts, the assumptions upon which they are based, or any other financial analyses, estimates, and forecasts provided to the Financial Advisors by the management of the Company. PJT Partners also assumed that there had been no material changes in the assets, financial condition, results of operations, business, or prospects of Yahoo’s operating business since the respective dates of the last financial statements made available to the Financial Advisors. PJT Partners relied on representations and/or projections provided by the management of the Company regarding taxable income, standalone net operating loss utilization, and other tax attributes of Yahoo’s operating business. PJT Partners further relied with the consent of the Strategic Review Committee and the Board upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete, or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was PJT Partners furnished with any such verification and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company or Yahoo Holdings. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (including any contingent, derivative, or off-balance sheet assets and liabilities) of the Company, nor, with the exception of being furnished with appraisals of certain real estate assets (which PJT Partners did not use in preparing its opinion), was PJT Partners furnished with any such evaluations or appraisals, nor has PJT Partners evaluated the solvency of the Company, Yahoo Holdings, or Verizon under any applicable laws.

PJT Partners also assumed with the consent of the Strategic Review Committee and the Board that the final executed forms of the Sale Transaction Agreement Amendments would not differ in any material respects from drafts reviewed by PJT Partners and the completion of the Sale Transaction will be effected in accordance with the terms and conditions of the Sale Transaction Agreements, without waiver, modification, or amendment of any material term, condition, or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Sale Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, Yahoo Holdings or Yahoo’s operating business or the contemplated benefits of the Sale Transaction. PJT Partners also assumed that the Company will have no exposure under any indemnification obligations contained in the Sale Transaction Agreements, including in respect of the User Security Matters and Data Breaches, in any amount material to its analysis, and that the adjustments to the consideration based on the value of the Yahoo RSU awards outstanding on the business day immediately preceding the closing of the Sale Transaction and the amounts of the Yahoo Holdings’ working capital, cash, indebtedness, and transaction expenses as set forth in the Stock Purchase Agreement will not result in any adjustment to the consideration that is material to PJT Partners’ analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Sale Transaction, nor does PJT Partners’ opinion address any legal, tax, regulatory, or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners are not legal, tax, or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax, and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners did not consider the relative merits of the Sale Transaction as compared to any other business plan or opportunity that might be available to the Company, or the effect of any other arrangement in which the Company might engage, and PJT Partners’ opinion does not address the underlying decision by the Company to engage in the Sale Transaction, including its decision to enter into the Sale Transaction Agreement Amendments or the Settlement and Release Agreement. PJT Partners’ opinion is limited to the fairness as of the date thereof, from a financial point of view, to Yahoo of the Cash Consideration to be paid in the Sale Transaction, together with the RSU Substitution, pursuant to the Stock Purchase Agreement, and PJT Partners’ opinion does not address any other aspect or implication of the Sale Transaction, the Sale Transaction Agreements, the Settlement and Release Agreement or any other agreement or understanding entered into in connection with the Sale Transaction or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the Sale Transaction to the holders of any class of securities, creditors, or other constituencies of the Company or as to the underlying decision by the Company to engage in the Sale Transaction. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s or Yahoo Holdings’ officers, directors, or employees, or any class of such persons, relative to the consideration or otherwise. PJT Partners’ opinion is necessarily based upon economic, market, monetary, regulatory, and other conditions as they exist and can be evaluated, and the information made available to it, as of the date of its opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of the Company’s common stock will trade at any time.

PJT Partners’ opinion does not constitute a recommendation to any Yahoo stockholder as to how any such stockholder should vote or act with respect to the Sale Transaction or any other matter. PJT Partners assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

As part of its investment banking business, PJT Partners is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes and other valuations for corporate and other purposes. PJT Partners was selected as a financial advisor to the Strategic Review Committee with respect to the Sale Transaction on the basis of PJT Partners’ experience and its familiarity with the industry in which the Company operates.

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company or Verizon and may receive compensation for the rendering of these services. During the two year period ending on the date of its opinion, PJT Partners acted as financial advisor to Verizon in connection with its sale of a portfolio of wireline assets to Frontier Communications Corporation announced in February 2015, its acquisition of Telogis Inc. announced in June 2016, and its acquisition of Fleetmatics Group, PLC announced in August 2016. For its financial advisory services to Verizon in connection with these transactions, PJT Partners received compensation in an aggregate amount of approximately $19 million. PJT Partners may also in the future provide investment banking and other financial services to the Company, Yahoo Holdings, Verizon, and their respective affiliates for which it may receive compensation.

Summary of the Financial Analyses of the Financial Advisors

The following is a summary of the material financial analyses presented by the Financial Advisors to the Strategic Review Committee and the Board on February 19, 2017 in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the Financial Advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the Financial Advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 17, 2017 and is not necessarily indicative of current market conditions.

The analyses described below were jointly prepared by the Financial Advisors for purposes of each of the Financial Advisors’ providing the opinions to the Strategic Review Committee and the Board described above. Those analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, the Board, the Strategic Review Committee, the Financial Advisors, or any other person assumes responsibility if future results are materially different from those forecast.

For purposes of this section of this proxy statement, the Financial Advisors assumed total consideration to be received in the Sale Transaction by the Company of $5,142 million, which was calculated as the sum of (i) an amount equal to the base purchase price plus (ii) the tax adjusted value of the unvested Yahoo RSU awards to be replaced with Verizon RSU awards pursuant to the Stock Purchase Agreement based on an assumed 40 percent tax rate and the trailing-three day volume weighted average price of the Company’s common stock as of July 22, 2016.

Goldman Sachs also assumed that the estimated amounts of Yahoo Holdings’ working capital, cash, indebtedness, and transaction expenses relied upon by Goldman Sachs in connection with its financial analyses reflected the then best currently available estimates and judgments of the management of the Company, which estimates would not result in any adjustment to the Cash Consideration to be paid to the Company in the Sale Transaction material to Goldman Sachs’ analysis.

Selected Trading Multiples

The Financial Advisors reviewed and compared certain financial information for Yahoo’s operating business to corresponding financial information, ratios, and public market multiples for the following publicly traded Internet companies (collectively, the “Selected Companies”):

•	IAC/InterActiveCorp (excluding Match Group Inc.)

•	Groupon Inc.

•	GoDaddy Inc.

•	XO Group Inc.

•	Bankrate, Inc.

•	eBay Inc.

•	Web.com Group, Inc.

•	WebMD Health Corp.

Although none of the Selected Companies is directly comparable to Yahoo’s operating business, the companies included were chosen because they are publicly traded companies with operations that for purposes of the Financial Advisors’ analysis may be considered similar to certain operations of Yahoo’s operating business.

The Financial Advisors also calculated and compared various financial multiples and ratios based on financial data as of February 17, 2017 and information it obtained from SEC filings. The multiples and ratios of Yahoo’s operating business were calculated using information provided by the Company’s management. The multiples and ratios for each of the Selected Companies were calculated using the most recent publicly available information. With respect to the Selected Companies, the Financial Advisors calculated:

•	implied firm value as a multiple of the estimated earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the calendar year 2017 (“2017 EBITDA”);

•	implied firm value as a multiple of EBITDA, adjusted to exclude stock-based compensation, for the calendar year 2017 (“2017 EBITDA Minus SBC”); and

•	implied firm value as a multiple of EBITDA, adjusted to exclude capital expenditures, for the calendar year 2017 (“2017 EBITDA Minus Capex”).

The results of these analyses are summarized as follows:

Firm Value as a multiple of:	Selected Companies
	Range	Median
2017 EBITDA	8.4x - 17.4x	10.0x
2017 EBITDA Minus SBC	9.7x - 27.3x	13.1x
2017 EBITDA Minus Capex	9.6x - 27.7x	12.1x

For purposes of the analysis, (i) certain non-recurring items consisting of (a) patent licensing contributions expiring in 2019 and (b) marketing services revenue from Yahoo Japan expiring in August 2017 (collectively, the “Non-Recurring Items”) were excluded from Yahoo’s operating business’ 2017 EBITDA, 2017 EBITDA Minus SBC, and 2017 EBITDA Minus Capex (for more information on the amount of each Non-Recurring Item, see the section of this proxy statement entitled “—Certain Financial Forecasts”) and (ii) each range of illustrative standalone enterprise values was adjusted to include the net present value of the Non-Recurring Items. The Financial Advisors calculated the net present value of the Non-Recurring Items by applying a discount rate of 10 percent to the Non-Recurring Items provided by the Company. Using the results of this analysis and the Financial Advisors’ professional judgment and experience, the Financial Advisors selected a 2017 EBITDA reference range of 5.0x to 8.0x for Yahoo’s operating business. This multiple reference range was applied to Yahoo’s operating business’ 2017 EBITDA provided by the Company’s management to the Financial Advisors to derive a range of illustrative standalone enterprise values for Yahoo’s operating business of $3,850 million to $6,100 million. Using the results of this analysis and the Financial Advisors’ professional judgment and experience, the Financial Advisors selected a 2017 EBITDA Minus SBC reference range of 8.0x to 11.0x for Yahoo’s operating business. This multiple reference range was applied to Yahoo’s operating business’ 2017 EBITDA Minus SBC provided by the Company’s management to the Financial Advisors to derive a range of illustrative standalone enterprise values for Yahoo’s operating business of $2,850 million to $3,850 million. Using the results of this analysis and the Financial Advisors’ professional judgment and experience, the Financial Advisors selected a 2017 EBITDA Minus Capex reference range of 8.0x to 11.0x for Yahoo’s operating business. This multiple reference range was applied to Yahoo’s operating business’ 2017 EBITDA Minus Capex provided by the Company’s management to the Financial

Advisors to derive a range of illustrative standalone enterprise values for Yahoo’s operating business of $3,700 million to $5,025 million. In each case, the standalone enterprise values were rounded to the nearest $25 million.

Illustrative Discounted Cash Flow Analysis

Using the Forecasts and certain terminal year assumptions relating to Yahoo’s operating business provided by management (and approved by, and used by the Financial Advisors at the direction of, the Board), the Financial Advisors performed an illustrative discounted cash flow analysis on Yahoo’s operating business. Using discount rates, in the case of J.P. Morgan and PJT Partners, ranging from 8.75 percent to 10.75 percent and, in the case of Goldman Sachs, ranging from 9.5 percent to 11.5 percent, in each case, reflecting estimates of Yahoo’s operating business’ weighted average cost of capital, the Financial Advisors discounted to present value as of December 31, 2016 (i) estimates of EBITDA less stock based compensation, less cash taxes, less capital expenditures, less change in net working capital, plus the Non-Recurring Items (“Unlevered Free Cash Flow”) for Yahoo’s operating business for the years January 1, 2017 through December 31, 2019 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Yahoo’s operating business, which were calculated by applying perpetuity growth rates ranging from two percent to four percent, to the calendar year 2019 estimate of revenue (excluding the Non-Recurring Items)) to be generated by Yahoo’s operating business to determine free cash flow, reflecting the assumptions provided by management of the Company. The Financial Advisors derived ranges of illustrative enterprise values for Yahoo’s operating business by adding the present values derived pursuant to clause (i) and clause (ii) of the preceding sentence. J.P. Morgan’s and PJT Partners’ analysis derived a range of illustrative standalone enterprise values for Yahoo’s operating business of $2,025 million to $3,750 million. Goldman Sachs’ analysis derived a range of illustrative standalone enterprise values for Yahoo’s operating business of $1,875 million to $3,250 million. In each case, the standalone enterprise values were rounded to the nearest $25 million.

Selected Transactions Analysis

The Financial Advisors analyzed certain information relating to the following selected transactions involving public Internet companies with a transaction value over $1 billion since January 2012.

Announcement Date	Acquirer	Target
November 2, 2015	Activision Blizzard, Inc.	King Digital Entertainment plc
May 12, 2015	Verizon Communications Inc.	AOL Inc.
October 22, 2012	Permira	Ancestry.com Inc.

For each of the selected transactions, the Financial Advisors calculated and compared the target’s enterprise value as a multiple of the target’s estimated EBITDA for the forward-looking 12-month period immediately following the date the relevant transaction was announced (“NTM EBITDA”), and the target’s enterprise value as a multiple of the target’s estimated EBITDA, adjusted to exclude stock-based compensation, for the forward-looking 12-month period immediately following the date the relevant transaction was announced (“NTM EBITDA Minus SBC”). While none of the companies that participated in the selected transactions are directly comparable to Yahoo’s operating business, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Yahoo’s operating business’ results, market size, and product profile.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Transactions
	Range	Median
NTM EBITDA	6.8x - 8.4x	8.3x
NTM EBITDA Minus SBC	8.3x - 9.6x	9.3x

For purposes of the analysis, (i) the Non-Recurring Items were excluded from Yahoo’s operating business’ NTM EBITDA and NTM EBITDA Minus SBC (for more information on the amount of each Non-Recurring Item, see the section of this proxy statement entitled “—Certain Financial Forecasts,”) and (ii) each range of illustrative standalone enterprise values was adjusted to include the net present value of the Non-Recurring Items. The Financial Advisors calculated the net present value of the Non-Recurring Items by applying a discount rate of 10 percent to the Non-Recurring Items provided by the Company. Using the results of this analysis, the Financial Advisors applied the NTM EBITDA multiple range for the selected transactions to Yahoo’s operating business’ NTM EBITDA estimate provided by management of the Company to the Financial Advisors and derived a range of illustrative standalone enterprise values for Yahoo’s operating business of $5,200 million to $6,375 million. Using the results of this analysis, the Financial Advisors applied the NTM EBITDA Minus SBC multiple range for the selected transactions to Yahoo’s operating business’ NTM EBITDA Minus SBC estimate provided by management of the Company to the Financial Advisors and derived a range of illustrative standalone enterprise values for Yahoo’s operating business of $2,950 million to $3,375 million. In each case, the standalone enterprise values were rounded to the nearest $25 million.

Certain Financial Forecasts

Yahoo does not, as a matter of course, develop or publicly disclose long-term projections due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, at the Board’s request, in connection with its review of strategic alternatives, Yahoo’s management prepared three years of forecasted financial information for the Company. Such forecasted financial information was presented to and reviewed by the Board on March 14, 2016 and was thereafter provided to potential bidders in connection with their due diligence review of a potential transaction. Yahoo’s management updated such forecasted financial information in July 2016, based on more recent information, to (i) reduce capital expenditure amounts for 2016 from $450 million to $350 million, based on actual expenditures during 2016 and (ii) reduce stock-based compensation (“SBC”) for 2018 from $452 million to $400 million. Yahoo provided this updated information to the Financial Advisors for purposes of the financial analyses and fairness opinions provided to the Strategic Review Committee and the Board in connection with their consideration of the Original Sale Transaction Agreements. In connection with the Strategic Review Committee’s and the Board’s consideration of the Sale Transaction Agreement Amendments and the Settlement and Release Agreement, Yahoo’s management further updated such forecasted financial information in February 2017, (i) to remove forecasted financial information for 2016, as that year had been completed and actual results were known, (ii) to reflect more recent information with respect to 2017 and 2018 given that more than six months had passed since the execution of the Original Sale Transaction Agreements, and (iii) to include forecasted financial information for fiscal year 2019, and provided such updated information to the Financial Advisors. This updated information did not include estimates of potential non-recurring costs and expenses related to the Security Incidents.

The February 2017 updated forecasted financial information differed from the forecasted financial information provided to the Financial Advisors in July 2016 as follows:

•	total revenue (ex-traffic acquisition costs) (“ex-TAC”) for 2017 was reduced from $3,507 million to $3,460 million and for 2018 was reduced from $3,688 million to $3,550 million;

•	revenue (ex-TAC) (excluding selected non-recurring items) for 2017 was reduced from $3,361 million to $3,303 million and for 2018 was reduced from $3,619 million to $3,480 million;

•	EBITDA (excluding SBC) for 2017 was increased from $850 million to $900 million and for 2018 remained at $950 million;

•	recurring EBITDA (excluding selected non-recurring items and SBC) for 2017 was increased from $704 million to $743 million and for 2018 remained at $880 million;

•	SBC for 2017 was reduced from $430 million to $406 million and for 2018 was reduced from $400 million to $350 million;

•	capital expenditures for 2017 were reduced from $400 million to $300 million and for 2018 were reduced from $400 million to $350 million;

•	earnings before interest after taxes for 2017 increased from negative $153 million to negative $91 million and for 2018 increased from $61 million to $101 million; and

•	free cash flow for 2017 increased from $20 million to $139 million and for 2018 increased from $143 million to $149 million.

Based on this information and additional input from Yahoo’s management, the Financial Advisors prepared terminal year forecasts, which were reviewed by Yahoo’s management and the Strategic Review Committee. The updated forecasted financial information and the terminal year forecasts (the “Forecasts”) were approved by Yahoo’s management, the Strategic Review Committee and the Board for use by the Financial Advisors in performing their financial analyses, which were presented to the Strategic Review Committee and the Board by the Financial Advisors and are summarized in the section of this proxy statement entitled “—Opinions of the Financial Advisors.” The Forecasts were reviewed by Yahoo’s management with, and considered by, the Strategic Review Committee and the Board in connection with their evaluation, recommendation, and approval of the Sale Transaction.

The Forecasts were not prepared with a view to public disclosure and the summary thereof is included in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers LLP, our independent auditor, has not examined, reviewed, compiled, or otherwise applied procedures to, the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The PricewaterhouseCoopers LLP report included in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement, relates to the Company’s historical financial information. It does not extend to the forecasted financial information and should not be read to do so. The Forecasts were prepared solely for internal use of Yahoo and the Financial Advisors and are subjective in many respects.

Although the Forecasts are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to our management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and changes in tax laws. As the Forecasts are forward-looking statements, see also the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Sale Transaction. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the Strategic Review Committee, the Board, Yahoo, the Financial Advisors, or any other recipient of this information considered, or now considers, that actual future results will necessarily reflect the Forecasts. The Forecasts are not included in this proxy statement in order to induce any stockholder to vote in favor of the Sale Proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Sale Transaction.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Yahoo contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date the

Forecasts were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, Yahoo stockholders are cautioned not to unduly rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Yahoo may not be comparable to similarly titled amounts used by other companies.

Forecasted Financial Information

($ in millions)

Revenue and EBITDA Reconciliation (2017-2019)

	2017E	2018E	2019E
Total revenue (ex-TAC)	$3,460	$3,550	$3,612
% growth	(1.7%)	2.6%	1.7%
Less: Contribution of patent licensing	(86)	(70)	(26)
Less: Yahoo Japan marketing services revenue	(71)	—	—

Total selected non-recurring items	$(157)	$(70)	$(26)
Revenue (ex-TAC) (excl. selected non-recurring items)	$3,303	$3,480	$3,586
% growth	(0.4%)	5.4%	3.0%

EBITDA (excl. SBC)	$900	$950	$1,000
% of revenue (ex-TAC)	26.0%	26.8%	27.7%
Less: Contribution of patent licensing	(86)	(70)	(26)
Less: Yahoo Japan marketing services revenue	(71)	—	—

Total selected non-recurring items	$(157)	$(70)	$(26)
EBITDA (excl. selected non-recurring items and SBC)	$743	$880	$974
% of revenue (ex-TAC) (excl. selected non-recurring items)	22.5%	25.3%	27.2%

Free Cash Flow Forecast ($ in millions)

	2017E	2018E	2019E	Terminal Year
Total revenue (ex-TAC)	$3,460	$3,550	$3,612	$3,694
% growth	(1.7%)	2.6%	1.7%	2.3%
Revenue (ex-TAC) (excl. selected non-recurring items)	$3,303	$3,480	$3,586	$3,694
% growth	(0.4%)	5.4%	3.0%	3.0%
EBITDA (excl. selected non-recurring items and SBC)	$743	$880	$974	$1,003
% of revenue (ex-TAC) (excl. selected non-recurring items)	22.5%	25.3%	27.2%	27.2%
Less: SBC	($406)	($350)	($350)	($350)
% of revenue (ex-TAC) (excl. selected non-recurring items)	12.3%	10.1%	9.8%	9.5%
Less: Depreciation	($390)	($329)	($308)	($343)
Earnings before interest and taxes (incl. SBC) (“EBIT”)	($53)	$201	$316	$310
% of revenue (ex-TAC) (excl. selected non-recurring items)	(1.6%)	5.8%	8.8%	8.4%
Less: Taxes	($38)	($100)	($127)	($113)
% tax rate (1)	37.0%	37.0%	37.0%	36.5%
Earnings before interest after taxes	($91)	$101	$189	$197
Plus: Depreciation	$390	$329	$308	$343
% of capital expenditures	130.0%	94.0%	88.0%	98.0%
Less: Capital expenditures	($300)	($350)	($350)	($350)
% of revenue (ex-TAC) (excl. selected non-recurring items)	9.1%	10.1%	9.8%	9.5%
Less: Change in net working capital	($17)	($1)	($1)	$0
Plus: Selected non-recurring items	$157 (2)	$70 (3)	$26 (4)	$0
Free cash flow	$139	$149	$172	$190

(1)	Taxes are calculated based on a percentage of EBIT including SBC and non-recurring items. EBIT including SBC and non-recurring items is in an amount equal to $104 million for the calendar year 2017, $271 million for the calendar year 2018, $342 million for the calendar year 2019, and $310 million for the terminal year.

(2)	Patent-licensing contributions in an amount equal to $86 million and Yahoo Japan marketing services revenue in an amount equal to $71 million are non-recurring items for the calendar year 2017.

(3)	Patent-licensing contributions in an amount equal to $70 million is a non-recurring item for the calendar year 2018.

(4)	Patent-licensing contributions in an amount equal to $26 million is a non-recurring item for the calendar year 2019.

Reconciliations between Non-GAAP Forecasted Financial Metrics and Comparable GAAP Metrics

The following table presents reconciling items between certain of the forecasted non-GAAP metrics above and the most comparable GAAP metrics:

Reconciliations and Reconciling Items 2017E-2019E* ($ in millions)

	2017E	2018E	2019E
Revenue ex-TAC (and Revenue ex-TAC excl. selected non-recurring items):
GAAP revenue	$5,204	$5,227	$5,322
% growth	1%	0%	2%
Cost of revenue-TAC	1,744	1,677	1,710

Revenue ex-TAC	3,460	3,550	3,612
Contribution of patent licensing	86	70	26
Yahoo Japan marketing services revenue	71	0	0

Revenue ex-TAC (excl. selected non-recurring items)	$3,303	$3,480	$3,586

EBITDA (excl. SBC)(1)	$900	$950	$1,000
Depreciation	390	329	308
Amortization	76	55	30
SBC	406	350	350
Taxes	38	100	127

EBITDA (excl. SBC and selected non-recurring items)(1)	$743	$880	$974
Depreciation	390	329	308
Amortization	76	55	30
SBC	406	350	350
Taxes	38	100	127
Contribution of patent licensing	86	70	26
Yahoo Japan marketing services revenue	71	0	0

EBIT (incl. SBC)(2)	$(53)	$201	$316
Taxes	38	100	127

Earnings before interest after taxes(3)	$(91)	$101	$189

Free cash flow(4)(5)	$139	$149	$172
Acquisition of property and equipment, net	300	350	350
SBC	406	350	350

*	The Forecasts also present estimates of a “terminal year,” which is a hypothetical year used for purposes of discounted cash flow analysis rather than an estimated calendar year; accordingly, it is not possible to reconcile the terminal year estimates to any comparable forward-looking GAAP metric without unreasonable effort.
(1)	Yahoo has not provided full reconciliations between its adjusted EBITDA forecasts—EBITDA (excl. SBC) and EBITDA (excl. SBC and selected non-recurring items)—and the comparable forward-looking GAAP financial measure, net income (loss) attributable to Yahoo (“Net Earnings”), because a reconciliation is not available without unreasonable effort. The reconciling items for which Yahoo can provide a forward-looking estimate are shown above. The reconciling items for which Yahoo is unable to provide a forward-looking estimate without unreasonable effort include: restructuring; other expense, net; earnings in equity interests; and net income attributable to noncontrolling interests. Certain factors that are materially significant to Yahoo’s ability to estimate these items are out of the Company’s control and/or cannot be reasonably predicted.
(2)

Yahoo has not provided a full reconciliation between its EBIT (incl. SBC) forecast and the comparable forward-looking GAAP financial measure, Net Earnings, because a reconciliation is not available without unreasonable effort. The reconciling item for which Yahoo can provide a forward-looking estimate is shown above. The reconciling items for which Yahoo is unable to provide a forward-looking estimate without unreasonable effort include: restructuring; other expense, net; earnings in equity interests; and net income attributable to noncontrolling interests. Certain factors that are materially significant to Yahoo’s ability to estimate these items are out of the Company’s control and/or cannot be reasonably predicted.
(3)	Yahoo has not reconciled its earnings before interest after taxes forecast to the comparable forward-looking GAAP financial measure, Net Earnings, because a reconciliation is not available without unreasonable effort. The reconciling items for which Yahoo is unable to provide a forward-looking estimate without unreasonable effort include: restructuring; other expense, net; earnings in equity interests; and net income attributable to noncontrolling interests. Certain factors that are materially significant to Yahoo’s ability to estimate these items are out of the Company’s control and/or cannot be reasonably predicted.
(4)	For purposes of the Forecasts, “free cash flow” is defined differently than the free cash flow that appears in Yahoo’s earnings announcements and periodic reports filed with the SEC. Specifically, for purposes of the Forecasts, free cash flow is presented net of SBC expense. By contrast, SBC is not included as a cash cost in Yahoo’s historical presentations of free cash flow. The Forecasts’ definition presented above therefore yields a result that is lower (by the amount of SBC) than the result yielded by Yahoo’s traditional definition.
(5)	The Forecasts present free cash flow by reference to earnings before interest after taxes, whereas the reconciliation table above presents reconciling items between free cash flow and net cash provided by operating activities (which Yahoo considers to be the most comparable GAAP measure). Yahoo has not provided a full reconciliation between the free cash flow forecast and net cash provided by operating activities because a reconciliation is not available without unreasonable effort. The reconciling items for which Yahoo can provide a forward-looking estimate are shown above. The reconciling items for which Yahoo is unable to provide a forward-looking estimate without unreasonable effort include: excess tax benefits from stock based awards, and dividends received from equity investees. Certain factors that are materially significant to Yahoo’s ability to estimate these items are out of the Company’s control and/or cannot be reasonably predicted.

Revenue ex-TAC

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC that has been recorded as a cost of revenue. TAC consists of payments made to Yahoo’s distribution network of third-party entities who integrate Yahoo’s advertising offerings into their websites or other offerings as well as payments made to companies that direct consumer and business traffic to Yahoo’s online properties and services. TAC is recorded either as a reduction to revenue or as cost of revenue.

In general, Yahoo presents revenue ex-TAC in its earnings announcements and in the periodic reports it files with the SEC in order to provide investors a metric used by Yahoo for evaluation and decision-making purposes and to provide investors with comparable revenue numbers when comparing to its historical reported financial information. A limitation of revenue ex-TAC is that it is a measure Yahoo defined for internal and investor purposes that may be unique to it, and therefore it may not enhance the comparability of Yahoo’s results to those of other companies in its industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and cost of revenue—TAC.

EBITDA (excl. SBC) and EBITDA (excl. SBC and selected non-recurring items)

EBITDA (excl. SBC) is a non-GAAP financial measure defined as net income (loss) attributable to Yahoo before taxes, depreciation, amortization of intangible assets, SBC expense, restructuring, other income (expense), net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. EBITDA (excl. SBC) is a metric Yahoo uses for evaluation and decision-making purposes and is similar to the “Adjusted EBITDA” metric Yahoo reports in its earnings announcements and in the periodic reports it files with the SEC. EBITDA (excl. SBC and selected non-recurring items) also excludes selected income streams that will expire prior to the end of the final period presented above, namely contribution of patent licensing and Yahoo Japan marketing services revenue.

EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to Yahoo; EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used by Yahoo in generating revenues in its businesses; EBITDA (excl. SBC) does not include stock-based compensation expense related to Yahoo’s workforce; EBITDA also excludes other income (expense), net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests, and these items may represent a reduction or increase in cash available to Yahoo; and the adjusted EBITDA metrics are measures that may be unique to Yahoo, and therefore may not enhance the comparability of Yahoo’s results to other companies in its industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income (loss) attributable to Yahoo, which includes taxes, depreciation, amortization, stock-based compensation expense, restructuring, other income (expense), net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests.

Free Cash Flow

Free cash flow is a non-GAAP financial measure. The Forecasts present free cash flow by reference to earnings before interest after taxes (which is presented net of SBC expense), whereas the reconciliation table above presents reconciling items between free cash flow and net cash provided by operating activities (which Yahoo considers to be the most comparable GAAP measure).

In relation to net cash provided by operating activities, the forecasted free cash flow would be defined as net cash provided by (used in) operating activities (adjusted to include excess tax benefits from stock-based awards), less SBC, acquisition of property and equipment, net (i.e., acquisition of property and equipment less proceeds received from disposition of property and equipment, including land) and dividends received from equity investees.

For purposes of the Forecasts, “free cash flow” is defined differently than the free cash flow that appears in Yahoo’s earnings announcements and periodic reports filed with the SEC. Specifically, for purposes of the Forecasts, free cash flow is presented net of SBC expense. By contrast, SBC is not included as a cash cost in Yahoo’s historical presentations of free cash flow. The Forecasts’ definition presented above therefore yields a result that is lower (by the amount of SBC) than the result yielded by Yahoo’s traditional definition.

In general, Yahoo presents free cash flow (a liquidity measure) in its earnings announcements and in the periodic reports it files with the SEC in order to provide investors a metric used by it for evaluation and decisionmaking purposes and to provide investors with information about the amount of cash generated by business operations, after deducting its net payments for acquisitions and dispositions of property and equipment, which cash can then be used for strategic opportunities or other business purposes including, among others, investing in its business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in Yahoo’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

EBIT and Earnings Before Interest After Taxes

The forecasted financial information presented above also includes the non-GAAP measures of EBIT (earnings before interest and taxes), which is net of SBC expense, and earnings before interest after taxes, which is also net of SBC expense. Historically, Yahoo has not presented these measures in its earnings announcements or periodic SEC reports, but they are included above because they were provided to the Financial Advisors for purposes of their financial analyses.

Regulatory Matters

General

Yahoo and Verizon agreed to use their respective reasonable best efforts to obtain antitrust approvals for the Sale Transaction. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and certain regulatory clearances and approvals in certain jurisdictions, including the European Union. Yahoo and Verizon’s obligations to complete the Sale Transaction are subject to the approval, expiration, or termination of waiting periods (including any extensions) required under the antitrust laws of certain jurisdictions, including the United States and the European Union, without the imposition of a Burdensome Condition, unless Verizon expressly agrees in writing to such Burdensome Condition in connection with obtaining such approval, expiration, or termination. All such approvals, expirations, or terminations have been obtained or have occurred, as applicable.

U.S. Antitrust Matters

The Sale Transaction is subject to the requirements of the HSR Act, which provides that certain transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and until certain waiting period requirements have been satisfied. Each of Verizon and Yahoo filed a Pre-merger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the Sale Transaction on August 12, 2016. The waiting period expired at 11:59 p.m., Eastern Time, on September 12, 2016.

Although the applicable waiting period has expired or terminated, the DOJ, the FTC, state attorneys general, and others still may challenge the Sale Transaction on antitrust grounds. Accordingly, at any time before or after the completion of the Sale Transaction, any of the DOJ, the FTC, or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the Sale Transaction or permitting completion subject to regulatory concessions or conditions. Neither Verizon nor Yahoo believes that the Sale Transaction violates U.S. antitrust laws, but there can be no assurance that a challenge to the Sale Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Foreign Antitrust Matters

Yahoo and Verizon derive revenues in other jurisdictions where acquisition control filings or clearances are or may be required or advisable. In addition to the expiration of the applicable waiting period under the HSR Act, the Sale Transaction is conditioned upon the antitrust approval from certain jurisdictions, including the European Union. These approvals were obtained in December 2016.

Interests of Our Directors and Executive Officers in the Sale Transaction

In considering the recommendations of the Board with respect to the Sale Proposal, Yahoo stockholders should be aware that certain directors and executive officers of Yahoo have interests in the Sale Transaction that may be different from or in addition to the interests of Yahoo stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Sale Transaction Agreements and in recommending that you approve the Sale Proposal. For purposes of all of the agreements and plans described below, the completion of the Sale Transaction will constitute a change of control, change in control, or term of similar meaning. See the section of this proxy statement entitled “—Background of the Sale Transaction” and the section of this proxy statement entitled “—Reasons for the Sale Transaction.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its officers, directors, and certain other persons to the extent and under the circumstances set forth in such section.

The Existing Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be personally liable to Yahoo or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by applicable law, Yahoo is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits Yahoo to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of a duty to Yahoo, its stockholders, and others. The Fund will retain liability for all indemnification obligations with respect to current and former directors and officers of Yahoo and current and former directors and officers of Yahoo Holdings and its subsidiaries (i) arising from acts and omissions relating to the Excluded Assets or Retained Liabilities or (ii) in their respective capacities as directors and/or officers of Yahoo. This indemnification and related insurance coverage is further described in the section of this proxy statement entitled “—D&O Indemnification and Insurance.”

Treatment of Yahoo Equity Awards

With the exception of our founder David Filo, all of Yahoo’s directors and executive officers hold one or more options to purchase shares of Yahoo common stock (which we refer to as “Yahoo stock options”) and/or Yahoo RSU awards, as shown in the table below. Yahoo stock options and Yahoo RSU awards will be treated as follows:

Restricted Stock Units

Under the terms of the Stock Purchase Agreement, each Yahoo RSU award that, immediately prior to the closing, is outstanding, unvested, and held by an employee of Yahoo Holdings (or a subsidiary thereof), who will automatically become an employee of Verizon (or a subsidiary thereof) immediately following the closing, generally will be replaced with a cash-settled Verizon RSU award. The number of shares of Verizon common stock subject to each Verizon RSU award will be equal to the number of shares of Yahoo common stock subject to the corresponding Yahoo RSU award multiplied by the ratio of the average trading price of Yahoo common stock during the three-day period preceding the day before the closing date over the average trading price of Verizon common stock during the three-day period immediately following the closing date. Verizon may determine, however, that some non-U.S. employees’ replacement Verizon RSU awards will be stock-settled (rather than cash-settled) in limited circumstances. Yahoo RSU awards subject to performance-based vesting will similarly be replaced with performance-based cash-settled Verizon RSU awards, with both the annual target number of shares and the annual maximum number of shares adjusted according to the above ratio; however, shares allocated to the performance year in which the closing occurs will be replaced based on target performance only (and the replacement Verizon RSU awards for that year will not be performance-based) and shares allocated to future performance years will be subject to such performance-based vesting criteria as may be established by Verizon. All replacement Verizon RSU awards will otherwise be subject to the same vesting and other terms and conditions as the corresponding Yahoo RSU awards.

Yahoo RSU awards held by Yahoo non-employee directors and individuals who are employees of the Fund as of immediately following the closing will not be replaced with Verizon RSU awards and will instead vest in full in accordance with the terms of the applicable Yahoo equity plan governing such awards. The Fund will retain all liabilities and obligations with respect to all Yahoo RSU awards held by non-employee directors and individuals who are employees of the Fund as of immediately following the closing.

Under the terms of their Yahoo RSU award agreements, each of our executive officers will generally be entitled to full vesting of his or her Yahoo RSU awards (or full vesting of the replacement Verizon RSU awards, as applicable) if he or she experiences a qualifying termination (as described below in “—Other Arrangements with Executive Officers”).

Stock Options

Under the terms of the Stock Purchase Agreement, all Yahoo stock options outstanding immediately prior to the closing will, if not already vested, become fully vested and exercisable, effective as of the closing and will remain outstanding in accordance with their terms.

The Fund will retain all liabilities and obligations with respect to all Yahoo stock options.

Quantification of Outstanding Equity Awards

The following table presents the number of shares underlying the Yahoo stock options and Yahoo RSU awards, in each case whether vested or unvested, held by each of our directors and executive officers as of April 3, 2017 (which is the assumed closing date of the Sale Transaction solely for purposes of this disclosure) and includes shares underlying such awards that could become subject to the acceleration cap upon a qualifying termination of employment, as described in the section of this proxy statement entitled “—Equity Award Agreements.” The table also presents the estimated value of such equity awards, calculated by multiplying the number of underlying shares by $38.59 (which is the average closing market price of Yahoo common stock over the first five business days following the first public announcement of the transaction on July 25, 2016), less the applicable exercise price in the case of Yahoo stock options (but not less than zero). Performance-based awards are presented at target.

The amounts presented in the table below do not attempt to forecast the vesting events that will occur, or any grants, dividends, or forfeitures of Yahoo equity awards that may occur, between April 3, 2017 and the closing. Therefore, the actual number and value of Yahoo stock options and Yahoo RSU awards held by directors and executive officers at the closing will differ from the amounts set forth below.

	Yahoo Stock Options		Yahoo RSU Awards		Total Value of Yahoo Stock Options and RSU Awards
Name	Shares	Value	Shares	Value
Non-Employee Directors
Tor R. Braham	—	$0	6,389	$246,552	$246,552
Eric K. Brandt	—	$0	6,389	$246,552	$246,552
Catherine J. Friedman	—	$0	8,545	$329,752	$329,752
Eddy W. Hartenstein	—	$0	8,629	$332,993	$332,993
Richard S. Hill	—	$0	7,434	$286,878	$286,878
Thomas J. McInerney	—	$0	6,389	$246,552	$246,552
Jane E. Shaw, Ph.D.	—	$0	13,005	$501,863	$501,863
Jeffrey C. Smith	—	$0	9,789	$377,758	$377,758
Maynard G. Webb, Jr.	61,679	$568,077	11,497	$443,669	$1,011,746
Executive Officers
Marissa A. Mayer	2,879,991	$56,793,423	517,527	$19,971,367	$76,764,790
Ken Goldman	558,794	$11,019,418	274,061	$10,576,014	$21,595,432
David Filo	—	$0	—	$0	$0
Lisa Utzschneider	—	$0	486,319	$18,767,050	$18,767,050
Ronald S. Bell(1)	—	$0	—	$0	$0

(1)	On March 1, 2017, Ronald S. Bell resigned as the Company’s General Counsel and Secretary and from all other positions with the Company. No payments are being made to Mr. Bell in connection with his resignation or otherwise in connection with the Sale Transaction.

Awards to Members of the Strategic Review Committee

The members of the Strategic Review Committee, Eric K. Brandt, Thomas J. McInerney, and Jeffrey C. Smith, each was granted a cash or equity award for their service on the Strategic Review Committee. Specifically, on August 4, 2016, Mr. McInerney, as committee chair, received a cash award of $100,000 and Mr. Brandt received a cash award of $50,000. Mr. Smith was also granted a $50,000 award, but such amount was granted in the form of Yahoo RSU awards on September 30, 2016, pursuant to a current election by Mr. Smith to receive Yahoo RSU awards in lieu of cash fees.

Other Arrangements with Executive Officers

Change-in-Control Plan. Each of Yahoo’s executive officers is covered by the Company’s Amended and Restated Change in Control Employee Severance Plan for Level I and Level II Employees, as amended (the “Change-in-Control Plan”), which provides that if the executive’s employment with Yahoo (or any subsidiary or successor of Yahoo) is terminated without cause or is terminated by the executive for good reason (as these terms are defined in the Change-in-Control Plan), in either case, within one year after a change in control of Yahoo (which would include the closing of the Sale Transaction), the executive will generally be entitled to receive the following severance benefits:

•	Continuation of the employee’s annual base salary, as severance pay, over 24 months following the employee’s severance date;

•	Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement amount of $15,000;

•	Continued group health and dental plan coverage for 24 months; and

•	Accelerated vesting of all stock options, RSU awards, and any other equity-based awards previously granted or assumed by Yahoo and outstanding as of the severance date (unless otherwise set forth in the applicable award agreement for awards made after February 12, 2008).

Payment of the severance benefits described above is conditioned upon the executive’s execution and non-revocation of a release of claims in favor of Yahoo (or any successor, as applicable) and the executive’s compliance with his or her confidentiality, proprietary information, and assignment of inventions obligations.

The Change-in-Control Plan will continue to cover executive officers of Yahoo Holdings until the first anniversary of the closing. Pursuant to the Reorganization Agreement, Yahoo Holdings will also assume the Change-in-Control Plan (and its various non-U.S. sub-plans), and such assumed plan (and sub-plans) will survive the closing and will apply to employees of Yahoo Holdings and its subsidiaries according to its (and their) terms.

Equity Award Agreements. Each of the award agreements governing outstanding and unvested Yahoo RSU awards and Yahoo stock options held by our executive officers provides that if the executive officer’s employment is terminated without cause or if the executive officer resigns for good reason, in either case within one year after a change in control of Yahoo (which would include the closing of the Sale Transaction), then the entire unvested portion of the award will vest in full (at target in the case of performance-based awards), except that such acceleration is capped for purposes of the equity awards granted to our executive officers in March 2016 and such acceleration is absent from the March 2017 awards. For the March 2016 time-based awards, such acceleration is capped at the number of shares otherwise scheduled to vest during the 24 months following the employment termination, and for the March 2016 performance-based awards, such acceleration is capped at the target number of shares for the performance year in which the termination occurs and the immediately following performance year, if any.

Severance Agreements. We have entered into letter agreements with certain of our named executive officers, including Ms. Mayer, Mr. Goldman, and Ms. Utzschneider. Each executive officer’s letter agreement provides him or her with a right to severance benefits in the event of a qualifying termination. We refer to this letter agreement (as amended) for each such executive officer as the “Severance Agreement.”

Pursuant to the Severance Agreement, if the executive officer’s employment is terminated without cause (as defined in the agreement), the executive officer will be entitled to a severance benefit consisting of:

•	one year of base salary (paid as a lump sum);

•	one year’s target annual bonus;

•	if the termination occurs after the end of a fiscal year and before the Company’s bonus payments for that fiscal year, the executive officer’s bonus for the completed fiscal year;

•	payments equal to the premiums required to continue medical benefits under COBRA for up to twelve months after termination;

•	the executive officer will have six months to exercise any vested Yahoo stock options; and

•	six months’ accelerated vesting of time-based Yahoo stock options and time-based Yahoo RSU awards (other than grants that by their terms are excluded from the coverage under the Severance Agreements).

The Severance Agreement provides that the executive officer will be entitled to the cash severance and health benefit continuation payments provided under either the Severance Agreement or the Change-in-Control Plan (if applicable), whichever is greater.

Notwithstanding the terms of the Change-in-Control Plan, the equity award agreements, and the Severance Agreement, the Stock Purchase Agreement provides that all Yahoo stock options that are outstanding immediately prior to the closing will, if not already vested, become fully vested and exercisable, effective as of the closing, and will remain outstanding in accordance with their terms.

Golden Parachute Compensation

The following table presents the value of the benefits that each of Yahoo’s named executive officers would receive in connection with the Sale Transaction, assuming that the Sale Transaction were consummated and each executive officer experienced a qualifying termination on April 3, 2017 (which is the assumed closing date of the Sale Transaction solely for purposes of this transaction-related compensation disclosure). On March 1, 2017, Ronald S. Bell resigned as the Company’s General Counsel and Secretary and from all other positions with the Company. No payments are being made to Mr. Bell in connection with his resignation or otherwise in connection with the Sale Transaction. The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Marissa A. Mayer	$3,015,000	$19,971,367	$25,081	$23,011,448
Ken Goldman	$1,215,000	$7,735,173	$35,317	$8,985,490
David Filo	$15,002	$0	$51,666	$66,668
Lisa Utzschneider	$1,215,000	$14,409,159	$51,666	$15,675,825
Ronald S. Bell(4)	$0	$0	$0	$0

(1)

The values in this column represent the cash payments to which the executive officer would be entitled under either the Change-in-Control Plan or under the Severance Agreement, whichever is greater. Amounts for Mr. Goldman, Mr. Filo, and Ms. Utzschneider reflect benefits under the Change-in-Control Plan and amounts for Ms. Mayer reflect benefits under the Severance Agreement. Cash benefits under the Change-in-Control Plan are equal to the sum of (i) 24 months of annual base salary and (ii) reimbursement of outplacement services in the maximum amount of $15,000. Ms. Mayer’s cash benefits under the Severance Agreement are equal to the sum of (a) one year of base salary; (b) one year’s target annual bonus (plus any unpaid bonus from the prior year, which would not be applicable in the case of a hypothetical April 3, 2017 termination); and (c) payments equal to the premiums required to continue medical benefits under COBRA for twelve months after termination (for presentation purposes, the benefit described in this clause (c) is presented under “Benefits” above). These amounts are payable upon any qualifying termination under the Severance Agreement, whether before or after a change in control. Payments under the Severance Agreement are neither “single trigger” (i.e., payable upon a change of control) or “double-trigger” (i.e., payable upon a qualifying termination that occurs within 12 months after a change of control) because they are not contingent on the occurrence of a change in control but are included in this table because the amounts payable to Ms. Mayer under the Severance Agreement are greater than the amounts that would be payable to her under the Change-in-Control-Plan, which does provide for “double-trigger” benefits. For Ms. Mayer, Ms. Utzschneider, and Mr. Goldman, cash amounts also include reimbursement of outplacement services in the maximum amount of $15,000, which are “double-trigger.” For Mr. Filo, all of the amounts in this column are “double-trigger” payments. Amounts in the cash column are calculated as follows:

Name	Base Salary	Bonus Payment	Outplacement Services	Value of All Cash Payments
Marissa A. Mayer	$1,000,000	$2,000,000	$15,000	$3,015,000
Ken Goldman	$1,200,000	$0	$15,000	$1,215,000
David Filo	$2	$0	$15,000	$15,002
Lisa Utzschneider	$1,200,000	$0	$15,000	$1,215,000
Ronald S. Bell(4)	$0	$0	$0	$0

(2)	This column reports the intrinsic value of the portions of the executive officer’s unvested Yahoo stock options and Yahoo RSU awards that would accelerate in the circumstances described above, which do not include any already vested portions of any such awards, as of the presumed closing date. This value is calculated by multiplying the number of shares subject to the accelerated portion of each award by $38.59 (which is the average closing market price of Yahoo common stock over the first five business days following the first public announcement of the transaction on July 25, 2016), less the applicable exercise price in the case of the unvested Yahoo stock options. Upon a qualifying termination described above in “—Other Arrangements with Executive Officers,” unvested Yahoo stock options and unvested time-based Yahoo RSU awards would accelerate in full (other than the March 2017 time-based RSU awards, which do not provide for acceleration), and unvested performance-based Yahoo RSU awards would accelerate at target (other than the March 2017 performance-based RSU awards, which do not provide for acceleration), subject to a cap in the case of the Yahoo RSU awards granted in March 2016. For time-based Yahoo RSU awards granted in March 2016, acceleration is capped at the number of shares otherwise scheduled to vest during the 24 months following the employment termination, and for performance-based Yahoo RSU awards granted in March 2016, acceleration is capped at the target number of shares for the performance year in which the termination occurs and the immediately following performance year, if any. The Yahoo RSU acceleration is a “double-trigger” benefit, as described above. Under the terms of the Stock Purchase Agreement, the Yahoo stock option acceleration is a “single-trigger” benefit.

Name	Value of Stock Option Acceleration	Value of RSU Acceleration	Value of All Equity Acceleration
Marissa A. Mayer	$0	$19,971,367	$19,971,367
Ken Goldman	$0	$7,735,173	$7,735,173
David Filo	$0	$0	$0
Lisa Utzschneider	$0	$14,409,159	$14,409,159
Ronald S. Bell(4)	$0	$0	$0

(3)

The values in this column represent the estimated premiums required to continue medical benefits under COBRA for 12 months (in the case of Ms. Mayer) or for 24 months (in the case of the other named executive officers) covering each executive officer and all of his or her eligible dependents receiving coverage as of the assumed closing date. For Ms. Mayer, this benefit would be payable in cash upon any qualifying termination under the Severance Agreement, whether before or after a change in control (as explained in note (1) above).

For the other named executive officers, these are “double-trigger” benefits as described above and would be provided in the form of continued coverage under their employer’s group health and dental plans, if practicable, or with equivalent health and dental benefits under an alternative arrangement.
(4)	On March 1, 2017, Ronald S. Bell resigned as the Company’s General Counsel and Secretary and from all other positions with the Company. No payments are being made to Mr. Bell in connection with his resignation or otherwise in connection with the Sale Transaction.

D&O Indemnification and Insurance

Prior to the closing, Yahoo will purchase a six-year director and officer (“D&O”) “tail” insurance policy covering the current and former directors and officers of Yahoo and the Business Subsidiaries for any pre-closing claims. The D&O tail policy will have terms and conditions that are no less favorable than the coverage provided under Yahoo’s existing D&O insurance policies. Verizon will pay 50 percent (but not more than $5 million) of the premium for the D&O tail policy.

Following the closing, Yahoo Holdings will indemnify, as the primary source of indemnification, the current and former directors and officers of Yahoo Holdings and the other Business Subsidiaries (but not in the capacity of any roles with Yahoo) for pre-closing acts or omissions. Yahoo Holdings will not provide indemnification for acts or omissions relating to the Excluded Assets or Retained Liabilities.

The Fund will retain liability for all indemnification obligations with respect to current and former directors and officers of Yahoo and current and former directors and officers of Yahoo Holdings and the other Business Subsidiaries (i) arising from acts and omissions relating to the Excluded Assets or Retained Liabilities or (ii) in their respective capacities as directors and/or officers of Yahoo.

Appointment of Certain Executive Officers

On March 10, 2017, Thomas J. McInerney, the Chairman of the Strategic Review Committee, entered into an agreement with the Company, effective upon the closing of the Sale Transaction, pursuant to which Mr. McInerney will become the Chief Executive Officer of the Fund upon the closing of the Sale Transaction and, in such capacity, will receive compensation from the Fund.

On March 10, 2017, Arthur Chong became the General Counsel and Secretary of the Company, and will continue in that capacity following the closing of the Sale Transaction, pursuant to an employment agreement under which he will receive compensation from the Company. See the section of Annex 1 of this proxy statement entitled “Management of the Fund—Compensation of Officers and Directors.”

U.S. Federal Income Tax Consequences of the Sale Transaction

The following discussion is a summary of certain U.S. federal income tax consequences of the Sale Transaction. This discussion is based on current provisions of the Code, applicable U.S. Department of the Treasury regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, all as in effect as of the date of this document. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this proxy statement. This discussion does not address any U.S. federal tax considerations other than those relating to income tax (e.g., estate and gift taxes), nor does it address any state, local, or foreign tax considerations or any tax reporting requirements.

The Sale Transaction will not result in any immediate U.S. federal income tax consequences to Yahoo stockholders.

The Sale Transaction will generally be taxable to Yahoo for U.S. federal income tax purposes, and it is expected that Yahoo will recognize income and gain for U.S. federal income tax purposes as a result of the Sale

Transaction. It is anticipated that certain tax attributes of Yahoo and its affiliates will be available to offset a portion of any such income, gain, and taxes otherwise resulting from the Sale Transaction for U.S. federal income tax purposes. The determination of whether and to what extent such tax attributes will be available is highly complex and is based in part upon facts that will not be known until after the completion of the Sale Transaction, including the existence and amount of available losses, deductions, credits, and other tax attributes arising in the taxable year in which the Sale Transaction occurs (and in prior taxable years). It is currently anticipated that the Sale Transaction will give rise to a U.S. federal income tax liability to Yahoo after any such tax attributes are utilized, and Yahoo will generally be responsible for such taxes under the Reorganization Agreement.

For a summary of certain U.S. federal income tax considerations for stockholders of the Fund following the Sale Transaction, see the section in Annex 1 to this proxy statement entitled “U.S. Federal Income Tax Considerations.”

Accounting Treatment of the Sale Transaction

The proposed sale of the Business is expected to be accounted for as a sale of net assets. The results of operations will be treated as discontinued operations.

No Appraisal Rights

Neither Delaware law nor the Existing Charter provides Yahoo stockholders with appraisal or dissenters’ rights in connection with the Sale Transaction.

Legal Proceedings

On February 16, 2017, a stockholder derivative action captioned Summer v. Marissa Mayer, et al., was filed in the U.S. District Court for the Northern District of California purportedly on behalf of Yahoo against certain of its current and former directors and officers. On February 17, 2017, a substantially identical stockholder derivative action captioned Bowser v. Marissa Mayer, et al., was filed in the U.S. District Court for the Northern District of California against the same defendants. The complaints allege that defendants failed to disclose the Security Incidents and caused or allowed Yahoo to issue materially false and misleading statements in its public filings and other public statements. The complaints assert derivative claims, purportedly on behalf of Yahoo, for breach of fiduciary duty, unjust enrichment, and violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. The complaints seek unspecified damages, to enjoin defendants from proceeding with, consummating, or closing the transactions contemplated by the Original Stock Purchase Agreement, disgorgement of profits and compensation obtained by the defendants, an award of attorneys’ fees and costs, and other related injunctive and equitable forms of relief.

On March 7, 2017, a stockholder derivative and class action captioned Spain v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. On March 16, 2017, a similar stockholder derivative and class action captioned Westgaard v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. The complaints assert claims for breach of fiduciary duty, purportedly on behalf of Yahoo, against certain of Yahoo’s current and former directors and officers. The complaints allege that defendants failed to prevent and disclose the Security Incidents discussed under “Security Incidents Contingencies” in Annex 2 of this proxy statement and caused or allowed Yahoo to issue materially false and misleading statements in its public filings and other public statements. The complaints also assert claims of insider trading, purportedly on behalf of Yahoo, against certain defendants under California Corporations Code sections 25402 and 25403. The complaints also assert direct claims, purportedly on behalf of all current Yahoo stockholders, against the individual defendants for breach of fiduciary duty relating to the disclosures in this proxy statement concerning the negotiation and approval of the Stock Purchase Agreement and against Verizon for aiding and abetting the individual defendants’ alleged breach of fiduciary duty. The complaints seek class certification, unspecified damages, to enjoin defendants from consummating the transactions contemplated by the

Stock Purchase Agreement, an award of attorneys’ fees and costs, and other related injunctive and equitable forms of relief.

Required Vote

Pursuant to the terms of the Stock Purchase Agreement, Yahoo is required to obtain approval of the Sale Transaction by holders of a majority of the outstanding shares of Yahoo common stock entitled to vote thereon at the special meeting, and such stockholder approval is a condition to the completion of the Sale Transaction. In addition, pursuant to the terms of the Starboard Settlement Agreement, Yahoo is required to submit the Sale Proposal to Yahoo stockholders for approval.

Financial Information

Unaudited Combined Financial Statements of the Business

See Annex 2 to this proxy statement, entitled “Unaudited Combined Financial Statements of the Business,” for the unaudited combined financial statements of the Business.

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial information has been derived from the historical financial statements of Yahoo, adjusted to give effect to the Sale Transaction. This unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes, the historical consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement, and the remaining sections of this proxy statement.

The unaudited pro forma consolidated statement of income of Yahoo for the year ended December 31, 2016, and the unaudited pro forma consolidated balance sheet of Yahoo, as of December 31, 2016, give effect to the Sale Transaction, pursuant to operating company accounting principles. We have included unaudited pro forma consolidated financial information of the Fund for the same periods, reflecting adjustments in presenting the Fund’s operations pursuant to investment company accounting principles, in Annex 1 to this proxy statement.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2016 is based on Yahoo’s historical audited consolidated financial statements for the year ended December 31, 2016, which were filed with the SEC on March 1, 2017.

The unaudited pro forma consolidated statement of income of Yahoo for the year ended December 31, 2016 assumes that the Sale Transaction was completed as of January 1, 2016. The unaudited pro forma consolidated balance sheet of Yahoo, as of December 31, 2016 assumes that the Sale Transaction was completed as of December 31, 2016, that the Alibaba Shares were valued at the closing price of Alibaba ADS on December 31, 2016, and that the Yahoo Japan Shares were valued at their closing price on December 31, 2016 and converted into dollars based on the Yen/USD foreign exchange rate on such date.

The unaudited pro forma consolidated financial information and pro forma adjustments are based upon information available as of the date of this proxy statement and have been presented solely for informational purposes and are not necessarily indicative of the consolidated balance sheet or statement of income that would have been realized had the Sale Transaction occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the Fund will experience.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma consolidated financial information to give effect to pro forma events that are (1) directly attributable to the

Sale Transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma consolidated statements of income, are expected to have a continuing impact on the financial results of the Fund following the Sale Transaction. Accordingly, the accompanying unaudited pro forma consolidated statements of income do not include realized gains from the Sale Transaction. The adjustments presented are based on currently available information and reflect certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments.

Unaudited Pro Forma Consolidated Statement of Income of Yahoo Giving Effect to the Sale Transaction

(In thousands, except per share amounts)

	Twelve Months Ended December 31, 2016
	Historical	Adjustments(1)	Pro Forma
Revenue	$5,169,135	$(5,169,135)	$—
Operating expenses:
Cost of revenue-traffic acquisition costs	1,650,786	(1,650,786)	—
Cost of revenue-other	1,068,108	(1,068,108)	—
Sales and marketing	881,521	(881,521)	—
Product development	1,055,462	(1,055,462)	—
General and administrative	650,708	(594,126)	56,582
Amortization of intangibles	58,302	(58,302)	—
Restructuring charges, net	88,629	(88,629)	—
Goodwill impairment charge	394,901	(394,901)	—
Intangibles asset impairment charge	87,335	(87,335)	—
Gains on sale of land and patents	(121,559)	121,559	—

Total operating expenses	5,814,193	(5,757,611)	56,582

Loss from operations	(645,058)	588,476	(56,582)
Other expense, net	(53,916)	(4,092)	(58,008)

Loss before income taxes and earnings in equity interests	(698,974)	584,384	(114,590)
Benefit for income taxes	126,228	33,152	159,380
Earnings in equity interests	363,283	(0)	363,283

Net income (loss)	(209,463)	617,536	408,073
Less: net income attributable to non-controlling interests	(4,858)	4,858	—

Net income (loss) attributable to Yahoo	$(214,321)	$622,394	$408,073

Net income (loss) attributable to Yahoo common stockholders per share - basic	$(0.23)		$0.43

Net income (loss) attributable to Yahoo common stockholders per share - diluted	$(0.23)		$0.43

Shares used in per share calculation - basic	949,843		949,843

Shares used in per share calculation - diluted	949,843		949,843

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information of Yahoo.

(1)	Represents adjustments to give effect to the disposal of Yahoo’s operating business.

Unaudited Pro Forma Consolidated Balance Sheet of Yahoo Giving Effect to the Sale Transaction

(In thousands, except per share amounts)

	As at December 31, 2016
	Historical	Adjustments(1)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,119,469	$4,188,300	(2)	$5,307,769
Short-term marketable securities	5,700,925	—		5,700,925
Accounts receivable, net	1,084,267	(1,084,267)		—
Prepaid expenses and other current assets	221,499	(191,809)		29,690

Total current assets	8,126,160	2,912,224		11,038,384
Long-term marketable securities	1,089,707	—		1,089,707
Property and equipment, net	1,209,937	(1,209,937)		—
Goodwill	415,809	(415,809)		—
Intangible assets, net	161,644	(161,644)		—
Other long-term assets and investments	206,059	(76,181)		129,878
Investment in Alibaba equity securities	33,680,879	—		33,680,879
Investments in equity interests	3,192,884	—		3,192,884

Total assets	$48,083,079	$1,048,653		$49,131,732

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$171,520	$(171,520)		$—
Other accrued expenses and current liabilities	1,006,676	(868,650	)(3)	138,026
Deferred revenue	109,228	(109,228)		—

Total current liabilities	1,287,424	(1,149,398)		138,026
Convertible notes	1,299,945	—		1,299,945
Long-term deferred revenue	39,583	(39,583)		—
Other long-term liabilities	95,597	(95,597)		—
Deferred tax liabilities related to investment in Alibaba	13,633,988	—		13,633,988
Deferred and other long-term tax liabilities, net	642,466	584,823	(4)	1,227,289

Total liabilities	16,999,003	(699,755)		16,299,248
Common stock	969	—		969
Additional paid-in capital	9,125,459	1,585,413		10,710,872
Treasury stock at cost	(908,996)	—		(908,996)
Retained earnings	4,353,958	1,785,907	(4)	6,139,865
Accumulated other comprehensive income	18,477,893	264,483		18,742,376
Net Parent company investment	—	(1,852,602)		(1,852,602)

Total Yahoo! Inc. stockholders’ equity	31,049,283	1,783,201		32,832,484
Noncontrolling interests	34,793	(34,793)		—

Total equity	31,084,076	1,748,408		32,832,484

Total liabilities and equity	$48,083,079	$1,048,653		$49,131,732

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information of Yahoo.

Notes to the Unaudited Pro Forma Consolidated Financial Information of Yahoo

(1)	Represents adjustments to give effect to the disposal of the Business.
(2)	Reflects Yahoo’s remaining cash and cash equivalents upon closing of the Sale Transaction after taking into account the disposal of cash and cash equivalents held by the Business Subsidiaries. The net cash proceeds of approximately $4.5 billion have been reduced by the Financial Advisors’ fees associated with the Sale Transaction.
(3)	For purposes of determining the estimated taxes payable reflected in the unaudited pro forma consolidated statement of assets and liabilities of the Fund, an estimated assumed blended tax rate of 37.4 percent was applied to Yahoo’s taxable gain of $345 million on disposal taking into account Yahoo’s $4.1 billion tax basis in the Business resulting in cash taxes to be paid of $129 million. Yahoo’s tax rate differs from the Fund’s estimated tax rate based on Yahoo’s specific tax profile at a particular year. The Fund’s rate as a separate taxpayer may differ depending on its ultimate composite state tax rate. The Fund will not qualify for pass-through status under Subchapter M of the Code and will thus be taxed as a corporation. See the unaudited combined financial statements of the Business in Annex 2 to this proxy statement, together with the notes thereto.
(4)	This adjustment reflects the GAAP gain on disposal of $1.8 billion which is calculated using proceeds of $4.5 billion less disposed net assets of $1.6 billion less taxes of $1.1 billion using an estimated assumed blended tax rate of 37.4 percent. This estimated GAAP gain has not been reflected in the unaudited pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Stock Purchase Agreement.

PROPOSAL 2—COMPENSATION RELATED TO THE SALE TRANSACTION

Non-Binding Advisory Vote Regarding Compensation

Our “named executive officers” are the named executive officers listed in the summary compensation table of our most recent annual meeting proxy statement which was filed with the SEC on May 23, 2016: Marissa A. Mayer (our Chief Executive Officer and President), Ken Goldman (our Chief Financial Officer), David Filo (our Co-Founder and Chief Yahoo), Lisa Utzschneider (our Chief Revenue Officer), and Ronald S. Bell (then our General Counsel and Secretary).

We are seeking our stockholders’ approval of the compensation that will or may become payable to our named executive officers in connection with the Sale Transaction, which is disclosed in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Interests of Our Directors and Executive Officers in the Sale Transaction—Golden Parachute Compensation,” including the accompanying footnotes.

In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Yahoo’s overall compensation program for our named executive officers and generally have been previously disclosed to stockholders as part of the “Compensation Discussion and Analysis” and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation and Leadership Committee of the Board (the “Compensation Committee”) and are believed to be reasonable and in line with marketplace norms. Each member of the Compensation Committee is an independent director within the meaning of the Nasdaq listing standards and is a “non-employee director” under Exchange Act Rule 16b-3.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Yahoo! Inc. approve, on an advisory, non-binding basis, the compensation that will or may become payable to Yahoo! Inc.’s named executive officers that is based on or otherwise relates to the Sale Transaction as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “Proposal 1—The Sale Transaction—Interests of Our Directors and Executive Officers in the Sale Transaction—Golden Parachute Compensation,” including the accompanying footnotes.”

Stockholders should note that this proposal is not a condition to completion of the Sale Transaction, and, as an advisory vote, the result will not be binding on Yahoo, the Board, or the Compensation Committee or on Verizon, its board of directors, or its compensation committee. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale Transaction is completed our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the Sale Transaction in accordance with the terms and conditions applicable to those payments.

Required Vote

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Yahoo common stock present in person or represented by proxy and entitled to vote on the subject matter.

Recommendation of the Board

The Board recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3—THE ADJOURNMENT

The Adjournment Proposal will authorize the Board to postpone or adjourn the special meeting (i) for up to 10 business days to solicit additional proxies for the purpose of obtaining stockholder approval of the Sale Proposal, if the Board determines in good faith such postponement or adjournment is necessary or advisable to obtain stockholder approval, or (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Board has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the special meeting.

Vote Regarding Adjournment Proposal

If, at the special meeting, the Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to vote on the Adjournment Proposal. For example, the Board may make such a determination if the number of shares of our common stock represented and voting in favor of the Sale Proposal at the special meeting is insufficient to adopt the Sale Proposal, in order to enable the Board to solicit additional proxies in respect of the Sale Proposal. If the Board determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the Adjournment Proposal and not the Sale Proposal or the Compensation Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of the Adjournment Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Sale Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Sale Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Sale Proposal. Additionally we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting (in all cases, subject to the terms and conditions of the Stock Purchase Agreement).

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Yahoo common stock present in person or represented by proxy and entitled to vote on the subject matter.

Recommendation of the Board

The Board recommends that you vote “FOR” the Adjournment Proposal.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents the number of shares of our common stock that were beneficially owned as of April 3, 2017 (except where another date is noted) by (1) known beneficial owners of five percent or more of our common stock, (2) each current director, (3) each named executive officer, and (4) all current directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
TCI Fund Management Limited(3)	86,224,273	9.0%
7 Clifford Street London, W1S 2FT, United Kingdom
David Filo	70,666,390	7.4%
701 First Avenue Sunnyvale, CA 94089
The Vanguard Group(4)	55,924,468	5.8%
100 Vanguard Blvd. Malvern, PA 19355
Jeffrey C. Smith(5)	12,306,818	1.3%
Marissa A. Mayer(6)	4,492,286	*
Ken Goldman(7)	853,205	*
Ronald S. Bell(8)	238,543	*
Maynard G. Webb, Jr.(9)	126,567	*
Lisa Utzschneider(10)	104,996	*
Thomas J. McInerney(11)	44,264	*
Tor R. Braham(12)	17,836	*
Jane E. Shaw, Ph.D.(13)	17,269	*
Richard S. Hill(14)	15,927	*
Eddy W. Hartenstein(15)	7,031	*
Eric K. Brandt(16)	6,947	*
Catherine J. Friedman(17)	0	*
All current directors and current executive officers as a group (14 persons)(18)	88,659,536	9.2%

*	Less than 1 percent.
(1)	The number of shares beneficially owned by each person or group as of April 3, 2017 (except where another date is noted) includes shares of Yahoo common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of Yahoo stock options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Yahoo! Inc. Directors’ Stock Plan (the “Directors’ Plan”), are generally payable on the earlier of the first anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (dispositive power), the shares set forth opposite such stockholder’s name.
(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 957,776,643 shares of Yahoo common stock outstanding (excluding treasury shares) on April 3, 2017 plus the number of shares of Yahoo common stock that such person or group had the right to acquire from the Company on or within 60 days of that date, including, but not limited to, upon the exercise of Yahoo stock options and upon vesting and payment of Yahoo restricted stock units.
(3)	Beneficial ownership information for TCI Fund Management Limited is as of December 31, 2016 and is based on information contained in the Schedule 13G it filed with the SEC on February 14, 2017. Such schedule states that TCI Fund Management Limited and Mr. Christopher Hohn each have shared voting power and shared dispositive power over all 86,224,273 shares.
(4)	Beneficial ownership information for The Vanguard Group is as of December 31, 2016 and is based on information contained in the Schedule 13G/A it filed with the SEC on February 10, 2017. Such schedule states that The Vanguard Group has sole voting power over 1,383,236 shares, shared voting power over 166,171 shares, sole dispositive power over 54,382,144 shares, and shared dispositive power over 1,542,324 shares.
(5)	Includes 8,191 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan and 12,298,627 shares held by certain funds and managed accounts for which Starboard serves as manager or investment manager. Mr. Smith serves as a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard. Mr. Smith has shared voting power and shared dispositive power over Starboard’s shares. Mr. Smith disclaims beneficial ownership of the shares of Yahoo common stock he may be deemed to beneficially own, except to the extent of his pecuniary interest therein.

In addition, Starboard Leaders Foxtrot LLC (an affiliate of Starboard) has economic exposure to 4,021,411 notional shares of Yahoo common stock pursuant to swap agreements, which provide Starboard Leaders Foxtrot LLC with economic results that are comparable to the economic results of ownership but do not provide it with voting power or dispositive power over such shares.
(6)	Includes 2,879,991 shares issuable upon exercise of options that are exercisable on or within 60 days after April 3, 2017 under the Yahoo! Inc. Stock Plan (the “Stock Plan”), and 17,490 shares issuable pursuant to restricted stock units vesting within 60 days after April 3, 2017 under the Stock Plan.
(7)	Includes 558,794 shares issuable upon exercise of options that are exercisable on or within 60 days after April 3, 2017 under the Stock Plan, 9,197 shares issuable pursuant to restricted stock units vesting within 60 days after April 3, 2017 under the Stock Plan, and 285,214 shares held by the Goldman-Valeriote Family Trust, over which Mr. Goldman has shared voting power and shared dispositive power.
(8)	Mr. Bell served as the Company’s General Counsel and Secretary until March 1, 2017. The information reported in the table is based on Mr. Bell’s most recent Form 4 (Statement of Changes in Beneficial Ownership) filed with the SEC on March 1, 2017, as adjusted to give effect to subsequent transactions through April 3, 2017 of which the Company is aware in connection with employment-related equity awards.
(9)	Includes 61,679 shares issuable upon exercise of options that are exercisable on or within 60 days after April 3, 2017 under the Directors’ Plan, 9,899 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan, and 54,989 shares held by the Webb Family Trust, over which Mr. Webb has shared voting power and shared dispositive power.
(10)	Includes 17,464 shares issuable pursuant to restricted stock units vesting within 60 days after April 3, 2017 under the Stock Plan.
(11)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan.
(12)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan.
(13)	Includes 11,407 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan.
(14)	Includes 5,836 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan, 29 shares held by a trust for the benefit of Mr. Hill’s son for which Mr. Hill serves as trustee, and 33 shares held by a trust for the benefit of Mr. Hill’s spouse over which Mr. Hill has shared voting and shared dispositive power. Mr. Hill disclaims beneficial ownership of the shares of Yahoo common stock he may be deemed to beneficially own, except to the extent of his pecuniary interest therein.
(15)	Includes 7,031 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan.
(16)	Includes 4,791 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan.

(17)	Excludes 6,947 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan, the payment of which Ms. Friedman has unconditionally elected to defer to a date more than 60 days after April 3, 2017.
(18)	Includes 3,500,464 shares issuable upon exercise, by directors and executive officers, of options that are exercisable on or within 60 days after April 3, 2017 under the Directors’ Plan or the Stock Plan, respectively, 44,151 shares issuable pursuant to restricted stock units vesting within 60 days after April 3, 2017 under the Stock Plan, and 56,737 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of April 3, 2017. Excludes 6,947 shares subject to vested but unpaid restricted stock units as of April 3, 2017 under the Directors’ Plan, the payment of which has unconditionally been deferred to a date more than 60 days after April 3, 2017.

INCORPORATION BY REFERENCE

In Yahoo’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on those websites is not part of this proxy statement. Documents incorporated by reference will be made available to you, at no cost, upon your oral or written request to us. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date on which the special meeting is held:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders filed with the SEC on May 23, 2016; and

•	Current Reports on Form 8-K filed with the SEC on January 9, 2017; January 23, 2017; February 21, 2017; March 13, 2017; and April 10, 2017.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the special meeting. It is important that proxies be returned promptly to ensure that shares are represented at the special meeting. You are urged to submit your proxy card or voting instructions as soon as possible electronically over the Internet, by telephone or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the postage-prepaid envelope provided with your proxy materials.

FUTURE STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in Proxy Materials: Stockholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2017 annual meeting of stockholders were permitted to do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholders proposals must have been received by us no later than January 27, 2017 and must have complied with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than 30 days from the anniversary of the 2016 annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders. Proposals should be sent to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Director Nominations to be Considered for Inclusion in Proxy Materials (i.e., Proxy Access): Under the circumstances specified in the Company’s bylaws, a stockholder, or group of up to 20 stockholders, owning at least three percent of Yahoo’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the proxy materials we distribute for our annual meeting of stockholders up to the greater of two directors or 20 percent of the number of directors then serving on our Board. Stockholders who wished to nominate persons for election to the Board at the 2017 annual meeting of stockholders and have those director nominees included in the proxy materials distributed by us for such meeting, must have delivered written notice of the nomination to the Corporate Secretary at the above address no earlier than December 28, 2016 and no later than January 27, 2017. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 2.7 of the Company’s bylaws.

Requirements for Stockholder Proposals and Director Nominations Not Intended for Inclusion in Proxy Materials: Stockholders who wish to nominate persons for election to the Board at the 2017 annual meeting of stockholders or who wish to present a proposal at the 2017 annual meeting of stockholders, but who do not intend for such nomination or proposal to be included in the proxy materials distributed by us for such meeting, must have delivered written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than March 2, 2017 and no later than April 1, 2017 (provided, however, that if the 2017 annual meeting of stockholders is held earlier than June 5, 2017 or later than July 25, 2017, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2017 annual meeting of stockholders is first mailed or made, as applicable, whichever occurs first). The stockholder’s written notice must have included certain information concerning the stockholder and each nominee and proposal, as specified in Section 2.5 (with respect to director nominations) and Section 2.6 (with respect to stockholder proposals) of the Company’s bylaws, and must have complied with the other requirements specified in such sections of the Company’s bylaws.

Copy of Bylaws: To obtain a copy of the Company’s bylaws at no charge, you may write to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089. A current copy of the bylaws is also available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Yahoo has filed this proxy statement with the SEC in connection with the solicitation of proxies for its special meeting of stockholders in connection with the Sale Transaction. This proxy statement incorporates important business and financial information about Yahoo from other documents that are not included in or delivered with this proxy statement. Stockholders will be able to obtain copies of this proxy statement, any amendments or supplements to this proxy statement, and other documents filed by Yahoo with the SEC in connection with its special meeting of stockholders in connection with the Sale Transaction, for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from Yahoo’s proxy solicitor, Innisfree, by telephone at (877) 456-3402 (toll-free) or by email at info@innisfreema.com. Additional information can also be found on our investor relations website at investor.yahoo.net. Information contained on any website referenced in this proxy statement is not incorporated by reference into this proxy statement.

If you would like to request any documents, please do so by [●], 2017 in order to receive them before the special meeting of Yahoo stockholders.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

WE NEED YOUR VOTE. IT IS IMPORTANT THAT YOU EXECUTE AND RETURN YOUR PROXY CARD PROMPTLY.

ANNEX 1

Description of the Fund Following the Sale Transaction

This Annex 1 describes how Yahoo! Inc. (“Yahoo” or the “Company”) will operate as a registered investment company regulated under the Investment Company Act of 1940 (the “1940 Act”) following the completion of the Sale Transaction (as defined in the section of this proxy statement entitled “Summary—The Sale Transaction—The Sale Transaction Overview”). When the Sale Transaction is completed, Yahoo will change its name to Altaba Inc. We generally refer to Altaba Inc. as the “Fund” in this Annex 1 to highlight that, after the completion of the Sale Transaction, it will operate as an investment company under the 1940 Act and it will no longer be an operating company. You should read and retain this Annex 1 to understand how your investment in Yahoo will change if the Sale Transaction is completed, to understand the investment objectives and strategies and operational plans that the Fund currently intends to implement following the Sale Transaction and to understand the risks that will be associated with owning common stock, par value $0.001 per share, of the Fund.

The Fund	Annex 1-1
Annual Fund Operating Expenses	Annex 1-3
Unaudited Pro Forma Consolidated Financial Information Of The Fund Reflecting Investment Company Accounting Principles	Annex 1-5
Summary of Significant Accounting Policies	Annex 1-10
Pro Forma Schedule of Investments	Annex 1-14
Investment Objective and Policies	Annex 1-25
Description of Initial Assets	Annex 1-29
Fundamental Investment Restrictions	Annex 1-32
Leverage	Annex 1-34
Commitments and Contingencies	Annex 1-38
Risk Factors	Annex 1-41
Regulation under the 1940 Act	Annex 1-59
Management of the Fund	Annex 1-61
Investment Advisory Services	Annex 1-70
Description of Capital Structure	Annex 1-71
Certain Provisions of the Fund’s Governing Documents	Annex 1-73
Closed-End Fund Structure	Annex 1-75
Repurchase of the Fund’s Common Stock	Annex 1-75
Brokerage Transactions	Annex 1-76
U.S. Federal Income Tax Considerations	Annex 1-76
Custodian, Transfer Agent, and Administrator	Annex 1-78
Principal Stockholders	Annex 1-78
Independent Registered Public Accounting Firm	Annex 1-78
Proxy Voting Policies	Annex 1-78
Code of Ethics	Annex 1-79

Annex 1-i

THE FUND

Following the completion of the Sale Transaction, Yahoo will change its name to Altaba Inc. and be an independent, publicly traded, non-diversified, closed-end management investment company registered under the 1940 Act. The Fund’s common stock will continue to be listed on NASDAQ Global Select Market (“Nasdaq”) but its ticker symbol will be changed to “AABA.”

Assuming the Sale Transaction had closed on December 31, 2016, the Fund’s investment assets immediately after the Sale Transaction would have consisted of:

•	383,565,416 ordinary shares, par value $0.000025 per share (“Alibaba Shares”), of Alibaba Group Holding Limited (“Alibaba”), which had an aggregate market value of approximately $33.7 billion on December 31, 2016 based on the closing market price of Alibaba American Depositary Shares (“Alibaba ADS”) on the New York Stock Exchange (the “NYSE”) on December 30, 2016 (the last trading day prior to December 31, 2016) and would have represented approximately 61.9 percent of the Fund’s total assets if the Sale Transaction had closed on such date;

•	2,025,923,000 shares of common stock, no par value per share (the “Yahoo Japan Shares”), of Yahoo Japan Corporation (“Yahoo Japan”), which had an aggregate market value of approximately ¥909,639,427,000 or approximately $7.7 billion on December 31, 2016 based on the closing market price of Yahoo Japan Shares on the Tokyo Stock Exchange on December 30, 2016 (the last trading day prior to December 31, 2016) and the Yen/USD foreign exchange rate on such date and would have represented approximately 14.2 percent of the Fund’s total assets if the Sale Transaction had closed on such date;

•	Cash, cash equivalents, and marketable debt securities (the “Marketable Debt Securities Portfolio”) which had an aggregate market value of approximately $12 billion on December 31, 2016 (including the proceeds from the Sale Transaction) and would have represented approximately 22.5 percent of the Fund’s total assets if the Sale Transaction had closed on December 31, 2016;

•	investments in certain additional companies (the “Minority Investments”), which had an aggregate carrying value of approximately $130 million on December 31, 2016 and would have represented less than 0.2 percent of the Fund’s total assets if the Sale Transaction had closed on such date; and

•	all of the equity interests in Excalibur IP, LLC (“Excalibur”), a wholly-owned subsidiary of the Fund that owns a portfolio of patent assets that are not core to Yahoo’s operating business (the “Excalibur IP Assets”), which had an approximate fair value of $740 million as of December 31, 2016 and would have represented approximately 1.4 percent of the Fund’s total assets if the Sale Transaction had closed on such date.

We refer to the Fund’s assets held immediately after the completion of the Sale Transaction as its “Initial Assets.” For additional information about the Fund’s Initial Assets, please refer to the section of this Annex 1 entitled “—Pro Forma Schedule of Investments.”

Although Yahoo has no current intention of selling, prior to the closing of the Sale Transaction, a material amount of equity investments that are not included in the Sale Transaction, Yahoo reserves the right to sell any such assets prior to the closing of the Sale Transaction or to sell a material amount of the Marketable Debt Securities Portfolio to fund repurchases of its common stock or outstanding debt securities. There is no assurance that the Fund’s Initial Assets will consist of all of the assets described above. There is also no assurance as to the value of the consideration Yahoo might receive in the event of any such disposition. Additionally, Yahoo and the Board reserve the right to distribute any of its cash to investors prior to the closing of the Sale Transaction through repurchases of its common stock or outstanding debt securities or distributions.

As of December 31, 2016, Yahoo’s 383,565,416 Alibaba Shares represented an approximate 15 percent equity interest in Alibaba and its 2,025,923,000 Yahoo Japan Shares represented an approximate 36 percent

Annex 1-1

equity interest in Yahoo Japan. Because the Fund’s assets are expected to consist primarily of its Alibaba Shares and its Yahoo Japan Shares immediately after the Sale Transaction is completed, an investment in the Fund may be particularly subject to risks relating to Alibaba and Yahoo Japan. See the section of this Annex 1 entitled “Risk Factors.”

The Fund will continue to hold 290,938,700 of its Alibaba Shares through Altaba Holdings Hong Kong Limited (“Altaba HK”), a Hong Kong private company limited by shares and a wholly-owned subsidiary of the Fund that engages in no other business or operations, and owns no other assets other than de minimis cash. The balance of the Alibaba Shares will continue to be held directly by the Fund.

A diagram depicting the Fund and its holdings immediately following the Sale Transaction is set forth below:

Structure Immediately Following the Sale Transaction

*	Approximately 24 percent of the Fund’s shares in Alibaba will be held directly by the Fund and approximately 76 percent will be held indirectly through Altaba HK.

Annex 1-2

ANNUAL FUND OPERATING EXPENSES

The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of the Fund’s common stock, would bear directly or indirectly on an annual basis after the Sale Transaction. The expenses shown in the table are based on estimated amounts for the Fund’s first year of operations as an investment company and assume that the Fund has approximate net assets attributable to the Fund’s common stock of $37 billion during its first full year of operations after registering as an investment company. The Fund’s actual expenses may vary from the estimated expenses shown in the table.

Common Stockholder Transaction Expenses
Sales load (as a percentage of offering price)	N/A
Dividend reinvestment and cash purchase plan fees(1)	None

Percentage of Net Assets Attributable to Common Stock
Annual Expenses (as a percentage of net assets attributable to the Fund’s Common Stock)(2)
Management fees(3)	0.02%
Interest payments on borrowed funds(4)	0.17%
Other expenses(5)	0.06%
Tax expense(6)	1.97%

Total annual expenses	2.22%

(1)	The Fund has not adopted a dividend reinvestment or cash purchase plan.
(2)	Net assets attributable to the Fund’s common stock estimated based on total Initial Assets less total liabilities as of December 31, 2016.
(3)	The Fund estimates paying management fees at the annual rate of 0.05 percent of the average daily value of the Marketable Debt Securities Portfolio, which is an annual rate of approximately 0.02 percent of the Fund’s net assets attributable to common stock. This figure assumes a Marketable Debt Securities Portfolio of $12 billion.
(4)	Represents debt amortization expense on the Convertible Notes. Yahoo historically amortized debt discount within “other expenses” over the term of the Convertible Notes based on an effective interest rate of 5.26 percent. Future borrowing costs may differ based on varying market conditions and depending on the type of borrowing being used.
(5)	The “Other expenses” percentage is based on an estimate of annual expenses (primarily compensation of employees and directors, custody fees, rent, insurance, audit fees, and compliance costs) representing all of the Fund’s operating expenses (except fees and expenses reported in other items of this table) that will be deducted from the Fund’s operating income and reflected as operating expenses in the Fund’s statement of operations, net of interest expense, for the Fund’s first full year of operations as an investment company, divided by net assets attributable to the Fund’s common stock as of December 31, 2016.
(6)	For purposes of determining the estimated income tax expense, an estimated assumed 5 percent annual growth rate was used to calculate unrealized gains on investments, and an estimated assumed effective tax rate of 36.5 percent was applied to the Fund’s income and realized and unrealized gains. Immediately after completion of the Sale Transaction, the Fund will not qualify for pass-through status under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and the Fund anticipates that it will be taxed as a corporation for applicable income tax purposes. As a result, the net asset value of the Fund’s common stock will be impacted by the deferred tax liability applicable to any of its assets.

Annex 1-3

As required by relevant U.S. Securities and Exchange Commission (the “SEC”) regulations, the following example illustrates the expenses that you would pay on a $1,000 investment in the Fund’s common stock, assuming (1) “Total Annual Expenses” of 2.22 percent of net assets attributable to the Fund’s common stock and (2) a five percent annual return:*

1 Year	3 Years	5 Years	10 Years
$23	$69	$119	$256

*	The example should not be considered a representation of future expenses or returns. The example assumes that the amount estimated above for “Total Annual Expenses” is accurate. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical five percent return shown in the example.

Annex 1-4

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE FUND REFLECTING INVESTMENT COMPANY ACCOUNTING PRINCIPLES

The unaudited pro forma consolidated statements of operations of the Fund for the year ended December 31, 2016, and the unaudited pro forma consolidated statement of assets and liabilities of the Fund, as of December 31, 2016, reflect adjustments to the unaudited pro forma consolidated financial information of Yahoo set forth in the section of the proxy statement entitled “Proposal 1—The Sale Transaction—Financial Information—Unaudited Pro Forma Consolidated Financial Information” to present the Fund’s operations pursuant to investment company accounting principles.

The unaudited pro forma consolidated statements of operations of the Fund for the year ended December 31, 2016 assume that the Sale Transaction was completed as of January 1, 2016. The unaudited pro forma consolidated statement of assets and liabilities of the Fund, as of December 31, 2016, assumes that the Sale Transaction was completed as of December 31, 2016, that the Alibaba Shares were valued at the closing price on the NYSE of Alibaba ADS on December 31, 2016, that the Yahoo Japan Shares were valued at their closing price on the Tokyo Stock Exchange on December 31, 2016 and converted into dollars based on the Yen/USD foreign exchange rate on such date, that the other assets of the Fund historically reported at fair value were valued at fair value, that all of the Convertible Senior Notes due in 2018 (the “Convertible Notes”) outstanding on December 31, 2016 remain outstanding after the Sale Transaction is completed, and that for the assets historically reported at cost (other than the Excalibur IP Assets), the fair value has not been determined for the purposes of this unaudited pro forma financial information due to their immateriality both individually and in total.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Sale Transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma consolidated statements of operations, are expected to have a continuing impact on the Fund. Accordingly, the accompanying unaudited pro forma consolidated statements of operations do not include realized gains from the Sale Transaction. The adjustments presented are based on currently available information and reflect certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial information and pro forma adjustments are based upon information available as of the date of this proxy statement and have been presented solely for informational purposes and are not necessarily indicative of the consolidated statement of assets and liabilities or statements of operations that would have been realized had the Sale Transaction occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the Fund will experience.

Annex 1-5

Unaudited Pro Forma Consolidated Statement of Operations of the Fund Reflecting Investment Company Accounting Principles

(In thousands)

	Twelve Months Ended December 31, 2016
	Historical under Operating Company Accounting Principles	Pro Forma Adjustments		Por Forma Investing Company Accounting Principles
Investment income
Other expense, net - interest income	$58,097	$(58,097	)(1)	$—
Interest income	—	58,097	(1)	58,097
Dividend Income from non-controlled affiliates	—	165,307	(2)	165,307

Total investment income	58,097	165,307		223,404
Expenses
Other expense, net - debt amortization on Convertible Notes	66,461	(66,461	)(1)	—
Interest expense	—	66,461	(1)	66,461
Other expense	56,582	(34,226	)(3)	22,356

Total expenses before income tax expense	123,043	(34,226)		88,817

Net investment income (loss) before income tax expense	(64,946)	199,533		134,587
Income tax expense	—	49,124	(7)	49,124

Net investment income (loss) after income tax expense	(64,946)	150,409		85,463
Earnings in equity interests	363,283	(363,283	)(4)	—
Change in Unrealized gains / (losses)
Alibaba equity securities	—	2,508,518	(4)	2,508,518
Yahoo Japan equity securities	—	(577,052	)(4)	(577,052)

Change in unrealized gain/(loss) on non-controlled affiliates	363,283	1,568,183		1,931,466
Excalibur IP Assets	—	—	(5)	—

Change in unrealized gain/(loss) on controlled affiliates	—	—		—
Other expense, net - Hortonworks warrants	(49,643)	49,643	(1)	—
Other expense, net - hedging contracts	(1)	1	(1)	—
Investments in unaffiliated issuers	—	(100,542	)(1)(6)	(100,542)

Change in unrealized gain/(loss) in unaffiliated issuers	(49,644)	(50,898)		(100,542)

Earnings in equity interests and unrealized gains / (losses) on investments	313,639	1,517,285		1,830,924

Net increase / (decrease) in net assets resulting from operations	248,693	1,667,694		1,916,387

Income tax (expense) benefit	159,380	(841,893	)(7)	(682,514)

Net increase / (decrease) in net assets resulting from operations, net of tax	$408,073	$825,801		$1,233,873

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information of the Fund.

Annex 1-6

Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Fund Reflecting Investment Company Accounting Principles

(In thousands)

	As at December 31, 2016
	Historical under Operating Company Accounting Principles	Pro Forma Adjustments		Pro Forma Investing Company Accounting Principles
ASSETS
Cash and cash equivalents	$5,307,769	$(375,286	)(6)	$4,932,483
Marketable securities	6,790,632	(6,790,632	)(6)	—
Investment in Alibaba	33,680,879	(33,680,879	)(8)	—
Investments in equity interests	3,192,884	(3,192,884	)(9)	—
Prepaid expenses and other current assets	29,690	(29,690	)(6)	—
Other long-term assets and investments	129,878	(129,878	)(6)	—
Alibaba equity securities	—	33,680,879	(8)	33,680,879
Yahoo! Japan equity securities	—	7,729,771	(9)	7,729,771

Investment in non-controlled affiliates	—	41,410,650		41,410,650
Excalibur IP Assets	—	740,000	(5)	740,000

Investment in controlled affiliates	—	740,000		740,000
Investment in securities of unaffiliated issuers	—	7,295,806	(6)	7,295,806

Total assets	$49,131,732	$5,247,207		$54,378,939

LIABILITIES
Convertible notes	$1,299,945	$—		$1,299,945
Deferred tax liabilities related to investment in Alibaba	13,633,988	(13,633,988	)(10)	—
Deferred and other tax liabilities	1,227,289	(674,833	)(12)	552,457
Other liabilities	138,026	(7,874	)(12)	130,151
Unrealized loss on forward currency contracts	—	7,978	(13)	7,978
Deferred tax liabilities on unrealized appreciation	—	14,996,559	(10)(11)	14,996,559

Total liabilities	16,299,249	687,841		16,987,090

Commitments and contingencies	—	—	(14)	—

Total net assets	32,832,483	4,559,366		37,391,850

NET ASSETS ATTRIBUTABLE TO COMMON STOCKHOLDERS CONSIST OF:
Yahoo historical operating company retained earnings	6,139,865	—		6,139,865
Other Yahoo stockholders’ equity account	26,692,618	(26,692,618	)(13)	—
Yahoo stockholders’ equity account	32,832,483	(26,692,618)		6,139,865
Paid-in capital	—	10,484,100	(15)	10,484,100
Accumulated net investment loss	—	(37,500	)(16)	(37,500)
Unrealized appreciation on investments, net of deferred taxes	—	20,805,385	(17)	20,805,385

Total net assets	$32,832,483	$4,559,366		$37,391,850

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information of the Fund.

Annex 1-7

Notes to the Unaudited Pro Forma Consolidated Financial Information of the Fund

(1)	Represents adjustments to classify other expense in Yahoo’s statements of income to interest income, organizational expenses, and unrealized gain (loss) on investments in the Fund’s statements of operations. For the purposes of the Fund’s reporting, interest income on marketable securities is reported as investment income and debt amortization on Convertible Notes is reported as interest expense. Yahoo historically amortized debt discount within other expense over the term of the Convertible Notes based on an effective interest rate of 5.26 percent. The Fund amortizes debt discount within interest expense. Mark-to-market adjustments for the Hortonworks Inc. warrants are reported in unrealized gains (losses) on investments.
(2)	Reflects dividend income from the Fund’s investment in Yahoo Japan.
(3)	The Fund’s statements of operations include all of Yahoo’s expenses for certain functions including general and corporate expenses related to information technology, finance, legal, human resources, audit, treasury, tax, investor relations, and executive oversight except for certain costs related to management of the excluded assets which were excluded from the Fund. The Fund expects to incur certain costs to operate as an independent, registered investment company, primarily compensation of employees and directors, custody fees, rent, insurance, audit fees and compliance costs. The pro forma consolidated statements of operations of the Fund exclude non-recurring costs associated with the Sale Transaction.
(4)	Reflects adjustments to give effect to Yahoo’s transition to an investment company, including adjustments to reverse Yahoo’s recording of its proportionate share of earnings from its equity interests in Yahoo Japan and to record unrealized gains and losses on the Alibaba and Yahoo Japan investments of the Fund on a fair value basis. As a result of the conversion to an investment company, the Fund will no longer record changes in fair value of its investment in Alibaba through other comprehensive income or record its proportionate share of Yahoo Japan’s financial results in its consolidated financial statements and instead will account for all investments of the Fund at fair value, with changes in fair value recognized through income.
(5)	Yahoo is not currently an investment company and will not become an investment company until the closing of the Sale Transaction. Yahoo therefore is not currently required to carry the Excalibur IP Assets at fair value in accordance with Section 2(a)(41) of the 1940 Act. Accordingly, the Excalibur IP Assets have not historically been recorded at fair value nor has a fair value for Excalibur IP Assets historically been determined. As such, a change in fair value for the applicable periods has not been presented. See the Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Fund Reflecting Investment Company Accounting Principles as of December 31, 2016 for the fair value determined as of that date. No income was generated from the Excalibur IP Assets during the periods presented.
(6)	Reflects adjustments to give effect to Yahoo’s transition to an investment company and related reclassification of marketable debt securities and Minority Investments from their historical basis to investments in securities of unaffiliated issuers. This includes both investments historically recorded at fair value and at cost. For those that have historically been recorded at fair value, the change is reflected in the statements. For those historically recorded at cost, the fair value has not been determined for the purposes of these pro forma statements due to their immateriality both individually and in total.
(7)	The Fund’s rate as a separate taxpayer may differ depending on its ultimate composite state tax rate. Tax expense also includes interest expense on tax reserves associated with the Fund’s investments in Alibaba and Yahoo Japan. The Fund currently anticipates that it will not qualify for pass-through status under Subchapter M of the Code and will thus be taxed as a corporation. For purposes of determining the estimated income tax expense for pro forma adjustments reflected in the unaudited pro forma consolidated statement of operations of the Fund, an estimated assumed effective tax rate of 36.5 percent was applied to the Fund’s income and realized and unrealized gains.
(8)	Reflects adjustments to give effect to Yahoo’s transition to an investment company and related reclassification of the investment in Alibaba from an available-for-sale security reported at its $33.7 billion fair value to an investment in non-controlled affiliate reported at fair value based upon the closing price of Alibaba ADS on the NYSE of $87.81 on December 31, 2016.
(9)

Reflects adjustments to give effect to Yahoo’s transition to an investment company and related reclassification of the investment in Yahoo Japan from an investment in equity interests reported at its $3.2 billion historical basis under the equity method of accounting to an investment in non-controlled

Annex 1-8

affiliate reported at its $7.7 billion fair value based on Yahoo Japan’s closing price on the Tokyo Stock Exchange of ¥449 and the Yen/USD foreign exchange rate on December 31, 2016.
(10)	Represents adjustments for deferred tax liabilities related to Yahoo’s investment in Alibaba (see note 8 above). The deferred tax liabilities are calculated based on the closing price of Alibaba ADS on the NYSE on December 31, 2016, the Fund’s tax basis in its Alibaba Shares and an assumed effective combined federal and state corporate tax rate on capital gains of 36.5 percent. The Fund’s rate as a separate taxpayer may differ depending on its ultimate composite state tax rate.
(11)	Reflects adjustments for deferred tax liabilities related to Yahoo’s investment in Yahoo Japan (see note 9 above). The deferred tax liabilities are calculated based on the closing price of Yahoo Japan shares on the Tokyo Stock Exchange and the Yen/USD foreign exchange rate on December 31, 2016, the Fund’s tax basis in its Yahoo Japan Shares, and an assumed effective combined federal and state corporate tax rate on capital gains of 36.5 percent. The Fund’s rate as a separate taxpayer may differ depending on its ultimate composite tax rate.
(12)	Reflects historical deferred tax liabilities associated with the Fund’s investments in Alibaba and Yahoo Japan. For purposes of determining the estimated income tax expense for pro forma adjustments reflected in the unaudited pro forma consolidated statements of operations of the Fund, an estimated assumed effective tax rate of 36.5 percent was applied. The Fund’s rate as a separate taxpayer may differ depending on its ultimate composite state tax rate.
(13)	Reflects adjustment to the deferred tax liabilities on disposal and related reclassification of the forward exchange contract liability from another liability account to unrealized loss on forward currency contracts recorded at fair value based on hedge settlement spot rates derived from the Yen/USD foreign exchange rate on December 31, 2016 to give effect to Yahoo’s transition to an investment company.
(14)	See the section of this Annex 1 entitled “Commitments and Contingencies.”
(15)	Represents adjustments to capital for Yahoo’s basis in the investments in Alibaba, Yahoo Japan, and the Minority Investments and the fees of each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, and PJT Partners LP (collectively, the “Financial Advisors”) associated with the Sale Transaction.
(16)	The Financial Advisors’ fees associated with the Sale Transaction have been charged to accumulated net loss.
(17)	Represents adjustments for unrealized appreciation on investments of $20.8 billion, net of $14.7 billion in deferred taxes (assuming an effective tax rate of 36.5 percent), on the Fund’s investments in Alibaba, Yahoo Japan, and the Minority Investments recorded at fair value.

You can find information regarding Alibaba’s financial statements and business in Alibaba’s periodic reports filed with the SEC at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001577552&owner=exclude&count=40&hidefilings=0.

You can find information regarding Yahoo Japan’s financial statements and business at http://ir.yahoo.co.jp/en/.

Annex 1-9

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies that will be followed by the Fund. These policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Fund will follow the investment company accounting and reporting guidance of the Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 946 Financial Services—Investing Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma consolidated statement of assets and liabilities. Actual amounts could differ from those estimates.

Federal Income Taxes

Immediately after completion of the Sale Transaction, the Fund will not be eligible to be treated as a “regulated investment company” under the Code as a result of the Fund’s concentrated ownership of Alibaba Shares. Instead, the Fund will be treated as a regular corporation, or a “C” corporation, for U.S. federal income tax purposes and, as a result, unlike most investment companies, will be subject to corporate income tax to the extent the Fund recognizes taxable income and taxable gains. The Fund will recognize tax expense on its taxable income and taxable gains on investments.

Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Significant judgment will be required in evaluating the Fund’s uncertain tax positions and determining its provision for income taxes. The Fund establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when the Fund believes that certain positions might be challenged despite its belief that its tax return positions are in accordance with applicable tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Distribution of Cash

The retained earnings of Yahoo’s historical operating company recorded in the unaudited pro forma consolidated statement of assets and liabilities represent the accumulated undistributed earnings prior to investment company status. The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to the other Retained Liabilities as defined in the section of this proxy statement entitled “The Sale Transaction Agreements—The Reorganization Agreement—Retained Liabilities”, and whether the income from the Fund’s investments is sufficient to cover its expenses.

Securities Valuations Process and Structure

The Board will adopt methods for valuing securities and other derivative instruments, including in circumstances in which market quotes are not readily available, and will generally delegate authority to

Annex 1-10

management of the Fund to apply those methods in making fair value determinations, subject to Board oversight. Fund management will administer, implement, and oversee the fair valuation process, and will make fair value decisions. Fund management will review changes in fair value measurements from period to period and may, as deemed appropriate, obtain approval from the Board to changes the fair valuation guidelines to better reflect the results of comparisons of fair value determinations with actual trade prices and address new or evolving issues. The Board and Audit Committee will periodically review reports that describe fair value determinations and methods.

Hierarchy of Fair Value Inputs

The Fund will categorize the inputs to valuation techniques used to value its investments into a disclosure hierarchy consisting of three levels as shown below:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities that the company has the ability to access.

Level 2—Observable inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates, and similar data.

Level 3—Unobservable inputs for the asset or liability to the extent that relevant observable inputs are not available, representing management’s own assumptions about the assumptions that a market participant would use in valuing the asset or liability, and that would be based on the best information available.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Fund intends to recognize transfers between level 1, level 2, and level 3 as of the beginning of the fiscal year.

Fair Value Measurements

A description of the valuation techniques anticipated to be applied to the Fund’s major categories of assets measured at fair value on a recurring basis follows.

•	Equity securities (common and preferred stock) – Securities traded on a national securities exchange will be stated at the last reported sales price on the day of valuation. To the extent these securities are actively traded, and valuation adjustments are not applied, they will be categorized in level 1 of the fair value hierarchy. Preferred stock and other equities traded on inactive markets will be categorized in level 3.

•

Fixed Income Securities – The fair value of this investment class will be estimated using various techniques, which may consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (when observable), bond spreads, fundamental data relating to the issuer and credit default swap spreads adjusted for any basis differences between cash and derivative instruments. Although most corporate debt securities, commercial paper and bank certificates of

Annex 1-11

weight is placed on transaction prices, quotations, or similar observable inputs, they will be categorized in level 3. U.S. government securities are normally valued using a model that incorporates market observable data, such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities will be valued principally using dealer quotations.

•	Money market funds will be valued at their respective publicly available net asset value at December 31, 2016.

•	Excalibur IP Assets—The fair value of the Excalibur IP Assets will be estimated using a combination of the market approach and income approaches, giving equal weighting to each approach. This combination is deemed to be the most indicative of the Excalibur IP Assets estimated fair value in an orderly transaction between market participants. Under the market approach, the Fund utilizes publicly—traded comparable market transaction information to determine a price per patent that is used to value the patent portfolio. Under the income approach, the Fund determines fair value based on estimated future cash flows of the patent portfolio discounted by an estimated weighted—average cost of capital, reflecting the overall level of inherent risk of the patent portfolio and the rate of return a market participant would expect to earn. The Fund will base cash flow projections for the patent portfolio using a forecast of cash flows over the expected life of the patent portfolio. The forecast and related assumptions were derived from market reports and publicly available market information.

•	Warrants will be valued using the Black-Scholes model using assumptions for the expected dividend yield, risk-free interest rate, expected volatility and expected life. The warrants will be categorized in level 3.

Fair Value Accounting Policies $ in 000s December 31, 2016	Level 1	Level 2	Level 3	Total
Investment shares in non-controlled affiliates	$41,410,650	$—	$—	$41,410,650
Investment shares of unaffiliated issuers(1)
Common shares	37,074	—	25,000	62,074
Preferred shares	—	—	39,000	39,000
Warrants	—	—	28,814	28,814

Investment in securities of unaffiliated issuers(1)
Money Market Funds	375,286	—	—	375,286
Fixed Income Securities
Corporate Debt	—	3,132,176	—	3,132,176
Commercial Paper	—	1,758,380	—	1,758,380
Certificates of Deposits	—	1,250,591	—	1,250,591
Agency Bonds	—	249,780	—	249,780
US Government Debt	—	340,177	—	340,177
Sovereign Government Debt	—	59,528	—	59,528

Investment in controlled affiliate
Excalibur(2)	—	—	740,000	740,000

Financial Assets at Fair Value	41,823,010	6,790,632	832,814	49,446,456

Unrealized loss on forward foreign currency contracts	—	(7,978)	—	(7,978)

Total Financial Assets and Liabilities at Fair Value	$41,823,010	$6,782,654	$832,814	$49,438,478

(1)	Recorded as part of “Investments in securities of unaffiliated issuers” in the Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Fund Reflecting Investment Company Accounting Principles.
(2)	Excalibur assets relate to the Fund’s patent portfolio. The Excalibur IP Assets are valued based on market inputs and annual valuation reports conducted by advisory firms which specialize in such activities.

Annex 1-12

Foreign Currency

Foreign-denominated assets, including investment securities, will be translated into U.S. dollars at the exchange rates at period end. Purchases and sales of investment securities, income and dividends received and expenses denominated in foreign currencies will be translated into U.S. dollars at the exchange rate in effect on the transaction date. The Fund may hedge against Yen currency risk in connection with dividends received or expected to be received from Yahoo Japan, which are denominated in Yen.

The effects of exchange rate fluctuations on investments will be included with the net realized and unrealized gain (loss) on investment securities. Other foreign currency transactions resulting in realized and unrealized gain (loss) will be disclosed separately.

Convertible Senior Notes

The Convertible Notes will be carried at their original issuance value, net of unamortized debt discount, and will not be marked to market each period. The estimated fair value of the Convertible Notes as of December 31, 2016 was approximately $1.3 billion. The estimated fair value of the Convertible Notes was determined on the basis of quoted market prices observable in the market.

Other

The Fund will record security transactions based on the trade date. Dividend income will be recognized on the ex-dividend date, and interest income will be recognized on an accrual basis. Discounts and premiums on securities purchased will be accreted and amortized over the lives of the respective securities. Withholding taxes on foreign dividends will be provided for in accordance with the Fund’s understanding of the applicable country’s tax rules and rates. Realized gains and losses from security transactions will be based on the identified costs of the securities involved.

Approximately 24 percent of the Fund’s Alibaba Shares are held directly by the Fund and approximately 76 percent are held indirectly through Altaba HK, a wholly-owned subsidiary of the Fund that engages in no other business or operations, and owns no other assets other than de minimis cash. The Fund will consolidate Altaba HK.

Fund expenses will be accrued in the period to which they relate based on estimates performed by management and adjustments are made when actual amounts are known.

Annex 1-13

PRO FORMA SCHEDULE OF INVESTMENTS

The following unaudited pro forma schedule of investments of the Fund assumes that the Sale Transaction was completed as of December 31, 2016, that the Alibaba Shares were valued at the closing price of Alibaba ADS on the NYSE on December 31, 2016, that the Yahoo Japan Shares were valued at their closing price on December 31, 2016 and converted into dollars based on the Yen/USD foreign exchange rate on such date, that the assets of the Fund historically recorded at fair value were valued at fair value, that all of Yahoo’s Convertible Notes outstanding on December 31, 2016 remain outstanding after the Sale Transaction is completed, and that for the assets historically recorded at cost, the fair value has not been determined for the purpose of this pro forma schedule of investments due to their immateriality both individually and in total.

As of December 31, 2016

(In thousands of dollars, except share and unit amounts)

Description	Expiration	Principal / Shares / Units	Fair Value $
Investment in non-controlled affiliates at fair value—110.7%
Common shares
Alibaba Group Holdings Limited(1)		383,565,416	33,680,879
Yahoo Japan Corporation		2,025,923,000	7,729,771

Total investment in non-controlled affiliates at fair value (cost basis—$5,906,368)			41,410,650

Investment in securities of unaffiliated issuers—0.2%
Internet Software & Services
Common shares
Hortonworks, Inc.—Common Shares(1)		3,845,806	31,959
Snap Inc.—Common Shares(1)(3)		2,302,471	25,000
Gomaji Corp., Ltd.(1)		3,589,942	4,897
Envestnet, Inc.(1)		3,888	137
Qumu Corporation.(1)		29,914	71
SeatGeek, Inc.(1)(3)		47,463	9
Protagenic Therapeutics, Inc (formerly Atrinsic)(1)		1,295	—
Eastman Kodak Company.(1)		88	—

Total common stocks (Cost—$62,073)			62,073

Preferred shares—0.1%
Snap Inc.—Series E Preferred(1)(3)		2,302,471	25,000
Paperless Inc.—Series D Preferred(1)(3)		1,084,430	14,000

Total preferred shares (Cost—$39,000)			39,000

Warrants—0.1%
Internet Software & Services
Hortonworks, Inc.—Series A Stock Warrants(1)	6/30/2020	3,250,000	26,992
Hortonworks, Inc.—Common Warrants(1)	6/9/2023	476,368	1,822

Total warrants (Cost—$0)			28,814

Total investment in securities of unaffiliated issuers			129,887

Annex 1-14

	Rate %(2)	Final Maturity(4)	Shares	Fair Value $
Money market investments—1.0%
JPMorgan U.S. Government Money Market Fund	0.4		125,151	125,151
BlackRock Liquidity: FedFund	0.4		175,194	175,194
JPMorgan US Government Money Market	0.5		69,961	69,961
State Street Institutional US Government Class—Real Estate	0.4		4,676	4,676
State Street Institutional US Government Class	0.4		301	301
State Street CL Inst Liquid RSV	0.7		3	3

Total money market investments				375,286

	Rate %(5)	Final Maturity	Principal	Fair Value $
Fixed income securities
Short Term
Corporate Debt—6.2%
Financial—2.7%
AIG Global Funding	1.7	12/15/2017	16,600	16,655
American Express Bank FSB	1.0	6/12/2017	5,000	4,995
American Express Centurion Bank	6.0	9/13/2017	15,000	15,712
American Express Credit Corp.	1.6	9/22/2017	12,500	12,523
American Express Credit Corp.	1.1	6/5/2017	52,540	52,449
American Express Credit Corp.	2.4	3/24/2017	40,000	40,347
Bank of America N.A.	1.3	2/14/2017	12,700	12,755
Bank of New York Mellon Corp.	2.0	6/20/2017	1,296	1,299
Bank of Nova Scotia	1.3	7/21/2017	2,715	2,729
BB&T Corp.	1.6	8/15/2017	2,785	2,803
BB&T Corp.	2.2	3/22/2017	10,000	10,063
Berkshire Hathaway Finance Corp.	1.6	5/15/2017	49,835	50,017
Berkshire Hathaway Finance Corp.	1.0	1/10/2017	6,500	6,514
Berkshire Hathaway Inc.	1.0	8/14/2017	5,090	5,095
Berkshire Hathaway Inc.	1.9	1/31/2017	30,000	30,258
Branch Banking And Trust Co.	1.4	10/1/2017	7,948	7,974
Branch Banking And Trust Co.	1.0	4/3/2017	8,731	8,740
Fifth Third Bank	1.4	6/1/2017	6,570	6,564
JPMorgan Chase & Co.	1.4	2/15/2017	40,000	40,198
JPMorgan Chase & Co.	2.0	8/15/2017	55,000	55,623
La Caisse Centrale Desjardins du Quebec	1.6	9/12/2017	9,066	9,107
Macquarie Bank Ltd.	5.0	2/22/2017	19,700	20,148
Manufacturers And Traders Trust Co.	1.3	1/30/2017	7,360	7,395
Massmutual Global Funding II	2.0	4/5/2017	15,458	15,574
Metropolitan Life Global Funding I	1.3	4/10/2017	3,000	3,010
Metropolitan Life Global Funding I	1.3	4/10/2017	47,075	47,242
National Rural Utilities Coop Finance Corp.	5.5	4/10/2017	5,000	5,120
National Rural Utilities Cooperative Finance Corp.	1.0	4/24/2017	13,084	13,101
New York Life Global Funding	1.5	12/15/2017	33,657	33,717
New York Life Global Funding	1.3	10/30/2017	17,290	17,341
New York Life Global Funding	1.7	5/15/2017	25,875	25,996
New York Life Global Funding	1.1	3/1/2017	25,725	25,833

Annex 1-15

	Rate %(5)	Final Maturity	Principal	Fair Value $
PNC Bank N.A.	1.5	10/18/2017	8,350	8,363
PNC Bank N.A.	1.1	1/27/2017	40,000	40,170
PNC Bank, National Association	1.2	8/1/2017	3,000	3,009
Principal Life Global Funding II	1.4	12/1/2017	9,000	9,023
Principal Life Global Funding II	1.2	5/19/2017	12,800	12,819
Principal Life Global Funding II	1.1	2/24/2017	1,000	1,004
Royal Bank of Canada	1.4	10/13/2017	13,000	13,022
Royal Bank of Canada	1.3	6/16/2017	15,000	14,988
Royal Bank of Canada	1.0	4/27/2017	20,000	20,007
Royal Bank of Canada	1.2	1/23/2017	20,000	20,103
Swedbank AB	2.1	9/29/2017	10,261	10,344
Toronto Dominion Bank	1.1	5/2/2017	4,800	4,805
U.S. BanCorp	1.7	5/15/2017	46,250	46,348
US Bank N.A.	1.4	9/11/2017	25,000	25,073
Visa Inc.	1.2	12/14/2017	28,617	28,609
Wachovia Corp.	5.8	6/15/2017	19,050	19,431
Wells Fargo & AMP Co.	1.4	9/8/2017	10,000	10,021
Wells Fargo & Co.	5.6	12/11/2017	30,000	31,143
Wells Fargo & Co.	1.2	6/2/2017	40,000	39,916
Wells Fargo & Co.	2.1	5/8/2017	35,000	35,178
Westpac Banking Corporation	1.5	12/1/2017	6,000	6,002

Total			1,000,228	1,006,273

Industrial—3.2%
American Honda Finance Corp.	1.6	12/11/2017	41,000	41,078
American Honda Finance Corp.	1.3	12/11/2017	6,000	5,999
American Honda Finance Corp.	1.5	9/11/2017	23,167	23,321
American Honda Finance Corp.	1.1	7/14/2017	2,450	2,455
American Honda Finance Corp.	1.2	7/14/2017	21,700	21,837
American Honda Finance Corp.	2.1	2/28/2017	22,340	22,539
Apple Inc.	0.9	5/12/2017	45,600	45,671
Apple Inc.	1.1	5/5/2017	50,000	50,120
Cargill Inc.	1.9	3/1/2017	23,849	24,022
Caterpillar Financial Services Corp.	1.3	11/6/2017	16,000	15,993
Caterpillar Financial Services Corp.	1.3	8/18/2017	18,000	18,089
Caterpillar Financial Services Corp.	1.6	6/1/2017	37,000	37,128
Caterpillar Financial Services Corp.	1.0	3/3/2017	30,000	30,099
Caterpillar Inc.	1.5	6/26/2017	15,000	15,020
Cisco Systems Inc.	3.2	3/14/2017	2,530	2,565
Cisco Systems Inc.	1.1	3/3/2017	42,000	42,143
Costco Wholesale Group	1.1	12/15/2017	30,000	29,988
General Dynamics Corp.	1.0	11/15/2017	14,606	14,606
General Electric Capital Corp.	1.6	11/20/2017	7,000	7,021
General Electric Capital Corp.	1.3	5/15/2017	10,000	10,005
General Electric Capital Corp.	2.5	3/15/2017	10,000	10,089
General Electric Capital Corp.	2.9	1/9/2017	15,695	15,919
General Electric Co.	5.6	9/15/2017	30,000	31,358
General Electric Company	5.3	12/6/2017	57,198	59,408
General Electric Corp.	5.4	2/15/2017	2,602	2,668
Intel Corp.	1.4	12/15/2017	60,158	60,291

Annex 1-16

	Rate %(5)	Final Maturity	Principal	Fair Value $
International Business Machines Corp.	5.7	9/14/2017	27,695	28,999
International Business Machines Corp.	1.3	2/6/2017	25,725	25,862
John Deere Capital Corp.	1.6	12/15/2017	20,000	20,061
John Deere Capital Corp.	1.2	10/10/2017	26,475	26,532
John Deere Capital Corp.	2.8	9/18/2017	10,000	10,190
John Deere Capital Corp.	1.1	6/12/2017	29,500	29,527
John Deere Capital Corp.	1.4	3/15/2017	25,708	25,840
John Deere Capital Corp.	2.0	1/13/2017	10,000	10,097
John Deere Capital Corporation	5.5	4/13/2017	10,000	10,241
Johnson & Johnson	5.6	8/15/2017	1,111	1,165
Lowes Co. Inc.	1.6	4/15/2017	21,500	21,601
Microsoft Corp.	0.9	11/15/2017	5,629	5,624
Oracle Corp.	1.2	10/15/2017	37,496	37,591
Paccar Financial Corp.	1.4	11/17/2017	10,500	10,541
Pepsico Inc.	1.0	10/13/2017	31,227	31,185
Pepsico Inc.	1.3	8/13/2017	25,000	25,072
Pepsico Inc.	1.1	7/17/2017	25,000	25,103
Pepsico Inc.	1.0	2/22/2017	14,000	14,035
Pfizer Inc.	1.1	5/15/2017	8,310	8,328
Pfizer Inc.	6.1	3/30/2017	12,000	12,333
Philip Morris International Inc.	1.1	8/21/2017	25,000	25,031
Philip Morris International Inc.	1.6	3/20/2017	20,000	20,096
Toyota Motor Credit Corp.	1.3	10/5/2017	14,000	14,042
Toyota Motor Credit Corp.	1.8	5/22/2017	10,000	10,049
Toyota Motor Credit Corp.	1.1	5/16/2017	27,775	27,822
Toyota Motor Credit Corp.	1.3	3/27/2017	12,500	12,513
United Technologies Corp.	1.8	6/1/2017	28,997	29,106
Wal Mart Stores Inc.	1.0	4/21/2017	4,250	4,260
Walt Disney Co.	1.1	12/1/2017	3,572	3,574
Walt Disney Co.	0.9	5/30/2017	20,000	20,015
Walt Disney Co.	1.1	2/15/2017	12,000	12,054

Total			1,188,865	1,197,918

Utility—0.3%
Alabama Power Company	5.5	10/15/2017	5,600	5,844
Berkshire Hathaway Energy Co.	1.1	5/15/2017	3,100	3,105
Chevron Corp.	1.1	12/5/2017	20,000	19,980
Consumers Energy Company	5.2	2/15/2017	7,229	7,403
Duke Energy Florida LLC	5.8	9/15/2017	11,611	12,180
Duke Energy Progress Inc.	1.1	3/6/2017	2,342	2,342
Exxon Mobil Corp.	0.9	3/15/2017	9,792	9,821
Exxon Mobil Corp.	1.0	3/15/2017	22,050	22,047
MidAmerican Energy Co.	6.0	7/15/2017	12,000	12,635
Shell International Finance BV	1.3	11/10/2017	5,000	5,012

Total			98,724	100,369

Total Corporate Debt			2,287,817	2,304,560
Cost		$2,310,529

Annex 1-17

	Rate %(5)	Final Maturity	Principal	Fair Value $

Commercial Paper—4.7%(6)
ABN Amro Funding USA LLC	1.5	9/12/2017	14,000	13,857
ABN Amro Funding USA LLC	1.3	6/15/2017	20,000	19,881
AllianceBernstein Holding, L.P.	1.0	4/6/2017	25,000	24,933
American Honda Finance Corporation	0.9	4/5/2017	17,000	16,959
Bank of China Limited	1.3	3/6/2017	26,700	26,638
BNP Paribas	1.2	4/13/2017	25,000	24,914
Chevron Corporation	1.0	7/13/2017	17,000	16,907
Chevron Corporation	1.0	7/11/2017	35,000	34,814
Chevron Corporation	1.0	7/6/2017	34,000	33,823
Chevron Corporation	0.9	4/7/2017	1,500	1,496
Chevron Corporation	0.9	2/3/2017	35,000	34,970
Chevron Corporation	0.9	1/19/2017	20,000	19,991
Cooperatieve Rabobank U.A.	1.1	8/4/2017	25,000	24,840
Cooperatieve Rabobank U.A.	1.2	6/26/2017	20,000	19,880
Cooperatieve Rabobank U.A.	1.2	4/24/2017	30,000	29,886
Cooperatieve Rabobank U.A.	1.2	4/7/2017	26,000	25,917
Danske Corporation	1.3	7/26/2017	30,000	29,771
Danske Corporation	1.2	6/8/2017	30,000	29,839
Danske Corporation	1.2	5/2/2017	30,000	29,883
Danske Corporation	1.2	4/24/2017	21,000	20,920
Danske Corporation	1.0	3/20/2017	28,000	27,939
Ing (U.S.) Funding LLC	1.3	6/8/2017	24,000	23,868
Ing (U.S.) Funding LLC	1.2	4/4/2017	20,000	19,937
Ing (U.S.) Funding LLC	1.2	4/3/2017	20,000	19,939
Ing (U.S.) Funding LLC	1.2	3/22/2017	10,000	9,973
J.P. Morgan Securities LLC	1.3	8/7/2017	16,000	15,879
J.P. Morgan Securities LLC	1.1	6/30/2017	10,000	9,944
J.P. Morgan Securities LLC	1.1	4/24/2017	5,000	4,983
J.P. Morgan Securities LLC	1.0	1/27/2017	15,000	14,989
Microsoft Corporation	0.9	5/23/2017	25,000	24,909
Microsoft Corporation	0.9	5/9/2017	12,000	11,961
Microsoft Corporation	0.9	4/25/2017	19,000	18,947
Microsoft Corporation	0.9	4/18/2017	30,000	29,922
Mizuho Bank, Ltd.	1.1	8/3/2017	30,000	29,797
Mizuho Bank, Ltd.	1.2	5/19/2017	30,000	29,867
Mizuho Bank, Ltd.	1.2	5/15/2017	25,000	24,893
Mizuho Bank, Ltd.	1.3	3/13/2017	25,000	24,938
Mizuho Bank, Ltd.	1.2	2/27/2017	28,500	28,447
Nestle Capital Corporation	0.8	5/12/2017	29,000	28,921
Nestle Capital Corporation	0.7	4/28/2017	25,000	24,943
Nestle Capital Corporation	0.6	2/14/2017	20,000	19,985
Pfizer Inc.	0.9	6/1/2017	30,000	29,882
Pfizer Inc.	0.9	3/20/2017	15,000	14,970
Pfizer Inc.	0.9	2/21/2017	35,000	34,956
Pfizer Inc.	0.9	2/13/2017	50,000	49,949
Pfizer Inc.	0.8	1/23/2017	14,000	13,993
Simon Property Group, L.P.	1.1	5/16/2017	13,000	12,949
Simon Property Group, L.P.	1.0	4/24/2017	20,000	19,937

Annex 1-18

	Rate %(5)	Final Maturity	Principal	Fair Value $
Sumitomo Mitsui Trust Bank, Limited.	1.3	7/17/2017	30,000	29,783
Sumitomo Mitsui Trust Bank, Limited.	1.3	3/13/2017	28,400	28,327
Sumitomo Mitsui Trust Bank, Limited.	1.1	2/22/2017	30,000	29,952
Sumitomo Mitsui Trust Bank, Limited.	1.1	2/14/2017	25,000	24,967
Sumitomo Mitsui Trust Bank, Limited.	1.0	1/13/2017	35,000	34,988
The Bank of Nova Scotia	1.2	8/11/2017	20,000	19,853
The Bank of Nova Scotia	1.2	4/26/2017	12,000	11,954
The Bank of Nova Scotia	1.1	2/21/2017	13,500	13,479
The Coca-Cola Company	0.9	7/13/2017	20,000	19,900
The Coca-Cola Company	0.9	6/27/2017	40,000	39,819
The Coca-Cola Company	0.9	4/11/2017	25,000	24,940
The Coca-Cola Company	0.9	3/7/2017	39,000	38,939
The Coca-Cola Company	0.9	3/6/2017	30,000	29,953
The Coca-Cola Company	0.9	1/5/2017	10,000	9,999
The Coca-Cola Company	1.1	1/4/2017	17,000	16,998
Toronto Dominion Holdings (U.S.A.), Inc.	1.2	6/16/2017	26,000	25,856
Toronto Dominion Holdings (U.S.A.), Inc.	1.3	6/6/2017	30,000	29,832
Toronto Dominion Holdings (U.S.A.), Inc.	1.1	5/11/2017	30,000	29,878
Toronto Dominion Holdings (U.S.A.), Inc.	1.0	4/18/2017	26,000	25,920
Toronto Dominion Holdings (U.S.A.), Inc.	1.0	4/10/2017	10,000	9,972
Toronto Dominion Holdings (U.S.A.), Inc.	1.1	3/24/2017	7,000	6,983
Toyota Motor Credit Corporation	1.3	9/12/2017	10,000	9,911
Toyota Motor Credit Corporation	1.2	6/30/2017	10,000	9,939
Toyota Motor Credit Corporation	1.2	6/9/2017	10,000	9,945
Toyota Motor Credit Corporation	1.0	5/12/2017	15,000	14,945
Toyota Motor Credit Corporation	1.0	4/21/2017	20,000	19,939
Toyota Motor Credit Corporation	0.9	3/17/2017	20,000	19,961
Toyota Motor Credit Corporation	0.9	1/17/2017	10,000	9,996
Unilever Capital Corporation	1.1	7/13/2017	20,000	19,885
Unilever Capital Corporation	1.1	6/13/2017	30,000	29,857
Westpac Banking Corporation	1.1	4/7/2017	10,000	9,970

Total Commercial Paper			1,764,600	1,758,380
Cost		$1,753,377
Certificates of Deposits—3.3%
Bank of Montreal	1.1	6/30/2017	25,000	25,141
Bank of Montreal	1.3	6/16/2017	10,000	10,006
Bank of Nova Scotia	1.1	7/12/2017	35,700	35,788
Bank of Nova Scotia	1.1	5/3/2017	27,000	27,205
BNP Paribas	1.5	8/25/2017	25,000	25,136
BNP Paribas	1.3	5/24/2017	24,175	24,360
Canadian Imperial Bank of Commerce	1.3	10/6/2017	10,000	10,030
Canadian Imperial Bank of Commerce	1.3	8/2/2017	25,000	25,136
Canadian Imperial Bank of Commerce	1.2	5/23/2017	10,000	10,012
China Construction Bank Corporation	1.6	3/16/2017	22,750	22,766
China Construction Bank Corporation	1.6	3/16/2017	7,000	7,005
Citibank, N.A.	1.1	5/16/2017	30,000	30,042
Cooperatieve Rabobank U.A.	1.4	10/2/2017	12,500	12,545
Cooperatieve Rabobank U.A.	1.3	8/1/2017	20,000	20,109
Cooperatieve Rabobank U.A.	1.1	4/21/2017	20,000	20,027

Annex 1-19

	Rate %(5)	Final Maturity	Principal	Fair Value $
Cooperatieve Rabobank U.A.	1.2	3/6/2017	5,500	5,521
Credit Agricole Corporate and Investment Bank	1.2	3/16/2017	20,000	20,197
Credit Agricole Corporate and Investment Bank	1.3	3/15/2017	3,500	3,513
Credit Suisse Group AG	1.7	8/25/2017	25,000	25,149
DZ Bank AG Deutsche Zentral-Genossenschaftsbank	1.2	4/25/2017	13,700	13,732
HSBC BANK USA	1.3	8/4/2017	18,000	18,038
HSBC BANK USA	1.1	5/12/2017	26,000	26,038
Lloyds Bank, PLC.	1.4	12/20/2017	25,000	25,011
Lloyds Bank, PLC.	1.4	12/12/2017	15,000	15,011
Mitsubishi UFJ Trust & Banking Corp.	1.5	8/23/2017	5,000	5,028
Mitsubishi UFJ Trust & Banking Corp.	1.3	6/22/2017	30,000	30,200
Mitsubishi UFJ Trust & Banking Corp.	1.3	3/15/2017	8,000	8,029
Mizuho Bank, Ltd.	1.7	12/8/2017	14,000	14,012
Mizuho Bank, Ltd.	1.5	10/19/2017	4,000	4,012
Mizuho Bank, Ltd.	1.3	7/13/2017	21,000	21,130
National Bank of Canada	1.3	5/24/2017	11,258	11,271
Natixis	1.5	11/1/2017	39,100	39,188
Nordea Bank Finland, ABP.	1.3	4/26/2017	20,000	20,048
Nordea Bank Finland, ABP.	1.2	3/1/2017	6,000	6,024
Nordea Bank Finland, ABP.	1.2	2/13/2017	17,500	17,528
Royal Bank of Canada	1.3	10/19/2017	22,500	22,560
Royal Bank of Canada	1.1	5/3/2017	25,900	26,092
Skandinaviska EnskildaBanken AB	1.3	5/2/2017	26,000	26,056
Societe Generale	1.5	10/20/2017	14,800	14,843
Societe Generale	1.5	10/19/2017	6,950	6,971
Societe Generale	1.1	1/12/2017	8,000	8,063
Standard Chartered Bank	1.7	9/12/2017	27,930	28,073
Standard Chartered Bank	1.4	6/2/2017	12,500	12,603
State Street Bank And Trust Company	1.3	7/14/2017	15,000	15,044
State Street Bank And Trust Company	1.3	3/30/2017	30,000	30,002
Sumitomo Mitsui Banking Corporation	1.5	10/12/2017	30,000	30,100
Sumitomo Mitsui Trust Bank, Ltd.	1.4	10/27/2017	30,000	30,072
Sumitomo Mitsui Trust Bank, Ltd.	1.5	7/20/2017	15,000	15,103
Svenska Handelsbanken AB	1.4	12/7/2017	25,000	25,025
Svenska Handelsbanken AB	1.1	8/1/2017	15,000	15,029
Svenska Handelsbanken AB	1.0	4/21/2017	8,200	8,217
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1.6	10/13/2017	4,000	4,014
The Chiba Bank, Ltd.	1.3	5/26/2017	39,000	39,038
The Norinchukin Bank	1.6	10/13/2017	2,700	2,709
The Norinchukin Bank	1.4	7/27/2017	17,250	17,358
The Norinchukin Bank	1.4	7/26/2017	12,750	12,830
The Norinchukin Bank	1.2	2/10/2017	14,000	14,067
The Toronto-Dominion Bank	1.2	11/23/2017	15,000	15,020
The Toronto-Dominion Bank	1.2	5/3/2017	27,000	27,208
The Toronto-Dominion Bank	1.1	2/23/2017	24,200	24,496
UBS AG	1.5	9/20/2017	7,000	7,004
UBS AG	1.3	3/1/2017	15,000	15,064
Wells Fargo Bank, National Association	1.3	11/16/2017	5,000	5,008
Wells Fargo Bank, National Association	1.3	9/22/2017	10,000	10,003

Annex 1-20

	Rate %(5)	Final Maturity	Principal	Fair Value $
Wells Fargo Bank, National Association	1.4	7/10/2017	10,000	10,025
Wells Fargo Bank, National Association	1.1	2/2/2017	9,900	9,997
Westpac Banking Corporation	1.3	12/22/2017	11,000	11,004
Westpac Banking Corporation	1.2	7/14/2017	15,000	15,086
Westpac Banking Corporation	1.2	6/6/2017	12,500	12,586
Westpac Banking Corporation	1.1	3/17/2017	26,000	26,236

Total Certificates of Deposits			1,221,763	1,226,589
Cost		$1,221,728
Agency Bonds—0.3%
Federal Home Loan Banks	0.7	7/25/2017	30,000	30,081
Federal Home Loan Banks	0.8	7/20/2017	25,000	25,085
Federal Home Loan Banks	0.8	5/25/2017	20,000	20,021
Federal National Mortgage Association	5.0	5/11/2017	25,000	25,559

Total Agency Bonds			100,000	100,745
Cost		$101,180
US Government Debt—0.7%
United States Treasury	0.6	11/30/2017	30,000	29,944
United States Treasury	1.9	10/31/2017	30,000	30,341
United States Treasury	0.6	9/30/2017	25,000	25,002
United States Treasury	1.9	9/30/2017	30,000	30,371
United States Treasury	0.9	8/15/2017	60,000	60,245
United States Treasury	0.8	3/15/2017	25,000	25,065
United States Treasury	0.6	2/15/2017	25,000	25,058
United States Treasury	0.9	1/31/2017	25,000	25,097

Total US Government Debt			250,000	251,123
Cost		$250,859
Sovereign Government Debt—0.2%
Asian Development Bank	0.8	7/28/2017	15,000	14,994
Asian Development Bank	1.1	3/15/2017	1,799	1,804
European Investment Bank	4.9	1/17/2017	10,000	10,236
Export Development Canada	0.6	4/27/2017	15,000	15,002
International Bank For Reconstruction And Development	0.8	10/13/2017	12,500	12,467
KFW	1.3	2/15/2017	5,000	5,025

Total Sovereign Government Debt			59,299	59,528
Cost		$59,667

Total Short Term Fixed Income Securities—15.2%			5,683,479	5,700,925
Cost		$5,697,339
Long Term
Corporate Debt—2.2%
Financial—1.1%
American Express Credit Corp.	1.5	7/31/2018	5,000	5,020
Bank of America N.A.	1.7	3/26/2018	8,790	8,808
Bank of New York Mellon Corp.	1.4	3/6/2018	9,500	9,514
Bank of New York Mellon Corp.	1.3	1/25/2018	5,035	5,054
Bank of Nova Scotia	1.5	4/25/2018	10,000	9,989
Berkshire Hathaway Finance Corp.	1.7	3/15/2019	5,102	5,161

Annex 1-21

	Rate %(5)	Final Maturity	Principal	Fair Value $
Berkshire Hathaway Finance Corp.	5.4	5/15/2018	3,000	3,192
Berkshire Hathaway Finance Corp.	1.5	3/7/2018	6,130	6,151
Berkshire Hathaway Finance Corp.	1.5	3/7/2018	15,000	15,086
Berkshire Hathaway Inc.	1.0	8/6/2018	7,907	7,920
Branch Banking And Trust Co.	1.4	5/10/2019	12,500	12,541
Chubb INA Holdings, Inc.	5.8	3/15/2018	9,231	9,854
Fifth Third Bank	1.5	2/28/2018	8,512	8,523
Jackson National Life Global Funding	1.9	10/15/2018	10,989	11,060
Keybank National Association	1.7	2/1/2018	14,436	14,526
Metropolitan Life Global Funding I	2.0	12/3/2018	8,695	8,728
Metropolitan Life Global Funding I	1.3	9/14/2018	10,000	10,019
Metropolitan Life Global Funding I	1.9	6/22/2018	5,000	5,018
Metropolitan Life Global Funding I	1.5	1/10/2018	17,900	18,033
National Rural Utilities Coop Finance Corp.	5.5	2/1/2018	2,033	2,167
New York Life Global Funding	1.6	11/2/2018	29,526	29,516
New York Life Global Funding	1.3	4/27/2018	10,000	9,998
PNC Bank N.A.	1.4	6/1/2018	13,967	14,004
PNC Bank N.A.	1.5	2/23/2018	26,740	26,947
Pricoa Global Funding I	1.9	9/21/2018	10,263	10,348
Pricoa Global Funding I	1.6	5/29/2018	17,085	17,102
Principal Life Global Funding II	1.5	4/18/2019	3,870	3,844
Principal Life Global Funding II	1.2	5/21/2018	8,690	8,705
Protective Life Global Funding	1.5	6/8/2018	15,000	15,017
Simon Property Group LP	1.5	2/1/2018	17,074	17,177
Toronto Dominion Bank	2.6	9/10/2018	25,000	25,587
US Bank N.A.	2.1	6/19/2018	2,657	2,670
US Bank N.A.	1.5	1/29/2018	8,925	9,001
US Bank N.A.	1.4	1/26/2018	18,000	18,129
US Bank N.A.	1.2	1/26/2018	2,750	2,753
Wells Fargo & Co.	1.5	1/16/2018	10,000	10,042
Wells Fargo Bank N.A.	1.6	1/22/2018	8,331	8,397
Wells Fargo Bank N.A.	1.7	1/22/2018	14,350	14,443

Total			416,988	420,043

Industrial—1.0%
American Honda Finance Corp.	1.2	11/19/2018	11,172	11,176
American Honda Finance Corp.	1.5	3/13/2018	12,000	12,051
American Honda Finance Corp.	1.6	2/16/2018	10,000	10,072
Apple Inc.	1.1	5/3/2018	6,655	6,674
Boeing Co.	1.0	5/15/2018	4,902	4,883
Caterpillar Financial Services Corp.	1.6	2/23/2018	5,463	5,491
Caterpillar Financial Services Corp.	1.5	2/23/2018	20,000	20,095
Cisco Systems Inc.	1.3	9/20/2019	11,000	10,972
Cisco Systems Inc.	1.4	2/28/2018	19,000	19,102
Cisco Systems Inc.	1.5	2/21/2018	25,000	25,111
Comcast Corp.	5.9	2/15/2018	11,377	12,185
Honeywell International, Inc.	1.2	10/30/2019	3,563	3,570
International Business Machines Corp.	1.3	2/8/2018	10,000	10,039
International Business Machines Corp.	1.1	2/6/2018	25,000	25,055
John Deere Capital Corp.	1.4	1/8/2019	12,500	12,595

Annex 1-22

	Rate %(5)	Final Maturity	Principal	Fair Value $
John Deere Capital Corp.	1.8	8/10/2018	431	435
John Deere Capital Corp.	1.6	7/13/2018	6,000	6,043
John Deere Capital Corp.	1.4	1/16/2018	20,000	20,109
Johnson & Johnson	1.2	3/1/2019	2,339	2,344
Microsoft Corp.	1.3	11/3/2018	22,082	22,124
NBC Universal Enterprise Inc.	1.7	4/15/2018	6,000	6,030
Nissan Motor Acceptance Corp.	1.5	3/2/2018	935	937
Oracle Corp.	5.8	4/15/2018	8,580	9,171
Paccar Inc.	1.8	8/14/2018	5,000	5,056
Qualcomm Inc.	1.4	5/18/2018	35,000	35,065
Toyota Motor Credit Corp.	1.7	2/19/2019	5,359	5,411
Toyota Motor Credit Corp.	1.3	1/17/2019	6,000	6,029
Toyota Motor Credit Corp.	2.0	10/24/2018	8,000	8,078
Toyota Motor Credit Corp.	1.3	7/13/2018	13,731	13,788
Toyota Motor Credit Corp.	1.5	1/12/2018	10,000	10,084
Toyota Motor Credit Corporation	1.4	1/10/2018	10,000	10,063
Walt Disney Co.	1.2	1/8/2019	20,000	20,057

Total			367,089	369,896

Utility—0.1%
Chevron Corp.	1.7	6/24/2018	2,000	2,007
Chevron Corp.	1.4	3/2/2018	13,357	13,395
Exxon Mobil Corp.	1.4	3/1/2018	5,150	5,182
Nevada Power Co.	6.5	5/15/2018	2,341	2,519
Public Service Electric and Gas Company	5.3	5/1/2018	10,900	11,536
Shell International Finance BV	1.9	8/10/2018	3,000	3,038

Total			36,748	37,677

Total Corporate Debt			820,825	827,616
Cost		$826,151
Agency Bonds—0.4%
Federal Farm Credit Banks Funding Corp.	0.9	6/20/2018	10,000	9,973
Federal Home Loan Banks	0.6	8/7/2018	20,300	20,182
Federal Home Loan Banks	1.2	6/22/2018	20,000	19,992
Federal Home Loan Banks	1.4	3/9/2018	35,000	35,286
Federal Home Loan Mortgage Corp.	1.1	7/27/2018	20,000	20,044
Federal Home Loan Mortgage Corp.	1.1	2/26/2018	15,000	15,052
Federal Home Loan Mortgage Corp.	0.8	1/12/2018	8,500	8,525
Federal National Mortgage Association	0.9	7/13/2018	20,000	19,981

Total Agency Bonds			148,800	149,035
Cost		$149,016
Certificates of Deposits—0.1%
Royal Bank of Canada	1.7	3/22/2018	13,000	13,006
US Bank N.A.	1.4	6/18/2018	11,000	10,996

Total Certificates of Deposits			24,000	24,002
Cost		$23,989
US Government Debt—0.2%
United States Treasury	0.8	10/31/2018	47,600	47,315
United States Treasury	0.9	5/31/2018	26,800	26,769

Annex 1-23

	Rate %(5)	Final Maturity	Principal	Fair Value $
United States Treasury	0.8	4/30/2018	15,000	14,969

Total US Government Debt			89,400	89,053
Cost		$89,084
Total Long Term Fixed Income Securities—2.9%			1,083,025	1,089,707
Cost		$1,088,240
Total Fixed Income Securities—18.2%			6,766,504	6,790,632
Cost		$6,785,579

Investment in controlled affiliates	Units	Fair Value $
Internet Software & Services
Excalibur IP, LLC(1)	2,676	740,000
Total Investment in controlled affiliates (Cost —$0)—2.0%		740,000

Forward Foreign Currency Exchange Contracts

Expiration Date	Counterparty	Currency to be Received	Amount of Currency to be Received	Currency to be Delivered	Amount of Currency to be Delivered	Unrealized Appreciation (Depreciation)($)
4/28/2017	HSBC	USD	100,000	JPY	12,066,000	(4,050)
7/31/2017	HSBC	USD	100,000	JPY	11,996,000	(3,928)
Total Unrealized Depreciation on Forward Foreign Currency Contracts—(0.0)%						(7,978)
Liabilities for Convertible Notes—(3.5)%						(1,299,945)
Other Liabilities/Other Assets—(28.7)%						(10,746,683)

Net Assets Applicable to Common Shares						37,391,849

At December 31, 2016, the tax basis cost of the Fund’s investments was $8,344,944 and the unrealized appreciation and depreciation were $41,107,070 and ($5,557) respectively, with a net unrealized appreciation of $41,101,512.

(1)	Non-income producing securities.

(2)	Presented rate represents the money market fund’s average 7-day percentage yield.

(3)	Restricted securities—Investment in securities not registered under Securities Act of 1933 (excluding 144A issues). At the end of the period, the value of restricted securities (excluding 144A issues) amounted to $64,009 or 0.2 percent of net assets.

(4)	Money market funds do not have a set maturity date.

(5)	Coupon rate percentage of the investment.

(6)	Yield rate percentage of the investment.

Annex 1-24

INVESTMENT OBJECTIVE AND POLICIES

Investment Objective

The Fund currently intends to seek to track the combined investment return of the Alibaba Shares and the Yahoo Japan Shares it owns after the Sale Transaction is completed.

In addition to the Alibaba Shares and the Yahoo Japan Shares, after the Sale Transaction is completed the Fund also will own the Minority Investments, Excalibur (which owns the Excalibur IP Assets), the Marketable Debt Securities Portfolio, and any other Excluded Assets (as defined in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—The Sale Transaction Agreements—The Reorganization Agreement—Excluded Assets”). The Fund currently intends to seek to sell the Minority Investments over time. The Fund also currently intends to seek to sell Excalibur, though the Fund may seek to separately sell certain of the Excalibur IP Assets or to license the Excalibur IP Assets if the Board of Directors of the Fund (the “Board”) believes that doing so is in the best interest of the Fund’s stockholders. The Fund currently intends to return substantially all of its cash to stockholders over time through stock repurchases and distributions, although the Fund will retain sufficient cash to satisfy its obligations to creditors and for working capital. The timing and method of any return of capital will be determined by the Board. The Fund currently anticipates that the amount of cash to be retained by the Fund will be at least $1.4 billion, which is the minimum amount necessary to satisfy the Fund’s obligations under the Convertible Notes. However, the Fund’s obligations to creditors and working capital requirements may vary over time and may be materially greater than such amount, depending upon, among other factors, the cost of cash-settling any conversion obligations under the Convertible Notes, the Fund’s potential obligations with respect to other Retained Liabilities, and whether the income from the Fund’s investments is sufficient to cover its expenses. Until the Minority Investments, Excalibur (or the Excalibur IP Assets), the Marketable Debt Securities Portfolio, and any other Excluded Assets are sold and until any cash is returned to investors, these assets may cause the Fund’s returns to deviate from its current investment policy of tracking the combined investment return of the Alibaba Shares and the Yahoo Japan Shares. No assurance can be given that all or any portion of the Minority Investments or the Excalibur IP Assets will be sold or licensed or that the Fund will achieve its investment objective. The Fund may hold all or any portion of its assets, including cash, for an indefinite period of time.

The Fund’s investment objective is not fundamental and may be changed without notice to stockholders.

Investment Policies

Consistent with its current investment objective, the Fund currently does not intend to sell its Alibaba Shares or Yahoo Japan Shares in response to changes in the market price of those shares, though it reserves the right to do so. The Fund may, however, sell all or a portion of such shares to return capital to its stockholders or to seek to reduce any discount or increase any premium from net asset value at which the Fund’s common stock may trade if the Board believes the benefit to stockholders would outweigh the cost, including any taxes payable by the Fund, of doing so. The Fund also may sell such shares to satisfy its obligations to creditors or to pay expenses. The Board currently believes that it is more likely that capital may be returned from a sale of Yahoo Japan Shares than Alibaba Shares, though no assurance can be given in this regard or that any such shares will be sold to return capital. The Fund does not currently anticipate making new investments other than the purchase of short term investment grade debt securities for ordinary course cash management purposes or to protect or enhance the value of an Initial Asset.

Investment Guidelines for the Marketable Debt Securities Portfolio

The Fund expects to hire one or more external investment advisers to manage the Marketable Debt Securities Portfolio. The Fund also expects to establish investment guidelines for the management of the Marketable Debt Securities Portfolio, which may be expressed either as a statement of Fund policy or as

Annex 1-25

contractual guidelines included in the investment advisory agreement or agreements with such external investment adviser or advisers. The Fund expects these guidelines to be similar to Yahoo’s existing Corporate Investment Policy. The following is a description of representative investment guidelines the Fund expects to govern the management of the Marketable Debt Securities Portfolio. The following guidelines are expected to apply to each external investment adviser hired by the Fund, individually, without reference to the portion of the Marketable Debt Securities Portfolio managed by the other.

The Fund’s objectives in managing the Marketable Debt Securities Portfolio are preservation of capital, maintenance of liquidity and achieving optimum yields in relation to the applicable guidelines. The Fund expects to prohibit the investing or trading of the Marketable Debt Securities Portfolio for short-term speculative purposes. The Fund expects that it will not permit the weighted average effective duration of the Marketable Debt Securities Portfolio to exceed 2 years.

Permitted investments are expected to include U.S. government and U.S. government-sponsored agency securities (excluding mortgage-backed securities), repurchase agreements with maturities not in excess of seven days collateralized by U.S. government securities and permitted U.S. government-sponsored agency securities, debt securities of corporations and commercial banks, non-U.S. sovereign debt rated Aaa/AAA by Moody’s, S&P and/or Fitch (denominated in U.S. dollars and traded in the U.S.), direct obligations of supranational organizations rated Aaa/AAA by Moody’s, S&P and/or Fitch (denominated in U.S. dollars and traded in the U.S.), foreign agency securities guaranteed by foreign governments rated Aaa/AAA by Moody’s, S&P and/or Fitch (denominated in U.S. dollars and traded in the U.S.), tax exempt securities and money market funds. Ineligible investments are expected to include mortgage-backed securities, asset-backed securities, auction rate securities, variable rate demand obligations, extendable debt securities, subordinated corporate debt securities, taxable securities with maturities in excess of 3 years + 2 weeks, tax-exempt securities with maturities in excess of 2 years +2 weeks, securities with short-term ratings below P-1/A-1/F-1 by Moody’s, S&P and/or Fitch, securities with maturities less than or equal to 2 years with ratings below A3/A- by Moody’s, S&P and/or Fitch, securities with maturities greater than 2 years and less than 3 years with ratings below A2/A by Moody’s, S&P and/or Fitch and investments in non-U.S. sovereign debt, direct obligations of supranational organizations and foreign agency securities guaranteed by foreign governments in each case rated below Aaa/AAA by Moody’s, S&P and/or Fitch or which are not denominated in U.S. dollars or not traded in the U.S.

The Fund expects that it will require all debt securities to be rated by at least two of Moody’s, S&P and Fitch, and that split rated securities will be deemed to have the lower rating. The Fund expects that ratings will be monitored on a continuous basis and that any external investment advisers hired by the Fund to manage the Marketable Debt Securities Portfolio will be required to notify the Fund in the event of any downgrades. With respect to tax-exempt securities, the Fund expects to apply the minimum ratings requirements described in the forgoing to the underlying assets of the municipal security and to disregard any ratings enhancement obtained through insurance provided by monoline insurance companies. Additionally, the Fund expects to require that any investment included in the Marketable Debt Securities Portfolio be denominated in U.S. dollars and any corporate debt have a minimum issue size of $200 million. The Fund also expects to adopt various concentration limits for the Marketable Debt Securities Portfolio.

Hedging and Derivative Instruments

Consistent with the Fund’s current investment policies, the Fund currently does not intend to hedge its risk of owning the Alibaba Shares and Yahoo Japan Shares or otherwise enter into derivative transactions. Notwithstanding this current intention, the Fund reserves the right to hedge such risk generally and specifically in connection with transactions relating to the Alibaba Shares or Yahoo Japan Shares, in connection with dividends received or expected to be received from Yahoo Japan denominated in Yen, or in connection with repurchases of the Fund’s common stock to return capital to investors.

Annex 1-26

Loans of Portfolio Securities

The Fund may lend its Alibaba Shares, Yahoo Japan Shares, or other eligible portfolio securities (collectively, the “Eligible Portfolio Securities”) to generate income. Such income may be used for working capital purposes, to pay dividends to stockholders, or to repurchase the Fund’s common stock if and to the extent authorized by the Board from time to time. The Fund has no current intention of lending its Eligible Portfolio Securities to generate income to be used to purchase additional investment securities, though it retains the right to do so. Lending Eligible Portfolio Securities may cause the Fund’s returns to deviate from its investment objective of tracking the combined investment return of the Alibaba Shares and the Yahoo Japan Shares.

Consistent with applicable regulatory requirements, the Fund may lend Eligible Portfolio Securities to broker-dealers or financial institutions; provided that such loans are callable at any time by the Fund (subject to notice provisions described below), and are at all times secured by cash or cash equivalents, which are earmarked or segregated pursuant to applicable regulations, and that are at least equal to the market value, determined daily, of the loaned Eligible Portfolio Securities. Any loans of the Eligible Portfolio Securities by the Fund will be collateralized in accordance with applicable regulatory requirements and no loan will cause the value of all loaned Eligible Portfolio Securities to exceed one-third of the value of the Fund’s total assets.

A loan of Eligible Portfolio Securities generally may be terminated by the borrower on one business day’s notice, or by the Fund on five business days’ notice. If the borrower fails to deliver the loaned Eligible Portfolio Securities within five days after receipt of notice, the Fund could use the collateral to purchase replacement Eligible Portfolio Securities while holding the borrower liable for any excess of replacement cost over collateral. As with any extensions of credit, there are risks of delay in recovery, and in some cases even loss of rights in the collateral should the borrower of the Eligible Portfolio Securities fail financially. However, loans of Eligible Portfolio Securities will be made only to firms deemed by the Fund’s management to be creditworthy and when the income that can be earned from such loans justifies the attendant risks. The Board will oversee the creditworthiness of the contracting parties on an ongoing basis.

Upon termination of the loan, the borrower is required to return the Eligible Portfolio Securities to the Fund. Any gain or loss in the market price during the loan period would inure to the Fund. If the counterparty to the loan petitions for bankruptcy or becomes subject to the U.S. Bankruptcy Code, the law regarding the rights of the Fund is unsettled. As a result, under extreme circumstances, there may be a restriction on the Fund’s ability to sell the collateral, and the Fund would suffer a loss. When voting or consent rights that accompany loaned Eligible Portfolio Securities pass to the borrower, the Fund will follow the policy of calling the loaned securities, to be delivered within one day after notice, to permit the exercise of such rights if the matters involved would have a material effect on the Fund’s investment in the Eligible Portfolio Securities. The Fund will pay reasonable finder’s, administrative, and custodial fees in connection with a loan of its Eligible Portfolio Securities.

The Fund’s Alibaba Shares are currently in the form of ordinary shares. Alibaba ordinary shares are not listed for trading on the NYSE or any other national securities exchange. In order to lend Alibaba Shares to investors, the Fund must first deposit the ordinary shares with the Depositary (as defined in the section of this Annex 1 entitled “Description of Initial Assets — Alibaba”) in exchange for Alibaba ADS and then lend the Alibaba ADS. The Fund would incur expenses in connection with exchanging its Alibaba ordinary shares for Alibaba ADS which would reduce the gross income earned from lending the Alibaba ADS.

Market Price of Shares

Shares of closed-end management investment companies like the Fund frequently trade at a discount from net asset value. The Board may seek to reduce any such discount or increase any premium to net asset value at which the Fund’s common stock may trade through repurchases of the Fund’s common stock in the open market, through tender offers or through any other means available to the Fund. The determination of whether to repurchase shares of the Fund or to engage in any other actions to seek to reduce a discount or increase a

Annex 1-27

premium will be in the sole discretion of the Board and there can be no assurance that the Fund will repurchase its shares or take any other actions to seek to reduce any discount or increase a premium at which its shares may trade.

Non-Diversified Status

The Fund’s investment in the Alibaba Shares and the Yahoo Japan Shares will cause it to be a non-diversified investment company. As a result, there is no limit on the proportion of the Fund’s assets that may be invested in securities of a single issuer and, immediately after completion of the Sale Transaction, the Fund’s assets will be primarily invested in Alibaba Shares and Yahoo Japan Shares. To the extent that the Fund’s investments in Alibaba and Yahoo Japan remain a large portion of its assets, the Fund’s returns may fluctuate as a result of any single economic, political, or regulatory occurrence affecting, or in the market’s assessment of, Alibaba or Yahoo Japan to a greater extent than would be the case for a diversified investment company.

Industry Concentration

The Fund’s investment in the Alibaba Shares and the Yahoo Japan Shares will cause it to concentrate its investments in securities issued by companies in the online services and e-commerce industry. The 1940 Act requires the Fund to obtain stockholder approval to invest less than 25 percent of its total assets in companies in the online services and e-commerce industry. The Fund has no current intention of investing less than 25 percent of its total assets in companies in the online services and e-commerce industry.

Taxation of the Fund

Immediately after completion of the Sale Transaction, the Fund will not be eligible to be treated as a “regulated investment company” under the Code, as a result of the Fund’s concentrated ownership of Alibaba Shares. Instead, upon completion of the Sale Transaction, the Fund will be treated as a regular corporation, or a “C” corporation, for U.S. federal income tax purposes and, unlike most registered investment companies, will be subject to corporate income tax to the extent the Fund recognizes taxable income. As a result, the Fund will take into account the tax consequences of any change to its investment portfolio. The Fund will record a deferred tax liability based on an assumed effective combined federal and state corporate tax rate on capital gains which will impact the net asset value of the Fund’s common stock. See the section of this Annex 1 entitled “— Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Fund.” In addition, for U.S. federal income tax purposes, distributions by the Fund of cash or property in respect of the Fund’s common stock will generally be taxable to stockholders that are U.S. holders (as defined in the section of this Annex 1 entitled “U.S. Federal Income Tax Considerations”).

Changes to Current Investment Objective and Policies

The Fund’s current investment objective and policies described above were adopted based on current statutes, regulations, and policies applicable to United States financial markets and institutions, corporation taxation, and international trade. The Fund cannot predict which statutes, regulations, or policies will be changed or repealed under the administration of President Donald Trump or, if changes are made, their effect on the value of the Fund’s assets. Because the Fund’s investment objective and policies stated above are not fundamental, the Fund retains the right to change them in response to any such changes or for any other reason if the Board of Directors determines such changes to be in the best interests of stockholders. Examples of potential changes to the Fund’s investment objective and policies include: retaining assets that otherwise would have been sold; selling assets that otherwise would have been retained; selling assets on an accelerated or delayed time frame; diversifying the Fund’s assets to seek to minimize losses, to enhance gains or to seek to become a “regulated investment company” under the Code; and changing the way the Fund uses derivatives.

Subsidiaries of the Fund

The Fund’s investment policies and risks as described in this Annex 1 reflect the aggregate operations of the Fund, Altaba HK, and Excalibur. The Fund will comply with the provisions of the 1940 Act governing

Annex 1-28

investment policies, capital structure, and borrowings on an aggregate basis with Altaba HK and Excalibur. Altaba HK and Excalibur will comply with the provisions of Section 17 of the 1940 Act relating to affiliated transactions. The Fund and Altaba HK will comply with the requirements of the 1940 Act relating to the custody of a registered investment company’s assets.

DESCRIPTION OF INITIAL ASSETS

Alibaba

Alibaba is an online and mobile commerce company. Alibaba’s businesses are comprised of core commerce, cloud computing, mobile media and entertainment, and other innovation initiatives. Alibaba’s core commerce business is comprised of marketplaces operating in three areas: retail commerce in the People’s Republic of China (the “PRC”); wholesale commerce in the PRC; and international and cross-border commerce.

•	PRC Retail Commerce: In its public filings, Alibaba described its retail commerce business in the PRC as being comprised of (1) Taobao Marketplace, the PRC’s largest mobile commerce destination by monthly active users in 2015, (2) Tmall, the PRC’s largest third-party platform for brands and retailers by monthly active users in 2015, (3) Juhuasuan (clauses (1), (2) and (3) collectively, the “PRC Retail Marketplaces”), (4) Rural Taobao, and (5) merchant services that enable merchants to manage engagement with their customers. Alibaba reported that there were 443 million active buyers on the PRC Retail Marketplaces for the 12 months ended December 31, 2016. Alibaba also reported that the PRC Retail Marketplaces generated a combined gross merchandise volume of RMB3,092 billion ($485 billion) in the 12 months ended March 31, 2016.

•	PRC Wholesale Commerce: Alibaba operates 1688.com, a PRC wholesale marketplace.

•	International Commerce: Alibaba operates Alibaba.com, which Alibaba reports was the PRC’s largest global online wholesale marketplace in 2015 by revenue, and AliExpress, a global consumer marketplace. Alibaba also acquired a controlling stake in Lazada, which operates e-commerce platforms in Indonesia, Malaysia, the Philippines, Singapore, Thailand, and Vietnam.

Alibaba operates Alibaba Cloud Computing, which Alibaba reported was the PRC’s largest provider of public cloud services in 2015 by revenue. Alibaba also reported that Alibaba Cloud Computing had over 2.3 million customers, as of March 31, 2016. As of December 31, 2016, Alibaba also reported that Alibaba Cloud Computing had 765,000 paying customers.

Alibaba has also developed an emerging business in mobile media and entertainment through three distribution platforms, UCWeb mobile media, game publishing and multi-screen entertainment, and content creation and production companies in film, music, and sports.

Alibaba’s other innovation initiatives include YunOS Operating System, a cloud-based mobile operating system for smartphones and other devices, AutoNavi, a provider of digital map, navigation and location-based services in the PRC, DingTalk, its proprietary enterprise communications app, and Alibaba Health, its vehicle to bring innovative solutions to the healthcare industry.

Alibaba provides fundamental technology infrastructure and marketing reach to help merchants, brands, and other businesses that provide products, services, and digital content to leverage the power of the Internet to engage with their users and customers.

The foregoing description of Alibaba’s business was derived from Alibaba’s annual report for the fiscal year ended March 31, 2016, (the “Alibaba 2016 Annual Report”), which is filed with the SEC and available on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1577552/000104746916013400/a2228766z20-f.htm and certain figures were updated according to Alibaba’s quarterly report for the quarter ended December 31,

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2016, (the “Alibaba December 2016 Quarterly Report”), which is filed with the SEC and available on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1577552/000110465917003802/a17-3083_1ex99d1.htm. The foregoing description is qualified in its entirety by reference to the Alibaba 2016 Annual Report and the Alibaba December 2016 Quarterly Report.

In September 2014, Alibaba completed an initial public offering of the Alibaba ADS. As a public company, Alibaba files reports with the SEC containing financial and other material information about its business and risks relating to its business. This information may be obtained at the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001577552&owner=exclude&count=40. You should review information filed by Alibaba with the SEC because the value of the Fund’s common stock will be heavily dependent upon and influenced by the value of Alibaba Shares. All information with respect to Alibaba in this proxy statement is derived from Alibaba’s public filings with the SEC. Such information is provided for informational purposes only and Yahoo makes no representation and assumes no responsibility for the accuracy or completeness of such information.

The Alibaba ADS are traded on the NYSE under the ticker symbol “BABA.” On December 30, 2016, the closing price of the Alibaba ADS on the NYSE was $87.81 per share. Each Alibaba ADS represents one Alibaba Share. Citibank N.A., as the depositary for the Alibaba ADS, is the holder of the Alibaba Shares underlying the Alibaba ADS. Alibaba ADS holders have rights granted to them in the deposit agreement among Alibaba, the depositary, and holders and beneficial owners of Alibaba ADS from time to time. The Fund’s Alibaba Shares are currently in the form of ordinary shares. Alibaba ordinary shares are not listed for trading on the NYSE or any other national securities exchange. Accordingly, in order to sell Alibaba Shares through the NYSE or to lend them to investors, the Fund must first deposit the ordinary shares with Citibank, N.A. Hong Kong branch, as custodian for Citibank, N.A. (the “Depositary”), in exchange for Alibaba ADS. The Fund may then sell or lend the Alibaba ADS in open market transactions without registration in reliance on Rule 144 under the Securities Act of 1933 (the “1933 Act”). The Fund would incur expenses in connection with exchanging its Alibaba ordinary shares for Alibaba ADS which would reduce the Fund’s total return from a sale of the Alibaba ADS on the NYSE.

Yahoo Japan

Yahoo Japan provides a wide range of online services to Internet users in Japan, from search and information listing to community and e-commerce.

Yahoo Japan was formed as a joint venture between Yahoo and SoftBank Group Corp. (“SoftBank”) in 1996. As of December 31, 2016, Yahoo and SoftBank (including its subsidiaries) owned approximately 36 percent and 43 percent, respectively, of outstanding Yahoo Japan Shares. In addition, pursuant to the joint venture agreement between Yahoo and SoftBank, each of Yahoo and SoftBank has the right to appoint two representatives to the Board of Directors of Yahoo Japan as long as such party continues to hold at least five percent of Yahoo Japan’s issued and outstanding shares, although currently five of Yahoo Japan’s directors are officers or directors of SoftBank.

Yahoo Japan’s business operations are categorized into the following three segments: (1) Marketing Solutions Business, (2) Consumer Business, and (3) Other Business.

•	The Marketing Solutions Business segment is chiefly comprised of advertising-related services such as paid search and display advertising.

•	The Consumer Business segment provides e-commerce related services such as auction services and Internet shopping, membership services, information listing services, game-related services, and real-estate related services.

•	The Other Business segment offers financial and payment related services, which include Yahoo Japan’s credit card business and online payment system, cloud-related services, and corporate services, including data center-related operations.

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The foregoing description of Yahoo Japan’s business was derived from information available on Yahoo Japan’s English language website (the “Yahoo Japan Website”) at http://ir.yahoo.co.jp/en/. This description is qualified in its entirety by reference to the information on the Yahoo Japan Website.

You are encouraged to review the information set forth on the Yahoo Japan Website for additional information about Yahoo Japan’s business, management, results of operations, financial condition, and risks. This information may be obtained on the Yahoo Japan Website on the Investor Relations page at http://ir.yahoo.co.jp/en/. You should review the risk factors affecting the businesses and operations of Yahoo Japan available on the Yahoo Japan Website at http://ir.yahoo.co.jp/en/policy/risk.html. You should also review Yahoo Japan’s English language press releases available on the Yahoo Japan Website on the Press Releases page at http://pr.yahoo.co.jp/en/. You should review information made available by Yahoo Japan because the value of the Fund’s common stock will be influenced by the value of the Yahoo Japan Shares. All information with respect to Yahoo Japan in this proxy statement is derived from information available on the Yahoo Japan Website. Such information is provided for informational purposes only, and Yahoo makes no representation and assumes no responsibility for the accuracy or completeness of such information.

Yahoo Japan Shares are traded on the Tokyo Stock Exchange. On December 30, 2016 (the last trading day before December 31, 2016), the closing price of the Yahoo Japan Shares on the Tokyo Stock Exchange was ¥449.00 per share, or approximately $3.82 per share based on the closing Yen/USD foreign exchange rate on such date. Yahoo Japan declared a year-end cash dividend of ¥8.86 or approximately $0.0787 (based on the Yen/USD foreign exchange rate as of March 31, 2016) per Yahoo Japan Share for the fiscal year ended March 2016 and has publicly stated that it intends to maintain its annual per-share dividends at this level until March 2019.

Marketable Debt Securities Portfolio

As of December 31, 2016, the Marketable Debt Securities Portfolio consisted of cash equivalents and marketable debt securities with a fair value totaling approximately $7.2 billion. The Marketable Debt Securities Portfolio consists chiefly of investments in commercial paper, short-term and long-term corporate debt, certificates of deposit and shares of money market investment vehicles. The Marketable Debt Securities Portfolio also consists, to a lesser degree, of investments in U.S. agency bonds, other U.S. Treasuries and foreign sovereign debt. The corporate debt and commercial paper included in the Marketable Debt Securities Portfolio is allocated among a variety of issuers in the financial, industrial and utility sectors, and the certificates of deposits are allocated among a variety of banks. See “Pro Forma Schedule of Investments.”

The proceeds of the Sale Transaction, which are expected to be approximately $4.5 billion, subject to adjustment (See “Proposal 1—The Sale Transaction—The Sale Transaction Agreements”), except for such amounts as may be used to return capital to stockholders or pay expenses, will be added to the Marketable Debt Securities Portfolio following the Sale Transaction and invested in accordance with the investment policies and guidelines the Fund adopts for the Marketable Debt Securities Portfolio (See “Investment Objective and Policies—Investment Guidelines for the Marketable Debt Securities Portfolio”). The Fund expects to hire one or more external investment advisers to manage the Marketable Debt Securities Portfolio upon the completion of the Sale Transaction.

Excalibur IP Assets

The Excalibur IP Assets consist of a portfolio of patent assets that are not core to Yahoo’s operating business and that are substantially concentrated in the following categories: Search/Information Retrieval; Online Advertising; Cloud Computing; Network Infrastructures; Communication Technologies; Data Center Cooling; Machine Learning; Mobile; User Interface; and E-Commerce. The Excalibur IP Assets have been identified as not core to Yahoo’s operating business because they are redundant with similar assets that will remain with Yahoo’s operating business for defensive protection.

Upon completion of the Sale Transaction, Verizon Communications Inc. will receive, pursuant to an Amended and Restated Patent License Agreement between Yahoo and Excalibur, which will be assigned by

Annex 1-31

Yahoo to Yahoo Holdings, Inc., a newly-formed subsidiary of Yahoo, in connection with the Sale Transaction, for its benefit and that of its current and certain of its future affiliates, a non-exclusive, worldwide, perpetual, royalty-free license to the Excalibur IP Assets, which are not being transferred to Yahoo Holdings, Inc. with Yahoo’s operating business.

FUNDAMENTAL INVESTMENT RESTRICTIONS

The Fund will adopt restrictions and policies relating to the investment of its assets and its activities. As required by the 1940 Act, certain of the restrictions are fundamental and may not be changed without the approval of a 1940 Act Majority of the Fund’s outstanding voting securities, including the approval of a 1940 Act Majority of the Fund’s outstanding shares of preferred stock, if any, voting as a separate class. A “1940 Act Majority” means the lesser of (a) 67 percent or more of the Fund’s outstanding voting securities present at a stockholders meeting, if the holders of more than 50 percent of the Fund’s outstanding voting securities are present or represented by proxy at the meeting, or (b) more than 50 percent of the Fund’s outstanding voting securities. Under these fundamental investment restrictions, the Fund may not:

(1)	Concentrate its investments in a particular industry, as that term is used in the 1940 Act, except that the Fund will concentrate its investments in companies operating in the online services and e-commerce industry.

(2)	Borrow money, except as permitted under the 1940 Act.

(3)	Issue senior securities to the extent such issuance would violate the 1940 Act.

(4)	Purchase or hold real estate, other than for use in the operations of the Fund and its subsidiaries.

(5)	Underwrite securities issued by others, except to the extent that the sale of portfolio securities (including without limitation the Alibaba Shares and Yahoo Japan Shares) by the Fund may be deemed to be an underwriting or as otherwise permitted by applicable law.

(6)	Purchase or sell commodities or commodity contracts, except as permitted by the 1940 Act.

(7)	Make loans, except to the extent permitted by the 1940 Act.

The following explanations of the Fund’s fundamental investment restrictions are not considered to be part of the Fund’s fundamental investment restrictions, and are subject to change without stockholder approval.

With respect to the fundamental policy relating to concentration set forth in (1) above, the 1940 Act does not define what constitutes “concentration” in an industry. The SEC staff has taken the position that investment of 25 percent or more of an investment company’s total assets in one or more issuers conducting their principal activities in the same industry or group of industries constitutes concentration. It is possible that interpretations of concentration could change in the future. The policy will be interpreted to permit unlimited investment in pooled investment vehicles such as exchange-traded funds that invest primarily in securities of companies operating in the online services and e-commerce industry. The policy in (1) above will be interpreted to refer to concentration as that term may be interpreted from time to time. The policy also will be interpreted to permit investment without limit in the following, if and to the extent the Fund were to invest more than 25 percent of its total assets in any of the following instruments: securities of the U.S. government and its agencies or instrumentalities; tax exempt securities of state, territory, possession, or municipal governments and their authorities, agencies, instrumentalities, or political subdivisions; and repurchase agreements collateralized by any such obligations. Accordingly, issuers of the foregoing securities will not be considered to be members of any industry. There also will be no limit on investment in issuers domiciled in a single jurisdiction or country. Finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of the parents. Each foreign government will be considered to be a member of a separate industry. The policy also will be interpreted to give broad authority to the Fund as to how to classify issuers within or among

Annex 1-32

industries. Compliance with any percentage limitations in the Fund’s investment policies will be determined at the time of investment. The Fund will not be required to purchase or sell securities to comply with such percentage limitations due to changes in the value of its investments.

With respect to the fundamental policy relating to borrowing money set forth in (2) above, the 1940 Act permits the Fund to borrow money in amounts of up to one-third of the Fund’s total assets for any purpose, and to borrow up to five percent of the Fund’s total assets for temporary purposes. The Fund’s total assets include the amounts being borrowed and retained by the Fund in cash, securities, or other property. To limit the risks attendant to borrowing, the 1940 Act requires the Fund to maintain at all times an “asset coverage” of at least 300 percent of the amount of its borrowings and of at least 200 percent of the liquidation preference of any preferred stock that it issues. Immediately after the Sale Transaction, the Fund will have no shares of preferred stock outstanding, and the Fund has no current intention to issue preferred stock. Asset coverage means the ratio that the value of the Fund’s total assets (including amounts borrowed), minus liabilities other than borrowings, bears to the aggregate amount of all borrowings. Borrowing money to increase portfolio holdings is known as “leveraging.” Certain trading practices and investments, such as reverse repurchase agreements, may be considered to be borrowings or involve leverage, and thus are subject to the 1940 Act restrictions. In accordance with SEC staff guidance and interpretations, when the Fund engages in borrowings or trading practices, the Fund, instead of maintaining asset coverage of at least 300 percent, may segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to the Fund’s exposure, on a mark-to-market basis, to the transaction (as calculated pursuant to requirements of the SEC). The policy in (2) above will be interpreted to permit the Fund to engage in borrowing or trading practices and investments that may be considered to be borrowing or to involve leverage to the extent permitted by the 1940 Act, and to permit the Fund to segregate or earmark liquid assets or enter into offsetting positions in accordance with SEC staff guidance and interpretations. Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered to be borrowings under the policy. Practices and investments that may involve leverage but are not considered to be borrowings are not subject to the policy. Although the Fund reserves the right to borrow money to the extent permitted by the 1940 Act and has outstanding Convertible Notes, it currently intends to borrow additional money to fund working capital and pay other expenses of the Fund. The Fund also may borrow to repurchase its common stock and pay dividends to its stockholders if and to the extent authorized by the Board from time to time. The Fund does not currently intend to use the proceeds of any borrowing to purchase additional investment securities, though it retains the right to do so.

With respect to the fundamental policy relating to underwriting set forth in (5) above, the 1940 Act does not prohibit the Fund from engaging in the underwriting business or from underwriting the securities of other issuers. A fund engaging in transactions involving the acquisition or disposition of portfolio securities may be considered to be an underwriter under the 1933 Act. Although it is not believed that the application of the 1933 Act provisions described above would cause the Fund to be engaged in the business of underwriting, the policy in (5) above will be interpreted not to prevent the Fund from engaging in transactions involving the acquisition or disposition of portfolio securities, regardless of whether the Fund may be considered to be an underwriter under the 1933 Act or is otherwise engaged in the underwriting business to the extent permitted by applicable law.

With respect to the fundamental policy relating to lending set forth in (7) above, the 1940 Act does not prohibit the Fund from making loans (including lending its securities); however, SEC staff interpretations currently prohibit registered investment companies from lending more than one-third of their total assets (including lending their securities), except through the purchase of debt obligations or the use of repurchase agreements. In addition, collateral arrangements with respect to options, forward currency, futures transactions, and other derivative instruments (as applicable), as well as delays in the settlement of securities transactions, if the Fund were ever to use such derivative instruments, would not be considered loans. The Fund currently does not intend to make loans, except that it may lend its Eligible Portfolio Securities to generate income for working capital, to pay dividends to stockholders or to repurchase the Fund’s common stock if and to the extent authorized by the Board from time to time.

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LEVERAGE

Convertible Notes

As of December 31, 2016, Yahoo had approximately $1.4 billion in principal amount of the Convertible Notes outstanding. The Fund will be obligated under any Convertible Notes that are outstanding as of the closing.

Yahoo reserves the right to repurchase the Convertible Notes from time to time, including through tender offers. Yahoo may repurchase Convertible Notes, through tender offers or otherwise, prior to the closing of the Sale Transaction.

If Yahoo does not repurchase all of the Convertible Notes prior to the closing of the Sale Transaction, then the Convertible Notes will remain senior unsecured obligations of the Fund and will rank senior in right of payment to any Fund indebtedness that is expressly subordinated in right of payment to the Convertible Notes. The Convertible Notes do not bear regular interest, and the principal amount of the Convertible Notes will not accrete. The Convertible Notes mature on December 1, 2018, unless previously purchased or converted in accordance with their terms prior to such date. The Fund may not redeem the Convertible Notes prior to maturity. No sinking fund is provided for the Convertible Notes. The Convertible Notes will be convertible, subject to certain conditions, into shares of the Fund’s common stock at an initial conversion rate of 18.7161 shares per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $53.43 per share), subject to adjustment upon the occurrence of certain events. Upon conversion of the Convertible Notes, holders will receive cash, shares of the Fund’s common stock or a combination thereof, at the Fund’s election.

Holders of the Convertible Notes may convert them at certain times and upon the occurrence of certain events in the future, as described in the Indenture, dated as of November 26, 2013 (the “Indenture”), between Yahoo and The Bank of New York Mellon Trust Company, N.A., as trustee. Prior to the close of business on the business day immediately preceding September 1, 2018, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods. These events include the following: (i) the price per $1,000 principal amount of the Convertible Notes falls below a certain threshold compared to the price of the Fund’s common stock multiplied by the applicable conversion rate for a certain period of time; (ii) the Fund issues rights, options, or warrants to all or substantially all of the Fund’s common stockholders entitling them for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Fund’s common stock at a price that is less than the average price of the Fund’s common stock over the last 10 consecutive trading days ending on and including the trading day immediately prior to the date of the announcement of the issuance; (iii) the Fund elects to distribute to substantially all of the Fund’s common stockholders the Fund’s assets, securities, or rights to purchase securities of the Fund, which distribution has a per share value, as determined in good faith by the Board or a committee thereof, exceeding 10 percent of the last reported sale price of the Fund’s common stock on the trading day immediately prior to the date of the announcement of the distribution; (iv) the occurrence of certain fundamental transactions or events (each, a “Fundamental Change”); (v) the Fund is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets pursuant to which the Fund’s common stock would be converted into cash, securities, or other assets; or (vi) the price of the Fund’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130 percent of the conversion price on each trading day. On or after September 1, 2018 until the close of business on the second scheduled trading day immediately preceding December 1, 2018, holders may convert the Convertible Notes at any time, regardless of the foregoing circumstances.

As of the date of this proxy statement, none of the conditions allowing holders of the Convertible Notes to convert had been met.

Annex 1-34

If the Fund undergoes a Fundamental Change, subject to certain conditions, holders of the Convertible Notes may require the Fund to purchase for cash all or any portion of the Convertible Notes. The Fundamental Change purchase price would be 100 percent of the principal amount of the Convertible Notes to be purchased.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Indenture trustee or the holders of at least 25 percent in principal amount of the outstanding Convertible Notes may declare 100 percent of the principal of and accrued and unpaid special interest, if any, on all the Convertible Notes to be due and payable. Events of default include the following: (i) default in any payment of certain special interest on any Convertible Note and the default continues for a period of 30 days; (ii) default in the payment of principal of any Convertible Note when such payment is due and payable according to the terms of the Indenture; (iii) failure by the Fund to comply with its obligation to convert the Convertible Notes in accordance with the Indenture and such failure continues for a period of five business days; (iv) failure by the Fund to issue notice regarding a Fundamental Change or a specified corporate event in accordance with the Indenture when due; (v) failure by the Fund to comply with its obligations under Article 11 of the Indenture related to consolidations, mergers and sales of assets; (vi) failure by the Fund for 60 days after written notice has been received by the Fund to comply with any of its agreements contained in the Convertible Notes or the Indenture; (vii) under certain circumstances, a default by the Fund or any subsidiary of the Fund with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100,000,000 (or its foreign currency equivalent); or (viii) certain events of bankruptcy, insolvency or reorganization involving the Fund or any of its material subsidiaries.

The above description of the Indenture and the Convertible Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which was filed as Exhibit 4.2 to Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2013.

If the Convertible Notes remain outstanding after the closing of the Sale Transaction, then the Fund would continue to be a party to convertible note hedge transactions (“Hedge Transactions”) with certain option counterparties (the “Option Counterparties”) to reduce the potential dilution with respect to the Fund’s common stock upon conversion of the Convertible Notes or offset any cash payment the Fund is required to make in excess of the principal amount of converted Convertible Notes. The Hedge Transactions include call options giving the Fund the right to purchase, subject to customary anti-dilution adjustments, a certain amount of the Fund’s common stock. Separately, the Fund will also continue to be a party to privately negotiated warrant transactions with the Option Counterparties giving them the right to purchase common stock from the Fund (the “Warrant Transactions”). The Warrant Transactions could have a dilutive effect with respect to the Fund’s common stock to the extent that the price per share of its common stock exceeds the applicable strike price of the warrants on or prior to the expiration date of the warrants. The initial strike price of the warrants was $71.24. Counterparties to the warrants may make adjustments to certain terms of the warrants upon the occurrence of specified events, including the announcement of the Stock Purchase Agreement (as defined in the section of this proxy statement entitled “Summary—The Sale Transaction—The Sale Transaction Overview”), if the event results in a material change to the trading price of Yahoo’s common stock or the value of the warrants. To date, two counterparties have given notices of adjustments reducing their warrant exercise prices. The warrants begin to expire in March 2019.

In connection with establishing their Hedge Transactions and Warrant Transactions, the Option Counterparties or their respective affiliates will have purchased shares of the Fund’s common stock and/or entered into various derivative transactions with respect to the Fund’s common stock concurrently with or shortly after the pricing of the Convertible Notes. In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Fund’s common stock and/or purchasing or selling the Fund’s common stock in secondary market transactions prior to the maturity of the Convertible Notes (and are likely to do so during any observation period related to a conversion of Convertible Notes or following any repurchase of Convertible Notes by the Fund on any

Annex 1-35

fundamental repurchase date or otherwise). This activity could cause or avoid an increase or a decrease in the market price of the Fund’s common stock or the Convertible Notes.

The above description of the Hedge Transactions and the Warrant Transactions is a summary only and is qualified in its entirety by reference to the forms of the Call Option Confirmation and the Warrant Confirmation executed by Yahoo and each Option Counterparty on November 20, 2013, which were filed by Yahoo with the SEC on Form 8-K on November 26, 2013.

Borrowings

The Fund may borrow money to repurchase its common stock, to repurchase or repay the Convertible Notes, to repay any other indebtedness incurred by the Fund, to acquire new investments (although it does not currently intend to do so), and for general operating purposes. The Fund may borrow money through the issuance of senior securities representing indebtedness, including through borrowing from financial institutions or the issuance of debt securities, including notes or commercial paper. The amount and type of borrowings by the Fund must be approved by the Board. The Fund may pledge securities as collateral for any money borrowed, including in connection with margin purchases.

Under the 1940 Act, the Fund generally is not permitted to borrow money unless, immediately after borrowing the money, the value of the Fund’s total assets, less liabilities, other than the principal amount represented by the borrowing, is at least 300 percent of the principal amount of the borrowing. In addition, the Fund is not permitted to declare any cash dividend or other distribution on its common stock unless, at the time of such declaration, the value of the Fund’s total assets, less liabilities, other than the principal amount of its borrowings, is at least 300 percent of such principal amount after deducting the amount of such dividend or other distribution. Private borrowings from banks are not subject to these 1940 Act limitations on dividends and other distributions. The 1940 Act generally limits the Fund to issuing only one class of debt.

The terms of any borrowing by the Fund may require the Fund to pay a fee to maintain a line of credit, such as a commitment fee, or to maintain minimum average balances with a lender. Any such requirements would increase the cost of such borrowing over the stated interest rate. Such lenders would have the right to receive interest on and repayment of principal of any such borrowings, which right will be senior to those of the Fund’s common stock. Any such borrowing may contain provisions limiting certain activities of the Fund, including the payment of dividends to holders of its common stock in certain circumstances.

Some types of borrowings may subject the Fund to covenants in credit agreements relating to asset coverage and portfolio composition requirements. It is not anticipated that these covenants will impede the ability of the Fund to achieve its investment objective in accordance with its investment policies.

The 1940 Act grants holders of debt securities issued by the Fund, under certain circumstances, certain voting rights in the event of default in the payment of interest or repayment of principal related to the borrowing. Failure to maintain certain asset coverage requirements could result in an event of default and entitle the debt holders to elect a majority of the Board. Private borrowings from banks are not subject to these 1940 Act voting requirements.

Preferred Stock

The Board will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The Board will also have the authority to designate the rights, preferences, privileges, and restrictions of each such series, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Fund without further action by the stockholders. The issuance of preferred stock with voting and

Annex 1-36

conversion rights may also adversely affect the voting power of the holders of the Fund’s common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Fund’s common stock.

Under the 1940 Act, the Fund may not issue preferred stock unless, immediately after such issuance, it has an “asset coverage” of at least 200 percent of the liquidation value of the outstanding preferred stock (i.e., such liquidation value may not exceed 50 percent of the value of the Fund’s total assets). For these purposes, “asset coverage” means the ratio of (1) total assets less all liabilities and indebtedness not represented by “senior securities” to (2) the amount of “senior securities representing indebtedness” plus the “involuntary liquidation preference” of the preferred stock. “Senior security” means any bond, note, or similar security evidencing indebtedness and any class of shares having priority over any other class as to distribution of assets or payment of dividends. “Senior security representing indebtedness” means any “senior security” other than equity shares. The “involuntary liquidation preference” of the preferred stock is the amount that holders of the Fund’s preferred stock would be entitled to receive in the event of an involuntary liquidation of the Fund in preference to the Fund’s common stock.

In addition, under the 1940 Act the Fund would not be permitted to declare any dividend (except a dividend payable in its common stock), or to declare any other distribution on its common stock, or to purchase any common stock, unless its outstanding preferred stock had at the time of the declaration of any such dividend or other distribution, or at the time of any such purchase of its common stock, an asset coverage of at least 200 percent after deducting the amount of such dividend, distribution or purchase price. If the Fund issues any preferred stock, the Fund intends, to the extent possible, to purchase or redeem its preferred stock from time to time to the extent necessary to maintain asset coverage of any outstanding preferred stock of at least 200 percent. Any preferred stock issued by the Fund would have special voting rights and a liquidation preference over the Fund’s common stock.

If the Fund issues any preferred stock, the holders of preferred stock, voting separately as a class, will be entitled to elect two of the Fund’s directors for as long as the preferred stock remains outstanding. The remaining directors of the Fund would be elected by holders of the Fund’s common stock and its preferred stock voting together as a single class. In the unlikely event the Fund failed to pay dividends on any outstanding preferred stocks for two years, holders of the Fund’s preferred stock would be entitled to elect a majority of the directors of the Fund.

No shares of preferred stock are currently outstanding. The Fund currently has no plans to issue preferred stock, but it reserves the right to do so to the full extent permitted by the 1940 Act.

Annex 1-37

COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Fund has entered into a lease agreement for an office location in New York, New York and has signed a letter of intent for office space in San Francisco, California. These office locations have lease periods which expire between 2022 and 2024. Set forth below is a summary of gross lease commitments:

$ in 000s
2017	$339
2018	824
2019	837
2020	851
2021	865
2022	691
Thereafter	960

Total	$5,367

Legal Contingencies

Stockholder and Securities Matters

On April 22, 2015, a stockholder action captioned Cathy Buch v. David Filo, et al., was filed in the Delaware Court of Chancery against the Company and certain of its current and former directors. The complaint asserts both derivative claims, purportedly on behalf of Yahoo, and class action claims, purportedly on behalf of the plaintiff and all similarly situated stockholders, relating to the termination of, and severance payments made to, the Company’s former chief operating officer, Henrique de Castro. The plaintiff claims that certain current and former board members allegedly violated or acquiesced in the violation of the Company’s Bylaws when Mr. de Castro was terminated without cause, and breached fiduciary duties by allowing Yahoo to make allegedly false and misleading statements regarding the value of his severance. The plaintiff has also asserted claims against Mr. de Castro. The plaintiff seeks to have the full Board reassess the propriety of terminating Mr. de Castro without cause, potentially leading to disgorgement in favor of the Company of the severance paid to Mr. de Castro, an equitable accounting, monetary damages, declaratory relief, injunctive relief, and an award of attorneys’ fees and costs. The Company and the individual defendants filed a motion to dismiss the action, which the Court denied in part and granted in part on July 27, 2016. On April 5, 2017, the Court denied the Company’s motion for partial judgment on the pleadings.

On January 27, 2016, a stockholder action captioned UCFW Local 1500 Pension Fund v. Marissa Mayer, et al., was filed in the U.S. District Court for the Northern District of California against the Company, and certain current and former officers and directors of the Company. On April 29, 2016, the plaintiff filed an amended complaint. The amended complaint asserts derivative claims, purportedly on behalf of Yahoo, for violations of the Investment Company Act of 1940, breach of fiduciary duty, unjust enrichment, violations of Delaware General Corporation Law Section 124, and violations of California Business & Professions Code Section 17200. The amended complaint seeks to rescind Yahoo’s employment contracts with the individual defendants because those defendants allegedly caused Yahoo to illegally operate as an unregistered investment company. The plaintiff seeks disgorgement in favor of Yahoo, rescission, and an award of attorneys’ fees and costs. In addition, the amended complaint asserts a direct claim against Yahoo for alleged violation of Delaware General Corporation Law Section 124(1), based on the allegation that Yahoo has illegally operated as an unregistered investment company. Pursuant to this claim, the plaintiff seeks injunctive relief preventing Yahoo from entering into any future contracts, including any contracts to sell its assets. On October 19, 2016, the District Court dismissed the amended complaint, with leave to amend. On November 18, 2016, the plaintiff filed a second amended complaint seeking substantially the same relief as it did in the amended complaint. On February 10, 2017, the District Court dismissed the second amended complaint with prejudice. On March 10, 2017, the plaintiff filed a notice of appeal.

Annex 1-38

On January 24, 2017, a stockholder action captioned Madrack v. Yahoo! Inc., et al., was filed in the U.S. District Court for the Northern District of California against the Company and certain of its current officers. On March 21, 2017, a similar stockholder action captioned Talukder v. Yahoo! Inc., et al., was filed in the U.S. District Court for the Northern District of California. The plaintiffs in both actions purport to represent a class of investors who purchased or otherwise acquired the Company’s stock between November 12, 2013 and December 14, 2016. The complaints assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The complaints allege that the Company’s public disclosures about its business, operations, and compliance policies were materially misleading in light of the Security Incidents discussed under “Security Incidents Contingencies” below. The complaints seek class certification, damages, interest, and an award of attorneys’ fees and costs. On March 27, 2017, a motion was filed to consolidate these actions and appoint a lead plaintiff and lead counsel. The court has not yet issued a ruling on the motion.

On February 9, 2017, a stockholder derivative action captioned The LR Trust, et al. v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. On March 29, 2017, plaintiffs in that action filed an amended complaint. The amended complaint asserts claims for breach of fiduciary duty and indemnification, purportedly on behalf of the Company, against certain of the Company’s current directors and officers. The amended complaint alleges that defendants failed to prevent and disclose the Security Incidents discussed under “Security Incidents Contingencies” in Annex 2 of this proxy statement and caused or allowed the Company to issue materially false and misleading statements in its public filings and other public statements. The amended complaint seeks unspecified damages, to appoint a third party to review the terms of the proposed transaction with Verizon and this proxy statement prior to the closing of the Transaction, disgorgement of profits and compensation obtained by the defendants, an award of attorneys’ fees and costs, and other related equitable forms of relief.

On March 7, 2017, a stockholder derivative and class action captioned Spain v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. On March 16, 2017, a similar stockholder derivative and class action captioned Westgaard v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. The complaints assert claims for breach of fiduciary duty, purportedly on behalf of Yahoo, against certain of Yahoo’s current and former directors and officers. The complaints allege that defendants failed to prevent and disclose the Security Incidents discussed under “Security Incidents Contingencies” in Annex 2 of this proxy statement and caused or allowed Yahoo to issue materially false and misleading statements in its public filings and other public statements. The complaints also assert claims of insider trading, purportedly on behalf of Yahoo, against certain defendants under California Corporations Code sections 25402 and 25403. The complaints also assert direct claims, purportedly on behalf of all current Yahoo stockholders, against the individual defendants for breach of fiduciary duty relating to the disclosures in this proxy statement concerning the negotiation and approval of the Stock Purchase Agreement and against Verizon for aiding and abetting the individual defendants’ alleged breach of fiduciary duty. The complaints seek class certification, unspecified damages, to enjoin defendants from consummating the transactions contemplated by the Stock Purchase Agreement, an award of attorneys’ fees and costs, and other related injunctive and equitable forms of relief.

General

The Company may be involved in claims, suits, government investigations, and other legal proceedings, including actions with respect to the Excluded Assets and Retained Liabilities, which may include intellectual property claims, privacy, consumer protection, information security, data protection or law enforcement matters, labor and employment claims, commercial claims, as well as stockholder derivative actions, purported class action lawsuits, and other matters.

The Company has determined, based on current knowledge, that the amount or range of reasonably possible losses, including reasonably possible losses in excess of amounts already accrued, is not reasonably estimable with respect to certain matters described above. The Company has also determined, based on current knowledge, that the aggregate amount or range of losses that are estimable with respect to the Company’s legal proceedings,

Annex 1-39

including the matters described above, would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. Amounts accrued as of December 31, 2016 were not material. The ultimate outcome of legal proceedings involves judgments, estimates and inherent uncertainties, and cannot be predicted with certainty. In the event of a determination adverse to Yahoo, its subsidiaries, directors, or officers in these matters, the Company may incur substantial monetary liability, and be required to change its business practices. Either of these events could have a material adverse effect on the Company’s financial position, results of operations, or cash flows. The Company may also incur substantial legal fees, which are expensed as incurred, in defending against these claims.

Security Incidents Contingencies

On September 22, 2016, the Company disclosed that a copy of certain user account information for approximately 500 million user accounts was stolen from Yahoo’s network in late 2014 (the “2014 Security Incident”). On December 14, 2016, the Company disclosed that, based on its outside forensic expert’s analysis of data files provided to the Company in November 2016 by law enforcement, the Company believes an unauthorized third party stole data associated with more than one billion user accounts in August 2013 (the “2013 Security Incident”). In November and December 2016, the Company disclosed that based on an investigation by its outside forensic experts, it believes an unauthorized third party accessed the Company’s proprietary code to learn how to forge certain cookies. The outside forensic experts have identified approximately 32 million user accounts for which they believe forged cookies were used or taken in 2015 and 2016 (the “Cookie Forging Activity”). The 2013 Security Incident, the 2014 Security Incident, and the Cookie Forging Activity are collectively referred to herein as the “Security Incidents.”

As of April 6, 2017, approximately 43 putative consumer class action lawsuits had been filed against the Company in U.S. federal and state courts, and in foreign courts, relating to the Security Incidents, one of which was voluntarily dismissed. The plaintiffs, who purport to represent various classes of users, generally claim to have been harmed by the Company’s alleged actions and/or omissions in connection with the Security Incidents and assert a variety of common law and statutory claims seeking monetary damages or other related relief.

In addition, as described above, two putative stockholder class actions have been filed against Yahoo and certain current officers of Yahoo on behalf of persons who purchased or otherwise acquired the Company’s stock between November 12, 2013 and December 14, 2016, two additional putative class actions have been filed against certain current and former directors and officers of Yahoo on behalf of current stockholders of Yahoo, and six stockholder derivative actions have been filed purportedly on behalf of Yahoo against its current and former directors and officers, each asserting claims related to the Security Incidents.

Additional lawsuits and claims related to the Security Incidents may be asserted by or on behalf of users, partners, shareholders, or others seeking damages or other related relief.

Following the consummation of the Sale, pursuant to the Reorganization Agreement, the Fund will be responsible for 50 percent of certain post-closing cash liabilities related to the Security Incidents. The Fund will be responsible for 100 percent of any such liabilities that are finally determined and entered or stipulated against the Fund or any of its subsidiaries prior to the consummation of the Sale, in addition to other Retained Liabilities.

While a loss from these matters is reasonably possible, the Company cannot reasonably estimate a range of possible losses related to these legal proceedings at this time because the legal proceedings remain in the early stages, alleged damages have not been specified, there is uncertainty as to the likelihood of a class or classes being certified or the ultimate size of any class if certified, and there are significant factual and legal issues to be resolved. Based on current information, the Company does not believe that a loss from these matters is probable and therefore has not recorded an accrual for litigation or other contingencies relating to the Security Incidents. The Company will continue to evaluate information as it becomes known and will record an accrual for estimated losses at the time or times it is determined that a loss is both probable and reasonably estimable.

Annex 1-40

RISK FACTORS

You should consider the following risk factors associated with investing in the Fund. An investment in the Fund is subject to investment risk, including the possible loss of the entire principal amount invested.

Risks Related to Alibaba

The market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Alibaba Shares.

The market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Alibaba Shares.

Alibaba is an online and mobile commerce company. If the Sale Transaction had closed as of December 31, 2016, the Fund’s Alibaba Shares would have represented approximately 61.9 percent of the value of the Fund’s total assets. The Alibaba Shares are anticipated to be a significant portion of the Fund’s assets after the Sale Transaction. The Fund currently intends to continue to invest a substantial portion of its total assets in the Alibaba Shares. As a result, the market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Alibaba Shares, which in turn will be affected by Alibaba’s business, management, results of operations, and financial condition.

The trading price of Alibaba Shares has been and is likely to continue to be volatile, which could result in substantial losses to the Fund. For example, the high and low sale prices of Alibaba ADS between December 31, 2015 and December 31, 2016 were $109.87 and $59.25, respectively.

In addition to market and industry factors, the price and trading volume for the Alibaba Shares may be highly volatile for specific business reasons, including: (i) variations in Alibaba’s results of operations; (ii) announcements about Alibaba’s earnings that are not in line with analyst expectations; (iii) publication of operating or industry metrics by third parties, including government statistical agencies, that differ from expectations of industry or financial analysts; (iv) changes in financial estimates by securities research analysts; (v) announcements made by Alibaba or its competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, or capital commitments; (vi) press reports, whether or not true, about Alibaba’s business; (vii) regulatory allegations or actions or negative reports or publicity against Alibaba, regardless of their veracity or materiality to Alibaba; (viii) changes in pricing made by Alibaba or its competitors; (ix) conditions in the online retail market; (x) additions to or departures of Alibaba management; (xi) fluctuations of exchange rates between the Renminbi and the U.S. dollar; (xii) release or expiry of any transfer restrictions on outstanding Alibaba Shares; (xiii) sales or perceived potential sales or other disposition of existing or additional Alibaba Shares or other equity or equity-linked securities, including by Alibaba’s principal shareholders, directors, officers, and other affiliates; (xiv) the creation of vehicles that hold Alibaba Shares; (xv) actual or perceived general economic and business conditions and trends in the PRC and globally; and (xvi) changes or developments in the PRC or global regulatory environment. Any of these factors may result in large and sudden changes in the volume and trading price of Alibaba Shares.

Alibaba primarily derives its revenue from online marketing services, commissions based on transaction value derived from certain of its marketplaces, fees from the sale of memberships on its wholesale marketplaces, and cloud service fees. Alibaba’s future revenue growth depends on its ability to expand into new geographic regions and grow its other businesses. Alibaba faces risks associated with expanding into sectors or geographies in which it has limited or no experience. In addition, Alibaba’s revenue growth may slow or decline for other reasons, including decreasing consumer spending, increasing competition and slowing growth of the PRC retail or PRC online retail industry and changes in government policies or general economic conditions.

Alibaba faces increasingly intense competition, mainly from Chinese and global Internet companies as well as certain offline retailers and e-commerce players, including those that specialize in a limited number of product

Annex 1-41

categories. In addition, Alibaba faces increasing competition in the diversified mobile commerce industry for mobile users in the PRC from established as well as emerging mobile commerce platforms. If Alibaba is not able to compete effectively, the gross merchandise volume transacted on Alibaba’s marketplaces and the users and activity levels on its platforms may decrease significantly, which could materially and adversely affect Alibaba’s business, financial condition, and results of operations as well as its brand. The Internet industry is characterized by rapidly changing technology, evolving industry standards, new mobile apps, protocols and technologies, new service and product introductions, new media and entertainment content, and changing customer demands. Furthermore, Alibaba’s competitors are constantly developing innovations in Internet search, online marketing, communications, social networking, entertainment, and other services, on both mobile devices and personal computers, to enhance users’ online experience. Alibaba’s failure to innovate and adapt to these changes would have a material adverse effect on its business, financial condition, and results of operations.

Alibaba files with the SEC reports containing financial and other material information about its business and risks relating to its business. You are encouraged to review the information set forth in Alibaba’s registration statements on Form F-1 and Form F-4 and annual reports on Form 20-F for additional information about Alibaba’s business, management, results of operations, financial condition, and risks. You should also review Alibaba’s press releases and reports filed with the SEC on Form 6-K. This information may be obtained at the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001577552&owner=exclude&count=40. You should review information filed by Alibaba with the SEC because the value of the Fund’s common stock will be heavily dependent upon and influenced by the value of the Alibaba Shares. All information with respect to Alibaba in this proxy statement is derived from Alibaba’s public filings with the SEC. Such information is provided for informational purposes only and Yahoo makes no representation and assumes no responsibility for the accuracy or completeness of such information.

The Alibaba Partnership, Alibaba’s voting agreements with certain of its shareholders, and SoftBank’s investment in Alibaba will limit the Fund’s ability to influence the nomination and election of Alibaba directors.

The Alibaba partnership, comprised of certain management members of Alibaba, Zhejiang Ant Small and Micro Financial Services Group Co., Ltd., and Zhejiang Cainiao Supply Chain Management Co. Ltd. (the “Alibaba Partnership”), has the ability, under Alibaba’s articles of association, to nominate a simple majority of Alibaba’s board of directors. If at any time Alibaba’s board of directors consists of fewer than a simple majority of directors nominated or appointed by the Alibaba Partnership for any reason, including because a director previously nominated by the Alibaba Partnership ceases to be a member of Alibaba’s board of directors or because the Alibaba Partnership had previously not exercised its right to nominate or appoint a simple majority of Alibaba’s board of directors, the Alibaba Partnership will be entitled (in its sole discretion) to nominate or appoint such number of additional directors to the board as necessary to ensure that the directors nominated or appointed by the Alibaba Partnership comprise a simple majority of Alibaba’s board of directors.

Alibaba, Yahoo, and SoftBank entered into a voting agreement pursuant to which SoftBank, Yahoo, Jack Ma, and Joe Tsai agreed to vote their shares in favor of the Alibaba Partnership director nominees at each annual general stockholders meeting, so long as SoftBank owns at least 15 percent of Alibaba’s outstanding ordinary shares. As of December 31, 2016, SoftBank owned approximately 29.9 percent of the Alibaba Shares based on publicly available filings with the SEC. Furthermore, the voting agreement provides that SoftBank has the right to nominate one director to the board of Alibaba until SoftBank owns less than 15 percent of Alibaba’s outstanding ordinary shares. In addition, pursuant to the voting agreement, Yahoo, Jack Ma, and Joe Tsai have agreed to vote their shares (including shares for which they have voting power) in favor of the election of the SoftBank director nominee at each annual general shareholders meeting in which the SoftBank nominee stands for election. Moreover, subject to certain exceptions, pursuant to the voting agreement SoftBank and Yahoo have agreed to give Jack Ma and Joe Tsai a proxy over, with respect to SoftBank, any portion of its shareholdings exceeding 30 percent of Alibaba’s outstanding shares and, with respect to Yahoo, all of its shareholdings up to a

Annex 1-42

maximum of 121.5 million of Alibaba’s ordinary shares. These proxies will remain in effect until Jack Ma owns less than 1 percent of Alibaba’s ordinary shares on a fully diluted basis or Alibaba materially breaches the voting agreement. The Fund will remain a party to, and will be subject to all of Yahoo’s obligations under, the voting agreement after the Sale Transaction.

As a result of the foregoing nomination and voting arrangements, the Fund’s ability to affect the management of Alibaba through election of directors to Alibaba’s board of directors will be substantially limited.

The Fund’s investment performance may be materially and adversely affected by economic conditions in the PRC as well as globally.

A significant portion of the Fund’s assets will consist of Alibaba Shares. Alibaba has significant operations in the PRC. As a result, the Fund’s investment performance and net income are impacted to a significant extent by economic, political and legal developments in the PRC.

Chinese equities and many American Depositary Shares issued by companies that primarily operate in the PRC, including Alibaba, have experienced increased volatility since May 2015. Although the PRC government has taken steps to seek to stabilize the PRC equity markets, it is uncertain what effect such measures will have, if any, on the PRC equity markets or on the price of American Depositary Shares issued by companies that primarily operate in the PRC. Continued price drops in the PRC equity markets and any related price drops of American Depositary Shares issued by companies that primarily operate in the PRC may adversely affect the Fund’s investment performance and the market price of the Fund’s common stock.

The PRC government has in recent years implemented a number of measures to control the rate of economic growth, including by raising interest rates and adjusting deposit reserve ratios for commercial banks, as well as by implementing other measures designed to tighten credit and liquidity and regulate its securities market. These measures have contributed to a slowdown of the PRC economy. While the PRC government started easing its monetary policy in 2015, there have been signs of a continuing economic slowdown in the PRC. Any continuing or worsening slowdown could significantly reduce domestic commerce in the PRC, including business activities conducted through the Internet generally and within the online services and e-commerce industry in which the Fund’s investments are concentrated. An economic downturn, whether actual or perceived, a further decrease in economic growth rates, or an otherwise uncertain economic outlook in the PRC or any other market could have a material adverse effect on the Fund’s investment performance and financial condition.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth by strategically allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on the Fund. The Fund’s financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to Alibaba.

Annex 1-43

If the PRC government deems that Alibaba’s contractual arrangements in relation to variable interest entities owned by PRC citizens and through which Alibaba conducts its business in the PRC do not comply with PRC government restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, Alibaba’s business and results of operations may be impacted, which in turn may adversely affect the Fund’s investment performance.

Foreign ownership of certain types of Internet businesses in the PRC, such as Internet information services, is subject to restrictions under applicable PRC laws, rules, and regulations and foreign investors are generally not permitted to own more than 50 percent of the equity interests in a value-added telecommunication service provider. Alibaba provides Internet information services in the PRC through a number of PRC incorporated variable interest entities (“VIEs”), which are owned by PRC citizens who are Alibaba’s founders or senior employees or by PRC entities owned by such PRC citizens, and who have contractual arrangements with Alibaba. These contractual arrangements give Alibaba effective control over each of the VIEs enabling it to obtain substantially all of the economic benefits arising from the VIEs and consolidate the financial results of the VIEs in its results of operations. Although the VIE structure adopted by Alibaba is consistent with longstanding industry practice, and is commonly adopted by comparable companies in the PRC, the PRC government may not agree that these arrangements comply with PRC licensing, registration, or other regulatory requirements, with existing policies, or with requirements or policies that may be adopted in the future.

In January 2015, the Ministry of Commerce of the PRC published a discussion draft of the proposed Foreign Investment Law (the “Discussion Draft”), which aims to, upon its enactment, replace the existing laws regulating foreign investment in the PRC. While the Ministry of Commerce of the PRC completed the solicitation of the comments on the Discussion Draft in February 2015, there are still substantial uncertainties with respect to its enactment timetable. The Discussion Draft, if enacted as proposed, may impact the viability of Alibaba’s current corporate structure, corporate governance, and business operations. There are substantial uncertainties with regard to the interpretation and application of the Discussion Draft, once enacted, and to current PRC laws, rules, and regulations. If Alibaba or any of its VIEs are found to be in violation of any existing or future PRC laws, rules, or regulations, or fail to obtain or maintain any of the required permits or approvals, or fulfill any reporting obligations, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, which could have a material adverse effect on the business, financial condition, and results of operations of Alibaba, and in turn, the Fund’s investment performance.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules, and regulations.

Most of Alibaba’s operations are conducted in the PRC and are governed by the PRC laws, rules, and regulations. Alibaba’s PRC subsidiaries are subject to laws, rules, and regulations applicable to foreign investment in the PRC. The PRC legal system is a civil law system based on written statutes. Prior court decisions may be cited for reference but, unlike the common law system, they have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules, and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in the PRC. However, the PRC has not developed a fully integrated legal system, and recently enacted laws, rules, and regulations may not sufficiently cover all aspects of economic activities in the PRC, or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules, and regulations are relatively new, and because of the limited number of published decisions and their nonbinding nature, and because the laws, rules, and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules, and regulations involve uncertainties, and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, Alibaba may not be aware of any violation of these policies and rules until sometime after the occurrence of the violation.

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Any administrative and court proceedings in the PRC may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Alibaba enjoys than in more developed legal systems. These uncertainties may impede Alibaba’s ability to enforce the contracts it has entered into, and could materially and adversely affect the performance of the Fund’s investments.

Risks Related to Yahoo Japan

The market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Yahoo Japan Shares and the Yen/USD foreign exchange rate.

The market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Yahoo Japan Shares. The equity valuation of the Fund’s investment in Yahoo Japan and the dividends the Fund receives from Yahoo Japan may be impacted due to fluctuations in the Yen/USD foreign exchange rate. The Japanese yen has shown volatility in the past and may also be affected by currency volatility elsewhere in Asia, especially Southeast Asia.

Yahoo Japan provides a wide range of online services to Internet users in Japan, from search and information listing to community and e-commerce. If the Sale Transaction had closed as of December 31, 2016, the Fund’s Yahoo Japan Shares would have represented approximately 14.2 percent of the value of the Fund’s total assets based on the Yen/USD foreign exchange rate on such date. The Yahoo Japan Shares are anticipated to be a significant portion of the Fund’s assets after the Sale Transaction. The Fund currently intends to continue to invest a substantial portion of its total assets in the Yahoo Japan Shares. As a result, the market price and net asset value of the Fund’s common stock will be materially impacted by the market price of Yahoo Japan Shares, which in turn will be affected by Yahoo Japan’s business, management, results of operations, and financial condition. You are encouraged to review the risk factors affecting the businesses and operations of Yahoo Japan available on the Yahoo Japan Website at http://ir.yahoo.co.jp/en/policy/risk.html.

The trading price of Yahoo Japan Shares can be volatile, which could result in substantial losses to the Fund. For example, the high and low sale prices of Yahoo Japan Shares between December 31, 2015 and December 31, 2016 were ¥534 and ¥385, respectively. Yahoo Japan Shares are listed on the Tokyo Stock Exchange, which means the investment performance of Yahoo Japan Shares are impacted by fluctuations in the Japanese equity market, which has experienced increased volatility and decline since late 2015. In addition to market and industry factors, the price and trading volume for the Yahoo Japan Shares may be volatile for specific business reasons, including: (i) variations in Yahoo Japan’s results of operations; (ii) announcements about Yahoo Japan’s earnings that are not in line with analyst expectations; (iii) publication of operating or industry metrics by third parties, including government statistical agencies, that differ from expectations of industry or financial analysts; (iv) changes in financial estimates by securities research analysts; (v) announcements made by Yahoo Japan or its competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments; (vi) press reports, whether or not true, about Yahoo Japan’s business; (vii) regulatory allegations or actions or negative reports or publicity against Yahoo Japan, regardless of their veracity or materiality to Yahoo Japan; (viii) changes in pricing made by Yahoo Japan or its competitors; (ix) conditions in the online retail market; (x) additions to or departures of Yahoo Japan management; (xi) fluctuations of exchange rates between the Japanese yen and the U.S. dollar; (xii) actual or perceived general economic and business conditions and trends in Japan and globally; and (xiii) changes or developments in Japan or global regulatory environment. Any of these factors may result in large and sudden changes in the volume and trading price of Yahoo Japan Shares.

Yahoo Japan generates a significant amount of its revenue from its advertising-related and e-commerce businesses, which may be hindered by such factors as a slow growth in the Internet advertising market, a decrease in advertising expenditures (which could result from macroeconomic trends, changing user behavior or trends in advertising budget allocations), Yahoo Japan’s failure to obtain a significant share of the mobile

Annex 1-45

advertising market, or a slowdown in the growth rate of users of member services or fee-based services, each of which could negatively impact Yahoo Japan’s advertising revenues and business performance.

Yahoo Japan operates in an intensely competitive and technology-based Internet market that is subject to rapid changes, including changes in laws and the regulatory environment and the risk of consumer lawsuits or lawsuits alleging intellectual property infringements. It faces competition from companies that are in the business of mobile operating system development, Internet advertising, and e-commerce. Competitors include companies such as Rakuten, Google and Microsoft. The Internet sector is characterized by fast technological changes, evolving industry standards, changing market conditions, and frequent new product and service introductions and enhancements. The introduction of services using new technologies or the adoption of new industry standards can make the existing products or services under development obsolete or unmarketable. In order to compete effectively, the company must continually adapt to a rapidly changing business environment and introduce new products and services that achieve market acceptance. If the company’s services become obsolete or it is slow to implement new technologies, then it could suffer a decline in competiveness against its competitors. There can be no assurance that Yahoo Japan can maintain its market position in the Japanese Internet market, and the failure to so maintain its position could have a negative impact on its business performance. Yahoo Japan also relies on Google to provide search engine and advertisement providing services tied to web searches, which agreement expires March 31, 2019. Changes in this relationship, any relationship with any significant shareholder or other business partner, or any business strategies of such shareholders or partners could adversely affect Yahoo Japan’s businesses and services.

The Fund’s ability to sell its Yahoo Japan Shares is subject to the joint venture agreement between Yahoo and SoftBank. Under this joint venture agreement, each party is required to give the other party a 20 day prior written notice of its intention to sell Yahoo Japan Shares. In addition, the selling party must provide the non-selling party with a right of first refusal to purchase Yahoo Japan Shares being sold to a third party on the same terms and conditions being offered to the third party. If the non-selling party declines to purchase the selling party’s Yahoo Japan Shares, the non-selling party has the right to participate in the sale of the Yahoo Japan Shares by the selling party on a pro rata basis. Without the consent of SoftBank, the Fund may not (i) directly or indirectly sell, assign, transfer or otherwise dispose of, or pledge or otherwise encumber, any Yahoo Japan shares except for sales in the open market or (ii) purchase additional shares of Yahoo Japan on the open market from any third party. There is no assurance that the Fund’s obligations under this joint venture agreement or Japanese law will not adversely affect the Fund’s ability to sell its Yahoo Japan Shares or obtain the market price for its Yahoo Japan Shares.

In addition, under the terms of the Stock Purchase Agreement, the Fund may not, without Verizon’s consent, to the extent within Yahoo’s control, and except as may result in a violation by the Fund or any of its directors, officers, or employees of applicable law (including fiduciary duties) sell its shares in Yahoo Japan or consent to an acquisition of Yahoo Japan or all or substantially all of Yahoo Japan’s assets if such action would reasonably be expected to cause the termination of, or give Yahoo Japan the right to terminate, the license agreement between Yahoo Japan and the Company.

You are encouraged to review the information set forth on the Yahoo Japan Website for additional information about Yahoo Japan’s business, management, results of operations, financial condition, and risks. This information may be obtained on the Yahoo Japan Website on the Investor Relations page at http://ir.yahoo.co.jp/en/. You should also review Yahoo Japan’s English language press releases available on the Yahoo Japan Website on the Press Releases page at http://pr.yahoo.co.jp/en/. You should review information made available by Yahoo Japan because the value of the Fund’s common stock will be heavily dependent upon and influenced by the value of the Yahoo Japan Shares. All information with respect to Yahoo Japan in this proxy statement is derived from information available on the Yahoo Japan Website. Such information is provided for informational purposes only and Yahoo makes no representation and assumes no responsibility for the accuracy or completeness of such information.

Annex 1-46

The Fund’s investment performance may be materially and adversely affected by economic conditions in Japan as well as globally.

A significant portion of the Fund’s assets will consist of Yahoo Japan Shares. Yahoo Japan has significant operations in Japan. As a result, the Fund’s investment performance and net income are impacted to a significant extent by economic and operating conditions in Japan.

The Japanese economy has only recently emerged from a prolonged economic downturn. Since 2000, Japan’s economic growth has remained relatively low. Japan’s economy could be negatively impacted by many factors, including rising interest rates, tax increases, and budget deficits. In the past, at times, the Japanese economy has been negatively affected by government intervention and protectionism, an unstable financial services sector, a heavy reliance on international trade, and natural disasters. The foregoing factors, as well as other political, social, regulatory, economic, or environmental events that occur in Japan, including changes in domestic consumption, increases in government debt, and changes to fiscal, monetary, or trade policies, may affect Japanese markets and adversely affect the Fund’s investment performance.

Japan’s international trade has been adversely affected by trade tariffs, other protectionist measures, competition from emerging economies, and the economic, political, or social instability of these countries (whether resulting from local or global events). Japan’s important trade partners include the United States, the PRC, and certain countries in Southeast Asia, and such trade can be affected by conditions in these other countries and currency fluctuations.

Despite a deepening in the economic relationship between Japan and the PRC, the countries’ political relationship has at times been strained in recent years. Should political tension increase, it could adversely affect Japan’s economy, especially the export sector, and destabilize the region as a whole.

Japan’s decline in productivity due to a population decrease, aging society, and stagnant investment due to the population decrease as well as uncertainty regarding reform efforts and their successful implementation could materially and adversely affect the Fund’s investment performance.

Some of Japan’s economic reform and trade liberalization measures may benefit the overall economy of Japan, but may also have a negative effect on the Fund. The Fund’s investment performance could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to Yahoo Japan.

Shareholder rights under Japanese law may be more limited than shareholder rights under the laws of the United States.

Yahoo Japan is regulated by, among other rules and regulations, the Companies Act (Act No. 86 of July 26, 2005) which governs its corporate affairs. Legal principles relating to the operation of Yahoo Japan, including as to matters such as the validity of corporate procedures, directors’ and officers’ fiduciary duties, and shareholders’ rights may be different from those that apply to U.S. companies. Shareholder rights under Japanese law may not be as extensive as shareholders’ rights under the laws of the United States. In addition, Japanese courts may not be willing to enforce liabilities against Yahoo Japan in actions brought in Japan that are based upon the securities laws of the United States or any U.S. state.

The Fund’s ability to sell or otherwise dispose of the Alibaba Shares, Yahoo Japan Shares, and Minority Investments will be limited by certain factors.

Factors limiting the Fund’s ability to dispose of its assets include:

•	the Fund’s current intention of holding its Alibaba Shares under normal market conditions;

Annex 1-47

•	the size of the Fund’s stake in each of Alibaba and Yahoo Japan relative to the average trading volumes for Alibaba Shares and Yahoo Japan Shares may make it more difficult for the Fund to sell large quantities of Alibaba Shares and Yahoo Japan Shares in a short period of time or at prices at which the Fund carries such shares on its books for purposes of calculating the Fund’s net asset value;

•	the Fund’s low tax basis in its Alibaba Shares and Yahoo Japan Shares, which would likely result in the Fund being required to pay significant capital gains tax if it sold or otherwise disposed of its Alibaba Shares or Yahoo Japan Shares; and

•	restrictions under securities laws on the Fund’s ability to dispose of Yahoo Japan Shares when it is, or is deemed to be, in possession of material non-public information regarding Yahoo Japan, due to its representatives serving on the board of directors of Yahoo Japan.

As a result, the Fund may not sell or otherwise dispose of Alibaba Shares or Yahoo Japan Shares even in circumstances in which an investor who is not subject to these considerations might determine to sell Alibaba Shares or Yahoo Japan Shares. Accordingly, the Fund may continue to hold Alibaba Shares and Yahoo Japan Shares during periods in which the value of Alibaba Shares or Yahoo Japan Shares, as applicable, declines substantially.

In addition, under the terms of the Stock Purchase Agreement, the Fund may not, without Verizon’s consent, to the extent within Yahoo’s control, and except as may result in a violation by the Fund or any of its directors, officers, or employees of applicable law (including fiduciary duties) sell its shares in Yahoo Japan or consent to an acquisition of Yahoo Japan or all or substantially all of Yahoo Japan’s assets if such action would reasonably be expected to cause the termination of, or give Yahoo Japan the right to terminate, the license agreement between Yahoo Japan and the Company.

Risks Related to the Fund’s Operations as an Investment Company

Investments in the Fund may perform poorly and could result in your entire investment being lost.

An investment in the Fund’s common stock is subject to investment risk, including the possible loss of the entire amount that you invest. At any point in time, your shares of the Fund’s common stock may be worth less than your original investment. There can be no assurance that the Fund will achieve its investment objective.

An investment in the Fund’s common stock should not be considered a complete investment program.

An investment in the Fund’s common stock should not be considered a complete investment program. Each stockholder should take into account the Fund’s investment objective and policies, as well as the stockholder’s other investments when considering an investment in the Fund.

The Fund’s investments in equity securities are volatile.

Stock markets are volatile, and the prices of equity securities, such as the Alibaba Shares and the Yahoo Japan Shares, fluctuate based on changes in a company’s financial condition and overall market and economic conditions. Although over many historical periods common stocks have generated higher average total returns than fixed income securities, common stocks also have experienced significantly more volatility in those returns and, in certain periods, have significantly under-performed relative to fixed income securities. An adverse event, such as an unfavorable earnings report, may depress the value of such equity securities. Equity securities may also decline due to factors affecting the issuer’s industry. The value of the equity securities held by the Fund, such as the Alibaba Shares and the Yahoo Japan Shares, may decline for a number of other reasons which directly relate to the issuer, such as management performance, financial leverage, the issuer’s historical and prospective earnings, the value of its assets, and reduced demand for its goods and services, or when political or economic events affecting the issuer occur. Also, the prices of common stocks are sensitive to general

Annex 1-48

movements in the stock market and a drop in the stock market may depress the price of the issuer’s shares. Common stock prices fluctuate for several reasons, including changes in investors’ perceptions of the financial condition of an issuer or the general condition of the relevant stock market. Stock markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These fluctuations may include a so-called “bubble market” in which investors temporarily raise the price of the stocks of companies in certain industries, such as the e-commerce industry, to unsustainable levels. These market fluctuations may significantly affect the trading price of the Fund’s investments, including the Fund’s Alibaba Shares and Yahoo Japan Shares. In addition, common stock prices may be sensitive to rising interest rates, as the cost of capital rises and issuers’ borrowing costs increase. Equity securities are structurally subordinated to preferred stock, bonds, and other debt instruments in the issuer’s capital structure in terms of priority to corporate income, and are therefore inherently more risky than preferred stock or debt instruments of the issuer.

The Fund’s revenue sources may be limited following the Sale Transaction.

Immediately after the Sale Transaction, the Fund’s investment assets will be its direct and indirect interests in the Alibaba Shares, the Yahoo Japan Shares, the Minority Investments, the Marketable Debt Securities Portfolio, and the Excalibur IP Assets. The Fund’s ability to meet its financial obligations and other contractual commitments depends upon its ability to access cash. The Fund’s potential sources of cash include:

•	available cash balances, including interest income from the Marketable Debt Securities Portfolio;

•	any dividends the Fund may receive from its investment in the Alibaba Shares (although Alibaba does not currently pay dividends on Alibaba Shares) or the Yahoo Japan Shares;

•	income from the monetization and license of the Excalibur IP Assets;

•	amounts the Fund is able to borrow;

•	income the Fund may be able to earn from lending its portfolio securities; and

•	proceeds from any asset sales, net of taxes.

Prior to the date of this proxy statement, Alibaba has not paid dividends on Alibaba Shares and has stated that it does not currently intend to pay dividends on Alibaba Shares. Yahoo Japan declared a year-end cash dividend of ¥8.86 or approximately $0.0787 (based on the Yen/USD foreign exchange rate as of March 31, 2016) per Yahoo Japan Share for the fiscal year ended March 2016 (which resulted in an aggregate dividend of approximately $164,000,000 being paid to Yahoo in 2016) and has publicly stated that it intends to maintain its annual per-share dividends at this level until March 2019. No assurance can be given that Yahoo Japan will maintain its current annual per share cash dividend for any future fiscal years. In 2016, the Marketable Debt Securities Portfolio generated $61,000,000 of income for Yahoo. No assurance can be given that the Marketable Debt Securities Portfolio will produce as much income for Altaba, particularly if all or a portion of the Marketable Debt Securities Portfolio is monetized to fund repurchases of Altaba’s common stock.

The Fund may not be able generate income from other sources. As a result, the Fund could be unable in the future to obtain cash in amounts sufficient to service its financial obligations or meet its other commitments unless it sells Alibaba Shares, Yahoo Japan Shares, Minority Investments, the Marketable Debt Securities Portfolio, or Excalibur IP Assets, which would cause the Fund to pay taxes on any capital gain that it realized in connection with the sale.

The Fund’s use of borrowed money could result in greater volatility and losses.

The Fund anticipates that it may have as much as $1.4 billion of Convertible Notes outstanding immediately after the Sale Transaction. Although the Fund currently has no intent to do so, the Fund may enter into leverage transactions (i) to fund working capital and pay other expenses of the Fund, (ii) to repurchase shares of its

Annex 1-49

common stock and pay dividends to its stockholders, and (iii) to seek to enhance returns or to diversify its portfolio, in each case if and to the extent authorized by the Board from time to time. As a result, the net asset value and market value of its common stock may be more volatile. Any decline in the net asset value of the Fund’s investments will be borne entirely by the holders of the Fund’s common stock. Therefore, if the market value of the Fund’s portfolio declines, the borrowing will result in a greater decrease in net asset value to the holders of the Fund’s common stock than if the Fund had not borrowed money. This net asset value decrease may cause a greater decline in the market price of the Fund’s common stock. In extreme cases, the Fund might be in danger of failing to maintain the 300 percent asset coverage required by the 1940 Act. In such an event, the Fund might liquidate investments in order to repay all or a portion of the money it had borrowed. The Fund would be required to pay taxes on any gains realized in connection with any sale of its assets to repay its borrowings. A sale of Alibaba Shares, Yahoo Japan Shares, Marketable Debt Securities Portfolio, Minority Investments or Excalibur IP Assets at times when the value of such assets has declined would be disadvantageous to the Fund.

Lending the Fund’s securities to third parties may cause losses.

The Fund may lend its Eligible Portfolio Securities to banks or dealers which meet the creditworthiness standards established by the Board from time to time. Securities lending is subject to the risk that loaned securities may not be available to the Fund on a timely basis and the Fund may, therefore, lose the opportunity to sell the securities at a desirable price. Any loss in the market price of securities loaned by the Fund that occurs during the term of the loan would be borne by the Fund, and would adversely affect the Fund’s performance. Also, there may be delays in recovery, or no recovery, of securities loaned, or even a loss of rights in the collateral should the borrower of the securities fail financially while the loan is outstanding.

The financial information regarding the Fund provided in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Financial Information” and this Annex 1 may not be representative of the Fund’s actual future financial position.

Following the completion of the Sale Transaction, Yahoo’s remaining assets will consist solely of the assets excluded from the Sale Transaction, which include its cash and Marketable Debt Securities Portfolio held as of the closing, its Alibaba Shares, its Yahoo Japan Shares, the Minority Investments, and all of the equity in Excalibur (which owns the Excalibur IP Assets), and Yahoo’s remaining liabilities will consist solely of the liabilities retained in the Sale Transaction, which include the Convertible Notes, securityholder litigation, 50 percent of certain post-closing cash liabilities related to certain data security incidents and other data breaches incurred by Yahoo (collectively, the “Data Breaches”), and certain director and officer indemnification obligations. As a result, Yahoo, which will change its name to “Altaba Inc.” upon the closing, will be required to register and be regulated as an investment company under the 1940 Act. The financial information regarding the Fund included in the section of this proxy statement entitled “Proposal 1—The Sale Transaction—Financial Information” of the proxy statement and this Annex 1 includes estimates of expenses the Fund will incur as a standalone company after the Sale Transaction, and may not be representative of the Fund’s actual future expenses.

The Fund’s use of service providers means that the Fund is reliant on third parties to perform their obligations.

The Fund will rely on service providers for certain functions that are integral to the Fund’s operations and financial performance, including management of its Marketable Debt Securities Portfolio, custody of its assets and transfer agency, compliance, and administrative services. Failure by any service provider to carry out its obligations to the Fund in accordance with the terms of its appointment, to exercise due care and skill, or to perform its obligations to the Fund at all as a result of insolvency, bankruptcy, or other causes could have a material adverse effect on the Fund’s performance and returns to stockholders. The termination of the Fund’s relationship with any service provider, or any delay in appointing a replacement for such service provider, could

Annex 1-50

materially disrupt the business of the Fund and could have a material adverse effect on the Fund’s performance and returns to stockholders.

The Fund relies on the competence and continued service of its own officers and directors to manage the Fund, other than the Marketable Debt Securities Portfolio.

The Fund will be internally managed by its executive officers under the supervision of the Board and does not currently intend to depend on a third-party investment adviser, except that Yahoo currently anticipates that the Fund will hire one or more external investment advisers to manage the Marketable Debt Securities Portfolio. The Fund will incur the operating expenses associated with employing its executive officers and employees. The Fund depends upon the members of its senior management for the monitoring of the Fund’s investments, other than the Marketable Debt Securities Portfolio. If the Fund loses the services of any senior management members the Fund may not be able to operate its business as expected, which could cause the Fund’s results to suffer. The Fund’s status as a registered investment company may limit its ability to attract and retain highly qualified personnel.

The Fund expects to hire one or more external investment advisers to manage the Marketable Debt Securities Portfolio.

The Marketable Debt Securities Portfolio is expected to be managed by one or more external investment advisers, who will, in doing so, apply the investment guidelines described above under “Investment Guidelines for the Marketable Debt Securities Portfolio.” There can be no assurances that the Fund’s investment program for the Marketable Debt Securities Portfolio, as implemented by such external investment adviser(s), will be successful. An external investment adviser’s investment strategies may not produce the desired results for the Marketable Debt Securities Portfolio. Additionally, the investment guidelines for the Marketable Debt Securities Portfolio may constrain the investment discretion of an external investment adviser in a manner that results in the Marketable Debt Securities Portfolio achieving less desirable results than if such investment guidelines were different or did not exist. Moreover, an external investment adviser may fail to adhere to the investment guidelines for the Marketable Debt Securities Portfolio, which could result in losses, less desirable results or a greater risk profile for the Marketable Debt Securities Portfolio than the Fund intends. There is no guarantee that an external investment adviser will be able to achieve desirable results for the Marketable Debt Securities Portfolio.

By hiring one or more external investment advisers to manage the Marketable Debt Securities Portfolio, the Fund will be subject to the risks associated with having a third-party exercise discretion over the investment of the Marketable Debt Securities Portfolio.

The Fund is subject to external management risk because its Marketable Debt Securities Portfolio is expected to be actively managed by one or more external investment advisers. Such external investment adviser(s) will apply investment techniques and risk analyses in making investment decisions for the Marketable Debt Securities Portfolio, but there can be no guarantee that these will produce the desired results.

A risk of loss also exists due to fraud on the part of any external investment adviser(s), intentional or inadvertent deviations from the Marketable Debt Securities Portfolio’s investment guidelines or simply poor judgment. Although the Fund believes the external investment adviser or advisers ultimately hired by the Fund will operate with integrity and sound operational and organizational standards, the Fund may have no, or only limited, access to information regarding the activities of such external investment adviser(s), and the Fund cannot guarantee the accuracy or completeness of such information. As a consequence, although the Fund will monitor the activities of such external investment adviser(s), it may be difficult, if not impossible, for the Fund to protect itself from the risk of fraud, misrepresentation or material strategy alteration. The Fund will have no control over the day-to-day operations of the external investment adviser or advisers ultimately hired by the Fund. The failure of operations, information technology systems or contingency/disaster recovery plans may result in significant losses for the Marketable Debt Securities Portfolio.

Annex 1-51

Fund service providers, including any external investment advisers hired by the Fund, may be the subject to cyber-attacks that could have severe negative impacts on the Fund.

With the increased use of technologies such as the Internet to conduct business, the Fund is susceptible to operational, information security and related risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include, but are not limited to, gaining unauthorized access to digital systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (i.e., efforts to make network services unavailable to intended users). Cyber security failures or breaches by one or more external investment advisers hired by the Fund to manage the Marketable Debt Securities Portfolio, or other service providers (including, but not limited to, fund accountants, custodians, transfer agents and administrators), and the issuers of securities in which the Fund invests, have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with the Fund’s ability to calculate its NAV, impediments to trading, the inability of stockholders to transact business, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, or additional compliance costs. In addition, substantial costs may be incurred in order to prevent any cyber incidents in the future. While the Fund intends to establish business continuity plans in the event of, and risk management systems to prevent, cyber-attacks against its systems, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Furthermore, the Fund cannot control the cyber security plans and systems put in place by service providers to the Fund and issuers in which the Fund invests. The Fund and its stockholders could be negatively impacted as a result.

Misconduct or misrepresentations by employees of the Fund, one or more external investment advisers hired by the Fund to manage the Marketable Debt Securities Portfolio or any of the Fund’s other service providers could cause significant losses to the Fund.

Employee misconduct may include binding the Fund to transactions that exceed authorized limits or present unacceptable risks and unauthorized trading activities, concealing unsuccessful trading activities (which, in any case, may result in unknown and unmanaged risks or losses) or making misrepresentations regarding any of the foregoing. Losses could also result from actions by the Fund’s service providers, including, without limitation, failing to recognize trades and misappropriating assets. In addition, employees and service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting the Fund’s business prospects or future marketing activities. Despite the Fund’s due diligence efforts, misconduct and intentional misrepresentations may be undetected or not fully comprehended, thereby potentially undermining the Fund’s due diligence efforts. As a result, no assurances can be given that the due diligence performed by the Fund will identify or prevent any such misconduct.

As a non-diversified investment company, the Fund’s investment performance is at risk from fluctuations in Alibaba’s and Yahoo Japan’s performance.

The Fund currently intends to be a non-diversified investment company under the 1940 Act. As a result, there are no regulatory requirements under the 1940 Act that limit the proportion of the Fund’s assets that may be invested in securities of a single issuer and, immediately after completion of the Sale Transaction, the Fund’s assets will be primarily invested in Alibaba and Yahoo Japan. As a consequence, the aggregate returns the Fund realizes may be adversely affected if its investment in Alibaba or its investment in Yahoo Japan performs poorly. To the extent that the Fund’s investments in Alibaba and Yahoo Japan remain a large portion of its assets, the Fund’s returns may fluctuate as a result of any single economic, political, or regulatory occurrence affecting, or in the market’s assessment of, Alibaba or Yahoo Japan to a greater extent than those of a diversified investment company.

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The Fund’s investments are concentrated in the online services and e-commerce industry, and risks associated with this industry may adversely affect the Fund’s investments.

The Fund’s investments will be concentrated in the online services and e-commerce industry. Because the Fund is focused in a specific industry, it may present more risks than if it were broadly diversified over numerous industries and sectors of the economy. A downturn in the online services and e-commerce industry may have a larger impact on the Fund than on an investment company that does not concentrate in such industry. At times, the performance of securities of companies in the online services and e-commerce industry will lag behind the performance of other industries or the broader market as a whole.

Alibaba operates a platform for third parties to sell products through its website. Yahoo Japan provides a wide range of online services to internet users in Japan, from search and information listing to community and e-commerce. Alibaba and Yahoo Japan encounter risks and difficulties frequently experienced by Internet-based businesses, including risks related to their ability to attract and retain customers on a cost-effective basis and their ability to operate, support, expand, and develop their Internet operations, website, software, and other related operational systems.

Any compromise of Alibaba’s or Yahoo Japan’s online security or misappropriation of proprietary information could have a material adverse effect on the Fund’s investments. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by Alibaba or Yahoo Japan to protect client transaction data. Anyone who is able to circumvent Alibaba’s or Yahoo Japan’s security measures could misappropriate proprietary information or cause material interruptions in Alibaba’s or Yahoo Japan’s operations. Alibaba or Yahoo Japan may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that Alibaba’s or Yahoo Japan’s activities involve the storage and transmission of proprietary information, security breaches could damage Alibaba’s or Yahoo Japan’s reputation and expose them to a risk of loss and/or litigation which might adversely impact the Fund’s investment performance.

The online and e-commerce business is dependent upon the continued use of the Internet by consumers via computers and mobile devices. The ways in which consumers access and use the Internet rapidly evolve, and there can be no assurance that these changes will not adversely affect the industry.

New regulation or changes to existing regulation of Internet services and e-commerce companies could adversely affect Alibaba’s or Yahoo Japan’s profitability and operations and the value of the Fund’s investments in Alibaba and Yahoo Japan.

E-commerce companies sometime receive communications alleging that items or content offered or sold through their online marketplaces by third parties, or that they make available through other services such as online music platforms, infringe third-party copyrights, trademarks, patents, or other intellectual property rights. Moreover, e-commerce companies receive negative publicity regarding the sales of counterfeit and pirated items or content on their marketplaces. Continued public perception that counterfeit or pirated items or content are commonplace on e-commerce marketplaces, or perceived delays in removal of these items or content from e-commerce marketplaces, even if factually incorrect, can damage the reputation of e-commerce companies, result in lower list prices for items or content sold through their marketplaces, harm e-commerce business, and adversely affect the value of the Fund’s investments.

Limitations imposed by the 1940 Act may adversely affect the Fund’s operations.

The Fund is a registered closed-end management investment company and as such is subject to regulation under the 1940 Act. The 1940 Act regulates many aspects of the Fund’s operations and imposes limitations such as limiting the Fund’s ability to:

•	use leverage;

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•	enter into transactions with affiliated persons;

•	make certain types of investments; and

•	use equity compensation plans to attract officers and employees to manage the Fund, and directors to oversee the Fund.

These and other limitations imposed by the 1940 Act may adversely affect the Fund’s operations and returns to investors.

If the Fund were unable to claim an exclusion from the definition of “commodity pool operator” due to the Fund’s trading activity, the Fund would face additional regulatory requirements and increased expenses.

Commodity Futures Trading Commission (“CFTC”) Rule 4.5 permits registered investment companies to claim an exclusion from the definition of “commodity pool operator” under the Commodity Exchange Act, provided specified requirements are met. In order to claim this exclusion, the Fund will limit its transactions, if any, in futures, options on futures, and swaps (excluding transactions entered into for “bona fide hedging purposes,” as defined under CFTC regulations) such that either: (1) the aggregate initial margin and premiums required to establish its futures, options on futures, and swaps do not exceed five percent of the liquidation value of the Fund’s portfolio, after taking into account unrealized profits and losses on such positions; or (2) the aggregate net notional value of its futures, options on futures, and swaps does not exceed 100 percent of the liquidation value of the Fund’s portfolio, after taking into account unrealized profits and losses on such positions. Accordingly, the Fund will not be subject to regulation under the Commodity Exchange Act or otherwise regulated by the CFTC. If the Fund were to be unable to claim the exclusion, due to the Fund’s trading activity, such as an increased use of derivatives, or a change in the registration requirements for commodity pool operators, the Fund would become subject to registration and regulation as a commodity pool operator, which would subject the Fund to additional registration and regulatory requirements and increased operating expenses.

The Fund’s Marketable Debt Securities Portfolio will be exposed to market risk for changes in interest rates.

The Fund’s exposure to market risk for changes in interest rates will primarily relate to its Marketable Debt Securities Portfolio. The Fund will invest excess cash in money market funds, time deposits, and liquid debt instruments of the U.S. and foreign governments and their agencies, and high-credit corporate issuers which are classified as marketable debt securities and cash equivalents.

Investments in fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, the Fund’s future investment income may fall short of expectations due to changes in interest rates or the Fund may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates or changes in credit quality. A hypothetical 100 basis point increase in interest rates would have resulted in an estimated decrease in the fair value of the Fund’s debt securities of $28 million and $35 million as of December 31, 2015 and 2016, respectively.

The Fund will be exposed to litigation and investigations, including litigation and investigations arising out of the Excluded Assets and the Retained Liabilities or related to the Sale Transaction.

The Fund will be subject to pending litigation, and may become subject to further litigation, including litigation arising out of the Excluded Assets and the Retained Liabilities or related to entering into the Sale Transaction. This litigation will include actions by third parties against the Fund, as well as direct actions by the Fund’s securityholders against the directors and/or officers of the Fund for alleged breaches of fiduciary duty or derivative actions brought by Fund stockholders in the name of the Fund.

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The Fund will further be exposed to certain liabilities arising out of the Data Breaches (See “Summary—The Sale Transaction—The Sale Transaction Overview”), which may have an adverse impact on the Fund. Following the completion of the Sale Transaction, the Fund will retain certain liabilities arising out of governmental or third party investigations, litigation or claims related to the Data Breaches. (See “The Sale Transaction Agreements—The Reorganization Agreement—Retained Liabilities.”) As of April 6, 2017, the Company was facing approximately 42 putative consumer class action lawsuits, two putative stockholder class actions on behalf of persons who purchased or otherwise acquired the Company’s stock between November 12, 2013 and December 14, 2016 and six stockholder derivative actions, two of which also assert class claims on behalf of current stockholders of Yahoo, and other lawsuits and claims may be asserted by or on behalf of users, partners, shareholders, or others seeking damages or other related relief, allegedly arising out of the Data Breaches. The Company was also facing investigations by a number of federal, state, and foreign governmental officials and agencies.

These claims and investigations may adversely affect how the Fund operates its business, divert the attention of management from the operation of the Fund, and result in additional costs and potential fines. These potential actions and potential liabilities could also have a significant adverse impact on the Fund’s net asset value and could delay any actions or transactions aimed at returning assets to stockholders or realizing value for stockholders through transactions involving portfolio assets.

Risks Related to the Fund’s Common Stock and the Securities Market Following the Sale Transaction

An active trading market for the Fund’s common stock might not develop.

There is a risk that an active trading market might not develop or be sustained for the Fund’s common stock after the Sale Transaction. Yahoo cannot predict the prices at which the Fund’s common stock may trade after the Sale Transaction or whether the market value of the Fund’s common stock after the Sale Transaction will be less than, equal to, or greater than the market value of Yahoo common stock prior to the Sale Transaction or the net asset value of the Fund’s common stock after the Sale Transaction.

The market price of the Fund’s common stock may fluctuate significantly due to a number of factors, some of which may be beyond the Fund’s control, including:

•	the market price of Alibaba Shares and Yahoo Japan Shares;

•	changes to tax laws or regulations to which the Fund, Alibaba, or Yahoo Japan is subject;

•	lack of demand in the market for shares of the Fund’s common stock; and

•	domestic and foreign economic conditions.

Shares of the Fund’s common stock may trade at a substantial discount from net asset value.

Shares of closed-end management investment companies frequently trade at a discount from net asset value, which is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities. Although the value of the Fund’s net assets are generally considered by market participants in determining whether to purchase or sell the Fund’s common stock, whether investors will realize gains or losses upon the sale of the Fund’s common stock will depend entirely upon whether the market price of the Fund’s common stock at the time of sale is above or below the investor’s purchase price for the Fund’s common stock. Because the market price of the Fund’s common stock will be determined by factors beyond the control of the Fund, such as supply of and demand for the Fund’s common stock, trading volume of the Fund’s common stock, general market and economic conditions, and other factors, the Fund cannot predict whether the Fund’s common stock will trade at, below, or above net asset value. The risk that the Fund’s common stock may trade at a price below its net asset value may be greater in the period after the Fund registers as an investment company under the 1940 Act because certain stockholders may need to divest their ownership of the Fund’s common stock because it may be removed from the Standard and Poor’s 500 Index and other indices, because they are not permitted to own stock issued by a registered investment company or for other reasons. In addition, the price of

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the Fund’s common stock may be adversely affected by the ability of investors to invest directly in Alibaba Shares and Yahoo Japan Shares and not be subject to the fees and expenses incurred by the Fund in connection with its operations, which may also reduce the liquidity of the Fund’s common stock which, in turn, may make the market price of the Fund’s common stock more volatile.

The Fund’s directors and executive officers are expected to be compensated, in part, with deferred compensation based on attainment of performance targets pre-established by the Board.

The Fund’s Compensation Committee intends to adopt a deferred compensation plan for the Fund’s directors and executive officers that may create an incentive for Fund management to make riskier and more speculative decisions than would be the case in the absence of such compensation arrangement, which could lead to adverse consequences for the Fund and stockholders. For additional information about the deferred compensation plan, see the section of this Annex 1 entitled “Management of the Fund—Compensation of Officers and Directors—Officer Compensation—Long-Term Deferred Compensation.”

Delaware statutes and certain provisions in the Fund’s certificate of incorporation and bylaws could make it more difficult for a third-party to acquire the Fund.

Under the Fund’s certificate of incorporation and bylaws, the Board has the authority to issue up to 10 million shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of the Fund’s common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of the Fund without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Fund’s common stock.

The Fund’s certificate of incorporation and bylaws include provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, which may have the effect of delaying or preventing changes in control or changes in the Fund’s management, which could have an adverse effect on the market price of the Fund’s stock and the value of the $1.4 billion aggregate principal amount of the Fund’s Convertible Notes. In addition, the Fund’s certificate of incorporation and bylaws do not permit cumulative voting, which may make it more difficult for a third-party to gain control of the Board. Further, the Fund is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Fund from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of the Fund.

Any of these provisions could, under certain circumstances, depress the market price of the Fund’s common stock and Convertible Notes.

Regulatory changes under the new administration may adversely affect the Fund’s assets or result in changes to its investment objectives and policies.

The Fund’s current investment objective and policies were adopted based on current statutes, regulations, and policies applicable to United States financial markets and institutions, corporation taxation, and international trade. The Fund cannot predict which statutes, regulations, or policies will be changed or repealed under the administration of President Donald Trump, or if changes are made, their effect on the value of the Fund’s assets. Because the Fund’s investment objective and policies are not fundamental, the Fund retains the right to change them in response to any such changes or for any other reason if the Board of Directors determines such changes to be in the best interests of stockholders. Examples of changes to the Fund’s investment objective and policies

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include: retaining assets that otherwise would have been sold; selling assets that otherwise would have been retained; selling assets on an accelerated or delayed time frame; diversifying the Fund’s assets to seek to minimize losses, to enhance gains or to seek to become a “regulated investment company” under the Code; and changing the way the Fund uses derivatives to seek to hedge against or profit from possible changes in the value of the Fund’s assets.

Risks Relating to the Fund’s Convertible Notes After the Sale Transaction

The conditional conversion feature of the Convertible Notes, if triggered, may adversely affect the Fund’s financial condition and operating results.

In the event the conditional conversion feature of the Convertible Notes is triggered after the completion of the Sale Transaction, holders of Convertible Notes will be entitled to convert the Convertible Notes at any time during specified periods after the completion of the Sale Transaction at their option. If one or more holders elect to convert their Convertible Notes, unless the Fund elects to satisfy its conversion obligation by delivering solely shares of the Fund’s common stock (other than paying cash in lieu of delivering any fractional share), the Fund would be required to settle a portion or all of its conversion obligation through the payment of cash, which could adversely affect the Fund’s liquidity or cause the Fund to sell assets at a time it would not otherwise choose to do so.

The Fund may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes in cash or to repurchase the Convertible Notes upon a Fundamental Change, and the Fund’s future debt may contain limitations on its ability to pay cash upon conversion or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right to require the Fund to repurchase all or a portion of their Convertible Notes upon the occurrence of a Fundamental Change at a repurchase price equal to 100 percent of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid special interest, if any. The Fund may not have enough available cash or be able to obtain financing at the time the Fund is required to make repurchases of Convertible Notes surrendered therefore, or pay cash with respect to Convertible Notes being converted if the Fund elects not to issue shares, which could harm its reputation and affect the trading price of its common stock.

The Hedge Transactions and Warrant Transactions may affect the value of the Fund’s Convertible Notes and the Fund’s common stock.

The Fund will continue to be a party to Hedge Transactions following the completion of the Sale Transaction as long as the Convertible Notes remain outstanding. The Hedge Transactions are generally expected to reduce the potential dilution upon conversion of the Convertible Notes and/or offset any cash payments the Fund is required to make in excess of the principal amount of converted Convertible Notes, as the case may be. The Fund will also continue to be a party to the Warrant Transactions following the completion of the Sale Transaction. However, the Warrant Transactions could separately have a dilutive effect to the extent that the market price per share of the Fund’s common stock exceeds the applicable strike price of the warrants, in which case the Fund would be prohibited under the 1940 Act from issuing shares to satisfy its obligations under the Warrant Transactions. If the Fund is required to sell assets to satisfy its obligations under the Warrant Transactions in cash, it may be required to do so at a time that is disadvantageous to the Fund and its stockholders. The initial strike price of the warrants was $71.24 per share of common stock. Counterparties to the Warrant Transactions may make adjustments to certain terms of the warrants upon the occurrence of specified events, including the announcement of the Stock Purchase Agreement, if the event results in a material change to the trading price of Yahoo’s common stock or the value of the warrants. To date, two counterparties have given Yahoo notices of adjustments reducing their warrant exercise prices.

In connection with establishing their initial hedge of the Hedge Transactions and Warrant Transactions, the Option Counterparties or their respective affiliates have purchased shares of the Fund’s common stock and/or

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entered into various derivative transactions with respect to the Fund’s common stock concurrently with or shortly after the pricing of the Convertible Notes. In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Fund’s common stock and/or purchasing or selling the Fund’s common stock or other securities of the Fund in secondary market transactions prior to the maturity of the Convertible Notes (and are likely to do so during any observation period related to a conversion of Convertible Notes or following any repurchase of Convertible Notes by the Fund on any fundamental repurchase date or otherwise). This activity could cause or avoid an increase or a decrease in the market price of the Fund’s common stock or the Convertible Notes.

Any adverse change in the rating of the Convertible Notes or the Fund may cause their trading price to decline.

While Yahoo did not solicit a credit rating on Yahoo or on the Convertible Notes, one rating service has rated both the Convertible Notes and Yahoo. If that rating service announces its intention to put the Fund or the Convertible Notes on credit watch or lowers its rating on the Fund or the Convertible Notes below any rating initially assigned to the Fund or the Convertible Notes, the trading price of the Convertible Notes could decline.

The accounting method for convertible debt securities that may be settled in cash, such as the Convertible Notes, could have a material effect on the Fund’s reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification (“ASC”) 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the Convertible Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on the Fund’s consolidated balance sheet, and the value of the equity component would be treated as debt discount for purposes of accounting for the debt component of the Convertible Notes. As a result, the Fund will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the Convertible Notes to their face amount over the term of the Convertible Notes. The Fund will report lower net income in its financial results because ASC 470-20 will require interest to include the current period’s amortization of the debt discount, which could adversely affect the Fund’s reported or future financial results, the trading price of the Fund’s common stock, and the trading price of the Convertible Notes.

In addition, under certain circumstances, convertible debt instruments (such as the Convertible Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the Convertible Notes are not included in the calculation of net income per share except to the extent that the conversion value of the Convertible Notes exceeds their principal amount. Under the treasury stock method, for net income per share purposes, the transaction is accounted for as if the number of shares of the Fund’s common stock that would be necessary to settle such excess, if the Fund elected to settle such excess in shares, are issued. The Fund cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If the Fund is unable to use the treasury stock method in accounting for the shares issuable upon conversion of the Convertible Notes, then its net income per share would be adversely affected.

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Risks Related to the Excalibur IP Assets

The Fund may not be able to successfully monetize or realize meaningful value from the licensing and/or sale of the Excalibur IP Assets, and the Fund may not be able to sufficiently develop, maintain or protect the Excalibur IP Assets.

The Fund will explore opportunities to monetize the Excalibur IP Assets through the licensing or sale of all or a portion of the Excalibur IP Assets. However, there is no assurance the Fund will be successful in monetizing or realizing meaningful value from such efforts. In addition, if the Fund is unable to effectively enforce any of the Excalibur IP Assets to prohibit unauthorized use and other exploitation thereof by third parties, the value of such assets may be adversely impacted. Enforcing the Excalibur IP Assets is expensive and time-consuming, and the Excalibur IP Assets will only have value for a limited amount of time. Potential licensees and other third parties may challenge the validity, scope, enforceability, or ownership of the Excalibur IP Assets, which may further increase the cost of maintaining them. In addition, patent laws in the U.S. and abroad may continue to change, and such changes may create additional challenges to the Fund’s monetization activities. For instance, during 2013 and 2015, various new laws were proposed and considered to address various perceived abuses of the patent system by patent assertion entities.

REGULATION UNDER THE 1940 ACT

The Fund will register as an investment company under the 1940 Act immediately after the closing of the Sale Transaction. Under the 1940 Act, the Fund will be obligated to send stockholder reports to stockholders semi-annually and to publicly file with the SEC reports of its portfolio holdings after both the first and third fiscal quarters each year. The 1940 Act contains prohibitions and restrictions relating to transactions between a registered investment company and its affiliates, principal underwriters, and affiliates of those affiliates or underwriters. In addition, the 1940 Act provides that a registered investment company may not change the nature of its business so as to cease to be an investment company, change from a closed-end fund to an open-end fund, or deviate from fundamental investment policies unless approved by “a majority of our outstanding voting securities,” which is defined in the 1940 Act as the lesser of a majority of the outstanding voting securities or 67 percent or more of the securities voting if a quorum of a majority of the outstanding voting securities is present. The Fund has adopted the fundamental investment policies set forth under the section of this Annex 1 entitled “Investment Objective and Policies—Fundamental Investment Restrictions.” Stockholders will also be entitled to certain other voting rights granted under the 1940 Act such as electing directors in certain circumstances required under the 1940 Act, approving any investment advisory contracts, and terminating the employment of the Fund’s independent public accountant. After the Fund’s registration statement is filed with the SEC pursuant to the requirements of the 1940 Act stockholders will be able to obtain a copy of the registration statement at the SEC’s website at www.sec.gov.

The Fund is permitted, under specified conditions, to issue multiple series of indebtedness and one class of stock senior to its common stock if the Fund meets the asset coverage requirements of the 1940 Act. In addition, while any preferred stock or publicly traded debt securities are outstanding, the Fund must make provisions to prohibit any distribution to its stockholders or the repurchase of such securities or shares unless the Fund meets the applicable asset coverage ratios at the time of the distribution or repurchase. The Fund may also borrow amounts up to five percent of the value of its total assets for temporary or emergency purposes without regard to asset coverage. See the section of this Annex 1 entitled “Leverage” for additional information about the Fund’s use of leverage.

The Fund may not issue and sell its common stock at a price below net asset value per share, except in connection with an offering to the holders of one or more classes of its capital stock, with the consent of a majority of its holders of the Fund’s common stock, upon conversion of a convertible security in accordance with its terms, or upon the exercise of any warrant issued in accordance with the 1940 Act.

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The Fund will be prohibited under the 1940 Act from knowingly participating in certain transactions with its affiliates without the prior approval of the SEC.

The Fund will be subject to periodic examination by the SEC for compliance with the 1940 Act.

The Fund will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect it against larceny and embezzlement. Furthermore, as a registered investment company, the Fund is prohibited from protecting any director or officer against any liability to the Fund or its stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

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MANAGEMENT OF THE FUND

Internal Management

The business and affairs of the Fund generally will be managed under the direction of the Board of Directors of the Fund, and the Board of Directors of the Fund will oversee the management of the Marketable Debt Securities Portfolio by one or more external investment adviser(s). Upon the completion of the Sale Transaction, the size of the Fund’s Board of Directors will be five members. The Company expects that, immediately following completion of the Sale Transaction, the Fund’s Board of Directors will include the four individuals listed below, three of whom will not be “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Fund (the “Independent Directors”), and one of whom will be an “interested person” of the Fund (the “Interested Director”). The Company has initiated a search for a candidate to serve as a fourth Independent Director of the Fund immediately following the closing of the Sale Transaction. If a new director is not appointed at such time, the Board of Directors of the Fund will seek to fill the vacancy as soon as practicable after the closing. The Fund’s Board of Directors will elect the officers of the Fund, who will serve at the pleasure of the Board of Directors.

Board of Directors

Name, Address,(1) and Age	Position(s) Held with the Fund	Term of Office(2) and Length of Time Served	Principal Occupation(s) During the Past Five Years	Other Directorships held by Director During the Past Five Years
INDEPENDENT DIRECTORS:

Tor R. Braham Age 59	Director	Director Since 2016	Managing Director and Global Head of Technology Mergers and Acquisitions of Deutsche Bank Securities Inc. from 2004 until November 2012	Viavi Solutions Inc.; Sigma Designs, Inc. from June 2014 to August 2016; NetApp, Inc. from September 2013 to March 2016

Eric K. Brandt Age 54	Chairman of the Board; Director	Director Since 2016	Executive Vice President and Chief Financial Officer of Broadcom Corporation from February 2010 until February 2016	Lam Research Corporation; and Dentsply Sirona Inc.

Catherine J. Friedman Age 56	Director	Director Since 2016	Independent financial consultant (life sciences industry) since 2006; and Managing Director of Morgan Stanley from 1997 to 2006	Innoviva, Inc. (formerly Theravance, Inc.); Radius Health, Inc.; GSV Capital Corp. from March 2013 to March 2017; XenoPort, Inc. from September 2007 to July 2016; and EnteroMedics Inc. from May 2007 to May 2016

INTERESTED DIRECTOR:

Thomas J. McInerney Age 52(3)	Chief Executive Officer; Director	Director Since 2012	Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2005 to March 2012	HSN, Inc.; Interval Leisure Group, Inc.; and Match Group, Inc.

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(1)	The business address of each director of the Fund is 140 East 45th Street, 15th Floor, New York, NY 10017.
(2)	Each director will serve until the Fund’s 2017 annual meeting of stockholders and until their respective successors are elected and qualified.
(3)	Thomas J. McInerney is an “interested person” as defined by the Investment Company Act of 1940, because he is an officer of the Fund.

Director Biography and Qualifications

Set forth below is a brief biographical description of each person that will be a director of the Fund. The primary experience, qualifications, attributes and skills of each director are also described in the following paragraphs.

Independent Directors

Tor R. Braham has served as a member of Yahoo’s Board of Directors since April 2016. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role, Mr. Braham served as an investment banker with Warburg Dillon Read LLC, and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham currently serves as a member of the board of directors of Viavi Solutions Inc., a network and service enablement and optical coatings company. He previously served on the boards of directors of NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016 and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016. The Fund will benefit from his mergers and acquisitions experience and knowledge of the technology industry gained through his experience as an investment banker and legal advisor to technology companies.

Eric K. Brandt was elected Chairman of Yahoo’s Board of Directors in January 2017 and has served as a member of Yahoo’s Board of Directors since March 2016. Mr. Brandt served as the Executive Vice President and Chief Financial Officer of Broadcom Corporation (“Broadcom”), a global supplier of semiconductor devices, from February 2010 until February 2016, and he served as Broadcom’s Senior Vice President and Chief Financial Officer from March 2007 until February 2010. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals, Inc. Beginning in 1999, he held various positions at Allergan, Inc., a global specialty pharmaceutical company, including Executive Vice President of Finance and Technical Operations and Chief Financial Officer. Prior to joining Allergan, Mr. Brandt spent ten years with The Boston Consulting Group, a privately held global business consulting firm, most recently serving as Vice President and Partner. Mr. Brandt is a director of Lam Research Corporation, a wafer fabrication equipment company, and Dentsply Sirona Inc., a dental products company. The Fund will benefit from his financial expertise, including as a chief financial officer of a public company, his mergers and acquisitions experience, and his public company board experience.

Catherine J. Friedman has served as a member of Yahoo’s Board of Directors since March 2016. Ms. Friedman has been an independent financial consultant serving public and private companies in the life sciences industry since 2006. Prior to that, Ms. Friedman held numerous positions over a 23-year investment banking career with Morgan Stanley, including Managing Director from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman is a member of the boards of directors of Innoviva, Inc. (formerly Theravance, Inc.), a royalty management company specializing in respiratory assets, and Radius Health, Inc., a biopharmaceutical company. She previously served as a member of the boards of directors of EnteroMedics Inc., a medical device company, from May 2007 to May 2016, XenoPort, Inc., a biopharmaceutical company, from September 2007 to July 2016, and GSV Capital Corp., a publicly traded business development company, from March 2013 to March 2017. The Fund will benefit from her financial and transactional experience, her leadership experience, and her public company board experience.

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Interested Director

Thomas J. McInerney has served as a member of Yahoo’s Board of Directors since April 2012. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp (“IAC”), an Internet company, from January 2005 to March 2012. From January 2003 through December 2005, he also served as Chief Executive Officer of the retailing division of IAC (which included HSN, Inc. and Cornerstone Brands). From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as a Principal. Mr. McInerney serves on the boards of directors of HSN, Inc., a television and online retailer, Interval Leisure Group, Inc., a provider of membership and leisure services to the vacation industry, and Match Group, Inc., an online dating resource. The Fund will benefit from his corporate leadership experience, his expertise in finance, restructuring, mergers and acquisitions and operations and his public company board and committee experience.

Executive Officers

Upon the completion of the Sale Transaction, the following persons will be the executive officers of the Fund.

Name, Business Address,(1) and Age	Position	Term of Office(2) and Length of Time Served	Principal Occupations During the Past Five Years
Thomas J. McInerney Age 52	Chief Executive Officer	The term of Mr. McInerney’s position will commence upon the closing of the Sale Transaction.	Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2005 to March 2012

Arthur Chong Age 63	General Counsel and Secretary	The term of Mr. Chong’s position commenced on March 10, 2017.	General Counsel and Secretary of Yahoo since March 2017; Outside Legal Advisor to Yahoo from October 2016 to March 2017; Special Advisor to Sheppard, Mullin, Richter & Hampton LLP from June 2016 to October 2016; Executive Vice President, General Counsel and Secretary of Broadcom Corporation from October 2008 to February 2016

Alexi A. Wellman Age 46	Chief Financial and Accounting Officer	The term of Ms. Wellman’s position will commence upon the closing of the Sale Transaction.	Vice President, Global Controller of Yahoo since October 2015; Vice President, Finance of Yahoo from November 2013 to October 2015; Chief Financial Officer of Nebraska Book Company, Inc. from December 2011 to June 2013

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DeAnn Fairfield Work Age 47	Chief Compliance Officer	The term of Ms. Work’s position will commence upon the closing of the Sale Transaction.	Outside Legal Advisor to Yahoo since December 2016; Senior Vice President, Senior Deputy General Counsel and Chief Compliance Officer of Broadcom Corporation from December 2012 to February 2016; Vice President and Deputy General Counsel of Broadcom Corporation from April 2009 to November 2012

(1)	The business address of each officer of the Fund is 140 East 45th Street, 15th Floor, New York, NY 10017.
(2)	Each officer serves at the pleasure of the Fund’s Board of Directors.

Arthur Chong has served as General Counsel and Secretary since March 2017. He served as an outside legal advisor to Yahoo from October 2016 to March 2017. From June 2016 to October 2016, Mr. Chong served as a special advisor to Sheppard, Mullin, Richter & Hampton LLP, a law firm. From October 2008 to February 2016, Mr. Chong served as Executive Vice President, General Counsel and Secretary at Broadcom Corporation, a global supplier of semiconductor devices, and was responsible for the legal, corporate secretary, governance, litigation, intellectual property, compliance and government relations activities for the company. Prior to that position, Mr. Chong served as Executive Vice President and Chief Legal Officer at Safeco Corporation, a property and casualty insurer, from November 2005 to October 2008.

Alexi A. Wellman has served as Vice President, Global Controller of Yahoo since October 2015. From November 2013 to October 2015, she served as Vice President, Finance of Yahoo. From December 2011 to June 2013, Ms. Wellman served as Chief Financial Officer of Nebraska Book Company, Inc., which owned and operated college bookstores. From October 2004 to December 2011, Ms. Wellman served as a Partner at KPMG LLP, an audit, tax and advisory firm.

DeAnn Fairfield Work has served as an outside legal advisor to Yahoo since December 2016. From December 2012 to February 2016, Ms. Work served as Senior Vice President, Senior Deputy General Counsel and Chief Compliance Officer of Broadcom Corporation. From April 2009 to November 2012, Ms. Work served as Vice President and Deputy General Counsel of Broadcom Corporation.

Process for Stockholders to Communicate with the Board

The Board of the Fund intends to establish a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-employee directors as a group, any Board committee or any chair of any committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent to “Secretary of Altaba Inc.” at 140 East 45th Street, 15th Floor, New York, NY 10017 or electronically to secretary@altaba.com.

Board Leadership Structure and Risk Oversight

The Board’s Leadership Structure

Eric K. Brandt, an Independent Director, will be the Chairman of the Board of Directors of the Fund. Yahoo’s Board of Directors has determined that having an Independent Director serve as the non-executive

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Chairman of the Board of Directors of the Fund is in the best interests of stockholders of the Fund because it allows the Chairman to focus on the effectiveness and independence of the Fund’s Board of Directors while the Chief Executive Officer focuses on executing the Fund’s strategy and managing the Fund’s operations and performance.

The Board’s Role in Risk Oversight

The Fund’s Board of Directors, as a whole and through its committees, will serve an active role in overseeing management of the Fund’s risks. The Fund’s officers will be responsible for day-to-day risk management activities. The Fund’s full Board of Directors will monitor risks through regular reports from each of the committee chairs, the Chief Executive Officer and the Chief Compliance Officer, and will be apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Fund’s Board of Directors and each committee thereof will oversee risks associated with their respective areas of responsibility, as summarized below. The Independent Directors of the Fund will meet in regularly scheduled sessions without management. The Chair of the Board will chair the executive sessions of the Fund’s Board of Directors.

The Fund’s Audit Committee (the “Audit Committee”) will review risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosures, internal control over financial reporting, and credit and liquidity matters, programs and policies relating to legal compliance and strategy, and the Fund’s operational infrastructure, particularly reliability, business continuity and capacity. The Fund’s Audit Committee will meet with key management personnel and representatives of outside advisers as required. The Audit Committee’s Charter will be made available on the Fund’s website following the Sale Transaction.

The Fund’s Compensation Committee (the “Compensation Committee”) will discuss and review compensation arrangements for the Fund’s executive officers and other compensation programs to avoid incentives that would promote excessive risk-taking that are reasonably likely to have a material adverse effect on the Fund. The Compensation Committee’s Charter will be made available on the Fund’s website following the Sale Transaction.

The Fund’s Nominating and Corporate Governance Committee (the “Nominating Committee”) will oversee risks associated with operations of the Fund’s Board of Directors and its governance structure. The Nominating Committee’s Charter will be made available on the Fund’s website following the Sale Transaction.

Yahoo’s Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks with respect to the Fund and therefore do not materially affect its choice of leadership structure as described under “The Board’s Leadership Structure” above.

Audit Committee

Tor R. Braham, Eric K. Brandt, and Catherine J. Friedman, who are Independent Directors, will serve on the Audit Committee of the Fund. Mr. Brandt will serve as chair of the Fund’s Audit Committee. The overall purpose of the Fund’s Audit Committee will be to oversee the accounting and financial reporting processes of the Fund and the audits of the Fund’s financial statements.

The Fund’s Audit Committee will generally be responsible for reviewing and evaluating issues related to the accounting and financial reporting policies and internal controls of the Fund, overseeing the audit of the Fund’s financial statements, and acting as a liaison between the Fund’s Board of Directors and the Fund’s independent registered public accounting firm.

Yahoo’s Board of Directors has determined that Mr. Brandt qualifies as an “audit committee financial expert” within the meaning of SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards.

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Compensation Committee

Ms. Friedman and Mr. Brandt, who are Independent Directors, will serve on the Compensation Committee of the Fund. Ms. Friedman will serve as the chair of the Fund’s Compensation Committee. The primary purpose of the Fund’s Compensation Committee will be to oversee the Fund’s compensation and employee benefit plans and practices. The Fund’s Compensation Committee will generally be responsible for reviewing the Fund’s compensation and benefits plans, reviewing and approving the compensation levels of executive officers, reviewing and approving employment, severance or termination arrangements, establishing stock ownership guidelines and reviewing and recommending to the Fund’s Board of Directors any changes in the compensation paid to the Fund’s non-employee directors.

Nominating Committee

Ms. Friedman and Mr. Braham, who are Independent Directors, will serve on the Nominating Committee of the Fund. Mr. Braham will serve as the chair of the Fund’s Nominating Committee. The Nominating Committee will generally be responsible for identifying and recommending individuals qualified to serve as directors of the Fund, advising on matters related to board composition, procedures and committees, assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election, assessing the appropriateness of a director who retires or experiences a change in his or her principal occupation, employer, or principal business affiliation, and overseeing the annual self-assessment of each individual director’s performance and the annual evaluation of the Fund’s Board of Directors and its committees.

Consideration of Director Candidates

The Fund’s Nominating Committee will consider director candidates recommended by stockholders. In considering director candidates, whether submitted by management, members of the Fund’s Board of Directors, stockholders, or other persons, the Fund’s Nominating Committee will consider the qualifications and suitability of the candidate, and with regard to a candidate submitted by a stockholder, may also consider the number of shares of the Fund’s Common Stock held by the recommending stockholder and the length of time that such shares have been held.

To have a candidate considered by the Fund’s Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of the Fund’s common stock, including the number of shares of the Fund’s common stock owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Fund and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Fund’s Board of Directors.

The Fund’s Nominating Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Fund’s Board of Directors.

The stockholder recommendation and information described above must be sent to the chair of the Nominating Committee in care of the Fund’s Secretary at 140 East 45th Street, 15th Floor, New York, NY 10017. For a candidate to be considered by the Fund’s Nominating Committee for nomination to the Fund’s Board of Directors at an upcoming annual meeting, a stockholder recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Fund’s or Company’s most recent annual meeting of stockholders.

Pursuant to its charter, the Fund’s Nominating Committee’s criteria for evaluating potential candidates will be consistent with the Board of Directors’ criteria for selecting new directors. Such criteria will include the

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possession of such knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Fund’s business environment as may enhance the Board of Directors’ ability to manage and direct the affairs and business of the Fund and, when applicable, the ability of Board committees to fulfill their duties, considered in the context of the Committee’s assessment of the perceived needs of the Board of Directors at that time. The Fund’s Nominating Committee may also take into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Corporate Governance Guidelines.

While the Fund’s Nominating Committee will not have formal objective criteria for determining the diversity desired or represented on the Fund’s Board of Directors, the committee will also consider and assess the effect that potential candidates may have on Board of Directors diversity (which may include, among other things, an assessment of gender, age, race, national origin, education, professional experience, and differences in viewpoints and skills) when evaluating the Board of Directors’ composition and recommending candidates for nomination.

In connection with the Fund’s Nominating Committee’s consideration of a potential director candidate, the committee may also collect and review publicly available information regarding the person to assess the suitability of the candidate and determine whether the person should be considered further. If the Fund’s Nominating Committee determines that the candidate warrants further consideration, the chair or another member of the Fund’s Nominating Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Fund’s Board of Directors, the Fund’s Nominating Committee may request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate and members of the committee or other members of the Fund’s Board of Directors. The Fund’s Nominating Committee may consider all this information in light of information regarding other candidates that the Fund’s Nominating Committee is evaluating for membership on the Fund’s Board of Directors. In certain instances, members of the Fund’s Nominating Committee or Board of Directors may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Fund’s Nominating Committee’s evaluation process will not vary based on the source of a recommendation of a candidate, although, as stated above, in the case of a candidate recommended by a stockholder, the Fund’s Board of Directors may take into consideration the number of shares of the Fund’s common stock held by the recommending stockholder and the length of time that such shares have been held.

Compensation of Officers and Directors

The following table provides information regarding the estimated compensation that is contemplated to be paid to each director and each of the executive officers of the Fund with aggregate compensation from the Fund in excess of $60,000, assuming a full fiscal year of operations of the Fund as an investment company. The Fund is not part of a “fund complex” and therefore only aggregate estimated compensation from the Fund is shown.

Name	Aggregate Estimated Compensation from the Fund(1)
INDEPENDENT DIRECTORS:(2)
Tor R. Braham	$395,000
Eric K. Brandt	480,000
Catherine J. Friedman	405,000

OFFICERS:
Thomas J. McInerney(3)	4,000,000
Arthur Chong(4)	2,000,000
Alexi A. Wellman(5)	875,000
DeAnn Fairfield Work(6)	700,000

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(1)	For the Independent Directors, amounts shown include estimated retainers and committee fees, as described below. For the officers, amounts shown represent estimated direct salaries and estimated targeted annual incentive award to be paid by the Fund, as described below. The officers are also eligible for grants of long-term deferred compensation incentive rewards pursuant to a plan the Board expects to adopt after the closing of the Sale Transaction and designed to comply with the 1940 Act (the “Plan”). The terms and range of potential value for each officer’s potential awards under the Plan are described below.
(2)	Each Independent Director is also currently a director of Yahoo. The Independent Directors received cash compensation in the following amounts for their service as directors of Yahoo during 2016: Tor R. Braham: $47,692; Eric K. Brandt: $124,176; and Catherine J. Friedman: $65,989. During Yahoo’s last calendar year, the Independent Directors received grants of equity awards valued at the following amounts for their service as directors of Yahoo: Tor R. Braham: $278,751; Eric K. Brandt: $310,968; and Catherine J. Friedman: $310,968. (with grants of equity awards included at their grant date fair value computed in accordance with FASB ASC 718).
(3)	Mr. McInerney will also be an interested director of the Fund. Mr. McInerney will receive no additional compensation for serving on the Board of Directors of the Fund. Mr. McInerney is currently a director of Yahoo. Mr. McInerney received the following amounts for his service as an independent director of Yahoo during 2016: $170,000 in cash compensation and grants of equity awards in 2016 valued at $239,971 (with grants of equity awards included at their grant date fair value computed in accordance with FASB ASC 718).
(4)	Mr. Chong has served as General Counsel and Secretary of Yahoo since March 10, 2017. Mr. Chong served as an outside legal advisor to Yahoo from October 31, 2016 to March 9, 2017, pursuant to an engagement letter with Yahoo. Pursuant to this engagement, Yahoo compensated Mr. Chong in the amount of $100,000 per month, and also provided reimbursement for reasonable out of pocket expenses (including a car service).
(5)	Ms. Wellman is currently Vice President and Global Controller of Yahoo. Ms. Wellman received from Yahoo $556,250 in cash compensation for service during 2016 and grants of equity awards in 2016 with a value of $549,948 (with grants of equity awards included at their grant date fair value computed in accordance with FASB ASC 718).
(6)	Ms. Work has served as an outside legal advisor to Yahoo since December 8, 2016, pursuant to an engagement letter with Yahoo. This engagement is expected to continue until the closing of the Sale Transaction). Pursuant to this engagement, Yahoo compensated Ms. Work $50,000 per month and provides reimbursement for reasonable out of pocket expenses.

Officer Compensation

Each of Mr. McInerney, Mr. Chong, Ms. Wellman, and Ms. Work has entered into an offer letter setting forth the terms and conditions of his or her employment with the Fund, which offer letter will become effective on the date of the closing of the Sale Transaction, other than Mr. Chong whose offer letter became effective on March 10, 2017. The letters have no specified term, and each officer’s employment with the Fund is on an at-will basis.

Base Salary and Target Bonus. The letters set forth the following annual base salary for each executive officer: Mr. McInerney – $2 million, Mr. Chong – $1 million, Ms. Wellman – $500,000, and Ms. Work – $400,000. Each executive officer will be eligible for a cash annual incentive award targeted at the following percentages of the executive officer’s annual base salary (each percentage, a “Target Bonus”): Mr. McInerney – 100 percent, Mr. Chong – 100 percent, Ms. Wellman – 75 percent, and Ms. Work – 75 percent. Mr. Chong’s annual incentive award for his first year after closing of the Sale Transaction will be increased pro rata to reflect his services to Yahoo as an outside legal advisor from October 31, 2016 to March 9, 2017 and thereafter as General Counsel and Secretary through the closing of the Sale Transaction.

Long-Term Deferred Compensation. Each officer disclosed in the table above is eligible for grants of long-term deferred compensation governed by the terms of the Plan. The deferred amounts payable to each officer under the Plan will be based on attainment of performance targets pre-established by the Board. The Plan will

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provide for a threshold value and range of payments that each officer may receive based on attainment of the pre-established performance targets:

•	Mr. McInerney’s deferred compensation will have a threshold value of $6 million, which may result in payments of between $0 and $24 million;

•	Mr. Chong’s deferred compensation will have a threshold value of $3 million, which may result in payments of between $0 and $12 million;

•	Ms. Wellman’s deferred compensation will have a threshold value of $1.5 million, which may result in payments of between $0 and $6 million; and

•	Ms. Work’s deferred compensation will have a threshold value of $1 million, which may result in payments of between $0 and $4 million.

The Company is currently seeking no-action relief from the staff of the SEC with respect to the Plan that the Board expects to adopt after the closing of the Sale Transaction. There can be no assurance the staff of the SEC will grant the requested relief. If the SEC staff does not grant the Company’s no-action relief as requested, the Compensation Committee will seek to revise the Plan in a manner acceptable to the SEC staff and/or seek other forms of relief from the SEC and its staff. Although the terms of any such alternative Plan or relief cannot be known at this time, the terms may include a modified version of the Plan described above, discretionary cash bonuses or additional base salary.

Severance Benefits. In the event an officer’s employment terminates without “cause” or as a result of a resignation for “good reason” (each, as defined in the offer letters), the officer will be entitled to receive the following payments and benefits, subject to the execution of an effective release of claims against the Fund: (i) a lump sum payment equal to 12 months (or, for Mr. McInerney, 18 months) of base salary; (ii) a pro rata portion of the officer’s annual incentive award based on actual performance, payable at the time such award would otherwise have been paid, (iii) any portion of the deferred compensation to which the officer is entitled pursuant to the terms of the Plan and (iv) subject to the officer’s timely and proper election for continued coverage under COBRA, reimbursement by the Fund for COBRA premiums paid by the officer for a period of 12 months (or, for Mr. McInerney, 18 months) following the officer’s termination of employment. In addition, in the event of a “change in control” (as defined in the letters), each officer will automatically receive the above payments and benefits, subject to the officer’s execution of an effective release of claims against the Fund; provided, that, in lieu of the pro rata annual incentive award described in clause (ii) above, the officer will be entitled to an amount equal to his or her Target Bonus, payable in lump sum within 10 business days following the effective date of the release of claims.

Each officer in the table above also will be eligible to participate in the benefit programs generally available to other officers and employees of the Fund and to accrue paid time off days in accordance with the Fund’s post-closing vacation or paid time off policy.

Each officer in the table above will also be eligible to participate in the Fund’s 401(k) plan and health and welfare benefit programs which will be made available to the Fund’s employees generally.

There are no arrangements or understandings between any of Mr. McInerney, Mr. Chong, Ms. Wellman, or Ms. Work and any other person pursuant to which he or she was selected as an executive officer of the Fund, and there are no family relationships between any of Mr. McInerney, Mr. Chong, Ms. Wellman, or Ms. Work and any of the Fund’s other directors, executive officers or persons nominated or chosen by the Fund to become a director or executive officer.

None of Mr. McInerney, Mr. Chong, Ms. Wellman, or Ms. Work has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except as set forth in this section, and, in the case of Mr. Chong, his retention agreement with Yahoo pursuant to which he served as an

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outside legal advisor to Yahoo from October 31, 2016 to March 9, 2017 in exchange for $100,000 per month and reimbursement for reasonable out of pocket expenses (including a car service) and, in the case of Ms. Work, her existing retention agreement with Yahoo pursuant to which she has served as an outside legal advisor to Yahoo since December 8, 2016 in exchange for $50,000 per month and reimbursement for reasonable out of pocket expenses.

Independent Director Compensation

As compensation for serving on the Board, each Independent Director will receive an annual retainer of $350,000 and the chair of the Board will receive an additional retainer of $80,000 for his or her additional services in this capacity. Each Independent Director will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with such attendance. In addition, the chair of the Fund’s Audit Committee will receive an annual retainer of $40,000 and each Audit Committee member will receive an annual retainer of $20,000 for their additional services in these capacities. The chair of any other committee will receive an annual retainer of $25,000 and each member of any other committee will receive an annual retainer of $10,000 for their additional services in these capacities. All amounts will be paid quarterly, subject to any deferred retainer amounts (described below), and amounts will be pro-rated for partial periods of service.

Up to half of the aggregate retainers will be paid as cash compensation, and it is intended that at least half of the aggregate retainers earned from the completion of the Sale Transaction to the third anniversary of the first annual stockholder meeting held after the completion of the Sale Transaction will be paid as deferred compensation on generally the same terms as described above for the Fund’s officers, though an Independent Director may elect to defer up to all of his or her retainer.

In addition, the Fund will maintain directors’ and officers’ liability insurance on behalf of its directors and officers. Interested Directors receive no additional compensation for serving on the Board.

Director Share Ownership

The table below provides the dollar range of equity securities beneficially owned by each director in the Fund as of April 3, 2017.

Name of Director	Dollar Range of Equity Securities in the Fund(1)
Independent Directors

Tor R. Braham	Over $100,000

Eric K. Brandt	Over $100,000

Catherine J. Friedman	Over $100,000

Interested Directors

Thomas J. McInerney	Over $100,000

(1)	Includes the value of vested shares disclosed in footnotes to the table in the section of the proxy statement entitled “Beneficial Ownership of Principal Stockholders and Management.”

INVESTMENT ADVISORY SERVICES

Yahoo currently anticipates that the Fund will hire one or more external investment advisers to manage its Marketable Debt Securities Portfolio. The 1940 Act requires any agreement pursuant to which an investment adviser provides the Fund advice with respect to the Fund’s securities to be approved by the Fund’s board of directors, including a majority of the Fund’s Independent Directors, and by the Fund’s stockholders. The Fund’s

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directors anticipate meeting shortly after the completion of the Sales Transaction to vote on interim investment advisory agreements with one or more external investment advisers and then meeting in-person as soon as practicable to vote on the agreements as required under the 1940 Act and to call a meeting of the Fund’s stockholders to vote on the agreements. The Fund directors have not yet negotiated an investment advisory agreement with any external investment adviser or completed due diligence with respect to any external investment adviser, and no assurance can be given that any particular external investment adviser will manage the Marketable Debt Securities Portfolio.

DESCRIPTION OF CAPITAL STRUCTURE

The following summary of the Fund’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Fund’s certificate of incorporation. Reference is made to the Fund’s certificate of incorporation for a detailed description of the provisions summarized below. Yahoo’s existing certificate of incorporation, after giving effect to the Charter Amendment (as defined in the section of this proxy statement entitled “The Special Meeting—Purpose”) and the change of the Company’s name to “Altaba Inc.”, will be the certificate of incorporation of the Fund.

Outstanding Capital Stock

The following are the classes of capital stock of the Fund assuming the Sale Transaction had taken place as of April 3, 2017.

Title of Class	Amount Authorized	Amount Held by the Fund or for its Account	Amount Outstanding (Exclusive of Amount Held by the Fund or for its Account)
Common Stock	5,000,000,000	17,153,242	957,776,643
Preferred Stock	10,000,000	—	—

Common Stock

The holders of the Fund’s common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of the Fund’s common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of the Fund, the holders of the Fund’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The Fund’s common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Fund’s common stock. The outstanding shares of the Fund’s common stock will be fully paid and non-assessable.

The Fund has no present intention of offering any additional shares of the Fund’s common stock. Any offerings of the Fund’s common stock will require approval by the Board. Any offering of the Fund’s common stock will be subject to the requirements of the 1940 Act, which provides that shares of the Fund’s common stock may not be issued at a price below the Fund’s then-current net asset value, exclusive of sales load, except in connection with an offering to existing holders of the Fund’s common stock, or with the consent of a majority of the Fund’s outstanding voting securities.

The Fund’s common stock will continue to be listed on Nasdaq but its ticker symbol will change to “AABA.” Unlike open-end funds, closed-end funds like the Fund do not continuously offer shares and do not provide daily redemptions. Rather, if a stockholder determines to buy additional shares of the Fund’s common stock or sell the Fund’s common stock already held, the stockholder may do so by trading through a broker on

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Nasdaq or otherwise. Shares of closed-end investment companies frequently trade on an exchange at prices lower than net asset value. Shares of closed-end investment companies like the Fund have during some periods traded at prices higher than net asset value and during other periods have traded at prices lower than net asset value. Because the market value of the Fund’s common stock may be influenced by such factors beyond the control of the Fund, such as the relative demand for and supply of shares of the Fund’s common stock in the market and general market and economic conditions, the Fund cannot assure you that shares of the Fund’s common stock will trade at a price equal to or higher than net asset value in the future.

Assuming the Sale Transaction had closed as of December 31, 2016, the Fund would have had approximately 8,736 record holders of the Fund’s common stock (which amount does not include the number of stockholders whose shares are held of record by banks, brokers, or other nominees, but instead includes all such institutions as one holder).

Preferred Stock

The Board will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The Board will also have the authority to designate the rights, preferences, privileges, and restrictions of each such series, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Fund without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of the Fund’s common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Fund’s common stock.

Under the 1940 Act, the Fund is not permitted to issue preferred stock unless immediately after such issuance the value of the Fund’s total assets are at least 200 percent of the liquidation value of the outstanding preferred stock (i.e., the liquidation value may not exceed 50 percent of the Fund’s total assets). In addition, under the 1940 Act, the Fund is not permitted to declare any cash dividend or other distribution on its common stock unless, at the time of such declaration, the value of the Fund’s total assets are at least 200 percent of such liquidation value. In addition, the 1940 Act requires that the holders of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times, and to elect a majority of the directors if dividends on preferred stock are in arrears by two years or more.

No shares of preferred stock of Yahoo are currently outstanding. The Fund currently has no plans to issue preferred stock, but it reserves the right to do so to the full extent permitted by the 1940 Act.

Convertible Notes

As of December 31, 2016, Yahoo has $1.4 billion in principal amount of Convertible Notes outstanding. If Yahoo does not repurchase the Convertible Notes prior to the closing of the Sale Transaction, then the Convertible Notes will remain senior unsecured obligations of the Fund and will rank senior in right of payment to any Fund indebtedness that is expressly subordinated in right of payment to the Convertible Notes. The Convertible Notes do not bear regular interest, and the principal amount of the Convertible Notes will not accrete. The Convertible Notes mature on December 1, 2018, unless previously purchased or converted in accordance with their terms prior to such date. The Fund may not redeem the Convertible Notes prior to maturity. No sinking fund is provided for the Convertible Notes. The Convertible Notes are convertible, subject to certain conditions, into shares of the Fund’s common stock at an initial conversion rate of 18.7161 shares per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately

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$53.43 per share), subject to adjustment upon the occurrence of certain events. See the section of this Annex 1 entitled “Leverage—Convertible Notes” for additional information about the Convertible Notes.

CERTAIN PROVISIONS OF THE FUND’S GOVERNING DOCUMENTS

The description set forth below is intended as a summary of certain provisions of the certificate of incorporation and the bylaws of the Fund, effective after the closing of the Sale Transaction.

Limitation on Liability of Directors

The Fund’s certificate of incorporation will include provisions limiting the liability of the Fund’s directors for monetary damages to the extent permitted under Delaware law and the 1940 Act, except that there is no limitation on the liability of the Fund’s directors (1) for any breach of the director’s duty of loyalty to the Fund or its stockholders, (2) for so long as the Fund is registered as an investment company under the 1940 Act, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or by reason of willful misfeasance, bad faith or gross negligence, in the performance of the director’s duties or by reason of the director’s reckless disregard of the duties involved in the conduct of his or her office, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions in the Fund’s certificate of incorporation will be to eliminate the Fund’s rights and the stockholders’ rights (through stockholders’ derivative suits on behalf of the Fund) to recover monetary damages against a director for breach of the fiduciary duty of care as a director under Delaware law except in specified limited circumstances. This provision does not limit or eliminate the Fund’s rights or any stockholder’s rights to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws. These 1940 Act limitations on indemnification will not limit the obligation of the Fund to indemnify officers and directors of Yahoo for actions that occurred prior to the Fund’s registration as an investment company under the 1940 Act.

Certain Anti-Takeover Provisions

The Fund’s certificate of incorporation and bylaws contain certain provisions that may discourage, delay, or prevent a change in control of the Fund that a stockholder may consider favorable. These provisions include the following:

1.	the inability of the Fund’s stockholders to call special meetings of stockholders unless such stockholders hold at least 25 percent of the Fund’s outstanding shares of common stock and have held such shares continuously for at least one year prior to the date of the proposed special meeting;

2.	the inability of the Fund’s stockholders to take action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

3.	advance notice requirements for nominations of candidates for election to the Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Yahoo believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

Number of Directors; Removal; Filling Vacancies

The bylaws of the Fund provide that the number of directors shall be determined, from time to time, by a resolution of the Board. A director may be removed from the Board with or without cause, only by the

Annex 1-73

affirmative vote of holders of at least a majority of the outstanding shares of the Fund then entitled to vote at an election of directors. The bylaws of the Fund provide that any vacancies arising through death, resignation, removal, an increase in the number of directors, or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The bylaws of the Fund establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders (the “Stockholder Notice Procedure”).

The Stockholder Notice Procedure provides that (1) only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice containing specified information to the Fund’s secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors and (2) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice to the Fund’s secretary of such stockholder’s intention to bring such business before the meeting. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, notice of stockholder nominations or business to be conducted at a meeting generally must be received by the Fund not less than 90 days or more than 120 days prior to the first anniversary of the previous year’s annual meeting if the notice is to be submitted at an annual stockholders meeting.

Yahoo’s bylaws currently allow eligible stockholders to include their own director nominees in Yahoo’s proxy materials along with the Board-nominated candidates. Among other things, this proxy access right currently:

•	allows any stockholder owning at least three percent of the Fund’s outstanding Common Stock continuously for at least three years to nominate director candidates for inclusion in the Fund’s proxy materials;

•	provides that a group of up to 20 stockholders may aggregate their shares to meet the three percent threshold;

•	provides that a maximum of two stockholder-nominated candidates (or 20% of directors then serving on the Board, if greater) will be eligible for inclusion in the Fund’s proxy materials;

•	provides that funds under common control will be counted as one stockholder for purposes of the aggregation limit;

•	clarifies that loaned shares are counted toward the ownership requirement if certain recall requirements are met; and

•	requires the nominating stockholder to continue to own the required number of shares through the date of the annual meeting but does not include a post-meeting ownership requirement.

In light of the reduction of the size of the Board to five directors following the completion of the Sale Transaction, the Fund anticipates that it will amend its bylaws to provide that the maximum number of stockholder candidates eligible for inclusion in the Fund’s proxy materials is equal to 20 percent of the directors then serving on the Board (rounded down to the nearest whole number), and not the greater of two stockholder-nominated candidates or 20 percent of the directors then serving on the Board (rounded down to the nearest whole number).

Annex 1-74

Amendment of Certificate of Incorporation and Bylaws

The Fund’s certificate of incorporation provides that the Fund reserves the right to amend, alter, change, or repeal any provision contained therein, in the manner prescribed by Delaware statute, and all rights conferred upon stockholders in the Certificate of Incorporation are granted subject to this reservation.

The Fund’s certificate of incorporation provides that the directors shall have the power to make, alter, or repeal the Fund’s bylaws. The Fund’s bylaws also may be adopted, amended, altered, or repealed by the affirmative vote of the holders of a majority of the capital stock entitled to vote thereon or by a majority of the Board then in office.

CLOSED-END FUND STRUCTURE

The Fund will be a non-diversified, closed-end management investment company (commonly referred to as a closed-end fund) with no operating history as an investment company. Closed-end funds differ from open-end funds (commonly referred to as mutual funds) in that closed-end funds generally list their common stock for trading on a stock exchange and do not redeem shares of common stock at the request of the stockholder. This means that if you wish to sell your shares of common stock of a closed-end fund you must trade them on the stock exchange like any other stock at the prevailing market price at that time. In a mutual fund, if the stockholder wishes to sell shares of the fund, the mutual fund will redeem or buy back the shares at net asset value per share. Also, mutual funds generally offer new shares on a continuous basis to new investors and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objectives and also have greater flexibility to make certain types of investments and to use certain investment strategies, such as financial leverage and investments in illiquid securities.

REPURCHASE OF THE FUND’S COMMON STOCK

Shares of closed-end funds frequently trade at a discount to net asset value. Because of this possibility and the recognition that any such discount may not be in the interest of stockholders, the Board might consider from time to time engaging in open-market repurchases, tender offers for shares, or other programs intended to reduce the discount. The Board also might consider from time to time engaging in open-market repurchases, tender offers for shares, or other programs intended to increase any premium to net asset value at which the Fund’s common stock may trade. The Fund cannot guarantee or assure, however, that the Board will decide to engage in any of these actions. Nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to the net asset value per share or increase any premium at which such shares may trade. Although share repurchases and tender offers could have a favorable effect on the market price of the Fund’s common stock, the acquisition of shares of the Fund’s common stock by the Fund would decrease the capital of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratio. Any share repurchases or tender offers will be made in accordance with the requirements of the Securities Exchange Act of 1934, the 1940 Act, and the principal stock exchange on which the Fund’s common stock is traded. Before deciding whether to take any action to repurchase the Fund’s common stock, the Board would likely consider all relevant factors, including the extent and duration of the discount, the liquidity of the Fund’s portfolio, tax consequences to the Fund and its stockholders, the impact of any action that might be taken on the Fund or its stockholders, and market considerations. Based on these considerations, even if the Fund’s shares would trade at a discount, the Board may determine that, in the interest of the Fund and its stockholders, no action should be taken. The Fund reserves the right to repurchase its common stock from time to time, including prior to the mailing of its first annual or semi-annual stockholder report after the completion of the Sale Transaction.

Annex 1-75

BROKERAGE TRANSACTIONS

Although the Fund does not currently intend to regularly engage in brokerage transactions, it does expect that one or more external investment advisers will regularly engage in principal transactions with dealers in the fixed income markets in connection with the management of the Fund’s Marketable Debt Securities Portfolio. When engaging in any such brokerage or principal transactions, Fund management or any external investment advisers will not execute transactions through any particular broker or dealer, but will seek to obtain the best net results for the Fund. While Fund management or any external investment advisers generally will seek reasonable trade execution costs, the Fund will not necessarily pay the lowest spread or commission available, and payment of the lowest commission or spread is not necessarily consistent with obtaining the best price and execution in particular transactions. In selecting brokers or dealers to execute portfolio transactions, Fund management or any external investment advisers will seek to obtain the best price and most favorable execution for the Fund, taking into account a variety of factors including: (1) the size, nature, and character of the security or instrument being traded and the markets in which it is purchased or sold; (2) the desired timing of the transaction; (3) knowledge of the expected commission rates and spreads currently available; (4) the activity existing and expected in the market for the particular security or instrument, including any anticipated execution difficulties; (5) the full range of brokerage services provided; (6) the broker’s or dealer’s capital; (7) the quality of research and research services provided; (8) the reasonableness of the commission, dealer spread, or its equivalent for the specific transaction; and (9)  knowledge of any actual or apparent operational problems of a broker or dealer.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations for holders of the Fund’s common stock. This discussion is based on the Code, applicable U.S. Department of the Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this proxy statement. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders of the Fund’s common stock that are U.S. holders, as defined below, and that hold their shares of the Fund’s common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this discussion does not discuss all tax considerations that may be relevant to holders of the Fund’s common stock in light of their particular circumstances, nor does it address any tax consequences to holders of the Fund’s common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired their shares of the Fund’s common stock pursuant to the exercise of employee stock options, or otherwise as compensation, financial institutions, insurance companies, dealers, or traders in securities, and persons who hold their shares of the Fund’s common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift, or other non-income tax considerations (including the Medicare tax on net investment income), any state, local, or foreign tax considerations, or any tax reporting requirements.

For purposes of this section, a U.S. holder is a beneficial owner of the Fund’s common stock that is, for U.S. federal income tax purposes:

1.	an individual who is a citizen or a resident of the U.S.;

2.	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state or political subdivision thereof;

3.	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

4.

a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a

Annex 1-76

valid election in place under applicable U.S. Department of the Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of the Fund’s common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of the Fund’s common stock should consult its tax advisor regarding any tax considerations related to the partnership’s ownership of the Fund’s common stock.

U.S. Federal Income Taxation of the Fund

It is currently anticipated that, immediately after the completion of the Sale Transaction, the Fund will be treated as a regular corporation, or a “C” corporation, for U.S. federal income tax purposes, and the remainder of this summary assumes such treatment. Upon completion of the Sale Transaction, the Fund will not be eligible to elect to be treated as a regulated investment company under the Code because a regulated investment company cannot invest more than 25 percent of its assets in securities of a single issuer, and more than 25 percent of the Fund’s assets will be invested in securities of Alibaba. Accordingly, the Fund generally will be subject to U.S. federal income tax on its taxable income at the graduated rates applicable to corporations under the Code. In addition, the Fund may be subject to an alternative minimum tax on its alternative minimum taxable income to the extent that the alternative minimum tax exceeds the Fund’s regular income tax liability. The extent to which the Fund is required to pay U.S. corporate income tax or alternative minimum tax could materially reduce the Fund’s cash available to make distributions on the Fund’s common stock.

Ownership of the Fund’s Common Stock

Distributions

Distributions by the Fund of cash or property in respect of the Fund’s common stock will be treated as dividends for U.S. federal income tax purposes to the extent paid from the Fund’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. Dividends paid by the Fund to certain non-corporate holders of the Fund’s common stock (including individuals) will be eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals; provided that the holder receiving the dividend satisfies applicable holding period and other requirements.

If the amount of a Fund distribution exceeds the Fund’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the Fund’s Common Stock, with any remaining amount taxed as capital gain. Any such capital gain will be long-term capital gain if the holder receiving the distribution has a holding period in the applicable shares of the Fund’s common stock of more than one (1) year. Long-term capital gains of certain non-corporate holders of the Fund’s common stock (including individuals) are generally subject to U.S. federal income taxation at reduced maximum rates.

Sales of the Fund’s Common Stock

Upon the sale, exchange, or other taxable disposition of the Fund’s common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the U.S. holder’s adjusted tax basis in the Fund’s common stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Fund’s common stock is more than one (1) year at the time of disposition. Long-term capital gains of certain non-corporate holders of the Fund’s common stock (including individuals) are generally subject to U.S. federal income taxation at reduced maximum rates. The deductibility of capital losses is subject to limitations under the Code.

Annex 1-77

CUSTODIAN, TRANSFER AGENT, AND ADMINISTRATOR

Custodian

U.S. Bank National Association will serve as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the custodian will hold the Fund’s assets, including assets that the Fund holds through Altaba HK, in compliance with the 1940 Act. U.S. Bank National Association is located at 1555 N. River Center Drive, Suite 302, Milwaukee, Wisconsin 53212.

Transfer Agent

ComputerShare Trust Company, N.A. will serve as the Fund’s transfer agent and registrar for the Fund’s common stock. ComputerShare Trust Company, N.A. is located at 250 Royall Street, Canton, Massachusetts 02021.

Administrator

U.S. Bancorp Fund Services, LLC will serve as administrator to the Fund. Pursuant to an administration agreement. U.S. Bancorp Fund Services, LLC is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202.

PRINCIPAL STOCKHOLDERS

To the knowledge of Yahoo, based on the stockholders of the Company on August 25, 2016, it is expected that immediately upon completion of the Sale Transaction, no person will beneficially own more than five percent of the voting securities of any class of equity securities of the Fund, except as indicated in the table set forth in the section of this proxy statement entitled “Beneficial Ownership of Principal Stockholders and Management.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP will serve as the independent registered public accounting firm of the Fund and is expected to render an opinion annually on the financial statements of the Fund.

PROXY VOTING POLICIES

The Fund will vote proxies relating to its portfolio securities in a manner in which the Fund believes is consistent with the best interest of stockholders. The Fund will review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by the Fund. Although the Fund generally will vote against proposals that the Fund expects would have a negative impact on its portfolio securities, the Fund may vote for such a proposal if there exist compelling long-term reasons to do so.

The Fund’s proxy voting decisions will be made by the Board. The Board may delegate its authority to make proxy voting decisions to a committee of the Board. To ensure that the Fund’s vote is not the product of a conflict of interest, the Fund will require that:

•	anyone involved in the decision-making process disclose to the Board any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and

Annex 1-78

•	directors and employees involved in the decision-making process or vote administration are prohibited from revealing how the Fund currently intends to vote on a proposal in order to reduce any attempted influence from interested parties, except as expressly authorized by the Board.

Information on how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available without charge, upon request, by calling [●] or by visiting the Fund’s website at www.altaba.com. This information will also be available on the SEC’s website at www.sec.gov.

CODE OF ETHICS

The Fund will adopt a code of ethics pursuant to Rule 17j-1 under the 1940 Act. The code of ethics will apply to the personal investing activities of Interested Directors, officers, and certain employees (“Access Persons”). Rule 17j-1 under the 1940 Act and the codes of ethics are designed to prevent unlawful practices in connection with the purchase or sale of securities by Access Persons. Under the code of ethics, Access Persons are permitted to engage in personal securities transactions, but are generally required to pre-clear their personal securities transactions in private investments and initial public offerings, and must report their holdings for monitoring purposes. Access Persons may engage in personal securities transactions in securities that are held by the Fund, including in derivatives on those securities, subject to the limitations of the code of ethics.

The code of ethics of the Fund will be filed with the SEC and subsequently can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The code of ethics will also be available on the EDGAR Database on the SEC’s website at www.sec.gov, and copies of the code of ethics may be obtained, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

Annex 1-79

ANNEX 2

Unaudited Combined Financial Statements of the Business

Yahoo Operating Business

Fiscal Years Ended December 31, 2015 and 2016

INDEX

Unaudited Combined Financial Statements:
Combined Balance Sheets as of December 31, 2015 and 2016	Annex 2-1
Combined Statements of Operations for the years ended December 31, 2015 and 2016	Annex 2-2
Combined Statements of Comprehensive Loss for the years ended December 31, 2015 and 2016	Annex 2-3
Combined Statements of Changes in Net Parent Investment for the years ended December 31, 2015 and 2016	Annex 2-4
Combined Statements of Cash Flows for the years ended December 31, 2015 and 2016	Annex 2-5
Notes to Combined Financial Statements	Annex 2-6

Annex 2-i

Yahoo Operating Business

Combined Balance Sheets

	December 31,	December 31,
	2015	2016
	(Unaudited, in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$525,066	$322,741
Accounts receivable, net of allowance of $57,503 and $32,537 as of December 31, 2015 and 2016, respectively	1,047,504	1,084,267
Prepaid expenses and other current assets (includes restricted cash of $29,678 and $55,168 as of December 31, 2015 and 2016, respectively)	323,484	191,809

Total current assets	1,896,054	1,598,817
Property and equipment, net	1,547,323	1,209,937
Goodwill	808,114	415,809
Intangible assets, net	347,269	161,644
Other long-term assets and investments	110,712	76,181

Total assets	$4,709,472	$3,462,388

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$208,691	$171,520
Other accrued expenses and current liabilities	933,480	997,783
Deferred revenue	134,031	109,228

Total current liabilities	1,276,202	1,278,531
Long-term deferred revenue	27,801	39,583
Other long-term liabilities	114,185	95,597
Deferred and other long-term tax liabilities	406,771	353,023

Total liabilities	1,824,959	1,766,734

Commitments and contingencies (Note 8)
Yahoo Operating Business equity:	—	—
Accumulated other comprehensive loss	(248,293)	(264,483)
Net parent company investment	3,096,923	1,925,344

Total Yahoo Operating Business equity	2,848,630	1,660,861
Noncontrolling interests	35,883	34,793

Total equity	2,884,513	1,695,654

Total liabilities and equity	$4,709,472	$3,462,388

The accompanying notes are an integral part of these combined financial statements.

Annex 2-1

Yahoo Operating Business

Combined Statements of Operations

	Years Ended December 31,
	2015	2016
	(Unaudited, in thousands)
Revenue	$4,968,301	$5,169,135

Operating expenses:
Cost of revenue—traffic acquisition costs	877,514	1,650,786
Cost of revenue—other	1,200,234	1,068,108
Sales and marketing	1,080,718	881,521
Product development	1,177,923	1,055,462
General and administrative	674,028	594,126
Amortization of intangibles	79,042	58,302
Gain on sale of patents and land	(11,100)	(121,559)
Asset impairment charge	44,381	—
Goodwill impairment charge	4,460,837	394,901
Intangible assets impairment charge	15,423	87,335
Restructuring charges, net	104,019	88,629

Total operating expenses	9,703,019	5,757,611

Loss from operations	(4,734,718)	(588,476)
Other (expense) income, net	(24,689)	4,092

Loss before income taxes	(4,759,407)	(584,384)
Provision for income taxes	(227,191)	(33,152)

Net loss	(4,986,598)	(617,536)
Net income attributable to noncontrolling interests	(7,975)	(4,858)

Net loss attributable to Yahoo Operating Business	$(4,994,573)	$(622,394)

Stock-based compensation expense by function:
Cost of revenue—other	$32,010	$34,742
Sales and marketing	141,418	142,301
Product development	190,454	213,451
General and administrative	91,403	99,261
Restructuring charges, net	2,705	7,374

The accompanying notes are an integral part of these combined financial statements.

Annex 2-2

Yahoo Operating Business

Combined Statements of Comprehensive Loss

	Years Ended December 31,
	2015	2016
	(Unaudited, in thousands)
Net loss	$(4,986,598)	$(617,536)

Foreign currency translation adjustments (“CTA”):
Foreign CTA (losses) gains, net of taxes of $1,279 and $0 for 2015 and 2016, respectively	(60,890)	4,405
Reclassification adjustment for realized (gains) losses included in CTA, net of taxes of $0 for 2016	—	(20,094)

Net foreign CTA losses, net of tax	(60,890)	(15,689)

Cash flow hedges:
Unrealized (losses) gains on cash flow hedges, net of taxes of $(490) and $0 for 2015 and 2016, respectively	(5,795)	(4,799)
Reclassification adjustment for realized losses (gains) on cash flow hedges included in net loss, net of taxes of $1,319 and $0 for 2015 and 2016, respectively	4,421	4,298

Net change in unrealized losses on cash flow hedges, net of tax	(1,374)	(501)

Other comprehensive loss	(62,264)	(16,190)

Comprehensive loss	(5,048,862)	(633,726)
Less: comprehensive income attributable to noncontrolling interests	(7,975)	(4,858)

Comprehensive loss attributable to Yahoo Operating Business	$(5,056,837)	$(638,584)

The accompanying notes are an integral part of these combined financial statements.

Annex 2-3

Yahoo Operating Business

Combined Statements of Changes in Net Parent Investment

	Net Parent Company Investment	Accumulated Other Comprehensive Loss	Total Yahoo Operating Business Equity
	(Unaudited, in thousands)
Balance at January 1, 2015	7,399,460	(186,029)	$7,213,431
Net loss	(4,994,573)	—	(4,994,573)
Other comprehensive loss	—	(62,264)	(62,264)
Transfers from parent company, net	692,036	—	692,036

Balance at December 31, 2015	3,096,923	(248,293)	2,848,630
Net loss	(622,394)	—	(622,394)
Other comprehensive loss	—	(16,190)	(16,190)
Transfers to parent company, net	(549,185)	—	(549,185)

Balance at December 31, 2016	$1,925,344	$(264,483)	$1,660,861

The accompanying notes are an integral part of these combined financial statements.

Annex 2-4

Yahoo Operating Business

Combined Statements of Cash Flows

	Year Ended December 31,
	2015	2016
	(Unaudited, in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,986,598)	$(617,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	472,894	407,341
Amortization of intangible assets	136,719	100,214
Stock-based compensation expense	457,990	497,129
Non-cash asset impairment charge	44,381	—
Non-cash goodwill impairment charge	4,460,837	394,901
Non-cash intangible assets impairment charge	15,423	87,335
Non-cash restructuring charges	3,150	1,227
Foreign exchange loss (gain)	5,461	(27,429)
Gain on sale of assets and other	(2,878)	(3,316)
Gain on sale of patents and land	(11,100)	(121,559)
Tax (detriments) benefits from stock-based awards	(13,261)	1,291
Excess tax benefits from stock-based awards	(3,292)	(1,291)
Deferred income taxes	136,692	(633)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(39,065)	(43,029)
Prepaid expenses and other assets	194,127	205,989
Accounts payable	(59,965)	(4,550)
Accrued expenses and other liabilities	(112,546)	256,610
Deferred revenue	(195,328)	(13,098)

Net cash provided by operating activities	503,641	1,119,596

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(554,163)	(239,109)
Proceeds from sales of property and equipment	11,176	249,787
Acquisitions, net of cash acquired	(175,693)	—
Proceeds from sales of patents	29,100	1,500
Purchases of intangible assets	(4,811)	(2,045)
Proceeds from settlement of derivative hedge contracts	30,847	7,897
Payments for settlement of derivative hedge contracts	(8,817)	(8,427)
Other investing activities, net	(256)	(161)

Net cash (used in) provided by investing activities	(672,617)	9,442

CASH FLOWS FROM FINANCING ACTIVITIES:
Excess tax benefits from stock-based awards	3,292	1,291
Tax withholdings related to net share settlements of restricted stock units	(257,731)	(209,053)
Distributions to noncontrolling interests	(15,847)	(5,948)
Net parent company investment	451,692	(1,110,090)
Other financing activities, net	(17,321)	(14,205)

Net cash provided by (used in) financing activities	164,085	(1,338,005)

Effect of exchange rate changes on cash and cash equivalents	(23,619)	6,642
Net change in cash and cash equivalents	(28,510)	(202,325)
Cash and cash equivalents at beginning of period	553,576	525,066

Cash and cash equivalents at end of period	$525,066	$322,741

NON-CASH ACTIVITIES:
Change in non-cash acquisitions of property and equipment	$(12,392)	$(4,277)

The accompanying notes are an integral part of these combined financial statements.

Annex 2-5

Yahoo Operating Business

Notes to Combined Financial Statements

(Unaudited)

Note 1 Yahoo Operating Business and Summary of Significant Accounting Policies

Yahoo Operating Business. On July 23, 2016, Yahoo! Inc. (“Yahoo” or the “Parent”) and Verizon Communications Inc. (“Verizon”) entered into the Stock Purchase Agreement (the “Original Stock Purchase Agreement”), pursuant to which Yahoo has agreed to sell, and Verizon has agreed to purchase (the “Sale”), all of the outstanding shares of Yahoo Holdings, Inc., a wholly owned subsidiary of Yahoo (“Yahoo Holdings”) and, prior to the sale of Yahoo Holdings, to cause Yahoo Holdings to sell to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to the Yahoo Operating Business (as defined below) (the “Foreign Sale Transaction”). Immediately prior to the consummation of the Sale, Yahoo Holdings will own Yahoo’s operating business. Under the Original Stock Purchase Agreement, the aggregate consideration to be paid to Yahoo by Verizon in connection with the Sale was $4,825,800,000 in cash, subject to certain adjustments as provided in the Original Stock Purchase Agreement.

Concurrently with the execution of the Original Stock Purchase Agreement, Yahoo entered into a Reorganization Agreement (the “Original Reorganization Agreement”) with Yahoo Holdings, pursuant to which Yahoo will transfer to Yahoo Holdings prior to the consummation of the Sale all of Yahoo’s assets and liabilities relating to the Yahoo Operating Business (as defined below), other than specified excluded assets and retained liabilities (the “Reorganization”).

On February 20, 2017, Yahoo and Verizon entered into an Amendment to Stock Purchase Agreement amending the Original Stock Purchase Agreement (the “Stock Purchase Agreement Amendment” and, together with the Original Stock Purchase Agreement, the “Stock Purchase Agreement”), and, concurrently with the execution of the Stock Purchase Agreement Amendment, Yahoo and Yahoo Holdings entered into an Amendment to Reorganization Agreement amending the Original Reorganization Agreement (the “Reorganization Agreement Amendment”). Additionally, concurrently with the execution of the Stock Purchase Agreement Amendment and the Reorganization Agreement Amendment, Yahoo, Yahoo Holdings, and Verizon entered into a Settlement and Release Agreement (the “Settlement and Release Agreement”).

The Stock Purchase Agreement Amendment, among other things, (i) reduced the consideration to be paid by Verizon to Yahoo in connection with the Sale by $350,000,000 to $4,475,800,000, (ii) provided that certain data security incidents to which Yahoo has been subject will be disregarded for purposes of determining whether certain closing conditions have been satisfied and in determining whether a “Business Material Adverse Effect” has occurred, and (iii) provided that the date after which each of Yahoo and Verizon may terminate the Stock Purchase Agreement if the Closing (as defined in the Stock Purchase Agreement) has not occurred has been extended to July 24, 2017.

The Reorganization Agreement Amendment provides, among other things, that Yahoo and Verizon will each be responsible for 50 percent of certain post-closing cash liabilities related to certain data security incidents and other data breaches incurred by Yahoo.

Under the terms of the Settlement and Release Agreement, among other things, Verizon released certain claims, subject to certain exceptions, that it (and its affiliates and representatives) may have against Yahoo (or its affiliates and representatives) relating to certain data security incidents and other data breaches incurred by Yahoo.

Upon completion of the Sale, Verizon will also receive for its benefit and that of its current and certain of its future affiliates, a non-exclusive, worldwide, perpetual, royalty-free license to certain intellectual property not core to Yahoo’s operating business (the “Excalibur IP Assets”) held by Excalibur IP, LLC, a wholly owned

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subsidiary of the Company (“Excalibur”), that is not being transferred to Yahoo Holdings with the operating business.

The excluded assets include Yahoo’s cash and marketable securities as of the closing of the Sale, Yahoo’s shares in Alibaba Group Holding Limited (“Alibaba Group”) and Yahoo Japan Corporation (“Yahoo Japan”), certain other minority equity investments, and all of the equity of Excalibur. The retained liabilities will include the 0.00% Convertible Senior Notes due 2018 issued by Yahoo in November 2013 (the “Convertible Notes”), securityholder litigation, certain director and officer indemnification obligations, and, pursuant to the Reorganization Agreement Amendment, 50 percent of certain post-closing cash liabilities related to certain data security incidents and other data breaches incurred by Parent. Following the closing of the Sale, the excluded assets and retained liabilities will remain in Parent which will be renamed Altaba Inc. and will become an independent, publicly traded, management investment company registered under the Investment Company Act of 1940.

The closing of the Sale is subject to certain conditions, including, among others, the approval of the Sale by Parent’s stockholders, the closing of the Reorganization, and certain other customary closing conditions.

We refer to the transactions contemplated by the Stock Purchase Agreement and the Reorganization Agreement as the “Sale Transaction.”

These combined financial statements relate to the operating business of Yahoo which is to be sold to Verizon pursuant to the Sale Transaction, which business we refer to in these combined financial statements as “Yahoo Operating Business.” These financial statements have been prepared on a combined basis as they represent a portion of the Parent’s business that was not historically a separate legal entity from the Parent. The combined financial statements have been prepared as if Yahoo Operating Business were a separate legal entity as of the dates and for the periods presented in the combined financial statements and described in these notes. Throughout these notes, references to actions of, or contracts entered into by, Yahoo Operating Business refer to historical actions of, or contracts entered into by, the Parent or one of its subsidiaries that are attributable to Yahoo Operating Business.

Yahoo Operating Business is a guide to digital information discovery, focused on informing, connecting, and entertaining users through its search, communications, and digital content products. By creating highly personalized experiences, Yahoo Operating Business helps users discover the information that matters most to them around the world—on mobile or desktop. Yahoo Operating Business creates value for advertisers with a streamlined, simple advertising technology that leverages Yahoo Operating Business’ data, content, and technology to connect advertisers with their target audiences. Advertisers can build their businesses through advertising to targeted audiences on Yahoo Operating Business’ online properties and services (“Yahoo Properties”) and a distribution network of third party entities (“Affiliates”) who integrate Yahoo Operating Business’ advertising offerings into their websites or other offerings (“Affiliate sites”). Yahoo Operating Business’ revenue is generated principally from search and display advertising. Yahoo Operating Business manages and measures its business geographically, principally in the Americas, EMEA (Europe, Middle East, and Africa) and Asia Pacific.

Basis of Presentation. The accompanying combined financial statements reflect the assets and liabilities, operating results, and cash flows of Yahoo Operating Business. The preparation of these combined financial statements includes the use of “carve-out” accounting procedures wherein only assets and liabilities that are specifically attributable to Yahoo Operating Business have been identified and attributed to Yahoo Operating Business, and all costs directly related to Yahoo Operating Business have been allocated to Yahoo Operating Business.

Financial statements have not historically been prepared for Yahoo Operating Business as it has not operated as a separate business. The accompanying combined financial statements include certain assets and liabilities that

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have historically been held at the Yahoo corporate level but are specifically identifiable or otherwise attributable to Yahoo Operating Business. Cash and cash equivalents held by Yahoo were not attributed to Yahoo Operating Business unless they were held in a legal entity that was dedicated to Yahoo Operating Business for the periods presented. All intercompany transactions and accounts have been eliminated. Net parent company investment is impacted by contributions from and distributions to Yahoo which are the result of treasury activities and net funding distributed to or provided by Yahoo. The other components impacting the net parent company investment are corporate cost allocations and income tax related transfers.

The combined financial statements of Yahoo Operating Business include all Parent expenses for certain functions, including general corporate expenses related to information technology, finance, legal, human resources, internal audit, treasury, tax, investor relations, and executive oversight except for certain costs related to management of the excluded assets, which have been excluded from Yahoo Operating Business’ operations. Management considers the expense allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these combined financial statements may not reflect the combined financial position, operating results, and cash flows of Yahoo Operating Business had Yahoo Operating Business been a separate stand-alone entity during the periods presented. The accompanying combined financial statements have been derived from the combined financial statements and accounting records of Yahoo. These combined financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.”). These principles require management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. Yahoo Operating Business evaluates its estimates, including those related to revenue, the useful lives of long-lived assets including property and equipment and intangible assets, originally developed content, acquired content, stock-based compensation, goodwill, income taxes, contingencies, and restructuring charges. Yahoo Operating Business bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.

The income tax amounts in these combined financial statements have been calculated based on a separate income tax return methodology and presented as if Yahoo Operating Business’ operations were separate taxpayers in the applicable jurisdictions.

Yahoo Operating Business maintains various share-based compensation plans. Yahoo Operating Business’ employees participate in those programs and a portion of the cost of those plans is included in Yahoo Operating Business’ combined financial statements. See Note 9—“Employee Benefits” for further description of the accounting for share-based compensation plans.

The accompanying combined financial statements have been prepared in connection with the Sale Transaction to demonstrate the historical results of operations, financial position, and cash flows of Yahoo Operating Business for the indicated periods under Yahoo’s management.

Concentration of Risk. Financial instruments that potentially subject Yahoo Operating Business to significant concentration of credit risk consist primarily of accounts receivable and derivative financial instruments.

Accounts receivable are typically unsecured and are derived from revenue earned from customers. Yahoo Operating Business performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

Yahoo Operating Business’ derivative instruments expose Yahoo Operating Business to credit risk to the extent that its derivative counterparties become unable to meet their financial obligations under the terms of the agreements. Yahoo Operating Business seeks to mitigate this risk by limiting its derivative counterparties to major financial institutions and by spreading the risk across several major financial institutions. In addition, the

Annex 2-8

potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis. See Note 7—“Foreign Currency Derivative Financial Instruments” for additional information related to Yahoo Operating Business’ derivative instruments.

Revenue under the Search and Advertising Sales Agreement (as amended, the “Microsoft Search Agreement”) with Microsoft Corporation (“Microsoft”) represented approximately 35 percent and 37 percent of Yahoo Operating Business’ revenue for the years ended December 31, 2015 and 2016, respectively, and no other individual customer accounted for 10 percent or more of Yahoo Operating Business’ revenue for 2015 or 2016. As of December 31, 2015 and 2016, no one customer accounted for 10 percent or more of the accounts receivable balance.

Comprehensive Loss. Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenue, expenses, and gains and losses that under GAAP are recorded as an element of Yahoo Operating Business’ equity but are excluded from net loss. Yahoo Operating Business’ other comprehensive loss consists of foreign currency translation adjustments from those subsidiaries and unrealized gains and losses on cash flow hedges.

Foreign Currency. The functional currency of Yahoo Operating Business’ international subsidiaries is evaluated on a case-by-case basis and is often the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenue and expenses. Translation gains (losses) are recorded in accumulated other comprehensive loss as a component of Yahoo Operating Business’ equity. Yahoo Operating Business records foreign currency transaction gains and losses, realized and unrealized and foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies in other (expense) income, net in the combined statements of operations. Yahoo Operating Business recorded a $22 million net loss in 2015 and a $4 million net gain in 2016.

Cash and Cash Equivalents. Yahoo Operating Business invests its excess cash in time deposits at high-credit corporate issuers which are classified as cash equivalents. All time deposits with an original maturity of 90 days or less are considered cash equivalents.

Allowance for Doubtful Accounts. Yahoo Operating Business records its allowance for doubtful accounts based upon its assessment of various factors. Yahoo Operating Business considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions, and other factors that may affect customers’ ability to pay to determine the level of allowance required.

Foreign Currency Derivative Financial Instruments. Yahoo Operating Business uses derivative financial instruments, primarily foreign currency forward contracts, to mitigate certain foreign currency exposures.

For derivatives designated as cash flow hedges, the effective portion of the unrealized gains or losses on these forward contracts is recorded in accumulated other comprehensive loss on Yahoo Operating Business’ combined balance sheets and reclassified into revenue in the combined statements of operations when the underlying hedged revenue is recognized. If the cash flow hedges were to become ineffective, the ineffective portion would be immediately recorded in other (expense) income, net in Yahoo Operating Business’ combined statements of operations.

Yahoo Operating Business hedges certain of its net recognized foreign currency assets and liabilities with foreign exchange forward contracts to reduce the risk that its earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These balance sheet hedges are used to partially offset the foreign currency exchange gains and losses generated by the re-measurement of certain assets and liabilities denominated in non-functional currency. Changes in the fair value of these derivatives are recorded in other (expense) income, net in Yahoo Operating Business’ combined statements of operations. The fair values of the balance sheet hedges are determined using quoted observable inputs.

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Yahoo Operating Business recognizes all derivative instruments as other assets or liabilities on Yahoo Operating Business’ combined balance sheets at fair value. See Note 7—“Foreign Currency Derivative Financial Instruments” for a full description of Yahoo Operating Business’ derivative financial instrument activities and related accounting.

Property and Equipment. Buildings are stated at cost and depreciated using the straight-line method over the estimated useful lives of 20 to 25 years. Leasehold improvements are amortized over the lesser of their expected useful lives and the remaining lease term. Computers and equipment and furniture and fixtures are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Property and equipment to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold and use is based on the excess of the carrying value of the asset over its fair value. No impairments of such assets were identified during any of the periods presented.

Capitalized Software and Labor. Yahoo Operating Business capitalized certain software and labor costs totaling approximately $31 million and $25 million during 2015 and 2016, respectively. Yahoo Operating Business capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project and ranges from one to three years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore amortization expense in future periods. During 2015 and 2016, the amortization of capitalized costs totaled approximately $144 million and $85 million, respectively. Capitalized software and labor costs are included in property and equipment, net. Included in the capitalized amounts above are $5 million and $4 million, respectively, of stock-based compensation expense in the years ended December 31, 2015 and 2016.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment on an annual basis and more frequently if impairment indicators are present. Yahoo Operating Business’ reporting units are at or one level below the operating segments level. The reporting unit’s carrying value is compared to its fair value. The estimated fair values of the reporting units are determined using either the market approach, income approach, or a combination of the market and income approach. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its estimated fair value. The income approach uses expected future operating results and failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. If the carrying value of the reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. The implied fair value is calculated by allocating all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business combination. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied estimated fair value. Yahoo Operating Business conducted its annual goodwill impairment test as of October 31. See Note 5—“Goodwill” for results of the goodwill impairment test.

Intangible Assets. Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis over one to seven years as the pattern of use is ratable. Yahoo Operating Business reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Intangible assets with indefinite useful

Annex 2-10

lives are not amortized but are reviewed for impairment whenever events or changes in circumstances indicate that it is more likely than not that the fair value is less than its carrying amount. If Yahoo Operating Business determines that an intangible asset with an indefinite life is more likely than not impaired, a quantitative test comparing the fair value of the indefinite-lived purchased intangible asset with its carrying amount is performed. Yahoo Operating Business estimates the fair value of indefinite-lived purchased intangible assets using an income approach. Measurement of any impairment losses on both definite-lived and indefinite-lived intangible assets are based on the excess of the carrying value of the asset over its fair value. See Note 6—“Intangible Assets, Net” for additional information.

Originally Developed Content and Acquired Content. Originally developed content and acquired content are both carried at cost. Originally developed content is amortized based on the expected pattern of viewing. Acquired content is amortized on a straight-line basis over the shorter of each program’s contractual window of availability or estimated period of use, beginning with the month of first availability. Marketing and general and administrative costs are expensed as incurred.

For originally developed content, Yahoo Operating Business performs regular recoverability assessments on a program-by-program basis. If there are any events or changes in circumstances indicating that Yahoo Operating Business should assess whether the fair value of originally developed content is less than its unamortized costs, Yahoo Operating Business performs a fair value analysis using an expected cash flow approach. The amount by which the unamortized costs of the originally developed content exceed estimated fair value is charged to expense as an asset impairment. During the year ended December 31, 2015, Yahoo Operating Business recorded an asset impairment charge of $16 million related to originally developed content.

For acquired content, Yahoo Operating Business compares the net realizable value on a program-by-program basis with the unamortized cost. The amount by which the unamortized costs of the acquired content exceed net realizable value is charged to expense as an asset impairment. During the year ended December 31, 2015, Yahoo Operating Business recorded an asset impairment charge of $28 million related to acquired content, primarily driven by a reduction of forecasted revenues to be generated from advertising on Yahoo Properties.

Leasing. Yahoo Operating Business leases office space and data centers under operating leases and certain data center equipment under capital lease agreements with original lease periods up to 15 years. Assets acquired under capital leases are amortized over the lesser of the useful life of the asset or the lease term. For the years ended December 31, 2015 and 2016, Yahoo Operating Business expensed $4 million and $3 million of interest related to capital leases, respectively, which approximated the cash payments made for interest. As of December 31, 2015 and 2016, Yahoo Operating Business had net capital lease obligations included in other short-tem and long-term liabilities on the combined balance sheets of $33 million and $23 million, respectively. Certain of the operating lease agreements contain rent holidays and rent escalation provisions. For purposes of recognizing these lease incentives on a straight-line basis over the term of the lease, Yahoo Operating Business uses the date that Yahoo Operating Business has the right to control the asset to begin rent expense. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the period of straight-line recognition of rent expense.

Yahoo Operating Business establishes assets and liabilities for the estimated construction costs incurred under build-to-suit lease arrangements to the extent Yahoo Operating Business is involved in the construction of structural improvements or take construction risk prior to commencement of a lease. Upon the right to control the facilities under build-to-suit leases, Yahoo Operating Business assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If Yahoo Operating Business continues to be the deemed owner, the facilities are accounted for as finance leases.

Income Taxes. Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Yahoo Operating Business records a valuation allowance against particular deferred income tax assets if it is more likely than not that those assets will not be realized. The provision for income taxes comprises Yahoo Operating Business’ current tax liability and change in deferred income tax assets and liabilities.

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Significant judgment is required in evaluating Yahoo Operating Business’ uncertain tax positions and determining its provision for income taxes. Yahoo Operating Business establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when Yahoo Operating Business believes that certain positions might be challenged despite its belief that its tax return positions are in accordance with applicable tax laws. Yahoo Operating Business adjusts these liabilities when new information becomes available, such as the closing of a tax audit, new tax legislation, developments in case law, or interactions with the tax authorities. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of changes to liabilities for tax-related uncertainties that are considered appropriate, as well as the related net interest and penalties. Income taxes paid, net of refunds received, were $37 million and $24 million in the years ended December 31, 2015 and 2016, respectively, if Yahoo Operating Business were to file a tax return on separate tax return basis. See Note 11—“Income Taxes” for additional information.

Revenue Recognition. Revenue is generated from offerings, which include clicks on text-based links to advertisers’ websites that appear primarily on search results pages (“search advertising”), the display of graphical, non-graphical, and video advertisements (“display advertising”), and other sources.

Search Revenue. Yahoo Operating Business recognizes revenue from search advertising on Yahoo Properties and Affiliate sites. Search revenue is recognized based on Paid Clicks. A Paid Click occurs when an end-user clicks on a sponsored listing on Yahoo Properties and Affiliate sites for which an advertiser pays on a per click basis. Yahoo Operating Business also sells search traffic to certain customers where it does not have a direct relationship with the advertiser, in which case revenue is also recognized based on Paid Clicks. In the Microsoft Search Agreement, Yahoo Operating Business agreed to request paid search results from Microsoft for 51 percent of search queries originating from desktop computers accessing Yahoo Properties and Affiliate sites (the “Volume Commitment”). There is no such Volume Commitment for traffic generated on mobile devices.

On April 15, 2015, the Parent and Microsoft entered into the Eleventh Amendment (the “Eleventh Amendment”) to the Microsoft Search Agreement. Pursuant to the Eleventh Amendment, Yahoo Operating Business completed the transition of its exclusive sales responsibilities to Microsoft for Microsoft’s paid search services to premium advertisers in the United States, Canada, and Europe on April 1, 2016 and in its remaining markets (other than Taiwan and Hong Kong) on June 1, 2016. Following the transition in each respective market, Yahoo Operating Business is considered the principal in the sale of traffic to Microsoft and other customers because Yahoo Operating Business is the primary obligor in its arrangements with Microsoft and has discretion in how search queries from Affiliate sites will be fulfilled and monetized. As a result, amounts paid to Affiliates under the Microsoft Search Agreement in the transitioned markets are recorded as cost of revenue—traffic acquisition costs (“TAC”) rather than as a reduction to revenue, resulting in revenue from the Microsoft Search Agreement being reported on a gross rather than net basis. Effective June 3, 2016, Yahoo and Microsoft further amended the Microsoft Search Agreement to provide that sales responsibilities for premium advertisers in Taiwan and Hong Kong will not be transitioned. TAC in those markets will continue to be reported as a reduction to revenue.

The table below presents how Yahoo Operating Business accounted for amounts paid to Affiliates related to the Microsoft Search Agreement in transitioned markets, and shows the impact of the implementation of the Eleventh Amendment in transitioned markets (in thousands):

	Years Ended December 31,
	2015	2016
Cost of revenue - TAC in transitioned markets(*)	$—	$812,105
Reduction to revenue in transitioned markets	$1,269,134	$273,705

(*)	For the year ended December 31, 2016, cost of revenue—TAC included $701 million in the Americas segment, $106 million in the EMEA segment, and $5 million in the Asia Pacific segment.

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See Note 14—“Microsoft Search Agreement” for a description of the Microsoft Search Agreement.

Prior to the Eleventh Amendment, Yahoo Operating Business was entitled to receive a percentage of the revenue (the “Revenue Share Rate”) generated from Microsoft’s services on Yahoo Properties and on Affiliate sites after deduction of the Affiliate sites’ share of revenue and certain Microsoft costs. The Revenue Share Rate was 88 percent for the first five years of the Microsoft Search Agreement and then increased to 90 percent on February 23, 2015. Pursuant to the Eleventh Amendment, the Revenue Share Rate increased to 93 percent, but Microsoft now receives its 7 percent revenue share before deduction of the Affiliate site’s share of revenue . The Yahoo Operating Business is responsible for paying the Affiliate for the Affiliate site’s share of revenue.

Yahoo Operating Business also recognizes search revenue generated from mobile and desktop ads served through Yahoo Gemini (Yahoo Operating Business’ unified marketplace for search and native advertising on Yahoo Properties and Affiliate sites). Yahoo Operating Business is considered the primary obligor to the advertisers who are the customers of the search advertising service. Accordingly, the search revenue generated from mobile and desktop ads served through Yahoo Gemini that involve traffic supplied by Affiliates is reported gross of the TAC paid to Affiliates (reported as cost of revenue—TAC) as Yahoo Operating Business performs the search service for advertisers.

In October 2015, Yahoo reached an agreement with Google Inc. (“Google”) that provides Yahoo with additional flexibility to choose among suppliers of search results and ads. Google’s offerings complement the search services provided by Microsoft and Yahoo Gemini. Yahoo Operating Business is considered the principal in the sale of traffic to Google because Yahoo Operating Business is the primary obligor in its arrangement with Google and has discretion in how search queries from Affiliate sites will be fulfilled and monetized. As a result, amounts paid to Affiliates under the Google agreement are recorded as cost of revenue—TAC. Additionally, Yahoo Operating Business generates search revenue from a revenue sharing arrangement with Yahoo Japan for search technology and services and records the related revenue as reported.

Display Revenue. Yahoo Operating Business recognizes revenue from display advertising on Yahoo Properties and Affiliate sites as impressions of or clicks on display advertisements, including native ads, are delivered. Impressions are delivered when a sold advertisement appears in pages viewed by users. Clicks are delivered when a user clicks on an advertisement. Arrangements for these services generally have terms of up to one year. For display advertising on Affiliate sites, Yahoo Operating Business pays Affiliates from the revenue generated from the display of these advertisements on the Affiliate sites. TAC are payments made to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties. The display revenue derived from these arrangements that involve traffic supplied by Affiliates is reported gross of the TAC paid to Affiliates (reported as cost of revenue—TAC) when Yahoo Operating Business is the primary obligor to the advertisers who are the customers of the display advertising service.

From time-to-time, Yahoo Operating Business may offer customized display advertising solutions to advertisers. These customized display advertising solutions combine Yahoo Operating Business’ standard display advertising with customized content, customer insights, and campaign analysis which are separate units of accounting. Due to the unique nature of these products, Yahoo Operating Business may not be able to establish selling prices based on historical stand-alone sales or third-party evidence; therefore, Yahoo Operating Business may use its best estimate to establish selling prices. Yahoo Operating Business establishes best estimates within a range of selling prices considering multiple factors including, but not limited to, class of advertiser, size of transaction, seasonality, margin objectives, observed pricing trends, available online inventory, industry pricing strategies, and market conditions. Yahoo Operating Business believes the use of the best estimates of selling price allows revenue recognition in a manner consistent with the underlying economics of the transaction.

Other Revenue. Other revenue includes listings-based services revenue, e-commerce, transaction revenue, royalties, patent licenses, and fees revenue. Listings-based services revenue is generated from a variety of consumer and business listings-based services, including classified advertising such as Yahoo Local and other

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services. Yahoo Operating Business recognizes listings-based services revenue when the services are performed. Transaction revenue is generated from facilitating commercial transactions through Yahoo Properties, principally from Yahoo Small Business, Yahoo Travel, and Yahoo Shopping. Yahoo Operating Business recognizes transaction revenue when there is evidence that qualifying transactions have occurred. The revenue streams associated with Yahoo Japan and Alibaba Group are considered operational in nature as they relate to licenses of intellectual property that are associated with the core operating business. As such, these amounts are reflected as a part of Yahoo Operating Business’ condensed combined statements of operations. Yahoo Operating Business receives royalties from Yahoo Japan which are recognized when earned. Yahoo Operating Business recorded revenue from Yahoo Japan of $228 million and $257 million, respectively, for the years ended December 31, 2015 and 2016. As of December 31, 2015 and 2016, Yahoo Operating Business had net receivable balances from Yahoo Japan of approximately $37 million and $46 million, respectively. Alibaba Group’s obligation to make royalty payments under the Technology and Intellectual Property License Agreement (the “TIPLA”) ceased on September 24, 2014 as a result of the Alibaba Group’s initial public offering (the “Alibaba Group IPO”) of American Depositary Shares (“ADSs”) and Yahoo Operating Business’ recognition of the remaining TIPLA deferred revenue was completed on September 18, 2015. Yahoo Operating Business recognized approximately $199 million for the year ended December 31, 2015, related to the TIPLA. Fees revenue consists of revenue generated from a variety of consumer and business fee-based services as well as services for small businesses. Yahoo Operating Business recognizes fees revenue when the services are performed.

In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the related fee is reasonably assured. Yahoo Operating Business’ arrangements generally do not include a provision for cancellation, termination, or refunds that would significantly impact revenue recognition.

Yahoo Operating Business accounts for cash consideration given to customers, for which it does not receive a separately identifiable benefit and cannot reasonably estimate fair value, as a reduction to revenue.

Current deferred revenue is comprised of contractual billings in excess of recognized revenue and payments received in advance of revenue recognition. Long-term deferred revenue includes amounts received for which revenue will not be earned within the next 12 months.

Cost of revenue—TAC. TAC consists of payments made to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties. TAC is either recorded as a reduction to revenue or as cost of revenue — TAC.

TAC related to the Microsoft Search Agreement was recorded as a reduction to revenue for reporting periods through March 31, 2016. Beginning in the second quarter of 2016, TAC related to the Microsoft Search Agreement is recorded as cost of revenue—TAC in markets that have completed the transition of exclusive sales responsibilities to Microsoft for paid search services to premium advertisers pursuant to the Eleventh Amendment as described above. See Note 14—“Microsoft Search Agreement” for additional information.

TAC recorded as cost of revenue — TAC also relates to Yahoo Operating Business’ other offerings. Yahoo Operating Business enters into Affiliate agreements of varying duration that involve TAC. There are generally two economic structures of the Affiliate agreements: fixed payments with or without a guaranteed minimum amount of traffic delivered or variable payments based on a percentage of Yahoo Operating Business’ revenue or based on a certain metric, such as the number of searches or paid clicks. Yahoo Operating Business expenses TAC under two different methods. Agreements with fixed payments are expensed ratably over the term the fixed payment covers or as the traffic is delivered. Agreements based on a percentage of revenue, number of searches, or other metrics are expensed based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

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Yahoo Operating Business also has an agreement to compensate a third party, Mozilla Corporation (“Mozilla”), to make Yahoo Operating Business the default search provider on certain of Mozilla’s products in the United States. Yahoo Operating Business records these payments as cost of revenue — TAC.

Cost of revenue—other. Cost of revenue-other consists of bandwidth costs, stock-based compensation, content, and other expenses associated with the production and usage of Yahoo Properties, including expense and amortization of developed technology and patents. Cost of revenue—other also includes costs for Yahoo’s technology platforms and infrastructure, including depreciation expense of facilities and other operating costs, directly related to revenue generating activities.

Amortization of Intangibles. Amortization of customer, affiliate, and advertiser-related relationships and tradenames, trademarks, and domain names are classified within amortization of intangibles. Amortization of developed technology and patents is included in cost of revenue—other.

Product Development. Product development expenses consist primarily of compensation-related expenses (including stock-based compensation expense) incurred for research and development, the development of, enhancements to, and maintenance and operation of Yahoo Properties, advertising products, technology platforms, and infrastructure. Depreciation expense, third-party technology and development expense, and other operating costs are also included in product development.

Advertising Costs. Costs of advertising are recorded as expense as advertising space or airtime is used. All other advertising costs are expensed as incurred. Advertising expense totaled approximately $184 million and $135 million for 2015 and 2016, respectively.

Restructuring Charges. Yahoo Operating Business has developed and implemented restructuring initiatives to improve efficiencies across the organization, reduce its cost structure, and/or better align its resources with Yahoo Operating Business’ product strategy. As a result of these plans, Yahoo Operating Business has recorded restructuring charges comprised principally of employee severance and associated termination costs related to the reduction of its workforce, the consolidation of certain real estate facilities and data centers, losses on subleases, and contract termination costs. Yahoo Operating Business’ restructuring plans include one-time termination benefits as well as certain contractual termination benefits or employee terminations under ongoing benefit arrangements. One-time termination benefits are recognized as a liability at estimated fair value when the approved plan of termination has been communicated to employees, unless employees must provide future service, in which case the benefits are recognized ratably over the future service period. Ongoing termination benefits arrangements are recognized as a liability at estimated fair value when the amount of such benefits becomes estimable and payment is probable. Contract termination costs are recognized at estimated fair value when the entity terminates the contract in accordance with the contract terms.

These restructuring initiatives require management to make estimates in several areas including: (i) expenses for severance and other employee separation costs; (ii) realizable values of assets made redundant, obsolete, or excessive; and (iii) the ability to generate sublease income and to terminate lease obligations at the estimated amounts.

Stock-Based Compensation Expense. The employees of Yahoo Operating Business participate in various Yahoo Operating Business stock compensation plans in which equity awards were granted to Yahoo Operating Business’ employees. Yahoo Operating Business recognizes stock-based compensation expense, net of an estimated forfeiture rate and therefore only recognizes compensation costs for those shares expected to vest over the service period of the award. Stock-based awards are valued based on the grant date fair value of these awards; Yahoo Operating Business records stock-based compensation expense on a straight-line basis over the requisite service period, generally one to four years.

Calculating stock-based compensation expense related to stock options requires the input of highly subjective assumptions, including the expected term of the stock options, stock price volatility, and the pre-vesting

Annex 2-15

forfeiture rate of stock awards. Yahoo Operating Business estimates the expected life of options granted based on historical exercise patterns, which Yahoo Operating Business believes are representative of future behavior. Yahoo Operating Business estimates the volatility of its common stock on the date of grant based on the implied volatility of publicly traded options on its common stock, with a term of one year or greater. Yahoo Operating Business believes that implied volatility calculated based on actively traded options on its common stock is a better indicator of expected volatility and future stock price trends than historical volatility. The assumptions used in calculating the fair value of stock-based awards represent Yahoo Operating Business’ best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and Yahoo Operating Business uses different assumptions, Yahoo Operating Business’ stock-based compensation expense could be materially different in the future. In addition, Yahoo Operating Business is required to estimate the expected pre-vesting award forfeiture rate, as well as the probability that performance conditions that affect the vesting of certain awards will be achieved, and only recognizes expense for those shares expected to vest. Yahoo Operating Business estimates the forfeiture rate based on historical experience of Yahoo Operating Business’ stock-based awards that are granted and cancelled before vesting. See Note 9—“Employee Benefits” for additional information.

Yahoo Operating Business uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, Yahoo Operating Business recognizes a tax benefit from stock-based awards in additional paid-in capital only if an incremental tax benefit is realized after all other tax attributes currently available to Yahoo Operating Business have been utilized. When tax deductions from stock-based awards are less than the cumulative book compensation expense, the tax effect of the resulting difference (“shortfall”) is charged first to additional paid-in capital, to the extent of Yahoo Operating Business’ pool of windfall tax benefits, with any remainder recognized in income tax expense. Yahoo Operating Business determined that it had a sufficient windfall pool available through the end of 2016 to absorb any shortfalls. In addition, Yahoo Operating Business accounts for the indirect effects of stock-based awards on other tax attributes, such as the research tax credit, through the combined statements of operations.

Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which defers by one year the effective date of ASU 2014-09. Accordingly, this guidance is effective for interim and annual periods beginning after December 15, 2017 with early adoption permitted for interim and annual periods beginning after December 15, 2016. In March 2016, the FASB issued ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which finalizes its amendments to the guidance in the new revenue standard on assessing whether an entity is a principal or an agent in a revenue transaction. This conclusion impacts whether an entity reports revenue on a gross or net basis. In April 2016, the FASB issued ASU 2016-10 “Identifying Performance Obligations and Licensing” which finalizes its amendments to the guidance in the new revenue standard regarding the identification of performance obligations and accounting for the license of intellectual property. In May 2016, the FASB issued ASU 2016-12 “Narrow-Scope Improvements and Practical Expedients” which finalizes its amendments to the guidance in the new revenue standard on collectability, noncash consideration, presentation of sales tax, and transition. The amendments are intended to make the guidance more operable and lead to more consistent application. The amendments have the same effective date and transition requirements as the new revenue recognition standard. The standard is required to be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. Yahoo Operating Business has not yet selected the transition method. Yahoo Operating Business will adopt the new revenue standards in its first quarter of 2018. Yahoo Operating Business is currently evaluating the effects, if any, that the adoption of this guidance will have on its financial position, results of operations, and cash flows.

Annex 2-16

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” that requires management to evaluate whether there are conditions and events that raise substantial doubt about Yahoo Operating Business’ ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management is required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Yahoo Operating Business’ ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and for annual and interim reporting periods thereafter. The adoption of this ASU did not have any impact on Yahoo Operating Business disclosures in the footnotes to its combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Yahoo Operating Business is currently evaluating the effects that the adoption of ASU 2016-02 will have on Yahoo Operating Business’ combined financial statements and anticipates the new guidance will significantly impact its combined financial statements given Yahoo Operating Business has a significant number of leases.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” as part of its simplification initiative, which involves several aspects of accounting for share-based payment transactions, including the income tax effects, statutory withholding requirements, forfeitures, and classification on the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Yahoo Operating Business will adopt this guidance in the first quarter of 2017. We are currently evaluating the impact to Yahoo Operating Business’ financial statements, but do not expect it to have a material impact.

In June 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force.” The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. Yahoo Operating Business is currently evaluating the effects, if any, that the adoption of this guidance will have on Yahoo Operating Business’ cash flows.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” which amends the accounting for income taxes. The new guidance requires the recognition of the income tax consequences of an intra-entity asset transfer, other than transfers of inventory, when the transfer occurs. For intra-entity transfers of inventory, the income tax effects will continue to be deferred until the inventory has been sold to a third party. The ASU is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The new guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Yahoo Operating Business is currently evaluating the effects, if any, that the adoption of this guidance will have on Yahoo Operating Business’ combined financial statements.

In November 2016, the FASB issued ASU No. 2016-18 “Statement of Cash Flows (Topic 230), Restricted Cash” which provides guidance on the presentation of restricted cash and restricted cash equivalents in the statements of cash flows. The new guidance requires restricted cash and restricted cash equivalents to be included within the cash and cash equivalents balances when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The ASU is effective for reporting periods beginning after December 15, 2017

Annex 2-17

with early adoption permitted. Yahoo Operating Business is currently evaluating the effects, if any, that the adoption of this guidance will have on Yahoo Operating Business’ cash flows.

In January 2017, the FASB issued ASU No. 2017-04 “Intangibles—Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment” which eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this ASU an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The ASU also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The ASU is effective for reporting periods beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Yahoo Operating Business is currently evaluating the effects, if any, that the adoption of this guidance will have on Yahoo Operating Business’ combined financial position, results of operations and cash flows.

Note 2 Fair Value Disclosures

The following table sets forth the financial assets and liabilities, measured at fair value, by level within the fair value hierarchy as of December 31, 2015 (in thousands):

	Fair Value Measurements at Reporting Date Using
Assets	Level 1	Level 2	Level 3	Total
Time deposits(1)	$—	$81,648	$—	$81,648
Foreign currency derivative contracts(2)	—	5,063	—	5,063

Financial assets at fair value	$—	$86,711	$—	$86,711
Liabilities
Foreign currency derivative contracts(2)	—	(1,019)	—	(1,019)

Total financial assets and liabilities at fair value	$—	$85,692	$—	$85,692

The following table sets forth the financial assets and liabilities, measured at fair value, by level within the fair value hierarchy as of December 31, 2016 (in thousands):

	Fair Value Measurements at Reporting Date Using
Assets	Level 1	Level 2	Level 3	Total
Time deposits(1)	$—	$39,598	$—	$39,598
Foreign currency derivative contracts(2)	—	11,684	—	11,684

Financial assets at fair value	$—	$51,282	$—	$51,282
Liabilities
Foreign currency derivative contracts(2)	—	(1,355)	—	(1,355)

Total financial assets and liabilities at fair value	$—	$49,927	$—	$49,927

Annex 2-18

(1)	Money market funds and time deposits are classified as part of cash and cash equivalents on the combined balance sheets.
(2)	Foreign currency derivative contracts are classified as part of either current or noncurrent assets or liabilities on the combined balance sheets. The notional amounts of the foreign currency derivative contracts were $300 million and $361 million as of December 31, 2015 and 2016, respectively.

The amount of cash included in cash and cash equivalents as of December 31, 2015 and 2016 was $443 million and $283 million, respectively.

The fair values of Yahoo Operating Business’ Level 1 financial assets and liabilities are based on quoted prices in active markets for identical assets or liabilities. The fair values of Yahoo Operating Business’ Level 2 financial assets and liabilities are obtained using quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices (e.g., interest rates and yield curves).

Activity between Levels of the Fair Value Hierarchy

During the years ended December 31, 2015 and 2016, Yahoo Operating Business did not make any transfers between Level 1, Level 2 and Level 3 assets or liabilities.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Goodwill and Definite-Lived Intangible Assets

The inputs used to measure the estimated fair value of goodwill and definite-lived intangible assets are classified as a Level 3 fair value measurement due to the significance of unobservable inputs using company-specific information. The valuation methodology used to estimate the fair value of goodwill and definite-lived intangible assets is discussed in Note 5—“Goodwill” and Note 6—“Intangible Assets, Net.”

Other Investments

As of both December 31, 2015 and 2016, Yahoo Operating Business held approximately $19 million of investments in equity securities of privately-held companies that are accounted for using the cost method. These investments are included within other long-term assets and investments on the combined balance sheets. Such investments are reviewed periodically for impairment.

Note 3 Combined Financial Statement Details

Prepaid Expenses and Other Current Assets

As of December 31, prepaid expenses and other current assets consisted of the following (in thousands):

	2015	2016
Prepaid expenses	$87,843	$73,671
Foreign currency forward and option contract assets	4,880	11,684
Other receivables non-trade	167,198	33,519
Restricted cash(*)	29,678	55,168
Income tax receivables	20,944	5,369
Other	12,941	12,398

Total prepaid expenses and other current assets	$323,484	$191,809

(*)

The amount represents customer funds received by Yahoo Operating Business in connection with its online e-commerce services in the Asia Pacific region that are restricted in a separate bank account. In addition, the

Annex 2-19

balance as of December 31, 2016 also included customer funds received by Yahoo Operating Business in connection with its fantasy sports that are restricted in separate bank accounts.

Property and Equipment, Net

As of December 31, property and equipment, net consisted of the following (in thousands):

	2015	2016
Land(1)	$215,740	$89,960
Buildings(1)(2)	840,083	935,515
Leasehold improvements(2)	252,985	249,698
Computers and equipment(2)	2,143,413	1,901,619
Capitalized software and labor	643,758	679,902
Furniture and fixtures(1)	86,418	74,526
Assets not yet in use	83,164	15,505

	4,265,561	3,946,725
Less: accumulated depreciation and amortization(2)	(2,718,238)	(2,736,788)

Total property and equipment, net	$1,547,323	$1,209,937

(1)	During 2016, Yahoo Operating Business completed the sale of certain property located in Santa Clara, California. The total carrying value of the property assets was $126 million, which mostly pertained to the land.
(2)	Yahoo Operating Business recorded assets under capital leases, primarily for computers and equipment and leasehold improvements, which had gross carrying values of $82 million and $57 million as of December 31, 2015 and December 31, 2016, respectively. Accumulated amortization related to these capital leases totaled $75 million and $52 million as of December 31, 2015 and December 31, 2016, respectively.

Other Long-Term Assets and Investments

As of December 31, other long-term assets and investments consisted of the following (in thousands):

	2015	2016
Deferred income taxes	$21,745	$18,228
Investments in privately-held companies	18,610	18,780
Foreign currency forward contracts	183	—
Other	70,174	39,173

Total other long-term assets and investments	$110,712	$76,181

Annex 2-20

Other Accrued Expenses and Current Liabilities

As of December 31, other accrued expenses and current liabilities consisted of the following (in thousands):

	2015	2016
Accrued content, connection, traffic acquisition, and other costs	$252,612	$400,172
Accrued compensation and related expenses	310,111	342,354
Income taxes payable	4,181	6,143
Accrued professional service expenses	39,875	29,809
Accrued sales and marketing related expenses	40,876	13,936
Accrued restructuring costs	40,283	27,041
Current liability for uncertain tax contingencies	12,586	2,409
Other	232,956	175,919

Total other accrued expenses and current liabilities	$933,480	$997,783

Deferred and Other Long-Term Tax Liabilities

As of December 31, deferred and other long-term tax liabilities consisted of the following (in thousands):

	2015	2016
Deferred and other income tax liabilities(1)	$63,807	$8,470
Long-term liability for uncertain tax contingencies(2)	342,964	344,553

Total deferred and other long-term tax contingencies	$406,771	$353,023

(1)	Deferred and other income tax liabilities are presented on a net basis by jurisdiction.
(2)	Includes interest and penalties.

Accumulated Other Comprehensive Loss

As of December 31, the components of accumulated other comprehensive loss were as follows (in thousands):

	2015	2016
Unrealized gains (losses) on cash flow hedges, net of tax	$482	$(19)
Foreign currency translation adjustments, net of tax	(248,775)	(264,464)

Accumulated other comprehensive loss	$(248,293)	$(264,483)

Noncontrolling Interests

As of December 31, noncontrolling interests were as follows (in thousands):

	2015	2016
Beginning noncontrolling interests	$43,755	$35,883
Distributions to noncontrolling interests	(15,847)	(5,948)
Net income attributable to noncontrolling interests	7,975	4,858

Ending noncontrolling interests	$35,883	$34,793

Annex 2-21

Other (Expense) Income, Net

Other (expense) income, net for 2015 and 2016 were as follows (in thousands):

	Years Ended December 31,
	2015	2016
Interest and investment income	$4,298	$2,834
Interest expense	(8,803)	(7,322)
Foreign exchange (loss) gain	(23,311)	4,283
Other	3,127	4,297

Total other (expense) income, net	$(24,689)	$4,092

Interest and investment income consists of income earned from cash and cash equivalents in bank accounts.

Interest expense consists of notes payable related to building and capital lease obligations for data centers.

Foreign exchange (loss) gain consists of foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies, and unrealized and realized foreign currency transaction gains and losses, including gains and losses related to balance sheet hedges. Additionally, in 2016, Yahoo Operating Business reclassified certain unrealized currency translation adjustments from accumulated other comprehensive loss and realized a net gain of $20 million due to the liquidation of foreign subsidiaries.

Other consists of gains from other non-operational items.

Reclassifications Out of Accumulated Other Comprehensive Loss

Reclassifications out of accumulated other comprehensive loss for the period ended December 31, 2015 were as follows (in thousands):

	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Statement of Operations
Realized losses on cash flow hedges, net of tax	$4,421	Revenue

Total reclassifications for the period	$4,421

Reclassifications out of accumulated other comprehensive loss for the period ended December 31, 2016 were as follows (in thousands):

	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Statement of Operations
Realized losses on cash flow hedges, net of tax	$4,298	Revenue
Realized (gains) losses on foreign currency translation adjustments (“CTA”):
Liquidation of foreign subsidiary CTA reclassification	1,110	Restructuring charges, net
Liquidation of foreign subsidiary CTA reclassification	(21,204)	Other (expense) income, net

Total reclassifications for the period	$(15,796)

Annex 2-22

Note 4 Acquisitions And Dispositions

The following table summarizes acquisitions (including business combinations and asset acquisitions) completed during the year ended December 31, 2015 (in millions):

	Purchase Price	Goodwill	Amortizable Intangibles
Polyvore	$161	$131	$19
Other acquisition	$23	$22	$5

At the completion date of each acquisition, Yahoo Operating Business recorded goodwill where the purchase price exceeded the fair value of the net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis and more frequently if impairment indicators are present. The majority of the goodwill originating from these acquisitions was subsequently impaired in the fourth quarter of 2015. See Note 5—“Goodwill” for results of the goodwill impairment test.

Transactions completed in 2015

Polyvore. On September 2, 2015, Yahoo Operating Business acquired Polyvore, Inc. (“Polyvore”), a social commerce website that lets users across the globe discover and shop for their favorite products in fashion, beauty and home décor.

The total purchase price of approximately $161 million consisted of cash consideration. Under the terms of the agreement, Yahoo Operating Business acquired all of the equity interests (including all outstanding vested options) of Polyvore. Outstanding Polyvore unvested options were assumed and converted into equivalent awards for Yahoo common stock valued at $7 million, which is being recognized by Yahoo Operating Business as stock-based compensation expense as the options vest over periods of up to four years from the date of the acquisition.

Separately, in connection with the acquisition, Yahoo Operating Business is also recognizing stock-based compensation expense of $15 million over a period of four years from the date of the acquisition. This amount is comprised of Yahoo common stock issued to the founders (which had a fair value of $15 million at the acquisition date). As part of the Sale Transaction, the Parent retains the obligation to distribute the Yahoo common stock held in escrow that was issued to the founders, but is subject to forfeiture and will be released over four years from the date of the acquisition provided they remain employees of Yahoo Operating Business (or a successor company).

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows (in thousands):

Cash acquired	$6,019
Other tangible assets acquired	12,057
Amortizable intangible assets:
Developed technology	17,550
Tradename	1,150
Customer contracts and related relationships	225
Goodwill	131,084

Total assets acquired	168,085
Liabilities assumed	(7,503)

Total	$160,582

Annex 2-23

The amortizable intangible assets have useful lives not exceeding five years and a weighted average useful life of three years. The purchase price of $161 million exceeded the estimated fair value of the tangible and identifiable intangible assets and liabilities acquired and, as a result of the allocation, Yahoo Operating Business recorded goodwill of $131 million in connection with this transaction. Goodwill represented the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. The entire goodwill amount was recorded in the Americas segment.

Other Acquisitions—During the year ended December 31, 2015, Yahoo Operating Business acquired one other company which was accounted for as a business combination. The total purchase price for this acquisition was $23 million. The purchase price allocation of the assets acquired and liabilities assumed based on their estimated fair values was as follows: $5 million to amortizable intangibles; $4 million to net liabilities assumed; and the remainder of $22 million to goodwill. Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. The entire goodwill amount was recorded in the EMEA segment.

Yahoo Operating Business’ business combinations completed during the year ended December 31, 2015 did not have a material impact on Yahoo Operating Business’ combined statements of operations, and therefore proforma disclosures have not been presented.

Yahoo Operating Business did not make any acquisitions during the year ended December 31, 2016.

Patent Sale and License Agreement

During 2014, Yahoo Operating Business entered into a patent sale and license agreement for total cash consideration of $460 million. The total consideration was allocated based on the estimated relative fair value of each of the elements of the agreement: $61 million was allocated to the sale of patents (“Sold Patents”), $135 million to the license to existing patents (“Existing Patents”) and $264 million to the license of patents developed or acquired in the five years following the date Yahoo Operating Business entered into such agreement (“Capture Period Patents”).

The amounts allocated to the license of the Existing Patents are being recorded as revenue over the four-year payment period under the license when payments are due. The amounts allocated to the Capture Period Patents are being recorded as revenue over the five-year capture period. Yahoo Operating Business recognized $86 million in revenue related to the Existing Patents and the Capture Period Patents in each of the years ended December 31, 2015 and 2016.

Patent Sale Agreements

During 2015 and 2016, Yahoo Operating Business sold certain patents and recorded a gain on sale of patents of approximately $11 million and $2 million, respectively.

Sale of Santa Clara Property

During 2016, Yahoo Operating Business entered into a purchase agreement to sell certain property located in Santa Clara, California. The total carrying value of the property assets was $126 million, which mostly pertained to the land, and was reported within the Americas segment. The decision to sell this property was largely based upon a general lack of operational need for the land and recent improvements in market conditions for commercial real estate in the area. The sale under the purchase agreement was finalized on June 16, 2016 for total proceeds of $246 million, net of closing costs of $4 million. During the year ended December 31, 2016, Yahoo Operating Business recorded a gain of $120 million, net of closing costs, on the sale of the property assets which is included in gain on sale of patents and land in our combined statements of operations.

Annex 2-24

Note 5 Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2016 were as follows (in thousands):

	Americas(1)	EMEA(2)	Asia Pacific(3)	Total
Net balance as of January 1, 2015	$4,322,219	$532,469	$297,882	$5,152,570
Acquisitions and related adjustments	130,450	21,606	—	152,056
Goodwill impairment charge	(3,929,576)	(531,261)	—	(4,460,837)
Foreign currency translation adjustments	(4,207)	(22,814)	(8,654)	(35,675)

Net balance as of December 31, 2015	$518,886	$—	$289,228	808,114
Goodwill impairment charge	(394,901)	—	—	(394,901)
Foreign currency translation adjustments	—	—	2,596	2,596

Net balance as of December 31, 2016	$123,985	—	$291,824	$415,809

(1)	Gross goodwill balances for the Americas segment were $4.3 billion as of January 1, 2015 and $4.4 billion as of December 31, 2016. The Americas segment includes accumulated impairment losses of $4.3 billion as of December 31, 2016.
(2)	Gross goodwill balances for the EMEA segment were $1.2 billion as of January 1, 2015 and December 31, 2016. The EMEA segment includes accumulated impairment losses of $630 million as of January 1, 2015, and $1.2 billion as of December 31, 2016
(3)	Gross goodwill balances for the Asia Pacific segment were $457 million as of January 1, 2015 and $451 million as of December 31, 2016. The Asia Pacific segment includes accumulated impairment losses of $159 million as of January 1, 2015 and December 31, 2016.

Goodwill Impairment Testing

Goodwill is not amortized but is tested for impairment annually (as of October 31) at the reporting unit level or whenever Yahoo Operating Business identifies certain triggering events or circumstances that would more likely than not reduce the estimated fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, regulatory changes, loss of key personnel and reporting unit and macro-economic factors such as deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets.

Goodwill is tested for impairment at the reporting unit level, which is at or one level below Yahoo Operating Business’ operating segments. Yahoo Operating Business identified U.S. & Canada, Latin America, and Tumblr as the reporting units below the Americas operating segment; EMEA is the reporting unit as well as the operating segment; and Taiwan, Hong Kong, Australia & New Zealand, India & Southeast Asia as the reporting units below the Asia Pacific operating segment. These operating segments are the same as Yahoo Operating Business’ reportable segments.

To test for impairment, Yahoo Operating Business uses the two-step quantitative test.

Step One

The first step of the quantitative test involves comparing the estimated fair value of Yahoo Operating Business’ reporting units to their carrying values, including goodwill.

To estimate fair value, the company uses the market approach, income approach, or a combination of the two. Under the market approach, Yahoo Operating Business utilizes publicly-traded comparable company information to determine revenue and earnings multiples that are used to value Yahoo Operating Business’ reporting units.

Annex 2-25

Under the income approach, Yahoo Operating Business determines fair value based on estimated future cash flows of each reporting unit discounted by an estimated weighted-average cost of capital, reflecting the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Yahoo Operating Business bases cash flow projections for each reporting unit using a forecast of cash flows and a terminal value based on the Perpetuity Growth Model.

Step Two

For any reporting units, where the carrying value exceeds the estimated fair value, as determined in step one, Yahoo Operating Business performs step two to measure the amount of impairment, if any. The second step of the quantitative test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. The implied fair value is calculated by allocating all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business combination. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

2016 Impairment Testing

Interim Test. After recording the goodwill impairment charge for Tumblr during the fourth quarter of 2015, the fair value of the Tumblr reporting unit approximated its carrying value. As such, any significant unfavorable changes in the forecast would result in the fair value being less than the carrying value. During the second quarter of 2016, Yahoo Operating Business determined that there were indicators present to suggest that it was more likely than not that the fair value of the Tumblr reporting unit was less than its carrying amount. The significant changes for the Tumblr reporting unit subsequent to the annual goodwill impairment test performed as of October 31, 2015 included a decline in the 2016 and beyond forecasted revenue, operating income and cash flows.

To test the Tumblr reporting unit for impairment, Yahoo Operating Business used the two-step quantitative test. Consistent with methodology used for the prior year’s annual goodwill impairment testing, Yahoo Operating Business estimated the fair value of the Tumblr reporting unit using an income approach which was deemed to be the most indicative of fair value in an orderly transaction between market participants. Under the income approach, Yahoo Operating Business determined fair value based on estimated future cash flows of the Tumblr reporting unit discounted by an estimated weighted-average cost of capital, reflecting the overall level of inherent risk of the Tumblr reporting unit and the rate of return an outside investor would expect to earn. Yahoo Operating Business based its cash flow projections for the Tumblr reporting unit using a forecast of cash flows and a terminal value based on the Perpetuity Growth Model. The forecast and related assumptions were derived from an updated financial forecast prepared during the second quarter of 2016. As a result of the analysis, Yahoo Operating Business concluded that the carrying value of the Tumblr reporting unit exceeded its estimated fair value. The second step of the quantitative test was performed by comparing the carrying value of the goodwill in the Tumblr reporting unit to its implied fair value. The step two quantitative test for the Tumblr reporting unit resulted in an impairment for the Tumblr reporting unit, and Yahoo Operating Business recorded a goodwill impairment charge of $395 million during the second quarter of 2016.

Annual Test. As of October 31, 2016, Yahoo Operating Business conducted its annual impairment test and no additional impairment was identified.

The remaining goodwill related to the Tumblr reporting unit as of December 31, 2016 was $124 million, which is included in the Americas operating segment. As of December 31, 2016, there was also goodwill remaining for Taiwan, Hong Kong, and Australia & New Zealand reporting units, which are included in the Asia Pacific operating segment.

Annex 2-26

2015 Impairment Testing

In 2015, the estimated fair values of the reporting units for all reporting units identified, except for Tumblr and Latin America, were estimated using a combination of a market approach and an income approach, giving equal weighting to each. This combination is deemed to be the most indicative of the reporting units’ estimated fair value in an orderly transaction between market participants and is consistent with the methodology used for the goodwill impairment test in prior years. For the Tumblr reporting unit, the fair value was estimated using an income approach which was deemed to be the most indicative of fair value in an orderly transaction between market participants. For the Latin America reporting unit, the fair value was estimated using the market approach as the income approach yielded negative cash flows and was not deemed to be comparable. The forecast and related assumptions were derived from the most recent annual financial forecast for which the planning process commenced in the fourth quarter of 2015. The estimated fair values of Yahoo Operating Business’ Taiwan, Hong Kong, and Australia & New Zealand reporting units exceeded their estimated carrying values and therefore goodwill in those reporting units was not impaired. In 2015, the carrying value exceeded the fair value for the following reporting units: U.S. & Canada, Europe, Tumblr and Latin America. Yahoo Operating Business completed an assessment of the implied fair value of these reporting units, which resulted in an impairment of all goodwill for the U.S. & Canada, Europe, and Latin America reporting units and a partial impairment for the Tumblr reporting unit. Yahoo Operating Business recorded goodwill impairment charges of $3,692 million, $531 million, $230 million and $8 million, associated with the U.S. & Canada, Europe, Tumblr, and Latin America reporting units, respectively, for the year ended December 31, 2015. The impairments were a result of a combination of factors, including a sustained decrease in Yahoo Operating Business’ market capitalization in fourth quarter of 2015 and lower estimated projected revenue and profitability in the near term. The lower estimated projected cash flows and higher discount rates were used to estimate the fair value of each reporting unit affected by such changes.

Note 6 Intangible Assets, Net

The following table summarizes Yahoo Operating Business’ intangible assets, net (in thousands):

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization(*)	Net
Customer, affiliate, and advertiser related relationships	$355,568	$(135,513)	$220,055
Developed technology and patents	170,289	(83,380)	86,909
Tradenames, trademarks, and domain names	67,119	(26,814)	40,305

Total intangible assets, net	$592,976	$(245,707)	$347,269

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization(*)	Impairment Charge	Net
Customer, affiliate, and advertiser related relationships	$350,896	$(181,451)	$(66,680)	$102,765
Developed technology and patents	128,732	(81,489)	—	47,243
Tradenames, trademarks, and domain names	66,631	(34,340)	(20,655)	11,636

Total intangible assets, net	$546,259	$(297,280)	$(87,335)	$161,644

(*)	Cumulative foreign currency translation adjustments, reflecting movement in the currencies of the underlying entities, totaled approximately $18 million and $17 million for the years ended as of December 31, 2015 and 2016, respectively.

Annex 2-27

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis, as follows:

•	Customer, affiliate, and advertiser related relationships—one to six years;

•	Developed technology and patents—three to six years; and

•	Tradenames, trademarks, and domain names—three to seven years.

Yahoo Operating Business recognized amortization expense for intangible assets of $137 million and $100 million for 2015 and 2016, respectively, including $58 million and $42 million, respectively, included in cost of revenue-other. Based on the current amount of intangibles subject to amortization, the estimated amortization expense for each of the succeeding years is as follows: 2017: $76 million; 2018: $55 million; 2019: $30 million; and 2020 and after: $1 million.

Intangibles Impairment Testing

Yahoo Operating Business reviews identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Intangible assets with indefinite useful lives are not amortized but are reviewed for impairment whenever events or changes in circumstances indicate that it is more likely than not that the fair value is less than its carrying amount. If Yahoo Operating Business determines that an intangible asset with an indefinite life is more likely than not impaired, a quantitative test comparing the fair value of the indefinite-lived purchased intangible asset with its carrying amount is performed. Yahoo Operating Business estimates the fair value of indefinite-lived purchased intangible assets using an income approach. Measurement of any impairment losses on both definite-lived and indefinite-lived intangible assets are based on the excess of the carrying value of the asset over its fair value.

As a result of the impairment testing performed in the fourth quarter of 2015, the entire carrying value of the indefinite-lived intangible assets were fully impaired as of December 31, 2015, and Yahoo Operating Business did not purchase any indefinite-lived intangibles during 2016. As of December 31, 2016, Yahoo Operating Business only had definite-lived intangible assets.

2016 Testing

During the second quarter of 2016, Yahoo Operating Business reviewed its Tumblr asset group for impairment as there were events and changes in circumstances that indicated that the carrying value of the long-lived assets may not be recoverable. As a result, Yahoo Operating Business performed a quantitative test comparing the fair value of the Tumblr long-lived assets with the carrying amounts and recorded a partial impairment charge of $87 million associated with its definite-lived intangible assets, which were included within customer, affiliate, and advertiser related relationships and tradenames, trademarks, and domain names in the Americas segment.

In the fourth quarter of 2016, Yahoo Operating Business reviewed its definite-lived intangible assets for impairment. No impairment was identified for definite-lived intangibles.

2015 Testing

In the fourth quarter of 2015, Yahoo Operating Business reviewed both definite-lived and indefinite-lived intangible assets for impairment. No impairment was identified for definite-lived intangibles. For indefinite-lived intangibles, Yahoo Operating Business performed a quantitative test comparing the fair value of the indefinite-lived intangible assets with their carrying amount and recorded an impairment charge of $15 million related to certain indefinite-lived intangible assets in the EMEA segment. As a result, the entire carrying value of the indefinite-lived intangible assets was fully impaired as of December 31, 2015.

Annex 2-28

Note 7 Foreign Currency Derivative Financial Instruments

Yahoo Operating Business uses derivative financial instruments, primarily forward contracts, to mitigate risk associated with adverse movements in foreign currency exchange rates.

Yahoo Operating Business records all derivatives in the combined balance sheets at fair value, with assets included in prepaid expenses and other current assets or other long-term assets, and liabilities included in accrued expenses and other current liabilities or other long-term liabilities. Yahoo Operating Business’ accounting treatment for these instruments is based on whether or not the instruments are designated as a hedging instrument. The effective portions of cash flow hedges are recorded in accumulated other comprehensive loss until the hedged item is recognized in revenue on the combined statements of operations when the underlying hedged revenue is recognized. Any ineffective portions of cash flow hedges are recorded in other (expense) income, net on Yahoo Operating Business’ combined statements of operations. For balance sheet hedges, changes in the fair value are recorded in other (expense) income, net on Yahoo Operating Business’ combined statements of operations.

Yahoo Operating Business enters into master netting arrangements, which are designed to reduce credit risk associated with contracts held by Yahoo Operating Business by permitting net settlement of foreign exchange contracts with the same counterparty, subject to applicable requirements. Yahoo Operating Business presents its derivative assets and liabilities at their gross fair values on the combined balance sheets. Yahoo Operating Business is not required to pledge, and is not entitled to receive, cash collateral related to these derivative transactions.

Designated as Hedging Instruments

Cash Flow Hedges. Yahoo Operating Business entered into foreign currency forward contracts designated as cash flow hedges of varying maturities through January 31, 2017. The cash flow hedges were considered to be effective as of December 31, 2015 and 2016. All of the forward contracts designated as cash flow hedges that were settled were reclassified to revenue within fiscal years 2015 and 2016, and Yahoo Operating Business recognized the hedge forecasted revenue related to these contacts as of December 31, 2015 and 2016. These trades were de-designated as of December 31, 2016 and all current outstanding cash flow hedges have been reclassified into revenue during 2016. For the years ended December 31, 2015 and 2016, the amounts recorded in other (expense) income, net as a result of hedge ineffectiveness were not material.

Not Designated as Hedging Instruments

Balance Sheet Hedges. Yahoo Operating Business hedges certain of its net recognized foreign currency assets and liabilities with foreign exchange forward contracts to reduce the risk that its earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These derivative instruments hedge assets and liabilities, including intercompany transactions, which are denominated in foreign currencies.

Notional amounts of Yahoo Operating Business’ outstanding derivative contracts as of December 31, 2015 and 2016 (in millions) were as follows:

	December 31,
	2015	2016
Derivatives designated as hedging instruments:
Cash flow hedge forwards	$75	$19
Derivatives not designated as hedging instruments:
Balance sheet hedges	$225	$342

Annex 2-29

Foreign currency derivative activity for the year ended December 31, 2015 was as follows (in millions):

	Beginning Fair Value	Settlement Payment (Receipt), Net	Gain (Loss) Recorded in Other (Expense) Income, Net	Gain (Loss) Recorded in Other Comprehensive Loss	Gain (Loss) Recorded in Revenue	Ending Fair Value
Derivatives designated as hedging instruments:
Cash flow hedges	$8	$—	$(1)	$(2)	$(3)	$2
Derivatives not designated as hedging instruments:
Balance sheet hedges	$4	$(21)	$19	$—	$—	$2

Foreign currency derivative activity for the year ended December 31, 2016 was as follows (in millions):

	Beginning Fair Value	Settlement Payment (Receipt), Net	Gain (Loss) Recorded in Other (Expense) Income, Net	Gain (Loss) Recorded in Other Comprehensive Loss	Gain (Loss) Recorded in Revenue	Ending Fair Value
Derivatives designated as hedging instruments:
Cash flow hedges	$2	$5	$1	$(1)	$(7)	$—
Derivatives not designated as hedging instruments:
Balance sheet hedges	$2	$(4)	$13	$—	$—	$11

Foreign currency derivative contracts balance sheet location and ending fair value was as follows (in millions):

	Balance Sheet Location	December 31, 2015	December 31, 2016
Derivatives designated as hedging instruments:
Cash flow hedges	Asset(1)	$2	$—
	Liability(2)	$—	$—
Derivatives not designated as hedging instruments:
Balance sheet hedges	Asset(1)	$3	$12
	Liability(2)	$(1)	$(1)

(1)	Included in prepaid expenses and other current assets or other long-term assets and investments on the combined balance sheets.
(2)	Included in other accrued expenses and current liabilities or other long-term liabilities on the combined balance sheets.

See the Foreign Currency Derivative Financial Instruments section within Note 1—“Yahoo Operating Business and Summary of Significant Accounting Policies” for additional information.

Note 8 Commitments And Contingencies

Lease Commitments. Yahoo Operating Business leases office space and data centers under operating and capital lease agreements with original lease periods of up to 15 years which expire between 2017 and 2025.

Rent expense for all operating leases was approximately $77 million and $60 million for 2015 and 2016, respectively.

Annex 2-30

Many of Yahoo Operating Business’ leases contain one or more of the following options which Yahoo Operating Business can exercise at the end of the initial lease term: (i) renewal of the lease for a defined number of years at the then fair market rental rate or at a slight discount to the fair market rental rate; (ii) purchase of the property at the then fair market value; or (iii) right of first offer to lease additional space that becomes available.

A summary of gross and net lease commitments as of December 31, 2016 was as follows (in millions):

	Gross Operating Lease Commitments	Sublease Income	Net Operating Lease Commitments
Years ending December 31,
2017	$103	$(16)	$87
2018	75	(12)	63
2019	60	(9)	51
2020	47	(7)	40
2021	37	(5)	32
Due after 5 years	86	(2)	84

Total gross and net lease commitments	$408	(51)	$357

Capital Lease Commitments
Years ending December 31,
2017	$11
2018	9
2019	5
2020	—
2021	—
Due after 5 years	3

Gross capital lease commitments	$28
Less: interest	5

Net capital lease commitments included in other accrued expenses and current liabilities and other long-term liabilities	$23

Affiliate Commitments. Yahoo Operating Business is obligated to make payments, which represent TAC, to its Affiliates. As of December 31, 2016, these commitments totaled $925 million, of which $300 million will be payable in each of 2017, 2018, and 2019, and $25 million will be payable in 2020.

Non-cancelable Obligations. Yahoo Operating Business is obligated to make payments under various non-cancelable arrangements with vendors and other business partners, principally for content, bandwidth, and marketing arrangements. As of December 31, 2016, these commitments totaled $172 million, of which $86 million will be payable in 2017, $55 million will be payable in 2018, $17 million will be payable in 2019, $4 million will be payable in 2020, $3 million will be payable in 2021, and $7 million will be payable thereafter.

Intellectual Property Rights. Yahoo Operating Business is committed to make certain payments under various intellectual property arrangements of up to $12 million through 2023.

Note Payable Obligations. Yahoo Operating Business is obligated to make payments for notes payable related to two buildings in Sunnyvale, California. The estimated timing and amounts of payments totaled $52 million, of which $5 million will be payable each year from 2017 through 2021, and $27 million will be payable thereafter.

Annex 2-31

Standby Letters of Credit. As of December 31, 2016, Yahoo Operating Business had outstanding potential obligations relating to standby letters of credit of $38 million. Standby letters of credit are financial guarantees provided by third parties for ongoing operating liabilities such as leases, utility bills, taxes, and insurance. If any letter of credit is drawn upon by a beneficiary, Yahoo Operating Business is obligated to reimburse the provider of the guarantee. The standby letters of credit generally renew annually.

Other Commitments. In the ordinary course of business, Yahoo Operating Business may provide indemnifications of varying scope and terms to customers, vendors, lessors, joint ventures and business partners, purchasers of assets or subsidiaries and other parties with respect to certain matters, including, but not limited to, losses arising out of Yahoo Operating Business’ breach of agreements or representations and warranties made by Yahoo Operating Business, services to be provided by Yahoo Operating Business, intellectual property infringement claims made by third parties or, with respect to the sale, lease, or assignment of assets, or the sale of a subsidiary, matters related to Yahoo Operating Business’ conduct of the business and tax matters prior to the sale, lease or assignment. In addition, Yahoo Operating Business has also agreed to indemnify certain former officers, directors, and employees of acquired companies in connection with the acquisition of such companies. Yahoo Operating Business maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its current and former directors and officers, and former directors and officers of acquired companies, in certain circumstances. It is not possible to determine the aggregate maximum potential loss under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements might not be subject to maximum loss clauses. Historically, Yahoo Operating Business has not incurred material costs as a result of obligations under these agreements and it has not accrued any material liabilities related to such indemnification obligations in Yahoo Operating Business’ combined financial statements.

As of December 31, 2016, Yahoo Operating Business did not have any relationships with uncombined entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, Yahoo Operating Business is not exposed to any financing, liquidity, market, or credit risk that could arise if Yahoo Operating Business had such relationships. In addition, Yahoo Operating Business identified no variable interests currently held in entities for which it is the primary beneficiary.

Legal Contingencies

Patent Matters. From time to time, third parties assert patent infringement claims against Yahoo Operating Business. Currently, Yahoo Operating Business is engaged in lawsuits regarding patent issues and has been notified of other potential patent disputes.

TCPA Litigation Concerning Yahoo Messenger. On March 21, 2014 and April 16, 2014, civil complaints were filed in the U.S. District Court for the Northern District of Illinois by plaintiffs Rachel Johnson and Zenaida Calderin, respectively, against Yahoo, alleging that the process by which Yahoo Messenger sends a notification SMS message in addition to delivering a user’s instant message to a recipient’s cellular telephone constitutes a violation of the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227. The penalty per violation ranges from $500 to $1,500. The complaints, which were consolidated, seek statutory damages for a purported class of plaintiffs. In January 2016, the District Court denied class certification treatment proposed by plaintiff Calderin, who accepted a $1,500 offer of judgment to resolve her case in its entirety. The District Court certified a class proposed by plaintiff Johnson comprising more than 300,000 potential members. Yahoo sought permission from the United States Court of Appeals for the Seventh Circuit to appeal the District Court’s certification order, which the Court of Appeals denied. No decision has been made on the merits of plaintiffs’ claims, which Yahoo is defending vigorously. Yahoo also previously defended related litigation in the United States District Court for the Southern District of California, which denied class certification in September 2015; that case was dismissed with prejudice in March 2016.

Annex 2-32

General. Yahoo Operating Business is regularly involved in claims, suits, government investigations, and proceedings arising from the ordinary course of Yahoo Operating Business’ business, including actions with respect to intellectual property claims, privacy, consumer protection, information security, data protection or law enforcement matters, tax matters, labor and employment claims, commercial claims, as well as actions involving content generated by users, stockholder derivative actions, purported class action lawsuits, and other matters.

Yahoo has determined, based on current knowledge, that the amount or range of reasonably possible losses, including reasonably possible losses in excess of amounts already accrued, is not reasonably estimable with respect to certain matters described above. Yahoo has also determined, based on current knowledge, that the aggregate amount or range of losses that are estimable with respect to Yahoo Operating Business’ legal proceedings, including the matters described above, would not have a material adverse effect on Yahoo Operating Business’ combined financial position, results of operations or cash flows. Amounts accrued as of December 31, 2016 were not material. The ultimate outcome of legal proceedings involves judgments, estimates and inherent uncertainties, and cannot be predicted with certainty. In the event of a determination adverse to Yahoo, its subsidiaries, directors, or officers in these matters, Yahoo Operating Business may incur substantial monetary liability, and be required to change its business practices. Either of these events could have a material adverse effect on Yahoo Operating Business’ combined financial position, results of operations, or cash flows. Yahoo Operating Business may also incur substantial legal fees, which are expensed as incurred, in defending against these claims.

Security Incidents Contingencies

On September 22, 2016, Yahoo disclosed that a copy of certain user account information for approximately 500 million user accounts was stolen from Yahoo Operating Business’ network in late 2014 (the “2014 Security Incident”). On December 14, 2016, Yahoo disclosed that, based on its outside forensic expert’s analysis of data files provided to Yahoo in November 2016 by law enforcement, Yahoo believes an unauthorized third party stole data associated with more than one billion user accounts in August 2013 (the “2013 Security Incident”). In November and December 2016, Yahoo disclosed that based on an investigation by its outside forensic experts, it believes an unauthorized third party accessed Yahoo Operating Business’ proprietary code to learn how to forge certain cookies. The outside forensic experts have identified approximately 32 million user accounts for which they believe forged cookies were used or taken in 2015 and 2016 (the “Cookie Forging Activity”). The 2013 Security Incident, the 2014 Security Incident, and the Cookie Forging Activity are collectively referred to herein as the “Security Incidents.”

As of April 6, 2017, approximately 43 putative consumer class action lawsuits had been filed against Yahoo in U.S. federal and state courts, and in foreign courts, relating to the Security Incidents, one of which was voluntarily dismissed. The plaintiffs, who purport to represent various classes of users, generally claim to have been harmed by Yahoo’s alleged actions and/or omissions in connection with the Security Incidents and assert a variety of common law and statutory claims seeking monetary damages or other related relief.

Additional lawsuits and claims related to the Security Incidents may be asserted by or on behalf of users, partners, or others seeking damages or other related relief.

Following the consummation of the Sale, pursuant to the Reorganization Agreement, Yahoo Operating Business will be responsible for 50 percent of certain post-closing cash liabilities related to the Security Incidents. The Parent will be responsible for 100 percent of any such liabilities that are finally determined and entered or stipulated against the Parent or any of its subsidiaries prior to the consummation of the Sale.

While a loss from these matters is reasonably possible, Yahoo cannot reasonably estimate a range of possible losses related to these legal proceedings at this time because the legal proceedings remain in the early stages, alleged damages have not been specified, there is uncertainty as to the likelihood of a class or classes being certified or the ultimate size of any class if certified, and there are significant factual and legal issues to be resolved. Based on current information, Yahoo does not believe that a loss from these matters is probable and therefore has not recorded an accrual for litigation or other contingencies relating to the Security Incidents. Yahoo will continue to evaluate information as it

Annex 2-33

becomes known and will record an accrual for estimated losses at the time or times it is determined that a loss is both probable and reasonably estimable.

Note 9 Employee Benefits

Benefit Plans. Yahoo Operating Business’ full-time employees in the U.S. participated in the Yahoo! Inc. 401(k) Plan (the “401(k) Plan”) The 401(k) Plan allows employees of Yahoo Operating Business to contribute up to the Internal Revenue Code prescribed maximum amount. Employees may elect to contribute from 1 to 100 percent of their annual compensation to the 401(k) Plan. Yahoo Operating Business matches employee contributions at a rate of 25 percent, up to the IRS prescribed amount. Both employee and employer contributions vest immediately upon contribution. During 2015 and 2016, Yahoo Operating Business’ contributions to the 401(k) Plan amounted to approximately $21 million and $18 million, respectively. Yahoo Operating Business also contributed approximately $15 million and $12 million to its other defined contribution retirement benefit plans outside of the U.S. for 2015 and 2016, respectively.

Stock Plans. The employees of Yahoo Operating Business participate in various stock compensation plans in which equity awards were granted to Yahoo Operating Business’ employees with respect to shares of Yahoo common stock. Yahoo Operating Business records stock-based compensation expense for the equity awards granted to the employees of Yahoo Operating Business. The amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that Yahoo Operating Business would have experienced as an independent company for the periods presented.

The Stock Plan provides for the issuance of stock-based awards to employees, including executive officers, and consultants. The Stock Plan permits the granting of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalents.

Options granted under the Stock Plan before May 19, 2005 generally expire 10 years after the grant date, and options granted after May 19, 2005 generally expire seven years after the grant date. Options generally become exercisable over a four-year period based on continued employment and vest either monthly, quarterly, semi-annually, or annually.

The Stock Plan permits the granting of restricted stock and restricted stock units (collectively referred to as “restricted stock awards”). The restricted stock award vesting criteria are generally the passing of time, meeting certain performance-based objectives, or a combination of both, and continued employment through the vesting period (which varies but generally does not exceed four years). Restricted stock award grants are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of Yahoo’s common stock. Such value is recognized as an expense over the corresponding service period.

The Stock Plan provides for the issuance of a maximum of 784 million shares of which 96 million shares were still available for award grant purposes as of December 31, 2016. Each share of Yahoo’s common stock issued in settlement of “full-value awards” (which include all awards other than options and stock appreciation rights) granted on or after June 25, 2009 under the Stock Plan counted as 1.75 shares against the Stock Plan’s share limit. Each share of Yahoo’s common stock issued in settlement of “full-value awards” granted on or after June 25, 2014 under the Stock Plan is counted as 2.5 shares against the Stock Plan’s share limit.

The Directors’ Plan provides for the grant of nonqualified stock options and restricted stock units to non-employee directors of Yahoo Operating Business. The Directors’ Plan provides for the issuance of up to 9 million shares of Yahoo’s common stock, of which approximately 4 million were still available for award grant purposes as of December 31, 2016. Each share of Yahoo’s common stock issued in settlement of restricted stock units granted after Yahoo’s 2006 annual meeting of shareholders under the Directors’ Plan is counted as 1.75 shares against the Directors’ Plan’s share limit.

Annex 2-34

Options granted under the Directors’ Plan before May 25, 2006 generally become exercisable, based on continued service as a director, for initial grants to new directors, in equal monthly installments over four years, and for annual grants, with 25 percent of such options vesting on the one year anniversary of the date of grant and the remaining options vesting in equal monthly installments over the remaining 36-month period thereafter. Such options generally expire seven to 10 years after the grant date. Options granted on or after May 25, 2006 become exercisable, based on continued service as a director, in equal quarterly installments over one year. Such options generally expire seven years after the grant date.

Restricted stock units granted under the Directors’ Plan generally vest in equal quarterly installments over a one-year period following the date of grant and, once vested, are generally payable in an equal number of shares of Yahoo’s common stock on the earlier of the end of the one-year vesting period or the date the director ceases to be a member of Yahoo’s Board of Directors (the “Board”) (subject to any deferral election that may be made by the director).

Non-employee directors are also permitted to elect an award of restricted stock units or a stock option under the Directors’ Plan in lieu of a cash payment of their quarterly Board retainer and any cash fees for serving on committees of the Board. Such stock options or restricted stock unit awards granted in lieu of cash fees are fully vested on the grant date.

Employee Stock Purchase Plan. During the first quarter of 2015, Yahoo discontinued the offering of the Employee Stock Purchase Plan to the employees of Yahoo Operating Business. The Employee Stock Purchase Plan allowed employees of Yahoo Operating Business to purchase shares of Yahoo’s common stock through payroll deductions of up to 15 percent of their compensation subject to certain Internal Revenue Code limitations. The price of the common stock purchased under the plan after November 2012 was equal to 90 percent of the lower of the fair market value of the common stock on the commencement date of each three-month offering period or the specified purchase date.

For the year ended December 31, 2015, stock-based compensation expense related to the activity under the plan was $2 million.

Stock Options. Yahoo’s Stock Plan, the Directors’ Plan, and stock-based awards assumed through acquisitions (including stock-based commitments related to continued service of acquired employees, such as holdbacks by Yahoo of shares of Yahoo common stock issued to founders of acquired companies in connection with certain of Yahoo’s acquisitions) are collectively referred to as the “Plans”. Stock option activity under Yahoo’s Plans for the year ended December 31, 2016 is summarized as follows (in thousands, except years and per share amounts):

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015(1)	6,522	$18.82	4.03	$103,230
Options granted	—	$—
Options assumed in acquisitions	—	$—
Options exercised(2)	(1,203)	$14.56
Options expired	(442)	$18.71
Options cancelled/forfeited	(383)	$18.00

Outstanding at December 31, 2016(1)	4,494	$20.04	2.99	$92,503

Vested and expected to vest, at December 31, 2016(3)	4,467	$18.11	2.98	$91,950

Exercisable at December 31, 2016	3,537	$18.15	2.77	$72,708

Annex 2-35

(1)	Includes shares subject to performance-based stock options for which performance goals had not been set as of the date shown.
(2)	The Parent generally issues new shares to satisfy stock option exercises.
(3)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The weighted average grant date fair values of all options granted and assumed in the year ended December 31, 2015 was $20.31. Yahoo did not grant any options in 2016.

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of Yahoo’s common stock on December 31, 2016 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on December 31, 2016.

The total intrinsic values of options exercised in the years ended December 31, 2015 and 2016 were $53 million and $27 million, respectively.

As of December 31, 2016, there was $7 million of unamortized stock-based compensation expense related to unvested stock options, which is expected to be recognized over a weighted average period of 0.9 years.

Cash received from option exercises and purchases of shares under the Employee Stock Purchase Plan for the year ended December 31, 2016 was $18 million.

The total net tax benefit attributable to stock options exercised in the year ended December 31, 2016 was $6 million.

The fair value of option grants, including assumed options from acquisitions, is determined using the Black-Scholes option pricing model with the following weighted average assumptions:

Stock Options
Years Ended December 31,
2015
Expected dividend yield(1)	0%
Risk-free interest rate(2)	0.9%
Expected volatility(3)	34.5%
Expected life (in years)(4)	2.50

(1)	Yahoo currently has no history or expectation of paying cash dividends on its common stock in the near future.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected term of the awards in effect at the time of grant.
(3)	Yahoo estimates the volatility of its common stock at the date of grant based on the implied volatility of publicly traded options on its common stock, with a term of one year or greater.
(4)	The expected life of stock options granted under the Plans is based on historical exercise patterns, which Yahoo believes are representative of future behavior. In 2015 and 2016, Yahoo did not issue new stock options. Options assumed in acquisitions had expected lives of less than 3 years.

Annex 2-36

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock unit activity under the Plans for the year ended December 31, 2016 is summarized as follows (in thousands, except per share amounts):

	Shares	Weighted Average Grant Date Fair Value Per Share
Awarded and unvested at December 31, 2015(1)	28,739	$39.15
Granted(2)	14,893	$34.54
Vested	(14,427)	$32.49
Cancelled/Forfeited	(6,955)	$35.88

Awarded and unvested at December 31, 2016(1)	22,250	$41.40

(1)	Includes the maximum number of shares issuable under Yahoo’s performance-based restricted stock unit awards (including future-year tranches for which performance goals had not been set) as of the date shown.
(2)	Includes the maximum number of shares issuable under Yahoo’s performance-based restricted stock unit awards granted during the year ended December 31, 2016 (including future-year tranches for which performance goals had not been set during the period); excludes tranches of previously granted performance-based restricted stock units for which performance goals were set during the year ended December 31, 2015.

As of December 31, 2016, there was $497 million of unamortized stock-based compensation expense related to unvested restricted stock and restricted stock units, which is expected to be recognized over a weighted average period of 2.3 years.

The total fair value of restricted stock awards vested during the years ended December 31, 2015 and 2016 was $502 million and $470 million, respectively.

During the year ended December 31, 2016, 14 million shares that were subject to previously granted restricted stock units vested. These vested restricted stock awards were net share settled. Yahoo Operating Business withheld 5 million shares based upon Yahoo’s closing stock price on the vesting date, to satisfy the Yahoo Operating Business’ tax withholding obligation relating to the employees’ minimum statutory obligation for the applicable income and other employment taxes. Yahoo Operating Business then remitted cash to the appropriate taxing authorities.

Total payments for the employees’ tax obligations to the relevant taxing authorities were $209 million for the year ended December 31, 2016 and are reflected as a financing activity within the combined statements of cash flows. The payments were used for tax withholdings related to the net share settlements of restricted stock units.

In 2015 and 2016, $3 million and $1 million, respectively, of excess tax benefits from stock-based awards for options exercised and restricted stock awards that vested in current and prior periods were included as a source of cash flows from financing activities. These excess tax benefits represent the reduction in income taxes otherwise payable during the period, attributable to the actual gross tax benefits in excess of the expected tax benefits for options exercised and restricted stock awards that vested in current and prior periods. Yahoo Operating Business has accumulated excess tax deductions relating to stock options exercised and restricted stock awards that vested prior to January 1, 2006 available to reduce income taxes otherwise payable. To the extent such deductions reduce income taxes payable in the current year, they are reported as financing activities in the combined statements of cash flows.

Performance-Based Executive Incentive Equity Awards

Performance Options. The financial performance stock options awarded by Yahoo in November 2012 to Ms. Mayer and Mr. Goldman include multiple performance periods. The number of stock options that ultimately

Annex 2-37

vest for each performance period will range from 0 percent to 100 percent of the target amount for such period stated in each executive’s award agreement based on Yahoo Operating Business’ performance relative to goals. The financial performance goals are established at the beginning of each performance period and the portion (or “tranche”) of the award related to each performance period is treated as a separate grant for accounting purposes. In March 2016, the Compensation Committee established performance goals under these stock options for the 2016 performance year. The 2016 financial performance metrics (and their weightings) under the performance stock options are GAAP revenue (one-third), revenue ex-TAC (one-third), and adjusted EBITDA (one-third). The grant date fair value of the 2016 tranche of the November 2012 financial performance stock options was $13 million, and is being recognized over the twelve-month service period. Yahoo Operating Business began recording stock-based compensation expense for this tranche in March 2016, when the financial performance goals were established.

Performance RSUs. In March 2016, the Compensation Committee approved additional annual financial performance-based RSU awards to Ms. Mayer and other senior officers, and established the 2016 annual performance goals for these awards as well as for the similar performance-based RSUs granted in February 2013, February 2014, and March 2015. The 2013, 2014, 2015, and 2016 performance-based RSU awards are generally eligible to vest in equal annual target amounts over four years (three years for Ms. Mayer) based on Yahoo Operating Business’ attainment of annual financial performance goals as well as the executive’s continued employment through each vesting date. The number of shares that ultimately vest each year will range from 0 percent to 200 percent of the annual target amount, based on Yahoo Operating Business’ performance. Annual financial performance metrics and goals are established for these RSU awards at the beginning of each year and the tranche of each RSU award related to that year’s performance goal is treated as a separate annual grant for accounting purposes. The 2016 financial performance metrics (and their weightings) established for the performance RSUs are: GAAP revenue (one-third), revenue ex-TAC (one-third), and adjusted EBITDA (one-third). The grant date fair value of the first tranche of the March 2016 performance RSUs was $10 million, the grant date fair value of the second tranche of the March 2015 performance RSUs was $8 million, the grant date fair value of the third tranche of the February 2014 performance RSUs was $4 million, and the grant date fair value of the fourth tranche of the February 2013 performance RSUs was $8 million. These values are being recognized over the tranches’ twelve-month service periods. Yahoo Operating Business began recording stock-based compensation expense for these tranches in March 2016, when the financial performance goals were established.

Note 10 Restructuring Charges, Net

Restructuring charges, net consists of employee severance pay and related costs, accelerations of stock-based compensation expense, facility restructuring costs, contract termination and other non-cash charges associated with the exit of facilities, as well as reversals of restructuring charges arising from changes in estimates.

For the years ended December 31, 2015 and 2016, restructuring charges, net was comprised of the following (in thousands):

	Years Ended December 31,
	2015	2016
Employee severance pay and related costs	$69,042	$57,940
Non-cancelable lease, contract termination, and other charges	36,526	26,126
Reversals of previous charges	(7,404)	(4,038)
Non-cash accelerations of stock-based compensation expense	2,705	7,374
Other non-cash charges, net	3,150	1,227

Restructuring charges, net	$104,019	$88,629

Annex 2-38

Although Yahoo Operating Business does not allocate restructuring charges to its segments, the amounts of the restructuring charges relating to each segment are presented below. For the years ended December 31, 2015 and 2016, restructuring charges, net consists of the following (in thousands):

	Years Ended December 31,
	2015	2016
Americas	$68,637	$65,300
EMEA	31,251	19,379
Asia Pacific	4,131	3,950

Restructuring charges, net	$104,019	$88,629

Yahoo Operating Business has implemented multiple restructuring plans to reduce its cost structure, align resources with its product strategy and improve efficiency, which have resulted in workforce reductions and the consolidation of certain real estate facilities and data centers.

The amounts recorded during the year ended December 31, 2016 were primarily related to Yahoo Operating Business’ plan announced in February 2016 to reduce its workforce by approximately 15 percent by the end of 2016 and exit six offices in Dubai, Mexico City, Buenos Aires, Madrid, Milan and Burbank, California, subject to applicable laws and consultation processes, as a part of the strategic plan to simplify Yahoo Operating Business’ product portfolio. During the year ended December 31, 2016, in connection with this action, Yahoo Operating Business incurred pre-tax cash charges of $47 million for severance pay expenses and related cash expenditures, pre-tax cash charges of $17 million related to the consolidation and exit of facilities related to noncancelable lease costs and other related costs, pre-tax non-cash charges of $7 million related to stock-based compensation expense and less than $1 million related to impairment costs.

Yahoo Operating Business’ restructuring accrual activity for the years ended December 31, 2015 and 2016 is summarized as follows (in thousands):

Total
Accrual balance as of December 31, 2014	$83,608
Restructuring charges	104,019
Cash paid	(114,749)
Non-cash accelerations of stock-based compensation expense	(2,705)
Foreign currency translation and other adjustments	(4,282)

Accrual Balance as of December 31, 2015	$65,891
Restructuring charges	88,629
Cash paid	(102,277)
Non-cash accelerations of stock-based compensation expense	(7,374)
Foreign currency translation and other adjustments	(1,411)

Accrual balance as of December 31, 2016	$43,458

The $43 million restructuring liability as of December 31, 2016 consisted of $3 million for employee severance expenses, which Yahoo Operating Business expects to substantially pay out by the end of second quarter of 2017, and $40 million related to non-cancelable lease costs, which Yahoo Operating Business expects to pay over the terms of the related obligations through the fourth quarter of 2025, less estimated sublease income.

Annex 2-39

As of December 31, restructuring accruals were included on Yahoo Operating Business’ combined balance sheets as follows (in thousands):

	2015	2016
Accrued expenses and other current liabilities	$40,283	$27,041
Other long-term liabilities	25,608	16,417

Total restructuring accruals	$65,891	$43,458

As of December 31, restructuring accruals by segment consisted of the following (in thousands):

	2015	2016
Americas	$47,054	$38,041
EMEA	18,389	5,263
Asia Pacific	448	154

Total restructuring accruals	$65,891	$43,458

Note 11 Income Taxes

Yahoo Operating Business is included in the Yahoo consolidated group and its U.S. taxable income is included in the consolidated U.S. federal income tax return of Yahoo as well as in returns filed by Yahoo with certain state and local taxing jurisdictions. Foreign subsidiaries’ tax returns are filed on a separate company basis. Yahoo Operating Business’ income tax liability has been computed and presented herein under the “separate return method.” Under the separate return method, Yahoo Operating Business calculated its tax provision as if it were filing its own separate tax return based on Yahoo Operating Business’ pre-tax financial results. This can result in perceived inconsistencies between the tax provision of Yahoo Operating Business and the tax provision of the Yahoo consolidated group.

The components of loss before income taxes are as follows (in thousands):

	Years Ended December 31,
	2015	2016
United States	$(4,329,592)	$(705,248)
Foreign	(429,815)	120,864

Loss before income taxes	$(4,759,407)	$(584,384)

The provision for income taxes is composed of the following (in thousands):

	Years Ended December 31,
	2015	2016
Current:
United States federal	$54,139	$10,514
State	3,544	(3,372)
Foreign	32,816	26,643

Total current provision for income taxes	$90,499	$33,785
Deferred:
United States federal	116,490	—
State	10,662	—
Foreign	9,540	(633)

Total deferred provision (benefit) for income taxes	$136,692	$(633)

Provision for income taxes	$227,191	$33,152

Annex 2-40

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes is as follows (in thousands):

	Years Ended December 31,
	2015	2016
Income tax at the U.S. federal statutory rate of 35 percent	$(1,665,792)	$(204,534)
State income taxes, net of federal benefit	10,070	(8,395)
Stock-based compensation expense	9,509	10,482
Research tax credits	(22,370)	(23,368)
Effect of non-U.S. operations	62,481	2,705
Settlement with tax authorities	(1,981)	(12,710)
Remeasurement of prior year tax positions	(5,286)	—
Acquisition related non-deductible expenses	15,971	13,059
Tax liquidation of acquired entities	(56,170)	—
Goodwill impairment charge	1,486,792	138,215
Intangible assets impairment charge	2,468	—
Valuation allowance	413,258	119,969
Other	(21,759)	(2,271)

Provision for income taxes	$227,191	$33,152

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31,
	2015	2016
Deferred income tax assets:
Net operating loss and tax credit carryforwards	$355,000	$258,594
Stock-based compensation expense	34,644	39,211
Non-deductible accrued expenses	187,271	216,055
Deferred revenue	10,153	12,345
Fixed assets	14,096	12,181
Federal benefits relating to tax positions	101,363	147,027
Other	6,557	5,477

Gross deferred income tax assets	709,084	690,890
Valuation allowance	(459,175)	(564,472)

Deferred income tax assets	$249,909	$126,418

Deferred income tax liabilities:
Purchased intangible assets	$(86,905)	$(25,833)
Fixed assets	(146,234)	(89,344)
Restructuring liabilities	(4,046)	(95)
Other	(2,518)	(1,278)

Deferred income tax liabilities	$(239,703)	$(116,550)

Net deferred income tax assets	$10,206	$9,868

Yahoo Operating Business is included in the Yahoo consolidated group and its U.S. taxable income is included in the consolidated U.S. federal income tax return of Yahoo as well as in returns filed by Yahoo with certain state and local taxing jurisdictions. If Yahoo Operating Business was filing on separate return basis as of December 31, 2016, its federal and California net operating loss carryforwards for income tax purposes would be approximately $172 million and $158 million, respectively.

Annex 2-41

Yahoo Operating Business has a valuation allowance of approximately $459 million and $564 million as of December 31, 2015 and 2016 against certain deferred income tax assets that are not more likely than not to be realized in future periods. In evaluating Yahoo Operating Business’ ability to realize its deferred income tax assets, Yahoo Operating Business considers all available positive and negative evidence, including operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis. As of December 31, 2016, Yahoo Operating Business recorded a valuation allowance against all of its U.S. federal and state deferred tax assets. Yahoo Operating Business expects to provide a valuation allowance on future U.S. tax benefits until it can sustain a level of profitability or until other significant positive evidence arises that suggest that these benefits are more likely than not to be realized.

As of December 31, 2016, Yahoo Operating Business repatriated cumulative earnings from its wholly-owned foreign subsidiaries and recorded a $17 million tax expense (primarily related to $172 million of dividend income recognizable in the U.S. with an associated $67 million U.S. tax credit for foreign income taxes that have been paid on such earnings) related to this repatriation in Yahoo Operating Business’s effect of non-US operations. This is included as part of the total income tax benefit for the year ended December 31, 2016. Yahoo Operating Business also intends to repatriate its future earnings from these foreign subsidiaries.

The total amount of gross unrecognized tax benefits was $484 million as of December 31, 2016, of which up to $297 million would affect Yahoo Operating Business’ effective tax rate if realized. A reconciliation of the beginning and ending amount of unrecognized tax benefits in 2015 and 2016 is as follows (in thousands):

	2015	2016
Unrecognized tax benefits balance at January 1	$405,953	$451,483
Gross increase for tax positions of prior years	27,583	10,848
Gross decrease for tax positions of prior years	(15,700)	(5,732)
Gross increase for tax positions of current year	41,428	44,556
Settlements	(4,700)	(11,326)
Lapse of statute of limitations	(3,080)	(6,278)

Unrecognized tax benefits balance at December 31	$451,484	$483,551

The remaining balances are recorded on Yahoo Operating Business’ combined balance sheets as follows (in thousands):

	December 31,
	2015	2016
Total unrecognized tax benefits balance	$451,484	$483,551
Amounts netted against related deferred tax assets	(141,251)	(186,234)

Unrecognized tax benefits recorded on consolidated balance sheets	$310,233	$297,317

Amounts classified as accrued expenses and other current liabilities	$12,586	$2,409
Amounts classified as deferred and other long-term tax liabilities, net	297,647	294,908

Unrecognized tax benefits recorded on consolidated balance sheets	$310,233	$297,317

Yahoo Operating Business’ gross amount of unrecognized tax benefits as of December 31, 2016 increased by $32 million from the recorded balance as of December 31, 2015 primarily related to transfer pricing among entities in different tax jurisdictions. Yahoo Operating Business recognizes interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. During 2015 and 2016, interest and penalties recorded in the combined statements of operations were a charge of $1 million and $4 million, respectively. The amounts of

Annex 2-42

accrued interest and penalties recorded on the combined balance sheets as of December 31, 2015 and 2016 were approximately $46 million and $50 million, respectively.

The Parent is in various stages of examination and appeal in connection with its taxes both in the U.S. and in foreign jurisdictions. Those audits generally span tax years 2005 through 2015. As of December 31, 2016, the Parent’s 2011 through 2015 U.S. federal income tax returns are currently under examination. Yahoo has appealed the proposed California Franchise Tax Board’s adjustments to the 2005 through 2008 returns, but no conclusions have been reached to date. Yahoo Operating Business’ 2009 through 2010 California tax returns are currently under examination. Yahoo Operating Business’ 2011 through 2015 tax years remain subject to examination by the California Franchise Tax Board for California tax purposes. While it is difficult to determine when the examinations will be settled or their final outcomes, certain audits in various jurisdictions are expected to be resolved in the foreseeable future. Yahoo Operating Business believes that it has adequately provided for any reasonably foreseeable adverse adjustment to the Parent’s tax returns and that any settlement will not have a material adverse effect on its combined financial position, results of operations, or cash flows. It is reasonably possible that Yahoo Operating Business’ unrecognized tax benefits could be reduced by up to approximately $20 million in the next twelve months.

Tax authorities from the Brazilian State of Sao Paulo have assessed certain indirect taxes against Yahoo Operating Business’ Brazilian subsidiary, Yahoo! do Brasil Internet Ltda., related to online advertising services. The assessment is for calendar years 2008 through 2012 and as of December 31, 2016 totals approximately $140 million. Yahoo Operating Business currently believes the assessment is without merit. Yahoo Operating Business believes the risk of loss is remote and has not recorded an accrual for the assessment.

Note 12 Transactions With Related Parties

Net parent company investment is primarily impacted by contributions from and distributions to Yahoo which are the result of centrally managed treasury activities and net funding distributed to or provided by Yahoo. The other components impacting the net parent company investment are corporate cost allocations and income tax related transfers.

Revenue from related parties, represented approximately 1 percent of total revenue for the years ended December 31, 2015 and 2016. Management believes that the terms of the agreements with these related parties are comparable to the terms obtained in arm’s-length transactions with unrelated similarly situated customers of Yahoo Operating Business.

Note 13 Segments

Yahoo Operating Business continues to manage its business geographically. The primary areas of measurement and decision-making are Americas, EMEA (Europe, Middle East, and Africa), and Asia Pacific. Management relies on an internal reporting process that provides revenue, revenue ex-TAC (which is defined as revenue less cost of revenue—TAC), direct costs excluding TAC by segment, and combined loss from operations for making decisions related to the evaluation of the financial performance of, and allocating resources to, the Yahoo Operating Business’ segments.

Annex 2-43

The following tables present summarized information by segment (in thousands):

	Years Ended December 31,
	2015	2016
Revenue by segment(1):
Americas	$3,976,770	$4,172,836
EMEA	343,646	397,768
Asia Pacific	647,885	598,531

Total Revenue	4,968,301	5,169,135
TAC by segment(1):
Americas	788,725	1,463,221
EMEA	57,284	144,547
Asia Pacific	31,505	43,018

Total TAC	877,514	1,650,786
Revenue ex-TAC by segment:
Americas	3,188,045	2,709,615
EMEA	286,362	253,221
Asia Pacific	616,380	555,513

Total Revenue ex-TAC	4,090,787	3,518,349
Direct costs by segment(2):
Americas	284,875	263,010
EMEA	95,789	51,597
Asia Pacific	196,056	185,195
Global operating costs(3)	2,570,327	2,160,407
Gains on sales of patents and land	(11,100)	(121,559)
Asset impairment charge	44,381	-
Goodwill impairment charge	4,460,837	394,901
Intangible assets impairment charge	15,423	87,335
Restructuring charges, net	104,019	88,629
Depreciation and amortization	609,613	507,555
Stock-based compensation expense	455,285	489,755

Loss from operations	$(4,734,718)	$(588,476)

(1)	Commencing in the second quarter of 2016, TAC payments related to the Microsoft Search Agreement, which previously would have been recorded as a reduction to revenue, began to be recorded as cost of revenue — TAC due to a required change in revenue presentation. See Note 1—“Yahoo Operating Business and Summary of Significant Accounting Policies” and Note 14—“Microsoft Search Agreement” for additional information.
(2)	Direct costs for each segment include certain cost of revenue — other and costs associated with the local sales teams. Prior to the second quarter of 2016, certain account management costs associated with Yahoo Properties were managed locally and included as direct costs for each segment. Prior period amounts have been revised to conform to the current presentation.

Annex 2-44

(3)	Global operating costs include product development, marketing, real estate workplace, general and administrative, account management costs, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment. Beginning in the second quarter of 2016, certain account management costs associated with Yahoo Properties are managed globally and included as global costs. Prior period amounts have been revised to conform to the current presentation.

	Years Ended December 31,
	2015	2016
Capital expenditures, net:
Americas(1)	$490,780	$(46,455)
EMEA	25,479	14,637
Asia Pacific	26,728	21,140

Total capital expenditures, net	$542,987	$(10,678)

(1)	2016 includes net proceeds of $246 million associated with the sale of certain property assets located in Santa Clara, California. See Note 4 — “Acquisitions and Dispositions” for additional information.

	December 31,
	2015	2016
Property and equipment, net:
Americas:
U.S.	$1,447,995	$1,120,124
Other	353	3,086

Total Americas	$1,448,348	$1,123,210

EMEA	33,940	28,360
Asia Pacific	65,035	58,367

Total property and equipment, net	$1,547,323	$1,209,937

See also Note 5—“Goodwill” and Note 10—“Restructuring Charges, Net” for additional information regarding segments.

Enterprise Wide Disclosures:

The following table presents revenue for groups of similar services (in thousands):

	Years Ended December 31,
	2015	2016
Search(1)	$2,113,848	$2,673,100
Display	2,085,754	1,981,535
Other	768,699	514,500

Total revenue	$4,968,301	$5,169,135

	Years Ended December 31,
	2015	2016
Revenue(1):
U.S.	$3,865,772	$4,048,156
International	1,102,529	1,120,979

Total revenue	$4,968,301	$5,169,135

Annex 2-45

(1)	Commencing in the second quarter of 2016, TAC payments related to the Microsoft Search Agreement, which previously would have been recorded as a reduction to revenue, began to be recorded as cost of revenue — TAC due to a required change in revenue presentation. See Note 1 —“Yahoo Operating Business and Summary of Significant Accounting Policies” and Note 14 — “Microsoft Search Agreement” for additional information.

Revenue is attributed to individual countries according to the online property that generated the revenue. No single foreign country accounted for more than 10 percent of Yahoo Operating Business’ revenue, in 2015 and 2016, respectively.

Note 14 Microsoft Search Agreement

On December 4, 2009, Yahoo Operating Business entered into the Microsoft Search Agreement. On February 18, 2010, Yahoo Operating Business received regulatory clearance from both the U.S. Department of Justice and the European Commission and on February 23, 2010 the Parent commenced implementation of the Microsoft Search Agreement on a market-by-market basis.

On April 15, 2015, Yahoo Operating Business and Microsoft entered into the Eleventh Amendment, pursuant to which the terms of the Microsoft Search Agreement were amended. Previously under the Microsoft Search Agreement, Microsoft was the exclusive algorithmic and paid search services provider to Yahoo Operating Business on personal computers for Yahoo Properties and for search services provided by Yahoo Operating Business to Affiliate sites. Microsoft was the non-exclusive provider on mobile devices. Pursuant to the Eleventh Amendment, Microsoft will provide such services on a non-exclusive basis for Yahoo Properties and Affiliate sites on all devices. Commencing on May 1, 2015, Yahoo Operating Business agreed to the Volume Commitment and displays only Microsoft’s paid search results on such search result pages.

Prior to the Eleventh Amendment, Yahoo Operating Business was entitled to receive the Revenue Share Rate with respect to revenue generated from paid search results on Yahoo Properties and on Affiliate sites after deduction of the Affiliate sites’ share of revenue and certain Microsoft costs. The Revenue Share Rate was 88 percent for the first five years of the Microsoft Search Agreement and then increased to 90 percent on February 23, 2015. Pursuant to the Eleventh Amendment, the Revenue Share Rate increased to 93 percent, but Microsoft now receives its 7 percent revenue share before deduction of the Affiliate site’s share of revenue. Yahoo Operating Business is responsible for paying the Affiliate for the Affiliate site’s share of revenue.

Additionally, pursuant to the Eleventh Amendment, Yahoo Operating Business has the ability in response to queries on both personal computers and mobile devices to request algorithmic listings only, paid listings only or both algorithmic and paid listings from Microsoft. To the extent Yahoo Operating Business requests algorithmic listings only or requests paid listings but elects not to display such paid listings, Yahoo Operating Business pays Microsoft serving costs but not a revenue share. In other cases and with respect to the Volume Commitment, the Revenue Share Rate applies.

Previously under the Microsoft Search Agreement, Yahoo Operating Business had sales exclusivity for both Yahoo Operating Business’ and Microsoft’s premium advertisers. For reporting periods ending December 31, 2015 and March 31, 2016, TAC related to Yahoo Operating Business’ Microsoft Search Agreement was recorded as a reduction to revenue. Pursuant to the Eleventh Amendment, Yahoo Operating Business completed the transition of its exclusive sales responsibilities to Microsoft for Microsoft’s paid search services to premium advertisers in the United States, Canada, and Europe on April 1, 2016 and in its remaining markets (other than Taiwan and Hong Kong) on June 1, 2016. Following the transition in each respective market, Yahoo Operating Business is considered the principal in the sale of traffic to Microsoft and other customers because Yahoo Operating Business is the primary obligor in its arrangements with Microsoft and has discretion in how search queries from Affiliate sites will be fulfilled and monetized. As a result, the amounts paid to Affiliates under the

Annex 2-46

Microsoft Search Agreement in the transitioned markets are recorded as cost of revenue—TAC rather than as a reduction to GAAP revenue, resulting in GAAP revenue from the Microsoft Search Agreement being reported on a gross rather than net basis.

Effective June 3, 2016, Yahoo Operating Business and Microsoft further amended the Microsoft Search Agreement to provide that sales responsibilities for premium advertisers in Taiwan and Hong Kong will not be transitioned. TAC in those markets will continue to be reported as a reduction to revenue.

The term of the Microsoft Search Agreement is 10 years from its commencement date, February 23, 2010, subject to earlier termination as provided in the Microsoft Search Agreement. As of October 1, 2015, either Yahoo Operating Business or Microsoft may terminate the Microsoft Search Agreement by delivering a written notice of termination to the other party. The Microsoft Search Agreement will remain in effect for four months from the date of the termination notice to provide for a transition period; however, Yahoo Operating Business’ Volume Commitment will not apply in the third and fourth months of this transition period.

Approximately 35 percent and 37 percent of Yahoo Operating Business’ revenue for the years ended December 31, 2015 and 2016, was attributable to the Microsoft Search Agreement. Commencing in the second quarter of 2016, TAC payments related to the Microsoft Search Agreement for transitioned markets, which previously would have been recorded as a reduction to revenue, began to be recorded as a cost of revenue due to a required change in revenue presentation. During the year ended December 31, 2016, $812 million of GAAP revenue and cost of revenue—TAC was due to the change in revenue presentation. See Note 1—“Yahoo Operating Business and Summary of Significant Accounting Policies” for additional information on change in revenue presentation.

Yahoo Operating Business’ uncollected revenue share in connection with the Microsoft Search Agreement was $267 million and $392 million, respectively, which is included in accounts receivable, net, as of December 31, 2015 and 2016, respectively.

On December 4, 2009, in connection with entering into the Microsoft Search Agreement, Yahoo Operating Business also entered into a License Agreement with Microsoft (as amended, the “License Agreement”). Under the License Agreement, Microsoft acquired an exclusive 10-year license to Yahoo Operating Business’ core search technology and has the ability to integrate this technology into its existing Web search platforms. Pursuant to the Eleventh Amendment, the exclusive licenses granted to Microsoft under the License Agreement became non-exclusive. Yahoo Operating Business also agreed pursuant to the Eleventh Amendment to license certain sales tools to Microsoft to use solely in connection with Microsoft’s paid search services pursuant to the terms of the License Agreement.

Annex 2-47

Exhibit A-1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

YAHOO! INC.

and

VERIZON COMMUNICATIONS INC.

dated as of July 23, 2016

Page
ARTICLE I PURCHASE AND SALE OF SHARES; CLOSING		Exhibit A-1-1

1.01	Purchase and Sale of Shares	Exhibit A-1-1
1.02	Closing	Exhibit A-1-1
1.03	Equity Awards	Exhibit A-1-2
1.04	Purchase Price Adjustments	Exhibit A-1-3
1.05	Withholding	Exhibit A-1-5
1.06	Foreign Transfer	Exhibit A-1-6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		Exhibit A-1-6

2.01	Organization	Exhibit A-1-6
2.02	Authority and Enforceability	Exhibit A-1-7
2.03	Capitalization and Title	Exhibit A-1-7
2.04	Business Subsidiaries	Exhibit A-1-8
2.05	No Conflicts	Exhibit A-1-9
2.06	Governmental Consents and Approvals	Exhibit A-1-9
2.07	SEC Documents	Exhibit A-1-9
2.08	No Undisclosed Liabilities	Exhibit A-1-10
2.09	Disclosure Controls and Procedures	Exhibit A-1-10
2.10	Litigation	Exhibit A-1-10
2.11	Compliance with Laws; Permits	Exhibit A-1-10
2.12	Taxes	Exhibit A-1-11
2.13	Employee Benefit Plans; ERISA	Exhibit A-1-12
2.14	Labor Matters	Exhibit A-1-14
2.15	Real Property	Exhibit A-1-14
2.16	Intellectual Property	Exhibit A-1-15
2.17	Environmental Matters	Exhibit A-1-18
2.18	Absence of Certain Changes	Exhibit A-1-18
2.19	Material Contracts	Exhibit A-1-18
2.20	Rights and Obligations	Exhibit A-1-20
2.21	Seller Stockholder Approval	Exhibit A-1-20
2.22	Information Supplied	Exhibit A-1-20
2.23	State Takeover Statutes	Exhibit A-1-21
2.24	Brokers	Exhibit A-1-21
2.25	Insurance	Exhibit A-1-21
2.26	Disclaimer	Exhibit A-1-21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		Exhibit A-1-21

3.01	Organization	Exhibit A-1-21
3.02	Authority and Enforceability	Exhibit A-1-21
3.03	No Conflicts	Exhibit A-1-22
3.04	Governmental Consents and Approvals	Exhibit A-1-22
3.05	Litigation	Exhibit A-1-22
3.06	Investment Purpose	Exhibit A-1-22
3.07	Information Supplied	Exhibit A-1-22
3.08	Brokers	Exhibit A-1-23
3.09	Financing	Exhibit A-1-23
3.10	Investigation by Purchaser	Exhibit A-1-23

Exhibit A-1-i

Page
ARTICLE IV COVENANTS AND AGREEMENTS		Exhibit A-1-23

4.01	Conduct of the Business	Exhibit A-1-23
4.02	Preparation of the Proxy Statement; Stockholders’ Meeting	Exhibit A-1-28
4.03	Access to Information; Confidentiality	Exhibit A-1-28
4.04	Reorganization Transactions	Exhibit A-1-30
4.05	Reasonable Best Efforts; Regulatory and Other Consents	Exhibit A-1-30
4.06	No Solicitation	Exhibit A-1-32
4.07	Further Assurances; Post-Closing Cooperation	Exhibit A-1-36
4.08	Indemnification and Insurance	Exhibit A-1-36
4.09	Employee Benefits	Exhibit A-1-36
4.10	Books and Records; Post-Closing Access	Exhibit A-1-38
4.11	Notification of Certain Matters	Exhibit A-1-39
4.12	Guarantees	Exhibit A-1-40
4.13	Financing Cooperation	Exhibit A-1-40
4.14	Transaction Litigation	Exhibit A-1-41
4.15	Voting of Shares	Exhibit A-1-41
4.16	Tax Matters	Exhibit A-1-41
4.17	Change of Name	Exhibit A-1-44
4.18	Convertible Notes	Exhibit A-1-45
4.19	Yahoo Japan	Exhibit A-1-47
4.20	Designated Matters	Exhibit A-1-48

ARTICLE V CONDITIONS		Exhibit A-1-48

5.01	Conditions to the Obligations of Each Party	Exhibit A-1-48
5.02	Conditions to the Obligations of Purchaser	Exhibit A-1-49
5.03	Conditions to the Obligations of Seller	Exhibit A-1-50

ARTICLE VI TERMINATION		Exhibit A-1-50

6.01	Termination	Exhibit A-1-50
6.02	Effect of Termination	Exhibit A-1-51
6.03	Termination Fee	Exhibit A-1-52

ARTICLE VII DEFINITIONS		Exhibit A-1-53

7.01	Definitions	Exhibit A-1-53

ARTICLE VIII MISCELLANEOUS		Exhibit A-1-68

8.01	Non-Survival of Representations, Warranties and Agreements	Exhibit A-1-68
8.02	Assignment	Exhibit A-1-68
8.03	Amendment; Waiver	Exhibit A-1-68
8.04	Public Announcements	Exhibit A-1-68
8.05	Expenses	Exhibit A-1-68
8.06	Severability	Exhibit A-1-69
8.07	No Third Party Beneficiaries	Exhibit A-1-69
8.08	Governing Law and Jurisdiction	Exhibit A-1-69
8.09	Waiver of Jury Trial	Exhibit A-1-69
8.10	Specific Performance	Exhibit A-1-69
8.11	Headings	Exhibit A-1-70
8.12	Counterparts	Exhibit A-1-70
8.13	Notices	Exhibit A-1-70
8.14	Construction	Exhibit A-1-71

Exhibit A-1-ii

Page
8.15	Privilege; Counsel	Exhibit A-1-71
8.16	Disclosure Schedules	Exhibit A-1-72
8.17	Entire Agreement	Exhibit A-1-72

Exhibits

Exhibit A	Reorganization Agreement
Exhibit B	Non-Foreign Status Affidavit
Exhibit C	Accounting Principles and Net Working Capital Illustrative Example
Exhibit D	Amended and Restated Patent License Agreement
Exhibit E	Foreign Sale Non-Foreign Status Affidavit

Exhibit A-1-iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 23, 2016, is made and entered into by and among Yahoo! Inc., a Delaware corporation (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 7.01 hereof.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Yahoo Holdings, Inc., a Delaware corporation (the “Company”), are entering into a Reorganization Agreement substantially in the form attached hereto as Exhibit A (the “Reorganization Agreement”), pursuant to which Seller and the Company will complete the Reorganization Transactions at or prior to the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, Excalibur IP, LLC, a Delaware limited liability company (“Excalibur”), and Seller are entering into an Amended and Restated Patent License Agreement substantially in the form attached hereto as Exhibit D (the “License Agreement”);

WHEREAS, Seller owns, and immediately prior to the Closing will own, all of the Shares;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares (the “Sale”);

WHEREAS, the board of directors of Purchaser has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Seller has (i) approved this Agreement and the Transactions, (ii) determined that this Agreement and Sale and the Reorganization Transactions are expedient and for the best interests of Seller and its stockholders and (iii) resolved, subject to the terms of this Agreement, to recommend that the stockholders of Seller authorize the Sale and the Reorganization Transactions.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CLOSING

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, the Shares. At the Closing, in consideration for the purchase of the Shares, Purchaser shall pay in cash to Seller or its designee (a) $4,825,800,000 (the “Base Purchase Price”), plus or minus (b) the Equity Award Adjustment Amount, plus or minus (c) the Estimated Closing Adjustment Amount, minus (d) solely to the extent required pursuant to Section 4.18(b)(iii), the Principal Amount (the “Estimated Purchase Price”). The Estimated Purchase Price shall be adjusted pursuant to Section 1.04 (as so adjusted, the “Purchase Price”).

1.02 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Sale (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times

Exhibit A-1-1

Square, New York, New York 10036 or at such other place as Purchaser and Seller mutually agree, commencing at 10:00 a.m. local time, on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article V (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) or at such other time or date as Purchaser and Seller may mutually agree (the “Closing Date”).

(b) At the Closing:

(i) Purchaser shall deliver or cause to be delivered to Seller or its designee:

(1) the Estimated Purchase Price, by wire transfer of immediately available funds, free and clear of any withholdings or deductions, to an account designated by Seller by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date; and

(2) the certificate contemplated by Section 5.03(c).

(ii) Seller shall deliver to Purchaser:

(1) if certificated, a certificate or certificates representing the Shares, each duly endorsed in blank or accompanied by a duly executed stock power or other appropriate form of sale, assignment and transfer with respect to the Shares;

(2) the certificate contemplated by Section 5.02(c);

(3) a duly executed certificate of non-foreign status of Seller in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder substantially in the form attached hereto as Exhibit B;

(4) in the event that the Foreign Sale occurs (or will occur), a duly executed certificate of non-foreign status of the Company in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder substantially in the form attached hereto as Exhibit E; and

(5) written resignation letters, effective as of the Closing Date, of each of the directors of each of the Business Subsidiaries that is requested by Purchaser in writing at least three (3) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body).

1.03 Equity Awards.

(a) Each Seller Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Closing shall, effective as of the Closing, become fully vested and shall remain outstanding in accordance with its terms. Seller shall retain all Liabilities and obligations in respect of all Seller Stock Options, including all responsibility for the administration, exercise and settlement of such Seller Stock Options in accordance with the terms of the applicable Seller Equity Plan, and any tax withholding, payroll tax or other tax obligations that arise in connection with any such exercise or settlement.

(b) At the Closing, each Seller RSU Award, or portion thereof, that is held by an Employee and is outstanding and unvested immediately prior to the Closing shall, without any further action on the part of any holder thereof, be substituted for a cash-settled restricted stock unit award with respect to Purchaser Common Stock (or, in the case of any Seller RSU Award held by an Employee located in a non-U.S. jurisdiction, a stock-settled Purchaser RSU Award, if determined by Purchaser in its discretion following the date of this Agreement in accordance with Section 4.09(f) of the Disclosure Schedules) (a “Purchaser RSU Award”) as follows:

(i) The number of shares of Purchaser Common Stock subject to each Purchaser RSU Award shall be equal to the product (rounded up to the nearest whole share unless otherwise agreed by Seller and Purchaser) of (A) the number of shares of Seller Common Stock subject to the

Exhibit A-1-2

corresponding Seller RSU Award immediately prior to the Closing and (B) the Purchaser Ratio; provided that, with respect to any Seller RSU Award that is subject to performance-based vesting (A) with respect to any performance year that includes the Closing Date, the number of shares of Purchaser Common Stock subject to each Purchaser RSU Award shall be based on target-level performance, and such Purchaser RSU Awards shall not be subject to performance-based vesting criteria for such performance year, and (B) with respect to any performance year that commences after the Closing Date, Purchaser or its Affiliates shall establish the applicable performance goals following the Closing.

(ii) Except as set forth in this Section 1.03(b), each Purchaser RSU Award shall be subject to the same terms (including, with respect to performance-based vesting Purchaser RSU Awards, the same potential number of shares that were subject to the Seller RSU Award, as adjusted under this Section 1.03), vesting conditions, settlement dates and other terms and conditions that were in effect immediately prior to the Closing for the corresponding Seller RSU Award. With respect to each Purchaser RSU Award, Purchaser shall give each holder of such award full vesting service credit for such holder’s service with Seller or any of its Subsidiaries prior to the Closing Date to the same extent such service was recognized with respect to the corresponding Seller RSU Award immediately prior to the Closing.

1.04 Purchase Price Adjustments.

(a) Equity Award Adjustment Amount. For purposes of this Agreement, “Equity Award Adjustment Amount” means an amount (positive or negative) equal to the product of (a) the difference of (i) the Seller Closing Equity Award Value minus (ii) the Seller Pre-Signing Equity Award Value, multiplied by (b) sixty percent (60%). If the Equity Award Adjustment Amount is a positive number, the Estimated Purchase Price shall be reduced by the amount of the Equity Award Adjustment Amount on a dollar-for-dollar basis pursuant to Section 1.01(b). If the Equity Award Adjustment Amount is a negative number, the Estimated Purchase Price shall be increased by the absolute value of the amount of the Equity Award Adjustment Amount on a dollar-for-dollar basis pursuant to Section 1.01(b).

(b) Estimated Closing Adjustment Amount. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of, as of the open of business on the Closing Date (assuming completion of the Reorganization Transactions), (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the amount of Cash and the amount of Adjusted Cash (such estimated amount of Adjusted Cash, the “Estimated Cash”), (iii) the amount of Debt (the “Estimated Debt”) and (iv) the amount of Transaction Expenses (the “Estimated Transaction Expenses”), along with reasonable supporting documentation with respect to the calculation of such amounts. For purposes of this Agreement, “Estimated Closing Adjustment Amount” means an amount (positive or negative) equal to the Estimated Net Working Capital, minus the Target Working Capital, plus the Estimated Cash, minus the Estimated Debt, minus the Estimated Transaction Expenses. If the Estimated Closing Adjustment Amount is a positive number, the Estimated Purchase Price shall be calculated by adding the amount of the Estimated Closing Adjustment Amount to the Base Purchase Price on a dollar-for-dollar basis pursuant to Section 1.01(c). If the Estimated Closing Adjustment Amount is a negative number, the Estimated Purchase Price shall be calculated by subtracting the absolute value of the amount of the Estimated Closing Adjustment Amount from the Base Purchase Price on a dollar-for-dollar basis pursuant to Section 1.01(c). The Estimated Closing Statement shall be prepared in accordance with GAAP applied on a basis that is consistent with past practices and prior periods and the accounting principles, practices, procedures, policies and methods set forth on Exhibit C; provided, that in the event of any conflict between GAAP and the sample calculation set forth on Exhibit C, Exhibit C shall govern.

(c) Post-Closing Statement. As soon as reasonably practicable after the Closing Date (but not later than ninety (90) days thereafter), Purchaser will prepare and deliver to Seller a statement (the “Post-Closing

Exhibit A-1-3

Statement”) setting forth, as of the open of business on the Closing Date (assuming completion of the Reorganization Transactions), (i) the Net Working Capital (the “Closing Net Working Capital”), (ii) the amount of Cash and the amount of Adjusted Cash (such amount of Adjusted Cash, the “Closing Cash”), (iii) the amount of Debt (the “Closing Debt”) and (iv) the amount of Transaction Expenses (the “Closing Transaction Expenses”), along with reasonable supporting documentation with respect to the calculation of such amounts. The Post-Closing Statement shall be prepared in accordance with GAAP applied on a basis that is consistent with past practices and prior periods and the accounting principles, practices, procedures, policies and methods set forth on Exhibit C; provided, that in the event of any conflict between GAAP and the sample calculation set forth on Exhibit C, Exhibit C shall govern. In preparation of the Post-Closing Statement, Purchaser and its Representatives shall have the access afforded to them pursuant to Section 4.10(b).

(d) Dispute Notice. In its review of the Post-Closing Statement, Seller and its Representatives shall have the access afforded to them pursuant to Section 4.10(b). The Post-Closing Statement shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Purchaser in writing (the “Dispute Notice”) of any objections thereto consistent with the provisions of this Section 1.04(d) within forty-five (45) calendar days after the delivery of the Post-Closing Statement to Seller. The Dispute Notice shall specify in reasonable detail each item on the Post-Closing Statement that Seller disputes and Seller’s calculation of each such item. Any item not included as disputed in such notice shall be deemed accepted by Seller and Purchaser.

(e) Disputes. Disputes between Purchaser and Seller relating to the Post-Closing Statement that cannot be resolved by Purchaser and Seller within fifteen (15) Business Days after receipt by Purchaser of the Dispute Notice, or such longer period as Seller and Purchaser shall mutually agree in writing, may be submitted, by notice from Seller or Purchaser to the other, for resolution to KPMG LLP or any other nationally recognized independent accounting firm selected jointly by Purchaser and Seller (the “Independent Accounting Firm”). Each of Purchaser and Seller shall submit to the Independent Accounting Firm (with a copy delivered to the other party hereto on the same day), within ten (10) Business Days after the date of engagement of the Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions in any disputed items. Each of Purchaser and Seller may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other party hereto on the same day), within forty-five (45) days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other party hereto. Unless requested by the Independent Accounting Firm in writing, no party hereto may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. During the review by the Independent Accounting Firm, Purchaser and Seller and their respective accountants will each make available to the Independent Accounting Firm such personnel, and such information, books and records and work papers and otherwise cooperate in good faith with the Independent Accounting Firm, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 1.04; provided, however, that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm, except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(f) Independent Accounting Firm’s Determination. The Independent Accounting Firm shall act as an expert and not as an arbitrator. Promptly, but no later than ninety (90) days after its acceptance of its appointment as the Independent Accounting Firm, the Independent Accounting Firm shall determine, based solely on the written submissions of Purchaser and Seller and not by independent review, those items in dispute on the Post-Closing Statement and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Closing Adjustment Amount. Any such determination of an item in dispute shall be (i) with respect to Cash (including Adjusted Cash) and Net Working Capital, neither lower than the amount specified by Purchaser in the Post-Closing Statement nor higher than the amount specified by Seller in the Dispute Notice and (ii) with respect to Debt and Transaction Expenses, neither higher than the amount

Exhibit A-1-4

specified by Purchaser in the Post-Closing Statement nor lower than the amount specified by Seller in the Dispute Notice. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm as provided in this Section 1.04(f) shall be the sole and exclusive remedy of the parties hereto against one another or any other Person with respect to, any disputes arising out of or relating to the Post-Closing Statement and shall be enforceable in a court of law. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud. The fee of the Independent Accounting Firm shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(g) Final Closing Adjustment Amount. The Post-Closing Statement shall become final and binding upon Purchaser and Seller upon the earliest of (i) the failure by Seller to object thereto within the period permitted under, and otherwise in accordance with the requirements of, Section 1.04(d) (it being understood, for the avoidance of doubt, that Seller and Purchaser shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in the Dispute Notice), (ii) the written agreement between Purchaser and Seller with respect thereto and (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 1.04(f). The Post-Closing Statement, as deemed to be agreed pursuant to clause (i) above, or as adjusted pursuant to the written agreement of Purchaser and Seller or the decision of the Independent Accounting Firm, when final and binding, is referred to herein as the “Final Post-Closing Statement.” The “Final Closing Adjustment Amount” determined using the Final Post-Closing Statement means an amount equal to the Closing Net Working Capital, minus the Target Working Capital, plus the Closing Cash, minus the Closing Debt, minus the Closing Transaction Expenses. The Estimated Purchase Price shall be either (1) decreased by the amount, if any, by which the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, or (2) increased by the amount, if any, by which the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount. Any adjustment to the Estimated Purchase Price provided for in this Section 1.04(g) is referred to as the “Purchase Price Adjustment.”

(h) If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, Purchaser shall, within five (5) Business Days after the Final Closing Adjustment Amount is determined and the Final Post-Closing Statement becomes final and binding, pay or cause to be paid, to Seller cash in the amount of such Purchase Price Adjustment. If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, Seller shall, within five (5) Business Days after the Final Closing Adjustment Amount is determined and the Final Post-Closing Statement becomes final and binding, pay or cause to be paid, to Purchaser cash in the amount of such Purchase Price Adjustment.

(i) Payments made under Section 1.04(h) shall be adjustments to the Purchase Price for all purposes.

1.05 Withholding.

(a) Purchaser and each of its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that Purchaser or a Purchaser Designee determines that any such withholding is required with respect to any payment hereunder, Purchaser shall notify Seller no less than fifteen (15) Business Days prior to making such payment, and Purchaser and Seller shall cooperate (and Purchaser shall cause any Purchaser Designee to cooperate) in good faith to take such commercially reasonable actions as may be necessary to minimize any such withholding. To the extent that any amounts are deducted or withheld pursuant to this Section 1.05, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Exhibit A-1-5

1.06 Foreign Transfer.

(a) In the event that the SaleCo2 Contribution occurs pursuant to the terms of the Reorganization Agreement, at the Closing, immediately prior to the Sale in respect of the Shares, Seller shall cause the Company to (i) sell, assign, transfer and deliver to Purchaser Designee, and Purchaser Designee shall acquire from the Company, 100% of the issued and outstanding equity interests in SaleCo2 (the “Foreign Sale” and the consummation of the Foreign Sale, the “Foreign Sale Closing”) and (ii) immediately after the Foreign Sale Closing and prior to the Sale in respect of the Shares, distribute the cash received by the Company in respect of the Foreign Sale Purchase Price at the Foreign Sale Closing to Seller; provided, that none of the foregoing shall modify or limit in any manner any of Purchaser’s or Seller’s rights or obligations under this Agreement or any other Transaction Document. “Purchaser Designee” means a direct or indirect wholly-owned Subsidiary of Purchaser, organized in a jurisdiction other than the United States or any political subdivision thereof, designated by Purchaser in the Foreign Sale Notice. For the avoidance of doubt, the occurrence of the Foreign Sale and the other transactions contemplated by this Section 1.06 shall not duplicate or otherwise increase (or for the avoidance of doubt, decrease) the aggregate Base Purchase Price, Estimated Purchase Price and Purchase Price. Within twenty (20) Business Days) following the date hereof, the Purchaser and Seller shall cooperate in good faith to determine the portion of the Purchase Price allocated to, and to be paid by the Purchaser Designee to the Company in respect of, the Foreign Sale (the “Foreign Sale Purchase Price”). If at the end of such period Purchaser and Seller are unable to agree upon the Foreign Sale Purchase Price, Seller and Purchaser shall promptly thereafter cause the Independent Accounting Firm to resolve such dispute. Any costs and expenses of the Independent Accounting Firm shall be borne equally by the Seller, on the one hand, and Purchaser, on the other hand. The Foreign Sale Purchase Price, as agreed by Seller and Purchaser or as determined by the Independent Accounting Firm, as applicable, shall be conclusive and binding on Purchaser and Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as otherwise set forth in the Disclosure Schedules or (ii) as set forth in the SEC Documents filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors” and any disclosures included in any “forward-looking statements” section or that are similarly cautionary, predictive or forward-looking in nature), Seller represents and warrants to Purchaser as follows:

2.01 Organization.

(a) Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified to do business under the Laws of every other jurisdiction in which such qualification is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Each of the Business Subsidiaries is a corporation or other entity duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Business Subsidiaries is qualified to do business under the Laws of every other jurisdiction in which such qualification is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Seller has made available to Purchaser a true and correct copy of the Company’s certificate of incorporation and bylaws, and the comparable constituent or organizational documents for each other Business Subsidiary that constitutes a “significant subsidiary” as defined in Section 1-02 of Regulation S-X under the Exchange Act, in each case as in effect as of the date of this Agreement.

Exhibit A-1-6

2.02 Authority and Enforceability.

(a) Seller (to the extent related to the Business) and the Business Subsidiaries have all requisite corporate or other organizational power and authority to own, lease and operate their properties and to carry on the Business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Seller has all necessary corporate power and authority to enter into, execute, deliver and, subject to obtaining the Seller Stockholder Approval, perform its obligations under this Agreement, the Reorganization Agreement and the License Agreement. The execution, delivery and, subject to obtaining the Seller Stockholder Approval, performance of this Agreement, the Reorganization Agreement and the License Agreement by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, general equity principles, other similar Laws of general application affecting enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Limitations”). The Reorganization Agreement and the License Agreement have been duly executed and delivered by Seller and are legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, except as such enforceability may be limited by the Enforceability Limitations.

(c) The Company has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under the Reorganization Agreement. The execution, delivery and performance of the Reorganization Agreement by the Company have been duly authorized by all requisite action on the part of the Company. The Reorganization Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Excalibur has all necessary limited liability company power and authority to enter into, execute, deliver and perform its obligations under the License Agreement. The execution, delivery and performance of the License Agreement by Excalibur have been duly authorized by all requisite action on the part of Excalibur. The License Agreement has been duly executed and delivered by Excalibur and is a legal, valid and binding obligation of Excalibur, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(d) At a meeting duly called and held, the board of directors of Seller (i) determined that this Agreement, the Reorganization Agreement and the Sale and the Reorganization Transactions are expedient and for the best interests of Seller and its stockholders, (ii) approved this Agreement, the other Transaction Documents and the Transactions, (iii) resolved, subject to the terms of this Agreement, to recommend that the stockholders of Seller adopt a resolution authorizing the Sale and the Reorganization Transactions (the “Seller Recommendation”) (provided that any change, modification or rescission of such recommendation by the board of directors of Seller in accordance with Section 4.06 shall not be a breach of this Section 2.02(d)), and (iv) directed that such matter be submitted for consideration of the stockholders of Seller at the Stockholders’ Meeting, which resolutions, subject to Section 4.06(f), have not been rescinded, modified or withdrawn.

2.03 Capitalization and Title.

(a) The Shares represent all of the issued and outstanding shares of capital stock of the Company. Seller is the sole record and beneficial owner of the Shares, and, at the Closing, Seller will transfer and deliver to Purchaser valid title, in each case free and clear of any Encumbrances, other than (i) any Encumbrance arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Encumbrance arising out of or in connection with this Agreement or (iii) any Encumbrance created by or through, or resulting from any facts or circumstances relating to, Purchaser or its Affiliates. The Shares have been duly authorized, validly issued, and are fully paid and nonassessable and not subject to preemptive rights.

Exhibit A-1-7

(b) As of the close of business on July 18, 2016 (the “Capitalization Date”), (i) 4,959,526 shares of Seller Common Stock were issuable upon exercise of outstanding and unexercised Seller Stock Options and (ii) 28,427,473 shares of Seller Common Stock were subject to Seller RSU Awards that were held by Employees and were outstanding and unvested, assuming, in the case of clause (ii), achievement of all applicable performance goals at the maximum level. Since the Capitalization Date through the execution of this Agreement, there have been no issuances, repurchases or redemptions of any Seller Equity Awards, other than (A) the issuance of shares of Seller Common Stock upon the exercise of Seller Stock Options or the settlement of Seller RSU Awards, in each case, outstanding as of the Capitalization Date in accordance with their terms, (B) the acquisition by Seller of shares of Seller Common Stock in connection with the surrender of such shares by holders of Seller Stock Options outstanding on the Capitalization Date to be able to pay the exercise price of such options in accordance with the terms of such options, (C) the withholding or disposition of shares of Seller Common Stock to satisfy withholding tax obligations with respect to any Seller Stock Options or Seller RSU Awards (collectively, “Seller Equity Awards”) outstanding on the Capitalization Date, and (D) upon the forfeiture of any Seller Equity Award outstanding on the Capitalization Date pursuant to its terms.

(c) Except as set forth in this Section 2.03, there are no options, warrants, convertible or exchangeable securities or other rights or Contracts obligating Seller or the Business Subsidiaries to issue or sell any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, any Business Subsidiary and no capital stock, equity securities or other equity interests of any Business Subsidiaries are reserved for issuance for any purpose. There are no outstanding obligations of Seller or the Business Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, the Business Subsidiaries. Other than as set forth in Section 4.15, none of Seller or the Business Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar Contract with respect to the voting of any shares of capital stock, or other equity or voting interests in, Seller or the Business Subsidiaries.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Seller or the Business Subsidiaries having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Seller or the Business Subsidiaries may vote. Excalibur IP, LLC does not hold or own or otherwise have the right to license any assets other than the Intellectual Property Rights that are the subject of the License Agreement (and any ministerial or miscellaneous assets that are not material and that are ancillary to such Intellectual Property Rights).

(e) Section 2.03(e) of the Disclosure Schedules sets forth a true and complete list, as of the close of business on the Capitalization Date, of (i) each Seller RSU Award that was held by an Employee, (ii) the employee identification number of the Seller RSU Award holder, (iii) the number of shares of Seller Common Stock underlying each Seller RSU Award, (iv) the date on which the Seller RSU Award was granted and (v)  the Seller Equity Plan under which the Seller RSU Award was granted.

2.04 Business Subsidiaries.

(a) All the outstanding shares of capital stock of, or other equity or voting interests in, each Business Subsidiary (other than the Shares) have been duly authorized and validly issued, are fully paid and nonassessable and are owned, directly or indirectly, as of the date hereof, by Seller, and, as of the Closing, by the Company, in each case free and clear of all Encumbrances, other than (i) any Encumbrance arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Encumbrance arising out of or in connection with this Agreement or (iii) any Encumbrance created by or through, or resulting from any facts or circumstances relating to, Purchaser or its Affiliates. Section 2.04 of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Business Subsidiaries and any joint ventures, partnerships, minority investments (other than Excluded Assets) or other arrangements in which Seller or any Business

Exhibit A-1-8

Subsidiary has a limited liability company, partnership or other equity interest (and, to the Knowledge of Seller (except with respect to wholly-owned Subsidiaries), the percentage of any such interest). None of the Business Subsidiaries has any obligation to acquire any equity interest or other security in, or any commitment to make any capital contribution or investment in, or loan to, any Person (other than another Business Subsidiary).

2.05 No Conflicts. Assuming that the Seller Stockholder Approval and all Consents contemplated by Section 2.06 have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and/or its applicable Subsidiaries (including of the Reorganization Agreement by the Company) do not and will not: (a) violate or conflict with the organizational documents of Seller or any of its Subsidiaries (including the Business Subsidiaries); (b) conflict with or violate any Law or Governmental Order applicable to Seller or its properties or to any of its Subsidiaries (including the Business Subsidiaries) or their respective properties; or (c) violate, conflict with or result in a breach of or default under (with or without due notice or lapse of time or both), require any consent, waiver or approval under or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, upon any of the properties or assets of Seller or any of its Subsidiaries (including the Business Subsidiaries) pursuant to, any Material Contract or other material Contract (other than a lease or sublease of real property) or Lease, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

2.06 Governmental Consents and Approvals. Assuming the accuracy of Purchaser’s representation in Section 3.04, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and/or its applicable Subsidiaries (including of the Reorganization Agreement by the Company) do not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of the Antitrust Laws of the jurisdictions set forth on Section 2.06(a)(i) of the Disclosure Schedules; (b) for any notification, or where appropriate, consultation or negotiations with a labor union, labor board, works council or relevant Governmental Authority concerning the transactions contemplated hereby pursuant to the Contracts set forth in Section 2.14(a) of the Disclosure Schedules; (c) as required by the Securities Act, the Exchange Act and any other applicable state or federal securities Laws; (d) as required by Nasdaq; or (e) to the extent that the failure to obtain any such Consents would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

2.07 SEC Documents.

(a) Since January 1, 2014, Seller has filed or furnished with the SEC all material forms, schedules, prospectuses, registration statements, reports and other documents required to be filed or furnished by it with the SEC (the “SEC Documents”). For the avoidance of doubt, the SEC Documents do not include any forms, schedules, prospectuses, registration statements, reports and other documents filed or furnished by Aabaco Holdings, Inc. As of their respective dates, or, if amended or superseded, as of the date of such amendment or superseding filing or document so furnished, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. No executive officer of Seller has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any SEC Document, except as disclosed in certifications filed with the SEC Documents. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Seller relating to the SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Seller included in the SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) fairly present in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries as at the

Exhibit A-1-9

respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (iii) have been prepared in all material respects in accordance with the Books and Records of Seller and its consolidated Subsidiaries, and (iv) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and to the absence of notes).

(c) Neither Seller (to the extent related to the Business) nor any of the Business Subsidiaries is a party to, nor does it have any commitment to become a party to material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

2.08 No Undisclosed Liabilities. Except (a) as reflected or expressly reserved against in Seller’s financial statements, or the notes thereto, included in the SEC Documents filed with the SEC and publicly available prior to the date of this Agreement, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (c) for Liabilities arising out of or in connection with this Agreement and (d) Retained Liabilities, neither Seller nor any of the Business Subsidiaries has any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Seller and its consolidated Subsidiaries prepared in accordance with GAAP, as in effect on the date hereof, other than those which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

2.09 Disclosure Controls and Procedures. Seller has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Seller’s disclosure controls and procedures are designed to ensure that information required to be disclosed in Seller’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Seller’s management has completed an assessment of the effectiveness of Seller’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since January 1, 2014 through the date hereof, Seller has not identified (i) any significant deficiencies or material weakness in the design or operation of internal control over financial reporting which reasonably could adversely affect Seller’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

2.10 Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller (to the extent related to the Business), any of the Business Subsidiaries or any of their respective assets, rights or properties, by or before any Governmental Authority, and Seller (to the extent related to the Business), the Business Subsidiaries and their respective assets, rights and properties are not subject to any Governmental Orders, in each case which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

2.11 Compliance with Laws; Permits. Except with respect to those matters described in Sections 2.12 (Taxes), 2.13 (Employee Benefit Plans; ERISA), 2.14 (Labor Matters), and 2.17 (Environmental Matters):

(a) Since January 1, 2014, each of Seller (to the extent related to the Business) and the Business Subsidiaries has been in compliance with all Laws applicable to Seller or any of its assets and properties (in each case, to the extent related to the Business) and the Business Subsidiaries or any of their assets and properties, and none of Seller or the Business Subsidiaries has received any written notice from a Governmental Authority alleging noncompliance, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Exhibit A-1-10

(b) Since January 1, 2014, Seller (to the extent related to the Business) and the Business Subsidiaries are and have been in possession of, and in compliance with, all Permits necessary to carry on the Business as currently conducted, and all such Permits are in full force and effect and are not subject to any Action that would result in any modification, termination or revocation thereof, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) None of Seller or its Subsidiaries, or to the Knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law that relates to bribery or corruption; (iv) established or maintained any unlawful fund of monies or other assets of Seller or its Subsidiaries; (v) made any fraudulent entry on the books or records of Seller or its Subsidiaries; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

2.12 Taxes.

(a) All material Tax Returns required to be filed by Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or any Business Subsidiary have been timely filed (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid with respect to the Transferred Assets, the Assumed Liabilities or the Business and all material Taxes required to be paid by or with respect to the Business Subsidiaries (including any consolidated, combined, unitary or affiliated group of which any of them is or has been a member), whether or not shown as due and payable on any Tax Return, have been duly and timely paid.

(c) There are no material audits, claims, proceedings or assessments regarding Taxes pending or threatened in writing as of the date hereof against Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities), the Business Subsidiaries or the Business.

(d) Each of Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) and the Business Subsidiaries has collected, deducted and withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be collected, deducted, withheld or paid in connection with amounts paid or owning to, or received or owing from, any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no Encumbrances for material Taxes on any asset of Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or of any Business Subsidiary other than Permitted Encumbrances.

(f) Neither the Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) nor any Business Subsidiary is a party to any Tax sharing agreement or Tax indemnity agreement pursuant to which it will have any obligation to make any payments for or in respect of Taxes after the Closing Date.

(g) Neither the Seller nor any Business Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution during the last two (2) years that was purported or intended to be governed in whole or in part by Section 355 of the Code.

Exhibit A-1-11

(h) During the past three (3) years, no jurisdiction in which neither the Seller nor any Business Subsidiary files Tax Returns has asserted that the Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or such Business Subsidiary is liable for a material amount of Taxes in that jurisdiction.

(i) Neither the Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) nor any Business Subsidiary has extended or waived the application of any statute of limitations applicable to any claim for, or the period for the assessment or collection of, any material Tax.

(j) Neither Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) nor any Business Subsidiary is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(k) None of the Business Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary, loss sharing or similar group for purposes of filing any Tax Return or paying Taxes (other than any such group of which Seller is or was the common parent), or (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(l) None of the assets held by any Business Subsidiary that is not a “U.S. person” within the meaning of the Code is a “United States real property interest” within the meaning of Section 897(c) of the Code.

2.13 Employee Benefit Plans; ERISA.

(a) Section 2.13(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, identifying each material Benefit Plan and each material Non-U.S. Benefit Plan. With respect to each material Benefit Plan and each material Non-U.S. Benefit Plan, Seller has furnished or made available to Purchaser (or, with respect to Non-U.S. Benefit Plans, will furnish or make available to Purchaser within sixty (60) days following the date of this Agreement), as applicable, accurate and complete copies of (other than any documents that are prohibited from being made available as a result of applicable Laws regarding the safeguarding of data privacy) (i) such Benefit Plan or such Non-U.S. Benefit Plan, as applicable, and all material amendments thereto; and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Benefit Plan or such Non-U.S. Benefit Plan, as applicable, (C) the most recent actuarial report, financial statement or valuation report relating to such Benefit Plan or such Non-U.S. Benefit Plan, as applicable, (D) a current IRS opinion or favorable determination letter with respect to such Benefit Plan, (E) the most recent summary plan description, if any, required under ERISA with respect to such Benefit Plan, and (F) all material correspondence to or from any Governmental Authority relating to such Benefit Plan or such Non-U.S. Benefit Plan, as applicable, during the past twelve (12) months; provided, that any such correspondence with respect to Non-U.S. Benefit Plans will be furnished by Purchaser within sixty (60) days following the date of this Agreement.

(b) With respect to each Benefit Plan and Non-U.S. Benefit Plan, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect: (i) if intended to be qualified under Section 401(a) of the Code, such Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the Knowledge of Seller, nothing has occurred since the date of the most recent such determination that would adversely affect such qualification, (ii) such Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and (iii) no disputes are pending, or, to the Knowledge of Seller, threatened against such Benefit Plan or such Non-U.S. Benefit Plan (or any assets or fiduciary thereof) other than routine claims for benefits made in the ordinary course of the Benefit Plan’s or Non-U.S. Benefit Plan’s, as applicable, operations, and there are no current or threatened audits, investigations or non-routine

Exhibit A-1-12

requests for information by any Governmental Authority with respect to such Benefit Plan or such Non-U.S. Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, none of Seller, any of the Business Subsidiaries nor any of their respective ERISA Affiliates sponsors or contributes to, or has any liability (whether actual or contingent) with respect to, (i) a “defined benefit plan” (as defined in ERISA Section 3(35)) that is subject to ERISA; (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) that is subject to ERISA; (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, in any case, either directly or through any ERISA Affiliate; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) that is subject to ERISA; (v) a “multiple employer plan” (as defined in Section 413(c) of the Code) that is intended to be qualified under Section 401(a) of the Code; or (vi) any plan, program or arrangement that provides for post-retirement or other post-employment health or welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar applicable Law).

(d) During the immediately preceding six (6) years, (i) no Liability under Section 302 or Title IV has been incurred by Seller, the Business Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to Seller, the Business Subsidiaries or any such ERISA Affiliates of incurring any such Liability; and (ii) no event has occurred and, to the Knowledge of Seller, there currently exists no condition or circumstances that would subject Seller or the Business Subsidiaries to any Controlled Group Liability with respect to any employee benefit plan that is not a Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(e) All contributions required to be made under the terms of any of the Benefit Plans or Non-U.S. Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Seller’s financial statements, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(f) The consummation of the Transactions will not (either alone or together with any other event, whether contingent or otherwise, and including a subsequent termination of employment or services) (i) entitle any current or former employee, director or independent contractor of Seller (to the extent related to the Business) or any of the Business Subsidiaries to any material payment or benefit, (ii) accelerate the time of payment or vesting, trigger any material payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or Non-U.S. Benefit Plan, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, director or independent contractor of Seller or any of the Business Subsidiaries, except, in the case of clauses (i) and (ii), as provided in this Agreement or as required by applicable Law.

(g) There is no Contract, Benefit Plan, Non-U.S. Benefit Plan or other plan, policy, program or arrangement by which Seller or any of the Business Subsidiaries is bound to compensate any employee, director or independent contractor for excise taxes paid pursuant to Section 409A or 4999 of the Code.

(h) Each Non-U.S. Benefit Plan (i) has been established, administered and maintained in accordance with all applicable requirements (including applicable Law and the terms of such plan), except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect and (ii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment, and, to the Knowledge of Seller, no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such qualification.

(i) This Section 2.13 and Section 2.14, together with Section 2.03, Section 2.06(b), and the second sentence of Section 2.18, contain the sole and exclusive representations and warranties provided with respect to

Exhibit A-1-13

all matters relating to employee benefits, employment and employment practices with respect to each of Seller, the Business Subsidiaries and the Business.

2.14 Labor Matters.

(a) Section 2.14(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of each collective bargaining agreement or other material Contract with any labor organization, works council, union or similar employee representative body with respect to the Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) there are no strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor activities pending or, to the Knowledge of Seller, threatened in writing against Seller (to the extent related to the Business) or any of the Business Subsidiaries, and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened in writing by or on behalf of any Employee or group of Employees of Seller (to the extent related to the Business) or any of the Business Subsidiaries against Seller (to the extent related to the Business) or any of the Business Subsidiaries before the National Labor Relations Board or any other similar labor tribunal or authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller (to the extent related to the Business) and the Business Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, worker classification, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) Prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller (to the extent related to the Business) and the Business Subsidiaries have satisfied any legal or contractual requirement to provide notice to, enter into any consultation procedure with or obtain an opinion from any labor or trade union, works council, employee forum or other employee representative body recognized by Seller or any of the Business Subsidiaries for collective consultation purposes in relation to any Employee, in connection with the execution of this Agreement or the Transactions.

(d) Section 2.13 and this Section 2.14, together with Section 2.03, Section 2.06(b) and the second sentence of Section 2.18, contain the sole and exclusive representations and warranties provided with respect to all matters relating to employee benefits, employment and employment practices with respect to each of Seller, the Business Subsidiaries and the Business.

2.15 Real Property.

(a) (i) Each material lease or sublease (a “Lease”) pursuant to which Seller (to the extent related to the Business) or any of the Business Subsidiaries leases or subleases real property (excluding all leases or subleases for data centers) (the “Leased Real Property”) is in full force and effect and Seller or the applicable Business Subsidiary has good and valid leasehold title in each parcel of the Leased Real Property pursuant to such Lease, free and clear of all Encumbrances other than Permitted Encumbrances, except in each case where such failure would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect and (ii) there are no defaults by Seller or a Business Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by Seller or a Business Subsidiary) and to the Knowledge of Seller, there are no defaults by any other party to such Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Lease, except where such defaults would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Exhibit A-1-14

(b) (i) Seller and the Business Subsidiaries have good and marketable title to all of the real property owned in fee by Seller (to the extent related to the Business) or any of the Business Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrances other than Permitted Encumbrances; (ii) there are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Owned Real Property; (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect; and (iv) neither Seller nor any of the Business Subsidiaries has received written notice of any default under any restrictive covenants affecting the Owned Real Property and the Leased Real Property that remains uncured, and no event has occurred that, after notice or the lapse of time or both, would constitute such a default, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) Section 2.15(c) of the Disclosure Schedules contains a complete and correct list of the (i) Owned Real Property and (ii) Leases. Seller has made available to Purchaser a true, correct and complete copy of each Lease with respect thereto (including all material amendments, modifications and supplements thereto).

2.16 Intellectual Property.

(a) To the Knowledge of Seller, Section 2.16(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Business Intellectual Property that, as of the date hereof, is issued by, registered with, or subject to a pending application for issuance or registration with, any Governmental Authority (“Registered Owned Business IP”). To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller (to the extent related to the Business) or one of the Business Subsidiaries exclusively owns the Owned Business Intellectual Property.

(b) To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller or one of the Business Subsidiaries has the right to use, all Seller Licensed Software. All material issued Patents and material Mark and Copyright registrations included in the Registered Owned Business IP are (i) to the Knowledge of Seller, subsisting, valid and enforceable, and (ii) free and clear of all Encumbrances, other than Permitted Encumbrances; provided that the foregoing representation and warranty does not apply to any Intellectual Property Rights owned by any Person acquired by Seller after January 1, 2013 that Seller paid less than $100 million dollars of total consideration to acquire such Person (with any non-cash consideration being valued at the fair market value thereof as of the consummation of such acquisition). Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date hereof, there are no Actions pending, or, to the Knowledge of Seller, threatened in writing since January 1, 2013 and not resolved, against Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or the Business Subsidiaries contesting the validity, enforceability, use or ownership of any Owned Business Intellectual Property.

(c) To the Knowledge of Seller, neither Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) nor the Business Subsidiaries, nor any of their respective products or services, or the manufacture, use, sale, offer for sale, importation, and other commercial exploitation of any such products and services by or on behalf of Seller or the Business Subsidiaries, nor the conduct of the Business infringes or misappropriates any Intellectual Property Rights of any third party (provided that the foregoing representation and warranty does not apply to any third party products or services sold or otherwise provided or made available through any products or services of Seller or any of the Business Subsidiaries). As of the date hereof, to the Knowledge of the Seller, there are no Actions pending, or threatened in writing since January 1, 2013 and not resolved (other than any such threatened Actions with respect to which there has been no communication for over one (1) year between Seller or any Business Subsidiary and the threatening party), against Seller (to the extent related to the Business) or any of the Business Subsidiaries that involve a claim against Seller (to the extent related to the Business) or any of the Business Subsidiaries of infringement or misappropriation of any Intellectual Property Rights of any Person. Notwithstanding any other representation,

Exhibit A-1-15

warranty or other provision in this Agreement, this Section 2.16(c) contains the only representations and warranties made by Seller with respect to infringement or misappropriation by Seller or any of the Business Subsidiaries of any Intellectual Property Rights of any other Person. Notwithstanding any of the foregoing in this Section 2.16(c), the representations, warranties and other provisions in this Section 2.16(c) do not apply to any Intellectual Property Rights owned by any Person acquired by Seller after January 1, 2013 that Seller paid less than $100 million dollars of total consideration to acquire such Person (with any non-cash consideration being valued at the fair market value thereof as of the consummation of such acquisition).

(d) To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date hereof, no Person is infringing or misappropriating any Owned Business Intellectual Property as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date hereof, there are no Actions pending, or, to the Knowledge of Seller, threatened in writing since January 1, 2013 and not resolved, by Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or any of the Business Subsidiaries that involve a claim against any Person of infringement or misappropriation of any Owned Business Intellectual Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller and the Business Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the Owned Business Intellectual Property. To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, no Trade Secrets included in the Owned Business Intellectual Property have been authorized to be disclosed or actually disclosed by Seller or any of the Business Subsidiaries to any other Person other than pursuant to a written confidentiality agreement that imposes restrictions on the use and disclosure of such Trade Secrets.

(f) To the Knowledge of Seller, the execution, delivery and performance of this Agreement and the Reorganization Agreement and the consummation of the Transactions will not, pursuant to any Contract to which Seller or any of the Business Subsidiaries is a party, require Seller or any of the Business Subsidiaries to assign or exclusively license to a third party any material Owned Business Intellectual Property.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, since January 1, 2013, all Persons (including current and former employees and independent contractors) who have created or contributed to the creation of any Owned Business Intellectual Property have executed enforceable written agreements that validly and irrevocably assign to Seller or one of the Business Subsidiaries, to the extent permitted under applicable Law, all of their rights in and to such Owned Business Intellectual Property, or Seller and the Business Subsidiaries own all such Owned Business Intellectual Property pursuant to applicable Law. Seller and the Business Subsidiaries have taken commercially reasonable actions to maintain the validity and enforceability of any material issued Patent or material Mark or Copyright registration included in the Registered Owned Business IP under applicable Law.

(h) To the Knowledge of Seller, neither Seller nor the Business Subsidiaries has included, incorporated or embedded any Open Source Software that is subject to any Copyleft License in any Owned Business Software that is distributed by Seller or any of the Business Subsidiaries to any Person (other than Seller or any Business Subsidiary).

(i) To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, neither Seller nor any of the Business Subsidiaries has disclosed or delivered or authorized to be disclosed to any escrow agent or any other Person (other than an employee) any of the source code for any Owned Business Software other than pursuant to a written Contract that imposes restrictions on the use and disclosure of such source code.

Exhibit A-1-16

(j) The Intellectual Property Rights licensed to Seller and the Business Subsidiaries under the License Agreement and the Business Intellectual Property constitute, in all material respects, all Intellectual Property Rights necessary to operate the Business as currently conducted.

(k) Seller and the Business Subsidiaries post policies with respect to Personal Data in their possession or Processed on their behalf on any websites or online services operated by Seller or the Business Subsidiaries in conformance in all material respects with all applicable Privacy Laws. To the Knowledge of Seller, Seller and the Business Subsidiaries’ written public-facing privacy policies fully and accurately disclose how the Business Processes Personal Data except where the failure to disclose would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(l) To the Knowledge of Seller, Seller and the Business Subsidiaries are, and in the past have made themselves, in compliance, in all material respects with: (i) all applicable Privacy Laws; (ii) all of Seller’s and the Business Subsidiaries’ written public-facing policies regarding privacy and data security; and (iii) any existing and currently effective written contractual commitment made by Seller or the Business Subsidiaries with respect to Personal Data; in each case (i), (ii) and (iii) except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(m) To the Knowledge of Seller, Seller and the Business Subsidiaries have contractually obligated all third-party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of Seller or the Business Subsidiaries to (i) comply with applicable Privacy Laws (except where the failure to obligate such third-party would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect); and (ii) take reasonable steps to protect and secure Personal Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(n) Seller and the Business Subsidiaries have obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer of Personal Data in connection with the Transactions, and such transfer will not violate in any material respect any applicable Privacy Laws.

(o) To the Knowledge of Seller, Seller and the Business Subsidiaries have implemented and maintain organizational, physical, administrative, and technical measures applicable to Personal Data that are reasonably consistent with (i) reasonable practices in the industry in which Seller and the Business Subsidiaries operate, (ii) any existing and currently effective written contractual commitment made by Seller or the Business Subsidiaries that is applicable to Personal Data, and (iii) any written public-facing policy adopted by Seller or the Business Subsidiaries related to privacy, information security or data security, in each case (i), (ii) and (iii) that are intended to protect the integrity, security and operations of Seller or the Business Subsidiaries’ information technology systems (and data therein) against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption, or other misuse, except in each case (i), (ii) and (iii) where the failure to have implemented and maintain any such measures would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Seller and the Business Subsidiaries maintain, and contractually require any third parties acting on their respective behalf to maintain, a written public-facing information privacy and security program that maintains reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity, and security of all Personal Data against any Security Breach. Seller and the Business Subsidiaries use reasonable efforts to inform all employees of and consultants to Seller and the Business Subsidiaries who have access to or Process Personal Data of Seller’s or the Business Subsidiaries’ applicable current written public-facing privacy and security policies. Seller has delivered or made available true and complete copies of all current written public-facing policies and procedures relating to the Processing and security of Personal Data.

(p) To the Knowledge of Seller, there have not been any incidents of, or third party claims alleging, (i) Security Breaches, unauthorized access or unauthorized use of any of Seller’s or the Business Subsidiaries’ information technology systems or (ii) loss, theft, unauthorized access or acquisition, modification,

Exhibit A-1-17

disclosure, corruption, or other misuse of any Personal Data in Seller’s or the Business Subsidiaries’ possession, or other confidential data owned by Seller or the Business Subsidiaries (or provided to Seller or the Business Subsidiaries by their customers) in Seller’s or the Business Subsidiaries’ possession, in each case (i) and (ii) that could reasonably be expected to have a Business Material Adverse Effect. Neither Seller nor the Business Subsidiaries have notified in writing, or to the Knowledge of Seller, been required by applicable Law or a Governmental Authority to notify in writing, any Person of any Security Breach. To the Knowledge of Seller, neither Seller nor the Business Subsidiaries have received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Data possessed by Seller or the Business Subsidiaries, in each case that could reasonably be expected to have a Business Material Adverse Effect.

(q) This Section 2.16, Section 2.05, the second sentence of Section 2.18, Section 2.19 and Section 2.20 contains the sole and exclusive representations and warranties provided with respect to all matters relating to Intellectual Property Rights or the collection, use, storage, retention, disclosure or disposal of personally identifiable information with respect to each of Seller, the Business Subsidiaries and the Business.

2.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect: (a) Seller (to the extent related to the Business) and the Business Subsidiaries are, and their activities at the Owned Real Property and Leased Real Property are, in compliance with all applicable Environmental Laws; (b) since January 1, 2012, Seller (to the extent related to the Business) and the Business Subsidiaries have obtained and are in compliance with all Permits required for the operation of the Business under applicable Environmental Laws; (c) since January 1, 2012, neither Seller (to the extent related to the Business) nor the Business Subsidiaries have been subject to any pending or, to the Knowledge of Seller, threatened Environmental Claim; (d) there has been no Release of Hazardous Materials at, from, to, on or under any of the properties that are currently or formerly owned, leased, or operated by Seller or any of the Business Subsidiaries or, any properties to which Seller or any of Business Subsidiaries has sent Hazardous Materials for which Release Seller or any of the Business Subsidiaries could reasonably be expected to have liability under Environmental Laws; (e) since January 1, 2012, neither Seller (to the extent related to the Business) nor the Business has paid any material fine or penalty relating to any Environmental Law, Hazardous Materials or an Environmental Claim; and (f) neither Seller (to the extent related to the Business) nor the Business have entered into any agreement to indemnify, any Person for any conditions or claims involving any Releases of Hazardous Substances into soil or groundwater that remains legally binding. This Section 2.17, Section 2.05, Section 2.06, Section 2.08 and the second sentence of Section 2.18 contain the sole and exclusive representations and warranties in this Agreement relating to environmental matters, including matters arising under Environmental Laws or otherwise relating to Hazardous Materials.

2.18 Absence of Certain Changes. Except (i) in connection with the negotiation and execution of this Agreement, the Reorganization Transactions, the Debt Tender Offer, or, for the avoidance of doubt, the IP Monetization or (ii) as otherwise contemplated or permitted by this Agreement, since December 31, 2015 through the date hereof, the Business has been conducted in the ordinary course consistent with prior practice. Since December 31, 2015, there has not occurred a Business Material Adverse Effect.

2.19 Material Contracts. Section 2.19 of the Disclosure Schedules contains an accurate list as of the date of this Agreement of all the Contracts, excluding any Leases, currently in effect of the following types to which Seller (to the extent related to the Business) or any of the Business Subsidiaries is a party or to which any of their assets or properties is subject (the “Material Contracts”):

(a) any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof) or (ii) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

Exhibit A-1-18

(b) any Contract that restricts or prohibits, or purports to restrict or prohibit, Seller (to the extent related to the Business) or any of the Business Subsidiaries (i) from engaging or competing in any business or soliciting any client or customer in any geographic area (in each case, other than (A) non-exclusive, inbound licenses to Intellectual Property Rights that are subject to territorial limitations and (B) covenants not to assert, sue or challenge), including Contracts that contain a “exclusivity” or similar term, or acquiring or disposing of securities of another person (or that following the Closing would materially restrict Purchaser or its Subsidiaries in any such manner) or (ii) from soliciting individuals for employment;

(c) any loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those solely between or among Seller and/or the Business Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $25,000,000;

(d) (i) any Contract establishing or governing the management of any joint venture or partnership that is material to the operations of the Business, and (ii) any Contract material to the operations of the Business with (A) SoftBank Group Corp. and its controlled Affiliates, (B) Yahoo Japan Corporation and its controlled Affiliates, (C) Seven Network Limited and its controlled Affiliates, (D) Microsoft Corporation and its controlled Affiliates and (E) Alphabet Inc. and its controlled Affiliates, in each case of (A) through (E), other than Contracts entered into in the ordinary course of business consistent with past practice on standard terms;

(e) any Contract pursuant to which Seller (to the extent related to the Business) or the Business Subsidiaries (i) was obligated to pay more than $25,000,000 for the year ended December 31, 2015 or may be obligated to pay such amount for the year ended December 31, 2016 (other than revenue share arrangements) (excluding any Contract covered in the immediately following clause (ii)), (ii) is obligated to pay the counterparty a minimum price or revenue guarantee amount involving amounts reasonably expected to be greater than $25,000,000 annually, or (iii) received, net of traffic acquisition costs, revenues of greater than $25,000,000 for the year ended December 31, 2015 or that is expected to result in the receipt, net of traffic acquisition costs, of revenues of greater than $25,000,000 for the year ending December 31, 2016;

(f) any Contract (i) that contains a “most-favored-nation” clause or similar term pursuant to which Seller or any of the Business Subsidiaries provides preferential pricing or treatment to any other Person or (ii) that grants any put, call, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller (to the extent related to the Business) or the Business Subsidiaries;

(g) any Contract with a sales representative with expected aggregate annual payments by or to Seller (to the extent related to the Business) or the Business Subsidiaries in excess of $25,000,000;

(h) any Contract providing for the acquisition or disposition, including on a contingent basis, of any assets, business, securities or otherwise outside the ordinary course of business by Seller (to the extent related to the Business) or the Business Subsidiaries or for consideration in excess of $25,000,000, other than Contracts for transactions that have closed for which there are no remaining holdback or deferred purchase obligations, earn-out obligations, pending indemnification obligations that are not secured by funds held in escrow or other contingent or similar obligations (other than obligations with respect to time-based retention) that would reasonably be expected to result in Liabilities in excess of $25,000,000;

(i) any Contract that obligates Seller (to the extent related to the Business) or any of the Business Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person in excess of $25,000,000;

(j) any Contract that is material to the Business under which Seller (to the extent related to the Business) or any of the Business Subsidiaries: (i) is a party to an express cross-license under or to any Patents that are material to the Business; (ii) has received an express license under or to any Patents that are material to the Business (excluding implied licenses to Patents in connection with the purchase or licensing of Software,

Exhibit A-1-19

hardware or services); or (iii) has received an express license under or to any Software owned by any other Person that (A) is material to the Business and (B) has an annual cost of greater than $15,000,000 (excluding any licenses for generally available, unmodified, commercial Software or “click-wrap,” “shrink-wrap” or freely downloadable Software (including Open Source Software) or licenses included in advertising insertion orders);

(k) any Contract that is material to the Business under which Seller (to the extent related to the Business) or any of the Business Subsidiaries has granted an express license under or to any Patents included in the Registered Owned Business IP that are material to the Business;

(l) any Contract pursuant to which (i) any third Person creates, develops, supports, maintains or customizes for or on behalf of Seller (to the extent related to the Business) or any of the Business Subsidiaries any Intellectual Property Rights or Software material to the Business for aggregate annual or one-time fees in excess of $15,000,000 or (ii) Seller or any of the Business Subsidiaries, for aggregate annual or one-time fees in excess of $15,000,000, creates, develops or customizes any Intellectual Property Rights or Software for any third Person; and

(m) any outstanding commitment or agreement to enter into any of the foregoing.

Seller has made available to Purchaser prior to the date of this Agreement a complete and correct copy of each Material Contract as in effect on the date of this Agreement. Neither Seller nor any Business Subsidiary is in breach of or default under the terms of any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Seller or any Business Subsidiary, in each case where such breach or default would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. To the Knowledge of Seller, no other party to any Material Contract is in breach of or default under the terms of any Material Contract and, to the Knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any other party thereto, in each case where such breach or default would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Each Material Contract is a valid and binding obligation of Seller or the applicable Business Subsidiary and, to the Knowledge of Seller, a valid and binding obligation of each other party thereto. Each Material Contract is in full force and effect and enforceable against the other parties thereto, except (i) as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (ii) as such enforceability may be limited by the Enforceability Limitations and (iii) for any Material Contract that has expired or been terminated in accordance with its terms other than as a result of a breach thereof or default thereunder by Seller. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (x) there are no disputes pending or, to the Knowledge of Seller, threatened with respect to any Material Contract or counterparty thereto and (y) neither Seller nor any of the Business Subsidiaries has received any written (or to Seller’s Knowledge, oral) notice of the intention of any such counterparty to terminate for default, convenience or otherwise any Material Contract, nor, to the Knowledge of Seller, is any such party threatening to do so.

2.20 Rights and Obligations. Assuming receipt of all Consents that are required in connection with the consummation of the Transactions, the Business Subsidiaries (for the avoidance of doubt, including (if applicable) SaleCo2 and its Subsidiaries) (after giving effect to the Reorganization Transactions (including the transactions contemplated by Section 1.7 of the Reorganization Agreement)) will have substantially the same rights and obligations (excluding the Excluded Assets and the Retained Liabilities) with respect to the Business immediately following the Closing as Seller and the Business Subsidiaries had immediately prior to consummation of the Reorganization Transactions.

2.21 Seller Stockholder Approval. Assuming the Seller Stockholder Approval is obtained, no other vote of stockholders of Seller is required in connection with the consummation of the transactions contemplated hereby.

2.22 Information Supplied. The Proxy Statement will not, as of the date of filing and at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue

Exhibit A-1-20

statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 2.22 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to Seller by Purchaser specifically for use therein.

2.23 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Seller or the Company is applicable to the Sale and the Reorganization Transactions.

2.24 Brokers. Seller shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Sale and the other transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or the Business Subsidiaries.

2.25 Insurance. Seller and the Business Subsidiaries maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which Seller (to the extent related to the Business) and the Business Subsidiaries operate and as the management of Seller has in good faith determined to be reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all material insurance policies maintained by or on behalf of Seller (to the extent related to the Business) and the Business Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by Seller and the Business Subsidiaries and all claims thereunder have been filed in due and timely fashion.

2.26 Disclaimer. Except as set forth in this Article II or the other Transaction Documents, none of Seller, its Affiliates or any of its Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Business Subsidiaries or their respective Affiliates. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article II or the other Transaction Documents, none of Seller, its Affiliates or any of its Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Business Subsidiaries or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Business Subsidiaries or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.01 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

3.02 Authority and Enforceability. Purchaser has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Exhibit A-1-21

3.03 No Conflicts. Assuming that all Consents contemplated by Section 3.04 have been obtained, the execution, delivery and performance of this Agreement by Purchaser do not and will not: (a) violate or conflict with the organizational documents of Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or its properties; or (c) violate, conflict with or result in a breach of or default under (with or without due notice or lapse of time or both), require any consent, waiver or approval under or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of Purchaser pursuant to, any Contract to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates or any of their respective properties or assets may be bound except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.04 Governmental Consents and Approvals. Assuming the accuracy of Seller’s representations in Section 2.06, the execution, delivery and performance of this Agreement by Purchaser do not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of the Antitrust Laws of the jurisdictions set forth on Section 2.06(a) of the Disclosure Schedules; (b) for any notification, or where appropriate, consultation or negotiations with a labor union, labor board, works council or relevant Governmental Authority concerning the Transactions; (c) as required by the Securities Act, the Exchange Act and any other applicable state or federal securities Laws; (d) as required by any applicable stock exchange; or (e) to the extent that the failure to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.05 Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Purchaser, threatened, against Purchaser, any of its Affiliates or any of their respective assets, rights or properties, by or before any Governmental Authority, and Purchaser, its Affiliates and their respective assets, rights or properties are not subject to any Governmental Orders, in each case which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.06 Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Purchaser acknowledges it is a sophisticated party and has sufficient knowledge, experience and expertise to evaluate, and is fully informed as to, the merits and risks of the transactions contemplated by this Agreement and ownership of the Shares, and that Purchaser has been adequately represented by counsel with respect to such transactions. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment). Purchaser acknowledges that Seller has given Purchaser and its representatives the opportunity to ask questions of Seller and the Business Subsidiaries and to acquire such additional information regarding the Business and its financial condition as Purchaser has requested.

3.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement will, as of the date of filing and at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Exhibit A-1-22

3.08 Brokers. Purchaser shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Sale and the other transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser.

3.09 Financing. As of the date hereof and at all times prior to the Closing, Purchaser has and will have cash on hand and access to borrowing facilities, and, as of the Closing, Purchaser will have cash on hand, sufficient for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price, and the payment of all related fees and expenses and any other amounts required to be paid by Purchaser in connection with the consummation of the transactions contemplated by this Agreement. Purchaser’s obligations hereunder are not subject to a condition regarding Purchaser’s obtaining of funds to consummate the transactions contemplated by this Agreement.

3.10 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Seller, the Business Subsidiaries and the Business and acknowledges that it has been provided access to the properties, premises and records of Seller, the Business Subsidiaries and the Business for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that, except for the representations and warranties of Seller expressly set forth in Article II and the other Transaction Documents, none of Seller nor any of its Representatives makes, and Purchaser has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by Seller in Article II or the other Transaction Documents, none of Seller nor any of its Representatives or any other Person has made, and Purchaser has not relied on, a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets of future results or future financial condition relating to Seller, any of the Business Subsidiaries or the Business or (b) any material, documents or information relating to Seller, the Business Subsidiaries or the Business made available to Purchaser or its Representatives in any “data room” or otherwise, except as expressly and specifically addressed by a representation or warranty set forth in Article II or the other Transaction Documents.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.01 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), except (i) as required by applicable Law, (ii) as set forth on Section 4.01 of the Disclosure Schedules, (iii) as specifically required under this Agreement, (iv) in connection with the Reorganization Transactions, the Debt Tender Offer, the Foreign Sale, or, for the avoidance of doubt, the IP Monetization, in accordance with and as expressly contemplated by this Agreement and the Reorganization Agreement, (v) the entry into an agreement for or the consummation of a Permitted WholeCo Proposal in and of itself (it being understood that this clause (v) shall not be deemed to permit such Permitted WholeCo Proposal to also include another action that is otherwise expressly prohibited under clause (y) below without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed)) or (vi) as otherwise waived or consented to in writing by Purchaser (which waivers or consents shall not be unreasonably withheld, conditioned or delayed), Seller (to the extent related to the Business; provided, that the following clauses (x) and (y) shall apply to Seller (and not only to the Business Subsidiaries) to the extent unrelated to the Business only if the act or omission in question would or would reasonably be expected to be adverse (other than in a de minimis respect) to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (in a manner related to the Transactions including from a Tax perspective or otherwise) or the Transactions) shall (x) and shall cause the Business Subsidiaries to, (a) carry on the Business in all material respects in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to preserve intact the business organization and goodwill of the Business and the relationships of the Business

Exhibit A-1-23

Subsidiaries with their customers and suppliers and other persons having material business relationships with the Business in all material respects and (y) not, and shall cause the Business Subsidiaries not to:

(a) amend the certificate or articles of incorporation or by-laws (or other comparable organizational documents) of any of the Business Subsidiaries or take any action with respect to any such amendment;

(b) (i) split, combine, subdivide, reclassify, purchase, redeem, repurchase or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of any Business Subsidiary’s capital stock or any options, warrants, convertible or exchangeable securities, stock-based performance units, equity awards denominated in shares of any Business Subsidiary’s capital stock or other rights of any kind to acquire any shares of any Business Subsidiary’s capital stock or enter into any agreement, understanding or arrangement with respect to the sale or voting of any Business Subsidiary’s capital stock, (ii) other than in a bona fide offering to the public where, to the Knowledge of Seller, no Third Party acquires beneficial ownership of greater than five percent (5%) of any class of capital stock of, or other equity or voting interests in, Seller, issue, sell, pledge, dispose of, encumber or grant any such securities unless any such acquiror of such securities expressly permits the consummation of the Transactions as contemplated hereunder and agrees to vote, or cause to be voted, all Seller securities directly or indirectly beneficially owned by such acquiror and its Affiliates in favor of the Sale and the Reorganization Transactions at the Stockholders’ Meeting or any adjournment or any postponement thereof, or (iii) issue, grant, acquire, purchase, redeem or repurchase any equity-based award in respect of Seller Common Stock, other than, in the case of clause (iii), (A) the issuance of shares of Seller Common Stock upon the exercise of Seller Stock Options or the settlement of Seller RSU Awards outstanding as of the date hereof or permitted to be granted hereunder, in each case, in accordance with their terms, (B) the acquisition by Seller of shares of Seller Common Stock in connection with the surrender of such shares by holders of Seller Stock Options outstanding as of the date hereof or permitted to be granted hereunder, in each case, to be able to pay the exercise price of such options in accordance with the terms of such options, (C) the withholding or disposition of shares of Seller Common Stock to satisfy withholding tax obligations with respect to any Seller Equity Award outstanding as of the date hereof or permitted to be granted hereunder, in each case, in accordance with their terms, (D) upon the forfeiture of outstanding Seller Equity Awards pursuant to their terms or (E) the issuance or delivery of Acquisition Holdback Stock;

(c) declare, set aside, authorize, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its or the Business Subsidiaries’ capital stock, other than dividends or other distributions (i) paid by any direct or indirect Business Subsidiary to any other Business Subsidiaries or (ii) payable in Cash, Excluded Assets, or any class of capital stock of, or other equity or voting interests in, Seller;

(d) acquire (by merger, consolidation, lease, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, bandwidth or other assets for the purpose of being used in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in effect on the date hereof and previously made available to Purchaser, (iii) leases or subleases under which Seller (to the extent related to the Business) or any of the Business Subsidiaries is the tenant or subtenant entered into in the ordinary course of business consistent with past practice and involving no more than $10,000,000 in aggregate payments over the entire life of such lease or sublease, or as reasonably necessary to facilitate Seller’s post-Closing operations (which leases or subleases will not be transferred to or assumed by the Company pursuant to the Reorganization Agreement or otherwise to or by a Business Subsidiary and which would not, individually or in the aggregate, reasonably be expected to delay or prevent the satisfaction of any of the conditions set forth in Article V), (iv) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $25,000,000 individually or $50,000,000 in the aggregate (provided, that for any such acquisitions below the foregoing thresholds with a purchase price (including assumed indebtedness) exceeding $10,000,000 individually, Seller shall consult in advance with Purchaser in good faith), (v) capital expenditures, which are the subject of Section 4.01(l), and (vi) assets, securities,

Exhibit A-1-24

properties, interests or businesses which are acquired by Seller as reasonably necessary to facilitate Seller’s post-Closing operations, which will not be transferred to or assumed by the Company pursuant to the Reorganization Agreement or otherwise to or by a Business Subsidiary and which would not, individually or in the aggregate, reasonably be expected to delay or prevent the satisfaction of any of the conditions set forth in Article V;

(e) sell, license, lease or otherwise transfer, or create or incur any Encumbrance on any of Seller’s (to the extent related to the Business) or the Business Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) with respect to inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) with a sale, license, lease or other transfer price (including any related assumed indebtedness) that does not exceed $15,000,000 individually or $30,000,000 in the aggregate (provided, that for any such transactions below the foregoing thresholds with a sale, license, lease or other transfer price (including any related assumed indebtedness) exceeding $10,000,000 individually, Seller shall consult in advance with Purchaser in good faith), (iii) pursuant to Contracts in effect on the date hereof and previously made available to Purchaser, (iv) subject to Section 4.19, with respect to any capital stock of Yahoo Japan Corporation, (v) Permitted Encumbrances and (vi) non-exclusive licenses or sublicenses or covenants not to sue or assert under or with respect to any Owned Business Intellectual Property or other Business Intellectual Property granted in the ordinary course of business consistent with past practice;

(f) make any change in financial accounting methods, principles or practices, except as required by GAAP (or any interpretation thereof) or applicable Law;

(g) (i) increase the compensation, severance or other benefits payable or to become payable to any employee, officer, director or independent contractor of Seller or any of the Business Subsidiaries, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation (including any equity-based awards), (iii) adopt, enter into or establish any Benefit Plan or Non-U.S. Benefit Plan with, for or in respect of any employee of Seller or any of the Business Subsidiaries that would constitute a Benefit Plan or Non-U.S. Benefit Plan had it been in effect as of the date of this Agreement (other than employment agreements or offer letters that do not provide sign-on, retention or other one-time bonus amounts, severance benefits (other than mandated by applicable Law or as provided for under a Benefit Plan or Non-U.S. Benefit Plan listed in Section 2.13(f) of the Disclosure Schedules) or change in control payments or benefits), (iv) amend, modify or terminate any Benefit Plan, Non-U.S. Benefit Plan or any employment, individual consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any employee of Seller or any of the Business Subsidiaries, other than any amendments to health and welfare (excluding severance) plans in the ordinary course of business, consistent with past practice, which do not materially increase Seller’s (to the extent related to the Business) or the Business Subsidiaries’ annual costs (relative to the prior year’s costs) in respect of such Benefit Plan, Non-U.S. Benefit Plan or any other plan, (v) amend the terms of any outstanding equity-based awards, (vi) other than with respect to Acquisition Holdback Stock under any acquisition agreement set forth in Section 4.09(e)(iii) of the Disclosure Schedules, take any action to accelerate the vesting or payment of, or fund, any compensation (including any equity-based awards) or benefits under, any Benefit Plan or Non-U.S. Benefit Plan, (vii) make or forgive any loans to any directors, officers or employees of Seller or any of the Business Subsidiaries, or (viii) hire any employee, officer or independent contractor whose total target annual cash compensation exceeds $225,000, other than the hiring of any such Person to replace any employee, officer, or independent contractor whose employment or service has terminated in the ordinary course of business, consistent with past practice and having total target annual cash compensation that does not exceed 110% of the total target annual cash compensation of the applicable employee, officer or independent contractor whose employment or service has terminated, except, in the case of each of the foregoing clauses, (A) as required pursuant to a Benefit Plan, Non-U.S. Benefit Plan or Contract in effect as of the date hereof, (B) as otherwise required by applicable Law or (C) for actions for which Purchaser and the Business Subsidiaries will not be liable (which shall include, for the avoidance of doubt, actions with respect to any Seller Retained Employees or current or former non-employee directors of Seller);

Exhibit A-1-25

(h) (i) incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respects the terms of, any indebtedness for borrowed money, or offer, issue or sell any debt securities, warrants or other rights to acquire any debt securities of Seller (to the extent related to the Business, it being understood that any such indebtedness, securities, warrants or rights to the extent not related to the Business shall be Retained Liabilities under the Reorganization Agreement) or any of the Business Subsidiaries, except for indebtedness, debt securities, warrants or other rights (A) solely among wholly owned Business Subsidiaries consistent with past practice or (B) not exceeding $50,000,000 in the aggregate or (ii) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any indebtedness, debt securities, warrants or other rights, except in each case as reasonably necessary to facilitate Seller’s post-Closing operations and which indebtedness, debt securities, warrants or other rights will be Excluded Assets or Retained Liabilities and not be transferred to or assumed by the Company pursuant to the Reorganization Agreement; provided, that any indebtedness incurred or for which Seller or any Business Subsidiary otherwise becomes liable pursuant to this Section 4.01(h) must permit the Transactions;

(i) (i) (x) terminate, modify, waive or amend in any respect the License Agreement or (y) terminate, modify or amend in any material respect any Material Contract or Lease in a manner adverse to the applicable Business Subsidiary, in the case of clause (y) other than terminations in connection with the expiration or (in the case of Material Contracts) automatic renewal (i.e., a renewal that becomes automatically effective unless a party thereto provides prior notice of an intention not to renew) of any such agreement in accordance with its terms; provided, that no such renewal shall be for an additional term of greater than two (2) years or involve a Material Contract specified under clauses (b)(i), (e), (f), (g), (i), (j) or (k) of the definition of Material Contract, (ii) except as reasonably necessary to facilitate Seller’s post-Closing operations (it being understood that any such Contract will not be transferred to or assumed by the Company pursuant to the Reorganization Agreement or otherwise to or by a Business Subsidiary and may not, individually or in the aggregate, reasonably be expected to delay or prevent the satisfaction of any of the conditions set forth in Article V), enter into any Contract that would have been a Material Contract or Lease if entered into prior to the date hereof; provided, that with respect to this clause (ii), any references to $25,000,000 in the definition of Material Contract shall be deemed to be $10,000,000, and the parenthetical “(other than revenue share arrangements)” in clause (e) of such definition shall be disregarded; (iii) waive in any material respect any material term of, or waive any material default under, any Material Contract or Lease, or (iv) enter into any Contract which contains a change of control, anti-assignment or similar provision, in each case that would require the consent or waiver of, or a payment to, the other party or parties thereto in connection with this Agreement, the other Transaction Documents and the Transactions;

(j) make any loans, advances (other than accounts receivable in the ordinary course of business consistent with past practice) or capital contributions to or investments in any other Person (other than solely among Business Subsidiaries) in excess of $25,000,000 in the aggregate;

(k) (i) make, change, adopt or revoke any material Tax election, method of Tax accounting or Tax accounting period, (ii) amend any material Tax Return, (iii) except in the ordinary course of business consistent with past practice, extend or waive the application of any statute of limitations for any material claim, assessment or collection relating to Taxes, (iv) settle or compromise any material claim or material assessment relating to Taxes or any refund of material Taxes in excess of any accrual or reserve reflected in Seller’s financial statements in respect of such claim or assessment, except to the extent such settlement or compromise would or would reasonably be expected to have an adverse effect on, or increase the Tax Liability of, Purchaser or any of its Affiliates (including the Business Subsidiaries after the Closing) or the Business, the Transferred Assets and/or the Assumed Liabilities, in each case, after the Closing, (v) enter into any closing agreement with, or submit any request for rulings to, any Governmental Authority or (vi) except as required by applicable Law, file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practices (to the extent applicable) of Seller or its relevant Subsidiary, as applicable, if the filing of such Tax Return would or would reasonably be expected to have an adverse effect on, or increase the Tax Liability of, Purchaser or any of its

Exhibit A-1-26

Affiliates (including the Business Subsidiaries after the Closing) or the Business, the Transferred Assets and/or the Assumed Liabilities, in each case, after the Closing;

(l) (i) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those as may be specifically contemplated by any plan described in Section 4.01(l) of the Disclosure Schedules and (B) any other capital expenditures not to exceed $75,000,000 in the aggregate or (ii) without consulting in advance with Purchaser in good faith, materially deviate from the capital expenditure plan described in Section 4.01(l) of the Disclosure Schedules;

(m) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of (x) any Seller Entity (provided, that this clause (x) shall not apply to the extent such action would not and would not reasonably be expected to be adverse (other than in a de minimis respect) to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (in a manner related to the Transactions including from a Tax perspective or otherwise) or the Transactions) or (y) any of the Business Subsidiaries;

(n) other than pursuant to Section 4.14, commence, settle, pay, discharge or satisfy any Action whether civil, criminal, administrative or investigative, other than routine immaterial matters in the ordinary course of business consistent with past practice or settlements (i) that involve only the payment of monetary damages not in excess of $17,500,000 individually or $40,000,000 in the aggregate (excluding from such dollar thresholds amounts covered by any third-party indemnification provision in favor of Seller (to the extent related to the Business) or any of the Business Subsidiaries or covered by any insurance policy of the Business or any of the Business Subsidiaries, in each case to the extent such amounts are actually received); provided, that such monetary caps shall not apply to the Actions set forth in Section 1.4(c) of the Reorganization Agreement and (ii) do not impose any non-monetary restrictions or requirements in any material respect on or with respect to the Business; provided that, for the avoidance of doubt, this Section 4.01(n) does not apply to Tax matters, which are the subject of Section 4.01(k);

(o) (i) sell, assign, divest, transfer, exclusively license, dispose of any material application, material registration or material issuance included in the Registered Owned Business IP or (ii) permit to lapse, cancel, or abandon, in each case, intentionally, any material application, material registration or material issuance included in the Registered Owned Business IP;

(p) make any material change to its privacy or data security policies or practices, except as required by Law or as reasonably necessary to facilitate Seller’s post-Closing operations or otherwise in the ordinary course of business consistent with past practice in all material respects;

(q) make any election pursuant to Treasury Regulations Section 301.7701-3(c), or any similar provision of state, local or foreign Tax Law, with respect to the Company or any Business Subsidiary, other than any such election for SaleCo2 required by the Reorganization Agreement;

(r) enter into any new line of business that is materially different from the existing lines of business of the Business; or

(s) announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to contravene the foregoing.

Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or the Business Subsidiaries’ operations prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business Subsidiaries’ operations.

Exhibit A-1-27

4.02 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Subject to Purchaser’s timely performance of its obligations under Section 4.02(b), Seller shall, as promptly as reasonably practicable following the date of this Agreement, prepare and cause to be filed with the SEC in preliminary form the Proxy Statement. Subject to the ability of the board of directors of Seller to make an Adverse Recommendation Change in accordance with Section 4.06, the board of directors of Seller shall include the Seller Recommendation in the Proxy Statement. Seller shall promptly notify Purchaser upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Seller shall use reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, (ii) have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (iii) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable thereafter. No filing of, or amendment or supplement to, the Proxy Statement, or response to SEC comments with respect thereto, will be made by Seller without providing Purchaser a reasonable opportunity to review and comment thereon, which comments to Seller shall consider in good faith; provided, that the foregoing shall not apply with respect to a Superior Proposal or an Adverse Recommendation Change. If at any time prior to the Closing any event or circumstance relating to Seller or any of the Business Subsidiaries or its or their respective officers or directors should be discovered by Seller which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Purchaser. Each of Seller and Purchaser agrees to promptly correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading.

(b) Purchaser shall provide to Seller all information concerning Purchaser and its Affiliates as may be reasonably requested by Seller in connection with the Proxy Statement and shall otherwise assist and cooperate with Seller in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Purchaser will cause the information relating to Purchaser and its Affiliates supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with Seller’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, applicable Law and the rules of Nasdaq, Seller shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”), for the purpose of obtaining the Seller Stockholder Approval; provided, that if Seller determines that it is necessary or advisable to do so, Seller, at the Stockholders’ Meeting, may also seek stockholder approval for actions reasonably necessary to comply with the requirements of the Investment Company Act following Seller’s registration as a registered investment company at or after the Closing. Notwithstanding anything in this Agreement to the contrary, Seller may postpone or adjourn the Stockholders’ Meeting (i) for up to ten (10) Business Days to solicit additional proxies for the purpose of obtaining the Seller Stockholder Approval, if Seller determines in good faith such postponement or adjournment is necessary or advisable to obtain the Seller Stockholder Approval, (ii) for the absence of quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which Seller has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Seller prior to the Stockholders’ Meeting.

4.03 Access to Information; Confidentiality.

(a) From the date hereof until the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), upon reasonable notice, Seller shall, as promptly as reasonably practicable: (i) afford Purchaser and its Representatives reasonable access to the personnel, properties and Books and Records of

Exhibit A-1-28

the Business; and (ii) furnish to Purchaser and its Representatives such additional Tax and operating data and other information regarding the Business (or copies thereof) as Purchaser may from time to time reasonably request (including, in the case of each clause (i) and (ii), furnishing such access and information as may be reasonably requested by Purchaser in order to (x) determine the Foreign Sale Purchase Price or prepare the Purchaser’s Allocation or (y) identify the Section 338(h)(10) Subsidiaries or determine whether to make any elections under Section 338(g) of the Code with respect to the transactions contemplated hereunder and by the Reorganization Agreement); provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of Seller or its Representatives and in such a manner as not to interfere unreasonably with the normal operations of the business of Seller or the Business Subsidiaries; provided, further, that neither Seller nor any of the Business Subsidiaries shall be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable judgment (after consulting with its outside legal counsel): (w) contain information that in the reasonable, good faith judgment of Seller is competitively sensitive; (x) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (y) contravene any applicable Laws, fiduciary duty or Contract to which Seller or any of the Business Subsidiaries is a party; or (z) expose Seller or any of the Business Subsidiaries to risk of liability for disclosure of sensitive or personal information; provided that, in any such case, Seller or the applicable Business Subsidiaries shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable.

(b) The terms of the Confidentiality Agreement, dated as of March 22, 2016, between Seller and Purchaser (the “Confidentiality Agreement”), shall continue in full force and effect (including with respect to any information provided to Purchaser pursuant to Section 4.03(a)) until the Closing, at which time such Confidentiality Agreement shall terminate, other than with respect to the confidentiality and non-use obligations contained therein with respect to Evaluation Material (as defined therein) not related to the Business, which obligations shall continue in full force and effect for a period of five (5) years from the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects. Notwithstanding anything herein to the contrary, the parties agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement solely to the extent required to permit any action expressly contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

(c) For a period of five (5) years from the Closing Date (provided, that with respect to trade secrets of the Business, the confidentiality obligations in this Section 4.03(c) shall remain in effect for so long as the relevant information remains a trade secret under applicable Law), Seller shall, and shall cause its Subsidiaries to, hold in confidence any nonpublic information (“Business Information”) to the extent relating to the Business from and after the Closing; provided that the foregoing restriction shall not apply to information that (i) is or becomes generally available to the public other than through an action or inaction by Seller or its Representatives in breach of the terms of this Agreement, (ii) is received by Seller or its Representatives from Purchaser or any of its Representatives in the ordinary course of business pursuant to commercial or business arrangements unrelated to the Transactions (but such information shall remain subject to the confidentiality restrictions governing such relationship), (iii) is received by Seller or its Representatives from a source other than Purchaser or any of its Representatives, or (iv) was independently developed by Seller or its Representatives without use of Business Information; provided that, in the case of clause (iii) above, the source of such information was not to the knowledge of Seller (after due inquiry) bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser or any of its Subsidiaries with respect to such information. In the event that Seller or any of its Representatives are requested or required by Law to disclose any of the Business Information other than as expressly permitted under the terms of this Agreement, Seller or such Representative will, to the extent permitted by applicable Law, promptly notify Purchaser of any such request or requirement so that Purchaser may, at its election (at Purchaser’s expense), seek a protective order or other appropriate remedy as Purchaser, in its sole discretion, deems appropriate. Nothing

Exhibit A-1-29

herein shall be deemed to prevent Seller or its Representatives, as the case may be, from complying with applicable Law that seeks disclosure of the Business Information if: (i) a motion for a protective order, motion to quash and/or other motion that was filed to prevent the production or disclosure of the Business Information has been denied; and (ii) Seller’s legal counsel has advised Seller that compliance is required by applicable Law; provided, however, that Seller disclose only that portion of the Business Information that Seller’s or its Representatives’ legal counsel advises Seller or such Representative is required by applicable Law to be disclosed and that Seller and its Representatives will exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Business Information, including by providing Purchaser, if permitted by Law, advance written notice of the information to be disclosed as far in advance of its disclosure as practicable, and reasonably cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the information so disclosed; or (iii) Purchaser consents in writing to having the Business Information produced or disclosed. In no event shall Seller, or any of its Representatives, oppose an action by Purchaser to obtain a protective order, motion to quash and/or other relief to prevent the production or disclosure of the Business Information or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the information so disclosed.

4.04 Reorganization Transactions. In furtherance and not in limitation of Section 4.05(a), Seller shall, and shall cause the Business Subsidiaries to, use reasonable best efforts to complete the Reorganization Transactions, subject to and in accordance with the terms and conditions of the Reorganization Agreement and applicable Law. Seller shall provide Purchaser information regarding the Reorganization Transactions in accordance with Section 4.03(a) and keep Purchaser reasonably informed on a timely basis with respect to all material activity concerning the status of the Reorganization Transactions. Seller will not (i) terminate the Reorganization Agreement, (ii) amend the Reorganization Agreement in any manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions (provided, that, if such adverse impact is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance) or (iii) permit the (A) extension of the time for the performance of any obligation or other act of either Seller or the Company thereunder, (B) waiver of any inaccuracy in the representations and warranties of Seller contained therein or in any document delivered pursuant thereto or (C) waiver of compliance with any agreement or condition contained therein in any manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions (provided, that, if such adverse impact is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance), in the cases of clauses (i) through (iii), without Purchaser’s prior written consent. Seller shall provide Purchaser with a reasonable opportunity to review and comment on all substantive documentation relating to the Reorganization Transactions.

4.05 Reasonable Best Efforts; Regulatory and Other Consents.

(a) Subject to the terms and conditions set forth herein, each of Seller and Purchaser will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to (a) consummate and make effective the transactions contemplated hereby as soon as practicable, (b) cause the conditions to the consummation of the Closing set forth in Article V to be satisfied and (c) obtain or deliver all Consents of all Governmental Authorities and Third Parties that may be or become necessary, proper or advisable for the performance of its and the other party’s obligations pursuant to this Agreement and the consummation of the Transactions. Notwithstanding anything to the contrary herein, neither Seller nor any of the Business Subsidiaries shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration, or the provision of additional security (including a guaranty) to obtain the Consent of any Person under any Contract. For the avoidance of doubt, obtaining the Consents described in the

Exhibit A-1-30

first sentence of this Section 4.05(a) is not a condition to the consummation of the Closing by virtue of this Section 4.05(a).

(b) In furtherance and not in limitation of the foregoing, each of Seller and Purchaser (i) agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Sale as promptly as reasonably practicable and in any event, unless otherwise agreed by Seller and Purchaser, within fifteen (15) Business Days after the date hereof, (y) effect all other necessary notifications or registrations under the Antitrust Laws as promptly as reasonably practicable after the date hereof, and (z) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other filing under the Antitrust Laws and use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.05 necessary to obtain all Consents under any Antitrust Law as soon as practicable and (ii) shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to the transactions contemplated by this Agreement (with respect to Purchaser’s obligations under this clause (b), to the extent caused by the actions of Purchaser), take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement.

(c) If any objections are asserted with respect to the transactions contemplated hereby under the Antitrust Laws of any applicable jurisdictions or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the Antitrust Laws of any applicable jurisdictions, each of Seller and Purchaser shall use its reasonable best efforts to promptly resolve such objections and Actions. In furtherance of the foregoing, Purchaser, at Purchaser’s sole cost, shall and shall cause its Affiliates to, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Law that may be required by any Governmental Authority (and to avoid the entry of, or to effect the dissolution of or vacate or lift, any Governmental Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Closing) so as to enable Purchaser and Seller to consummate the Closing as promptly as practicable, and in any event before the Outside Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale or disposition of, or prohibition or limitation on the ownership or operation by Purchaser and the Company or any of their respective Subsidiaries of specific assets or categories of assets or businesses; (ii) the amendment or termination of existing contracts, licenses or other relationships; (iii) the entering into of new contracts, licenses or other relationships; and (iv) behavioral commitments limiting or modifying Purchaser’s or any of its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines or assets. Notwithstanding the foregoing, none of Seller nor any of the Business Subsidiaries shall be required to commit to or effect any such action that is not conditioned upon the substantially concurrent consummation of the transactions contemplated hereby, and shall not effect or commit to effect any such action without Purchaser’s prior written consent. Further, and for the avoidance of doubt, Purchaser will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or Consent of any Governmental Authority with respect to any Antitrust Laws, (y) no Governmental Order with respect to any Antitrust Laws and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Sale by the Outside Date. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement shall require Purchaser (or permit Seller, without Purchaser’s prior written consent) to take or agree or commit to take any action, or agree to any condition or restriction or other mitigation, whether contemplated in this Section 4.05 or otherwise, involving Seller, Purchaser or their respective Subsidiaries, including the Business, that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser or the Business, in each case measured on a scale relative to the Business, taken as a whole, regardless of whether any such action, condition, restriction or mitigation is in respect of Seller, Purchaser or their respective Subsidiaries or the Business (any of the foregoing, a “Burdensome Condition”).

Exhibit A-1-31

(d) Each of Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any inquiry, investigation or Action initiated by a Governmental Authority or a private Person, and (ii) keep the other party hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given by a private Person in connection with any inquiry, investigation or Action, in each case regarding any of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, subject to applicable Laws relating to the exchange of information, each of Seller and Purchaser shall consult and cooperate with the other party hereto in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such inquiry, investigation or Action. In addition, Seller and Purchaser shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of Seller and Purchaser agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Neither Seller nor Purchaser shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent shall not be unreasonably withheld or delayed. Purchaser and Seller may, as each deems proper, necessary or advisable, reasonably designate any competitively sensitive material provided to the other under this Section 4.05 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 4.05, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Purchaser, Seller and their respective Subsidiaries.

4.06 No Solicitation.

(a) From and after the date of this Agreement (and subject to Section 4.06(c)), Seller shall, shall cause its Subsidiaries and its and their respective directors, officers, and employees to, and shall use reasonable best efforts to cause its and their respective other Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to a Competing Proposal, (ii) request the prompt return from, or destruction by, all such Third Parties of all copies of confidential information previously provided to such Third Parties by Seller, its Subsidiaries or their Representatives in connection therewith and (iii) terminate access to any physical or electronic data rooms relating to a possible Competing Proposal.

(b) Except as otherwise expressly provided in this Agreement (including Section 4.06(c)), from and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller shall not, shall cause its Subsidiaries and its and their respective directors, officers, and employees not to, and shall use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage the making of any Competing Proposal or any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to any Competing Proposal, (ii) engage or participate in negotiations or discussions with (it being understood that, in response to an inquiry, Seller may inform Persons of the provisions

Exhibit A-1-32

of this Section 4.06), or furnish any material non-public information to, any Third Party relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (iii) approve, authorize, endorse, declare advisable, adopt, enter into or recommend, or publicly propose to approve, authorize, endorse, declare advisable, adopt, enter into or recommend any Competing Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement providing for or constituting any Competing Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”), or (iv) resolve, agree or publicly propose to do any of the foregoing; provided, however, that, notwithstanding the foregoing, if the board of directors of Seller determines in good faith (after consultation with outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, Seller shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to Seller or any of the Business Subsidiaries to allow such Third Party to submit a Competing Proposal, in which case Seller shall similarly waive or terminate any “standstill” or similar obligations applicable to Purchaser and its Affiliates contained in the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the Seller Stockholder Approval is obtained, in the event that Seller (or its Representatives on Seller’s behalf) receives a written Competing Proposal from any Third Party that did not result from a material breach of this Section 4.06, (i) Seller and its Representatives, to the extent such clarification is reasonably necessary, may contact such Third Party solely to request and obtain clarification of the terms and conditions thereof (without the board of directors of Seller being required to make a determination under clause (ii) of this Section 4.06(c)) and (ii) Seller and its board of directors (including any duly authorized committee thereof) and its Representatives may, subject to compliance with Section 4.06(d), engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives, Affiliates and prospective debt and equity financing sources, in each case of this clause (ii), if Seller’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, (x) prior to furnishing any material non-public information relating to Seller and the Business Subsidiaries or the Transactions, Seller enters into with such Person, to the extent such Person is not already subject to a confidentiality agreement with Seller that satisfies the definition of Acceptable Confidentiality Agreement, an Acceptable Confidentiality Agreement and (y) Seller shall substantially concurrently provide or make available to Purchaser any non-public information that Seller provides to any Third Party if such access was not previously made available to Purchaser or its Representatives.

(d) From and after the date of this Agreement until the Closing (or, if earlier, the termination of this Agreement), Seller shall, as promptly as reasonably practicable, and in any event within forty-eight (48) hours of receipt by Seller or any of its Representatives of any Competing Proposal, deliver to Purchaser a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal and (ii) the material terms and conditions of any such Competing Proposal (including an unredacted copy of any written materials). Seller shall keep Purchaser reasonably informed of the status of, and any material developments regarding, any such Competing Proposal (including any material amendment or modification of any such Competing Proposal (including any change to the economic terms thereof), and including by providing to Purchaser copies of any written materials) on a prompt basis, and in any event within forty-eight (48) hours thereafter. Seller shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person (relating to a Competing Proposal or otherwise) which prohibits or otherwise would prevent the provision of any information to Purchaser in accordance with, or Seller from otherwise complying with, the terms and conditions of this Agreement or the consummation of the Transactions as contemplated hereunder.

(e) Except as otherwise expressly provided in this Agreement, the board of directors of Seller (including any committee thereof) shall not (i)(A) withdraw, modify or qualify (or propose publicly to withdraw,

Exhibit A-1-33

modify or qualify), in a manner adverse to Purchaser, the Seller Recommendation, (B) endorse, recommend, declare advisable or approve, or propose publicly to endorse, recommend, declare advisable or approve, any Competing Proposal, (C) fail to include in the Proxy Statement the Seller Recommendation, or (D) fail to recommend against any Competing Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, cause or authorize or permit Seller or any of its Subsidiaries to enter into any Company Acquisition Agreement or resolve, agree or publicly propose to take any such action.

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Seller Stockholder Approval, the board of directors of Seller may, subject to compliance with Section 4.06(g), (x) make an Adverse Recommendation Change (A) in response to a Competing Proposal that the board of directors of Seller has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal in circumstances not involving a material breach of this Section 4.06, (B) under clause (A) or (C) of the definition of Adverse Recommendation Change in response to an Intervening Event and (y) if Seller has received a Competing Proposal in circumstances not involving a material breach of this Section 4.06 that the board of directors of Seller has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit Seller to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 6.01(c)(ii), in each case if the board of directors of Seller determines in good faith (after consultation with outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 4.06(f) may be effected, in each case until after the fourth (4th) Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that the board of directors of Seller intends to make an Adverse Recommendation Change pursuant to clause (x) of Section 4.06(f) (a “Notice of Adverse Recommendation Change”) or terminate this Agreement pursuant to clause (y) of Section 4.06(f) (a “Notice of Superior Proposal”); provided, that, (i) such notice shall specify, in reasonable detail, the reasons therefor, including, if the basis of the proposed action by Seller’s board of directors is (A) a Superior Proposal, the material terms and conditions of any such Superior Proposal, the identity of the Third Party making any such Superior Proposal and a copy of the Superior Proposal and any proposed agreements and financing commitments relating thereto and (B) an Intervening Event, a reasonably detailed description of the Intervening Event, (ii) during such four (4) Business Day period (the “Notice Period”), if requested by Purchaser, Seller shall, and shall make available and direct its necessary Representatives to, discuss and negotiate in good faith with Purchaser and Purchaser’s Representatives any proposed modifications to the terms and conditions of this Agreement; and (iii) following such Notice Period, (x) in the case of an Intervening Event, Seller’s board of directors, after taking into account any modifications to the terms of this Agreement and/or the Transactions to which Purchaser would agree, determines in good faith, after consultation with outside legal counsel, that failure to effect such Adverse Recommendation Change could reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (y) in the case of a Superior Proposal, Seller’s board of directors, after taking into account any revisions to the terms of this Agreement and/or the Transactions to which Purchaser would agree, determines in good faith, after consultation with outside legal counsel and financial advisors, that such Competing Proposal continues to constitute a Superior Proposal. Any such purported termination to enter into a definitive agreement for a Superior Proposal shall not be effective unless and until Seller pays the Termination Fee in full. Any material change to (1) the facts or circumstances relating to such Intervening Event or (2) the terms (including any change to the financial terms) or any other material amendment of such Superior Proposal shall require a new Notice of Adverse Recommendation Change or Notice of Superior Proposal, as applicable, and Seller shall be required to comply again with the requirements of this Section 4.06(g), except that the Notice Period in such case shall be two (2) Business Days.

Exhibit A-1-34

(h) Nothing contained in this Agreement shall prohibit the board of directors of Seller (or any duly authorized committee thereof) from (i) taking and disclosing to Seller’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to Seller’s stockholders if the board of directors of Seller determines in good faith, after consultation with Seller’s outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with applicable Law; provided, however, that nothing in this Section 4.06(h) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 4.06 with respect to an) Adverse Recommendation Change.

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality terms that are not materially less favorable in the aggregate to Seller than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making, confidentially, of Competing Proposals (and related communications) to Seller or Seller’s board of directors (or any duly authorized committee thereof)).

(ii) “Competing Proposal” means any bona fide proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act), including if such ownership would be through the equityholders of any such Third Party, of more than twenty-five percent (25%) of any class of equity securities of Seller (unless such proposal or offer does not, and would not reasonably be expected to, conflict with, impede, delay or prohibit (including by imposing a Third Party consent right with respect to) the consummation of the Sale and the Reorganization Transactions as contemplated hereunder and, as a condition to Seller’s entry into a definitive agreement with respect to such proposal or offer, any such Third Party agrees to vote, or cause to be voted, all Seller equity securities directly or indirectly beneficially owned by such Third Party and its controlled Affiliates in favor of the Sale and the Reorganization Transactions at the Stockholders’ Meeting or any adjournment or any postponement thereof (a “Permitted WholeCo Proposal”)) or (ii) any one or more assets or businesses of Seller and the Business Subsidiaries that constitute more than twenty-five percent (25%) of the consolidated assets of Seller (excluding in both the numerator and the denominator for purposes of calculating such percentage any Excluded Assets), it being understood that any proposal or offer solely with respect to any or all of the Excluded Assets (for the avoidance of doubt excluding for this purpose any capital stock of Seller held in treasury) and no Transferred Assets shall be deemed not to be a Competing Proposal (so long as such proposal or offer does not, and would not reasonably be expected to, conflict with, impede, delay or prohibit (including by imposing a Third Party consent right with respect to) the consummation of the Sale and the Reorganization Transactions as contemplated hereunder).

(iii) “Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to sixty-five percent (65%)) made by a Third Party on terms that the board of directors of Seller determines in good faith, after consultation with Seller’s financial and legal advisors, and considering such factors as the board of directors of Seller considers to be appropriate, including the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal, (A) are more favorable from a financial point of view to Seller and its stockholders than the Transactions (including any revisions to the terms of this Agreement and/or the Transactions committed to by Purchaser to Seller in writing in response to such Competing Proposal under the provisions of Section 4.06(g)) and (B) that the board of directors of Seller determines is reasonably likely to be completed on the terms proposed.

Exhibit A-1-35

4.07 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of Seller and Purchaser shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement or to otherwise effect the Transactions.

4.08 Indemnification and Insurance.

(a) Following the Closing, Purchaser shall cause the Business Subsidiaries not to make any changes to their respective organizational documents that would adversely affect the rights of persons who are currently or who were officers or directors of, or in a comparable role with, any of the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller) to claim indemnification from such entity under the terms of their respective organizational documents as in effect on the date hereof unless such changes are required by Law and then only to the minimum extent required by Law. Prior to the Closing, the Company shall or, if the Company is unable to, Purchaser shall cause the Company as of the Closing to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”), covering persons who are currently or who were officers or directors of, or in a comparable role with, any of the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller), for a claims reporting or discovery period of six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s existing policies; provided, that the premium for such “tail” insurance shall not exceed 300% of the annual premium currently paid by Seller.

(b) Following the Closing, Purchaser shall, and shall cause the Company to, as the primary source of indemnification, indemnify, defend and hold harmless the current and former directors and officers of, or persons in a comparable role with, the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller) for any damages, Taxes, Liabilities, costs and expenses (including reasonable attorneys’ fees) in connection with any actual or threatened Action or investigation (whether civil, criminal, administrative or investigative) arising from any acts or omissions by such persons, in their respective capacities as directors or officers of, or in a comparable role with, the Business Subsidiaries (but not Seller) prior to the Closing Date, other than acts or omissions arising out of the Excluded Assets or the Retained Liabilities.

(c) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, Purchaser shall make proper provision so that the successors and assigns of Purchaser shall assume all of the obligations of Purchaser set forth in this Section 4.08.

(d) The provisions of this Section 4.08 are intended for the benefit of the current and former officers and directors of, or persons in a comparable role with, the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller), and shall be enforceable by such individuals (in such capacities) and their heirs and representatives.

4.09 Employee Benefits.

(a) With respect to the Employees as of the Closing, for a period of twelve (12) months after the Closing, Purchaser agrees to provide or cause its Subsidiaries to provide each Employee with (i) a base salary or base wage rate (as applicable) that is no less favorable to each Employee than is in effect for such Employee immediately prior to the Closing, (ii) annual cash bonus opportunities that are no less favorable to each Employee than are in effect for such Employee immediately prior to the Closing, (iii) equity incentive

Exhibit A-1-36

compensation opportunities that are no less favorable than the equity incentive compensation opportunities provided to similarly situated employees of AOL, Inc., and (iv) 401(k) benefits, medical benefits and other welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of AOL, Inc.

(b) As of the Closing, Purchaser shall honor or cause its Subsidiaries to honor all Benefit Plans and Non-U.S. Benefit Plans, in each case, in accordance with their respective terms and subject to any rights to amend or terminate such plans.

(c) Without limiting anything in this Section 4.09, as of the Closing and for a period of twelve (12) months thereafter, Purchaser agrees to provide or cause its Subsidiaries to provide to each Employee with severance payments and benefits that are no less favorable than the severance payments and benefits for which such Employee would be eligible immediately following the Closing for a similar termination of employment under the applicable Benefit Plan or Non-U.S. Benefit Plan set forth in Section 4.09(c) of the Disclosure Schedules, taking into account any service with Purchaser and its Affiliates through such date of termination.

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Purchaser or its Subsidiaries following the Closing and in which any of the Employees participate (the “Purchaser Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and level of severance benefits, service with Seller and the Business Subsidiaries (or predecessor employers to the extent Seller or any of the Business Subsidiaries provides past service credit) shall be treated as service with Purchaser and its Subsidiaries to the same extent such service has recognized for such Employees under the analogous Benefit Plan or Non-U.S. Benefit Plan, as applicable, as of the Closing. Purchaser shall use commercially reasonable efforts to cause each of the applicable Purchaser Plans that provides medical, dental, pharmaceutical, vision and/or other health benefits to any Employee to (i) waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan or Non-U.S. Benefit Plan, and (ii) provide Employees with credit under the applicable Purchaser Plans for amounts paid by such Employees prior to the Closing during the plan year in which the Closing occurs under a corresponding Benefit Plan or Non-U.S. Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plans.

(e) Purchaser agrees that it shall notify Seller in writing within ten (10) days following the earlier to occur of (i) the termination of employment or (ii) the notice of termination of employment, in either case for any reason, of any of the individuals identified on Section 4.09(e)(i) of the Disclosure Schedules in accordance with the terms of Section 4.09(e)(ii) of the Disclosure Schedules. Seller agrees that, on and following the Closing, it shall comply with terms of each of the applicable acquisition agreements related to the Acquisition Holdback Stock (and any other amounts to be paid by Seller (or any of its Affiliates) under such agreements, excluding, for the avoidance of doubt, Acquisition Holdback Cash to the extent such Acquisition Holdback Cash is included in the Transfers pursuant to Section 1.1(e) of the Reorganization Agreement) as though it was a direct party thereto with respect to matters to the extent relating to the Acquisition Holdback Stock (and any other related payments), including delivering the shares of Acquisition Holdback Stock to the individuals entitled thereto in accordance with and at the times specified under the applicable acquisition agreements relating to such shares of Acquisition Holdback Stock; provided, however, that Seller may, in its discretion, accelerate the vesting and/or delivery of shares of Acquisition Holdback Stock under the acquisition agreement set forth in Section 4.09(e)(iii) of the Disclosure Schedules in their entirety on or prior to the Closing.

(f) Purchaser acknowledges and agrees that the provisions of Sections 4.09(a) through 4.09(d) are subject to any applicable Law that protects any Employee’s acquired rights or otherwise requires Purchaser or any of its Affiliates (including the Business Subsidiaries) to honor terms and conditions of employment, compensation, benefits or continuity of service and are without limitation to Purchaser and its Affiliates’ ability to provide more generous terms and conditions, compensation or benefits to the Employees of the Business

Exhibit A-1-37

Subsidiaries following the Closing. Without limiting the foregoing, Purchaser and its Affiliates shall take the actions set forth in Section 4.09(f) of the Disclosure Schedules.

(g) Seller shall, or shall cause its Business Subsidiaries to, use commercially reasonable efforts to take all actions necessary in respect of consulting obligations and similar notice and bargaining obligations that arise on or before the Closing Date in connection with this Agreement or the Transactions.

(h) Purchaser shall, or shall cause its Subsidiaries to, employ the Employees who are foreign nationals working in the United States (the “Alien Employees”), under terms and conditions such that Purchaser or its Subsidiaries, as applicable, will be considered the successor-in-interest to the Business for U.S. immigration purposes. Accordingly, Purchaser shall, or shall cause its Subsidiaries to, assume all immigration-related Liabilities that have arisen or will hereafter arise in connection with the submission of petitions to the United States Citizenship and Immigration Service requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of the Alien Employees.

(i) Upon the exercise or settlement of any Seller Stock Options held by Employees or Former Business Employees, Seller shall be responsible for ensuring the satisfaction of all applicable Tax withholding, payroll Tax or other Tax obligations that arise in connection with any such exercise or settlement. To the extent that (i) Seller is responsible under applicable Law for the remittance of any such Tax obligation to the applicable Governmental Authority, Seller shall promptly remit such Tax obligations to the applicable Governmental Authority; and (ii) Purchaser or any of its Affiliates is responsible under applicable Law for the remittance of any such Tax obligation to the applicable Governmental Authority, (A) Seller shall promptly (and in any event within one (1) Business Day) notify Purchaser of such exercise or settlement, (B) Purchaser and Seller shall cooperate to estimate the Tax obligation in advance of the option exercise settlement date, and (C) Seller shall (or shall cause its plan broker to) promptly (and in any event within two (2) Business Days after the option exercise settlement date) pay to Purchaser in cash in a lump sum the actual amount withheld in U.S. Dollars (with Purchaser or its applicable Affiliate being responsible for calculating the exact Tax obligation due based on its payroll records and remitting such Tax obligation to the applicable Governmental Authority in the required currency). To the extent there is any shortfall in the amount of such Tax obligation withheld relative to the amount of such Tax obligation due, Seller shall promptly (and in any event within five (5) Business Days following notification thereof from Purchaser) reimburse Purchaser for the amount of any such shortfall required to be remitted to the applicable Governmental Authority. To the extent there is any excess in the amount of such Tax obligation withheld relative to the amount of such Tax obligation due, Purchaser shall promptly (and in any event within five (5) Business Days following its receipt of such excess, or if such excess is remitted to the applicable Governmental Authority prior to it being determined that an excess amount has been withheld, upon such excess being received by Purchaser from the applicable Governmental Authority) pay such amount to Seller and Seller shall cause such funds to be restored to the optionee’s account at the plan broker.

(j) The parties hereto acknowledge and agree that all provisions contained in this Section 4.09 with respect to Employees are included for the sole and exclusive benefit of the respective parties hereto and shall not create any right (i) in any other person, including Employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Non-U.S. Benefit Plan or Purchaser Plans or (ii) to continued employment with the Business Subsidiaries or Purchaser or any of its Subsidiaries. Notwithstanding anything in this Section 4.09 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an adoption, amendment or other modification of any Benefit Plan, Non-U.S. Benefit Plan or any other employee benefit plans of Seller or the Business Subsidiaries.

4.10 Books and Records; Post-Closing Access.

(a) Except as provided in Section 5.5(g) of the Reorganization Agreement, for a period of seven (7) years after the Closing Date, each of Seller and Purchaser shall preserve and retain, and Purchaser shall cause the Business Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other Books

Exhibit A-1-38

and Records that are retained by Seller or are obtained by Purchaser or its Affiliates, as the case may be, (including any documents relating to any governmental or non-governmental Actions or investigations) relating to the conduct of the Business prior to the Closing Date. Notwithstanding the foregoing, during such seven-year (7-year) period, Purchaser and the Business Subsidiaries may dispose of any such Books and Records if Purchaser first offers the Books and Records to Seller in writing and Seller thereafter notifies Purchaser in writing that it wishes to reject such offer. Seller and Purchaser shall not, and Purchaser shall not permit the Business Subsidiaries to, dispose of any such Books and Records at any time after such seven-year (7-year) period without first offering the Books and Records to the other party hereto in writing at least sixty (60) days prior to such disposal.

(b) After the Closing Date, for so long as such materials are retained in accordance with Section 4.10(a), Seller and Purchaser shall, and Purchaser shall cause the Business Subsidiaries to, and Seller shall cause its Subsidiaries to, permit the other party hereto and its authorized Representatives to have reasonable access to, and to inspect and copy, all materials referred to in Section 4.10(a) and to meet, as reasonably necessary, a reasonable number of times with officers and employees of such party and its Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials, in each case at the requesting party’s sole expense, during normal business hours and upon reasonable prior notice, (x) in connection with (i) any Action relating to the Business or the Business Subsidiaries, (ii) any governmental Consent, (iii) the prosecution or defense of any audit or Action that is then pending or threatened, (iv) adjustments to the Purchase Price pursuant to Section 1.04, or (v) the administration by Seller of the Excluded Assets and the Retained Liabilities, including those described in Sections 1.4(a), 1.4(c), 1.4(e) and 1.4(g) of the Reorganization Agreement or (y) to the extent necessary to ensure compliance with this Agreement or applicable Law. Notwithstanding the foregoing, neither Seller nor Purchaser (nor any of their Affiliates) shall be required to disclose any information under this Section 4.10 (A) if such disclosure would be reasonably likely to: (1) contain information that in the reasonable, good faith judgment of the disclosing party (after consultation with outside counsel) is competitively sensitive; (2) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (3) contravene any applicable Laws, fiduciary duty or Contract to which the disclosing party or any of its Affiliates is a party; or (4) expose the disclosing party or any or its Affiliates to risk of liability for disclosure of sensitive or personal information; provided that, in any such case, the disclosing party shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable or (B) in connection with any litigation or similar dispute between the parties hereto; provided, further, that the foregoing shall not limit any of the parties’ rights of discovery. Any such access or furnishing of information shall be conducted under the supervision of the disclosing party or its Representatives and in such a manner as not to interfere unreasonably with the normal operations of the business of the disclosing party and its Affiliates.

(c) Without limiting the generality of the foregoing, each of Seller and Purchaser shall, and shall cause their respective Affiliates to, provide to the other party such cooperation, documentation and information as either of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes (including pursuant to this Agreement) or (iii) preparing for or conducting any audit, examination, litigation or other Action with respect to Taxes. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules, relevant work papers, relevant documents relating to rulings or other determinations by Governmental Authorities and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

4.11 Notification of Certain Matters.

(a) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) any notice or other communication received by such party from any Governmental Authority in connection

Exhibit A-1-39

with the this Agreement or the Transactions, (ii) from any Person alleging that the Consent of such Person under a Material Contract or Lease is or may be required in connection with the Transactions, and (iii) any Actions commenced against, relating to or involving or otherwise affecting such party or any of the Business Subsidiaries which relate to this Agreement or the Transactions. Seller shall promptly notify Purchaser of any written notice from any party to any Material Contract to the effect that such party has terminated or intends to terminate (in each case other than the expiration of the term of such Material Contract in accordance with its terms, or with respect to terminations that would not reasonably be expected to be material to the Business, taken as a whole).

(b) Seller shall promptly advise Purchaser of any fact, change, event or circumstance that has had or would reasonably be expected to have a Business Material Adverse Effect, and each party shall promptly advise the other of any fact, change, event or circumstance that is reasonably likely to cause the failure of any condition to Closing set forth in Section 5.02 or Section 5.03, as applicable; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 5.02 or Section 5.03 to be satisfied.

4.12 Guarantees.

(a) Purchaser shall use reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Seller, effective as of the Closing, in respect of all obligations of Seller under any guarantees, bonding arrangements, keepwell agreements, net working capital maintenance agreements, reimbursement obligations, letters of credit, letters of comfort or any similar agreements, in each case to the extent relating to the Business (and not any Excluded Assets or Retained Liabilities), binding Seller for the benefit of the Business or the Business Subsidiaries, and Seller shall reasonably cooperate in Purchaser’s efforts, in each case to the extent that the Company has not been so substituted for Seller pursuant to the Reorganization Agreement (the “Guarantees”). In no event shall Purchaser or any of its Affiliates be obligated to pay any money to any Person to effect the substitutions described in this Section 4.12.

(b) With respect to any Guarantees that remain outstanding after the Closing Date, (i) Seller and Purchaser shall continue to cooperate and use their respective reasonable best efforts to terminate, or, if the parties are unable to so terminate, cause Purchaser or one of its Affiliates to be substituted in all respects for Seller in respect of, all obligations under the Guarantees, (ii) Purchaser shall indemnify and hold harmless Seller for any damages, Liabilities, costs and expenses (including reasonable attorneys’ fees) arising from or relating to such Guarantees, and (iii) Purchaser shall not permit any of the Business Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another Third Party or (D) amend in any manner, except as contemplated pursuant to clause (i) above, any loan, Contract or other obligation for which Seller is or would reasonably be expected to be liable under such Guarantee (including after taking into account clause (ii) above). To the extent that Seller has performance obligations under any Guarantee that remains outstanding after the Closing Date, Purchaser will use reasonable best efforts to (x) perform such obligations on behalf of Seller or (y) otherwise take such action as is reasonably requested by Seller so as to put Seller in the same position as if Purchaser, and not Seller, had performed or were performing such obligations.

4.13 Financing Cooperation.

(a) Prior to the Closing, Seller shall provide, shall cause the Business Subsidiaries to provide, and shall use commercially reasonable efforts to cause its and their respective Representatives to provide such cooperation as is reasonably required and customary in connection with the arrangement of the Financing. Notwithstanding anything in this Agreement to the contrary, (A) none of Seller (at any time) or any of the Business Subsidiaries (prior to the Closing) shall be required to pay any commitment or other similar fee, incur or reimburse any costs or expenses (other than those fees, costs and expenses promptly reimbursed by Purchaser) or incur any other liability or obligation of any kind in connection with the Financing, (B) none of Seller (at any time) or any of the Business Subsidiaries (prior to the Closing) shall be required to execute, enter into or perform any binding agreement or commitment, or adopt any resolution or otherwise take any corporate or similar action

Exhibit A-1-40

or deliver any certificate, in connection with the Financing (other than delivery of customary authorization letters with respect to the Seller and customary representation letters with respect to the Business Subsidiaries, in each case, in connection with any Financing consisting of a syndicated credit facility), (C) nothing shall obligate Seller or any Business Subsidiary to provide, or cause to be provided, any legal opinion or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent doing so could reasonably be expected to result in (x) a violation of applicable Law or Seller’s or any Business Subsidiary’s organizational documents or any Contract binding on Seller or any of its Subsidiaries or any confidentiality obligations binding on Seller or any of its Subsidiaries or (y) the loss of any attorney-client privilege and (D) nothing shall obligate Seller or any Business Subsidiary to provide carve-out financial statements or other carve-out financial information, in each case whether audited or unaudited, in respect of the Business or the Business Subsidiaries. The cooperation of Seller and the Business Subsidiaries shall not unreasonably interfere with ongoing operations of Seller or any of its Subsidiaries or otherwise materially impair the ability of any Representative of Seller or any of the Business Subsidiaries to carry out its duties to Seller or any of its Subsidiaries. Purchaser shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or any of the Business Subsidiaries in connection with the cooperation of Seller, the Business Subsidiaries and their respective Representatives contemplated by this Section 4.13 and shall indemnify and hold harmless Seller, the Business Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with (i) the Financing, (ii) any information used in connection with the Financing (except with respect to written information provided by Seller or any of the Business Subsidiaries specifically for inclusion in offering materials relating to the Financing), and (iii) any action taken by any of them at the request of Purchaser pursuant to this Section 4.13, except, in the case of clauses (i) and (iii), to the extent such losses, damages, claims, costs or expenses arose from the gross negligence or willful misconduct of Seller or any of the Business Subsidiaries, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(b) All non-public or otherwise confidential information obtained by Purchaser, its Representatives or its Financing Sources pursuant to this Section 4.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Purchaser shall be permitted to disclose such information to the Financing Sources, rating agencies and prospective lenders and investors during syndication of the Financing subject to the ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary offering memorandum and related materials used in connection with an offering of debt securities used to finance the consummation of the Transactions.

4.14 Transaction Litigation. Seller shall control the defense of any Action brought by stockholders of Seller against Seller and/or its directors relating to the Transactions; provided, however, that Seller (i) shall promptly provide Purchaser with copies of all proceedings and correspondence relating to such Action, (ii) shall give Purchaser the opportunity to consult with Seller regarding the defense or settlement of any such Action and (iii) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the Transactions (other than any settlement that would not affect Purchaser or the Business in any material respect following the Closing, including any settlement solely for monetary damages to be paid by Seller or entirely from proceeds of Seller’s insurance, except for any applicable deductible which shall be paid by Seller) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

4.15 Voting of Shares. Purchaser shall and shall cause its Affiliates to vote all shares of Seller Common Stock beneficially owned by it or any of its Affiliates in favor of authorizing the Sale and the Reorganization Transactions at the Stockholders’ Meeting.

4.16 Tax Matters.

(a) Company Purchase Price Allocation.

Exhibit A-1-41

(i) Purchaser and Seller agree to allocate, and, as applicable, to cause their applicable Affiliates to allocate, the Company Purchase Price among the assets of the Section 338(h)(10) Subsidiaries and any other relevant assets acquired (or deemed acquired for U.S. federal income tax purposes in connection with the acquisition of the Shares) in accordance with Sections 1060 and 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall provide Seller with a proposed allocation of the Company Purchase Price (the “Purchaser’s Allocation”) no later than one hundred twenty (120) days after the Closing Date. If Seller disagrees with Purchaser’s Allocation, Seller may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If the Seller’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Company Purchase Price. If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Company Purchase Price determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the terms of this Agreement. Any costs and expenses of the Independent Accounting Firm shall be borne equally by the Seller, on the one hand, and Purchaser, on the other hand. The allocation, as prepared by Purchaser if no Seller’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm (the “Company Purchase Price Allocation”), shall be conclusive and binding on Purchaser and Seller. The Company Purchase Price Allocation and the Foreign Sale Purchase Price shall be adjusted as necessary and appropriate to reflect any payments treated as an adjustment to the purchase price for Tax purposes pursuant to Section 4.16(c) of this Agreement or Section 7.6 of the Reorganization Agreement or in the event the beneficial ownership of any Non-Transferrable Asset is not transferred to the Company pursuant to Section 1.7 of the Reorganization Agreement.

(ii) Each of Purchaser and Seller shall timely file IRS Form 8594 and all U.S. federal, state, local and foreign Tax Returns in accordance with the Company Purchase Price Allocation and the Foreign Sale Purchase Price. The Company Purchase Price Allocation shall be used in preparing IRS Form 8883 (and any similar forms under applicable state and local Law) pursuant to Section 4.16(b)(ii). Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), Purchaser, Seller and their respective Affiliates shall not take any Tax position that is inconsistent with the Company Purchase Price Allocation or the Foreign Sale Purchase Price on any Tax Return, in any Tax Proceeding or otherwise.

(b) Section 338(h)(10) Elections.

(i) At Purchaser’s request, Purchaser and Seller shall (or shall cause their relevant Affiliates to) make and timely file joint elections under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Law) with respect to any of the Business Subsidiaries set forth on Schedule 4.16(b)(i) (the Business Subsidiaries with respect to which Purchaser requests such elections, the “Section 338(h)(10) Subsidiaries,” and such elections, the “Company Section 338(h)(10) Elections”).

(ii) Purchaser and Seller shall (and shall cause their relevant Affiliates to) cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Company Section 338(h)(10) Elections and the Reorganization 338(h)(10) Elections (collectively, the “Section 338(h)(10) Elections”), including IRS Form 8023, IRS Form 8883 and any similar forms under applicable state and local Law (such forms with respect to the Company Section 338(h)(10) Elections, collectively, the “Company Section 338(h)(10) Forms,” and, collectively with the

Exhibit A-1-42

Reorganization 338(h)(10) Forms, the “Section 338(h)(10) Forms”), in a manner consistent with the Company Purchase Price Allocation and the Foreign Sale Purchase Price. Each of Purchaser and Seller shall timely file (or cause to be timely filed) the Company Section 338(h)(10) Forms with the applicable Governmental Authorities.

(iii) Purchaser and Seller shall, and shall cause their respective Affiliates to, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such other forms, returns, elections, schedules and other documents as may be required) to effect, perfect and preserve the Company Section 338(h)(10) Elections in accordance with the provisions of Section 338 of the Code and the Treasury Regulations promulgated thereunder (and any comparable provisions of applicable state or local Law). Purchaser and Seller shall, and shall cause their respective Affiliates to, (A) report the transactions contemplated by this Agreement and the Reorganization Agreement in a manner consistent with the Section 338(h)(10) Elections for all Tax purposes and (B) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law), take no Tax position contrary to the Section 338(h)(10) Elections or the Section 338(h)(10) Forms on any Tax Return, in any Tax Proceeding or otherwise.

(iv) Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action to (A) modify any of the forms or other documents (including any corrections, amendments or supplements thereto) that are required in connection with the Section 338(h)(10) Elections or (B) modify or revoke any of the Section 338(h)(10) Elections after the filing of the Section 338(h)(10) Forms without the prior written consent of the other party.

(v) Purchaser may make and may cause its Affiliates (including the Company) to make (and nothing in this Agreement shall prohibit the Purchaser from so making or causing to be made) an election under Section 338(g) of the Code with respect to the acquisition or deemed acquisition by Purchaser pursuant to this Agreement of any Business Subsidiary that is treated as a foreign corporation for U.S. federal income tax purposes and that is not listed on Section 4.16(b)(v) of the Disclosure Schedules (an “Eligible Foreign Business Subsidiary”). Except for (x) the Company Section 338(h)(10) Elections, (y) the Reorganization 338(h)(10) Elections and (z) the elections under Section 338(g) of the Code described in the immediately preceding sentence, Purchaser shall not, and shall cause its Affiliates not to, make any election under Section 338 of the Code, or any comparable provision of state, local or foreign Law, with respect to any of the Business Subsidiaries without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Adjustments for Tax Purposes. Each of Purchaser and Seller agree to treat, and cause their respective Affiliates to treat, for all Tax purposes, the receipt of any indemnification payment by Purchaser, the Company or Seller pursuant to this Agreement or the Reorganization Agreement as an adjustment to the purchase price, unless otherwise required by Law.

(d) Prohibited Actions. Except as otherwise required by applicable Law or as expressly required by this Agreement or the Reorganization Agreement, Purchaser shall not, and shall cause its Affiliates not to, (A) amend any Tax Return related to the Business or any Business Subsidiary, make, change or revoke any Tax election related to the Business or any Business Subsidiary or take any other similar action outside the ordinary course of business to the extent such amendment or action could materially increase Seller’s (or any of its Affiliates’) liability for Taxes for which Seller bears responsibility pursuant to the Reorganization Agreement or (B) take, or cause to take, any action that could result in, or change the character of, any material amount of income or gain that must be reported on any Tax Return filed or to be filed by Seller (or any of its Affiliates); provided, however, that nothing in this Section 4.16(d) shall be interpreted as affecting any rights or responsibilities of any party set forth in Section 5.5 of the Reorganization Agreement or any other provision of

Exhibit A-1-43

this Section 4.16, and in the event of any conflict between any of the provisions contained in Section 5.5 of the Reorganization Agreement, Section 4.16(a)–(c) or Section 4.16(e)–(h), on the one hand, with this Section 4.16(d), on the other hand, such provision(s) other than Section 4.16(d) shall control.

(e) Tax Deductions Related to Retained Employee Liabilities. Each of Purchaser and Seller agree that, to the extent permitted by applicable Law, any income, franchise and similar Tax deductions with respect to any payment of Retained Employee Liabilities, regardless of whether paid in cash or stock (any such deductions, the “Deductions”), shall be taken on the Tax Return of Seller or another Seller Entity. To the extent that Purchaser or any of its Affiliates Actually Realizes a Tax Benefit as a result of any Deduction reflected on any Tax Return of Purchaser or any of its Affiliates for a taxable period beginning after the Closing Date, Purchaser shall pay the amount of such Tax Benefit to Seller within fifteen (15) days of Actually Realizing such Tax Benefit. To the extent any Deduction giving rise to a Tax Benefit in respect of which Purchaser made a payment to Seller pursuant to this Section 4.16(d) is subsequently disallowed by the relevant Governmental Authority, Seller shall repay the amount of such disallowed Tax Benefit received by Purchaser, together with any interest and penalties applicable with respect thereto and payable to the Governmental Authority, within fifteen (15) days of Purchaser notifying Seller that such Tax Benefit has been disallowed.

(f) Tax Sharing Agreements. Notwithstanding anything herein to the contrary, to the extent relating to the Business Subsidiaries, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or similar arrangements (which, for the avoidance of doubt, shall not include this Agreement, the Reorganization Agreement or any other Transaction Document), if any, to which any of the Business Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Business Subsidiaries), on the other hand, are parties, and neither Seller nor any of its Subsidiaries (other than the Business Subsidiaries) nor any of the Business Subsidiaries shall have any rights or obligations thereunder after the Closing.

(g) Foreign Business Subsidiary Transfers. No later than twenty (20) Business Days before effectuating any Foreign Business Subsidiary Transfer, Seller shall provide Purchaser with a draft of the relevant document(s) pursuant to which the Foreign Business Subsidiary Transfer(s) will be effected and shall make its employees reasonably available to explain to Purchaser the specific steps contemplated to be taken to achieve any such Foreign Business Subsidiary Transfer. Seller shall thereafter consider in good faith any mutually beneficial alternative method for effectuating such Foreign Business Subsidiary Transfer(s) suggested by Purchaser within ten (10) Business Days of Purchaser’s receipt of such document(s).

(h) Certain Information Deliveries. No later than thirty (30) Business Days following the date of this Agreement, Seller shall produce and deliver to Purchaser a list setting forth (x) each Business Subsidiary, if any, that has undergone an “ownership change” within the meaning of Section 382 of the Code (or any similar provision of state, local or foreign Law) (together with any calculations, workpapers and other documentations in existence with respect thereto) and (y) each “gain recognition agreement” within the meaning of Section 367 of the Code and the Treasury Regulations promulgated thereunder, if any, to which any Business Subsidiary is a party (together with a copy of each such “gain recognition agreement”).

4.17 Change of Name.

(a) Seller hereby acknowledges that, as of the Closing, all right, title and interest in and to the Marks and names set forth in Section 2.16(a) of the Disclosure Schedules, together with all variations, acronyms or derivations thereof or any names, trademarks, service marks, logos or otherwise that are confusingly similar thereto (collectively, the “Names and Marks”), will be owned exclusively by the Business Subsidiaries, and that, except as expressly provided below, any and all right of the Seller Entities to use the Names and Marks shall terminate as of the Closing, along with any and all goodwill associated therewith. Notwithstanding the foregoing, Seller and its Affiliates may at all times after the Closing use such names and Marks (i) in internal Tax, legal, employment or similar records, (ii) as required by Law or the rules of any applicable stock exchange and (iii) as part of any factual statement.

Exhibit A-1-44

(b) Seller shall as promptly as practicable after the Closing, file documents with the appropriate Governmental Authorities changing its and any other Seller Entities’ corporate name (in such case, no more than five (5) Business Days after the Closing), “doing business as” name, trade name and any other similar corporate identifier to (in the case of such corporate identifiers, no more than sixty (60) days after the Closing) a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Names and Marks; provided, that Seller shall use reasonable best efforts to ensure that all Names and Marks be replaced, removed or covered-over on materials as soon as reasonably possible and will discontinue use, and will, as soon as reasonably possible following discovery, destroy or deliver up all materials in the Seller Entities’ possession or control with Names and Marks affixed to them that have no valid continuing use by any Seller Entity, to the extent the use of such items could reasonably be construed to create a legal obligation on behalf of Purchaser or its Affiliates (including the Business Subsidiaries). Such specific items to be destroyed, returned or altered, or for which such other steps must be taken, include: order, purchase or material forms; requisitions; invoices; statements; labor reports; bill inserts; stationery; personalized note pads that are used for communications with the public; business cards; published organization charts; bulletins/releases; sales/price literature; manuals distributed to the public; catalogs; websites; and publicly available media contact lists/cards.

4.18 Convertible Notes.

(a) The parties hereto expressly acknowledge and agree that, except as may be required in accordance with Section 4.18(b), the Convertible Notes will not be assumed by the Company, Purchaser or any Affiliate thereof and will constitute Retained Liabilities. Seller may, in its reasonable discretion, take actions to amend the Indenture prior to the Closing to delete Article 11 (and, in Seller’s sole discretion, to delete or modify other provisions) of the Indenture, including conducting a tender offer and/or consent solicitation in accordance with applicable Law to acquire the Convertible Notes and/or effect such amendments to the Indenture on such terms and conditions as Seller, in its reasonable discretion, determines (a “Debt Tender Offer”). Seller shall keep Purchaser reasonably informed with respect to the status of the actions taken pursuant to the foregoing. For the avoidance of doubt, neither the commencement nor consummation of a Debt Tender Offer shall in any event constitute a condition to Closing under Article V.

(b) In the event that, at or after the Closing the Indenture has not been amended as permitted in Section 4.18(a) and a court of competent jurisdiction has determined in a final, non-appealable judgment or a judgment that Seller determines, in its reasonable discretion, not to appeal, that the Transactions constitute a sale, conveyance, transfer or lease of all or substantially all of Seller’s properties and assets to another Person (as defined in the Indenture) or otherwise issues a ruling with substantially the same effect:

(i) Seller and the Company will execute and deliver as promptly as practicable following such judgment a supplemental indenture and such instruments, certificates, opinions, agreements and other documents as may be necessary to cause Seller and the Company to satisfy the requirements of the Indenture, including Article 11 thereof, including by causing the Company to assume all of Seller’s obligations under the Convertible Notes and the Indenture, effective upon consummation of the Transactions;

(ii) the Company shall (A) notify Seller in writing not later than 10:00 a.m. (New York City time) on the next Business Day following the Company’s receipt of a Notice of Conversion (as defined in the Indenture) in respect of the conversion of any Convertible Note by a holder thereof, and (B) elect to satisfy its Conversion Obligation (as defined in the Indenture) with respect to such conversion by Cash Settlement (as defined in the Indenture), by Physical Settlement (as defined in the Indenture) or by Combination Settlement (as defined in the Indenture), in each case in accordance with the Indenture and as directed in writing by Seller in its sole discretion; provided, that if Seller does not deliver written notice to the Company by 3:00 p.m. (New York City time) on the date it receives the Company’s notice specifying the Settlement Method (as defined in the Indenture) by which the Conversion Obligation should be satisfied, Seller will be deemed to have specified Cash Settlement; and, provided, further, that if Seller specifies Combination Settlement

Exhibit A-1-45

but does not indicate the Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Convertible Notes, the Specified Dollar Amount per $1,000 principal amount of Convertible Notes shall be $1,000;

(iii) at Seller’s election, either (A) the Purchase Price shall be reduced by the principal amount ($1,000 per Convertible Note) of the Convertible Notes that remain outstanding immediately prior to the Closing (the “Principal Amount”), or (B) Seller shall pay to the Company at the Closing the Principal Amount (in which case such payment shall have no impact on the amount of the Purchase Price); provided that, if the execution and delivery by the Company of the supplemental indenture described in Section 4.18(b)(i) occurs after the Closing, Seller shall pay to the Company promptly after such execution and delivery the Principal Amount (in which case such payment shall have no impact on the amount of the Purchase Price);

(iv) simultaneously with the execution and delivery by the Company of the supplemental indenture described in Section 4.18(b)(i), Seller, the Company, Purchaser and a mutually agreed escrow agent will enter into an escrow agreement pursuant to which (A) Purchaser shall, or shall cause the Company to, deposit the Principal Amount into an escrow account (the “Escrow Account”); (B) all or a portion of the Principal Amount not to exceed $1,000 per Convertible Note shall be released from the Escrow Account and applied toward payments to holders of Convertible Notes of (x) the principal due upon maturity of the Convertible Notes, (y) the Settlement Amount (as defined in the Indenture) due upon Cash Settlement, or (z) the Specified Dollar Amount due upon Combination Settlement; (C) all or a portion of the Principal Amount not to exceed $1,000 per Convertible Note shall be released from the Escrow Account and paid to Seller (x) in respect of any Physical Settlement, in an amount equal to the principal amount of any Convertible Notes settled by Physical Settlement or (y) in respect of any Combination Settlements, (I) the principal amount of any Convertible Notes settled by Combination Settlement less (II) the Specified Dollar Amount; and (D) any funds held in the Escrow Account that are not paid to holders of Convertible Notes will, within five (5) Business Days following the later of (x) the earlier of (1) the Maturity Date (as defined in the Indenture), or (2) the date upon which all Convertible Notes have been converted or repurchased and (y) the final satisfaction and settlement by Seller of any further excess obligations relating to or arising out of the Convertible Notes;

(v) in the case of any Cash Settlement or Combination Settlement, if application of the funds in the Escrow Account is not sufficient to pay the Settlement Amount to the holders of Convertible Notes as required under the Indenture, then Seller will provide the amount of any cash shortfall by wire transfer of immediately available funds to the Company not less than one (1) Business Day prior to the date such payments are required to be made to such holders;

(vi) in the case of any Combination Settlement or Physical Settlement, Seller will provide the number of shares of Seller Common Stock (which shall be duly authorized and issued) to the Company required to satisfy the Conversion Obligation by no later than 10:00 a.m. (New York City time) at least two (2) Business Days prior to the date such shares are required to be delivered to such holders;

(vii) until the later of (A) the earlier of (1) the Maturity Date (as defined in the Indenture), or (2) the date upon which all Convertible Notes have been converted or repurchased and (B) the final satisfaction and settlement by Seller of any further excess obligations relating to or arising out of the Convertible Notes, Seller (x) shall at all times reserve and keep available, out of its authorized but unissued Seller Common Stock, solely for the purpose of providing for its obligations under this Section 4.18 and the Convertible Notes, the aggregate number of shares of Seller Common Stock issuable under the Convertible Notes in accordance with the terms thereof, and (y) shall not adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation or dissolution unless Seller has made provisions reasonably acceptable to Purchaser for the final satisfaction and settlement of any further excess obligations relating to or arising out of the Convertible Notes;

Exhibit A-1-46

(viii) if Seller (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) enters into any agreement with a Third Party pursuant to which such Third Party acquires, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation, business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act), including if such ownership is through the equityholders of any such Third Party, of more than fifty percent (50%) of any class of equity securities of Seller or (y) any one or more assets or businesses of Seller and its Subsidiaries that constitute more than fifty percent (50%) of the consolidated assets of Seller, then, in each case, Seller shall make proper provision so that the continuing or surviving entity or acquiror (or, if applicable, at Purchaser’s election, the ultimate parent company of such continuing or surviving entity or acquiror), as the case may be, assumes in writing (in form and substance reasonably acceptable to Purchaser), on a joint and several basis, all of the obligations of Seller set forth in this Section 4.18; and

(ix) except as set forth in this Section 4.18(b), Seller will not be required to pay any amount greater than the principal amount of any Convertible Note to purchase any Convertible Note prior to the Maturity Date unless Seller agrees to do so in its sole discretion (or unless the Company would be required to do so under the terms of the Indenture).

The obligations under Section 4.18(b) shall terminate and shall become null and void, and there shall be no liability on the part of any party hereto under Section 4.18(b), and all rights and obligations of any party hereto under Section 4.18(b) shall cease, if prior to the Closing, (i) pursuant to the Debt Tender Offer or otherwise, the Indenture is amended to permit the Transactions without assumption of the Convertible Notes by the Company, Purchaser or any Affiliate thereof or (ii) a court of competent jurisdiction determines in a final, non-appealable judgment, that the Transactions do not constitute a sale, conveyance, transfer or lease of all or substantially all of Seller’s properties and assets to another Person (as defined in the Indenture) or otherwise issues a ruling with substantially the same effect. Notwithstanding the foregoing, any and all actions by the Company, Purchaser and their respective Affiliates under this Section 4.18 shall be taken at Seller’s sole cost and expense, and Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, from and after the Closing, the Company) from and against any and all Losses (including for the avoidance of doubt any Losses relating to any securities laws) relating to, arising out of or resulting from the Convertible Notes (including in connection with the Transactions or in connection with the conversion of any such Convertible Notes), but excluding any Losses to the extent fully satisfied by recourse to funds in the Escrow Account in accordance with Section 4.18(b), excluding any Losses to the extent directly resulting from any action or inaction by the Company in material breach (subject to applicable cure rights and periods) of the Indenture or by Purchaser in material breach of the provisions of this Section 4.18, and excluding, for the avoidance of doubt, any premium that may be payable in connection with a tender offer that is voluntarily commenced by Purchaser or any of its Affiliates following the Closing without Seller’s prior written consent.

4.19 Yahoo Japan.

(a) From and after the date of this Agreement, Seller and its Subsidiaries (for the avoidance of doubt throughout this Section 4.19, not including the Company after the Closing) shall not, without the prior written consent of Purchaser, to the extent within its control, (i) amend or waive any provision of, or grant any Consent with respect to any matter under, the Yahoo Japan License Agreement or any other agreement between Seller (or its Subsidiaries) and Yahoo Japan Corporation (or its Subsidiaries) that constitutes a Transferred Asset; provided, that this clause (i) shall not apply following the Closing, (ii) amend or waive any provision of, or grant any Consent with respect to any matter under, the Yahoo Japan Joint Venture Agreement or any other agreement between Seller (or its Subsidiaries), on the one hand, and either Yahoo Japan Corporation (or its Subsidiaries) or SoftBank Group Corp. (or its Subsidiaries), on the other hand, relating directly to Yahoo Japan Corporation that constitutes an Excluded Asset if such action would reasonably be expected to cause the termination of, or permit

Exhibit A-1-47

Yahoo Japan Corporation to terminate, the Yahoo Japan License Agreement pursuant to clause (iii) or clause (iv) of Section 9.1 (Terms) thereof, or (iii) sell its shares in Yahoo Japan Corporation or consent to an Acquisition (as such term is defined in the Yahoo Japan License Agreement) if such action would reasonably be expected to cause the termination of, or permit Yahoo Japan Corporation to terminate, the Yahoo Japan License Agreement pursuant to clause (iii) or clause (iv) of Section 9.1 (Terms) thereof. Notwithstanding the foregoing, (x) neither Seller nor any director, officer or employee of Seller shall be obligated to take any action in its or their capacity as a shareholder or director of Yahoo Japan Corporation that would violate applicable Law (including with respect to a director’s fiduciary duties), and (y) Seller shall have no liability with respect to the restrictions set forth in clauses (ii) and (iii) of the immediately preceding sentence if the applicable termination of the Yahoo License Agreement is pursuant to clause (iv) of Section 9.1 (Terms) thereof and would not have occurred but for the failure by the Company to have consented (following reasonable notice and an opportunity to so consent) to the applicable Acquisition in accordance with the terms of such clause (iv) of Section 9.1 (Terms) thereof (it being understood that, notwithstanding anything to the contrary contained herein, subject to this clause (y), Seller shall remain liable to Purchaser following the Closing with respect to any breaches by Seller of this Section 4.19(a), whether such breaches occur prior to or following the Closing).

(b) Seller and its Subsidiaries will not implement or effect the Transfers under the Reorganization Agreement in a manner that constitutes a breach or default under the terms of the Yahoo Japan License Agreement or that would cause the termination of, or permit Yahoo Japan Corporation to terminate, the Yahoo Japan License Agreement (it being understood that, notwithstanding anything to the contrary contained herein, for twelve (12) months following the Closing, Seller shall remain liable to Purchaser with respect to a breach by Seller of this Section 4.19(b) prior to the Closing).

4.20 Designated Matters. From and after the date hereof (and until the Closing), Seller shall, in good faith, seek to address in a commercially reasonable manner as promptly as reasonably practicable the matters and issues described in Section 4.20 of the Disclosure Schedules (the “Designated Matters”). Without limiting the generality of the foregoing, Seller shall keep Purchaser reasonably informed, to the extent practicable, on a reasonably current basis, of any material developments arising in connection with the Designated Matters (including by providing copies of any material correspondence sent or received by Seller or its Representatives in connection with the Designated Matters), and otherwise consult with Purchaser in good faith on a reasonably current basis with respect to the Designated Matters and the resolution thereof, including by providing Purchaser with the opportunity to attend any material teleconferences or in-person meetings with the applicable counterparties regarding the resolution of the Designated Matters. In connection with such discussions and consultation, Seller shall consider in good faith Purchaser’s reasonable comments and suggestions with respect to the Designated Matters and the resolution thereof, including any good faith offers of assistance by Purchaser in connection therewith. The cooperation and information sharing obligations of a party under this Section 4.20 shall be limited to the extent any such cooperation or disclosure would jeopardize the attorney-client privilege of such party or contravene any Laws or obligation of confidentiality to a third party; provided, that the parties shall endeavor in good faith to make appropriate substitute arrangements, if practicable, in a manner that does not give rise to any of the foregoing consequences. Nothing in this Section 4.20 shall be deemed to permit or require Seller to take any action that is prohibited pursuant to Section 4.01 hereof without Purchaser’s consent.

ARTICLE V

CONDITIONS

5.01 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

(b) Antitrust Approvals. All approvals or expirations or terminations of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the Antitrust Laws of the jurisdictions

Exhibit A-1-48

listed in Section 5.01(b) of the Disclosure Schedule prior to Closing shall have been obtained or shall have occurred without the imposition of any Burdensome Condition (unless such Burdensome Condition was expressly agreed to in writing by Purchaser with the applicable Governmental Authority in connection with obtaining such approval, expiration or termination, it being understood that nothing in this Section 5.01(b) shall be deemed to alter or supplement the parties’ rights and obligations under Section 4.05).

(c) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(d) Transaction Documents. The closing of the Reorganization Transactions under the Reorganization Agreement shall have occurred in accordance with the terms and conditions thereof in all respects (or, so long as not and not reasonably expected to be adverse (other than in a de minimis respect) to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (in a manner related to the Transactions including from a Tax perspective or otherwise) or the Transactions, in all material respects), and the License Agreement shall remain in full force and effect.

5.02 Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the Closing and purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

(a) Representations and Warranties. (i) Each representation and warranty of Seller contained in Sections 2.01, 2.02, 2.03(c) (with respect to Seller and the Business Subsidiaries (other than the Company and SaleCo2)), 2.03(e) and 2.24 shall be true and correct in all material respects both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only), (ii) each representation and warranty of Seller contained in Sections 2.03(a), 2.03(b), 2.03(c) (with respect to the Company and SaleCo2) and 2.03(d) shall be true and correct in all but de minimis respects both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all but de minimis respects as of such specific date only), (iii) the representation and warranty of Seller contained in the second sentence of Section 2.18 shall be true and correct in all respects both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (iv) each other representation and warranty of Seller contained in this Agreement, without giving effect to any materiality, “Business Material Adverse Effect” or similar qualifications therein, shall be true and correct both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Performance of Obligations of Seller. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller, stating that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied.

Exhibit A-1-49

5.03 Conditions to the Obligations of Seller. The obligations of Seller hereunder to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

(a) Representations and Warranties. (i) Each representation and warranty of Purchaser contained in Section 3.01, Section 3.02 and Section 3.08 shall be true and correct in all material respects both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only), and (ii) each other representation and warranty of Purchaser contained in this Agreement, without giving effect to any materiality, material adverse effect or similar qualifications therein, shall be true and correct both at and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) Performance of Obligations of Purchaser. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser, stating that the conditions specified in Sections 5.03(a) and 5.03(b) have been satisfied.

ARTICLE VI

TERMINATION

6.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Seller Stockholder Approval is obtained, as follows:

(a) by mutual written agreement of Seller and Purchaser.

(b) by either Seller or Purchaser, if:

(i) the Closing shall not have occurred by April 24, 2017 (the “Outside Date”); provided, that (A) if the SEC shall not have cleared the Proxy Statement by March 10, 2017, then either party (provided that it has complied in all material respects with its obligations under Section 4.02(a)) may, by written notice delivered to the other party, extend the Outside Date by three (3) months; and (B) if on the fifth (5th) Business Day prior to the Outside Date (including as extended one time pursuant to Section 6.01(b)(i)(A) or this Section 6.01(b)(i)(B)) the conditions set forth in Section 5.01(b) and Section 5.01(c) (solely on account of a temporary or preliminary Governmental Order) are not satisfied, but all other conditions set forth in Article V shall have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, which conditions would be capable of being satisfied at such time), then either Seller or Purchaser (provided that it has complied in all material respects with its obligations under Section 4.05) may, by written notice delivered to the other party hereto, extend the Outside Date by three (3) months; provided, further, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to a party, if any failure by such party to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date (as extended pursuant to clause (A) or clause (B) of this Section 6.01(b)(i)).

Exhibit A-1-50

(ii) any Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Sale and the Reorganization Transactions, and such Governmental Order or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall have used its reasonable best efforts to remove such Governmental Order or other action; and provided, further, that the right to terminate this Agreement under this Section 6.01(b)(ii) shall not be available to a party whose failure to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the issuance of such Governmental Order or taking of such action; or

(iii) the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) by Seller:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 5.03 and (B) is not capable of being cured by Purchaser by the Outside Date or, if capable of being cured, shall not have been cured by Purchaser on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Seller’s delivery of written notice to Purchaser of such breach or failure to perform; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.01(c)(i) if Seller is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement; or

(ii) at any time prior to receipt of the Seller Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the applicable terms and conditions of Section 4.06; provided, that Seller shall have paid the Termination Fee to Purchaser in accordance with Section 6.03 simultaneously with or prior to such termination.

(d) by Purchaser, if:

(i) Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 5.02 and (B) is not capable of being cured by Seller by the Outside Date or, if capable of being cured, shall not have been cured by Seller on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Purchaser’s delivery of written notice to Seller of such breach or failure to perform; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.01(d)(i) if Purchaser is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement; or

(ii) at any time prior to the receipt of the Seller Stockholder Approval, an Adverse Recommendation Change shall have occurred.

6.02 Effect of Termination. Any termination of this Agreement pursuant to Section 6.01 shall be effective immediately upon delivery of written notice thereof by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made (other than Section 6.01(a), which termination shall be effective upon the effectiveness of such mutual written agreement), and this Agreement shall become null and void and there shall be no liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 6.03 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages

Exhibit A-1-51

resulting from fraud or any willful and material breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 6.03 or in any other provision of this Agreement, the aggrieved party shall be entitled to all remedies available at Law or in equity; and provided, further, that the Confidentiality Agreement, Purchaser’s expense reimbursement and indemnification obligations contained in Section 4.13, Seller’s expense reimbursement and indemnification obligations contained in Section 4.18, Section 4.03(b), this Section 6.02, Section 6.03 and Article VIII shall survive any termination of this Agreement pursuant to Section 6.01. For purposes of this Agreement, “willful and material breach” means a breach that is material, and that is caused by an action or omission that the breaching party knew was, or would reasonably be expected to result in, a material breach.

6.03 Termination Fee.

(a) If, but only if, the Agreement is terminated by:

(i) (A) Purchaser pursuant to Section 6.01(d)(i), or (B) either Purchaser or Seller pursuant to Section 6.01(b)(i) or Section 6.01(b)(iii), and in the case of either clause (A) or clause (B) (x) a Competing Proposal shall have been publicly disclosed or shall have become publicly known (or, in the case of a termination pursuant to Section 6.01(d)(i), shall have become known to the board of directors of Seller) after the execution of this Agreement and, in the case of termination pursuant to Section 6.01(b)(iii), such Competing Proposal shall not have been publicly withdrawn at least five (5) Business Days prior to the date of the Stockholders’ Meeting, and (y) within twelve (12) months after such termination, Seller consummates or enters into a definitive agreement for any Competing Proposal (provided, however, that for purposes of this Section 6.03(a)(i), the references to “twenty-five percent (25%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) Seller pursuant to Section 6.01(c)(ii); or

(iii) Purchaser pursuant to Section 6.01(d)(ii);

then, in any such case, Seller shall pay, or cause to be paid, to Purchaser $144,774,000 (the “Termination Fee”). Any payment required to be made under this Section 6.03(a) shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser, (x) in the case of clause (i) above, on the same day as the earlier of the entry into a definitive agreement and consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, simultaneously with or prior to such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.10 and except in the case of fraud or any willful and material breach of this Agreement, Purchaser’s right to receive payment from Seller of the Termination Fee pursuant to Section 6.03(a) shall, in circumstances in which the Termination Fee is owed, constitute the sole and exclusive monetary remedy of Purchaser against Seller and any of its respective former, current or future general or limited partners, stockholders, members, managers, Representatives or assignees (collectively, the “Seller Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Seller Related Parties shall have any further liability or obligation related to or arising out of this Agreement or the Transactions (except that Seller shall also be obligated with respect to Section 6.03(e)).

(d) If this Agreement is terminated by Purchaser pursuant to Section 6.01(d)(i), then Seller shall pay, or cause to be paid, to Purchaser the reasonable and documented out-of-pocket fees and expenses (including

Exhibit A-1-52

fees and expenses of financial advisors and legal counsel) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, excluding any discretionary fees paid to financial advisors, in an amount not to exceed $15,000,000 in the aggregate (the “Purchaser Expenses”), such payment to be made as promptly as possible (but in any event within three (3) Business Days) following such termination; provided that any payment of the Purchaser Expenses shall reduce, on a dollar-for-dollar basis, any Termination Fee that becomes due and payable under Section 6.03(a).

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable and which do not involve fraud or willful and material breach of this Agreement for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to timely pay any amount due pursuant to this Section 6.03 Seller shall pay Purchaser its reasonable and documented out-of-pocket fees and expenses (including fees and expenses of counsel) in connection with the collection of such overdue amount, including any Actions in connection therewith, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VII

DEFINITIONS

7.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acceptable Confidentiality Agreement” has the meaning ascribed to such term in Section 4.06(i)(i).

“Acquisition Holdback Cash” has the meaning ascribed to such term in the Reorganization Agreement.

“Acquisition Holdback Stock” has the meaning ascribed to such term in the Reorganization Agreement.

“Actions” means any action, claim, suit, proceeding, arbitration, subpoena, civil investigative demand or Governmental Authority investigation.

“Actually Realize” means, for purposes of determining the timing of the incurrence of any Tax liability or the receipt or realization of a Refund or a Tax Benefit (or any related Tax Item) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund or Tax Benefit received or realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund or Tax Benefit that such Person would have received or realized) but for such payment, transaction, occurrence or event.

“Adjusted Cash” means (a) the amount of Cash of the Business Subsidiaries minus (b) the excess, if any, of the amount of Foreign Cash over $250,000,000.

“Adverse Recommendation Change” has the meaning ascribed to such term in Section 4.06(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

Exhibit A-1-53

“Agreement” means this Stock Purchase Agreement, the Disclosure Schedules and the Exhibits hereto.

“Alien Employees” has the meaning ascribed to such term in Section 4.09(h).

“Antitrust Laws” means any applicable Law or other legal restraint designed to govern competition, trade regulation or foreign investment matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Assumed Liabilities” has the meaning ascribed to such term in the Reorganization Agreement.

“Base Purchase Price” has the meaning ascribed to such term in Section 1.01.

“Benefit Plan” means any benefit plan, program, arrangement, policy or agreement, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation or fringe benefit plan, program, arrangement or agreement, which benefits the current or former employees, independent contractors, consultants or directors of Seller or any of the Business Subsidiaries, or which Seller (to the extent related to the Business) or any of its ERISA Affiliates sponsors, maintains or contributes to or in respect of which has any liability, whether contingent or otherwise; provided that the term “Benefit Plan” shall not include any arrangement or portion thereof that (a) is applicable solely to (i) current or former non-employee directors of Seller or (ii) Seller Retained Employees or (b) is a Non-U.S. Benefit Plan.

“Books and Records” means all files, documents, instruments, correspondence, data, papers and other books and records of Seller and the Business Subsidiaries to the extent relating to the Business, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, drawings, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, in all cases whether in paper, data, electronic, microfilm, microfiche, computer tape or disc, magnetic tape or any other form.

“Burdensome Condition” has the meaning ascribed to such term in Section 4.05(c).

“Business” means all of the business, operations, properties, assets and liabilities of Seller and the Business Subsidiaries, other than the Excluded Assets and the Retained Liabilities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Sunnyvale, California.

“Business Information” has the meaning ascribed to such term in Section 4.03(c).

“Business Intellectual Property” means Intellectual Property Rights used or held for use by Seller or any of the Business Subsidiaries in the conduct of the Business, excluding, for the avoidance of doubt, the Excluded IP Assets.

“Business Material Adverse Effect” means any circumstance, event, development, effect, change or occurrence that, individually or in the aggregate, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Seller to consummate the Transactions or (b) has had, or would or would reasonably be expected to have, a material adverse effect on the business, assets, properties,

Exhibit A-1-54

results of operation or financial condition of the Business, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of this clause (b): (i) changes in general economic, financial market, or United States or global political conditions; (ii) general changes or developments in any of the industries or markets in which Seller (to the extent related to the Business) and the Business Subsidiaries operate; (iii) changes in any applicable Laws or applicable accounting regulations or principles, including GAAP, or official or judicial interpretations thereof or changes in the accounting rules or regulations of the SEC, or official or judicial interpretations thereof; (iv) any change in the price or trading volume of Seller’s securities, in and of itself; (v) any failure by Seller to meet published analyst estimates or expectations of Seller’s revenues, earnings or other financial performance or results of operations for any period, in and of itself; (vi) any failure by Seller to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters or other force majeure events; (viii) (A) the announcement, consummation or existence of this Agreement and the Transactions, including the threat of or the initiation of any Action by any stockholder with respect to this Agreement, or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Seller (to the extent related to the Business) and the Business Subsidiaries, in each case due to the announcement and performance of this Agreement or the identity of the parties to this Agreement or (B) the IP Monetization (it being understood that this clause (viii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement or the IP Monetization); (ix) any specific action taken by Seller, or which Seller causes to be taken by any of the Business Subsidiaries, in each case which is expressly required by this Agreement; and (x) any specific actions taken (or omitted to be taken) at the written request of, or expressly consented to in writing by, Purchaser; provided, however, that the facts, circumstances, events, developments, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Business Material Adverse Effect has occurred to the extent (but only to such extent) such circumstances, events, developments, changes or occurrences have a disproportionate adverse impact on the Business, relative to the other participants in the industries or markets in which the Business operates; provided, further, that the exceptions in clauses (iv) through (vi) above shall not prevent or otherwise affect a determination that the underlying cause of any failure or change referred to therein has had or contributed to a Business Material Adverse Effect.

“Business Subsidiaries” means the Subsidiaries of Seller, other than (i) Aabaco Holdings Hong Kong Limited, (ii) Excalibur IP, LLC and (iii) the Minority Investments. For the avoidance of doubt, the term “Business Subsidiaries” includes the Company and, if applicable, SaleCo2.

“Capitalization Date” has the meaning ascribed to such term in Section 2.03(b).

“Cash” means cash, cash equivalents and marketable securities with remaining maturities of less than 12 months of the Business Subsidiaries, each as defined in accordance with GAAP applied on a basis that is consistent with past practices and prior periods, excluding, for the avoidance of doubt, the capital stock of Alibaba Group Holding Limited and Yahoo Japan Corporation and the Minority Investments, and excluding all Acquisition Holdback Cash.

“Closing” has the meaning ascribed to such term in Section 1.02(a).

“Closing Cash” has the meaning ascribed to such term in Section 1.04(c).

“Closing Date” has the meaning ascribed to such term in Section 1.02(a).

“Closing Debt” has the meaning ascribed to such term in Section 1.04(c).

Exhibit A-1-55

“Closing Net Working Capital” has the meaning ascribed to such term in Section 1.04(c).

“Closing Transaction Expenses” has the meaning ascribed to such term in Section 1.04(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the recitals of this Agreement.

“Company Acquisition Agreement” has the meaning ascribed to such term in Section 4.06(b).

“Company Purchase Price” means the Purchase Price (as finally determined pursuant to Section 1.04), and together with all other amounts relevant to the Company Purchase Price Allocation, including any Assumed Liabilities (and any other liabilities deemed assumed by the Company) that are treated as assumed by the Company at the Closing for U.S. federal income Tax purposes (but not including, for the avoidance of doubt, the portion of the Purchase Price allocated to the acquisition of equity interests in SaleCo2 by the Purchaser Designee pursuant to Section 1.06).

“Company Purchase Price Allocation” has the meaning ascribed to such term in Section 4.16(a)(i).

“Company Section 338(h)(10) Elections” has the meaning ascribed to such term in Section 4.16(b)(i).

“Company Section 338(h)(10) Forms” has the meaning ascribed to such term in Section 4.16(b)(ii).

“Competing Proposal” has the meaning ascribed to such term in Section 4.06(i)(ii).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 4.03(b).

“Consent” means any consent, approval, authorization, clearance, waiver, Permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under Antitrust Laws of applicable jurisdictions, in each case required to permit the consummation of the Transactions.

“Contract” means any written contract, agreement, lease, license, indenture, note, bond, undertaking, obligation, commitment or instrument.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Convertible Notes” means Seller’s 0.00% Convertible Senior Notes due 2018.

“Copyleft License” means any license of Software meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) that requires, as a condition to the use, modification, or distribution of such Software, that such Software be licensed, distributed or otherwise made available: (a) in source code form; or (b) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works or other modifications of such Software.

“Copyrights” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Counsel” has the meaning ascribed to such term in Section 8.15.

Exhibit A-1-56

“Current Assets” means the amount of all current assets of the Business Subsidiaries, without duplication, as determined in accordance with GAAP applied on a basis that is consistent with past practices and prior periods and the accounting principles, practices, procedures, policies and methods set forth on Exhibit C, consistent with the illustrative example set forth on Exhibit C; provided, that in the event of any conflict between GAAP and the sample calculation set forth on Exhibit C, Exhibit C shall govern. Notwithstanding the foregoing and for the avoidance of doubt, Current Assets excludes Cash, Acquisition Holdback Cash, other Excluded Assets, any Taxes and amounts due from related parties (other than Intercompany Agreements or Intercompany Accounts, if any, to the extent contemplated to survive the Closing pursuant to the Reorganization Agreement).

“Current Liabilities” means the amount of all current liabilities of the Business Subsidiaries, without duplication, as determined in accordance with GAAP applied on a basis that is consistent with past practices and prior periods and the accounting principles, practices, procedures, policies and methods set forth on Exhibit C, consistent with the illustrative example set forth on Exhibit C; provided, that in the event of any conflict between GAAP and the sample calculation set forth on Exhibit C, Exhibit C shall govern. Notwithstanding the foregoing and for the avoidance of doubt, Current Liabilities excludes Debt, Transaction Expenses, other Retained Liabilities, any Taxes and amounts due to related parties (other than Intercompany Agreements or Intercompany Accounts, if any, to the extent contemplated to survive the Closing pursuant to the Reorganization Agreement).

“D&O Insurance” has the meaning ascribed to such term in Section 4.08(a).

“Debt” means, with respect to the Business Subsidiaries, (a) indebtedness for borrowed money, including all accrued and unpaid interest, all fees, premiums, prepayment penalties, breakage costs or similar charges or expenses or other obligations owed as a result of the early repayment or redemption thereof, (b) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations in respect of, any bankers’ acceptance or letter of credit, in each case only to the extent drawn or otherwise not contingent, including the principal, interest and fees owing thereon, (e) any capitalized lease obligations, (f) obligations in respect of any interest rate, currency, swap or other hedging agreements, (g) payment obligations secured by any lien on the assets or properties of any Business Subsidiary, whether or not the obligations secured thereby have been assumed by any Business Subsidiary, and (h) all obligations of others of the nature referred to in clauses (a) through (g) above guaranteed or counter-indemnified directly or indirectly in any manner by a Business Subsidiary or for which such Business Subsidiary is otherwise liable. Notwithstanding the foregoing and for the avoidance of doubt, “Debt” shall exclude (i) all obligations in respect of the Convertible Notes (which are the subject of Section 4.18) and (ii) any Taxes.

“Debt Tender Offer” has the meaning ascribed to such term in Section 4.18(a).

“Deductions” has the meaning ascribed to such term in Section 4.16(e).

“Defend Trade Secrets Act of 2016” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Designated Matters” has the meaning ascribed to such term in Section 4.20.

“Designated Persons” has the meaning ascribed to such term in Section 8.15.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser in connection with, and upon execution of, this Agreement.

“Dispute Notice” has the meaning ascribed to such term in Section 1.04(d).

“Eligible Foreign Business Subsidiary” has the meaning ascribed to such term in Section 4.16(b)(v).

Exhibit A-1-57

“Employees” means all employees of Seller or any of the Business Subsidiaries other than the Seller Retained Employees. For the avoidance of doubt, with respect to the period commencing on the Closing Date, “Employees” shall not include any individuals who are not Transferred Employees.

“Encumbrance” means any encumbrance, restriction, lien, charge, pledge, mortgage, deed of trust, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, encroachment, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing (excluding restrictions on transfer arising under securities Laws) or title defect of any nature; provided, that “Encumbrance” does not include non-exclusive licenses or covenants not to sue or assert with respect to Intellectual Property Rights.

“Enforceability Limitations” has the meaning ascribed to such term in Section 2.02(b).

“Environmental Claim” means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by Seller (to the extent related to the Business) or any of the Business Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law or Governmental Order relating to: (1) pollution or protection of human health or safety (as such matters relate to exposure to Hazardous Materials) or the environment (including air, water vapor, surface water, groundwater, drinking water, supply, surface or subsurface land or strata and natural resources), including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials; (2) the protection of wildlife and other natural resources such as endangered species, wetlands, and coastal areas; (3) conservation and the control of greenhouse gases; and (4) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials or Permits in respect of any of the foregoing.

“Equity Award Adjustment Amount” has the meaning ascribed to such term in Section 1.04(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller or any of the Business Subsidiaries would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Escrow Account” has the meaning ascribed to such term in Section 4.18(b)(iv).

“Estimated Cash” has the meaning ascribed to such term in Section 1.04(b).

“Estimated Closing Adjustment Amount” has the meaning ascribed to such term in Section 1.04(b).

“Estimated Closing Statement” has the meaning ascribed to such term in Section 1.04(b).

“Estimated Debt” has the meaning ascribed to such term in Section 1.04(b).

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 1.04(b).

“Estimated Purchase Price” has the meaning ascribed to such term in Section 1.01.

Exhibit A-1-58

“Estimated Transaction Expenses” has the meaning ascribed to such term in Section 1.04(b).

“Excalibur” has the meaning ascribed to such term in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Excluded Assets” has the meaning ascribed to such term in the Reorganization Agreement.

“Excluded IP Assets” means all of the equity interests in Excalibur IP, LLC and/or the assets and liabilities of Excalibur IP, LLC.

“Final Closing Adjustment Amount” has the meaning ascribed to such term in Section 1.04(g).

“Final Post-Closing Statement” has the meaning ascribed to such term in Section 1.04(g).

“Financing” means third-party debt financing to be obtained by or on behalf of Purchaser for purposes of financing all or a portion of its obligations under this Agreement, including the Purchase Price and the payment of all related fees and expenses and any other amounts required to be paid by Purchaser in connection with the consummation of the Transactions.

“Financing Sources” means the nationally recognized financial institutions that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing, including the parties to any joinder agreements to commitment letters or other documentation related to the Financing or credit agreements related to the Financing, together with their respective Affiliates, and the former or current partners, members, stockholders, officers, directors, employees, agents and representatives and their respective successors and assigns of such financial institutions and their respective Affiliates.

“Foreign Business Subsidiary Transfers” has the meaning ascribed to such term in the Reorganization Agreement.

“Foreign Cash” means the aggregate amount of Cash held in an account in, or held by any Business Subsidiary organized in, any country other than the United States.

“Foreign Sale” has the meaning ascribed to such term in Section 1.06.

“Foreign Sale Closing” has the meaning ascribed to such term in Section 1.06.

“Foreign Sale Purchase Price” has the meaning ascribed to such term in Section 1.06.

“Foreign Sale Notice” has the meaning ascribed to such term in the Reorganization Agreement.

“Former Business Employee” has the meaning ascribed to such term in the Reorganization Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.

Exhibit A-1-59

“Guarantees” has the meaning ascribed to such term in Section 4.12(a).

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants (including any separately regulated constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5 or defined as such by, or regulated as such under, any Environmental Law, including petroleum and petroleum products, asbestos or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls, lead paint or materials, toxic or hazardous mold, greenhouse gases, any hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance or material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” means that certain Indenture (including form of Notes) with respect to the Convertible Notes, dated as of November 26, 2013, between Seller and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Independent Accounting Firm” has the meaning ascribed to such term in Section 1.04(e).

“Intellectual Property Rights” means any and all intellectual property rights, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (A) patents and patent applications (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names and other indicia of origin (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing (“Marks”); (C) works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in Software and all applications and registrations for all of the foregoing (“Copyrights”); (D) (i) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, know-how, ideas, research and development) and (ii) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890 (“Defend Trade Secrets Act of 2016”) (“Trade Secrets”); (E) Internet domain names; (F) rights with respect to databases and other compilations and collections of data or information; (G) any rights equivalent or similar to any of the foregoing; and (H) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Intercompany Account” has the meaning ascribed to such term under the Reorganization Agreement.

“Intercompany Agreement” has the meaning ascribed to such term under the Reorganization Agreement.

“Intervening Event” means any material circumstance, event, change or occurrence (other than a Competing Proposal) that (x) was not known or reasonably foreseeable to the board of directors of Seller on the date of this Agreement, which material circumstance, event, change or occurrence becomes known to the board of directors of Seller prior to the receipt of the Seller Stockholder Approval, and (y) does not relate to a Competing Proposal or to the identity of Purchaser and its Affiliates, including, subject to the foregoing clauses (x) and (y), changes in any applicable Tax Laws, or official or judicial interpretations thereof, that would have a material adverse effect on the advisability of the Transactions.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Monetization” means the proposed divestiture by Seller of the Excluded IP Assets.

Exhibit A-1-60

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the officers and employees of Seller listed in Section 7.01(b) of the Disclosure Schedules.

“Law” means any federal, national, state or local, whether foreign, multi-national, or domestic, law (including common law), statute, treaty, regulation, ordinance, rule, judgment, Governmental Order, decree, approval, Permit, requirement or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

“Lease” has the meaning ascribed to such term in Section 2.15(a).

“Leased Real Property” has the meaning ascribed to such term in Section 2.15(a).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or determinable, secured or unsecured, disputed or undisputed, or subordinated or unsubordinated, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking.

“License Agreement” has the meaning ascribed to such term in the Recitals.

“Losses” means any damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), of any kind or nature, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

“Marks” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Material Contracts” has the meaning ascribed to such term in Section 2.19.

“Minority Investments” means all capital stock of, or securities convertible into, or exchangeable or exercisable for, or other equity interests in, each of the Persons set forth on Section 7.01(a) of the Disclosure Schedules.

“Names and Marks” has the meaning ascribed to such term in Section 4.17(a).

“Nasdaq” means the Nasdaq Global Select Market.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Non-Reorganization 338(h)(10) Subsidiaries” has the meaning ascribed to such term in the Reorganization Agreement.

“Non-Transferrable Asset” has the meaning ascribed to such term in Section 1.7(a) of the Reorganization Agreement.

“Non-U.S. Benefit Plan” means any plan, program, agreement or other arrangement that provides compensation or other benefits similar to those provided under any Benefit Plan maintained pursuant to the Laws of a country other than the United States.

Exhibit A-1-61

“Notice of Adverse Recommendation Change” has the meaning ascribed to such term in Section 4.06(g).

“Notice of Superior Proposal” has the meaning ascribed to such term in Section 4.06(g).

“Notice Period” has the meaning ascribed to such term in Section 4.06(g).

“Offered Employee” has the meaning ascribed to such term in the Reorganization Agreement.

“Open Source Software” means, any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft”, or under a similar licensing or distribution model or under a contract that (i) has been approved as an open source license by the Open Source Initiative (including Software licensed under any license listed at www.opensource.org) or Free Software Definition (as promulgated by the Free Software Foundation), or that contains or is derived from any such Software, or (ii) provides as a condition or covenant of use, modification or distribution of the licensed Software, that such Software, or other Software derived from, or linked to, such Software or into or with which such Software is incorporated, combined or distributed (A) be redistributable at no charge, (B) be licensable and/or redistributed to third parties for the purpose of making derivative works or under all or some of the terms of such contract, or (C) be distributed or otherwise disclosed or made available in source code form.

“Outside Date” has the meaning ascribed to such term in Section 6.01(b)(i).

“Owned Business Intellectual Property” means Business Intellectual Property that is owned or purported to be owned by Seller or any of the Business Subsidiaries.

“Owned Business Software” means all Software that is (a) owned or purported to be owned by, and proprietary to, Seller (to the extent related to the Business, the Transferred Assets or the Assumed Liabilities) or any of its Business Subsidiaries and (b) material to the Business, the Transferred Assets or the Assumed Liabilities.

“Patents” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Permit” means any permit, license, variance, franchise or authorization of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances imposed by Law such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, and vendors’ liens and other statutory liens securing obligations which are not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (b) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent, the validity of which is being contested in good faith by appropriate actions; (c) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (d) all matters of record, reciprocal easement agreements and other encumbrances on title to real property that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by Seller or any of the Business Subsidiaries; (e) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (f) matters that would be disclosed by a current survey of the property that would not materially and adversely affect the use, value or operation of the property; (g) with respect to real property, easements or claims of easements, boundary line disputes, overlaps, encroachments, supplemental Taxes and assessments, rights of parties in possession and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the Business as presently conducted; and (h) Encumbrances identified in Section 7.01(c) of the Disclosure Schedules.

Exhibit A-1-62

“Permitted WholeCo Proposal” has the meaning ascribed to such term in Section 4.06(i)(ii).

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Data” means any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or Seller’s or Business Subsidiaries’ privacy policies, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Government Authority-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“Post-Closing Statement” has the meaning ascribed to such term in Section 1.04(c).

“Principal Amount” has the meaning ascribed to such term in Section 4.18(b)(iii).

“Processed” means the receipt, access, acquisition, collection, compilation, use, storage, processing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data.

“Proxy Statement” means a proxy statement relating to the Stockholders’ Meeting, as amended or supplemented from time to time.

“Purchase Price” has the meaning ascribed to such term in Section 1.01.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 1.04(g).

“Purchaser” has the meaning ascribed to such term in the preamble to this Agreement.

“Purchaser Common Stock” means the common stock, par value $0.10 per share, of Purchaser.

“Purchaser Designee” has the meaning ascribed to such term in Section 1.06.

“Purchaser Expenses” has the meaning ascribed to such term in Section 6.03(d).

“Purchaser Plans” has the meaning ascribed to such term in Section 4.09(d).

“Purchaser Post-Closing Stock Price” means the volume weighted average price of a share of Purchaser Common Stock trading on the New York Stock Exchange over the first three trading days following the Closing Date.

“Purchaser Ratio” means a fraction, the numerator of which is the Seller Pre-Closing Stock Price and the denominator of which is the Purchaser Post-Closing Stock Price.

“Purchaser RSU Award” has the meaning ascribed to such term in Section 1.03(b).

“Purchaser’s Allocation” has the meaning ascribed to such term in Section 4.16(a)(i).

“Real Property” means the Leased Real Property and the Owned Real Property.

Exhibit A-1-63

“Refund” has the meaning ascribed to such term in the Reorganization Agreement.

“Registered Owned Business IP” has the meaning ascribed to such term in Section 2.16(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Reorganization 338(h)(10) Elections” has the meaning ascribed to such term in the Reorganization Agreement.

“Reorganization Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Reorganization Transactions” means the transactions contemplated by the Reorganization Agreement, including Seller’s transfer of the Business, the Transferred Assets and the Assumed Liabilities to the Company, and, if applicable, the Foreign Business Subsidiary Transfers and the SaleCo2 Contribution.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person and its Affiliates.

“Retained Liabilities” has the meaning ascribed to such term in the Reorganization Agreement.

“Retained Employee Liabilities” has the meaning ascribed to such term in the Reorganization Agreement.

“Sale” has the meaning ascribed to such term in the recitals of this Agreement.

“SaleCo2” has the meaning ascribed to such term in the Reorganization Agreement.

“SaleCo2 Contribution” has the meaning ascribed to such term in the Reorganization Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning ascribed to such term in Section 2.07(a).

“Section 338(h)(10) Elections” has the meaning ascribed to such term in Section 4.16(b)(ii).

“Section 338(h)(10) Forms” has the meaning ascribed to such term in Section 4.16(b)(ii).

“Section 338(h)(10) Subsidiaries” has the meaning ascribed to such term in Section 4.16(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder.

“Security Breach” means any actual (i) loss or misuse (by any means) of Personal Data; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

“Seller” has the meaning ascribed to such term in the preamble to this Agreement.

Exhibit A-1-64

“Seller Closing Equity Award Value” means the product of (a) the Seller Pre-Closing Stock Price multiplied by (b) the aggregate number of shares of Seller Common Stock subject to Seller RSU Awards that are held by Employees and are outstanding and unvested as of 11:59 p.m., Pacific Time, on the Business Day immediately preceding the Closing Date (with respect to any Seller RSU Award that is subject to attainment of performance targets, with respect to any performance year that includes the Closing Date and any subsequent performance year, the number of shares of Seller Common Stock subject to such Seller RSU Award shall be deemed to be the target number of shares of Seller Common Stock issuable under such Seller RSU Award).

“Seller Common Stock” means the common stock, par value $0.001 per share, of Seller.

“Seller Entities” means Seller and its Subsidiaries which are not Business Subsidiaries.

“Seller Equity Award” has the meaning ascribed to such term in Section 2.03(b).

“Seller Equity Plans” means the Yahoo! Inc. Stock Plan, as amended and restated on April 8, 2014 (and effective June 25, 2014), the Yahoo! Inc. Directors’ Stock Plan, as amended and restated on October 16, 2014, and any other equity plans under which awards were assumed by Seller in connection with prior acquisitions.

“Seller Licensed Software” means all Software licensed to the Seller (to the extent related to the Business) or any of the Business Subsidiaries.

“Seller Pre-Closing Stock Price” means the volume weighted average price of a share of Seller Common Stock trading on Nasdaq over the three (3) trading days immediately preceding the date immediately preceding the Closing Date.

“Seller Pre-Signing Equity Award Value” means the product of (a) the Seller Pre-Signing Stock Price multiplied by (b) the aggregate number of shares of Seller Common Stock subject to Seller RSU Awards that are held by Employees and are outstanding and unvested as of 11:59 p.m., Pacific Time, on the Business Day immediately preceding the date hereof (with respect to any Seller RSU Award that is subject to attainment of performance targets, with respect to any performance year that includes the date hereof and any subsequent performance year, the number of shares of Seller Common Stock subject to such Seller RSU Award shall be deemed to be the target number of shares of Seller Common Stock issuable under such Seller RSU Award).

“Seller Pre-Signing Stock Price” means the volume weighted average price of a share of Seller Common Stock trading on Nasdaq over the three (3) trading days immediately preceding the date of this Agreement.

“Seller Recommendation” has the meaning ascribed to such term in Section 2.02(d).

“Seller Related Parties” has the meaning ascribed to such term in Section 6.03(c).

“Seller Retained Employees” means those employees of Seller identified by Seller as “Seller Retained Employees” between the date hereof and the Closing Date whose employment is reasonably necessary to facilitate Seller’s post-Closing operations and not primarily related to the operations of the Business; provided that the aggregate number of Seller Retained Employees shall not exceed twenty-five (25) employees of Seller; provided, further, that “Seller Retained Employees” does not include any employees of Seller who remain at Seller on a temporary basis, pending approval of a visa covering employment with the Company, and whose services are provided to the Company pursuant to a mutually agreed services agreement.

“Seller RSU” means a restricted stock unit granted pursuant to the one of the Seller Equity Plans, whether settled in cash or Seller Common Stock and whether subject to time-based or performance-based vesting, or a combination thereof.

Exhibit A-1-65

“Seller RSU Award” means an award of Seller RSUs.

“Seller Stock Options” means an option to purchase shares of Seller Common Stock granted pursuant to one of the Seller Equity Plans.

“Seller Stockholder Approval” means the adoption of a resolution authorizing the Sale and the Reorganization Transactions by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon at the Stockholders’ Meeting.

“Seller’s Allocation Notice” has the meaning ascribed to such term in Section 4.16(a)(i).

“Shares” means all of the issued and outstanding shares of common stock, par value $0.00001, of the Company, including any such shares issued between the date hereof and the Closing.

“Software” means (i) computer programs, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form; (ii) computer databases, including all data and information included in such databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Specified Transaction-Related Employee Liabilities” means the Liabilities set forth in Section 7.01(d) of the Disclosure Schedules.

“Stockholders’ Meeting” has the meaning ascribed to such term in Section 4.02(c).

“Subsidiary” means, with respect to any Person, any other Person of which (i) voting power to elect a majority of the board of directors (or equivalent governing body) with respect to such other Person is held by the first mentioned Person and/or by any one or more of its other Subsidiaries or (ii) more than 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its other Subsidiaries.

“Superior Proposal” has the meaning ascribed to such term in Section 4.06(i)(iii).

“Target Working Capital” means negative $56,000,000.

“Tax Benefit” has the meaning ascribed to such term in the Reorganization Agreement.

“Tax Item” has the meaning ascribed to such term in the Reorganization Agreement.

“Tax Proceeding” has the meaning ascribed to such term in the Reorganization Agreement.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Governmental Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof (and including any Financial Crimes Enforcement Network (FinCEN) Report of Foreign Bank and Financial Accounts (FBAR)).

“Taxes” means (i) any taxes of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding,

Exhibit A-1-66

payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation taxes, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and (ii) any liability for payment of amounts described in clause (i) of this definition as a result of transferee or successor liability, a Contract or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

“Termination Fee” has the meaning ascribed to such term in Section 6.03(a).

“Third Party” means any Person or group other than Purchaser and its Affiliates or Seller and its Affiliates.

“Trade Secrets” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Transaction Documents” has the meaning ascribed to such term in the Reorganization Agreement.

“Transaction Expenses” means, to the extent unpaid at the Closing, all costs, fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including any sales process or other strategic review process by and with respect to Seller) to the extent such costs, fees and expenses are payable or reimbursable by any of the Business Subsidiaries, including (a) all brokerage fees, commissions, finders’ fees or financial advisory fees, (b) the fees and expenses of all legal counsel, accountants, consultants, data room providers and other experts and advisors so incurred, and (c) all severance or termination Liabilities related to any Offered Employee that does not become a Transferred Employee pursuant to Section 5.3(a) of the Reorganization Agreement and all severance or termination Liabilities triggered automatically upon or prior to the Closing as a result of the Transactions (excluding, for the avoidance of doubt, any Specified Transaction-Related Employee Liabilities and any such Liabilities triggered in respect of (i) any Person who is a “Level I Employee” under the Amended and Restated Change in Control Employee Severance Plan for Level I and Level II Employees or (ii) any other relevant Person as a result of a resignation for “good reason” upon or following the Closing). Notwithstanding the foregoing and for the avoidance of doubt, “Transaction Expenses” shall exclude all Retained Liabilities and any Taxes.

“Transactions” means, collectively, the Reorganization Transactions and the Sale and the other transactions contemplated by the Transaction Documents.

“Transferred Assets” has the meaning ascribed to such term in the Reorganization Agreement.

“Transferred Employee” has the meaning ascribed to such term in the Reorganization Agreement.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“Yahoo Japan Joint Venture Agreement” means that certain Joint Venture Agreement, dated as of April 1, 1996, by and between Seller and Softbank Corporation, as amended through the date hereof.

Exhibit A-1-67

“Yahoo Japan License Agreement” means that certain License Agreement, dated as of April 1, 1996, by and between Seller and Yahoo Japan Corporation, as amended through the date of hereof.

ARTICLE VIII

MISCELLANEOUS

8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Closing or, except as provided in Section 6.02, upon the termination of this Agreement pursuant to Section 6.01, as the case may be, except that this Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing or after termination of this Agreement.

8.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by Seller or Purchaser without the prior written consent of the other party hereto; provided, however, that Purchaser may assign, at any time prior to the Closing, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned U.S. Subsidiary of Purchaser (or a Purchaser Designee in order to implement the Foreign Sale as contemplated hereby); and provided, further, that any such assignment shall not relieve Purchaser of its obligations hereunder. Any purported assignment in contravention of this Section  8.02 shall be null and void.

8.03 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and Purchaser. At any time prior to the Closing, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party to be bound thereby. Notwithstanding the foregoing, no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.04 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Seller and Purchaser. Thereafter, except as otherwise contemplated by Section 4.06 (and, for the avoidance of doubt, nothing herein shall limit the rights of Seller or its board of directors (or any duly authorized committee thereof) under Section 4.06) and except to the extent disclosed in or consistent with the Proxy Statement, no party hereto shall issue or cause the publication of any press release or other public announcement or disclosure regarding this Agreement or its subject matter without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed), except for any such disclosure that is required by applicable Law or the rules of any applicable stock exchange or for press releases or other public statements that are substantially consistent with prior press releases or other public statements made by the parties in compliance with this Section 8.04.

8.05 Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, each party shall bear its own expenses with respect to the Sale and the other Transactions; provided, however, that Seller shall be responsible for the timely payment of all Transfer Taxes arising out of or incurred in connection with the Sale. The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes. For the avoidance of doubt, the allocation of responsibility for Transfer Taxes arising out of or incurred in connection with the Reorganization Transactions are governed by the Reorganization Agreement.

Exhibit A-1-68

8.06 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.07 No Third Party Beneficiaries. Except as set forth in Section 4.08 and Section 8.15, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.08 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Sale or the other Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Action relating to this Agreement or the Sale or the other Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, (i) that any such Action is brought in an inconvenient forum, (ii) that any such Action should be transferred or removed to any court other than one of the above-named courts, (iii) that any such Action should be stayed by reason of the pendency of some other Action in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.13. Notwithstanding the foregoing in this Section 8.08, a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transactions.

8.09 Waiver of Jury Trial. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.10 Specific Performance. The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Exhibit A-1-69

8.11 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

8.12 Counterparts. The parties hereto may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original but all of which taken together shall constitute one and the same agreement.

8.13 Notices. All notices required to be given hereunder shall be in writing and be given in person or by means of electronic mail, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by electronic mail, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) three (3) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

If to Purchaser, to:

Verizon Communications Inc.

One Verizon Way, VC44E239

Basking Ridge, NJ 07920

Facsimile: 908-766-3818

Attn:	William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary
Michael Rosenblat, Vice President, Associate General Counsel
Email:	william.horton@verizon.com
michael.rosenblat@verizon.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attn:	Daniel A. Neff
Steven A. Rosenblum
David E. Shapiro
Edward J. Lee
Email:	DANeff@wlrk.com
SARosenblum@wlrk.com
DEShapiro@wlrk.com
EJLee@wlrk.com

If to Seller, to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Facsimile: (408) 349-3510

Attn: General Counsel and Secretary

Email: rbell@yahoo-inc.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: (212) 735-2000

Exhibit A-1-70

Attn:	Marc R. Packer
Michael J. Mies
Email:	Marc.Packer@skadden.com
Michael.Mies@skadden.com

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 8th Ave

New York, NY 10019

Facsimile: (212) 474-3700

Attn:	Faiza Saeed
Eric L. Schiele
Email:	FSaeed@cravath.com
ESchiele@cravath.com

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Facsimile: (650) 493-6811

Attn:	Larry Sonsini
Email:	LSonsini@wsgr.com

provided, however, that if any party shall have designated a different address by notice to the other, then notices shall be addressed to the last address so designated.

8.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections, and Disclosure Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any Contract shall be deemed to include the schedules to such Contract. The word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to any Law shall be deemed to refer to such Law as it may be amended, modified or supplemented from time to time, unless otherwise specified. All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

8.15 Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP, Cravath, Swaine & Moore LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation and Weil, Gotshal & Manges LLP (collectively and individually, “Counsel”) have been engaged by Seller and/or its directors to represent them and the Business Subsidiaries, including the Company, in connection with the transactions contemplated hereby. Purchaser (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between Purchaser and/or any of its Affiliates, on the one hand, and Seller and/or any of its Affiliates, on the other hand, Counsel may represent Seller and/or any of its Affiliates in such dispute even though the interests of Seller and/or any of its Affiliates may be directly adverse to Purchaser, the Business Subsidiaries or any of their Affiliates and even though Counsel may have represented the Business Subsidiaries (prior to Closing) in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Business Subsidiaries and (b) waives any conflict in connection therewith. Purchaser (on its behalf and on behalf of its

Exhibit A-1-71

Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Counsel, Seller and the Business Subsidiaries (including any of their respective directors, officers, employees or other Representatives) (the “Designated Persons”) to the extent relating to this Agreement or the transactions contemplated hereby are subject to the attorney-client privilege, and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Purchaser, the Business Subsidiaries or any of their Affiliates; provided, that the foregoing shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Business Subsidiaries or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, Purchaser may assert (or cause to be asserted) the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that to the extent such dispute relates to this Agreement or the transactions contemplated hereby, Purchaser may not waive (or permit the waiver of) such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

8.16 Disclosure Schedules. The Disclosure Schedules shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any capitalized terms used in any Disclosure Schedule but not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement. The inclusion of any item referenced in one section or subsection of the Disclosure Schedules shall be deemed to refer to (a) the corresponding section of this Agreement and (b) any other section or subsection of the Disclosure Schedules (and accordingly to the applicable sections or subsections of this Agreement), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is reasonably apparent on the face of such disclosure. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

8.17 Entire Agreement. This Agreement (including the Disclosure Schedules), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties and supersedes any prior understanding, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

Exhibit A-1-72

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

YAHOO! INC.

By:	/s/ Marissa A. Mayer
	Name:	Marissa A. Mayer
	Title:	CEO & President

[Stock Purchase Agreement]

VERIZON COMMUNICATIONS INC.

By:	/s/ John N. Doherty
	Name:	John N. Doherty
	Title:	Senior Vice President, Corporate Development and Ventures

[Stock Purchase Agreement]

Exhibit A-1-73

Exhibit A-2

EXECUTION VERSION

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT, dated as of February 20, 2017 (this “Amendment”), to the Stock Purchase Agreement, dated as of July 23, 2016, by and between Yahoo! Inc., a Delaware corporation (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Purchaser” and, together with Seller, the “Parties”) (the “Agreement”), is made by and between Seller and Purchaser.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.03 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

1. Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are and shall continue to be in full force and effect.

2. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

3. Amendment.

Effective immediately, Article I of the Agreement is hereby amended by deleting the second sentence of Section 1.01 in its entirety and replacing it with the following:

At the Closing, in consideration for the purchase of the Shares, Purchaser shall pay in cash to Seller or its designee (a) $4,475,800,000 (the “Base Purchase Price”), plus or minus (b) the Equity Award Adjustment Amount, plus or minus (c) the Estimated Closing Adjustment Amount, minus (d) solely to the extent required pursuant to Section 4.18(b)(iii), the Principal Amount (the “Estimated Purchase Price”).

Effective immediately, Article IV of the Agreement is hereby amended as follows:

(a) A new Section 4.21 is added to the end thereof, as follows:

4.21 User Security Matters.

(a) The parties acknowledge and agree that with respect to (i) the conditions set forth in Sections 5.02(a)(iii), 5.02(a)(iv) (other than to the extent resulting from a breach of Section 4.21(d)) and 5.02(b) to the obligations of Purchaser hereunder to consummate the Closing and purchase the Shares and (ii) the right of Purchaser to terminate this Agreement pursuant to Section 6.01(d)(i) (other than to the extent resulting from a breach of Section 4.21(d)), (x) the existence and/or continuation of, and the knowledge of Seller or any of its Subsidiaries or any director, officer or employee of Seller or any of its Subsidiaries of, any User Security Matters, and (y) any Losses arising out of or resulting from any User Security Matters, shall be disregarded ((x) and (y), collectively, the “Excluded Matters”). For the avoidance of doubt, any

Exhibit A-2-1

material inaccuracies in the consolidated financial statements of Seller included in the SEC Documents that are the result of Seller’s accounting systems or corporate enterprise infrastructure being manipulated, damaged or otherwise compromised and thereby reporting inaccurate information shall not be disregarded nor considered Excluded Matters. Purchaser hereby expressly, unconditionally and irrevocably waives and relinquishes any and all rights and bases not to consummate the Closing pursuant to Sections 5.02(a)(iii), 5.02(a)(iv) (other than to the extent resulting from a breach of Section 4.21(d)) and 5.02(b) or to terminate this Agreement pursuant to Section 6.01(d)(i) (other than to the extent resulting from a breach of Section 4.21(d)) or to exercise any other right or seek any other remedy under this Agreement, in each case on the basis of the Excluded Matters. Nothing in this Section 4.21 is intended to or shall be deemed to constitute an admission that, absent the foregoing, any of the Excluded Matters would give rise to any breach or failure to perform by Seller of any of its representations, warranties or covenants, or any right or remedy of Purchaser, under this Agreement.

(b) Seller agrees that, prior to the five (5) year anniversary of the Closing, (i) Seller shall not adopt or enter into, or permit to be adopted or entered into, a plan of liquidation or dissolution under applicable corporate law, or otherwise distribute or otherwise dispose of all or substantially all its assets (other than a sale of all or substantially all of its assets for substantially equivalent value that is not part of a plan of liquidation or dissolution under applicable corporate law), unless Seller has made provisions reasonably acceptable to Purchaser for the satisfaction of Seller’s obligations with respect to the User Security Liabilities pursuant to the Reorganization Agreement and (ii) if Seller consolidates with or merges into any other Person and Seller shall not be the continuing or surviving corporation or entity of such consolidation or merger, then Seller shall make proper provisions reasonably acceptable to Purchaser for the continuing or surviving corporation or entity (or if such continuing or surviving corporation or entity in not a U.S. domestic entity, a U.S. domestic entity with adequate resources) to be responsible for the satisfaction of Seller’s obligations with respect to all User Security Liabilities pursuant to the Reorganization Agreement (it being understood that this clause (ii) shall be deemed satisfied, and no provision or other action shall be required under this clause (ii), in connection with a merger of Seller with and into a U.S. domestic entity pursuant to which such U.S. domestic entity is the surviving entity in the merger and succeeds to the obligations of Seller under the Reorganization Agreement by operation of law).

(c) From and after the date hereof (and until the Closing), Seller shall in good faith take commercially reasonable steps to seek to address the User Security Matters in substantially the same manner as Seller would have addressed such matters in the absence of the transactions contemplated by this Agreement and the Reorganization Agreement; it being understood that, without limiting any other covenant or agreement contained herein, (i) the foregoing shall not require Seller to accelerate any such steps or accelerate the incurrence or resolution of any User Security Liabilities relative to what Seller would have done in the absence of the transactions contemplated by this Agreement and the Reorganization Agreement and (ii) failure to comply with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 5.02 to be satisfied (it being understood that, notwithstanding anything to the contrary contained herein (including Section 8.01), this Section 4.21(c) shall survive for six (6) months following the Closing (and any claim delivered in writing prior to the expiration of such six (6) month period shall survive until the resolution thereof)).

(d) Seller represents and warrants to Purchaser that the information set forth in Exhibit F hereto (the “User Engagement Data”) was designed in good faith to demonstrate the impact of the press release, issued by Seller on December 14, 2016, entitled “Important Security Information for Yahoo Users”, and the User Engagement Data has been prepared in all material respects in accordance with the data methodology as set forth in Section 4.21(d) of the Disclosure Schedules, consistently applied throughout the periods indicated therein. Notwithstanding anything to the contrary, Purchaser’s sole and exclusive remedy for any breach of this Section 4.21(d) shall be pursuant to and in accordance with Section 5.02(a)(iv) or Section 6.01(d)(i).

Exhibit A-2-2

(b) Section 4.02(c) of the Agreement is amended by adding the following sentence at the end thereof:

For the avoidance of doubt, and without limiting the foregoing obligations of Seller to hold the Stockholders’ Meeting as promptly as practicable in accordance with this Section 4.02(c), the Stockholders’ Meeting may also be an annual meeting of Seller’s stockholders, at which Seller may elect directors and seek stockholder approval of other matters typically presented at Seller’s annual meeting. Notwithstanding the foregoing or anything herein to the contrary, except with Purchaser’s prior written consent, Seller will hold the Stockholders’ Meeting no earlier than the time Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 has been filed with the SEC.

(c) Section 4.03(a) of the Agreement is amended by adding the following sentence at the end thereof:

Without limiting the foregoing, prior to the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), upon reasonable notice, Seller shall promptly arrange for and permit Purchaser and its Representatives to access all personnel, properties and Books and Records of the Business as Purchaser reasonably determines is necessary or appropriate in order to investigate and verify the accuracy of the representations of Seller set forth in Section 4.21(d); provided, however, that any such access shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of the business of Seller or the Business Subsidiaries; provided, further, that neither Seller nor any of the Business Subsidiaries shall be required to disclose any information to Purchaser if such disclosure would reasonably be expected to jeopardize any attorney-client privilege or the protections of the work product doctrine or contravene any applicable Laws (provided that, in any such case, Seller shall provide such information pursuant to alternative arrangements reasonably acceptable to Purchaser as necessary to preserve such privilege or protections or comply with such Law).

(d) Section 4.08(a) of the Agreement is amended by deleting the second sentence of Section 4.08(a) and replacing it as follows:

(a) Prior to the Closing, Seller shall (on its behalf and on behalf of the Business Subsidiaries) obtain a non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”), covering persons who are currently or who were officers or directors of, or in a comparable role with, Seller and/or any of the Business Subsidiaries, for a claims reporting or discovery period of six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s existing policies (for the avoidance of doubt, with the Business Subsidiaries as additional “named insureds” and/or “successor companies” as applicable, to ensure their (and their applicable indemnitees’) benefit under such extension policies)); provided, that Purchaser shall pay 50% of the premium for such “tail” insurance, but in no event greater than $5,000,000.

Effective immediately, Section 6.01(b) of the Agreement is hereby amended by deleting clause (i) thereof and replacing it with the following:

(i) the Closing shall not have occurred by July 24, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to a party, if any failure by such party to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

Effective immediately, Section 6.03 of the Agreement is hereby amended by replacing “$144,774,000” in the definition of “Termination Fee” with “$134,274,000”.

Exhibit A-2-3

Effective immediately, Article VII of the Agreement is hereby amended as follows:

(a) The following defined terms are added to Section 7.01 of the Agreement in appropriate alphabetical order:

“Excluded Matters” has the meaning ascribed to such term in Section 4.21.

“User Security Liabilities” has the meaning ascribed to such term in the Reorganization Agreement.

“User Security Matters” has the meaning ascribed to such term in the Reorganization Agreement.

(b) The definition of Business Material Adverse Effect in Section 7.01 of the Agreement is amended to remove “and” immediately before clause (x) in the first proviso thereof and to add the following new clause (xi) immediately following such clause (x):

“and (xi) any of the Excluded Matters (other than, for the avoidance of doubt, a breach of Section 4.21(d))”

Effective immediately, (i) the Agreement is hereby amended by adding a new Exhibit F thereto as set forth on Appendix A to this Amendment and (ii) the Disclosure Schedules are hereby amended by adding a new Section 4.21(d) thereto as set forth on Appendix B to this Amendment.

4. Reorganization Agreement Reference. The Parties acknowledge and agree that any reference in the Reorganization Agreement or any other Transaction Document (or in any other document or instrument referred to in any of the foregoing) to the Agreement shall mean the Agreement as amended by this Amendment.

5. Miscellaneous. The provisions of Article VIII of the Agreement shall apply mutatis mutandis to this Amendment.

[signature page follows]

Exhibit A-2-4

IN WITNESS WHEREOF, the Parties have each caused this Amendment to be signed as of the date first written above.

YAHOO! INC.

By:	/s/ Marissa A. Mayer
Name:	Marissa A. Mayer
Title:	CEO & President

[Signature Page to Amendment to Stock Purchase Agreement]

Exhibit A-2-5

VERIZON COMMUNICATIONS INC.

By:	/s/ Craig Silliman
Name:	Craig Silliman
Title:	Executive Vice President – Public Policy and General Counsel

[Signature Page to Amendment to Stock Purchase Agreement]

Exhibit A-2-6

Appendix A

Exhibit F

User Engagement Trends[1] – Weekly Averages

Refreshed Data

November 20, 2016 - February 12, 2017

Page Views on Yahoo Properties

12/14 Notification
Lunar New Year
Prior Year
Current Year

Mail Messages Sent & Read

12/14 Notification
Lunar New Year
Prior Year
Current Year

Searches[2]

12/14 Notification
Lunar New Year
Prior Year
Current Year

Page Views on Core Verticals[3]

12/14 Notification
Lunar New Year
Prior Year
Current Year

Note: (1) For Current Year, 1.0 is equal to the average over the calendar week ended December 11, 2016 (Monday – Sunday), which was the full calendar week prior to December 14, 2016 (2nd security incident notification).
For Prior Year, 1.0 is equal to the average over the calendar week ended December 13, 2015 (Monday – Sunday), which is the corresponding week in the prior year.
Other weekly average results are graphed proportionately against their respective baselines.
(2) Searches are based on the number of search ad calls generated on Yahoo Properties for Microsoft, Google, and Yahoo Gemini.
(3) Core Verticals are Homepage, News, Sports, Finance, and Lifestyles.
Page Views include Additive Page Views.

Yahoo Proprietary and Confidential 4

YAHOO!

User Engagement Trends[1] – 7-Day Rolling Avgs

Refreshed Data

November 20, 2016 - February 12, 2017

Page Views on Yahoo Properties

12/14 Notification
Lunar New Year
Prior Year
Current Year

Mail Messages Sent & Read

12/14 Notification
Lunar New Year
Prior Year
Current Year

Searches[2]

12/14 Notification
Lunar New Year
Prior Year
Current Year

Page Views on Core Verticals[3]

12/14 Notification
Lunar New Year
Prior Year
Current Year

Note: (1) For Current Year, 1.0 is equal to the 7-day average over the calendar week ended December 11, 2016 (Monday – Sunday), which was the full calendar week prior to December 14, 2016 (2nd security incident notification).
For Prior Year, 1.0 is equal to the 7-day average over the calendar week ended December 13, 2015 (Monday – Sunday), which is the corresponding week in the prior year.
Other daily results are graphed as 7-day rolling averages proportionately against their respective baselines.
(2) Searches are based on the number of search ad calls generated on Yahoo Properties for Microsoft, Google, and Yahoo Gemini.
(3) Core Verticals are Homepage, News, Sports, Finance, and Lifestyles.
Page Views include Additive Page Views.

Yahoo Proprietary and Confidential 5

YAHOO!

Exhibit A-2-7

Exhibit B-1

EXECUTION VERSION

REORGANIZATION AGREEMENT

by and between

YAHOO! INC.

and

YAHOO HOLDINGS, INC.

Dated as of July 23, 2016

Exhibit B-1-i

TABLE OF ANNEXES

Annex A	Certain Definitions

TABLE OF EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Assignment and Assumption Agreement

Exhibit C	IP Assignment Agreement

Exhibit D	Non-Foreign Status Affidavit

TABLE OF SCHEDULES

Schedule 1.1(e)	Holdback Acquisitions

Schedule 1.2(h)	Agreements with respect to Minority Investments

Schedule 1.2(n)	Terminated Intercompany Agreements

Schedule 1.2(p)	Other Excluded Assets

Schedule 1.4(g)	Public Company Matters

Schedule 5.5(j)	Non-Reorganization 338(h)(10) Subsidiaries

Exhibit B-1-ii

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT, dated as of July 23, 2016 (this “Agreement”), is entered into by and between Yahoo Holdings, Inc., a Delaware corporation (the “Company”), and Yahoo! Inc., a Delaware corporation (“Seller”). The Company and Seller are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex A to this Agreement.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Verizon Communications Inc., a Delaware corporation (“Purchaser”), are entering into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Purchase Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller (the “Sale”), all of the issued and outstanding shares of common stock of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to contribute, transfer, assign, convey and deliver to the Company the Transferred Assets (as defined below), and the Company desires to assume and to agree to satisfy, pay, perform and discharge when due the Assumed Liabilities (as defined below) (the “Transfers”); and

WHEREAS, the respective boards of directors of Seller and the Company have approved this Agreement and the Reorganization Transactions.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE TRANSFERS

Section 1.1 Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall contribute, transfer, assign, convey and deliver to the Company, and the Company shall acquire and accept from Seller all of Seller’s right, title and interest in and to all of the Assets of Seller as they exist on the Closing Date other than the Excluded Assets (collectively, the “Transferred Assets”). Without limiting the foregoing, “Transferred Assets” includes:

(a) all capital stock of, or other equity interests in, any Person (including the Business Subsidiaries) owned directly by Seller (other than such capital stock or other equity interests that are Excluded Assets);

(b) all Assets with respect to all Benefit Plans and all Non-U.S. Benefit Plans;

(c) all rights, defenses, claims, demands, actions or causes of action to the extent resulting from, related to or arising out of the Transferred Assets;

(d) the License Agreement and all Intercompany Agreements, other than those set forth on Schedule 1.2(n); and

(e) all rights of Seller with respect to cash and cash equivalents held in escrow or similar arrangements in connection with the acquisitions set forth on Schedule 1.1(e) (the “Acquisition Holdback Cash”).

Exhibit B-1-1

Notwithstanding the foregoing, (i) Seller may contribute, transfer, assign, convey and deliver to one or more Business Subsidiaries other than the Company all or a portion of the Transferred Assets, and the Company shall cause such other Business Subsidiary or Business Subsidiaries to acquire and accept from Seller such Transferred Assets; provided, that any such contribution, transfer, assignment, conveyance or delivery may not be effected without Purchaser’s prior written consent if it is or could reasonably be expected to be adverse (as compared to a contribution, transfer, assignment, conveyance or delivery to the Company) to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise) or the Transactions; provided, further, that if the adverse impact is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance and (ii) “Transferred Assets” shall not include Assets relating to Taxes, which shall be governed exclusively by Section  5.5.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or any other provisions in this Agreement, Seller’s right, title and interest in and to the following Assets of Seller (collectively, the “Excluded Assets”) are excluded from the Transferred Assets and will remain the property of Seller after the Closing (except “Excluded Assets” shall not include Assets relating to Taxes, which shall be governed exclusively by Section 5.5):

(a) other than any Acquisition Holdback Cash, all cash, cash equivalents, short-term marketable securities and long-term marketable securities of Seller (and not of the Business Subsidiaries), each as defined in accordance with GAAP applied on a basis that is consistent with past practices and prior periods;

(b) all capital stock of, or other equity interests in, each of Alibaba Group Holding Limited, Aabaco Holdings Hong Kong Limited and Yahoo Japan Corporation held directly by Seller;

(c) the Minority Investments;

(d) all capital stock of Seller held in treasury and all capital stock of the Company;

(e) that certain Amended and Restated Registration Rights Agreement, dated September 18, 2012, by and among Alibaba Group Holding Limited and the persons whose names are set out in Schedule 1 thereto;

(f) that certain Joint Venture Agreement, dated April 1, 1996, by and between Seller and SOFTBANK Corporation;

(g) that certain Consulting Agreement, dated as of December 20, 2013, by and between Yahoo Japan Corporation and Seller;

(h) the agreements set forth on Schedule 1.2(h) with respect to the Minority Investments;

(i) the membership interests in Excalibur IP, LLC and the Excluded IP Assets;

(j) all rights, defenses, claims, demands, actions, deposits or causes of action to the extent resulting from, related to or arising out of any Excluded Asset;

(k) the Indenture;

(l) Books and Records, to the extent exclusively related to the Excluded Assets and the Retained Liabilities (and copies of Books and Records to the extent otherwise relating to the Excluded Assets or Retained Liabilities);

(m) to the extent not used, held for use, intended to be used in or otherwise necessary to operate the Business, all other Assets used exclusively in connection with Seller’s organization, maintenance and existence

Exhibit B-1-2

as a corporation, and not Seller’s operational functions, including arrangements with registered agents relating to foreign qualifications of Seller, taxpayer and other identification numbers of Seller, seals of Seller and stock records of Seller;

(n) the Intercompany Agreements (i) set forth on Schedule 1.2(n) or (ii) described in Section 1.8(b);

(o) all rights of Seller with respect to any capital stock of Seller held in escrow or similar arrangements or otherwise issuable in connection with the acquisitions set forth on Schedule 1.1(e) (the “Acquisition Holdback Stock”); or

(p) all Assets of Seller set forth on Schedule 1.2(p).

Section 1.3 Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company shall, effective as of the Closing, assume and shall agree to satisfy, pay, perform and discharge when due all of the Liabilities of Seller other than the Retained Liabilities (collectively, the “Assumed Liabilities”). Without limiting the foregoing, “Assumed Liabilities” includes:

(a) all Liabilities to the extent resulting from, related to, arising out of, imposed under or pursuant to the conduct of the Business or the Transferred Assets, whether arising from or related to any period prior to, on, or after the Closing, including Liabilities for infringement claims, service obligations and obligations under warranty and other claims to the extent relating to, arising from or incurred in connection with the conduct of the Business or the Transferred Assets;

(b) all Liabilities to the extent arising in connection with Actions to the extent resulting from, related to or arising out of the Transferred Assets or any other Assumed Liability, expressly excluding any Actions brought by any securityholder(s) of Seller against Seller and/or its directors or officers (including on a derivative basis) relating to the Transactions or otherwise;

(c) all Assumed Employee Liabilities; and

(d) all Liabilities with respect to all Benefit Plans and all Non-U.S. Benefit Plans, in each case, other than Retained Employee Liabilities.

Notwithstanding the foregoing, (i) Seller may determine that one or more Business Subsidiaries other than the Company shall assume and agree to satisfy, pay, perform and discharge when due all or a portion of the Assumed Liabilities, and the Company shall cause such other Business Subsidiary or Business Subsidiaries to assume and agree to satisfy, pay, perform and discharge when due all or a portion of the Assumed Liabilities; provided, that any such change may not, without Purchaser’s prior written consent, be effected if it is or could reasonably be expected to be adverse (as compared to an assumption, agreement to satisfy, payment, performance or discharge by the Company) to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise) or the Transactions; provided, further, that if the adverse impact is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance and (ii) “Assumed Liabilities” shall not include Liabilities relating to Taxes, which shall be governed exclusively by Section 5.5.

Section 1.4 Retained Liabilities. Notwithstanding anything to the contrary contained in Section 1.3 or any other provisions in this Agreement, the following Liabilities of Seller (collectively, the “Retained Liabilities”) are excluded from the Assumed Liabilities and will remain Liabilities of Seller after the Closing (except “Retained Liabilities” shall not include Liabilities relating to Taxes, which shall be governed exclusively by Section 5.5):

(a) all Liabilities to the extent resulting from, related to, arising out of, imposed under or pursuant to the Excluded Assets;

Exhibit B-1-3

(b) subject to Section 4.18 of the Purchase Agreement, all Liabilities under the Indenture and related hedge and warrant transactions in respect thereof;

(c) any Actions brought by any securityholder(s) of Seller against Seller and/or its directors or officers (including on a derivative basis) relating to the Transactions or otherwise;

(d) all Retained Employee Liabilities;

(e) all Liabilities of Seller to indemnify (including expenses or the advancement thereof), defend or hold harmless (x) any of the current and former directors and officers of, or persons in a comparable role with, Seller or the Business Subsidiaries, or any other Person, resulting from, related to or arising out of the Excluded Assets or the other Retained Liabilities or (y) any of the current and former directors, officers or employees of, or persons in a comparable role with, Seller, in their respective capacities with Seller;

(f) all Liabilities of Seller under the Purchase Agreement or any other Transaction Document; and

(g) any Actions or Liabilities relating to or arising out of Seller’s SEC or Nasdaq reporting, accounting or compliance obligations as a public company, including the matters referenced on Schedule 1.4(g).

Section 1.5 Schedules. Following the date hereof and prior to the Closing, Seller may, with Purchaser’s prior written consent (which consent shall not be unreasonably withheld conditioned or delayed), update any of the Schedules to this Agreement; provided that Seller may update Schedule 1.2(p) without Purchaser’s prior written consent to reflect the addition of Assets acquired after the date hereof that (x) are not used, held for use, intended to be used in or otherwise necessary to operate or related to the Business and (y) are reasonably necessary to facilitate Seller’s post-Closing operations.

Section 1.6 Consideration. In consideration for the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets, the Company shall, effective as of the Closing, assume and shall agree to satisfy, pay, perform and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, if desirable under local Law, any instruments and agreements which effect the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets may instead effect such action as a contribution to the capital of the Company; provided, that effecting such action as a contribution to the capital of the Company is not and would not reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions.

Section 1.7 Non-Transferable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, if any Transferred Asset is not assignable or transferable without a Consent (each, a “Non-Transferable Asset”), then to the extent that such Consent is not obtained, submitted or filed on or prior to the Closing Date, this Agreement and the related instruments of transfer will not constitute an assignment or transfer of such Non-Transferable Asset. Upon the terms and subject to the conditions set forth herein and in the Purchase Agreement, each of Seller and the Company will cooperate with each other and use their respective reasonable best efforts during the period beginning on the date hereof until six-year anniversary of the Closing Date to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain or deliver all Consents of all Governmental Authorities and Third Parties that may be or become necessary, proper or advisable for the contribution, transfer, assignment, conveyance and delivery of the Non-Transferable Assets. Notwithstanding anything to the contrary herein, neither Seller nor the Company shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration, or the provision of additional security (including a guaranty) to obtain the Consent of any Person under any Contract. For the avoidance of doubt, obtaining the Consents described in the second sentence of this Section 1.7(a) is not a condition to the consummation of the Closing by virtue of this Section 1.7(a).

Exhibit B-1-4

(b) The obligation to contribute, transfer, assign, convey and deliver any Non-Transferable Asset will continue following the Closing for six years, and the Parties will accomplish such contribution, transfer, assignment, conveyance and delivery as soon as reasonably practicable following the Closing for no additional consideration. Subject to applicable Law, Seller and the Company shall use their respective reasonable best efforts to establish arrangements which, from and after the Closing, result in the Company receiving all the benefits (including all economic claims, rights and benefits, and dominion and control) and bearing all the costs, Liabilities and burdens with respect to the Non-Transferable Assets, including reasonable, out-of-pocket and documented expenses incurred by Seller in performing its obligations under this Section 1.7(b). In furtherance and not limitation of the foregoing, subject to reimbursement from the Company of all reasonable out-of-pocket and documented costs and expenses incurred in connection with such actions, prior to such contribution, transfer, assignment, conveyance and delivery of such Non-Transferable Asset, Seller will (i) use reasonable best efforts to provide to the Company all the rights and benefits under or with respect to such Non-Transferable Asset (including all economic claims, rights and benefits, and dominion and control), (ii) enforce its rights under or with respect to such Non-Transferable Asset for the benefit of the Company, and (iii) pay or discharge all obligations under or with respect to such Non-Transferable Asset, in the case of each of clauses (i), (ii) and (iii) to the extent that such action does not cause a breach or default under or with respect to such Non-Transferable Asset. Notwithstanding the foregoing, funds received by a Business Subsidiary or a Seller Entity (such recipient, a “Recipient”) upon the payment of accounts receivable that belong, consistent with the terms and conditions of this Agreement and the other Transaction Document, to a Seller Entity or a Business Subsidiary (such Person, a “Transferee”), respectively, whether before or after the six year anniversary of the Closing Date will be transferred to such Transferee by wire transfer as promptly as practicable after the Recipient becomes aware of having received such funds. For all Tax purposes, and to the extent permitted by applicable Law, the Parties shall treat the Recipient of any such funds as receiving such amounts as an agent or nominee for the Transferee. For six years following the Closing, in the event that a Seller Entity or a Business Subsidiary possesses any Transferred Asset or Excluded Assets, respectively, the parties hereto shall cause the prompt transfer of such Transferred Asset or Excluded Assets to a Business Subsidiary or Seller Entity, respectively, in each case, without further consideration.

(c) From and after the Closing and to the extent permitted by applicable Tax Laws, the Parties agree to treat, and cause their Affiliates to treat, for all Tax purposes, the Non-Transferable Assets as having been contributed, transferred, assigned, conveyed and/or delivered to the Company at the Closing as contemplated by this Agreement. Each of Seller and the Company agrees to notify the other Party promptly in writing if it determines that such treatment is not permitted under applicable Tax Laws. All Taxes imposed on any Seller Tax Indemnified Party with respect to any such Non-Transferable Asset for any taxable period (or portion thereof) beginning after the Closing Date shall be calculated on a “with and without” basis, and the Company shall indemnify each Seller Tax Indemnified Party for any such Taxes in accordance with Section 5.5(a)(ii). For the avoidance of doubt, Seller shall repay any amounts paid by the Company to Seller pursuant to this Section 1.7(c) and Section 5.5(a)(ii) relating to any Taxes imposed with respect to a Non-Transferrable Asset to the extent the beneficial ownership of such Non-Transferrable Asset cannot be transferred to the Company (and the provisions of this Section 1.7(c) shall not otherwise apply with respect to any Non-Transferrable Asset to the extent the beneficial ownership of such Non-Transferrable Asset cannot be transferred to the Company).

Section 1.8 Termination of Intercompany Agreements.

(a) Seller, on behalf of itself and each of the other Seller Entities, and the Company, on behalf of itself and each of the other Business Subsidiaries, hereby terminates, effective as of immediately before the Closing, all Intercompany Agreements set forth on Schedule 1.2(n); provided, that for purposes of any calculation of any purchase price adjustment under Section 1.04 of the Purchase Agreement, all such terminations shall be deemed to have occurred immediately prior to the open of business on the Closing Date. No such terminated Intercompany Agreement will be of any further force or effect from and after the Closing, and all parties thereto will be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 1.9. For the avoidance of doubt, all Cash, Debt, Net Working Capital and Transaction

Exhibit B-1-5

Expenses with respect to any Intercompany Agreement that is not so terminated shall be taken into account for the determination of any purchase price adjustment under Section 1.04 of the Purchase Agreement. Each Party will take, or cause to be taken, all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 1.8(a) will not apply to any of the following Contracts (which Contracts will continue to be outstanding after the Closing and thereafter will be deemed to be, for the relevant Seller Entity or Business Subsidiary, as the case may be, an obligation to a third party and will no longer be an Intercompany Agreement):

(i) this Agreement and the License Agreement; and

(ii) to the extent required pursuant to the Purchase Agreement, any agreement by Seller to pay, reimburse or indemnify the Company pursuant to the terms and conditions of the Purchase Agreement.

Section 1.9 Settlement of Intercompany Accounts. Intercompany Accounts outstanding as of immediately prior to the Closing, if any, will be settled, capitalized, cancelled, assigned or assumed by the relevant Seller Entities and Business Subsidiaries immediately prior to the Closing (provided, that for purposes of any purchase price adjustment under Section 1.04 of the Purchase Agreement, all such settlements, capitalizations, cancellations, assignments or assumptions shall be deemed to have occurred immediately prior to the open of business on the Closing Date), in each case, in the manner agreed to by the Parties, and from and after the Closing, all parties thereto will be released from all Liabilities thereunder. With respect to any outstanding checks issued by Seller Entities or Business Subsidiaries prior to the Closing, such outstanding checks will be honored following the Closing by the entity owning the account on which the check is drawn. As between the Seller Entities and the Business Subsidiaries, all payments and reimbursements received after the Closing by either Party (or any of its Subsidiaries) in respect or in satisfaction of an Asset or Liability of the other Party (or any of its Subsidiaries), will be held by such Party (or its applicable Subsidiary) in trust for the use and benefit of the Party entitled thereto (or its applicable Subsidiary) and, as promptly as practicable or as otherwise agreed between the Parties, upon receipt by such Party (or its applicable Subsidiary) of any such payment or reimbursement, such Party will pay over, or will cause its applicable Subsidiary to pay over, to the other Party (or its applicable Subsidiary) the amount of such payment or reimbursement.

Section 1.10 Bulk Sales Laws. Each Party hereto hereby waives compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the transactions contemplated in this Agreement or any other Transaction Document.

Section 1.11 “AS IS,” “WHERE IS” TRANSFER. EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY HAS MADE OR HEREBY MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, ALL ASSETS CONTRIBUTED, TRANSFERRED, ASSIGNED, CONVEYED OR DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT ARE BEING CONTRIBUTED, TRANSFERRED, ASSIGNED, CONVEYED OR DELIVERED ON AN “AS IS,” “WHERE IS” BASIS.

Section 1.12 Foreign Transfer. At Purchaser’s request received by Seller in writing no later than forty-five (45) Business Days prior to the Closing Date (“Foreign Sale Notice”), Seller shall (i) prior to the Closing, cause the Company to form a direct wholly-owned Subsidiary of the Company (“SaleCo2”) organized in the form and jurisdiction specified by Purchaser in such Foreign Sale Notice (provided, that such jurisdiction must be Luxembourg, the Netherlands or the United Kingdom and such Subsidiary must be a “foreign eligible entity” as defined in Treasury Regulations Section 301.7701-3(b)), (ii) prior to the Closing, make or cause to be made an election under Treasury Regulations Section 301.7701-3(c) for SaleCo2 to be treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, effective as of the formation of

Exhibit B-1-6

SaleCo2, (iii) prior to the Closing, cause all right, title and interest in and to the equity interests (the “Foreign Equity Interests”) in such Business Subsidiaries specified by Purchaser in the Foreign Sale Notice to be distributed, sold, conveyed, assigned or otherwise transferred to Seller (to the extent not already held directly by Seller as of the date hereof) (the transfers contemplated pursuant to this clause (iii), collectively, the “Foreign Business Subsidiary Transfers”), (iv) at the Closing, pursuant to the Transfers, contribute, sell, convey, assign or otherwise transfer all of Seller’s right, title and interest in and to such Foreign Equity Interests to the Company, and (v) immediately after the Closing and prior to the Foreign Sale Closing, cause the Company to contribute, sell, convey or otherwise transfer all of the Company’s right, title and interest in and to such Foreign Equity Interests to SaleCo2 (the “SaleCo2 Contribution”); provided, that Purchaser may not specify any Business Subsidiary in the Foreign Sale Notice other than a Business Subsidiary that (A) is organized under the laws of a jurisdiction other than the United States or any political subdivision thereof and (B) is not a direct or indirect Subsidiary of a Non-Reorganization 338(h)(10) Subsidiary; provided further, that Seller shall not be required to take any of the foregoing actions if taking such action would reasonably be expected to result in a breach of applicable Law or materially impede or delay the consummation of the Sale; provided further, that in the event the immediately preceding proviso applies, Seller and Purchaser shall cooperate in good faith to determine an alternative manner or structure to effect the Foreign Business Subsidiary Transfers, the SaleCo2 Contribution and the Foreign Sale.

ARTICLE II

CLOSING

Section 2.1 Closing. Upon the terms and subject to the satisfaction or waiver of each of the conditions set forth in this Agreement, the closing of the Transfers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other place as Seller and the Company mutually agree, commencing at 10:00 a.m., local time, immediately prior to the closing of the Sale pursuant to the Purchase Agreement (the “Closing Date”). Notwithstanding anything to the contrary in this Agreement, the Parties may agree to effect any Transfer at any time prior to the Closing; provided, that no such Transfer prior to the Closing that could reasonably be expected to adversely affect (as compared to such Transfer occurring upon the Closing) the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions, shall be made without the prior written consent of Purchaser; provided, further, that if such adverse impact is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance.

Section 2.2 Deliveries at Closing.

(a) At the Closing (or prior to the Closing where indicated), Seller shall take all steps necessary in accordance with the terms of this Agreement to place the Company in possession or control of the Business and the Transferred Assets and execute (where applicable) and deliver the following, each of which is subject to the delivery of each other of the following deliveries:

(i) an executed copy of a bill of sale in substantially the form appended hereto as Exhibit A (the “Bill of Sale”);

(ii) an executed copy of a general assignment and assumption of Liabilities in substantially the form appended hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iii) an executed copy of an intellectual property assignment agreement in substantially the form appended hereto as Exhibit C (the “IP Assignment Agreement”);

(iv) executed copies of such other instruments and agreements as may be required to effect the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets, and the assumption of the Assumed Liabilities; and

Exhibit B-1-7

(v) a duly executed certificate of non-foreign status of Seller in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder substantially in the form attached hereto as Exhibit D.

(b) At the Closing, the Company shall execute (where applicable) and deliver:

(i) an executed copy of the Bill of Sale;

(ii) an executed copy of the Assignment and Assumption Agreement;

(iii) an executed copy of the IP Assignment Agreement;

(iv) executed copies of such other instruments and agreements as may be required to effect the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets, and the assumption of the Assumed Liabilities; and

(v) solely to the extent required by applicable Law, to Seller, a document executed by the Company and each Business Employee who is an Offered Employee, pursuant to which such Business Employee agrees (a) to be employed by the Company or an Affiliate thereof and (b) to the transfer of such Transferred Employee’s Assumed Employee Liabilities to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as otherwise set forth in the Disclosure Schedules (as defined in the Purchase Agreement) or (ii) as set forth in the SEC Documents (as defined in the Purchase Agreement) filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors” and any disclosures included in any “forward-looking statements” section or that are similarly cautionary, predictive or forward-looking in nature), Seller hereby represents and warrants to the Company as follows:

Section 3.1 Organization. Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authority and Enforceability. Seller has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.3 Rights and Obligations. Assuming receipt of any Consent that is required in connection with the consummation of the Reorganization Transactions, the Business Subsidiaries (after giving effect to the Reorganization Transactions (including the transactions contemplated by Section 1.7)) will have substantially the same rights and obligations (excluding the Excluded Assets and the Retained Liabilities) with respect to the Business immediately following the Closing as Seller and the Business Subsidiaries had immediately prior to the consummation of the Reorganization Transactions.

Exhibit B-1-8

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Seller as follows:

Section 4.1 Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority and Enforceability. The Company has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

ARTICLE V

COVENANTS

Section 5.1 Reasonable Best Efforts. Subject to the terms and conditions set forth herein (including Section 1.7) and in the Purchase Agreement, each of Seller and the Company will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective the Reorganization Transactions as soon as practicable and cause the conditions to the consummation of the Closing set forth in Article VI to be satisfied. Without limiting any other provision of this Agreement or the Purchase Agreement, each of Seller and the Company will cooperate with each other and use their respective reasonable best efforts, prior to the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain or deliver all Consents of all Governmental Authorities and Third Parties that may be or become necessary, proper or advisable for the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets; provided, that neither Seller nor the Company shall be required to pay any consent or other similar fee to obtain the Consent of any Person under any Contract.

Section 5.2 Further Actions; Post-Closing Cooperation; Transition Services.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of Seller and the Company shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement or to otherwise effect the Reorganization Transactions.

(b) Following the Closing, each Party will, and will cause its Subsidiaries to, use reasonable best efforts (subject to, and in accordance with applicable Law) to deliver to the other Party copies of any mail, packages or other communications relating to the businesses of the other Party received by it or any of its Subsidiaries. Without limiting the generality of the foregoing, where the cooperation of Third Parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party will use reasonable best efforts to cause such Third Parties to provide such cooperation.

Exhibit B-1-9

(c) If Seller or the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or a substantial portion of its properties and assets to any Person, or (iii) is dissolved, then, in each case, Seller or the Company, as applicable, shall make proper provision, as a condition precedent to any such transaction, so that its successors and assigns or transferees, as applicable, shall expressly assume all of its obligations under this Agreement.

(d) In the event that either Seller or Purchaser identifies any services provided by Seller to the Business in the six (6) months prior to the Closing Date, or provided by the Business to Seller in the six (6) months prior to the Closing Date, in each case that are necessary for the operation of the business of Seller or the Business, as applicable, following the Closing Date in substantially the same manner as such business was conducted during the six (6) months prior to the Closing Date (any such service, a “Transition Service” and collectively, the “Transition Services”), upon the request of Seller or Purchaser, Seller and Purchaser shall use commercially reasonable efforts to negotiate and agree on the terms of a customary transition services agreement to be effective upon the Closing pursuant to which such Transition Services will be provided.

Section 5.3 Employees.

(a) Seller and the Company shall take all steps necessary to cause the Business Employees to become employed by the Company or one of its Affiliates effective immediately upon the Closing, without any action required by any such Business Employee. To the extent an offer of employment is required to be made to a Business Employee (each, an “Offered Employee”) under applicable Law or as a result of any Business Employee having an existing employment agreement with Seller pursuant to the immediately preceding sentence or Section 1.1 for the transfer of employment of such Business Employee to be effective upon the Closing, not less than ten (10) days prior to the Closing, the Company (or another Business Subsidiary) shall make an offer of employment to each such Business Employee for such transfer of employment to be effective upon the Closing (each (i) Offered Employee who accepts the Company’s offer of employment and commences employment with the Company or another Business Subsidiary upon the Closing and (ii) other Business Employee whose employment is transferred to the Company upon the Closing, a “Transferred Employee”).

(b) Subject and in addition to the requirements of any applicable Law relating to employees’ acquired rights, the Company’s offer of employment to each Offered Employee shall be for, and the Company shall or shall cause its Affiliates to provide to each of the Transferred Employees upon the Closing, the same (i) position, title, duties and other terms and conditions of employment in effect for such Transferred Employee immediately prior to the Closing; (ii) base salary or base wage rate in effect for such Transferred Employee immediately prior to the Closing; and (iii) employee benefits in effect for such Transferred Employee immediately prior to the Closing.

(c) If any Offered Employee does not accept the offer of employment from the Company or one of its Affiliates and does not resign his or her employment with Seller, such Offered Employee, to the extent permissible under applicable Law, shall be deemed to have resigned his or her employment with Seller effective as of the Closing or such earliest date thereafter as may be required or allowed by Law, and Seller shall terminate or cause to be terminated the employment of such Offered Employee so as to take effect upon the Closing, in accordance with all applicable Laws, or in such cases that Seller is prohibited by applicable Law to terminate or cause to be terminated any such Offered Employee’s employment as of the Closing, Seller shall terminate or cause to be terminated any such Offered Employee’s employment so as to take effect as of the first possible date following the Closing, in accordance with the requirements of applicable Law. Seller shall cooperate with, and use reasonable best efforts to assist, the Company in its efforts to secure employment arrangements satisfactory to the Company with the Offered Employees. As applied to the Transferred Employees’ employment with any Business Subsidiary following the Closing, Seller shall not enforce against any Transferred Employee (or any Business Subsidiary) any confidentiality (but only to the extent an alleged breach of confidentiality is related to the Business) or any customer or client non-solicitation or non-compete obligations to the extent related to the

Exhibit B-1-10

Business; provided, however, that any employee non-solicitation covenant applicable to any Transferred Employees that prohibits such Transferred Employee from soliciting employees of Seller or its Affiliates who are not Business Employees shall remain in place pursuant to its terms.

(d) The Company shall adopt the “alternate procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate) as described in Revenue Procedure 2004-53 (or any similar procedure under applicable state, local or foreign Law) with respect to the Transferred Employees for the calendar year in which the Closing occurs.

(e) Seller shall, at its own expense, give all notices and other information required to be given by Seller to the Transferred Employees, any Employee Representative, and any applicable Governmental Authority and comply with any obligation to consult with any Business Employees or Employee Representative under the WARN Act, the National Labor Relations Act, the Code, COBRA and other applicable Laws in connection with the execution of this Agreement or any other Transaction Document or the consummation of the Transfers and their impact on any Business Employee.

Section 5.4 Immigration Matters. The Company will, or will cause one or more of its Subsidiaries to, serve as a sponsoring employer for U.S. immigration purposes with respect to the Transferred Employees, and the Company will, or will cause one or more of its Subsidiaries to, assume all immigration-related Liabilities that have arisen or will hereafter arise in connection with the submission of petitions to the United States Citizenship and Immigration Service requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of Transferred Employees. The Company will, or will cause one or more of its Subsidiaries to, apply for such visas as soon as practicable following the Closing Date if required. The Parties intend that the Company and its Subsidiaries (by agreeing to hire the Transferred Employees, and/or agreeing, as a sponsoring employer, to assume the immigration-related Liabilities described in this Section 5.4) will be considered the successor-in-interest to the Business for U.S. immigration purposes. A correct and complete list of each Transferred Employee whose transfer of employment to the Company may require submission of a petition pursuant to this Section 5.4 as of the date hereof has been provided to Purchaser.

Section 5.5 Tax Matters.

(a) Tax Indemnification.

(i) Effective as of and after the Closing Date, Seller shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Company and each of its Affiliates (collectively, the “Company Tax Indemnified Parties”) from and against, without duplication, (i) any Excluded Tax Liability; (ii) any Taxes for which Seller is responsible pursuant to Section 5.5(b) or Section 4.09(i) of the Purchase Agreement; (iii) any Taxes arising out of or resulting from any breach by Seller, or by the Company prior to the closing of the Sale, of any provision of this Agreement or any provision of Section 4.16 of the Purchase Agreement (Tax Matters); and (iv) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in the foregoing clauses (i) through (iii).

(ii) Effective as of and after the Closing Date, the Company shall pay or cause to be paid, and shall indemnify, defend and hold harmless Seller and each of its Affiliates (collectively, the “Seller Tax Indemnified Parties”) from and against, without duplication, (i) any Assumed Tax Liability; (ii) any Taxes for which the Company is responsible pursuant to Section 1.7(c) or Section 5.5(b)(ii); (iii) any Taxes arising out of or resulting from any breach by Purchaser, or the Company following the closing of the Sale, of any provision of this Agreement or any provision of Section 4.16 of the Purchase Agreement (Tax Matters); and (iv) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in the foregoing clauses (i) through (iii).

(b) Transfer Taxes; Foreign Sale Restructuring Taxes. Notwithstanding anything herein to the contrary,

Exhibit B-1-11

(i) Seller shall be responsible for, and shall timely pay or cause to be timely paid, all Transfer Taxes arising out of or incurred in connection with the Reorganization Transactions (other than any such Transfer Taxes that are Foreign Sale Restructuring Taxes, which shall be governed by Section 5.5(b)(ii)) and shall prepare and timely file, or cause to be prepared and timely filed, all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes.

(ii) Seller and the Company shall each be responsible for fifty percent (50%) of all Foreign Sale Restructuring Taxes. With respect to any Foreign Sale Restructuring Taxes that are Transfer Taxes, Seller and the Company shall cooperate to (x) timely pay or cause to be timely paid such Transfer Taxes and (y) prepare and timely file, or cause to be prepared and timely filed, all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes.

(c) [Intentionally Omitted].

(d) Tax Returns.

(i) Following the Closing Date, the Company shall prepare or shall cause to be prepared (A) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Business Subsidiaries), on the one hand, and any of the Business Subsidiaries (or any former Subsidiaries of Seller), on the other hand (a “Combined Tax Return”), and (B) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Business Subsidiaries for any taxable period (a “Company Separate Tax Return”). All Combined Tax Returns and all Company Separate Tax Returns, in each case, to the extent relating to the Seller Entities, the Excluded Assets, the Retained Liabilities, the Retained Business and/or the Excluded Tax Liabilities shall be prepared in a manner consistent with past practices of Seller or its relevant Subsidiary, as and where applicable, except to the extent otherwise required by applicable Law. The Company shall deliver to Seller a draft copy of each Company Separate Tax Return that reflects any Taxes for which Seller is responsible under this Agreement (a “Mixed Company Separate Tax Return”) and each Combined Tax Return at least thirty (30) days prior to the due date therefor (taking into account any extensions). The Company shall (and shall cause its Affiliates to) revise each such Combined Tax Return and Mixed Company Separate Tax Return to reflect any reasonable comments requested by Seller, provided such comments relate to Taxes for which Seller is responsible under this Agreement and are received from Seller not later than fifteen (15) days before the due date for such Tax Return (taking into account any extensions for filing such Tax Return); provided, however, that the Company shall not be required to (or to cause its Affiliates to) revise any such Tax Return if such revision would or would reasonably be expected to, (x) result in an increase in the amount of Taxes for which the Company is responsible pursuant to this Agreement or the Tax Liability of Purchaser or any of its Affiliates or (y) reflect a position for which there is not “substantial authority” within the meaning of Treasury Regulations Section 1.6662-4(d) (or any similar provision or standard under any applicable state, local or foreign Tax Law).

(1) The Company shall deliver, or cause to be delivered, to Seller a finalized version of each Combined Tax Return and each Company Separate Tax Return that is required by applicable Law to be filed by Seller or any of its Affiliates at least five (5) Business Days prior to the due date for filing such Tax Return (taking into account extensions), together with payment for any Taxes shown to be due on such Tax Return that are the responsibility of the Company under this Agreement, and Seller shall timely file or cause to be timely filed each such Tax Return and timely pay or cause to be paid all Taxes shown as due on such Tax Return.

(2) The Company shall timely file or cause to be timely filed any Combined Tax Return and any Mixed Company Separate Tax Return that is required by applicable Law to be filed by the Company or any of its Affiliates (taking into account extensions), and shall provide Seller with a finalized copy thereof promptly after such Combined Tax Return or Mixed Company Separate Tax Return is filed. At least five (5) Business Days prior to the due date for filing any such Tax Return (taking into account extensions), Seller shall pay to the Company the amount of any Taxes

Exhibit B-1-12

shown to be due on such Tax Return that are the responsibility of Seller under this Agreement, and the Company shall timely pay or cause to be paid all Taxes shown as due on such Tax Return.

(3) Seller shall not, and shall not permit any of its Affiliates to, amend or revoke any Combined Tax Return or any Company Separate Tax Return (or any notification or election relating thereto) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such amendments or revocations relate exclusively to Taxes for which Seller is responsible under this Agreement. At the Company’s request, Seller shall (or shall cause its Affiliates to) amend or revoke any Combined Tax Return or any Company Separate Tax Return (or any notification or election relating thereto) as directed by the Company, but only if such Tax Return is permitted to be amended or revoked by Seller or its Affiliates under applicable Law; provided, that, except to the extent such amendments or revocations relate exclusively to Taxes for which the Company is responsible under this Agreement, Seller consents to such amendment or revocation (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not, and shall not permit any of its Affiliates to, amend or revoke any Combined Tax Return or any Mixed Company Separate Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such amendments or revocations relate exclusively to Taxes for which the Company is responsible under this Agreement.

(ii) Except for any Tax Return required to be prepared (or caused to be prepared) by the Company pursuant to Section 5.5(d)(i), Seller shall prepare or shall cause to be prepared all Tax Returns required to be filed by any of the Seller Entities (a “Seller Separate Tax Return”). All Seller Separate Tax Returns, to the extent relating to the Business Subsidiaries, the Transferred Assets, the Assumed Liabilities, the Business and/or the Assumed Tax Liabilities shall be prepared in a manner consistent with past practices of Seller or its relevant Subsidiary, as and where applicable, except to the extent otherwise required by applicable Law. Seller shall deliver to the Company a draft copy of each Seller Separate Tax Return that reflects any Taxes for which the Company is responsible under this Agreement (a “Mixed Seller Separate Tax Return”) at least thirty (30) days prior to the due date therefor (taking into account any extensions for filing such Tax Return). Seller shall (and shall cause its Affiliates to) revise each such Mixed Seller Separate Tax Return to reflect any reasonable comments requested by the Company, provided such comments relate to Taxes for which the Company is responsible under this Agreement and are received from the Company not later than fifteen (15) days before the due date for such Tax Return (taking into account any extensions for filing such Tax Return); provided, however, that Seller shall not be required to (or to cause its Affiliates to) revise any such Tax Return if such revision would or would reasonably be expected to, (x) result in an increase in the amount of Taxes for which Seller is responsible pursuant to this Agreement or (y) reflect a position for which there is not “substantial authority” within the meaning of Treasury Regulations Section 1.6662-4(d) (or any similar provision or standard under any applicable state, local or foreign Tax Law).

(1) Seller shall timely file or cause to be timely filed any Mixed Seller Separate Tax Return (taking into account extensions), and shall provide the Company with a finalized copy thereof promptly after such Mixed Seller Separate Tax Return is filed. At least five (5) Business Days prior to the due date for filing any such Tax Return (taking into account extensions), the Company shall pay to Seller the amount of any Taxes shown to be due on such Tax Return that are the responsibility of the Company under this Agreement and Seller shall timely pay or cause to be paid all Taxes shown as due on such Tax Return.

(2) Seller shall not, and shall not permit any of its Affiliates to, amend or revoke any Mixed Seller Separate Tax Return (or any notification or election relating thereto) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such amendments or revocations relate exclusively to Taxes for which Seller is responsible under this Agreement. At the Company’s request, Seller shall (or shall

Exhibit B-1-13

cause its Affiliates to) amend or revoke any Mixed Seller Separate Tax Return (or any notification or election relating thereto) as directed by the Company, but only if such Tax Return is permitted to be amended or revoked by Seller or its Affiliates under applicable Law; provided, that, except to the extent such amendments or revocations relate exclusively to Taxes for which the Company is responsible under this Agreement, Seller consents to such amendment or revocation (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Tax Refunds, Tax Benefits and Tax Assets.

(i) Except as otherwise provided in this Section 5.5(e), (x) Seller shall be entitled to any Refund of Taxes for which Seller is responsible pursuant to this Agreement and (y) the Company shall be entitled to any Refund of Taxes for which the Company is responsible pursuant to this Agreement. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount of the Refund to which such other Party is entitled within fifteen (15) days after the receipt of the Refund. To the extent that a Party realizes a Refund by applying or causing to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Governmental Authority requires such application in lieu of a refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 5.5(e)(i), such Party shall pay such amount to the other Party within fifteen (15) days of filing the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(ii) In the event that, as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to a Tax Item attributable to Taxes for which one Party is responsible under this Agreement, the other Party (the “Benefited Party”) or any of its Affiliates Actually Realizes a Tax Benefit with respect to Taxes for which such Benefited Party is responsible under this Agreement, then the Benefited Party shall pay to the other Party the amount of such Tax Benefit within fifteen (15) days after such Tax Benefit is Actually Realized. To the extent that any such Tax Benefit is reflected on a Tax Return for which the Benefited Party has filing responsibility pursuant to Section 5.5(d), the Benefited Party shall, or shall cause its relevant Affiliate to, claim any Tax Benefit to which it may be entitled as a result of any such audit adjustment (or adjustment in any other Tax Proceeding).

(iii) To the extent that any Seller Tax Asset is utilized to reduce Taxes for which the Company is responsible pursuant to this Agreement or as a result of which the Company or any of its Affiliates otherwise Actually Realizes a Tax Benefit, the Company shall pay to Seller the amount of such reduction in Taxes or Tax Benefit within fifteen (15) days after such Tax Benefit is Actually Realized; provided, that the Company shall not be required to make any payments to the Seller in respect of any such utilization of any such Seller Tax Asset to the extent that the amount of such utilized Seller Tax Asset, together with the aggregate amount of all Seller Tax Assets previously utilized by the Company to reduce Taxes for which the Company is responsible pursuant to this Agreement, is less than or equal to the aggregate amount of all Company Tax Assets utilized to offset any income or gain required to be recognized by any of the Seller Entities as a result of the Sale, the Foreign Sale, the Transfers, the Foreign Business Subsidiary Transfers or the SaleCo2 Contribution. To the extent that any Company Tax Asset is utilized to reduce Taxes for which Seller is responsible pursuant to this Agreement or as a result of which Seller or any of its Affiliates otherwise Actually Realizes a Tax Benefit, Seller shall pay to the Company the amount of such reduction in Taxes or other Tax Benefit within fifteen (15) days after such Tax Benefit is Actually Realized; provided, that, notwithstanding anything to the contrary in this Section 5.5, any Tax Asset of any Seller Entity or of any Business Subsidiary existing as of immediately prior to the closing of the Sale shall first be utilized to offset any income or gain required to be recognized by any of the Seller Entities as a result of the Sale, the Foreign Sale, the Transfers, the Foreign Business Subsidiary Transfers or the SaleCo2 Contribution, and Seller shall not be required pursuant to this Section 5.5(e) to make any payments to the Company in respect of any such utilization of any such Tax Assets.

Exhibit B-1-14

(iv) If any Refund, Tax Benefit or Tax Asset in respect of which a Party made a payment to the other Party pursuant to this Section 5.5(e) is subsequently disallowed or reduced, such other Party shall promptly repay the amount of such Refund, Tax Benefit or Tax Asset received, to the extent disallowed or reduced, to the Party that made such payment, together with any interest, penalties or other charges imposed thereon by the applicable Governmental Authority.

(f) Timing of Payments. Except to the extent otherwise provided in this Section 5.5, any indemnity payment required to be made pursuant to this Section 5.5 shall be made within thirty (30) days after the indemnified Person gives notice to the indemnifying Party in accordance with the procedures set forth in Section 7.4(a).

(g) Cooperation in Tax Matters.

(i) In connection with the preparation of any Tax Return pursuant to Section 5.5(d)(i), Seller shall assist and cooperate with the Company by preparing and providing to the Company pro forma Tax Returns for the Seller Entities in respect of the Excluded Assets, Retained Liabilities and/or the Retained Business, as appropriate, and any related supporting documentation, statements and workpapers. Any such pro forma Tax Returns shall be prepared in accordance with past practices, accounting methods, elections and conventions of Seller or its applicable Subsidiary, unless otherwise required by Law. At its option, the Company may engage an accounting firm of its choice to review any such pro forma Tax Return and any supporting documentation, statements and workpapers submitted to the Company.

(ii) The Parties agree to furnish or cause to be furnished to one another, as promptly as practicable, information in the possession of such Party or its Affiliates that is reasonably requested by such other Party in order to (A) prepare and file Tax Returns, (B) determine liabilities for Taxes or any indemnification obligation under this Section 5.5 or any right to a Refund or other Tax Benefits, (C) make any Tax election or (D) prepare for and respond to any Tax Proceeding. Such cooperation and information shall include providing reasonably requested powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Governmental Authorities and relevant records concerning ownership and Tax basis of property and other information, which any such party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Each Party shall, and shall cause its Affiliates to, retain all Tax Returns, schedules and work papers and all material records and other documents that could reasonably be expected to be requested pursuant to this Section 5.5(g) until the later of (x) the expiration of the applicable statute of limitations (taking into account any extensions) under applicable Law for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date for such Tax Returns.

(h) Tax Proceedings.

(i) In the event that any Party (the “Informed Party”) or any of its Affiliates receives notice of any Tax Proceeding that could give rise to an indemnification obligation of the other Party under this Section 5.5 or could otherwise result in Tax liability for such other Party or its Affiliates, the Informed Party shall provide prompt written notice to the other Party of such Tax Proceeding (but in all events no later than ten (10) days following receipt of such notice); provided, that failure by the Informed Party to so promptly notify the other Party shall not reduce such other Party’s indemnification obligation hereunder, except to the extent such other Party’s ability to defend against such Tax Proceeding is actually and materially prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the Governmental Authority or other party instituting such Tax Proceeding and shall specify in reasonable detail the basis for such Tax Proceeding if not readily apparent from such correspondence.

Exhibit B-1-15

(ii) In the case of any Tax Proceeding with respect to any Combined Tax Return, any Company Separate Tax Return or any Seller Separate Tax Return, the Controlling Party shall have the exclusive right to conduct such Tax Proceeding; provided, however, that to the extent such Tax Proceeding could reasonably be expected to materially affect the amount of Taxes for which the Non-Controlling Party is responsible under this Agreement, the Controlling Party shall, and shall cause its Affiliates to, (A) provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (C) consult with the Non-Controlling Party with respect to any written materials prepared or furnished in connection with such Tax Proceeding and, in the case of clauses (B) and (C), (1) offer the Non-Controlling Party an opportunity to comment before taking such action or submitting such materials and (2) take into account any such comments in good faith in taking such action or in preparing and furnishing such materials, (D) defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (E) not settle, compromise or abandon any portion of such Tax Proceeding exclusively relating to Taxes for which the Non-Controlling Party may be responsible without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Agreement, “Controlling Party” shall mean Seller if the Seller Tax Indemnified Parties are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or the Company if the Company Tax Indemnified Parties are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding (in each case taking into account the indemnification obligations arising under this Section 5.5); and “Non-Controlling Party” means whichever of Seller or the Company is not the Controlling Party with respect to such Tax Proceeding, as the case may be. Notwithstanding anything to the contrary in this Section 5.5(h)(ii), if in the case of any Combined Tax Return, Mixed Company Separate Tax Return or Mixed Seller Separate Tax Return, there would be different Controlling Parties with respect to two or more issues in such Tax Proceeding if such issues were treated as separate Tax Proceedings for purposes of this Section 5.5(h)(ii), each such issue shall be treated as a separate Tax Proceeding for purposes of this Section 5.5(h)(ii) to the extent permitted by Law; provided, however, that if such treatment is not permitted by Law or is otherwise impracticable, the “Controlling Party” shall mean the Company if such Tax Proceeding relates to a Combined Tax Return or a Company Separate Tax Return, and Seller if such Tax Proceeding relates to a Seller Separate Tax Return.

(i) Company Purchase Price Allocation.

(i) The Parties agree to allocate, and, as applicable, to cause their applicable Affiliates to allocate, (x) the Foreign Sale Purchase Price (as determined under Section 1.06 of the Purchase Agreement) to the Foreign Equity Interests and (y) the Company Purchase Price, among the assets of the Section 338(h)(10) Subsidiaries (other than the Company) and any other relevant assets acquired (or deemed acquired by the Company for U.S. federal income tax purposes pursuant to this Agreement) (other than the Foreign Equity Interests) in accordance with the Company Purchase Price Allocation, as determined under Section 4.16(a) of the Purchase Agreement, in each case, which shall be conclusive and binding on the parties. It is agreed and understood that the Parties shall adjust the Company Purchase Price Allocation in accordance with any adjustment to the same made pursuant to Section 4.16(a) of the Purchase Agreement.

(ii) Each of the Company and Seller shall timely file IRS Form 8594 and all U.S. federal, state, local and foreign Tax Returns in accordance with the Company Purchase Price Allocation. The Company Purchase Price Allocation, as determined under Section 4.16(a) of the Purchase Agreement, shall be used in preparing IRS Form 8883 (and any similar forms under applicable state and local Law). Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), the Company, Seller and their respective Affiliates shall not take any Tax position that is inconsistent with the

Exhibit B-1-16

Company Purchase Price Allocation on any Tax Return (including any of the Reorganization 338(h)(10) Forms), in any Tax Proceeding or otherwise.

(j) Reorganization 338(h)(10) Elections. At Purchaser’s request, the Company and Seller shall (or shall cause their relevant Affiliates to) make and timely file joint elections under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Law) with respect to the Section 338(h)(10) Subsidiaries (other than the Company) (the “Reorganization 338(h)(10) Elections” and all forms, attachments and schedules necessary to effectuate the Reorganization 338(h)(10) Elections, including IRS Form 8023, IRS Form 8883 and any similar forms under applicable state and local Law, collectively, the “Reorganization 338(h)(10) Forms”). For the avoidance of doubt, the Reorganization 338(h)(10) Elections shall be made with respect to the same Section 338(h)(10) Subsidiaries (other than the Company) with respect to which the Company Section 338(h)(10) Elections are made pursuant to the Purchase Agreement. All Reorganization 338(h)(10) Elections, Reorganization 338(h)(10) Forms and any related forms, Tax Returns, elections, schedules and other documents shall be consistent with the Company Section 338(h)(10) Elections, the Company Section 338(h)(10) Forms, the Company Purchase Price Allocation as determined under Section 4.16(a) of the Purchase Agreement and any other forms, Tax Returns, elections, schedules and other documents prepared pursuant to Section 4.16(b) of the Purchase Agreement. The rights and obligations of Seller and Purchaser set forth in Section 4.16(b) of the Purchase Agreement with respect to the Company Section 338(h)(10) Elections shall apply mutatis mutandis to Seller and the Company, respectively, with respect to the Reorganization 338(h)(10) Elections.

(k) Other Elections. At Purchaser’s election, the Company shall make or cause its Affiliates to make (and nothing in this Agreement shall prohibit the Company from so making or causing to be made) an election under Section 338(g) of the Code with respect to the acquisition or deemed acquisition by the Company pursuant to this Agreement of any Eligible Foreign Business Subsidiary. Except for (x) the Reorganization 338(h)(10) Elections, (y) the Company Section 338(h)(10) Elections and (z) the elections under Section 338(g) of the Code described in the immediately preceding sentence, the Company shall not, and shall cause its Affiliates not to, make any election under Section 338 of the Code, or any comparable provision of state, local or foreign Law, with respect to any of the Business Subsidiaries without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(l) Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, indemnification and other payments in respect of Taxes and the procedures relating thereto shall be governed exclusively by this Section 5.5 and the provisions of Article VII (other than Section 7.4(a), Section 7.4(g) and Section 7.6) shall not apply. The indemnification and other payment obligations contained in this Section 5.5 shall survive the Closing Date until sixty (60) days following the expiration of the applicable statute of limitations; provided that if written notice of a claim has been given to the indemnifying Party in good faith prior to the end of this period, then the indemnification obligations with respect to such claim shall survive until such claim is finally resolved. If the Foreign Sale occurs, SaleCo2 shall be responsible for any indemnification or other payment obligation of the Company pursuant to this Section 5.5 or Article VII to the extent relating to any of the Business Subsidiaries transferred to SaleCo2 pursuant to the SaleCo2 Contribution (for the avoidance of doubt, nothing in this sentence shall relieve the Company of any of its obligations under this Agreement).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Closing. The respective obligations of each Party to consummate the Closing are subject to the prior or substantially concurrent satisfaction or waiver of each of the conditions to the closing of the Sale set forth in Article V of the Purchase Agreement (other than the condition set forth in Section 5.01(d) of the Purchase Agreement and conditions that, by their terms, cannot be satisfied until the closing of the Sale, which conditions the Parties are reasonably satisfied will be satisfied or waived at the closing of the Sale).

Exhibit B-1-17

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

Section 7.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 7.1(c), Section 7.1(e) and Section 7.1(g), or with respect to claims arising from fraud, effective as of the Closing, the Company does hereby, on behalf of itself and each Business Subsidiary, release and forever discharge each Seller Indemnitee, from all Liabilities whatsoever to any Business Subsidiary, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing, including in connection with the Transactions.

(b) Except as provided in Section 7.1(c), Section 7.1(e) and Section 7.1(g), effective as of the Closing, Seller does hereby, for itself and each other Seller Entity, release and forever discharge each Company Indemnitee from all Liabilities whatsoever to any Seller Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing, including in connection with the Transactions.

(c) Nothing contained in Section 7.1(a) or Section 7.1(b) will impair any right of any Person to enforce this Agreement or any Contracts that are specified in, or contemplated to continue pursuant to this Agreement. Without limiting the foregoing, nothing contained in Section 7.1(a) or Section 7.1(b) will release any Person from:

(i) any Liability assumed by such Person in accordance with, or any other Liability of such Person under, this Agreement or any other Transaction Document;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement for claims brought by third Persons, which Liability will be governed by the provisions of this Article VII;

(iii) any right or obligation that such Person may have pursuant to Section 5.5;

(iv) any unpaid accounts payable or receivable (to the extent not settled pursuant to the terms of this Agreement) arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any Seller Entity from any Business Subsidiary, or by any Business Subsidiary from any Seller Entity, to the extent that such unpaid accounts payable or receivable are taken into account in the determination of Net Working Capital; or

(v) any Liability, the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any of their Subsidiaries to bring suit, against any Indemnitee with respect to such Liability.

(d) The Company will not make, and will not permit any other Business Subsidiary to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Seller Indemnitee with respect to any Liabilities released pursuant to Section 7.1(a). Seller will not make, and will not permit any Seller Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Company Indemnitee with respect to any Liabilities released pursuant to Section 7.1(b).

Exhibit B-1-18

(e) Nothing contained in Section 7.1(a) or Section 7.1(b) will release or discharge the Seller Entities from any Liability arising out of any Action brought by securityholders of Seller against Seller and/or its officers and/or directors (including on a derivative basis) relating to the Transactions or otherwise.

(f) The Parties intend Section 7.1(a) and Section 7.1(b) to establish mutual and general releases, subject to the terms hereof. The releases thereunder include, to the maximum extent permitted by Law, and subject to the terms hereof, unknown claims and Liabilities. Each Party hereto hereby acknowledges that it has read and is familiar with California Civil Code Section 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Subject to the terms of Section 7.1(a) and Section 7.1(b), each of the Parties does hereby expressly waive and relinquish all rights and benefits which it has or may have under California Civil Code Section 1542 (or any similar Law of any other country, state, territory or jurisdiction) to the fullest extent that it may lawfully waive such rights and benefits. In connection with the waiver and relinquishment set forth in this Section 7.1(f), each of the Parties acknowledges that it may hereafter discover facts in addition to and/or different from those now known or believed to be true, but that notwithstanding that fact, it is their respective intention hereby to fully, finally and forever release all of the claims and Liabilities released herein, known or unknown, suspected or unsuspected, which now exist, may in the future exist or heretofore have existed between each respective Party, on the one hand, and those Parties and Persons granted releases by it, on the other hand, and that in furtherance of such intention, the releases given herein will be and remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different facts.

(g) Nothing contained in Section 7.1(a) or Section 7.1(b) will release any Seller Entity from honoring its obligations to indemnify, whether pursuant to a Seller Entity’s certificate of incorporation, bylaws, similar organization document or any indemnification agreement, each person who is or was a director, officer or employee of any Business Subsidiary prior to the Closing with respect to matters arising prior to the Closing; it being understood that (other than with respect to indemnification obligations to any such person in their capacity as a director, officer or employee of Seller, which are expressly agreed to be Retained Liabilities) such Seller Entity’s indemnification obligations will be secondary to Purchaser’s and the Company’s obligations as and to the extent provided pursuant to Section 4.08 of the Purchase Agreement, other than with respect to acts or omissions arising out of the Excluded Assets or the Retained Liabilities. To the extent the underlying Liability giving rise to such indemnification obligation is not an Excluded Asset or a Retained Liability, the Company shall indemnify Seller for such Liability (including Seller’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII. To the extent the underlying Liability giving rise to such indemnification obligation is an Excluded Asset or a Retained Liability (or is an indemnification obligation to any such person in their capacity as a director, officer or employee of Seller), Seller shall indemnify the Company for such Liability (including their costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.

Section 7.2 Indemnification by the Company. The Company will indemnify, defend and hold harmless, the Seller Indemnitees from and against all Losses of the Seller Indemnitees to the extent relating to, arising out of or resulting from any of the following (without duplication):

(a) any Transferred Asset or Assumed Liability, including the failure of the Company or any other Business Subsidiary to satisfy, pay, perform and discharge when due any Assumed Liabilities in accordance with their respective terms, whether prior to, at or after the Closing; and

(b) any breach by the Company following the Closing of any provision of this Agreement,

Exhibit B-1-19

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Closing Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Closing Date.

Section 7.3 Indemnification by Seller. Seller will indemnify, defend and hold harmless the Company Indemnitees from and against all Losses of the Company Indemnitees to the extent relating to, arising out of or resulting from any of the following (without duplication):

(a) any Excluded Asset or Retained Liability, including the failure of Seller or any other Person to satisfy, pay, perform and discharge when due any Retained Liabilities in accordance with their respective terms, whether prior to, at or after the Closing; and

(b) any breach by Seller of any provision of this Agreement, or any breach by the Company prior to the Closing of any provision of this Agreement,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Closing Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Closing Date.

Section 7.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given, or would reasonably be expected to give, rise to a right of indemnification under this Agreement (other than a Third-Party Claim which is governed by Section 7.4(b)) to the Party that is or may be required pursuant to this Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within thirty (30) days) after making such a determination. Such notice will state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party will have been prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Third Party (a “Third-Party Claim”) as to which such Indemnitee is, or reasonably expects to be, entitled to indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of notice of the Third-Party Claim; provided, that the failure to provide notice of any such Third-Party Claim will not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party will have been prejudiced as a result of such failure.

(c) An Indemnifying Party will be entitled (but will not be required) to control the defense, compromise and settlement of any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article VII) to the applicable Indemnitee within thirty (30) days after the receipt of notice from such Indemnitee of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period will be deemed to be an election by the Indemnifying Party not to control the defense,

Exhibit B-1-20

compromise and settlement of such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to control the defense, compromise and settlement of a Third-Party Claim, such Indemnitee will have the right to employ separate counsel and to participate in (but not control) the defense, compromise and settlement thereof, at its own expense and, in any event, will reasonably cooperate with the Indemnifying Party in such defense, compromise and settlement and use its reasonable best efforts to make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, that the Indemnitee shall not be required to disclose any information if such disclosure would be reasonably likely to: (w) contain information that in the reasonable, good faith judgment of the Indemnitee is competitively sensitive; (x) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (y) contravene any applicable Laws, fiduciary duty or Contract to which any Indemnitee is a party; or (z) expose the Indemnitee to risk of liability for disclosure of sensitive or personal information; provided, that, in any such case, the Indemnitee shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable.

(d) Notwithstanding anything to the contrary in this Section 7.4, in the event that (i) an Indemnifying Party elects not to control the defense, compromise and settlement of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks a Governmental Order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee will be entitled to control the defense, compromise and settlement of such Third-Party Claim, at the Indemnifying Party’s expense, with one (1) counsel (and any applicable local counsel) of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party will reasonably cooperate with the Indemnitee in such defense and use its reasonable best efforts to make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, that the Indemnifying Party shall not be required to disclose any information if such disclosure would be reasonably likely to: (w) contain information that in the reasonable, good faith judgment of the Indemnifying Party is competitively sensitive; (x) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (y) contravene any applicable Laws, fiduciary duty or Contract to which the Indemnifying Party is a party; or (z) expose the Indemnifying Party to risk of liability for disclosure of sensitive or personal information; provided, that, in any such case, the Indemnifying Party shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable.

(e) Unless the Indemnifying Party has failed to control the defense, compromise and settlement of the Third-Party Claim in accordance with the terms of this Agreement and subject to Section 7.4(f), no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to control the defense, compromise and settlement of the Third-Party Claim, the Indemnitee shall have the right to contest, settle or otherwise dispose of any such Third Party Claim, but will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.

(f) In the case of a Third-Party Claim, no Indemnifying Party will consent to entry of any judgment or enter into any compromise or settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other adverse Governmental Order or non-

Exhibit B-1-21

monetary relief, or monetary relief for which the Indemnitee is not fully indemnified by the Indemnifying Party, to be entered, directly or indirectly, against any Indemnitee, does not unconditionally release the Indemnitee from all Liabilities with respect to such Third-Party Claim or includes an admission of guilt, wrongdoing or misconduct on behalf of the Indemnitee.

(g) Absent fraud by an Indemnifying Party, and other than as provided in Section 10.8, the indemnification provisions of Section 5.5 and this Article VII will be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes all rights, claims or remedies such Person may have with respect to the foregoing other than under Section 5.5 and this Article VII against any Indemnifying Party.

Section 7.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article VII (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made.

Section 7.6 Adjustments for Tax Purposes. Each of Seller and the Company agree to treat, and cause their respective Affiliates to treat, for all applicable Tax purposes, the receipt of any indemnification payment from the other Party made pursuant to this Agreement as an adjustment to the purchase price, unless otherwise required by Law.

Section 7.7 No Right to Set-Off. No Party hereto shall have any right to set off any Losses under this Article VII against any payments to be made by such Party pursuant to this Agreement or any other agreement between the Parties hereto.

Section 7.8 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article VII will survive the Closing indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and will survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 7.9 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO ANY INDEMNITEE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (OTHER THAN, IN EACH CASE, IF SUCH DAMAGES ARE AWARDED TO THIRD PARTIES IN CONNECTION WITH A THIRD-PARTY CLAIM), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VIII

[RESERVED]

Section 8.1 [Reserved].

Exhibit B-1-22

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement (a) shall immediately terminate without further action upon termination of the Purchase Agreement and (b) may be terminated at any time prior to the Closing by mutual written agreement of Seller and the Company; provided, that this Agreement may not be terminated pursuant to clause (b) of this Section 9.1 without Purchaser’s prior written consent.

Section 9.2 Effect of Termination. Any termination of this Agreement pursuant to Section 9.1 shall be effective, in the case of clause (a) thereof, immediately upon termination of the Purchase Agreement and, in the case of clause (b) thereof, upon the effectiveness of such mutual written agreement, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party, and all rights and obligations of any Party shall cease.

ARTICLE X

MISCELLANEOUS

Section 10.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by Seller or the Company without the prior written consent of the other Party. Any purported assignment in contravention of this Section 10.1 shall be null and void.

Section 10.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and the Company; provided, that this Agreement may not be amended in a manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions without Purchaser’s prior written consent; provided, further that if the adverse impact of the amendment is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance. At any time prior to the Closing, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein; provided, that no such extension or waiver may be effected in a manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries (including from a Tax perspective or otherwise), or the Transactions without Purchaser’s prior written consent; provided, further that if the adverse impact of the extension or waiver is reasonably expected to be only de minimis in nature, then Purchaser’s prior written consent shall not be required so long as Seller shall have consulted in good faith with Purchaser in advance. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party to be bound thereby and in accordance with this Section 10.2. Notwithstanding the foregoing, no failure or delay by Seller or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.3 Expenses. Whether or not the Reorganization Transactions are consummated, and except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transfers and the other Reorganization Transactions.

Section 10.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully

Exhibit B-1-23

severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 10.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that (x) Purchaser (and, if applicable, SaleCo2 and the Purchaser Designee) shall be a third-party beneficiary of this Agreement and shall have the right to enforce the terms and provisions hereof and (y) the applicable indemnitees shall be third-party beneficiaries of Section 5.5 and Article VII.

Section 10.6 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Reorganization Transactions or the other Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Action relating to this Agreement or the Reorganization Transactions or the other Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, (i) that any such Action is brought in an inconvenient forum, (ii) that any such Action should be transferred or removed to any court other than one of the above-named courts, (iii) that any such Action should be stayed by reason of the pendency of some other Action in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 10.11. Notwithstanding the foregoing in this Section 10.6, a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transactions.

Section 10.7 Waiver of Jury Trial. EACH OF THE COMPANY AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE REORGANIZATION TRANSACTIONS.

Section 10.8 Specific Performance. The Parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Exhibit B-1-24

Section 10.9 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 10.10 Counterparts. The parties hereto may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original but all of which taken together shall constitute one and the same agreement.

Section 10.11 Notices. All notices required to be given hereunder shall be in writing and be given in person or by means of electronic mail, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by electronic mail, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) three (3) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

(a) If to the Company, to:

Yahoo Holdings, Inc. c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089 Facsimile: (408) 349-3510 Attn: Vice President and Secretary Email: rbell@yahoo-inc.com with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Facsimile: (212) 735-2000
Attn:	Marc R. Packer
Michael J. Mies
Email:	Marc.Packer@skadden.com
Michael.Mies@skadden.com

with a further copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP Worldwide Plaza 825 8th Ave New York, NY 10019 Facsimile: (212) 474-3700
Attn:	Faiza Saeed
Eric L. Schiele
Email:	FSaeed@cravath.com
ESchiele@cravath.com

with a further copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Facsimile: (650) 493-6811
Attn:	Larry Sonsini
Email:	LSonsini@wsgr.com

Exhibit B-1-25

with a further copy to (which copy shall not constitute notice):

Verizon Communications Inc. One Verizon Way, VC44E239 Basking Ridge, NJ 07920 Facsimile: 908-766-3818
Attn:	William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary
Michael Rosenblat, Vice President, Associate General Counsel
Email:	william.horton@verizon.com michael.rosenblat@verizon.com

with a further copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000
Attn:	Daniel A. Neff Steven A. Rosenblum David E. Shapiro Edward J. Lee
Email:	DANeff@wlrk.com SARosenblum@wlrk.com DEShapiro@wlrk.com EJLee@wlrk.com

(b) If to Seller, to:

Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089 Facsimile: (408) 349-3510 Attn: General Counsel and Secretary Email: rbell@yahoo-inc.com with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square New York, NY 10036 Facsimile: (212) 735-2000
Attn:	Marc R. Packer Michael J. Mies
Email:	Marc.Packer@skadden.com Michael.Mies@skadden.com

with a further copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP Worldwide Plaza 825 8th Ave New York, NY 10019 Facsimile: (212) 474-3700
Attn:	Faiza Saeed Eric L. Schiele
Email:	FSaeed@cravath.com ESchiele@cravath.com

Exhibit B-1-26

with a further copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Facsimile: (650) 493-6811
Attn:	Larry Sonsini
Email:	LSonsini@wsgr.com

provided, however, that if any Party shall have designated a different address by notice to the other, then notices shall be addressed to the last address so designated.

Section 10.12 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties hereto acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any Contract shall be deemed to include the schedules to such Contract. The word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to any Law shall be deemed to refer to such Law as it may be amended, modified or supplemented from time to time, unless otherwise specified. All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

Section 10.13 Schedules. The Schedules shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

Section 10.14 Entire Agreement. This Agreement (including the Schedules) and the Purchase Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersedes any prior understanding, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

Exhibit B-1-27

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

YAHOO! INC.

By:	/s/ Marissa A. Mayer
	Name:	Marissa A. Mayer
	Title:	CEO & President

YAHOO HOLDINGS, INC.

By:	/s/ Ronald S. Bell
	Name:	Ronald S. Bell
	Title:	Vice President and Secretary

[Reorganization Agreement]

Exhibit B-1-28

ANNEX A

CERTAIN DEFINITIONS

As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition Holdback Cash” has the meaning ascribed to such term in Section 1.1(e).

“Acquisition Holdback Stock” has the meaning ascribed to such term in Section 1.2(o).

“Action” has the meaning ascribed to such term in the Purchase Agreement.

“Actually Realize” has the meaning ascribed to such term in the Purchase Agreement.

“Affiliate” has the meaning ascribed to such term in the Purchase Agreement.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 2.2(a)(ii).

“Assumed Employee Liabilities” means all Liabilities of Seller or its Affiliates related to the Business Employees and all former employees of Seller or its Affiliates (the “Former Business Employees”), whether arising or accruing prior to, on, or after the Closing, which Liabilities shall include the Liabilities of Seller or its Affiliates related to the Business Employees and Former Business Employees, including: (a) claims or Actions related to employment or employment conditions, regardless of when such claim arose or was incurred, (b) severance and other termination costs and Liabilities for all Business Employees and Former Business Employees, regardless of when arising, (c) all accrued, unused vacation, sick leave, recuperation pay and paid time off accrued by Business Employees prior to the Closing, which shall be assumed and honored by the Company or one of its Affiliates following the Closing to the extent permitted by applicable Law, (d) any obligations to pay any portion of the Acquisition Holdback Cash to the extent such Acquisition Holdback Cash is included in the Transfers pursuant to Section 1.1, and (e) any Specified Transaction-Related Employee Liabilities, but excluding, in each case, any Retained Employee Liabilities.

“Assumed Liabilities” has the meaning ascribed to such term in Section 1.3.

“Assumed Tax Liabilities” means (a) any Taxes (or any reduction of a Refund to which Seller is entitled under Section 5.5(e)(i)) resulting from, related to, arising out of, attributable to or imposed on the Business, the Business Subsidiaries, the Transferred Assets and/or the Assumed Liabilities and (b) any Taxes (or any reduction of a Refund to which Seller is entitled under Section 5.5(e)(i)) attributable to former (as of the Closing) divisions, assets, activities or operations of Seller and its Affiliates, in the case of each of clauses (a) and (b), other than Excluded Tax Liabilities.

“Benefit Plan” has the meaning ascribed to such term in the Purchase Agreement.

“Benefited Party” has the meaning ascribed to such term in Section 5.5(e)(ii).

“Bill of Sale” has the meaning ascribed to such term in Section 2.2(a)(i).

“Books and Records” has the meaning ascribed to such term in the Purchase Agreement.

Exhibit B-1-29

“Business” has the meaning ascribed to such term in the Purchase Agreement.

“Business Day” has the meaning ascribed to such term in the Purchase Agreement.

“Business Employees” means all employees of Seller and its Affiliates other than the Seller Retained Employees.

“Business Subsidiaries” has the meaning ascribed to such term in the Purchase Agreement.

“Cash” has the meaning ascribed to such term in the Purchase Agreement.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” has the meaning ascribed to such term in the Purchase Agreement.

“Combined Tax Return” has the meaning ascribed to such term in Section 5.5(d)(i).

“Company” has the meaning ascribed to such term in the Preamble.

“Company Indemnitees” means each Business Subsidiary, its respective Affiliates, and each of their respective current or former directors, officers, managers, agents and employees (in each case, in such Person’s respective capacity as such), and their respective heirs, executors, administrators, successors and assigns.

“Company Tax Asset” means (i) any Tax Asset resulting from, related to, arising out of or attributable to the Business Subsidiaries, the Business, the Transferred Assets and/or the Assumed Liabilities (for the avoidance of doubt, determined on a pro forma basis (x) without taking into account any Tax Items attributable to the Seller Entities, the Retained Business, the Excluded Assets and/or the Retained Liabilities (including the Deductions), and (y) taking into account any deductions in respect of the Assumed Employee Liabilities), and (ii) any Tax Asset allocated to a Business Subsidiary in connection with the Transfers or the Sale under applicable Law and any other Tax Asset of a Business Subsidiary after the closing of the Sale (in each case, without taking into account any Tax Items attributable to the Retained Business, the Excluded Assets and/or the Retained Liabilities (including the Deductions)).

“Company Purchase Price” has the meaning ascribed to such term in the Purchase Agreement.

“Company Purchase Price Allocation” has the meaning ascribed to such term in the Purchase Agreement.

“Company Section 338(h)(10) Elections” has the meaning ascribed to such term in the Purchase Agreement.

“Company Section 338(h)(10) Forms” has the meaning ascribed to such term in the Purchase Agreement.

“Company Tax Indemnified Parties” has the meaning ascribed to such term in Section 5.5(a).

“Consent” has the meaning ascribed to such term in the Purchase Agreement.

“Contract” has the meaning ascribed to such term in the Purchase Agreement.

“Controlling Party” has the meaning ascribed to such term in Section 5.5(h)(ii).

Exhibit B-1-30

“Convertible Notes” means Seller’s 0.00% Convertible Senior Notes due 2018.

“Deduction” has the meaning ascribed to such term in the Purchase Agreement.

“Eligible Foreign Business Subsidiary” has the meaning ascribed to such term in the Purchase Agreement.

“Employee Representative” means any labor or trade union, works council, employee forum or other employee representative body recognized by Seller or its Affiliates for collective consultation purposes in relation to the Business Employees.

“Enforceability Limitations” has the meaning ascribed to such term in the Purchase Agreement.

“Excluded Assets” has the meaning ascribed to such term in Section 1.2.

“Excluded IP Assets” has the meaning ascribed to such term in the Purchase Agreement.

“Excluded Tax Liabilities” means (a) any Taxes (or any reduction of a Refund to which the Company is entitled under Section 5.5(e)(i)) resulting from, related to, arising out of, attributable to the Retained Business, the Excluded Assets and/or the Retained Liabilities (for the avoidance of doubt, excluding any Taxes resulting from, related to, arising out of or attributable to the Assumed Employee Liabilities and including any Taxes set forth on Schedule 5.5(a)), (b) any Taxes (or any reduction of a Refund) resulting from, related to, arising out of, attributable to or imposed on the IP Monetization or the Real Estate Monetization, and (c) any Taxes (other than any Foreign Sale Restructuring Taxes for which the Company is responsible hereunder and any Transfer Taxes for which Purchaser is responsible under the Purchase Agreement) (or any reduction of a Refund to which the Company is entitled under Section 5.5(e)(i)) resulting from, related to, arising out of, attributable to or imposed on the Sale, the Foreign Sale, the Transfers, the Foreign Business Subsidiary Transfers, any of the Reorganization Transactions (including as a result of the Reorganization 338(h)(10) Elections or the Section 338(h)(10) Elections) or any other transaction outside of the ordinary course of business entered into in anticipation of the transactions contemplated by this Agreement (including any transaction or action pursuant to Section 1.8 or Section 1.9) or the Purchase Agreement, including any actual or deemed distribution of cash or property by any Subsidiary of Seller.

“Foreign Business Subsidiary Transfers” has the meaning ascribed to such term in Section 1.12.

“Foreign Equity Interests” has the meaning ascribed to such term in Section 1.12.

“Foreign Sale” has the meaning ascribed to such term in the Purchase Agreement.

“Foreign Sale Closing” has the meaning ascribed to such term in the Purchase Agreement.

“Foreign Sale Notice” has the meaning ascribed to such term in Section 1.12.

“Foreign Sale Purchase Price” has the meaning ascribed to such term in the Purchase Agreement.

“Foreign Sale Restructuring Taxes” means any Taxes imposed on or borne by any of the Seller Entities or any of the Business Subsidiaries to the extent such Taxes result solely from, and would not have been imposed but for, any of the Foreign Business Subsidiary Transfers or the SaleCo2 Contribution.

“Former Business Employees” has the meaning ascribed to such term in the definition of “Assumed Employee Liabilities.”

“Governmental Authority” has the meaning ascribed to such term in the Purchase Agreement.

Exhibit B-1-31

“Governmental Order” has the meaning ascribed to such term in the Purchase Agreement.

“Indemnifiable Loss” has the meaning ascribed to such term in Section 7.5.

“Indemnifying Party” has the meaning ascribed to such term in Section 7.4(a).

“Indemnitee” means any Seller Indemnitee or any Company Indemnitee.

“Indemnity Payment” has the meaning ascribed to such term in Section 7.5.

“Independent Accounting Firm” has the meaning ascribed to such term in the Purchase Agreement.

“Indenture” has the meaning ascribed to such term in the Purchase Agreement.

“Informed Party” has the meaning ascribed to such term in Section 5.5(h)(i).

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of set off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof, and excluding any deductible and retention amounts.

“Intercompany Account” means any receivable, payable or loan between any Seller Entity, on the one hand, and any Business Subsidiary, on the other hand, that exists prior to the Closing, except for any such receivable, payable or loan that arises pursuant to this Agreement or any other Transaction Document.

“Intercompany Agreement” means a Contract between or among any Seller Entity, on the one hand, and any Business Subsidiary, on the other hand, entered into prior to the Closing, but excluding any Transaction Document and excluding any Contract to which a Person other than any of the Seller Entities or any of the Business Subsidiaries is also a Party.

“IP Assignment Agreement” has the meaning ascribed to such term in Section 2.2(a)(iii).

“IP Monetization” has the meaning ascribed to such term in the Purchase Agreement.

“IRS” has the meaning ascribed to such term in the Purchase Agreement.

“Law” has the meaning ascribed to such term in the Purchase Agreement.

“Liabilities” has the meaning ascribed to such term in the Purchase Agreement.

“License Agreement” has the meaning ascribed to such term in Purchase Agreement.

“Losses” means any damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), of any kind or nature, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

“Minority Investments” has the meaning ascribed to such term in the Purchase Agreement.

“Mixed Company Separate Tax Return” has the meaning ascribed to such term in Section 5.5(d)(i).

Exhibit B-1-32

“Mixed Seller Separate Tax Return” has the meaning ascribed to such term in Section 5.5(d)(ii).

“Nasdaq” has the meaning ascribed to such term in the Purchase Agreement.

“Net Working Capital” has the meaning ascribed to such term in the Purchase Agreement.

“Non-Controlling Party” has the meaning ascribed to such term in Section 5.5(h)(ii).

“Non-Reorganization 338(h)(10) Subsidiaries” means the Business Subsidiaries set forth on Schedule 5.5(j).

“Non-Transferable Asset” has the meaning ascribed to such term in Section 1.7(a).

“Non-U.S. Benefit Plan” has the meaning ascribed to such term in the Purchase Agreement.

“Offered Employee” has the meaning ascribed to such term in Section 5.3(a).

“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

“Person” has the meaning ascribed to such term in the Purchase Agreement.

“Purchase Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Purchase Price” has the meaning ascribed to such term in the Purchase Agreement.

“Purchaser” has the meaning ascribed to such term in the recitals to this Agreement.

“Real Estate Monetization” means the disposition by Seller and any of its Subsidiaries of any real estate (x) outside of the ordinary course and (y) after May 2016 and prior to the Closing.

“Recipient” has the meaning ascribed to such term in Section 1.7(b).

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid by one Party to another Party shall be the amount actually received or realized by such first Party, net of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such refund or credit and any reasonable costs incurred in connection with obtaining such refund or credit.

“Reorganization 338(h)(10) Elections” has the meaning ascribed to such term in Section 5.5(j).

“Reorganization 338(h)(10) Forms” has the meaning ascribed to such term in Section 5.5(j).

“Reorganization Transactions” has the meaning ascribed to such term in the Purchase Agreement.

“Retained Business” means all of the business, operations, properties, assets and liabilities of Seller and its Subsidiaries immediately prior to the Closing relating to, involving or attributable to the Excluded Assets and the Retained Liabilities.

“Retained Employee Liabilities” means (a) any obligations of Seller or its Affiliates to deliver shares of Seller Common Stock to holders of Seller Stock Options and to deliver shares of Seller Common Stock to holders of Seller RSU Awards that vest upon or prior to the Closing, other than in respect of any Specified Transaction-Related Employee Liabilities; (b) any obligations to deliver shares of Acquisition Holdback Stock; and (c) all Liabilities related to the Seller Retained Employees, whether arising or accruing prior to, on or after the Closing.

Exhibit B-1-33

“Retained Liabilities” has the meaning ascribed to such term in Section 1.4.

“Sale” has the meaning ascribed to such term in the recitals to this Agreement.

“SaleCo2” has the meaning ascribed to such term in Section 1.12.

“SaleCo2 Contribution” has the meaning ascribed to such term in Section 1.12.

“Sale Closing Date” means the date on which the closing of the Sale occurs pursuant to the Purchase Agreement.

“SEC” has the meaning ascribed to such term in the Purchase Agreement.

“Section 338(h)(10) Elections” has the meaning ascribed to such term in the Purchase Agreement.

“Section 338(h)(10) Subsidiaries” has the meaning ascribed to such term in the Purchase Agreement.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Common Stock” has the meaning ascribed to such term in the Purchase Agreement.

“Seller Entities” means Seller and its Subsidiaries which are not Business Subsidiaries.

“Seller Indemnitees” means each Seller Entity and its Affiliates and each of their respective current or former directors, officers, managers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Seller Retained Employees” has the meaning ascribed to such term in the Purchase Agreement.

“Seller Separate Tax Return” has the meaning ascribed to such term in Section 5.5(d)(ii).

“Seller Tax Asset” means any Tax Asset resulting from, related to, arising out of or attributable to the Retained Business, the Excluded Assets and/or the Retained Liabilities (for the avoidance of doubt, determined on a pro forma basis (x) without taking into account any Tax Items attributable to the Business Subsidiaries, the Business, the Transferred Assets and/or the Assumed Liabilities, and (y) taking into account any Deductions), other than any Company Tax Asset.

“Seller Stock Option” has the meaning ascribed to such term in the Purchase Agreement.

“Seller Tax Indemnified Parties” has the meaning ascribed to such term in Section 5.5(a)(ii).

“Specified Transaction-Related Employee Liabilities” has the meaning ascribed to such term in the Purchase Agreement.

“Subsidiary” has the meaning ascribed to such term in the Purchase Agreement.

“Tax Asset” means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, overall foreign losses, previously taxed income, general business credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or other Tax credit.

“Tax Benefit” shall mean the Tax effect of any Tax Item that decreases Taxes paid or payable, including any interest with respect thereto or interest that would have been payable but for such Tax Item. For purposes of

Exhibit B-1-34

determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay tax at the highest marginal rates in effect in the year such Tax Benefit is Actually Realized, shall be deemed to realize or utilize any Tax Benefit in the year in which such Tax Benefit is Actually Realized and shall be deemed to have no Tax Assets other than those giving rise to such Tax Benefit.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including for the sake of clarity an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Proceeding” means any audit, examination, contest, administrative proceeding, litigation or other Action relating to Taxes.

“Tax Return” has the meaning ascribed to such term in the Purchase Agreement.

“Taxes” has the meaning ascribed to such term in the Purchase Agreement.

“Third Party” has the meaning ascribed to such term in the Purchase Agreement.

“Third-Party Claim” has the meaning ascribed to such term in Section 7.4(b).

“Transaction Documents” shall mean this Agreement, the Purchase Agreement and the License Agreement.

“Transactions” has the meaning ascribed to such term in the Purchase Agreement.

“Transfer Taxes” has the meaning ascribed to such term in the Purchase Agreement.

“Transferee” has the meaning ascribed to such term in Section 1.7(b).

“Transferred Assets” has the meaning ascribed to such term in Section 1.1.

“Transferred Employee” has the meaning ascribed to such term in Section 5.3(a).

“Transfers” has the meaning ascribed to such term in the recitals to this Agreement.

“Transition Services” has the meaning ascribed to such term in Section 5.2(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

Exhibit B-1-35

Exhibit B-2

EXECUTION VERSION

AMENDMENT TO REORGANIZATION AGREEMENT

This AMENDMENT, dated as of February 20, 2017 (this “Amendment”), to the Reorganization Agreement, dated as of July 23, 2016, by and between Yahoo! Inc., a Delaware corporation (“Seller”), and Yahoo Holdings, Inc., a Delaware corporation (the “Company”) (the “Agreement”), is made by and among (x) Seller, (y) the Company and (z) Verizon Communications Inc., a Delaware corporation (“Purchaser” and, together with Seller and the Company, the “Parties”).

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 10.2 of the Agreement and Sections 4.04 and 8.03 of the Purchase Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

1. Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are and shall continue to be in full force and effect.

2. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

3. Amendment.

(a) Effective immediately, Section 1.4 of the Agreement is hereby amended by adding the following paragraphs to the end thereof:

Without limiting the foregoing, “Retained Liabilities” shall also include the following Liabilities (“User Security Liabilities”), which shall in all cases be excluded from Assumed Liabilities and remain Liabilities of Seller (subject to the provisions of Sections 7.2 and 7.3 hereof): (i) any damages, fines, penalties, judgments, settlements or other similar amounts payable in cash to the extent resulting from, arising out of or imposed under or pursuant to any Third Party Actions in connection with any User Security Matters or any other Data Breaches and (ii) any damages, fines, judgments, settlements, penalties or other similar amounts payable in cash imposed by (including under or pursuant to any agreement or settlement with) any Governmental Authority, including U.S. state attorneys general and international data protection authorities, to the extent resulting from, arising out of or relating to any User Security Matters or any other Data Breaches, in the case of each of clause (i) and clause (ii), including attorneys’, consultants’ and other professionals’ fees and expenses incurred in the investigation, defense or resolution of any such matters or liabilities; provided that User Security Liabilities shall not include any such damages, fines, penalties, judgments, settlements or other similar amounts (or the fees and expenses associated therewith) to the extent attributable to the failure by any Company Indemnitee to comply after the Closing with any agreement assumed by it or Governmental Order applicable to it or to the Business. For the avoidance of doubt, in no event shall User Security Liabilities include, or the Parties’ obligations in respect thereof cover, the Business’ loss of users or partners, any diminution in the value of or lost revenues or profit of the Business or any other adverse business impact on the Business (other than the payments expressly set forth

Exhibit B-2-1

in the immediately preceding sentence) resulting from, arising out of or relating to any (x) User Security Matters or any such other Data Breaches or (y) any consent decree or other non-monetary remedy (or the cost of compliance therewith) imposed on or with respect to the Business resulting from, arising out of or relating to any User Security Matters or any such other Data Breaches. “User Security Matters” shall mean any of the matters, facts, events, disclosures, developments and occurrences described in or underlying (i) the press release, issued by Seller on September 22, 2016, entitled “An Important Message About Yahoo User Security”, (ii) the section of Seller’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 entitled “Security Incident” appearing under the heading Recent Developments in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation, (iii) the press release, issued by Seller on December 14, 2016, entitled “Important Security Information for Yahoo Users”, (iv) the matter set forth in Schedule 1.4 or (v) any matters disclosed by Seller to Purchaser during the meetings of representatives of Seller and Purchaser held on January 23, 2017 and January 24, 2017, in each case including any related matters, facts, events, disclosures, developments and occurrences that may arise from the ongoing investigations described therein and any use or transfer of data that may have been or may be obtained as a result of any of the foregoing matters, facts, events, developments and occurrences. “Data Breaches” shall mean (i) the User Security Matters and (ii) any other security breaches, known or unknown to Seller and disclosed or undisclosed to Purchaser as of February 20, 2017, sustained by or perpetrated against Seller or any of its Subsidiaries through February 20, 2017 that, in the case of this clause (ii), were or are initiated by or at the direction of, conducted on behalf of, sponsored by or otherwise involve (x) the state believed by Seller to have sponsored some or all of the User Security Matters (the identity of which has been communicated by Seller to Purchaser prior to the date of the Amendment) or any Governmental Authority or other instrumentality of such state or (y) any other actor that sponsored or perpetrated any User Security Matter, including in each case, for the avoidance of doubt, any use or transfer of data obtained as a result of any such matters or security breaches.

User Security Liabilities shall not in any event include any Actions or Liabilities to the extent otherwise covered under Sections 1.4(a) through (g) above (provided that the Liabilities covered under Section 1.4(e)(x) shall not include (and User Security Liabilities shall include) any Liabilities to indemnify, defend or hold harmless any Third Party (for the avoidance of doubt, which term does not include any current or former directors or officers of, or persons in a comparable role with, Seller or the Business Subsidiaries) that would otherwise constitute User Security Liabilities hereunder). For the avoidance of doubt and notwithstanding anything herein to the contrary, it is the intention of the Parties that, as contemplated by Sections 7.2 and 7.3, the Company will be responsible for 50% of any User Security Liabilities other than Pre-Closing User Security Liabilities (as defined below), but that Seller will be responsible for (x) 100% of any Actions or Liabilities covered under Sections 1.4(a) through (g) above regardless of when incurred and (y) 100% of any User Security Liabilities the amount of which has been finally determined and that have been entered or stipulated against Seller or any of its Subsidiaries and not subject to appeal, as applicable, prior to the Sale Closing Date (or, with respect to attorneys’, consultants’ and other professionals’ fees and expenses, that relate to services rendered to Seller or any of its Subsidiaries prior to the Sale Closing Date) (the “Pre-Closing User Security Liabilities”).

(b) Effective immediately, Section 5.2(c) of the Agreement is hereby amended by adding the following parenthetical at the end thereof:

(other than, in the case of Seller, its obligations in respect of any User Security Liabilities, which shall be governed by and subject to Section 4.21(b) of the Purchase Agreement)

(c) Effective immediately, Section 5.5(d) of the Agreement is hereby amended by adding a new clause (iii) at the end thereof, as follows:

(iii) Notwithstanding anything to the contrary in this Section 5.5, Seller may (in its sole discretion and to the extent permitted by applicable Tax Law) apply to change its taxable year for income and franchise tax purposes to provide for a “short” taxable year that ends on or after the Closing Date. In the event any such

Exhibit B-2-2

change is approved by the relevant taxing authority, (A) Seller shall notify the Company in writing of such change promptly after such approval is received and (B) the Company and Seller shall apply the procedures set forth in Section 5.5(d)(i) (it being understood, for the avoidance of doubt, that the preparation and filing of any Tax Returns in accordance with such changed taxable year shall not be deemed inconsistent with past practices within the meaning of Section 5.5(d)(i)), provided, however, that if the application of such procedures is not reasonably practicable, the Company and Seller shall cooperate in good faith and modify such procedures as appropriate to ensure that the Company has a reasonable opportunity to prepare and timely file all relevant Tax Returns (including any Tax Returns with due dates accelerated as a result of the change described this Section 5.5(d)(iii)) and that each Party has a reasonable opportunity to review and comment upon any Tax Return that reflects any Taxes for which such Party is responsible under this Agreement.

(d) Effective immediately, Section 7.2 of the Agreement is hereby amended by deleting the word “and” at the end of clause (a) thereof, replacing the period at the end of clause (b) thereof with “; and”, and adding the following paragraph as a new clause (c) thereof:

(c) fifty percent (50%) of any User Security Liabilities other than Pre-Closing User Security Liabilities (for the avoidance of doubt, which fifty percent (50%) portion shall, subject to the terms of Section 7.4(h), be treated for all purposes hereunder (including all Tax related matters) as an Assumed Liability and not a Retained Liability),

(e) Effective immediately, Section 7.3 of the Agreement is hereby amended by:

(i) replacing clause (a) thereof with the following:

(a) any Excluded Asset or Retained Liability, including the failure of Seller or any other Person to satisfy, pay, perform and discharge when due any Retained Liabilities in accordance with their respective terms, whether prior to, at or after the Closing; provided, that, notwithstanding the foregoing, with respect to any User Security Liabilities other than Pre-Closing User Security Liabilities, Seller’s obligations pursuant to this Section 7.3(a) will be limited to an amount equal to fifty percent (50%) of such User Security Liabilities; and

(ii) adding the following parenthetical “(but subject to the proviso at the end of clause (a) above)” immediately following the phrase “in each case” appearing immediately following clause (b) of Section 7.3 of the Agreement.

(f) Effective immediately, Section 7.4 of the Agreement is hereby amended by adding a new clause (h) at the end thereof, as follows:

(h) Notwithstanding anything to the contrary in this Agreement, any Third-Party Claim in respect of User Security Liabilities shall be controlled by the Company Indemnitees, but Seller shall be entitled to participate therein either (i) with counsel (selected by the Company Indemnitees and of recognized standing and competence) that shall serve as joint counsel for Seller and the Company Indemnitees or (ii) with separate counsel selected by Seller, and, in either case, the fees and expenses of such counsel shall be included in the User Security Liabilities for purposes of this Agreement, provided that, in the case of clause (ii), (A) unless such separate counsel is retained by Seller as a result of (1) an actual or potential conflict of interest resulting from such joint representation or the Company Indemnitees’ control or (2) the counsel selected by the Company Indemnitees otherwise refusing to jointly represent Seller, the fees and expenses of such separate counsel for Seller shall not be included in User Security Liabilities and shall instead be at Seller’s sole expense and (B) in the event such separate counsel is retained by Seller as a result of clause (A)(1) or (2) above, the fees and expenses of any such separate counsel for Seller beyond a single firm (plus applicable local counsel) shall not be included in User Security Liabilities and shall instead be at Seller’s sole expense. The Company Indemnitees shall not settle or compromise such Third-Party Claim without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

Exhibit B-2-3

(g) Effective immediately, the Agreement is hereby amended by adding a new Schedule 1.4 thereto as set forth on Appendix A to this Amendment.

4. Purchase Agreement Reference. The Parties acknowledge and agree that any reference in the Purchase Agreement or any other Transaction Document (or in any other document or instrument referred to in any of the foregoing) to the Agreement shall mean the Agreement as amended by this Amendment.

5. Miscellaneous. The provisions of Article X of the Agreement shall apply mutatis mutandis to this Amendment. Purchaser hereby consents to this Amendment for purposes of Section 10.2 of the Agreement and Section 4.04 of the Purchase Agreement.

[signature page follows]

Exhibit B-2-4

IN WITNESS WHEREOF, the Parties have each caused this Amendment to be signed as of the date first written above.

YAHOO! INC.

By:	/s/ Marissa A. Mayer
Name:	Marissa A. Mayer
Title:	CEO & President

YAHOO HOLDINGS, INC.

By:	/s/ Kenneth A. Goldman
Name:	Kenneth A. Goldman
Title:	President, Chief Financial Officer & Treasurer

[Signature Page to Amendment to Reorganization Agreement]

Exhibit B-2-5

Acknowledged and agreed:

VERIZON COMMUNICATIONS INC.

By:	/s/ Craig Silliman
Name:	Craig Silliman
Title:	Executive Vice President – Public Policy and General Counsel

[Signature Page to Amendment to Reorganization Agreement]

Exhibit B-2-6

Exhibit C

EXECUTION VERSION

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of February 20, 2017 (“Effective Date”), is made and entered into by and among Yahoo! Inc., a Delaware corporation (“Seller”), Yahoo Holdings Inc., a Delaware corporation (the “Company”), and Verizon Communications Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Stock Purchase Agreement, dated as of July 23, 2016, by and between Seller and Purchaser (the “Purchase Agreement”);

WHEREAS, Seller and the Company are parties to that certain Reorganization Agreement, dated as of July 23, 2016, by and between Seller and the Company (the “Reorganization Agreement”);

WHEREAS, Seller and Purchaser are, contemporaneously with the execution of this Agreement, entering into an Amendment to Stock Purchase Agreement, dated as of the date hereof (the “Amendment to Purchase Agreement”);

WHEREAS, Seller, Purchaser and the Company are, contemporaneously with the execution of this Agreement, entering into an Amendment to Reorganization Agreement, dated as of the date hereof (the “Amendment to Reorganization Agreement”); and

WHEREAS, subject to the terms of this Agreement, the parties wish to settle all potential disputes relating to, arising out of or in connection with the Data Breaches, and therefore it is their intent to avoid the risk and expense of litigation, and permanently to settle and resolve all disputes, matters, claims, controversies, issues, assertions and causes of action among them, whether known or unknown, which could have been alleged or asserted, by and between the parties, without any admission of fault, liability or wrongdoing on the part of any party, or any admission on the part of any party;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Amendment to Purchase Agreement and the Amendment to Reorganization Agreement, all of which are being executed contemporaneously, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement, as amended by the Amendment to Purchase Agreement, or the Reorganization Agreement, as amended by the Amendment to Reorganization Agreement, as applicable.

SECTION 2. Settlement and Release of Claims. (a) In consideration of the mutual representations, warranties, covenants, rights and agreements set forth in this Agreement, as well as the consideration set forth in the Amendment to Purchase Agreement and the Amendment to Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, effective as of the Effective Date and to the fullest extent permitted by applicable Law, except as set forth in Section 2(d) or (e) of this Agreement, Purchaser, on its own behalf and on behalf of its Subsidiaries and other Affiliates

Exhibit C-1

(including, from and after the Closing, the Company and its Subsidiaries), and its and their respective Representatives and the respective heirs, executors, administrators, successors and assigns of each of the foregoing (collectively, the “Releasing Parties”), hereby releases and discharges any and all past, present or future claims, rights, orders, causes of action, suits, liabilities, debts, dues, sums of money, accounts, actions, reckonings, bonds, bills, specialties, covenants, contracts, controversies, counterclaims, cross-claims, defenses, obligations, promises, costs, damages, judgments, extents, executions, losses and demands of any kind, nature or description in any forum whatsoever, whether presently known or unknown, accrued or not accrued, foreseen or unforeseen, matured or not matured, patent or latent, suspected or claimed (“Claims”), which Purchaser or any of the Releasing Parties ever had, now has or hereafter can, shall or may have against Seller or any of its Subsidiaries and other Affiliates, and its and their respective stockholders and Representatives and the respective heirs, executors, administrators, successors and assigns of each of the foregoing (collectively, the “Released Parties”), for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world, whether in contract, tort, law, equity or otherwise, arising out of, relating to, in connection with or based in any way on the Data Breaches (collectively, the “Released Claims”), including, for the avoidance of doubt, tort claims (including fraudulent inducement, fraudulent concealment and negligent misrepresentation), contract claims, warranty claims, statutory claims, declaratory judgment actions, counterclaims, cross-claims and third-party claims.

(b) In furtherance of the foregoing, and without limiting the generality thereof, except as set forth in Section 2(d) or (e) of this Agreement, Purchaser, on behalf of itself and the other Releasing Parties, hereby releases Seller and the other Released Parties from any and all Claims, whether in contract, tort, law, equity or otherwise, that any of the Data Breaches, or any matter arising out of, relating to, in connection with or based in any way on any of the Data Breaches, constitutes a breach of Contract, fraud or negligent misrepresentation warranting the failure, breach or rescission of the Purchase Agreement or any other monetary damages or remedies.

(c) In connection with the waiver and release set forth in this Section 2, Purchaser hereby expressly acknowledges present uncertainty about the facts concerning the Knowledge of Seller and the knowledge of any of Seller’s directors, officers, employees or independent contractors, or any recklessness or negligence by Seller or any of its directors, officers, employees or independent contractors with respect to the existence of Data Breaches at the time of the signing of the Purchase Agreement, and that Purchaser may hereafter discover facts in addition to and/or different from those now known or believed to be true with respect to such knowledge, recklessness or negligence. Purchaser also expressly acknowledges present uncertainty as to the number, nature and extent of Data Breaches, and that Purchaser may hereafter discover facts in addition to and/or different from those now known or believed to be true regarding any Data Breaches. Purchaser expressly acknowledges these uncertainties and nonetheless fully, finally and forever releases, on behalf of itself and the other Releasing Parties, all Released Parties from any and all Released Claims as set forth in this Section 2, except as expressly set forth in Section 2(d) or (e). No such present or future development, discovery or disclosure of facts related to any Data Breaches, including any purported knowledge, recklessness or negligence by Seller, its directors, officers, employees or its independent contractors, shall provide grounds for rescission of this Agreement.

(d) Notwithstanding anything to the contrary, “Released Claims” shall not include or limit in any manner whatsoever (i) any obligations under this Agreement, under Section 4.21 of the Purchase Agreement (for the avoidance of doubt, including any remedies for any breaches of representations contained herein or in Section 4.21(d) of the Purchase Agreement), as amended by the Amendment to Purchase Agreement, or under the last sentence of Section 4.03(a) of the Purchase Agreement, as amended by the Amendment to Purchase Agreement, or (ii) any indemnification or other obligations with respect to the User Security Liabilities under the Reorganization Agreement, as amended by the Amendment to Reorganization Agreement, or any Claim to interpret, for breach of or to enforce any such obligations referred to in clauses (i) and (ii).

(e) Notwithstanding anything to the contrary, the releases set forth in this Section 2, and the definition of “Released Claims”, shall not include or limit in any manner whatsoever any Claims that any Data Breaches,

Exhibit C-2

other than the Excluded Matters, individually or in the aggregate, constitute or would reasonably be expected to constitute, or have contributed to or would reasonably be expected to contribute to, a Business Material Adverse Effect, which Purchaser reserves the right to assert, and, for the avoidance of doubt, Data Breaches other than the Excluded Matters shall not be disregarded for purposes of (i) the conditions set forth in Sections 5.02(a)(iii), 5.02(a)(iv) and 5.02(b) of the Purchase Agreement, as amended by the Amendment to Purchase Agreement, to the obligations of Purchaser thereunder to consummate the Closing and purchase the Shares or (ii) the right of Purchaser to terminate the Purchase Agreement, as amended by the Amendment to Purchase Agreement, pursuant to Section 6.01(d)(i) thereof.

(f) The parties intend Sections 2(a), (b) and (c) to establish a general release covering the subject matter hereof, and subject to the terms hereof (including Sections 2(d) and (e)). Except as expressly set forth in Section 2(d) or (e), those releases include, to the maximum extent permitted by Law, and subject to the terms hereof, unknown claims and Liabilities. Each party hereto hereby acknowledges that it has read and is familiar with California Civil Code Section 1542, which states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Subject to the terms of this Section 2, Purchaser, on behalf of itself and the other Releasing Parties, does hereby knowingly and expressly waive and relinquish all rights and benefits which it or any other Releasing Party has or may have under California Civil Code Section 1542 (or any similar Law of any other country, state, territory or jurisdiction) to the fullest extent that it may lawfully waive such rights and benefits. Subject to the terms of this Section 2, in connection with the waiver and relinquishment set forth in this Section 2, Purchaser, on behalf of itself and the other Releasing Parties, acknowledges that it or any other Releasing Party may hereafter discover facts in addition to and/or different from those now known or believed to be true, but that notwithstanding that fact, it is Purchaser’s intention, on behalf of itself and the other Releasing Parties, hereby to fully, finally and forever release all of the Released Claims, known or unknown, suspected or unsuspected, which now exist, may in the future exist or heretofore have existed between Purchaser and any Releasing Party, on the one hand, and Seller and any other Released Party, on the other hand, and that in furtherance of such intention, the releases given herein will be and remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different facts.

SECTION 3. Covenant Not to Sue. (a) Purchaser, on behalf of itself and the other Releasing Parties, covenants not to bring or join any Released Claim against any Released Party before any Governmental Authority in any jurisdiction, whether as a cause of action, counterclaim, Action, defense or otherwise; provided, that this Section 3(a) shall not apply to the defense of any Action if such Action has been initiated by any Released Party against a Releasing Party. Seller and each other Released Party may plead this Agreement as a complete bar to any claim or defense brought in derogation of this covenant not to sue.

(b) Nothing in this Section 3 shall preclude any party from initiating any proceeding to interpret, for breach of or to enforce the terms of this Agreement.

SECTION 4. Representations and Warranties. (a) Each of Seller and the Company hereby represents and warrants to Purchaser as follows:

(i) It is a corporation duly organized, validly existing, and in good standing and has corporate power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder.

(ii) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate proceedings on its part, and the actions contemplated by this Agreement are authorized and permitted to be undertaken pursuant to its organizational and operational documents.

(iii) The person signing this Agreement on its behalf has the authority to execute this Agreement and thereby bind it to the terms of this Agreement.

Exhibit C-3

(iv) This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, general equity principles, other similar Laws of general application affecting enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(v) Seller has relied solely upon the advice and analysis of its own independent counsel in order for Seller to enter this Agreement, and Seller, on its own behalf and on behalf of the Released Parties, acknowledges that, except for the representations and warranties of Purchaser expressly set forth in Section 4(b), none of Purchaser, its Subsidiaries, Affiliates or any of their Representatives or the Releasing Parties makes or has made, and Seller and the Released Parties have not relied on, any representation or warranty, either express or implied, by any such Person in connection with Seller’s entering into this Agreement. Any other purported representation or warranty in connection with Seller’s entering into this Agreement, whether written or oral, is hereby expressly disclaimed.

(b) Purchaser hereby represents and warrants to Seller as follows:

(i) Purchaser is a corporation duly organized, validly existing, and in good standing and has corporate power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder, including releasing Released Claims as set forth in Section 2.

(ii) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate proceedings on Purchaser’s part, and the actions contemplated by this Agreement are authorized and permitted to be undertaken pursuant to Purchaser’s organizational and operational documents.

(iii) The person signing this Agreement on behalf of Purchaser has the authority to execute this Agreement and thereby bind Purchaser to the terms of this Agreement.

(iv) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, general equity principles, other similar Laws of general application affecting enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(v) Purchaser has no claims of any type pending against Seller or any Person, collectively or individually, directly or derivatively, in judicial, governmental or other regulatory bodies, relating to any of the Data Breaches, the Purchase Agreement or the Reorganization Agreement.

(vi) Purchaser is the sole and absolute owner of each and every of the Released Claims that it has released herein, and it has not sold, assigned, transferred, conveyed or otherwise assigned or disposed of any portion of the Released Claims, or any of its interests therein, to any Person.

(vii) Purchaser acknowledges and agrees that, to the extent permitted by applicable Law, Purchaser’s intention, by entering into this Agreement, is to release any and all Released Claims on behalf of all Releasing Parties as provided in this Agreement and to agree to any and all provisions applicable to the Releasing Parties as set forth in this Agreement, and that, upon execution by Purchaser, to the extent permitted by applicable Law, this Agreement shall be binding upon all Releasing Parties, without the need for accession or ratification hereof by any Releasing Party or any other Person. Purchaser agrees that it shall cause each of the Releasing Parties to comply with and be bound by the terms of the Agreement to the fullest extent permitted by Law.

(viii) Purchaser has relied solely upon the advice and analysis of its own independent counsel in order for Purchaser to enter this Agreement, and Purchaser, on its own behalf and on behalf of the Releasing

Exhibit C-4

Parties, acknowledges that, except for the representations and warranties of Seller expressly set forth in Section 4(a), none of Seller, its Subsidiaries, Affiliates or any of their Representatives makes or has made, and Purchaser and the Releasing Parties have not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of the other Releasing Parties in connection with Purchaser’s entering into this Agreement and agreeing to the settlement and releases set forth herein. Without limiting the generality of the foregoing, except for the representations and warranties made by Seller in Section 4(a), none of Seller nor any of the other Released Parties makes or has made, and Purchaser and the Releasing Parties have not relied on, any representation or warranty in connection with Purchaser’s entering into this Agreement and agreeing to the settlement and releases set forth herein with respect to (A) this Agreement, (B) the facts of any of the Data Breaches, (C) potential legal or monetary liabilities arising out of any of the Data Breaches, (D) the contemporaneous knowledge of any Released Party concerning any of the Data Breaches or (E) the accuracy or completeness of any material, document or information made available or communicated to Purchaser or any other Releasing Party relating to any of the Data Breaches. Any other purported representation or warranty in connection with Purchaser’s entering into this Agreement and agreeing to the settlement and releases set forth herein, whether written or oral, is hereby expressly disclaimed.

SECTION 5. No Admission of Liability. (a) Neither the negotiation, execution nor performance of this Agreement, nor any provision hereof nor acts undertaken pursuant to it, shall be construed as an admission or evidence of liability, wrongdoing or fault whatsoever on the part of any party or Person. Each party expressly denies and specifically disclaims any liability, wrongdoing or fault on the part of itself and its present and former directors, officers, employees and agents in connection with the subject matter of this Agreement.

(b) Each party acknowledges that the policies concerning settlement agreements contained in Federal Rule of Evidence 408, Delaware Uniform Rule of Evidence 408 and any other state, regulatory or foreign equivalent of Federal Rule of Evidence 408 limit the admissibility of this Agreement. Neither this Agreement, nor the fact of its execution, nor any of its provisions, shall be offered or received into evidence in any action or proceeding of any nature or otherwise referred to or used in any manner in any court or tribunal, except in a proceeding to interpret, for breach of or to enforce the terms of this Agreement or any of the Transaction Documents.

SECTION 6. Unknown Facts; Mistakes of Fact or Law. (a) Each party acknowledges that it may hereafter discover facts different from, or in addition to, those that it now knows or believes to be true with respect to the Released Claims, and agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts and subsequent discovery thereof.

(b) With the exception of the warranties and representations made in Section 4, in entering into this Agreement and the settlement contemplated herein, each party assumes the risk of any misrepresentations, concealment or mistake. If any party should subsequently discover that any fact relied upon it by it entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, with the exception of the warranties and representations made in Section 4, such party shall not be entitled to any relief in connection therewith, including any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be and is final and binding between the parties hereto, regardless, to the fullest extent permitted by Law, of any claims of fraud (including fraudulent inducement and fraudulent concealment), misrepresentations, promise made, lack of intention to perform, concealment of facts, or mistakes of fact or law.

SECTION 7. Miscellaneous. (a) Survival. The rights and obligations of each of the parties under this Agreement will survive the Closing indefinitely.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder

Exhibit C-5

shall be assigned, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties. Any purported assignment in contravention of this Section 7(b) shall be null and void.

(c) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and (subject to Section 10.5 of the Reorganization Agreement, as amended by the Amendment to Reorganization Agreement) nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that the Released Parties shall be third-party beneficiaries of this Agreement and shall have the right to enforce the terms and provisions hereof.

(f) Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (i) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any Action relating to this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware; and (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, (A) that any such Action is brought in an inconvenient forum, (B) that any such Action should be transferred or removed to any court other than one of the above-named courts, (C) that any such Action should be stayed by reason of the pendency of some other Action in any court other than one of the above-named courts or (D) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 7(k). Notwithstanding the foregoing in this Section 7(f), a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement.

(g) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(h) Specific Performance. The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific

Exhibit C-6

performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(i) Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

(j) Counterparts. The parties hereto may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original but all of which taken together shall constitute one and the same agreement.

(k) Notices. Should any notice be required with respect to this Agreement, such notice shall be in writing and be given in person or by means of electronic mail, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (i) on delivery if given in person; (ii) on the date of transmission if sent by electronic mail, facsimile or other means of wire transmission; (iii) one (1) Business Day after delivery to the overnight service; or (iv) three (3) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

(i)	If to Seller or, prior to the Closing, the Company, to:

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Facsimile: (408) 349-3510
Attn: General Counsel and Secretary
Email: rbell@yahoo-inc.com

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attn:	Marc R. Packer
Michael J. Mies
Email:	Marc.Packer@skadden.com
Michael.Mies@skadden.com

with a further copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 8th Ave
New York, NY 10019
Facsimile: (212) 474-3700
Attn:	Faiza J. Saeed
Eric L. Schiele
Email:	FSaeed@cravath.com
ESchiele@cravath.com

Exhibit C-7

with a further copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
Palo Alto, CA 94304 Facsimile: (650) 493-6811
Attn:	Larry Sonsini
Email:	LSonsini@wsgr.com

(ii)	If to Purchaser or, after the Closing, the Company, to:

Verizon Communications Inc. One Verizon Way, VC44E239 Basking Ridge, NJ 07920 Facsimile: 908-766-3818
Attn:	William L. Horton, Jr., Senior Vice President, Deputy General
Counsel and Corporate Secretary
Michael Rosenblat, Vice President, Associate General Counsel
Email:	william.horton@verizon.com michael.rosenblat@verizon.com

with a copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000
Attn:	Daniel A. Neff
Steven A. Rosenblum
David E. Shapiro
Edward J. Lee
Email:	DANeff@wlrk.com
SARosenblum@wlrk.com
DEShapiro@wlrk.com
EJLee@wlrk.com

provided, however, that if any party shall have designated a different address by notice to the other, then notices shall be addressed to the last address so designated.

(l) Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references are to the Sections to this Agreement unless otherwise specified. Unless otherwise stated, all references to any Contract shall be deemed to include the schedules to such Contract. The word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to any Law shall be deemed to refer to such Law as it may be amended, modified or supplemented from time to time, unless otherwise specified. All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

Exhibit C-8

(m) Entire Agreement. This Agreement, along with the Purchase Agreement, as amended by the Amendment to Purchase Agreement, the Reorganization Agreement, as amended by the Amendment to Reorganization Agreement, the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(n) Counsel. Each party acknowledges and represents that it has been represented by counsel of its own choice throughout the arm’s-length negotiations that preceded the execution of this Agreement and in connection with the preparation and execution of this Agreement. Each party further acknowledges and represents that it has reviewed this Agreement with its counsel and that each party understands the terms of this Agreement.

[SIGNATURE PAGES FOLLOW]

Exhibit C-9

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

YAHOO! INC.

by	/s/ Marissa A. Mayer
	Name:	Marissa A. Mayer
	Title:	CEO & President

YAHOO HOLDINGS, INC.

by	/s/ Kenneth A. Goldman
	Name:	Kenneth A. Goldman
	Title:	President, Chief Financial Officer & Treasurer

[Signature Page to Settlement and Release Agreement]

Exhibit C-10

VERIZON COMMUNICATIONS INC.

by	/s/ Craig Silliman
	Name:	Craig Silliman
	Title:	Executive Vice President – Public Policy and General Counsel

[Signature Page to Settlement and Release Agreement]

Exhibit C-11

Exhibit D

RESTATED CERTIFICATE OF INCORPORATION

OF

ALTABA INC.

The undersigned, Arthur Chong, hereby certifies that:

1. He is the duly elected and acting Secretary of Altaba Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 24, 1999 under the name Yahoo! Inc.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The text of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, including the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock attached hereto as Exhibit A, is hereby restated without further amendments or changes to read in full as follows:

ARTICLE I

The name of this corporation is Altaba Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Five Billion Ten Million (5,010,000,000) shares, each with a par value of $0.001 per share. Five Billion (5,000,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Exhibit D-1

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

ARTICLE VI

In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Corporation’s Bylaws.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

(A) To the fullest extent permitted by applicable law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If any applicable law is hereafter amended to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by applicable law, as amended.

(B) To the extent the limitations on liability delineated in paragraph (A) of this Article XI are limited by the Investment Company Act of 1940 (the “Investment Company Act”), the limitations under the Investment Company Act shall govern only those actions taken by directors of the Corporation while the Corporation is registered as an investment company under the Investment Company Act and do not apply to any actions taken by directors of the Corporation when the Corporation is not registered as an investment company under the Investment Company Act.

Exhibit D-2

(C) Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XII

(A) To the fullest extent permitted by applicable law, as the same may be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law or other applicable law, subject only to limits created by applicable Delaware law (statutory or non-statutory) and the Investment Company Act with respect to actions for breach of duty to a corporation, its stockholders, and others.

(B) To the extent the rights to indemnification delineated in paragraph (A) of this Article XII are limited by the Investment Company Act, such limitations shall govern only those actions taken by an indemnified person while the Corporation is registered as an investment company under the Investment Company Act and do not apply to any actions taken by an indemnified person when the Corporation is not registered as an investment company under the Investment Company Act.

(C) Any repeal or modification of any of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any such person with respect to, any acts or omissions of such person occurring prior to such repeal or modification.

*    *    *

This Restated Certificate of Incorporation, including the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock attached hereto as Exhibit A, has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.

Executed on [●], 2017.

Arthur Chong
Secretary

Exhibit D-3

Exhibit A

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

ALTABA INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be two million (2,000,000).

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after March 1, 2001 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior

Exhibit D-4

Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or

Exhibit D-5

stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

Exhibit D-6

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $100 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock,

Exhibit D-7

or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Amended and Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Exhibit D-8

Exhibit E

PERSONAL AND CONFIDENTIAL

February 20, 2017

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

701 First Ave.

Sunnyvale, California 94089

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Yahoo! Inc. (the “Company”) of the $4.4758 billion in cash (as adjusted pursuant to Sections 1.01 and 1.04 of the Agreement (as defined below), the “Cash Consideration”) to be paid to the Company, together with the substitution by the Purchaser of such restricted stock unit awards of the Company as are specified in Section 1.03(b) of the Agreement for restricted stock unit awards with respect to shares of the Purchaser’s common stock as specified in the Agreement, thereby relieving the Company of its obligations with respect to such substituted restricted stock unit awards (the “RSU Substitution” and, together with the Cash Consideration, collectively, the “Consideration”), pursuant to the Stock Purchase Agreement, dated as of July 23, 2016 (the “Pre-Amendment Agreement”), by and between the Company and Verizon Communications Inc. (the “Purchaser”), as amended by the Amendment to the Pre-Amendment Agreement, dated as of February 20, 2017 (the “Amendment” and together with the Pre-Amendment Agreement, the “Agreement”), in connection with the purchase from the Company of all of the then issued and outstanding shares of common stock (the “Shares”) of Yahoo! Holdings, Inc., a wholly owned subsidiary of the Company (“SaleCo”). Concurrently with the execution of the Amendment, the Company, SaleCo and the Purchaser entered into (a) an amendment, dated as of February 20, 2017 (the “Reorganization Amendment”), to the Reorganization Agreement, dated as of July 23, 2016 (the “Pre-Amendment Reorganization Agreement” and as amended, the “Reorganization Agreement”), and (b) a Settlement and Release Agreement, dated as of February 20, 2017 (the “Settlement Agreement”). Pursuant to the Agreement, the following will occur:

•	pursuant to the Reorganization Agreement the Company will transfer to SaleCo the Business (as defined in the Agreement), and the Company and SaleCo will complete the other Reorganization Transactions (as such term is defined in the Agreement) at or prior to the closing of the Transaction;

•	the Company will sell to the Purchaser the Shares, and the Purchaser will effect the RSU Substitution and pay to the Company the Cash Consideration.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, the Purchaser, any of their respective affiliates and third parties or any currency or commodity that may be involved in the

Exhibit E-1

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

February 20, 2017

transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Strategic Review Committee of the Company’s Board of Directors (the “Strategic Review Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is payable upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to the Purchaser and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering by the Purchaser of $400,000,000 of Floating Rate notes due 2019, $1,000,000,000 of 1.375% Notes due 2019, $1,000,000,000 of 1.750% Notes due 2021, $2,250,000,000 of 2.625% Notes due 2026, and $1,500,000,000 of 4.125% Notes due 2046 in July 2016; financial advisor to AOL Inc., a subsidiary of the Purchaser, in connection with its acquisition of Millennial Media in October 2015; as a lead dealer manager with respect to seven private offers to exchange specified series of debt securities of the Purchaser and one of its subsidiaries for new debt securities of the Purchaser and cash in March 2015; as a co-lead underwriter with respect to a public offering by the Purchaser of 2.625% Notes due 2031 (aggregate principal amount of €1,000,000,000) in December 2014; as a co-lead underwriter with respect to a public offering by the Purchaser of 1.625% Notes due 2024 (aggregate principal amount of €1,400,000,000) in December 2014; as a lead dealer manager and a lead solicitation agent with respect to three cash tender offers on behalf of the Purchaser and certain of its subsidiaries in April 2016; and as a dealer in respect of the Purchaser’s commercial paper program commencing in 2006. We may also in the future provide financial advisory and/or underwriting services to the Company, the Purchaser, SaleCo and their respective affiliates for which our Investment Banking Division may receive compensation. In addition, Goldman, Sachs & Co., acting as principal, is a counterparty to the Company with respect to convertible note hedge transactions entered into in connection with the Company’s sale of 0.00% Convertible Senior Notes due 2018 (the “Convertible Notes”) and with respect to issuer written warrant transactions entered into contemporaneously with those note transactions (the “Hedge and Warrant Transactions”). Pursuant to the terms of the Hedge and Warrant Transactions specified in the confirmations thereof, upon a change of control, fundamental change, sale of assets or certain other events involving the Company (including the Transaction), there could be an adjustment, cancellation or termination of the Hedge and Warrant Transactions in whole or in part. In that case, the terms of such confirmations could require the Company to make a termination or cancellation payment to us. In connection with the Hedge and Warrant Transactions, we have engaged, and expect to continue to engage, in hedging transactions intended to reduce the risk of being party to these transactions.

In connection with this opinion, we have reviewed, among other things, the Pre-Amendment Agreement, the Amendment, the Pre-Amendment Reorganization Agreement, the Reorganization Amendment and the Settlement Agreement; the preliminary proxy statement of the Company with respect to the Transaction contemplated by the Pre-Amendment Agreement filed on Schedule 14A with the Securities and Exchange Commission on September 9, 2016; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; and certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain historical financial information relating to the Business prepared by the management of the Company; certain internal financial analyses and forecasts for the Business as of July 22, 2016 prepared by the management of the Company; and

Exhibit E-2

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

February 20, 2017

certain updated internal financial analyses and forecasts for the Business prepared by the management of the Company, as approved for our use by the Company (the “Updated Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Business, including regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches (in each case, as defined in the Reorganization Agreement); compared certain financial information for the Business and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the digital media industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Updated Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Strategic Review Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, including SaleCo, or the Business and, except for being furnished with appraisals of certain real estate assets of the Company, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, including its decision to enter into the Amendment, the Reorganization Amendment or the Settlement Agreement, or the relative merits of the Transaction as compared to any other strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Cash Consideration to be paid to the Company for the Shares, together with the RSU Substitution, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Reorganization Agreement, the Settlement Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement, the Reorganization Agreement or the Settlement Agreement or entered into or amended in connection with the Transaction, including the Reorganization Transactions, the Indenture (as defined in the Agreement), any indemnification or other ongoing obligations of the Company, including in respect of the User Security Matters and Data Breaches or any expenses related thereto, any allocation of the Consideration (including between the Cash Consideration and the RSU Substitution), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or SaleCo, or any class of such persons, in connection with the Transaction, whether relative to the Cash Consideration to be paid to the Company for all of the Shares, together with the RSU Substitution, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the shares of the

Exhibit E-3

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

February 20, 2017

Company’s common stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, SaleCo or the Purchaser or the ability of the Company SaleCo or the Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Strategic Review Committee and the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be paid to the Company for the Shares, together with the RSU Substitution, pursuant to the Agreement, is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Exhibit E-4

Exhibit F

February 20, 2017

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

701 First Ave. Sunnyvale, California 94089

Members of the Strategic Review Committee of the Board of Directors and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Yahoo! Inc. (the “Seller”) of the consideration to be paid to the Seller in the Transaction (as defined below) with Verizon Communications Inc. (the “Acquiror”) relating to the Seller’s wholly owned subsidiary, Yahoo! Holdings, Inc., a Delaware corporation (the “Company”). The Seller entered into a Stock Purchase Agreement, dated as of July 23, 2016 (the “Pre-Amendment Agreement”), with the Acquiror and we understand that the Seller proposes to enter into an Amendment to the Pre-Amendment Agreement (the “Amendment” and together with the Pre-Amendment Agreement, the “Agreement”). Concurrently with the execution of the Amendment, the Seller, the Company and the Acquiror will enter into (i) an amendment (the “Reorganization Amendment”) to the Reorganization Agreement (the “Pre-Amendment Reorganization Agreement” as amended, the “Reorganization Agreement”) as defined in the Agreement and (ii) a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Agreement, the following will occur (collectively, the “Transaction”):

•	pursuant to the Reorganization Agreement, the Seller will transfer to the Company the Business as defined in the Agreement (the “Business”), and the Seller and the Company will complete the Reorganization Transactions (as defined in the Agreement) at or prior to the closing of the Transaction;

•	the Seller will sell to the Acquiror all of the then issued and outstanding shares of common stock of the Company (the “Shares”); and

•	the Acquiror will pay to the Seller cash consideration in the aggregate amount of $4.4758 billion (the “Cash Consideration”) and substitute such restricted stock unit awards of the Seller as are specified in Section 1.03(b) of the Agreement for restricted stock unit awards with respect to shares of the Acquiror’s common stock as described in the Agreement, thereby relieving the Seller of its obligations with respect to such substituted restricted stock unit awards (the “RSU Substitution” and, together with the Cash Consideration, collectively, the “Consideration”).

We also understand that the Consideration will be subject to adjustment as provided in the Agreement based on the value of the Seller’s unvested restricted stock units outstanding on the business day immediately preceding the closing of the Transaction and the amounts of the Company’s working capital, cash, indebtedness and transaction expenses as set forth in the Agreement (the “Purchase Price Adjustments”).

In connection with preparing our opinion, we have (i) reviewed the Pre-Amendment Agreement, a draft, dated February 18, 2017, of the Amendment, the Pre-Amendment Reorganization Agreement, a draft, dated February 18, 2017, of the Reorganization Amendment, and a draft, dated February 18, 2017, of the Settlement Agreement; (ii) reviewed certain publicly available business and financial information concerning the Business and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Business with publicly available information concerning certain other companies we deemed relevant, and reviewed the current and historical market prices of the Seller’s common stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Seller relating to the Business as of July 22, 2016, (vi) reviewed certain internal financial analyses and

Exhibit F-1

updated forecasts prepared by the management of the Seller relating to the Business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Seller with respect to certain aspects of the Transaction, and the past and current business operations of the Business, the financial condition and future prospects and operations of the Business, including making inquiries of certain members of the management of the Seller regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches (in each case, as defined in the Reorganization Agreement), and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Seller or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Seller, we did not assume any obligation to undertake any such independent verification. We have not conducted or, with the exception of being provided with appraisals of certain real estate assets (which we did not use in giving our opinion), been provided with, any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Seller, the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and updated forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Business to which such analyses or updated forecasts relate. We express no view as to such analyses or updated forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement and the Reorganization Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Seller and will be consummated as described in the Agreement and the Reorganization Agreement and that the Amendment, Reorganization Amendment and Settlement Agreement will not differ in any material respect from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Seller and the Acquiror in the Agreement and the Reorganization Agreement are and will be true and correct in all respects material to our analysis, that the Seller will have no exposure under any indemnification obligations contained within the Agreement or the Reorganization Agreement, including in respect of the User Security Matters and Data Breaches, in any amount material to our analysis, and that the Purchase Price Adjustments will not result in any adjustment to the Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Seller with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Seller, the Company or the Business or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Cash Consideration to be paid to the Seller in the Transaction, together with the RSU Substitution, and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Seller or the Company or as to the underlying decision by the Seller to engage in the Transaction. We express no opinion as whether the Transaction constitutes a sale, conveyance, transfer or lease of all or substantially all of the Seller’s properties and assets to another person for purposes of the Seller’s 0.00% Convertible Senior Notes due 2018 (the “Convertible Notes”). Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Cash Consideration to be paid to the Seller in the Transaction, together with the RSU Substitution, or with respect to the fairness of any such compensation.

Exhibit F-2

We have acted as financial advisor to the Strategic Review Committee of the Seller’s Board of Directors with respect to the proposed Transaction and will receive a fee from the Seller for our services, a portion of which was paid upon the delivery of our opinion, dated July 22, 2016, and a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Seller has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Seller and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Seller in connection with its strategic planning in 2015, acting as financial advisor to the Acquiror in connection with its sale of a portfolio of cellphone towers to American Tower in February, 2015 and acting as joint bookrunner on the Acquiror’s bond offering in October, 2016. In addition, as we have previously advised the Strategic Review Committee and the Seller, one of our affiliates (x) sold to the Seller convertible note hedge options relating to the Seller’s common stock in connection with the Seller’s sale of the Convertible Notes (the “Note Hedge Options”) and (y) purchased from the Seller warrants relating to the Seller’s common stock contemporaneously with such sale of the Note Hedge Options (the “Warrants,” and, together with the Note Hedge Options, the “Call Spread”). Such affiliate entered into the Call Spread, and is acting thereunder, as principal for its own account and not as an advisor to the Seller. Pursuant to the terms of each of the Note Hedge Options and the Warrants, upon the occurrence of a make-whole fundamental change under the Convertible Notes, a fundamental change under the Convertible Notes and/or certain transactions or events involving the Seller, the terms of the Note Hedge Options and/or Warrants may be adjusted and/or one or both of the Note Hedge Options and the Warrants may be terminated, in whole or in part. Upon any termination of the Warrants, the Seller will be required to make a payment or delivery to such affiliate. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Seller and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Seller or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Cash Consideration to be paid to the Seller in the Transaction, together with the RSU Substitution, is fair, from a financial point of view, to the Seller.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Strategic Review Committee of the Board of Directors of the Seller and the Board of Directors of Seller (in their capacities as such) in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Seller as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Seller but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. Morgan Securities LLC

/s/ J.P. Morgan Securities LLC

U147031

Exhibit F-3

Exhibit G

Confidential

February 20, 2017

The Strategic Review Committee of the Board of Directors

The Board of Directors

Yahoo! Inc.

701 First Ave.

Sunnyvale, California 94089

Members of the Strategic Review Committee of the Board and of the Board:

We understand that Yahoo! Inc. (the “Seller”) has entered into a Stock Purchase Agreement, dated as of July 23, 2016 (the “Pre-Amendment Agreement”), with Verizon Communications Inc., (the “Purchaser”) and proposes to enter into an Amendment to the Pre-Amendment Agreement (the “Amendment” and together with the Pre-Amendment Agreement, the “Agreement”), pursuant to which the Purchaser will purchase from the Seller all of the then issued and outstanding shares of common stock (the “Shares”) of Yahoo! Holdings, Inc., a Delaware corporation (the “Company”), in exchange for $4.4758 billion in cash (the “Cash Consideration”) and the substitution by the Purchaser of such restricted stock unit awards of the Seller as are specified in Section 1.03(b) of the Agreement for restricted stock unit awards with respect to shares of the Purchaser’s common stock as specified in the Agreement, thereby relieving the Seller of its obligations with respect to such substituted restricted stock unit awards (the “RSU Substitution” and, together with the Cash Consideration, collectively, the “Consideration”). Concurrently with the execution of the Amendment, the Seller, the Company and Purchaser will enter into (i) an amendment (the “Reorganization Amendment”) to the Reorganization Agreement (the “Pre-Amendment Reorganization Agreement”) as defined in the Agreement (as amended, the “Reorganization Agreement”) and (ii) a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Agreement, the following will occur (collectively, the “Transaction”):

•	pursuant to the Reorganization Agreement, the Seller will transfer to the Company the Business as defined in the Agreement (the “Business”), and the Seller and the Company will complete the Reorganization Transactions (as defined in the Agreement) at or prior to the closing of the Transaction; and

•	the Seller will sell to the Purchaser the Shares, and the Purchaser will effect the RSU Substitution and pay to the Seller the Cash Consideration.

We also understand that the Consideration will be subject to adjustment as provided in the Agreement based on the value of the Seller’s unvested restricted stock units outstanding on the business day immediately preceding the closing of the Transaction and the amounts of the Company’s working capital, cash, indebtedness and transaction expenses as set forth in the Agreement (the “Purchase Price Adjustments”).

The terms and conditions of the Transaction are fully set forth in the Agreement and the Reorganization Agreement.

280 Park Avenue  |  New York, NY 10017  |  t. +1.212.364.7800  |  pjtpartners.com

Exhibit G-1

You have asked us whether, in our opinion, as of the date hereof, the Consideration to be received in the Transaction by the Seller is fair to the Seller from a financial point of view. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business and financial condition of the Business and the industries in which it operates;

(ii)	reviewed certain internal information concerning the business and financial condition of the Business prepared and furnished to us by the management of the Seller;

(iii)	reviewed certain internal financial analyses, estimates and forecasts relating to the Business prepared by the management of the Seller;

(iv)	held discussions with the management of the Seller concerning, among other things, the Business, the operating and regulatory environment of the Business and the financial condition, prospects and strategic objectives of the Business, including making inquiries of certain members of the management of the Seller regarding their assessment of the potential financial impact of the User Security Matters and Data Breaches (in each case, as defined in the Reorganization Agreement);

(v)	compared the financial and operating performance of the Business with publicly available similar information for certain other public companies that we deemed to be relevant, and reviewed the stock market information for certain other public companies that we deemed to be relevant;

(vi)	reviewed the publicly available financial terms of certain other business combination transactions that we deemed to be relevant;

(vii)	reviewed the Pre-Amendment Agreement, a draft, dated February 18, 2017, of the Amendment, the Pre-Amendment Reorganization Agreement, a draft, dated February 18, 2017, of the Reorganization Amendment, and a draft, dated February 18, 2017, of the Settlement Agreement; and

(viii)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. For purposes of the opinion delivered by us on July 22, 2016, in connection with the Pre-Amendment Agreement, we were provided by the management of the Seller with forecasts and certain terminal year assumptions relating to the Business as of July 22, 2016, which we were directed to use by the Strategic Review Committee. In connection with preparing this opinion, we were provided by the management of the Seller with updated forecasts and certain terminal year assumptions relating to the Business (collectively, the “Updated Projections”), which we were directed to use by the Board of Directors. We have assumed with your consent that the Updated Projections and the assumptions underlying the Updated Projections, and all other financial analyses, estimates and forecasts provided to us by the management of the Seller, have been reasonably prepared in accordance with industry practice and represent management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Business. We assume no responsibility for and express no opinion as to the Updated Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the management of the Seller. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Business since the respective dates of the last financial statements made available to us. We have relied on representations and/or projections provided by the management of the Seller regarding taxable income, standalone net operating loss utilization and other tax attributes of the Business. We have further relied with your consent upon the assurances of the management of the Seller that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any

Exhibit G-2

responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Seller or the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Seller, nor, with the exception of being furnished with appraisals of certain real estate assets (which we did not use in preparing this opinion), have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Seller, the Company or the Purchaser under any applicable laws.

We also have assumed with your consent that the final executed forms of the Amendment, the Reorganization Amendment and the Settlement Agreement will not differ in any material respects from drafts reviewed by us and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement and the Reorganization Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Seller, the Company or the Business or the contemplated benefits of the Transaction. We have also assumed that the Seller will have no exposure under any indemnification obligations contained in the Agreement or the Reorganization Agreement, including in respect of the User Security Matters and Data Breaches, in any amount material to our analysis, and that the Purchase Price Adjustments will not result in any adjustment to the Consideration that is material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Seller obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Seller and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Seller, or the effect of any other arrangement in which the Seller might engage, and our opinion does not address the underlying decision by the Seller to engage in the Transaction, including its decision to enter into the Amendment, the Reorganization Amendment or the Settlement Agreement. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the Seller of the Consideration to be received by the Seller in the Transaction, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, the Reorganization Agreement, the Settlement Agreement or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Seller or as to the underlying decision by the Seller to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Seller’s or the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to whether the Transaction constitutes a sale, conveyance, transfer or lease of all or substantially all of the Seller’s properties and assets to another person for purposes of the Seller’s 0.00% Convertible Senior Notes due 2018. We express no opinion as to the prices or trading ranges at which the shares of the Seller’s common stock will trade at any time.

This opinion does not constitute a recommendation to any stockholder of the Seller as to how any such stockholder should vote or act with respect to the Transaction or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners in accordance with established procedures.

This opinion is provided to the Strategic Review Committee of the Board of Directors of the Seller and the Seller’s Board of Directors, in their capacities as such, in connection with and for the purposes of their evaluation of the Transaction only and is not a recommendation as to any action the Strategic Review Committee of the Board of Directors or the Board of Directors should take with respect to the Transaction or any aspect thereof.

Exhibit G-3

This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Strategic Review Committee of the Board of Directors or any other committee of the Board of Directors, or the Seller, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Seller is required to file with the Securities and Exchange Commission in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Strategic Review Committee of the Seller’s Board of Directors with respect to the Transaction and will receive a fee from the Seller for our services, a portion of which was payable upon the rendering of our opinion, dated July 22, 2016, and a significant portion of which is contingent upon the consummation of the Transaction. We will not receive a fee from the Seller in connection with the delivery of this opinion. In addition, the Seller has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Seller or the Purchaser and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we have acted as financial advisor to the Purchaser on three separate transactions, for which we received customary compensation. We may also in the future provide investment banking and other financial services to the Seller, the Company, the Purchaser and their respective affiliates for which we may receive compensation.

*        *        *

Exhibit G-4

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by the Seller in the Transaction is fair to the Seller from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Exhibit G-5

IMPORTANT SPECIAL MEETING INFORMATION 000004ENDORSEMENT LINE SACKPACK MR A SAMPLEDESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6MMMMMMMMMMMMMMM C123456789000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 extElectronic Voting InstructionsAvailable 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time on [•], 2017.Vote by Internet• Go to www.investorvote.com/YHOO• Or scan the QR code with your smartphone• Follow the steps outlined on the secure websiteVote by telephone• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone• Follow the instructions provided by the recorded messageUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Special Meeting Proxy Card 1234 5678 9012 345qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — Yahoo! Inc.’s (“Yahoo” or the “Company”) Board of Directors (the “Board”) recommends a vote “FOR” each ofProposals 1, 2 and 3: For Against Abstain1. (a) Authorization of the sale to Verizon Communications Inc. (“Verizon”), pursuant to the terms and subject to the +conditions set forth in the Stock Purchase Agreement, dated as of July 23, 2016, as amended as of February 20, 2017,between Yahoo and Verizon, of all of the outstanding shares of Yahoo Holdings, Inc. (“Yahoo Holdings”), a Delawarecorporation and a wholly-owned subsidiary of Yahoo, and prior to the sale of Yahoo Holdings, the sale (the “Foreign SaleTransaction”) by Yahoo Holdings to a foreign subsidiary of Verizon of all of the equity interests in a foreign subsidiary ofYahoo Holdings that will hold certain foreign subsidiaries relating to Yahoo’s operating business, following the transfer toYahoo Holdings of all of the assets and liabilities relating to the Yahoo’s operating business, other than specified excludedassets and retained liabilities, as set forth in the Reorganization Agreement, dated as of July 23, 2016, as amended as ofFebruary 20, 2017, between Yahoo and Yahoo Holdings (the transfers pursuant to the Reorganization Agreement,together with the sale of all of the outstanding shares of Yahoo Holdings to Verizon and the Foreign Sale Transaction, the“Sale Transaction”) and (b) adoption of an amendment to the Company’s certificate of incorporation following completionof the Sale Transaction to provide that the exculpation and indemnification provisions of Articles XI and XII of the certificateof incorporation are subject to the limitations of the Investment Company Act of 1940 with respect to actions taken whilethe Company is registered as an investment company under the Investment Company Act of 1940. 2. Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Yahoo’snamed executive officers in connection with the completion of the Sale Transaction.3. Authorization for the Board to postpone or adjourn the special meeting (i) for up to 10 business days to solicit additionalproxies for the purpose of obtaining stockholder approval, if the Board determines in good faith such postponement oradjournment is necessary or advisable to obtain stockholder approval, or (ii) to allow reasonable additional time for thefiling and/or mailing of any supplemental or amended disclosure which the Board has determined, after consultationwith outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to bedisseminated and reviewed by the stockholders prior to the special meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournment or postponement thereof.IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDNNNNNNN1UP X 2 9 4 9 7 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +02KFKF

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET!Receive future Yahoo! Inc. reports and proxy materials in electronic form rather than in printed form. To consent to electronic delivery, visit www-us.computershare.com/Investor, or while voting via the Internet, just click the box to give your consent.IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC. FOR THE SPECIAL MEETING OF STOCKHOLDERSTo Be Held on [•], 2017The undersigned stockholder of Yahoo, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [•], 2017, and hereby appoints Marissa A. Mayer and Arthur Chong and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the special meeting of stockholders of Yahoo to be held on [•], 2017, at [•], local time, at [•], located at [•] and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side.YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE PROPOSALS 1, 2 and 3.CONTINUED ON REVERSE SIDEB Non-Voting Items:Change of Address — Please print new address below.Meeting AttendanceMark box to the right if you plan to attend the special meeting.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below:Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.